As filed with the Securities and Exchange Commission on October 20, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

REVLON CONSUMER PRODUCTS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2844	13-3662953
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

*ADDITIONAL REGISTRANTS LISTED ON SCHEDULE A HERETO

(Exact name of registrant as specified in its charter)

One New York Plaza
New York, New York 10004
(212) 527-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mitra Hormozi, Esq.
Executive Vice President and General Counsel
Revlon Consumer Products Corporation
One New York Plaza
New York, New York 10004
(212) 527-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Lawrence G. Wee, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
212-373-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
6.25% Senior Notes due 2024	$450,000,000	100%	$450,000,000	$52,155
Guarantees of the 6.25% Senior Notes due 2024	N/A	N/A	N/A	N/A (3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.
(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(3)	No additional consideration is being received for the guarantees, and, therefore no additional fee is required.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Schedule A

Names of Additional Registrants	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Almay, Inc.	Delaware	2844	13-3721920
Art & Science, Ltd.	Illinois	2844	36-4237044
Bari Cosmetics, Ltd.	Delaware	2844	45-5569710
Beautyge Brands USA, Inc.	Delaware	2844	84-1445135
Beautyge U.S.A., Inc.	Delaware	2844	52-2223071
Charles Revson Inc.	New York	2844	13-2577534
Creative Nail Design, Inc.	California	2844	95-3448148
North America Revsale Inc.	New York	2844	13-1953730
OPP Products, Inc.	Delaware	2844	27-4403060
Realistic Roux Professional Products Inc.	Delaware	2844	35-2519501
Revlon Development Corp.	Delaware	2844	48-1283986
Revlon Government Sales, Inc.	Delaware	2844	13-2893624
Revlon International Corporation	Delaware	2844	13-6157771
Revlon Professional Holding Company LLC	Delaware	2844	11-3534535
RIROS Corporation	New York	2844	13-4030700
RIROS Group Inc.	Delaware	2844	13-4034499
Roux Laboratories, Inc.	New York	2844	13-1537427
Roux Properties Jacksonville, LLC	Florida	2844	46-3691132
SinfulColors, Inc.	Delaware	2844	27-4403478
DF Enterprises, Inc.	Delaware	2844	51-0406399
Elizabeth Arden, Inc.	Florida	2844	59-0914138
Elizabeth Arden (Financing), Inc.	Delaware	2844	80-0048222
Elizabeth Arden Travel Retail, Inc.	Delaware	2844	31-1815389
FD Management, Inc.	Delaware	2844	51-0406398
RDEN Management, Inc.	Delaware	2844	90-0119805
Elizabeth Arden International Holding, Inc.	Delaware	2844	54-2021921
Elizabeth Arden Investments, LLC	Delaware	2844	46-1314739
Elizabeth Arden NM, LLC	Delaware	2844	46-3169592
Elizabeth Arden USC, LLC	Delaware	2844	46-3104862
*	Addresses and telephone numbers of principal executive offices are the same as those of Revlon Consumer Products Corporation described above.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 20, 2016

PRELIMINARY PROSPECTUS

REVLON CONSUMER PRODUCTS CORPORATION

Exchange Offer for
$450,000,000 6.25% Senior Notes due 2024 and Related Guarantees

The Notes and the Guarantees

•	We are offering (the “exchange offer”) to issue $450 million aggregate principal amount of new 6.25% Senior Notes due 2024 and related guarantees (collectively, the “exchange notes”), whose issuance is registered under the Securities Act of 1933, in exchange for our existing $450 million aggregate principal amount of 6.25% Senior Notes due 2024 (CUSIP Nos. 761519BE6 and U8000EAJ8) and related guarantees (collectively, the “initial notes”). Unless the context otherwise requires, we refer to the initial notes and the exchange notes, collectively, as the “notes.”
•	The initial notes were originally issued by Revlon Escrow Corporation (the “Escrow Issuer”) pursuant to an indenture, dated as of August 4, 2016 (the “indenture”). On September 7, 2016, the Escrow Issuer was merged with and into Revlon Consumer Products Corporation (“Products Corporation”), with Products Corporation being the surviving corporation, whereupon Products Corporation assumed the obligations of the Escrow Issuer under the initial notes and the indenture, and certain of Products Corporation’s subsidiaries guaranteed those obligations. The initial notes were issued and the exchange notes will be issued under the same indenture.
•	The exchange notes will mature on August 1, 2024. We will pay interest on the exchange notes semi-annually on February 1 and August 1 of each year, commencing on February 1, 2017, at a rate of 6.25% per annum, to holders of record at the close of business on the January 15 or July 15 immediately preceding the interest payment date.
•	The exchange notes will be guaranteed on a senior unsecured basis by all our existing and future wholly owned domestic subsidiaries that guarantee or are borrowers under our New Senior Facilities (as defined under “Prospectus Summary—The Transactions”) (subject to certain exceptions), which we refer to collectively as the “guarantors.”
•	The exchange notes and the related guarantees will be our senior unsecured obligations. Accordingly, they will be (i) pari passu in right of payment with all of our existing and future senior unsecured indebtedness, (ii) senior in right of payment to all of our and the guarantors’ future subordinated indebtedness, and (iii) effectively junior to all of our and the guarantors’ existing and future senior secured indebtedness, including, indebtedness under the New Senior Facilities, to the extent of the value of the assets securing such indebtedness. The exchange notes and the related guarantees will be (i) structurally subordinated to all of the liabilities and preferred stock of any of our subsidiaries that do not guarantee the exchange notes and (ii) pari passu in right of payment with liabilities of the guarantors other than expressly subordinated indebtedness. See “Description of Notes–Ranking.”
•	The exchange notes will be redeemable on or after August 1, 2019 at a premium that will decrease over time as set forth in this prospectus, plus accrued and unpaid interest to the date of redemption. In addition, prior to August 1, 2019, we may, at our option, redeem up to 40% of the aggregate principal amount of the exchange notes at the premium set forth in this prospectus, plus accrued and unpaid interest, with the net cash proceeds of certain equity offerings. In addition, we may, at our option, redeem some or all of the notes at any time prior to August 1, 2019, at the price equal to 100% of the principal amount thereof plus an applicable “make-whole” premium, plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable redemption date. See “Description of Notes—Optional Redemption.”
•	The exchange notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Terms of the Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2016, unless we extend it.
•	If all the conditions to this exchange offer are satisfied, we will exchange all of our initial notes that are validly tendered and not withdrawn for the exchange notes.
•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.
•	The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.
•	The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 31.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have not applied, and do not intend to apply, for listing or quotation of the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is             , 2016.

In this prospectus, unless otherwise indicated or the context otherwise requires, the “Company,” “we,” “us,” and “our” (and words of similar import) refer to Products Corporation and its consolidated subsidiaries (including Elizabeth Arden, Inc. and its consolidated subsidiaries). References to “Products Corporation” refer to Revlon Consumer Products Corporation exclusive of its subsidiaries and its direct parent, Revlon, Inc. (“Parent”).

The historical financial information presented herein is (i) the historical consolidated financial information of Products Corporation and its consolidated subsidiaries (excluding Elizabeth Arden, Inc.) or (ii) the historical financial information of Elizabeth Arden, as the case may be. Where information is presented “on a pro forma basis” or “pro forma,” such information is being presented after giving pro forma effect to the Transactions (as defined under “Prospectus Summary—The Transactions”), including the Acquisition (as defined under “Prospectus Summary—Acquisition of Elizabeth Arden”), unless otherwise specified. The Company operates on a fiscal year that ends on December 31. Our ability to achieve net cost reductions and synergies as described in this prospectus is subject to a number of factors, many of which are not in the Company’s control. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” In the context of any discussion of our financial information in this prospectus, any reference to a year or to any quarter of that year relates to the fiscal year ended on December 31. Prior to the Acquisition, Elizabeth Arden had a fiscal year ending on June 30. In the context of any discussion of Elizabeth Arden’s historical financial information in this prospectus, unless otherwise noted by reference to its calendar year, any reference to a year or to any quarter of that year relates to the fiscal year ended on June 30.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on

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that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the Securities and Exchange Commission (the “SEC”), the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

Each prospective purchaser of the exchange notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the additional exchange notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and we shall not have any responsibility therefor.

INDUSTRY AND OTHER STATISTICAL DATA

The industry dollar volume, growth data and other statistical information used in this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources, including A.C. Nielsen and Euromonitor, and are therefore subject to some degree of variance. All Euromonitor information provided is based on a 2015 fixed exchange rate. Some data is also based on our good faith estimates, which are derived from our review of internal surveys or data, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

USE OF NON-GAAP FINANCIAL INFORMATION

Revlon Consumer Products Corporation

In this prospectus, we present our Adjusted EBITDA (as defined below) and Pro Forma Adjusted EBITDA (as defined below) (collectively, the “EBITDA-Based Measures”) and our Free Cash Flow (“Free Cash Flow”), which are calculated as described in the notes to the summary financial data under the caption “Summary Historical and Pro Forma Financial and Other Data.” Our EBITDA-Based Measures are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measure, net income (loss). Free Cash Flow is a non-GAAP financial measure that is reconciled to its most directly comparable GAAP measure, net cash provided by (used in) operating activities.

Adjusted EBITDA is defined as net income (loss) before income (loss) from discontinued operations (net of taxes), income from continuing operations (net of taxes), interest expense, taxes, depreciation and amortization, amortization of debt issuance, gains (losses) on foreign currency (losses) gains, gains (losses) on the early extinguishment of debt and miscellaneous expenses, including certain additional adjustments. In calculating Adjusted EBITDA, we also exclude the effects of various items that our management believes are not directly attributable to our operating performance, such as non-cash stock compensation expense, restructuring and related charges, acquisition and integration costs, gains and accruals relating to a fire in Venezuela, shareholder litigation recoveries (charges), inventory purchase accounting adjustments, pension settlement charges, deferred consideration in connection with acquisitions and charges in connection with executive management changes. We also exclude the effects of various items our management believes are unusual, such as Adjusted EBITDA from our Venezuela operations, an inventory obsolescence reserve and gains on the sale of certain non-core brands. Management believes that excluding such non-operating and unusual items improves comparability of our EBITDA-Based Measures from period to period because some of these items are not tied to our operations, may not occur in certain periods or can vary significantly from period to period in a manner that may not facilitate an understanding of our ongoing operating performance.

Free Cash Flow is defined as net cash provided by (used in) operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets and insurance proceeds for plant, property and equipment. Free Cash Flow excludes proceeds on sale of discontinued operations. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service payments, which for us are significant.

Our management utilizes our EBITDA-Based Measures and Free Cash Flow as operating performance measures (in conjunction with GAAP and other non-GAAP measures) as integral parts of our reporting and planning processes and as one of the primary measures to, among other things: (i) monitor and evaluate the performance of our business operations; (ii) facilitate management’s internal comparisons of our historical operating performance of our business operations; (iii) facilitate management’s external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of our management team and, together with other operational objectives, as a measure in evaluating employee compensation and bonuses; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. Our management believes that our EBITDA-Based Measures and Free Cash Flow are useful to investors to provide them with disclosures of our operating results on the same basis as that used by our management. Additionally, our management believes that our EBITDA-Based Measures and Free Cash Flow provide useful information to investors about the performance of our overall business because such measures eliminate the effects of unusual or other infrequent charges that are not directly attributable to our underlying operating performance. Additionally, our management believes that providing these non-GAAP measures enhances the comparability for investors in assessing our financial reporting and that Free Cash Flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support our ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. Accordingly, we believe that our EBITDA-Based Measures and Free Cash Flow, when used in conjunction with GAAP financial measures, are useful financial analytical tools, used by our management as described above, that can assist investors in assessing our financial condition, operating performance and underlying strength. Our EBITDA-Based Measures and Free Cash Flow should not be considered in isolation or as a substitute for their respective most directly comparable as reported measures prepared in accordance with GAAP, such as net income/loss or net cash provided by (used in) operating activities. Other companies may define such non-GAAP measures differently. The calculation of our EBITDA-Based Measures may also differ from the calculation of “Consolidated EBITDA” (or similar measures) for purposes of the indenture or the agreements governing our other indebtedness. See “Description of Notes.”

Our presentation of our EBITDA-Based Measures and Free Cash Flow should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our EBITDA-Based Measures and Free Cash Flow have limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	the EBITDA-Based Measures do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•	Free Cash Flow does not take account of our potential cash needs other than capital expenditures;
•	they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;
•	with respect to our EBITDA-Based Measures, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and they do not reflect any cash requirements for such replacements or improvements;
•	our EBITDA-Based Measures are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;
•	our EBITDA-Based Measures do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;
•	they do not reflect certain limitations on our ability to transfer earnings or cash from our subsidiaries to Products Corporation; and
•	other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

In addition, our Management has stated certain expectations about adjustments that are not permitted under Article 11 of Regulation S-X, such as certain expected cost reductions and synergies related to the Acquisition (as defined under Prospectus Summary—Acquisition of Elizabeth Arden), which may not be achieved in whole or in part or may be achieved later than expected.

Because of these limitations, our EBITDA-Based Measures and Free Cash Flow should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations, including those under the notes. We compensate for these limitations by using our EBITDA-Based Measures and Free Cash Flow, along with other comparative tools, including GAAP measurements, to assist in the evaluation of our operating performance. Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data.

Our EBITDA-Based Measures and Free Cash Flow are not intended as alternatives to net income (loss) as an indicator of our operating performance, as alternatives to any other measure of performance in conformity with GAAP or as alternatives to cash flow provided by (used in) operating activities as measures of liquidity. You should therefore not place undue reliance on our EBITDA-Based Measures or Free Cash Flow or ratios calculated using such measures. Our GAAP-based measures can be found in our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

Elizabeth Arden

Elizabeth Arden’s EBITDA (“Elizabeth Arden EBITDA”) and Elizabeth Arden’s Adjusted EBITDA (“Elizabeth Arden Adjusted EBITDA”) are non-GAAP measures. Elizabeth Arden EBITDA is defined as net income (loss) attributable to Elizabeth Arden common shareholders plus: (i) the provision for income taxes (or net loss attributable to Elizabeth Arden common shareholders less the benefit from income taxes or plus the provision for income taxes); (ii) historical interest expense; (iii) depreciation and amortization; (iv) net income (loss) attributable to noncontrolling interest; (v) historical accretion and dividends on preferred stock; and (vi) depreciation related to cost of goods sold. Elizabeth Arden EBITDA should not be considered as an alternative to income (loss) from operations or net income (loss) attributable to Elizabeth Arden common shareholders (as determined in accordance with GAAP) as a measure of Elizabeth Arden’s operating performance, or to net cash provided by (used in) operating, investing or financing activities (as determined in accordance with GAAP) or as a measure of Elizabeth Arden’s ability to meet cash needs. Elizabeth Arden Adjusted EBITDA is defined as Elizabeth Arden EBITDA excluding non-recurring and certain other costs. Elizabeth Arden believes that Elizabeth Arden EBITDA and Elizabeth Arden Adjusted EBITDA are measures commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and historical debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization, historical preferred stock accretion or dividends or non-operating factors (such as historical cost). Accordingly, as a result of Elizabeth Arden’s capital structure, Elizabeth Arden believes Elizabeth Arden EBITDA and Elizabeth Arden Adjusted EBITDA are relevant financial measures. This information has been disclosed in this prospectus to permit a more complete comparative analysis of Elizabeth Arden’s operating performance relative to other companies and of Elizabeth Arden’s historical debt servicing ability. Elizabeth Arden EBITDA and Elizabeth Arden Adjusted EBITDA may not, however, be comparable in all instances to other similar types of measures.

In addition, Elizabeth Arden EBITDA and Elizabeth Arden Adjusted EBITDA have limitations as an analytical tool, including the fact that:

•	they do not reflect Elizabeth Arden’s cash expenditures, future requirements for capital expenditures or contractual commitments;
•	they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on Elizabeth Arden’s historical debt or dividends or redemption value of Elizabeth Arden’s historical preferred stock;
•	they do not reflect any cash income taxes that Elizabeth Arden may be required to pay; and
•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

Elizabeth Arden presents Adjusted Net Sales. Adjusted Net Sales are net sales adjusted for returns and markdowns under Elizabeth Arden’s 2014 Performance Improvement Plan (as defined below). See “Summary Historical and Pro Forma Financial and Other Data” for more information on the reconciliation to Adjusted Net Sales. Elizabeth Arden’s Adjusted Net Sales and Elizabeth Arden EBITDA should be read in conjunction with Elizabeth Arden’s financial statements and related footnotes contained elsewhere in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, which are based on the beliefs, expectations, estimates, projections, assumptions, forecasts, plans, anticipations, targets, outlooks, initiatives, visions, objectives, strategies, opportunities, drivers, focus and intents of management. While we believe that our estimates and assumptions are reasonable, we caution that it is very difficult to predict the impact of known and unknown factors, and it is impossible to anticipate all factors that could affect our results. Our actual results may differ materially from those discussed in such forward-looking statements. Such statements include, without limitation, the Company’s expectations and estimates (whether qualitative or quantitative) as to:

(i) our ability to realize the benefits of the Acquisition and the other Transactions; our ability to integrate Elizabeth Arden’s operations and business into our own; our ability to service the significant indebtedness that we have incurred as a result of the Transactions; our ability to achieve expected net cost reductions and synergies from the Acquisition; and the Company’s future financial performance;

(ii) the effect on sales of decreased consumer spending in response to weak economic conditions or weakness in the consumption of beauty care products in the Consumer, Professional and/or Other segments; adverse changes in foreign currency exchange rates, foreign currency controls and/or government-mandated pricing controls; decreased sales of the Company’s products as a result of increased competitive activities by the Company’s competitors and/or decreased performance by third-party suppliers, changes in consumer purchasing habits, including with respect to retailer preferences and/or among professional salons; inventory management by the Company’s customers; space reconfigurations or reductions in display space by the Company’s customers; changes in pricing, marketing, advertising and/or promotional strategies by the Company’s customers; less than anticipated results from the Company’s existing or new products or from its advertising, promotional, pricing and/or marketing plans; or if the Company’s expenses, including, without limitation, for pension expense under its benefit plans, acquisition-related integration costs, costs related to litigation, advertising, promotional and marketing activities, or for sales returns related to any reduction of space by the Company’s customers, product discontinuances or otherwise, exceed the anticipated level of expenses;

(iii) the Company’s belief that the continued execution of its business strategy could include taking advantage of additional opportunities to reposition, repackage or reformulate one or more brands or product lines, launching additional new products, acquiring businesses or brands (including through licensing transactions, if any), divesting or discontinuing non-core business lines (which may include exiting certain territories), further refining its approach to retail merchandising and/or taking further actions to optimize its manufacturing, sourcing and organizational size and structure, including optimizing the Company’s October 9, 2013 acquisition of The Colomer Group Participations, S.L., a Spanish company now known as Beautyge Participations, S.L. (the “Colomer Acquisition”), the Company’s April 2015 acquisition of the CBBeauty Group and certain of its related entities (collectively, “CBB” and, such transaction, the “CBB Acquisition”), the Company’s October 2015 acquisition of the U.S. Cutex business and related assets from Cutex Brands, LLC (the “Cutex U.S. Acquisition”) and/or the Company’s May 31, 2016 acquisition of certain Cutex businesses from Coty Inc. (the “Cutex International Acquisition) (including the Company’s belief that such acquisition enhances and complements the Company’s existing brand portfolio of nail care products) and related non-restructuring costs, any of which, the intended purpose of which would be to create value through improving the Company’s financial performance, could result in the Company making investments and/or recognizing charges related to executing against such opportunities, which activities may be funded with cash on hand, funds available under the Company’s revolving loan facility and/or other permitted additional sources of capital, which actions could increase the Company’s total debt;

(iv) the Company’s belief that it is building a combined organization that is entrepreneurial, agile, and boldly creative with a passion for beauty, being strategic brand builders developing a diverse portfolio of

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iconic and admired brands that delight consumers around the world wherever and however they shop for beauty and striving to be an ethical company that values inclusive leadership and is committed to sustainable and responsible growth through our strategy based on three key pillars: (a) build a foundation for sustainable growth that outpaces the industry; we will compete in large and fast growing beauty segments and build our portfolio of product offerings in all strategic categories; we will further strengthen and diversify our channels of distribution, especially direct to consumer; the Company will strengthen our U.S. business and expand into untapped geographies, with a focus on Asia; (b) harness the power of our iconic brand portfolio to delight consumers wherever and however they shop for beauty; the Company will continue to focus on restoring the appeal and aspiration of our flagship brands and invest in them; we are advancing our digital and omni-channel capabilities, and are focused on high-growth channels, especially e-commerce; we intend to continue to win in traditional channels, while expanding our combined reach into travel retail; and (c) develop a cost structure to deliver world class profitability; we will continue to improve our operating performance by strategically allocating investments behind key brands, categories and regions; the Company intends to further improve our category mix and, with the acquisition of Elizabeth Arden, is now capable of shifting toward higher gross margin categories; we will continue to reduce the complexity of our product lineup and seek to reduce our product returns, sales markdowns and inventory levels; through an enhanced new product development processes, we will increase our speed to shelf, optimize our resource allocation and shorten new product launch timing;

(v) the effect of restructuring activities, restructuring costs and charges, the timing of restructuring payments and the benefits from such activities; including, without limitation, the Company’s expectation (a) that the 2015 Efficiency Program (as defined under the heading “Business of Revlon Consumer Products Corporation—Recent Transactions”) will drive certain organizational efficiencies across the Company’s Consumer and Professional segments and reduce general and administrative expenses within the Consumer and Professional segments; (b) that the Company will recognize a total of approximately $11.7 million of restructuring and related charges for the 2015 Efficiency Program by the end of 2017; (c) that cash payments related to the 2015 Efficiency Program will total approximately $12.0 million, including $0.2 million for capital expenditures (which capital expenditures are excluded from total restructuring and related charges expected to be recognized for the 2015 Efficiency Program), of which $6.2 million is expected to be paid during the remainder of 2016, with the remaining balance expected to be paid in 2017; and (d) that approximately $9.0 million of cost reductions from the 2015 Efficiency Program are expected to benefit 2016 results and that annualized cost reductions thereafter are expected to be approximately $10.0 million to $15.0 million by the end of 2018;

(vi) the Company’s expectation that operating revenues, cash on hand and funds available for borrowing under Products Corporation’s New Revolving Credit Facility and other permitted lines of credit will be sufficient to enable the Company to cover its operating expenses for 2016, including the cash requirements referred to in item (viii) below, and the Company’s beliefs that (a) the cash generated by its domestic operations and availability under the Company’s revolving loan facility and other permitted lines of credit should be sufficient to meet its domestic liquidity needs for at least the next 12 months, and (b) restrictions or taxes on repatriation of foreign earnings will not have a material effect on the Company’s liquidity during such period;

(vii) the Company’s expected principal sources of funds, including operating revenues, cash on hand and funds available for borrowing under Products Corporation’s New Revolving Credit Facility and other permitted lines of credit, as well as the availability of funds from the Company taking certain measures, including, among other things, reducing discretionary spending;

(viii) the Company’s expected principal uses of funds, including amounts required for the payment of operating expenses, including expenses in connection with the continued execution of the Company’s business strategy; payments in connection with the Company’s purchases of permanent wall displays; capital expenditure requirements; debt service payments and costs; cash tax payments; pension and other post-retirement benefit plan contributions; payments in connection with the Company’s restructuring programs; business and/or brand acquisitions (including through licensing transactions, if any); severance not otherwise included in the Company’s restructuring programs; debt and/or equity repurchases, if any; costs related to litigation; and payments in connection with discontinuing non-core business lines and/or exiting certain territories (including, without limitation, that the Company may also, from time to time, seek to retire or purchase its outstanding debt obligations and/or equity in open market purchases, in privately negotiated transactions or otherwise and may seek to refinance some or all of its indebtedness based upon market conditions and that any retirement or purchase of debt and/or equity may be funded with operating cash flows of the business or other sources and will depend upon prevailing market conditions, liquidity requirements, contractual restrictions and other factors, and the amounts involved may be material); and its estimates of the amount and timing of such operating and other expenses;

(ix) matters concerning the Company’s market-risk sensitive instruments, as well as the Company’s expectations as to the counterparty’s performance, including that any risk of loss under its derivative instruments arising from any non-performance by any of the counterparties is remote;

(x) the Company’s expectation to efficiently manage its working capital, including, among other things, initiatives intended to optimize inventory levels over time; centralized procurement to secure discounts and efficiencies; prudent management of trade receivables and accounts payable; and controls on general and administrative spending; and the Company’s belief that in the ordinary course of business, its source or use of cash from operating activities may vary on a quarterly basis as a result of a number of factors, including the timing of working capital flows;

(xi) the Company’s expectations regarding its future net periodic benefit cost for its U.S. and international defined benefit plans;

(xii) the Company’s expectation that its tax provision and effective tax rate in any individual quarter and year-to-date period will vary and may not be indicative of the Company’s tax provision and effective tax rate for the full year;

(xiii) the Company’s belief that while the outcome of all pending legal proceedings in the aggregate is not reasonably likely to have a material adverse effect on the Company’s business, financial condition and/or its results of operations, in light of the uncertainties involved in legal proceedings generally, the ultimate outcome of a particular matter could be material to the Company’s operating results for a particular period depending on, among other things, the size of the loss or the nature of the liability imposed and the level of the Company’s income for that particular period; and

(xiv) certain estimates used by management in estimating the fair value of the assets acquired in and synergies resulting from acquisitions, including the Acquisition.

Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language such as “estimates,” “objectives,” “visions,” “projects,” “forecasts,” “focus,” “drive towards,” “plans,” “targets,” “strategies,” “opportunities,” “assumptions,” “drivers,” “believes,” “intends,” “outlooks,” “initiatives,” “expects,” “scheduled to,” “anticipates,” “seeks,” “may,” “will” or “should” or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategies, targets, long-range plans, models or intentions. Forward-looking statements speak only as of the date they are made, and except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. In addition to factors that may be described in the Company’s filings with the SEC, the following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by the Company:

(i) the significant costs and significant indebtedness that were and will be incurred in connection with the consummation of the Transactions, including the Acquisition, the integration of Elizabeth Arden into our business, the assumption of potential liabilities relating to Elizabeth Arden’s business, our operating results after the Transactions may materially differ from the pro forma financial information presented throughout this prospectus, integrating Elizabeth Arden’s business into our business may divert management’s attention away from operations, and we may also encounter significant difficulties or delays in integrating the two businesses and the anticipated benefits, cost reductions and synergies may not be achieved; changes in the fair values of Elizabeth Arden’s assets due to, among other things, unanticipated future performance of the acquired licenses; difficulties or delays in realizing, or less than anticipated, benefits from the Acquisition, such as (a) delayed or less than anticipated benefits from the execution or underperformance of the Company’s core business plan, including its enterprise resource planning, due to distraction of senior management; (b) difficulties in effectively integrating Elizabeth Arden’s business into the Company’s business; (c) difficulties in effectively capturing customers or a reduction in the number of customers and/or amount of shelf space due to opportunistic actions by competitors; (d) unforeseen risks or liabilities; (e) risks to the Company’s balance sheet due to increased leverage; and/or (f) difficulties in transitioning third parties, including suppliers and customers;

(ii) unanticipated circumstances or results affecting the Company’s financial performance, including decreased consumer spending in response to weak economic conditions, including those of foreign markets, or weakness in the consumption of beauty care products; in the Consumer, Professional and/or Other segments; adverse changes in foreign currency exchange rates, foreign currency controls and/or government-mandated pricing controls; decreased sales of the Company’s products as a result of increased competitive activities by the Company’s competitors and/or decreased performance by third party suppliers; changes in consumer preferences, such as reduced consumer demand for the Company’s color cosmetics and other current products, including new product launches; changes in consumer purchasing habits, including with respect to retailer preferences and/or among professional salons; lower than expected customer acceptance or consumer acceptance of, or less than anticipated results from, the Company’s existing or new products; higher than expected restructuring costs and/or acquisition-related integration costs; higher than expected pension expense and/or cash contributions under its benefit plans, costs related to litigation, advertising, promotional and/or marketing expenses or lower than expected results from the Company’s advertising, promotional, pricing and/or marketing plans; higher than expected sales returns related to any reduction of space by the Company’s customers, product discontinuances or otherwise or decreased sales of the Company’s existing or new products; actions by the Company’s customers, such as inventory management and greater than anticipated space reconfigurations or reductions in display space and/or product discontinuances or a greater than expected impact from pricing, marketing, advertising and/or promotional strategies by the Company’s customers; and changes in the competitive environment and actions by Company’s competitors, including, among other things, business combinations, technological breakthroughs, implementation of new pricing strategies, new product offerings, increased advertising, promotional and marketing spending and advertising, promotional and/or marketing successes by competitors; the effects of and changes in economic conditions (such as continued volatility in the financial markets, inflation, monetary conditions and foreign currency fluctuations, foreign currency controls and/or government-mandated pricing controls, as well as in trade, monetary, fiscal and tax policies in international markets) and political conditions (such as military actions and terrorist activities);

(iii) unanticipated costs or difficulties or delays in completing projects associated with the continued execution of the Company’s business strategy or lower than expected revenues or the inability to create value through improving our financial performance as a result of such strategy, including lower than expected sales, or higher than expected costs, including as may arise from any additional repositioning, repackaging or reformulating of one or more brands or product lines, launching of new product lines, including higher than expected expenses, including for sales returns, for launching its new products, acquiring businesses or brands (including through licensing transactions, if any), divesting or discontinuing non-core business lines (which may include exiting certain territories), further refining its approach to retail merchandising, and/or difficulties, delays or increased costs in connection with taking further actions to optimize the Company’s manufacturing, sourcing, supply chain or organizational size and structure, including optimizing the Colomer Acquisition, the CBB Acquisition, the Cutex U.S. Acquisition and/or the Cutex International Acquisition, as well as the unavailability of cash on hand and/or funds under the Company’s New Revolving Credit Facility or from other permitted additional sources of capital to fund such potential activities;

(iv) (A) difficulties, delays in or less than expected results from the Company’s efforts to build a combined organization that is entrepreneurial, agile, and boldly creative with a passion for beauty, being strategic brand builders developing a diverse portfolio of iconic brands that delight consumers around the world wherever and however they shop for beauty and striving to be an ethical company that values inclusive leadership and is committed to sustainable and responsible growth, such as due to, among other things, less than effective product development, less than expected acceptance of its new or existing products by consumers, salon professionals and/or customers, less than expected acceptance of its advertising, promotional, pricing and/or marketing plans and/or brand communication by consumers, salon professionals and/or customers, less than expected investment in advertising, promotional and/or marketing activities or greater than expected competitive investment, less than expected levels of advertising, promotional and/or marketing activities for its new product launches and/or less than expected levels of execution with its customers or higher than expected costs and expenses; (B) difficulties, delays in or less than expected results from the Company’s efforts to build a foundation for sustainable growth that outpaces the industry, compete in large and fast growing beauty segments, build the Company’s portfolio of product offerings in all strategic categories, further strengthen and diversify the Company’s channels of distribution, especially direct to consumer; strengthen the Company’s U.S. business and expand into untapped geographies, with a focus on Asia, such as due to, among other things, decreased sales of the Company’s existing or new products, less than effective product development across a range of product categories, less than expected acceptance of its new or existing products, less than expected acceptance of its advertising, promotional, pricing and/or marketing plans and/or brand communication, less than expected results from the Company’s efforts to create fewer and better new product launches across the Company’s brands, less than effective activities intended to develop multiple channels for the Company’s products, such as less than expected results from pursuing the Company’s e-commerce initiatives and/or less than effective efforts to develop relationships and/or acquire businesses that would be intended to facilitate geographic expansion; (C) difficulties, delays in or less than expected results from the Company’s efforts to restore the appeal and aspiration of our flagship brands and invest in them, advance our digital and omni-channel capabilities and/or focus on high-growth channels, such as e-commerce and travel retail, such as due to less than expected investment behind such activities and/or less than effective new product development and/or advertising, marketing or promotional programs; and/or (D) difficulties, delays in or less than expected results from the Company’s efforts to develop a cost structure to deliver world class profitability, improve our operating performance by strategically allocating investments behind key brands, categories and regions, improve our category mix and shift toward higher gross margin categories, reduce the complexity of our product lineup, reduce our product returns, sales markdowns and inventory levels, increase our speed to shelf, optimize our resource allocation and/or shorten new product launch timing, such as due to less than anticipated benefits from the Acquisition, higher than expected costs, including as may be due to less than expected results from the Company’s efforts to further drive margins by reducing costs across the supply chain, eliminating overhead redundancies and leveraging purchasing scale, less than effective new product development in key strategic product categories and/or higher than expected sales returns such as those that may be related to actions by the Company’s customers, such as inventory management or greater than anticipated space reconfigurations or reductions in display space;

(v) difficulties, delays or unanticipated costs or charges or less than expected cost reductions and other benefits resulting from the Company’s restructuring activities, such as greater than anticipated costs or charges or less than anticipated cost reductions or other benefits from the 2015 Efficiency Program and/or the risk that such program may not satisfy the Company’s objectives;

(vi) lower than expected operating revenues, cash on hand and/or funds available under the Company’s New Revolving Credit Facility and/or other permitted lines of credit or higher than anticipated operating expenses, such as referred to in clause (x) below, and/or less than anticipated cash generated by the Company’s domestic operations or unanticipated restrictions or taxes on repatriation of foreign earnings;

(vii) the unavailability of funds under the Company’s New Revolving Credit Facility or other permitted lines of credit; or from difficulties, delays in or the Company’s inability to take other measures, such as reducing discretionary spending;

(viii) higher than expected operating expenses, sales returns, working capital expenses, permanent wall display costs, capital expenditures, debt service payments, cash tax payments, cash pension plan contributions, other post-retirement benefit plan contributions and/or net periodic benefit costs for the pension and other post-retirement benefit plans, restructuring costs, severance and discontinued operations not otherwise included in the Company’s restructuring programs, debt and/or equity repurchases, costs related to litigation and/or payments in connection with business and/or brand acquisitions (including through licensing transactions, if any), and discontinuing non-core business lines and/or exiting certain territories;

(ix) interest rate or foreign exchange rate changes affecting the Company and its market-risk sensitive financial instruments and/or difficulties, delays or the inability of the counterparty to perform such transactions;

(x) difficulties, delays or the inability of the Company to efficiently manage its cash and working capital;

(xi) lower than expected returns on pension plan assets and/or lower discount rates, which could result in higher than expected cash contributions, higher net periodic benefit costs and/or less than expected net periodic benefit income;

(xii) unexpected significant variances in the Company’s tax provision and effective tax rate;

(xiii) unexpected effects on the Company’s business, prospects, results of operations, financial condition and/or cash flows as a result of legal proceedings; and/or

(xiv) the assumptions relating to acquisitions and the Acquisition may be inaccurate, and, as a result, our projected net cost reductions and synergies may be inaccurate, management’s estimate of the fair value of assets may be incorrect and our business, prospects, results of operations, financial condition and/or cash flows could be materially and adversely affected.

Factors other than those listed above could also cause the Company’s results to differ materially from expected results.

TRADEMARKS

This prospectus contains references to Revlon’s and Elizabeth Arden’s trademarks, service marks and trade names and may also contain references to trademarks, service marks and trade names of third parties, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship of us by, any third parties.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before exchanging your initial notes for the exchange notes. You should carefully read the entire prospectus, including the information presented under the section entitled “Risk Factors,” and the historical financial data and related notes, before making any decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in “Risk Factors” and “Forward-Looking Statements.”

Our Company

We are a leading global beauty company with an iconic portfolio of brands. We manufacture, market and sell an extensive array of color cosmetics, hair color, hair care and hair treatments, fragrances, skincare, beauty tools, men’s grooming products, anti-perspirant deodorants and other beauty care products across a variety of distribution channels. We are building a combined organization that is entrepreneurial, agile and boldly creative, with a passion for beauty. We are strategic brand builders developing a diverse portfolio of iconic brands that delight consumers around the world wherever and however they shop for beauty. We strive to be an ethical company that values inclusive leadership and is committed to sustainable and responsible growth. During the year ended December 31, 2015, we generated net sales of $1,914.3 million, net income of $62.1 million and Adjusted EBITDA of $383.5 million. During the six months ended June 30, 2016, we generated net sales of $928.5 million, net income of $22.3 million and Adjusted EBITDA of $161.1 million.

Our products are sold in approximately 150 countries worldwide and marketed under such brand names as Revlon, Almay, SinfulColors, CND Shellac, CND Vinylux, Cutex and Pure Ice in cosmetics and nail treatments; Revlon ColorSilk and Revlon Professional in women’s hair color; Revlon in beauty tools; American Crew in men’s grooming products; Mitchum in anti-perspirant deodorants; Visible Difference, Ceramide, Prevage, Eight Hour Cream, SUPERSTART and Elizabeth Arden Pro in the Elizabeth Arden skin care brands; Red Door, 5th Avenue, Elizabeth Arden Green Tea and UNTOLD in fragrances; Juicy Couture, John Varvatos, and Wildfox Couture in designer fragrances; Curve, Elizabeth Taylor, Britney Spears, Christina Aguilera, Halston, Ed Hardy, Geoffrey Beene, Alfred Sung, Giorgio Beverly Hills, Lucky, PS Fine Cologne, White Shoulders, BCBGMAXAZRIA, Rocawear and Jennifer Aniston in heritage fragrances; and Justin Bieber, Mariah Carey, Nicki Minaj and Taylor Swift in celebrity fragrances. We also sell a skincare line under the Natural Honey brand, a hair color line under the Llongueras brand, and multi-cultural hair care products, which are sold in both professional salons and in large volume and other retailers, primarily in the United States, under the Creme of Nature brand. We also develop, manufacture, market and distribute fragrances and other beauty products under various celebrity, lifestyle and fashion brands licensed from third parties.

Our principal customers in our Consumer segment are large mass volume retailers, chain drug stores and food stores (collectively, the “mass retail channel”), chemist shops, hypermarkets, general merchandising stores, e-commerce customers, television shopping customers, department stores, one-stop shopping beauty retailers, specialty cosmetic stores and perfumeries in the United States and internationally. We also sell beauty products to United States military exchanges and commissaries and we have a licensing business pursuant to which we license certain of our key brand names to third parties for the manufacture and sale of complementary beauty-related products and accessories in exchange for royalties. Our principal customers in our Professional segment are hair and nail salons and professional salon distributors in the United States and internationally. Our principal customers in our Other segment are mass retailers, department stores and other specialty stores. Elizabeth Arden sells its prestige beauty products to retailers and other outlets in the United States and internationally, including: prestige retailers and specialty stores such as Macy’s, Dillard’s, Ulta, Belk, Sephora, Bloomingdales and Nordstrom; U.S. mass retailers, including mid-tier and chain drug retailers, such as Walmart, Target, Kohl’s, Walgreens, CVS, and TJ Maxx and Marshalls; and international retailers such as Boots, Debenhams, Superdrug Stores, The Perfume Shop, Hudson’s Bay, Shoppers Drug Mart, Myer, Douglas and various travel retail outlets such as Nuance, Heinemann and World Duty Free.

We were founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors over 80 years ago. Today, we have leading market positions in a number of our principal product categories in the United States mass retail channel, including color cosmetics (face, lip, eye and nail categories), women’s hair color and beauty tools. We also have leading market positions in key product categories in Australia, Canada and South Africa.

Acquisition of Elizabeth Arden

On June 16, 2016, we entered into the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Parent, Products Corporation, RR Transaction Corp. and Elizabeth Arden, Inc. (“Elizabeth Arden”), pursuant to which we acquired Elizabeth Arden (the “Acquisition”) on September 7, 2016. Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of iconic beauty brands that are highly complementary to our existing brand portfolio and are sold worldwide.

In North America, Elizabeth Arden’s principal customers include prestige retailers, the mass retail channel and distributors, as well as direct sales to consumers via its branded retail outlet stores and e-commerce business. Elizabeth Arden products are also sold through the Elizabeth Arden Red Door Spa beauty salons and spas. Internationally, Elizabeth Arden’s portfolio of owned and licensed brands is sold to perfumeries, boutiques, department stores, travel retailers and distributors.

Elizabeth Arden Product Categories and Brands

Elizabeth Arden’s extensive brand portfolio includes the following:

•	Elizabeth Arden. Elizabeth Arden produces skin care, color cosmetics and fragrances under the Elizabeth Arden brand. Brands within this segment include Visible Difference, Ceramide, SuperStart, Prevage, Eight Hour Cream and Elizabeth Arden Pro.
•	Heritage, Designer, and Celebrity Fragrances. Elizabeth Arden’s heritage fragrances include a number of core brands, including Britney Spears, Christina Aguilera, White Diamonds Elizabeth Taylor, Curve, Giorgio Beverly Hills, Ed Hardy, Jennifer Aniston, Lucky Brand, Paul Sebastian, Halston, Geoffrey Beene, Rocawear, Alfred Sung, White Shoulders and BCBGMAXAZRIA. Designer fragrance brands include Juicy Couture, John Varvatos and Wildfox Couture. Celebrity fragrances include Taylor Swift, Nicki Minaj, Mariah Carey and Justin Bieber.
•	Elizabeth Arden also distributes approximately 260 additional prestige fragrance brands owned by third parties. These products are typically sold to retailers and other outlets in the U.S. and internationally, including prestige retailers and specialty stores and mass retailers, including mid-tier and chain drug retailers and other international and travel retailers.

During the fiscal year ended June 30, 2016, Elizabeth Arden generated net sales of $966.7 million, Adjusted Net Sales of $966.7 million, net loss of $74.4 million and Elizabeth Arden Adjusted EBITDA of $25.2 million. Elizabeth Arden’s profitability in recent periods has been negatively affected by underperformance within celebrity fragrances, prior underinvestment in the Elizabeth Arden brand, unprofitable distribution relationships, and a cost structure with excessive overhead. To remedy these issues, Elizabeth Arden management has reduced its exposure to celebrity fragrances, made significant investments in repositioning the Elizabeth Arden brand, driven growth via innovation, and exited unprofitable distributor relationships. Additionally, Elizabeth Arden’s management has implemented material cost reduction plans in order to improve profitability via its 2014 Performance Improvement Plan and its 2016 Business Transformation Program (as defined below). These two initiatives are expected to generate approximately $51 million of annualized cost reductions. On a pro forma combined basis, we would have generated approximately $2,888.6 million of Pro Forma Adjusted Net Sales. Pro Forma Adjusted EBITDA would have been approximately $403.6 million during the year ended June 30, 2016. The pro forma financial information above does not reflect the realization of any expected cost reductions or other synergies from the Acquisition. Based on our extensive integration planning, we expect to achieve $139.3 million of synergies and cost reductions relating to the Acquisition.

Acquisition Rationale

Through the Acquisition, we have created a global beauty company that is well-positioned in all key beauty categories, with Elizabeth Arden bringing strong capabilities in fragrance and skin care. We believe that we will benefit from greater scale, an expanded global footprint, and a significant presence across all major beauty channels and categories, while providing complementary brand and geographic expansion in important international growth regions, including the Asia Pacific region. We also expect to achieve substantial synergies and cost reductions in the combined business.

Key benefits of the Acquisition are expected to include:

Diversification of Category Mix, Geography and Distribution Channels. Our strength and expertise in color cosmetics, hair color, hair care, men’s grooming products, anti-perspirant deodorants and beauty tools will be complemented by the addition of Elizabeth Arden’s extensive portfolio of both licensed fragrances and Elizabeth Arden-branded fragrances and internationally-recognized line of skin care products, two categories that are well-positioned to benefit from future industry growth, while enhancing our scale. The following charts provide an illustrative representation of the combined company’s net sales by product category and geography.

Six Months Ended June 30, 2016 Category Mix by Pro Forma Adjusted Net Sales

Source:	Management estimates.
Note:	Beauty care includes: anti-perspirant deodorants, beauty tools and other categories. Elizabeth Arden net sales represent Adjusted Net Sales, which is a non-GAAP financial measure. Pro Forma Adjusted Net Sales is our net sales combined with Elizabeth Arden’s Adjusted Net Sales, and is a non-GAAP financial measure. For a reconciliation of Elizabeth Arden’s Adjusted Net Sales and Pro Forma Adjusted Net Sales, see “—Summary Historical and Pro Forma Financial and Other Data.”
Chart may not sum to 100% due to rounding.

We currently sell our products in approximately 150 countries. Elizabeth Arden’s presence in important international growth regions, including Asia Pacific, better positions our company to compete globally. We expect that Elizabeth Arden’s established e-commerce platform will facilitate our access to the fast-growing Asia Pacific region, where the beauty industry grew at a CAGR of 6.9% from 2010 to 2015, compared to a CAGR of 5.1% for the global beauty industry during the same period.

Six Months Ended June 30, 2016 Geographic Mix by Pro Forma Adjusted Net Sales

Source:	Management estimates.
Note:	North America includes the United States, Canada and Puerto Rico.
Chart may not sum to 100% due to rounding.

Significant Growth Opportunity. Elizabeth Arden is a highly recognized prestige brand. The brand generated $394.9 million of Adjusted Net Sales during the year ended June 30, 2016. We believe that we have the ability to improve the performance of this brand by leveraging our existing new product development, manufacturing, distribution and marketing capabilities globally. We believe that the Elizabeth Arden brand can achieve accelerated growth through more relevant innovation, improved product efficacy and a rejuvenated, more vibrant image. The management team at Elizabeth Arden prior to the Acquisition had already began the global repositioning of the Elizabeth Arden brand, which resulted in adjusted net sales growth of 0.3%, or 5.9% at constant currency rates, for the year ended June 30, 2016, and we expect to build on that progress.

Clearly Identifiable and Achievable Synergies and Cost Reduction Opportunities. Based on our extensive integration planning, we expect to achieve $139.3 million of synergies and cost reductions by, among other things, leveraging our efficient manufacturing capabilities and enhancing purchasing scale. We anticipate that approximately 40% of synergies and cost reductions will come from cost of goods sold, approximately 35% will come from the consolidation of redundant headcount and approximately 25% will come from other selling, general and administrative expenses. The companies also anticipate that they will achieve additional growth opportunities in both sales channels and geographies.

Our management team has extensively analyzed the synergy and cost reduction opportunity and implementation timetable related to the Acquisition. Over the span of approximately two months following the announcement of the Acquisition, our Chief Accounting Officer and Treasurer led a cross-functional team comprised of professionals from both Products Corporation and Elizabeth Arden that developed a detailed and achievable analytical roadmap to achieve selling, general and administrative expenses (“SG&A”) synergies and cost reductions. During this same time period, our Chief Supply Chain Officer led a team of supply chain and operations finance professionals that analyzed Elizabeth Arden’s sourcing and procurement network and contracts in collaboration with Elizabeth Arden’s supply chain leaders. This team performed various analyses focused on, but not limited to, the feasibility of in-sourcing strategic portions of Elizabeth Arden’s production volume into Revlon’s existing manufacturing platform and analyzing overlaps within common direct spend categories. We believe that our detailed analysis and extensive work surrounding synergies and cost reductions has generated an implementation plan that we believe is achievable. Since closing the Acquisition, we have continued our efforts in these areas.

We expect to achieve synergies in three main categories:

Amount	Description
Direct and Indirect SG&A	~60% of Total	▫ Cost reductions from consolidating duplicative headcount (leverage best-in-class talent from both organizations) and costs, integrating management structures and sharing best practices ▫ Cost savings driven by sourcing savings in media ▫ Leverage scale and procurement in direct and indirect spend
COGS	~40% of Total	▫ Estimated savings from the majority of Elizabeth Arden volume being in-sourced into Revlon manufacturing network, in-sourcing and/or integration of EA Distribution network, procurement scale and improved indirect spend management
Total Synergies and Cost Reductions	~$140 Million	▫ Approximately 35% of total synergies and costs reductions are headcount-related, leveraging best-in-class talent from both organizations ▫ Actions related to $106 million of synergies and cost reductions expected to be implemented within 12 months of closing

We anticipate incurring approximately $60 million of non-recurring expenses over the next four years to achieve the anticipated synergies and cost reductions and approximately $70 million in non-recurring capital expenditures over the next three years to complete the integration of the companies and strengthen the combined business. Non-recurring expenses include costs to achieve headcount rationalization, information technology costs to implement systems and infrastructure, and costs associated with consolidating footprint and relocating employees. Non-recurring capital expenditures include investments in technology implementation and hardware as well as investments in tooling, distribution and building expansion.

Industry Overview

According to Euromonitor, the global Beauty category, defined as mass skincare, mass hair, salon hair, mass color cosmetics, mass deodorant, facial skincare and fragrance, generated approximately $326 billion in retail sales in 2015. This category is among the fastest growing in consumer goods, with a 5.1% compounded annual growth rate over 2005-2015 and a 7.3% expected growth rate over 2015-2020. More specifically, the fragrance, color cosmetics, facial skincare, and hair care segments have grown at CAGRs of 5.3%, 5.5%, 5.2% and 4.3%, respectively, from 2010 – 2015 and are expected to grow by 8.6%, 7.8%, 6.8% and 6.3%, respectively, from 2015 – 2020, according to Euromonitor. The global beauty industry has also shown resilience during difficult economic conditions, growing at a 4.4% CAGR from 2007 – 2009.

The following chart from Euromonitor provides a representation of 2015 global beauty sales by region and 2010 – 2015 CAGRs.

Global Beauty Industry by Region

% of 2015 Retail Sales

Other 7%
Latin America 14%
Asia Pacific 37%
North America 17%
Europe 26%

2010 – 2015 CAGR	Asia Pacific	Europe	North America	Latin America	Other
	6.9%	1.9%	2.6%	9.4%	8.8%

Note: "Other" includes Middle East, Africa and Australasia.

Products in the beauty industry are sold through a variety of distribution channels, including the mass retail channel, prestige, professional sales and direct channels. Retailers in the mass retail channel include large volume retailers, chain drug stores and food stores. Our representative customers in the mass retail channel include such well-known retailers as Walmart, CVS and Target in the U.S., Shoppers DrugMart in Canada, A.S. Watson & Co. retail chains in Asia Pacific and Europe and Walgreens Boots Alliance in the U.S. and the U.K. Retailers in the prestige channel include department stores and other specialty stores. Retailers in the professional channel included hair and nail salons. Beauty products are also sold through direct sales channels via e-commerce, television marketing and independent sales representatives. The omnichannel strategy that we are pursuing following the Acquisition will enable us to access a variety of key distribution channels to reach consumers everywhere they choose to shop.

All Euromonitor information provided in this heading is based on 2015 fixed exchange rates.

Our Strengths

We believe that we have the following competitive strengths that will help us succeed and differentiate us from our competitors:

Broad Beauty Care Brand Portfolio and Expanded Scale Across Categories. We believe that the global recognition of our brands, product quality and marketing experience will enable us to create one of the strongest beauty brand portfolios in the world. Our current portfolio consists of well-known brands, including Revlon, Almay, SinfulColors, Pure Ice, Revlon ColorSilk, American Crew, CND, Cutex and Mitchum, which we believe have significant brand equity with consumers and retailers. The Acquisition has added additional attractive brands, such as Elizabeth Arden, Juicy Couture, John Varvatos, Curve, White Diamonds Elizabeth Taylor, Britney Spears and Christina Aguilera, and significantly enhances the scale of our operations. Our strength and expertise in color cosmetics, hair color and hair care, men’s grooming products, anti-perspirant deodorants and beauty tools is complemented by the addition of Elizabeth Arden’s portfolio of both licensed fragrances and Elizabeth Arden-branded fragrances and internationally-recognized line of skin care products, while enhancing our scale. We anticipate that the combined company’s scale and ability to provide innovative, high-quality products across multiple high-growth categories within the global beauty market will allow us to expand and strengthen both our customer and supplier relationships.

The following table sets forth our principal brands by product category, reflecting the Acquisition of Elizabeth Arden:

REVLON

Elizabeth Arden NEW YORK

Category	Consumer	Professional	Prestige
Cosmetics & Nail	REVLON, SinfulColors, ALMAY, PURE ICE, CUTEX	CND Nails. Fashion. Beauty.	Elizabeth Arden NEW YORK
Hair	REVLON COLORSILK, LLONGUERAS	REVLON, OROFLUIDO, CREME OF NATURE, uniq one, INTERCOSMO	
Men's Grooming		AMERICAN CREW, d:fi	
Beauty Tools	REVLON		
Fragrance	Charlie, Jean Naté	Christina Aguilera, WHITE DIAMONDS, WILDFOX, john varvatos, BRITNEY SPEARS, Ed Hardy, Juicy Couture, Elizabeth Arden	
Anti-perspirants/ Deodorants	Mitchum		
Skincare/Bodycare	GATINEAU, NATURAL HONEY		Elizabeth Arden prevage, Eight Hour Cream, Elizabeth Arden PRO, CERAMIDE

Enhanced Channel Distribution and Well-Developed Relationships with Retail Partners. Elizabeth Arden’s strong global reach in prestige, department stores, spas, and travel retail complements our strength in mass retail, specialty retail and salons, strongly positioning us in all key beauty channels. We have long-established and well-developed relationships with our retail partners around the world. We work closely with our retail partners to ensure that we have the appropriate product offering for our consumers. These relationships enhance our ability to successfully and profitably grow our business globally.

History of Developing and Marketing Innovative Products. We have a history of building and leveraging our strong brands and believe that continued development and creative marketing of innovative new products is a key driver for building brand equity and profitable growth. We believe that we are an industry leader in the development of innovative and technologically-advanced cosmetics, skin care, fragrances and beauty products.

In meeting the needs of consumers, our global portfolio planning process delivers new products across our portfolio of brands, while at the same time keeping our established brands relevant and competitive, by developing and introducing line extensions and promotions and redesigning or reformulating existing products. Products recently introduced or anticipated to be introduced in the marketplace include:

•	Revlon Color Cosmetics: New mascara line, new Ultra HD Matte Lipcolor line, ColorStay Foundation and Concealer 2-in-1, new men’s beauty tools line, Visible Difference, Ceramide, SuperStart, Beautiful Color Bold
•	Revlon Haircare: New line of Buttercream Vivid Colors
•	Mitchum: Clinical gel and dry spray aerosol line
•	Prevage: Prevage City Smart + DNA Enzyme ComplexTM + Anti-pollution + Antioxidants Broad Spectrum SPF 50 Hydrating Shield, Advanced Ceramide Capsules Youth Restoring Serum, Eight Hour Miracle Hydrating Mist, Prevage Anti-aging Foundation Broad Spectrum Sunscreen SPF 30, and White Tea

Broad Global Footprint. Our existing products are sold in approximately 150 countries around the world, and we have a strong international business with leading market positions in key product categories in Australia, Canada and South Africa. The Acquisition positions us to compete globally given Elizabeth Arden’s presence in important international growth regions, including the Asia Pacific region.

Successful Track Record of Acquiring and Integrating Businesses. We have opportunistically pursued acquisitions that enhance our brand and product portfolio as well as our geographic reach. The recent acquisitions of Colomer in 2013, CBBeauty in 2015 and the remaining international Cutex businesses that we did not already own in 2015 and 2016 have grown and diversified our business, while enabling us to enter new channels. While we identified $25 million of synergies and cost reductions in our Colomer transaction in 2013, we delivered over $35 million, representing an approximate 40% improvement over our initial estimates. We also acquired and integrated SinfulColors in 2011. We have a well-defined and disciplined strategy for identifying, acquiring and integrating businesses and believe that our proven acquisition capabilities will allow us to participate successfully in further industry growth.

Strong Financial Performance and Significant Cash Flow Generation. We have grown our net sales from $1,396.4 million in fiscal year 2012 to $1,914.3 million in 2015, representing a CAGR of 11.1%. We have grown our Adjusted EBITDA from $308.1 million in 2012 to $383.5 million in 2015, representing a CAGR of 7.6%.

During this period, capital expenditures and purchases of displays have averaged 2.2% and 2.7% of net sales, respectively, and net working capital has ranged between 3.3% and 5.1% of net sales. These favorable characteristics enabled us to generate significant cash flow that we used in part as a source to repay debt.

Strong and Deep Management Team. The members of our senior management team have extensive experience in the consumer products industry and have demonstrated a strong track record of operating businesses and integrating new acquisitions. Each key member of our management team has experience at other companies leading or executing cost reduction initiatives, brand revitalizations and acquisition integrations. Key members of senior management include:

•	Fabian Garcia, Revlon President and Chief Executive Officer – Fabian Garcia joined Revlon in 2016. Prior to joining Revlon, he served as Chief Operating Officer for Colgate Palmolive and spent 16 years at Procter & Gamble. Mr. Garcia also served as President of Chanel in Asia Pacific, where he was responsible for the Cosmetics, Fragrance, Fashion, Watches and Fine Jewelry business for the entire Asia Pacific region.
•	Juan Figuereo, Revlon Executive Vice President and Chief Financial Officer – Juan Figuereo joined Revlon in 2016. Prior to joining Revlon, he served as the Chief Financial Officer of NII Holdings, a NASDAQ-listed provider of wireless telecommunications services in Latin America and also held the role of Chief Financial Officer at Newell Rubbermaid and Cott Corporation. Mr. Figuereo also served as Vice President in charge of Mergers and Acquisitions at Walmart.
•	Gianni Pieraccioni, Revlon Executive Vice President and Chief Operating Officer – Gianni Pieraccioni joined Revlon in 2014 serving as Global President of the Consumer Division, and he assumed his current position in 2016. Prior to joining Revlon, he served as Chief Operating Officer of Alitalia, served as CEO/Managing Director of three Italian companies in luxury goods and spirits, and held various positions at Procter & Gamble, PepsiCo and Johnson & Johnson. Mr. Pieraccioni was instrumental in the integration of Colomer after its acquisition in 2013.

Our Business Strategy for Value Creation

Our strategy is based on three key pillars:

Build a Foundation for Sustainable Growth that Outpaces the Industry. We will compete in large and fast growing beauty segments and build our portfolio of product offerings in all strategic categories. We will further strengthen and diversify our channels of distribution, especially direct to consumer. The Company will strengthen our U.S. business and expand into untapped geographies, with a focus on Asia.

Harness the Power of our Iconic Brand Portfolio to Delight Consumers Wherever and However They Shop for Beauty. The Company will continue to focus on restoring the appeal and aspiration of our flagship brands and invest in them. We are advancing our digital and omni-channel capabilities, and are focused on high-growth channels, especially E-commerce. We intend to continue to win in traditional channels, while expanding our combined reach into travel retail.

Develop a Cost Structure to Deliver World Class Profitability. We will continue to improve our operating performance by strategically allocating investments behind key brands, categories and regions. The Company intends to further improve our category mix and, with the acquisition of Elizabeth Arden, is now capable of shifting toward higher gross margin categories. We will continue to reduce the complexity of our product lineup and seek to reduce our product returns, sales markdowns and inventory levels. Through an enhanced new product development processes, we will increase our speed to shelf, optimize our resource allocation and shorten new product launch timing.

The Issuer

The issuer of the notes is Revlon Consumer Products Corporation, a Delaware corporation (“Products Corporation”) and wholly owned subsidiary of Revlon, Inc. Products Corporation’s principal executive offices are currently located at One New York Plaza, New York, NY 10004.

The Transactions

On June 16, 2016, Products Corporation, Parent and RR Transaction Corp., a Florida corporation and then a wholly owned direct subsidiary of Products Corporation (“Acquisition Sub”), entered into the Merger Agreement with Elizabeth Arden, Inc., pursuant to which on September 7, 2016, Acquisition Sub merged with and into Elizabeth Arden with Elizabeth Arden surviving the Merger as a wholly owned subsidiary of Products Corporation (the “Merger”). At the effective time of the Merger, each share of Elizabeth Arden’s common stock not owned by Elizabeth Arden, Parent, Products Corporation or Acquisition Sub was converted into the right to receive $14.00 in cash, without interest and subject to any applicable withholding taxes (the “Merger Consideration”). Total cash paid to Elizabeth Arden’s stockholders at the closing of the Transactions was $431.5 million. We refer to the consummation of the Merger pursuant to the terms of the Merger Agreement, including the payment of the Merger Consideration, as the “Acquisition.” The initial notes were originally issued on August 4, 2016 by Revlon Escrow Corporation (the “Escrow Issuer”). On the date the Merger was completed, the Escrow Issuer merged with and into Products Corporation, with Products Corporation surviving the merger, whereupon Products Corporation assumed the Escrow Issuer’s obligations under the indenture and the initial notes. Upon Products Corporation’s assumption of Escrow Issuer’s obligations under the indenture and the initial notes, Elizabeth Arden and certain of its subsidiaries, together with our other existing direct or indirect wholly owned domestic subsidiaries (subject to certain exceptions), guaranteed those obligations.

Concurrently with the Acquisition, we entered into a 7-year $1,800.0 million senior secured term loan facility (the “New Term Loan Facility”) and a 5-year $400.0 million senior secured asset-based revolving credit facility (the “New Revolving Credit Facility” and, together with the New Term Loan Facility, the “New Senior Facilities”). We used the proceeds of the offering of the initial notes and the New Term Loan Facility, together with $35.0 million of borrowings under the New Revolving Credit Facility, to fund the purchase price of the Acquisition, to pay related costs and to also repay, refinance or retire the following indebtedness (amounts outstanding are as of June 30, 2016):

(i) $1,310.0 million aggregate principal amount of Products Corporation’s previous (i) 2011 term loan due 2017; and (ii) 2013 term loan due 2019, which are governed by the same term loan facility agreement (collectively, the “Old Term Loan”);

(ii) $350.0 million aggregate principal amount of Elizabeth Arden’s 7⅜% senior notes due 2021 (the “Old Elizabeth Arden Notes”);

(iii) $42.0 million aggregate principal amount of borrowings under Elizabeth Arden’s $300.0 million revolving credit facility (the “Old Elizabeth Arden Revolving Facility”) (while $42.0 million was the amount outstanding under the Old Elizabeth Arden Revolving Credit Facility as of June 30, 2016, the amount repaid by Products Corporation under the Old Elizabeth Arden Revolving Credit Facility at the Acquisition Date was $142.0 million);

(iv) $25.0 million aggregate principal amount of borrowings under Elizabeth Arden’s second lien credit facility (the “Old Elizabeth Arden Second Lien Facility”); and

(v) $55.0 million liquidation preference of Elizabeth Arden’s Series A Serial Preferred Stock, par value $0.01 per share (the “Old Elizabeth Arden Preferred Stock”), which includes a $5.0 million change of control premium.

In addition, we terminated our then-existing $175.0 million amended revolving credit facility due 2018 (the “Old Revolver” and, together with the Old Term Loan, the “Old Senior Facilities”).

The Old Term Loan, collectively with the Old Elizabeth Arden Notes, the Old Elizabeth Arden Revolving Facility, the Old Elizabeth Arden Second Lien Facility and the Old Elizabeth Arden Preferred Stock are referred to as the “Refinanced Indebtedness.” In this prospectus, we refer to: (i) the entry into the New Senior Facilities, the repayment of the Refinanced Indebtedness, plus accrued and unpaid interest and dividends thereon, the termination of the Old Revolver and the offering of the initial notes, collectively, as the “Refinancing Transactions”; and (ii) the Acquisition, together with the Refinancing Transactions, as the “Transactions.”

Organizational Structure

The diagram below sets forth a simplified version of our organizational structure and our principal indebtedness after the completion of the Transactions. This chart is provided for illustrative purposes only and does not represent all legal entities affiliated with, or all obligations of, Products Corporation or its subsidiaries.

(1)	The New Senior Facilities consist of (i) the $1,800.0 million New Term Loan Facility and (ii) the $400.0 million New Revolving Credit Facility. We borrowed $35.0 million under the New Revolving Credit Facility at the closing of the Transactions. The New Senior Facilities are guaranteed, on a joint and several basis, by (a) Parent and (b) all direct and indirect domestic wholly owned subsidiaries of Products Corporation, including Elizabeth Arden and its direct and indirect domestic wholly owned subsidiaries (subject to certain exceptions).
(2)	All direct and indirect domestic wholly owned subsidiaries of Products Corporation, including Elizabeth Arden and its direct and indirect domestic wholly owned subsidiaries (subject to certain exceptions), guarantee the New Senior Facilities and the notes.
(3)	Certain direct and indirect foreign subsidiaries of Products Corporation, including certain direct and indirect foreign subsidiaries of Elizabeth Arden, do not guarantee the notes but may become borrowers under the New Revolving Credit Facility.

Our Principal Equityholder

MacAndrews & Forbes Incorporated (“MacAndrews & Forbes”) is wholly owned by Ronald O. Perelman. Mr. Perelman, through MacAndrews & Forbes, beneficially owned approximately 77.5% of Parent’s outstanding Class A Common Stock as of June 30, 2016.

SUMMARY OF THE EXCHANGE OFFER

Exchange Offer
We are offering (the “exchange offer”) to issue $450 million aggregate principal amount of new 6.25% Senior Notes due 2024 and related guarantees (collectively, the “exchange notes”), whose issuance is registered under the Securities Act of 1933, in exchange for our existing $450 million aggregate principal amount of 6.25% Senior Notes due 2024 (CUSIP Nos. 761519BE6 and U8000EAJ8) and related guarantees (collectively, the “initial notes”). Unless the context otherwise requires, we refer to the initial notes and the exchange notes, collectively, as the “notes.”

The initial notes were issued and the exchange notes will be issued under the same indenture.

In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn prior to the expiration or termination of the exchange offer. Initial notes may be exchanged only for a minimum principal denomination of $2,000 and in integral multiples of $1,000 in excess thereof.

Expiration Date
This exchange offer will expire at 5:00 p.m., New York City time, on             , 2016, unless we decide to extend it in our sole discretion.
Exchange Notes
The exchange notes will be materially identical in all respects to the initial notes except that:
•	the issuance of the exchange notes has been registered under the Securities Act, and the exchange notes will be freely tradable by persons who are not affiliates of ours or subject to restrictions due to being broker-dealers;
•	the exchange notes will not be entitled to the registration rights applicable to the initial notes under the registration rights agreement dated August, 4, 2016 (the “Registration Rights Agreement); and
•	our obligation to pay additional interest on the initial notes due to the failure to consummate the exchange offer by a certain date will not apply to the exchange notes as the exchange notes will have been registered.
Conditions to the Exchange Offer

We will complete this exchange offer only if:
•	there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;
•	there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes;

•	there is no stop order issued, or proceeding initiated for that purpose, including our receipt of any notice of objection of the SEC to the use of a shelf registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act, by the SEC or any state securities authority which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for the exchange notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);
•	there is no litigation restricting our ability to proceed with this exchange offer; and
•	we obtain all the governmental approvals we deem necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes

To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”
Special Procedures for Beneficial Owners

If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.
Guaranteed Delivery Procedures
If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your initial notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”
Withdrawal Rights
You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes

If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer before 5:00 p.m., New York City time, on the expiration date. We will return any initial notes that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”
Federal Income Tax Considerations Relating to the Exchange Offer
Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “Certain U.S. Federal Income Tax Considerations.”
Exchange Agent
U.S. Bank National Association is serving as exchange agent in the exchange offer.
Fees and Expenses
We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”
Use of Proceeds
We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under the Registration Rights Agreement.
Consequences to Holders Who Do Not Participate in the Exchange Offer

If you do not participate in this exchange offer:
•	except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act;
•	you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act; and
•	the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:

•	we determine that the exchange offer is not available or cannot be completed promptly after the expiration date because it would violate any applicable law or applicable interpretations of the staff of the SEC;
•	you notify us within 20 business days of the initial filing of the exchange offer registration statement that you are not eligible to participate in the exchange offer due to applicable law or SEC policy;
•	you notify us within 20 business days of the exchange offer registration statement that you are a broker-dealer holding initial notes acquired directly from Products Corporation or one of its affiliates (including initial notes that are part of an unsold allotment from the original sale of the initial notes) as a result of market-making or other trading activities.

In the latter two cases, the Registration Rights Agreement requires us to file after completion of the exchange offer both an exchange offer registration statement and a shelf registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “Risk Factors—Risks Related to the Exchange Offer.”

Resales
It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

•	you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and marketable title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims when the same are accepted by us;
•	the exchange notes acquired by you are being acquired in the ordinary course of business;

•	you have no arrangement or understanding with any person to participate in a distribution of the exchange notes (within the meaning of the Securities Act) and are not participating in, and do not intend to participate in, the distribution of such exchange notes;
•	you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours, or if you are an “affiliate,” you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;
•	if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and
•	if you are a broker-dealer, and initial notes to be exchanged were acquired by you as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer—Procedure for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Related to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers

If you are a broker-dealer (1) that receives exchange notes, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market-making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from us in the initial offering and not as a result of market-making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

SUMMARY OF TERMS OF THE EXCHANGE NOTES

The terms of the exchanges notes and those of the outstanding initial notes are substantially identical, except that the transfer restrictions and registration rights relating to the initial notes do not apply to the exchange notes. When we use the term “notes” in this prospectus, the term includes the initial notes and the exchange notes. For a more detailed description of the exchange notes, see “Description of Notes.”

Issuer
Revlon Consumer Products Corporation
Exchange Notes
$450,000,000 aggregate principal amount of 6.25% Senior Notes due 2024. The forms and terms of the exchange notes are materially the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, the exchange notes will not bear legends restricting their transfer and the exchange notes will not be entitled under the Registration Rights Agreement to registration rights or the payment of additional interest under that agreement in the event of a failure to register the notes. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.
Maturity Date
The exchange notes will mature on August 1, 2024.
Interest
Interest on the exchange notes will accrue at a rate of 6.25% per annum, payable semi-annually in cash in arrears on February 1 and August 1 of each year, commencing on February 1, 2017. Interest will accrue from August 4, 2016.
Guarantees
The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by all of the guarantors that guarantee the initial notes.
Ranking
The exchange notes and the related guarantees will be Product Corporation’s senior unsecured obligations. Accordingly, the exchange notes will: (i) rank pari passu in right of payment to all of Product Corporation’s existing and future senior unsecured indebtedness; (ii) rank senior in right of payment to all of Product Corporation’s future obligations that are, by their terms, expressly subordinated in right of payment to the notes; (iii) be effectively subordinated to all of Product Corporation’s existing and future senior secured indebtedness to the extent of the value of the collateral securing such indebtedness; and (iv) be structurally subordinated to all existing and future indebtedness and other liabilities and preferred stock of all of Product Corporation’s subsidiaries that do not guarantee the notes. Similarly, the guarantee of the exchange notes of each guarantor will: (i) rank pari passu in right of payment to all of such guarantor’s existing and future senior unsecured indebtedness; (ii) be effectively subordinated to all of such guarantor’s existing and future senior secured indebtedness to the extent of the value of the collateral securing such indebtedness; (iii) rank senior in right of payment to all of such guarantor’s future indebtedness that is expressly subordinated in right of payment; and (iv) be structurally subordinated to all existing and future indebtedness and other liabilities of any of our subsidiaries that do not guarantee the notes.

Optional Redemption
Products Corporation may redeem some or all of the exchange notes at any time prior to August 1, 2019 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption, plus an applicable “make whole” premium. See “Description of Notes—Redemption—Optional Redemption.” Products Corporation may redeem some or all of the exchange notes at any time on or after August 1, 2019, at the redemption prices listed under “Description of Notes—Redemption—Optional Redemption,” plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

At any time prior to August 1, 2019, Products Corporation may redeem up to 40% of the aggregate principal amount of the exchange notes at a redemption price equal to 106.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, so long as such aggregate principal amount does not exceed the amount of net cash proceeds received by, or contributed to the capital of, Revlon, Inc. from one or more equity financings. See “Description of Notes—Redemption—Optional Redemption.”

Change of Control
Upon the occurrence of certain change of control events, Products Corporation will be required to offer to repurchase the exchange notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. See “Description of Notes—Change of Control.”
Certain Covenants
The indenture governing the exchange notes contains certain covenants that, among other things, limit Products Corporation’s ability and the ability of Products Corporation’s restricted subsidiaries to incur indebtedness or issue preferred stock; pay dividends or make distributions in respect of capital stock or make certain other restricted payments or investments; incur liens; sell assets, including capital stock of our restricted subsidiaries; agree to payment restrictions affecting restricted subsidiaries; enter into transactions with our affiliates; and merge, consolidate or sell all or substantially all of Products Corporation’s assets. These covenants are subject to important exceptions and qualifications. See “Description of Notes—Covenants.”
Use of Proceeds
We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the Registration Rights Agreement. See “Use of Proceeds.”

Absence of a Public Market for the Exchange Notes
The exchange notes are new securities for which there is no established market. The initial purchasers may intend to make a market in the exchange notes, but you should be aware that they are not obligated to make a market in the exchange notes and may discontinue their market-making activities at any time without notice. As such, we cannot assure you that a market for these exchange notes will develop or that this market will be liquid. We do not intend to apply for a listing of the exchange notes on any securities exchange or any automated dealer quotation system. Please refer to the section of this prospectus entitled “Risk Factors—Risks Related to the Exchange Offer—There is no active trading market for the exchange notes.”
Tax Consequences
For a discussion of the material U.S. federal income tax consequences of an investment in the exchange notes, see “Certain U.S. Federal Income Tax Considerations.” You should consult your own tax advisors to determine the U.S. federal, state, local and other tax consequences of an investment in the exchange notes.
Risk Factors
Investment in the exchange notes involves certain risks. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus before investing in the exchange notes.
Form of the Exchange Notes
The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company (“DTC”) with U.S. Bank National Association, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Description of Notes—Book Entry; Delivery and Form—Exchange of Book Entry Notes for Certificated Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

The tables below set forth: (i) the summary historical consolidated financial data of Products Corporation (a) as of and for the years ended December 31, 2013, 2014 and 2015, and (b) as of and for the six-month periods ended June 30, 2015 and 2016; (ii) the summary historical consolidated financial data of Elizabeth Arden as of and for the years ended June 30, 2014, 2015 and 2016; (iii) the unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2015 and (iv) the unaudited pro forma condensed combined financial information as of and for the six-month period ended June 30, 2016.

Revlon Consumer Products Corporation

The Company’s summary historical financial and other data as of and for the fiscal years ended December 31, 2013, 2014 and 2015 have been derived from the Company’s audited consolidated financial statements included elsewhere in this prospectus. The Company’s summary historical balance sheet data as of December 31, 2013 have been derived from the Company’s audited consolidated financial statements not included in this prospectus. The Company’s summary historical balance sheet data as of June 30, 2015 have been derived from the Company’s unaudited consolidated financial statements not included in this prospectus. The Company’s summary historical financial and other data as of June 30, 2016 and for the six months ended June 30, 2015 and 2016 have been derived from the Company’s unaudited consolidated financial statements included elsewhere in this prospectus. The Company’s unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include, in the opinion of the Company’s management, adjustments consisting only of normal non-recurring adjustments that management considered necessary for a fair presentation of the financial information set forth in those statements.

The results of operations related to CBBeauty are included in the Company’s results of operations beginning on the acquisition date of April 21, 2015. The results of the operations related to The Colomer Group are included in the Company’s results of operations beginning on the acquisition date of October 9, 2013. See “Business of Revlon Consumer Products Corporation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus for a discussion of these acquisitions.

The summary pro forma balance sheet data as of June 30, 2016 have been derived from the Company’s pro forma balance sheet as of such date, as set forth under the caption, “Unaudited Pro Forma Condensed Combined Financial Information.” The summary pro forma statement of operations data for the year ended December 31, 2015 and for the six months ended June 30, 2016 have been derived from the Company’s pro forma statement of operations for such periods, as set forth under the caption, “Unaudited Pro Forma Condensed Combined Financial Information.

The unaudited pro forma condensed combined financial information set forth below and included elsewhere in this prospectus are for illustrative purposes only and are not necessarily indicative of the results of operations that would have been achieved for the periods presented. The following pro forma financial information has been prepared by our management on the basis of the information contained in this prospectus and is based upon available information and certain assumptions that we believe are reasonable, including a preliminary allocation of the purchase price in the Acquisition to the net assets acquired, which allocation may change materially once we finalize such allocation during the year after the Acquisition is completed. This pro forma financial information is not a forecast or a projection of future results. The actual results of the combined operations for any period will likely vary from the amounts set forth in the following pro forma financial information and such variation may be material.

Elizabeth Arden

The summary historical financial information for Elizabeth Arden for the years ended June 30, 2014, 2015 and 2016 have been derived from Elizabeth Arden’s audited consolidated financial statements, included in Elizabeth Arden’s Annual Report on Form 10-K for the year ended June 30, 2016.

Additional Information

The historical and pro forma financial and other data should be read in conjunction with: (i) Products Corporation’s and Elizabeth Arden’s consolidated financial statements and the related notes to those financial statements; (ii) “Unaudited Pro Forma Condensed Combined Financial Information”; (iii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and (iv) the section headed “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Elizabeth Arden’s Annual Report on Form 10-K for the year ended June 30, 2016.

The Company’s historical results and the historical results of Elizabeth Arden are not necessarily indicative of future results, and the Company’s interim results are not necessarily indicative of results to be expected for a full fiscal year period.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
OF REVLON CONSUMER PRODUCTS CORPORATION

	Year Ended December 31,			Six Months Ended June 30,		Pro Forma Year Ended December 31,	Pro Forma Six Months Ended June 30,
	2013(a)	2014(b)	2015(c)	2015	2016	2015	2016
	(dollars in millions, except per share amounts)
Statement of Operations Data:
Net sales	$1,494.7	$1,941.0	$1,914.3	$920.9	$928.5	$2,863.5	$1,313.1
Gross profit	949.6	1,272.7	1,246.5	617.3	603.1	1,601.4	780.1
Selling, general and administrative expenses	723.6	999.7	993.5	503.8	502.6	1,472.9	710.4
Acquisition and integration costs	25.4	6.4	8.0	5.9	6.0	8.0	4.3
Restructuring charges and other, net	3.5	21.3	10.5	(3.1)	1.8	10.5	1.8
Goodwill impairment charge	—	—	9.7	—	—	9.7	—
Operating income	197.1	245.3	224.8	110.7	92.7	100.3	63.6
Interest expense	78.6	84.4	83.3	40.5	41.9	138.8	70.7
Amortization of debt issuance costs	3.5	5.5	5.7	2.8	2.9	8.4	3.7
Loss on early extinguishment of debt, net	29.7	2.0	—	—	—	—	—
Foreign currency (gains) losses, net	3.7	25.0	15.7	8.0	5.1	15.7	5.1
Miscellaneous, net	1.0	1.2	0.4	0.2	0.5	0.4	0.5
Provision for income taxes	48.6	81.2	54.4	31.0	17.9	(63.0)	15.8
Income (loss) from continuing operations, net of taxes	32.0	46.0	65.3	28.2	24.4	(115.3)	(32.2)
Income (loss) from discontinued operations, net of taxes	(30.4)	1.3	(3.2)	(0.1)	(2.1)	(3.2)	(2.1)
Net (loss) income attributable to non-controlling interests						2.1	—
Net income (loss)	$1.6	$47.3	$62.1	$28.1	$22.3	$(116.4)	$(34.3)
	As of December 31,			As of June 30,		Pro Forma as of June 30,
	2013(a)	2014(b)	2015(c)	2015	2016	2016
	(dollars in millions, except per share amounts)
Balance Sheet Data:
Total current assets	$893.8	$879.2	$926.3	$885.0	$865.3	$1,324.3
Total non-current assets	1,203.0	1,152.0	1,136.9	1,133.9	1,153.5	$1,893.9
Total assets	$2,096.8	$2,031.2	$2,063.2	$2,018.9	$2,018.8	$3,218.2
Total current liabilities(d)	$552.6	$464.9	$515.0	$450.8	$441.7	$684.2
Total other non-current liabilities	2,060.7	2,123.3	2,039.8	2,105.2	2,034.6	$3,036.2
Total liabilities	$2,613.3	$2,588.2	$2,554.8	$2,556.0	$2,476.3	$3,720.4
Total indebtedness	$1,935.6	$1,870.5	$1,845.0	$1,845.0	$1,822.0	$2,770.5
Total stockholder’s deficiency	$(516.5)	$(557.0)	$(491.6)	$(537.1)	$(457.5)	$(502.2)

	Year Ended December 31,			Six Months Ended June 30,		Pro Forma Year Ended December 31,	Pro Forma Six Months Ended June 30,
	2013(a)	2014(b)	2015(c)	2015	2016	2015	2016
	(dollars in millions, except per share amounts)
Other Data:
Adjusted Net Sales(e)							$1,313.1
Adjusted EBITDA(f)	$293.6	$375.0	$383.5	$166.2	$161.1	$381.4	$156.3
Free Cash Flow(f)	111.5	121.9	113.2	(12.7)	(75.4)
Capital expenditures	(28.6)	(55.5)	(48.3)	(17.2)	(18.6)
Net cash provided by (used in) operating activities	123.3	174.0	155.3	2.5	(57.2)
Net cash used in investing activities	(639.4)	(52.1)	(83.8)	(49.4)	(47.4)
Net cash provided by (used in) financing activities	649.0	(75.1)	(12.1)	(23.5)	(36.6)
(a)	Comparability of results from continuing operations for 2013 are affected by: (1) a $29.7 million aggregate loss on the early extinguishment of debt primarily in connection with Products Corporation’s issuance in February 2013 of $500.0 million aggregate principal amount of its 5¾% Senior Notes due 2021 (the “5¾% Senior Notes”), of which Products Corporation used $491.2 million of the net proceeds (net of underwriters’ fees) to repay and redeem all of the $330.0 million outstanding aggregate principal amount of its old 9¾% Senior Secured Notes due November 2015 (the “Old 9¾% Senior Secured Notes” and such transaction being the “2013 Senior Notes Refinancing”); (2) a $26.4 million gain from insurance proceeds due to the settlement of the Company’s claims for business interruption and property losses as a result of the June 2011 fire at the Company’s facility in Venezuela; (3) $25.4 million of acquisition and integration costs incurred in 2013 (see note (b)(2) below) related to Products Corporation’s October 9, 2013 acquisition of The Colomer Group Participations, S.L., a Spanish company now known as Beautyge Participations, S.L. (“Colomer,” the “Colomer Acquisition” and the “Colomer Acquisition Date,” respectively); and (4) $21.4 million in restructuring and related charges, of which $20.0 million related to the Company’s exit of its direct manufacturing, warehousing and sales business operations in mainland China in 2013 and is reflected in loss from discontinued operations, net of taxes. (See Note 3, “Restructuring Charges” and Note 4, “Discontinued Operations” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus).
(b)	Comparability of results from continuing operations for 2014 are affected by: (1) $21.3 million in restructuring charges and other, net, primarily related to the Integration Program (See Note 3, “Restructuring Charges” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus); (2) $6.4 million of acquisition and integration costs incurred during 2014 (see note (c)(3) below) related to the Colomer Acquisition; and (3) a $6.0 million foreign currency loss recognized in the second quarter of 2014 as a result of the remeasurement of Revlon Venezuela’s monetary assets and liabilities (See Note 1, “Description of Business and Summary of Significant Accounting Policies” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus).
(c)	Comparability of results from continuing operations for 2015 are affected by: (1) a $20.7 million pension lump sum settlement charge related to a one-time lump sum payment option offered to certain former employees (See Note 14, “Savings Plan, Pension and Post-Retirement Benefits” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus); (2) a decrease in the provision for income taxes primarily driven by a non-cash benefit related to the net reduction of the Company’s deferred tax valuation allowance on its net deferred tax assets for certain foreign jurisdictions (See Note 16, “Income Taxes” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus); (3) $10.5 million in restructuring charges and other, net, primarily related to the 2015 Efficiency Program (See Note 3, “Restructuring Charges” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus); (4) a $9.7 million non-cash goodwill impairment charge related to goodwill for the Company’s Global Color Brands reporting unit (see Note 8,

“Goodwill and Intangible Assets, Net” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus); and (5) $8.0 million of acquisition and integration costs incurred during 2015 primarily related to costs incurred in connection with the integration initiatives in connection with the Colomer Acquisition, which have included actions to integrate Colomer’s operations into the Company’s business, as well as additional restructuring actions to reduce costs across the Company’s businesses (all such actions together, the “Integration Program”). The December 31, 2015 selected balance sheet data represents amounts as adjusted beginning on January 1, 2016 following the Company’s adoption of ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.” (See Note 1, “Description of Business and Summary of Significant Accounting Policies” to the Company’s unaudited consolidated financial statements as of June 30, 2016 and for the six months ended June 30, 2016 and 2015 included elsewhere in this prospectus).

(d)	Total current liabilities at December 31, 2013 included $58.4 million related to the non-contributed loan portion of the Amended and Restated Senior Subordinated Term Loan Agreement (the “Old Non-Contributed Loan”) that remained owing from Products Corporation to various third parties and that was prepaid on May 1, 2014 prior to its scheduled maturity on October 8, 2014.
(e)	Pro Forma Adjusted Net Sales is defined as Products Corporation’s net sales plus Elizabeth Arden’s Adjusted Net Sales. Adjusted Net Sales is a non-GAAP financial measure used by Elizabeth Arden. See footnote (8) under “— Summary Historical Financial and Other Data of Elizabeth Arden” for a reconciliation of Elizabeth Arden’s Adjusted Net Sales. The following table shows the reconciliation of our net sales to Pro Forma Adjusted Net Sales:
	Pro Forma Year Ended December 31,	Pro Forma Six Months Ended June 30,
(dollars in millions)	2015	2016
Pro Forma combined net sales	$2,863.5	$1,313.1
Elizabeth Arden adjustments to net sales	13.0	—
Pro forma Adjusted Net Sales	2,876.5	1,313.1
(f)	Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures that are reconciled to their most directly comparable GAAP financial measures, net income/loss or net cash provided by (used in) operating activities, respectively, in the accompanying financial tables of this prospectus. See “Use of Non-GAAP Financial Information” for more information regarding the calculation of EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA and Free Cash Flow. The calculation of Adjusted EBITDA and Pro Forma Adjusted EBITDA may differ from the calculation of “Consolidated EBITDA” (or similar financial measures) for purposes of the indenture governing the notes, the New Senior Facilities or the indenture governing the Existing Revlon Notes. See “Description of Notes.” The financial information below does not reflect the realization of any expected cost reductions or other synergies from the Acquisition. Based on our extensive integration planning, we expect to achieve $139.3 million of synergies and cost reductions relating to the Acquisition.

The following table shows the reconciliation of the Company’s Adjusted EBITDA to net income (loss).

	Year Ended December 31,			Six Months Ended June 30,		Pro Forma Year Ended December 31,	Pro Forma Six Months Ended June 30,
	2013(a)	2014(b)	2015(c)	2015	2016	2015	2016
	(dollars in millions, except per share amounts)
Net Income to Adjusted EBITDA Reconciliation:
Net income (loss)	$1.6	$47.3	$62.1	$28.1	$22.3	(116.4)	(34.3)
Income (loss) from discontinued operations, net of taxes	(30.4)	1.3	(3.2)	(0.1)	(2.1)	(3.2)	(2.1)
Income (loss) from continuing operations, net of taxes	32.0	46.0	65.3	28.2	24.4	(113.2)	(32.2)
Interest expense	78.6	84.4	83.3	40.5	41.9	138.8	70.7
Amortization of debt issuance costs	3.5	5.5	5.7	2.8	2.9	8.4	3.7
Loss on early extinguishment of debt	29.7	2.0	—	—	—	—	—
Foreign currency losses (gains), net	3.7	25.0	15.7	8.0	5.1	15.7	5.1
Miscellaneous, net	1.0	1.2	0.4	0.2	0.5	0.4	0.5
Depreciation and amortization	76.7	102.6	103.2	50.8	52.2	142.2	71.7
Provision for (benefit from) income taxes	48.6	81.2	54.4	31.0	17.9	52.3	15.8
Non-operating items:
Non-cash stock compensation expense	0.2	5.5	5.1	2.8	3.3	5.1	3.3
Restructuring and related charges(1)	4.5	22.6	11.6	(2.3)	1.8	95.0	8.3
Acquisition and integration costs(2)	25.4	6.4	8.0	5.9	6.0	8.0	4.3
Gain from insurance proceeds related to Venezuela fire(3)	(26.4)	—	—	—	—	—	—
Accrual for Venezuela fire clean-up(4)	7.6	—	—	—	—	—	—
Inventory purchase accounting adjustment(5)	8.5	2.6	0.9	0.6	0.1	0.9	0.1
Pension settlement(6)	—	—	20.7	—	—	20.7	—
Impairment charge(7)	—	—	9.7	—	—	9.7	—
Deferred consideration for CBB Acquisition	—	—	2.5	0.7	1.8	2.5	1.8
Executive management changes(8)	—	—	—	—	3.2	—	3.2
Net income (loss) attributable to non-controlling interest	—	—	—	—	—	(2.1)	—
Miscellaneous, net	—	—	—	—	—	—	—
Unusual items:
Venezuela adjusted EBITDA(9)	—	(6.6)	—	—	—	—	—
Inventory obsolescence reserve(10)	—	(3.4)	—	—	—	—	—
Gain of sale on certain non-core professional brands	—	—	(3.0)	(3.0)	—	(3.0)	—
Adjusted EBITDA(11)	$293.6	$375.0	$383.5	$166.2	$161.1	$381.4	$156.3
(1)	Includes restructuring charges related to the integration of the Colomer business during the 2013, 2014 and 2015 fiscal years. Also includes restructuring charges related to the exit of the Company’s China warehouse business incurred during the 2014 fiscal year and the 2015 Efficiency Program during the 2015 fiscal year. In addition, the pro forma twelve months ended June 30, 2016 contains certain restructuring costs for Elizabeth Arden.
(2)	Includes acquisition costs and integration costs (i) in the years ended December 31, 2013 and 2014 related to the Colomer Acquisition and related integration programs and (ii) in the year ended December 31, 2015 related to the CBB Acquisition and integration programs related to the Colomer Acquisition.
(3)	Reflects insurance proceeds received in 2013 related to the 2011 fire that destroyed the Company’s facility in Venezuela.

(4)	Represents an accrual for clean-up costs related to the Company’s facility in Venezuela.
(5)	Reflects the reversal of purchase accounting fair value adjustments to inventory acquired in the Colomer Acquisition in the 2013 and 2014 fiscal years and in the CBB Acquisition in the 2015 fiscal year.
(6)	Reflects a $20.7 million charge related to the settlement of certain obligations under the Revlon Employees’ Retirement Plan.
(7)	Reflects a non-cash goodwill impairment charge related to the Company’s “Global Color Brands” reporting unit.
(8)	Reflects charges related to a transition in the Company’s senior management.
(9)	Reflects the elimination of Venezuela EBITDA due to the Company’s decision to exit its Venezuela business operations in the second quarter of 2015.
(10)	Reflects the reversal of a $3.4 million favorable adjustment to the inventory obsolescence reserve related to the Company’s Professional segment.
(11)	Does not reflect $139.3 million of expected multi-year synergies from the Acquisition. See “Prospectus Summary—Acquisition of Elizabeth Arden.”

The following table shows the reconciliation of our Free Cash Flow to cash provided by (used in) operating activities:

	Year Ended December 31,			Six Months Ended June 30,
	2013	2014	2015	2015	2016
	(dollars in millions)
Cash provided by (used in) operating activities	$123.3	$174.0	$155.3	$2.5	$(57.2)
Less capital expenditures	(28.6)	(55.5)	(48.3)	(17.2)	(18.6)
Plus proceeds from the sale of certain assets	3.7	3.4	6.2	2.0	0.4
Plus insurance proceeds for property, plant and equipment	13.1	—	—	—	—
Free Cash Flow	$111.5	$121.9	$113.2	$(12.7)	$(75.4)

SUMMARY HISTORICAL FINANCIAL AND OTHER DATA OF ELIZABETH ARDEN

	Year Ended June 30,
	2014		2015		2016
	(dollars in millions)
Selected Statement of Operations Data:
Net sales	$1,164.3	(1)	$971.1	(4)	$966.7
Gross profit	469.7	(1)(2)	348.7	(4)(5)	429.7	(9)
(Loss) income from operations	(64.5	)(1)(2)	(189.1	)(4)(5)	(40.9	)(9)
Debt extinguishment charges	—		0.2		—
Net income (loss) attributable to Elizabeth Arden shareholders	(145.7	)(3)	(224.0	)(6)	(71.8	)(10)
Less: Accretion and dividends on preferred stock	—		22.3		2.6
Net income (loss) attributable to Elizabeth Arden common shareholders	(145.7)		(246.3)		(74.4)
Other Data
Elizabeth Arden EBITDA(7)	$(12.4)		$(140.9)		$1.8
Elizabeth Arden Adjusted EBITDA(7)	47.4		0.1		25.2
Adjusted Net Sales(8)	1,173.8		999.3		966.7
Net cash provided by (used in) operating activities	(38.0)		54.0		(33.8)
Net cash used in investing activities	(51.1)		(30.1)		(22.4)
Net cash (used in) provided by financing activities	83.6		(31.0)		56.4
	As of June 30,
	2014	2015	2016
	(dollars in millions)
Selected Balance Sheet Data:
Cash	$56.3	$46.1	$45.0
Inventories	338.8	240.7	241.4
Working Capital	333.7	207.9	158.7
Total assets	1,061.7	813.2	799.5
Short-term debt	80.4	8.3	67.0
Long-term debt	356.4	355.6	354.8
Redeemable non-controlling interest	5.6	4.2	2.3
Total shareholders’ equity	371.0	132.5	59.9
(1)	For the year ended June 30, 2014, Elizabeth Arden’s net sales includes $9.5 million of returns and markdowns under Elizabeth Arden’s 2014 Performance Improvement Plan related to the closing of Elizabeth Arden’s Puerto Rico affiliate, exiting of unprofitable doors, changes in customer relationships and non-renewal and expiration of certain fragrance license agreements.
(2)	Elizabeth Arden’s gross profit and loss from operations include the following:
•	$14.0 million of non-recurring product changeover costs related to the repositioning of the Elizabeth Arden brand;
•	$30.2 million of inventory write-downs under Elizabeth Arden’s 2014 Performance Improvement Plan due to the expiration, non-renewal and wind-down of fragrance license agreements and the discontinuation of certain products; and
•	$1.8 million of transition costs incurred with respect to the elimination of certain sales positions and other staff positions announced in the fall of 2013 (the “Fall 2013 Staff Reduction”).

In addition to the items above, Elizabeth Arden’s loss from operations for the year ended June 30, 2014 includes:

•	$16.2 million in expenses under Elizabeth Arden’s 2014 Performance Improvement Plan, comprised of $9.7 million in asset impairments and related charges, primarily due to the non-renewal and expiration of fragrance license agreements, $6.0 million of severance and other employee-related expenses associated with the reduction in global headcount positions and $0.5 million of vendor contract termination costs;
•	a credit of $17.2 million for the complete reversal of the remaining balance of the contingent liability for potential payments to Give Back Brands, LLC based on Elizabeth Arden’s determination during the second quarter of fiscal 2014 that it was not probable that the performance targets for fiscal years 2014 and 2015 would be met;
•	$2.8 million of severance and other employee-related expenses and $1.4 million of related transition costs and expenses within SG&A, plus an additional $1.8 million of such transition costs and expenses within COGS, all incurred with respect to the Fall 2013 Staff Reduction; and
•	$1.1 million of non-recurring product changeover expenses related to the repositioning of the Elizabeth Arden brand.
(3)	For the year ended June 30, 2014, Elizabeth Arden’s net loss includes a valuation allowance of $89.5 million against Elizabeth Arden’s U.S. deferred tax assets recorded as a non-cash charge to income tax expense. See Note 13 to Elizabeth Arden’s Consolidated Financial Statements for the fiscal year ended June 30, 2015.
(4)	For the year ended June 30, 2015, net sales includes $28.2 million of returns and markdowns under Elizabeth Arden’s 2014 Performance Improvement Plan primarily due to changes to: (i) Elizabeth Arden’s distribution strategy in China; (ii) pricing and distribution strategies for certain fragrance products; and (iii) other customer and distribution arrangements.
(5)	In addition to the returns and markdowns described above in Note 1, Elizabeth Arden’s gross profit and loss from operations for the year ended June 30, 2015 includes $53.2 million of inventory write-downs under Elizabeth Arden’s 2014 Performance Improvement Plan, primarily due to changes in pricing and distribution strategies for certain fragrance products and the discontinuation of certain products.

In addition to the items above, Elizabeth Arden’s loss from operations for the year ended June 30, 2015 includes:

•	$13.2 million in expenses under Elizabeth Arden’s 2014 Performance Improvement Plan, primarily comprised of $8.5 million of customer and vendor contract termination costs, $4.5 million of severance, other employee-related expenses and related transition costs associated with the reduction in global headcount positions, and $0.2 million in asset impairment charges;
•	$43.8 million in asset impairment charges related to the write off of the Justin Bieber and Nicki Minaj licenses and other costs;
•	$2.4 million in expenses under Elizabeth Arden’s 2016 Business Transformation Program, primarily comprised of $1.6 million of severance and other employee-related costs and approximately $0.8 million in lease termination costs; and
•	$0.2 million of debt extinguishment costs resulting from the December 2014 amendment to the Old Elizabeth Arden Revolving Facility.
(6)	For the year ended June 30, 2015, Elizabeth Arden’s net loss includes the items discussed above in Notes 1 and 2, as well as valuation allowances recorded as non-cash charges to income tax expense, comprised of $51.9 million against Elizabeth Arden’s U.S. deferred tax assets and $6.9 million against deferred taxes in certain foreign operations. See Note 13 to Elizabeth Arden’s Consolidated Financial Statements for the fiscal year ended June 30, 2015.

(7)	Elizabeth Arden EBITDA and Elizabeth Arden Adjusted EBITDA are non-GAAP financial measures that are reconciled to their most directly comparable GAAP financial measure, net income/loss attributable to Elizabeth Arden common shareholders, in the accompanying financial tables of this prospectus. See “Use of Non-GAAP Financial Information” for more information regarding the calculation of Elizabeth Arden EBITDA.

The following is a reconciliation of net (loss) income attributable to Elizabeth Arden common shareholders, as determined in accordance with GAAP, to Elizabeth Arden EBITDA and Elizabeth Arden Adjusted EBITDA:

	Year Ended June 30,
	2014	2015	2016
	(dollars in millions)
Net income (loss) attributable to Elizabeth Arden common shareholders	$(145.7)	$(246.3)	$(74.4)
Plus:
Provision for income taxes	56.8	6.3	2.7
Interest expense, net	25.8	29.6	29.9
Depreciation related to cost of goods sold	7.7	7.7	5.8
Depreciation and amortization	44.4	40.8	36.9
Net loss applicable to non-controlling interest	(1.5)	(1.3)	(1.7)
Accretion and dividends on preferred stock	—	22.3	2.6
Elizabeth Arden EBITDA	$(12.4)	$(140.9)	$1.8
Adjustments	$59.8 (a)	$141.0 (b)	$23.4 (c)
Elizabeth Arden Adjusted EBITDA	$47.4	$0.1	$25.2
(a)	For the year ended June 30, 2014, Elizabeth Arden EBITDA includes, and Elizabeth Arden Adjusted EBITDA excludes:
•	$15.1 million of non-recurring product changeover costs and expenses related to the repositioning of the Elizabeth Arden brand;
•	$9.5 million of returns and markdowns under Elizabeth Arden’s 2014 Performance Improvement Plan related to the closing of Elizabeth Arden’s Puerto Rico affiliate, exiting of unprofitable doors, changes in customer relationships and non-renewal and expiration of certain fragrance license agreements;
•	$46.4 million in costs and expenses under Elizabeth Arden’s 2014 Performance Improvement Plan, comprised of $30.2 million of inventory write-downs under Elizabeth Arden’s 2014 Performance Improvement Plan due to the expiration, non-renewal and wind-down of fragrance license agreements and the discontinuation of certain products, $9.7 million in asset impairments and related charges, primarily due to the non-renewal and expiration of fragrance license agreements, $6.0 million of severance and other employee-related expenses associated with the reduction in global headcount positions and $0.5 million of vendor contract termination costs;
•	$2.8 million of severance and other employee-related expenses and $1.4 million of related transition costs and expenses within SG&A, plus an additional $1.8 million of such transition costs and expenses within Cost of Goods Sold (“COGS”), all incurred with respect to the Fall 2013 Staff Reduction (as defined below); and
•	a credit of $17.2 million for the complete reversal of the remaining balance of the contingent liability for potential payments to Give Back Brands, LLC based on Elizabeth Arden’s determination during the second quarter of fiscal 2014 that it was not probable that the performance targets related to the Justin Bieber and Nicki Minaj licenses for fiscal years 2014 and 2015 would be met.

(b)	For the year ended June 30, 2015, Elizabeth Arden EBITDA includes, and Elizabeth Arden Adjusted EBITDA excludes:
•	$28.2 million of returns and markdowns under Elizabeth Arden’s 2014 Performance Improvement Plan primarily as a result of changes to: (i) Elizabeth Arden’s distribution strategy in China; (ii) pricing and distribution strategies for certain fragrance products; and (iii) other customer and distribution arrangements;
•	$66.4 million in costs and expenses under Elizabeth Arden’s 2014 Performance Improvement Plan, comprised of $53.2 million of inventory write-downs under Elizabeth Arden’s 2014 Performance Improvement Plan primarily due to changes in pricing and distribution strategies for certain fragrance products and the discontinuation of certain products, $8.5 million of customer and vendor contract termination costs, $4.5 million of severance, other employee-related expenses and related transition costs associated with the reduction in global headcount positions, and $0.2 million in asset impairment charges;
•	$43.8 million in asset impairment charges primarily related to the write off of the Justin Bieber and Nicki Minaj licenses and other costs;
•	$2.4 million in expenses with respect to Elizabeth Arden’s 2016 Business Transformation Program, primarily comprised of $1.6 million of severance and other employee-related costs and approximately $0.8 million in lease termination costs; and
•	$0.2 million of debt extinguishment costs resulting from the December 2014 amendment to the Old Elizabeth Arden Revolving Facility.
(c)	For the year ended June 30, 2016, Elizabeth Arden EBITDA includes, and Elizabeth Arden Adjusted EBITDA excludes:
•	$6.5 million of inventory costs under our 2016 Business Transformation Program primarily related to the closing of Elizabeth Arden’s Brazilian affiliate, as well as changes in certain distribution and customer arrangements;
•	$14.9 million of severance and other employee-related expenses and related transition costs under Elizabeth Arden’s 2016 Business Transformation Program; and
•	$2.0 million of costs incurred related to the Revlon Merger. See Notes 3 and 4 to Elizabeth Arden’s Consolidated Financial Statements for the fiscal year ended June 30, 2016.
(8)	Elizabeth Arden’s Adjusted Net Sales is a non-GAAP financial measure that is reconciled to net sales, its most directly comparable GAAP measure. The following table shows the reconciliation of Elizabeth Arden’s Adjusted Net Sales to net sales.
	Year Ended June 30,
	2014	2015	2016
	(dollars in millions)
Net sales	$1,164.3	$971.1	$966.7
Returns and markdowns(a)	9.5	28.2	—
Adjusted Net Sales	$1,173.8	$999.3	$966.7
(a)	Includes returns and markdowns resulting from Elizabeth Arden’s 2014 Performance Improvement Plan.
(9)	For the year ended June 30, 2016, gross profit includes $6.5 million of inventory costs under the 2016 Business Transformation Program, primarily related to the closing of Elizabeth Arden’s Brazilian affiliate, as well changes in certain distribution and customer arrangements.

In addition to the items above, loss from operations for the year ended June 30, 2016, includes:

•	$14.9 million in expenses under the 2016 Business Transformation Program, primarily comprised of severance and other employee-related expenses and related transition costs;

•	$0.5 million for the acceleration of depreciation expense for leasehold improvements related to leased space vacated under the 2016 Business Transformation Program; and
•	$2.0 million for costs incurred related to the pending Revlon Merger. See Notes 3 and 4 to Elizabeth Arden’s Consolidated Financial Statements for the fiscal year ended June 30, 2016.
(10)	For the year ended June 30, 2016, net loss includes items discussed above in Note 9, as well as valuation allowances recorded as non-cash charges to income tax expense, comprised of $14.6 million recorded against Elizabeth Arden’s U.S. deferred tax assets and $3.9 million against deferred taxes in certain foreign operations. See Note 14 to Elizabeth Arden’s Consolidated Financial Statements for the fiscal year ended June 30, 2016.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus, before deciding to tender your initial notes and participate in the exchange offer. Any of the following risks could materially and adversely affect our business, prospects, results of operations, financial condition and/or cash flows. In addition, the risks described below and elsewhere in this prospectus are not the only risks that we face. Additional risks and uncertainties not currently known to us or those that we currently view to be immaterial could also materially and adversely affect our business, prospects, results of operations, financial condition and/or cash flows. In any such case, you may lose all or a part of your investment in the notes.

Risks Related to the Transactions

Significant costs and significant indebtedness will be incurred in connection with the integration of Elizabeth Arden into our business, including legal, accounting, financial advisory and other costs.

We expect to incur significant costs in connection with integrating the operations, products and personnel of Elizabeth Arden into our business, in addition to the significant costs that we incurred related directly to completing the Transactions. These costs may include:

•	employee retention, redeployment, relocation or severance;
•	integration of information systems;
•	combination of corporate and administrative functions, production, sourcing and supply arrangements, sales and marketing teams and related processes;
•	maintenance and management of the Company’s and Elizabeth Arden’s respective distribution and license agreements and other assets; and
•	potential or pending litigation or other proceedings related to the Acquisition.

The costs related to the Transactions could be higher than currently estimated, depending on how difficult it will be to integrate our business with that of Elizabeth Arden, and the expected cost reductions and synergies may not be achieved.

In addition, we expect to incur a number of non-recurring costs associated with combining the operations of Elizabeth Arden with ours, which cannot be estimated accurately at this time. While we expect to incur a significant amount of transaction fees and other costs related to the consummation of the Transactions, additional unanticipated costs may yet be incurred. Any expected elimination of duplicative costs, as well as the expected realization of other cost reductions, efficiencies and synergies related to the integration of our operations with those of Elizabeth Arden, that may offset incremental transaction and transaction-related costs over time, may not be achieved as projected, or at all.

In addition, we have incurred $503.0 million of new indebtedness in connection with the Transactions, net of debt redeemed in connection therewith (including indebtedness of Elizabeth Arden). The debt we have incurred in connection with the Transactions may limit our financial and operating flexibility, and we may incur additional debt, which could increase the risks associated with our substantial indebtedness. Our substantial indebtedness may have material consequences for our business, prospects, results of operations, financial condition and/or cash flows. See “—Risks Related to Our Indebtedness and the Notes.”

Integrating Elizabeth Arden’s business into our business may divert management’s attention away from operations, and we may also encounter significant difficulties in integrating the two businesses.

The Transactions involved the integration of two companies that had previously operated independently. The success of the Transactions and their anticipated financial and operational benefits, including increased revenues, synergies and cost reductions, depend in part on our ability to successfully combine and integrate Elizabeth Arden’s business into ours, and there can be no assurance regarding when or the extent to which we will be able to realize these increased revenues, synergies, cost reductions or other benefits. These benefits may not be achieved within the anticipated time frame, or at all.

Successful integration of Elizabeth Arden’s operations, products and personnel may place a significant burden on management and other internal resources. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm our business, prospects, results of operations, financial condition and/or cash flows.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, and competitive responses. The difficulties of combining the operations of the companies include, among others:

•	difficulties in achieving anticipated cost reductions, synergies, business opportunities and growth prospects from the combination;
•	difficulties in the integration of operations and systems;
•	conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the two companies;
•	difficulties in the assimilation of employees and the integration of the companies’ different organizational structures;
•	difficulties in managing the expanded operations of a larger and more complex company with increased international operations;
•	challenges in integrating the business culture of each company;
•	challenges in attracting and retaining key personnel;
•	coordinating a geographically dispersed organization; and
•	difficulties in replacing numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll, data privacy and security and regulatory compliance, many of which may be dissimilar.

These factors could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact our business, prospects, results of operations, financial condition and/or cash flows.

We may not realize the anticipated synergies, net cost reductions and growth opportunities from the Acquisition.

The benefits that we expect to achieve as a result of the Acquisition will depend, in part, on the ability of the combined company to realize anticipated growth opportunities, net cost reductions and synergies. Our success in realizing these growth opportunities, net cost reductions and synergies, and the timing of this realization, depends on the successful integration of our historical business and operations and the historical business and operations of Elizabeth Arden. Even if we are able to integrate the businesses and operations of Products Corporation and Elizabeth Arden successfully, this integration may not result in the realization of the full benefits of the growth opportunities, net cost reductions and synergies that we currently expect from this integration within the anticipated time frame or at all. For example, we may be unable to eliminate duplicative costs. Moreover, we may incur substantial expenses in connection with the integration of our business and Elizabeth Arden’s business. While we anticipate that certain expenses will be incurred, such expenses are difficult to estimate accurately and may exceed current estimates. Accordingly, the benefits from the Acquisition may be offset by costs or delays incurred in integrating the businesses. The projected net cost reductions and synergies described in this prospectus are based on a number of assumptions relating to our business and Elizabeth Arden’s business. Those assumptions may be inaccurate, and, as a result, our projected net cost reductions and synergies may be inaccurate, and our business, prospects, results of operations, financial condition and/or cash flows could be materially and adversely affected.

The Company will be subject to business uncertainties that could materially and adversely affect our business.

Uncertainty about the effect of the Acquisition on employees, customers and suppliers may have a material and adverse effect on the Company. These uncertainties may impair our ability to attract, retain and motivate key personnel and could cause customers, suppliers and others who deal with us to seek to change existing business relationships. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with us, or if customers, suppliers or others seek to change their dealings with us as a result of the Acquisition, our business could be materially and adversely impacted.

In connection with the Acquisition, we have assumed potential liabilities relating to Elizabeth Arden’s business.

In connection with the Acquisition, we have assumed potential liabilities relating to Elizabeth Arden’s business. To the extent we have not identified such liabilities or miscalculated their potential financial impact, these liabilities could have a material adverse effect on our business, prospects, results of operations, financial condition and/or cash flows.

Our actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this prospectus.

The unaudited pro forma condensed combined financial information contained in this prospectus is presented for illustrative purposes only and may not be an indication of what our financial position or results of operations would have been had the Transactions been completed on the dates indicated. The unaudited pro forma condensed combined financial information has been derived from the audited and unaudited financial statements of Products Corporation and Elizabeth Arden, and certain adjustments and assumptions have been made in the preparation of such pro forma financial information. The application of purchase accounting for the Acquisition has also required us to make preliminary estimates with respect to the fair values of the net assets acquired, and applicable guidance does not require us to finalize such fair values until one year after the Acquisition was completed. The finalized carrying values of the net assets acquired may differ materially from our current estimates reflected in the unaudited pro forma condensed combined financial information in this prospectus. Our future reported results of operations and balance sheet data may therefore differ from those that might be expected based on the unaudited pro forma condensed combined financial information set forth in this prospectus.

In addition, the assumptions used in preparing the pro forma combined financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations. Any potential decline in the combined company’s financial condition or results of operations may have a material effect on our ability to service and ultimately repay its indebtedness. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Risks Related to the Company

The Company’s substantial indebtedness, including the indebtedness it has incurred in connection with the Transactions, could adversely affect the Company’s operations and flexibility and Products Corporation’s ability to service its debt.

The Company has substantial outstanding indebtedness following the completion of the Transactions. As of June 30, 2016, on a pro forma basis, we had $2,785.6 million face value of long-term outstanding indebtedness, including: (i) $450.0 million of the notes; (ii) $500.0 million of the 5¾% Senior Notes; (iii) $35.0 million of secured indebtedness under the New Revolving Credit Facility; (iv) $1,800.0 million of secured indebtedness under the New Term Loan Facility; and (v) $0.6 million aggregate principal amount of other indebtedness. If the Company is unable to increase its profitability and cash flow and sustain such increase in future periods, it could adversely affect the Company’s operations and its ability to service its debt and/or comply with the financial and/or operating covenants under its various debt instruments. See also “—Restrictions and covenants in Products Corporation’s debt agreements limit its ability to take certain actions and impose consequences in the event of failure to comply.”

The Company is subject to the risks normally associated with substantial indebtedness, including the risk that the Company’s operating revenues will be insufficient to meet required payments of principal and interest, and the risk that the Company will be unable to refinance existing indebtedness when it becomes due or, if it is unable to comply with the financial or operating covenants under its debt instruments, to obtain any necessary consents, waivers or amendments or that the terms of any such refinancing and/or consents, waivers or amendments will be less favorable than the current terms of such indebtedness. Products Corporation’s substantial indebtedness could also have the effect of:

•	limiting the Company’s ability to fund (including by obtaining additional financing) the costs and expenses of the execution of the Company’s business strategy (including activities related to integrating the Elizabeth Arden business into the Company’s business), future working capital, capital expenditures, advertising, promotional and/or marketing expenses, new product development costs, purchases and reconfigurations of wall displays, acquisitions, investments, restructuring programs and other general corporate requirements;
•	requiring the Company to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of the Company’s cash flow for the execution of its business strategy and for other general corporate purposes;
•	placing the Company at a competitive disadvantage compared to its competitors that have less debt;
•	exposing the Company to potential events of default (if not cured or waived) under the financial and operating covenants contained in its debt instruments;
•	limiting the Company’s flexibility in responding to changes in its business and the industry in which it operates; and
•	making the Company more vulnerable in the event of adverse economic conditions or a downturn in its business.

Although the agreements that govern the Company’s indebtedness, including the agreements governing the New Senior Facilities and the indentures governing the notes and the 5¾% Senior Notes, limit the Company’s ability to borrow funds, under certain circumstances the Company is allowed to borrow a significant amount of additional money, some of which, in certain circumstances and subject to certain limitations, could be secured indebtedness. To the extent that more debt is added to the Company’s current debt levels, the risks described above would increase further.

The Company’s ability to pay the principal amount of its indebtedness depends on many factors.

The notes will mature in 2024, the New Revolving Credit Facility will mature not later than 2021, the New Term Loan Facility will mature not later than 2023 and the 5¾% Senior Notes mature in 2021. Products Corporation currently anticipates that, in order to pay the principal amount of its outstanding indebtedness if accelerated upon the occurrence of any event of default, or to repurchase either the notes or the 5¾% Senior Notes if a change of control occurs or if accelerated upon the occurrence of an event of default, or in the event that Products Corporation’s cash flows from operations are insufficient to allow it to pay the principal amount of its indebtedness at maturity, the Company may be required to refinance its indebtedness, seek to sell assets or operations, seek to sell additional debt securities or seek additional capital contributions or loans from MacAndrews & Forbes, Parent or from the Company’s other affiliates and/or third parties. The Company may be unable to take any of these actions due to a variety of commercial or market factors or constraints in its debt instruments, including, for example, market conditions being unfavorable for an equity or debt issuance, additional capital contributions or loans not being available from affiliates and/or third parties, or that the transactions may not be permitted under the terms of the various debt instruments then in effect, including restrictions on the incurrence of additional debt, incurrence of liens, asset dispositions and/or related party transactions included in such debt instruments. Such actions, if ever taken, may not enable the Company to satisfy its cash requirements or enable it to comply with the financial covenants under the New Senior Facilities if the actions do not result in sufficient savings or generate a sufficient amount of additional capital, as the case may be.

None of the Company’s affiliates are required to make any capital contributions, loans or other payments to it regarding its obligations on its indebtedness. The Company may not be able to pay the principal amount of its indebtedness using any of the above actions because, under certain circumstances, the indenture, the indenture governing the 5¾% Senior Notes (the “5¾% Senior Notes Indenture”) any of the Company’s other debt instruments (including the New Senior Facilities) or the debt instruments of the Company’s subsidiaries then in effect may not permit the Company to take such actions. See also “—Restrictions and covenants in Products Corporation’s debt agreements limit its ability to take certain actions and impose consequences in the event of failure to comply.”

The future state of the credit markets, including any volatility and/or tightening of the credit markets and reduction in credit availability, could adversely impact the Company’s ability to refinance or replace its outstanding indebtedness at or prior to their respective maturity dates, which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

Restrictions and covenants in the Company’s debt agreements will limit its ability to take certain actions and impose consequences in the event of failure to comply.

The agreements that govern the Company’s indebtedness, including the notes, 5¾% Senior Notes and the New Senior Facilities, contain a number of significant restrictions and covenants that limit Products Corporation’s ability (subject in each case to limited exceptions) to, among other things:

•	borrow money;
•	use assets as security in other borrowings or transactions;
•	pay dividends on stock or purchase stock;
•	sell assets and use the proceeds from such sales;
•	enter into certain transactions with affiliates;
•	make certain investments;
•	prepay, redeem or repurchase specified indebtedness; and
•	permit restrictions on the payment of dividends to the Company by its subsidiaries.

These covenants affect the Company’s operating flexibility by, among other things, restricting its ability to incur expenses and indebtedness that could otherwise be used to fund the costs of executing the Company’s business strategy and to grow the Company’s business, as well as to fund general corporate purposes.

A breach under the New Senior Facilities would permit the Company’s lenders to accelerate amounts outstanding thereunder. The acceleration of amounts outstanding under the New Senior Facilities would in certain circumstances constitute an event of default under the notes and the 5¾% Senior Notes. An event of default under the notes or the 5¾% Senior Notes would permit the trustee or a requisite number of holders to accelerate payment thereunder. In addition, holders of the notes and the 5¾% Senior Notes may require Products Corporation to repurchase their notes or 5¾% Senior Notes, as the case may be, in the event of a change of control under the relevant indenture. Products Corporation may not have sufficient funds at the time of any such breach or change of control to repay, in full or in part, the borrowings under the New Senior Facilities or to repay, repurchase or redeem, in full or in part, the notes and/or the 5¾% Senior Notes.

Events beyond the Company’s control could impair the Company’s operating performance, which could affect Company’s ability to comply with the terms of the Company’s debt instruments. Such events may include decreased consumer spending in response to weak economic conditions or weakness in the consumption of beauty care products; adverse changes in foreign currency exchange rates, foreign currency controls and/or government-mandated pricing controls; decreased sales of the Company’s products as a result of increased competitive activities by the Company’s competitors and/or decreased performance by third-party suppliers; changes in consumer purchasing habits, including with respect to retailer preferences; inventory management by the Company’s customers; space reconfigurations or reductions in display space by the Company’s customers; changes in pricing, marketing, advertising and/or promotional strategies by the Company’s customers; less than anticipated results from the Company’s existing or new products or from its advertising, promotional, pricing and/or marketing plans; or if the Company’s expenses, including, without limitation, for pension expense under its benefit plans, acquisition-related integration costs, advertising, promotional and/or marketing activities or for sales returns related to any reduction of space by the Company’s customers, product discontinuances or otherwise, exceed the Company’s anticipated level of expenses.

Under such circumstances, the Company may be unable to comply with the provisions of its debt instruments. If the Company is unable to satisfy such covenants or other provisions at any future time, it would need to seek an amendment or waiver of such financial covenants or other provisions. The respective lenders under the New Senior Facilities may not consent to any amendment or waiver requests that the Company may make in the future, and, if they do consent, they may only do so on terms that are unfavorable to the Company and/or the Parent.

In the event that the Company is unable to obtain any such waiver or amendment, its inability to meet the financial covenants or other provisions of the New Senior Facilities would constitute an event of default under the New Senior Facilities, which would permit the bank lenders to accelerate the New Senior Facilities and, under certain circumstances, would constitute an event of default under the notes and the 5¾% Senior Notes. An event of default under the notes or the 5¾% Senior Notes would permit the trustee or the requisite number of holders thereof to accelerate payment of the principal and accrued, but unpaid, interest on the notes and/or the 5¾% Senior Notes, as the case may be.

Products Corporation’s assets and/or cash flow and/or that of Products Corporation’s subsidiaries may not be sufficient to fully repay borrowings under its debt instruments, either upon maturity or if accelerated upon an event of default, and if the Company is required to repay, repurchase and/or redeem its outstanding notes or 5¾% Senior Notes or repay the New Senior Facilities upon a change of control, it may be unable to refinance or restructure the payments on such debt. Further, if the Company is unable to repay, refinance or restructure its indebtedness under the New Senior Facilities, the lenders could proceed against the collateral securing that indebtedness, subject to certain conditions and limitations as set forth in the related intercreditor agreement. As described above, the consequences of complying with the foregoing restrictions, covenants and limitations under the Company’s debt agreements could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

Limits on the Company’s borrowing capacity under the New Revolving Credit Facility may affect the Company’s ability to finance its operations.

As of June 30, 2016, on a pro forma basis, the Company would have had $35.0 million outstanding under the New Revolving Credit Facility. While the New Revolving Credit Facility provides for up to $400.0 million of commitments, the Company’s ability to borrow funds under such facility is limited by a borrowing base determined relative to the value, from time to time, of certain eligible assets. Elizabeth Arden and certain of its subsidiaries are guarantors of the notes, the 5¾% Senior Notes and the New Senior Facilities. Substantially all of the assets of such subsidiaries are pledged as collateral under the New Senior Facilities, thereby increasing the value of the assets supporting the borrowing base under the New Revolving Credit Facility.

If the value of these eligible assets is not sufficient to support a $400.0 million borrowing base, the Company will not have full access to the New Revolving Credit Facility, but rather could have access to a lesser amount determined by the borrowing base. As the Company continues to manage its working capital, this could reduce the borrowing base under the New Revolving Credit Facility. Further, if the Company borrows funds under such facility, subsequent changes in the value or eligibility of the assets within the borrowing base could cause it to be required to pay down the amounts outstanding under such facility so that there is no amount outstanding in excess of the then-existing borrowing base.

The Company’s ability to borrow under the New Revolving Credit Facility is also conditioned upon its compliance with other covenants in the agreements that govern the New Senior Facilities. Because of these limitations, the Company may not always be able to meet its cash requirements with funds borrowed under the New Revolving Credit Facility, which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

At June 30, 2016, on a pro forma basis, the aggregate principal amount outstanding under the New Term Loan Facility was $1,800.0 million, respectively, with the Company having a pro forma liquidity position of $557.9 million, consisting of unrestricted cash and cash equivalents (net of any outstanding checks) of $204.9 million, as well as $353.0 million in available borrowings under the New Revolving Credit Facility, assuming the full $400.0 million availability under the New Revolving Credit Facility (after giving effect to $12.0 million of undrawn outstanding letters of credit and $35.0 million then drawn under the New Revolving Credit Facility at such date).

The New Revolving Credit Facility has been syndicated to a group of banks and financial institutions. Each bank is responsible to lend its portion of the $400.0 million commitment if and when Products Corporation seeks to draw under the New Revolving Credit Facility. The lenders may assign their commitments to other banks and financial institutions in certain cases without prior notice to the Company. If a lender is unable to meet its lending commitment, then the other lenders under the New Revolving Credit Facility have the right, but not the obligation, to lend additional funds to make up for the defaulting lender’s commitment, if any. It is possible that economic conditions and potential volatility in the financial markets, among other factors, could impact the liquidity and financial condition of certain banks and financial institutions. If one or more lenders under the New Revolving Credit Facility are unable to fulfill their commitment to lend, such inability would impact the Company’s liquidity and, depending upon the amount involved and the Company’s liquidity requirements, could have an adverse effect on the Company’s ability to fund its operations, which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

A substantial portion of the Company’s indebtedness is subject to floating interest rates.

A substantial portion of the Company’s indebtedness is subject to floating interest rates, which makes the Company more vulnerable in the event of adverse economic conditions, increases in prevailing interest rates or a downturn in the Company’s business. The Company has hedged some of this risk using its existing $400 million floating-to-fixed interest rate swap. As of June 30, 2016, including the effect of the aforementioned floating-to-fixed interest rate swap, on a pro forma basis, $1,447.1 million of the Company’s total indebtedness or approximately 52.9% of its total indebtedness, was subject to floating interest rates.

As of June 30, 2016, on a pro forma basis, $1,800.0 million in aggregate principal amount outstanding under the New Term Loan Facility bore interest, at the Company’s option, at Adjusted LIBOR plus 3.5% or an alternate base rate plus 2.5%. As of June 30, 2016, on a pro forma basis, $35.0 million in aggregate principal amount outstanding under the New Revolving Credit Facility bore interest, at the Company’s option, at a rate per annum equal to either (i) the alternate base rate plus an applicable margin or (ii) the Eurodollar rate plus an applicable margin.

At June 30, 2016, on a pro forma basis, Adjusted LIBOR and the alternate base rate for the New Term Loan Facility were 0.65% and 3.5%, respectively.

If any of LIBOR, the prime rate or the federal funds effective rate increases, Products Corporation’s debt service costs will increase to the extent that Products Corporation has elected such rates for its outstanding loans. Based on the amounts outstanding under the New Senior Facilities, and other short-term borrowings (which, in the aggregate, are Products Corporation’s only debt currently subject to floating interest rates) as of June 30, 2016, on a pro forma basis, a 1% increase in LIBOR would increase the Company’s annual interest expense by $14.7 million. Increased debt service costs would adversely affect the Company’s cash flow and could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

The Company depends on its Oxford, North Carolina facility for production of a substantial portion of its products. Disruptions at this facility and/or at other Company or third-party facilities at which the Company’s products are manufactured could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

The Company produces a substantial portion of its products at its Oxford, North Carolina facility. Significant unscheduled downtime at this facility, or at other Company facilities and/or third-party facilities at which the Company’s products are manufactured, whether due to equipment breakdowns, power failures, natural disasters, weather conditions hampering delivery schedules, intermittent technology disruptions or other disruptions, including those caused by transitioning manufacturing across these facilities, or any other cause could have a material adverse effect on the Company’s ability to provide products to its customers, which could have a material adverse effect on the Company’s sales, business, prospects, results of operations, financial condition and/or cash flows. Additionally, if product sales exceed the Company’s forecasts, internal or third-party production capacities and/or the Company’s ability to procure sufficient levels of finished goods, raw materials and/or components from third-party suppliers, the Company could, from time to time, not have an adequate supply of products to meet customer demands, which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

The Company’s new product introductions may not be as successful as the Company anticipates, which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

The Company has a rigorous process for the continuous development and evaluation of new product concepts, led by executives in marketing, sales, research and development, product development, operations, law and finance. Each new product launch, including those resulting from this new product development process, carries risks, as well as the possibility of unexpected consequences, including:

•	the acceptance of the Company’s new product launches by, and sales of such new products to, the Company’s customers may not be as high as the Company anticipates;
•	the Company’s marketing, promotional, advertising and/or pricing strategies for its new products may be less effective than planned and may fail to effectively reach the targeted consumer base or engender the desired consumption of the Company’s products by consumers;
•	the rate of purchases by the Company’s consumers may not be as high as the Company anticipates;
•	the Company’s wall displays to showcase its new products may fail to achieve their intended effects;
•	the Company may experience out-of-stocks and/or product returns exceeding its expectations as a result of the Company’s new product launches or space reconfigurations or as a result of reductions in retail display space by the Company’s customers;
•	the Company’s net sales may also be impacted by inventory management by its customers or changes in pricing, marketing, advertising and/or promotional strategies by its customers;
•	the Company may incur costs exceeding its expectations as a result of the continued development and launch of new products, including, for example, unanticipated levels of advertising, promotional and/or marketing expenses, sales return expenses or other costs related to launching new products;
•	the Company may experience a decrease in sales of certain of the Company’s existing products as a result of newly-launched products, the impact of which could be exacerbated by shelf space limitations and/or any shelf space loss. See also “— Competition in the cosmetics, hair care, beauty care, fragrance and skin care business could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows;”
•	the Company’s product pricing strategies for new product launches may not be accepted by its customers and/or its consumers, which may result in the Company’s sales being less than it anticipates;

•	the Company may experience a decrease in sales of certain of the Company’s products as a result of counterfeit products and/or products sold outside of their intended territories; and/or
•	any delays or difficulties impacting the Company’s ability, or the ability of the Company’s suppliers, to timely manufacture, distribute and ship products or raw materials, as the case may be, displays or display walls in connection with launching new products, such as due to inclement weather conditions or other delays or difficulties such as those discussed under “— The Company depends on its Oxford, North Carolina facility for production of a substantial portion of the Company’s products. Disruptions at this facility and/or at other Company or third-party facilities at which the Company’s products are manufactured, could affect the Company’s business, prospects, results of operations, financial condition and/or cash flows,” could have a material adverse effect on the Company’s ability to ship and deliver products to meet its customers’ reset deadlines.

Each of the risks referred to above could delay or impede the Company’s ability to achieve its sales objectives, which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

The Company’s ability to service its debt and meet its cash requirements depends on many factors, including achieving anticipated levels of revenue and expenses. If such revenue or expense levels prove to be other than as anticipated, the Company may be unable to meet its cash requirements or Products Corporation may be unable to meet the requirements of the covenants under the New Senior Facilities, which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

The Company currently expects that operating revenues, cash on hand, and funds available for borrowing under the New Senior Facilities and other permitted lines of credit will be sufficient to enable the Company to cover its operating expenses for 2016, including cash requirements for the payment of expenses in connection with the execution of the Company’s business strategy and its advertising, promotional, pricing and/or marketing plans, purchases of permanent wall displays, capital expenditure requirements, debt service payments and costs, tax payments, pension and post-retirement plan contributions, payments in connection with the Company’s restructuring programs, severance not otherwise included in the Company’s restructuring programs and debt and/or equity repurchases, if any.

However, if the Company’s anticipated level of revenue is not achieved because of, for example, decreased consumer spending in response to weak economic conditions or weakness in the consumption of beauty care products; adverse changes in foreign currency exchange rates, foreign currency controls and/or government-mandated pricing controls; decreased sales of the Company’s products as a result of increased competitive activities by the Company’s competitors and/or decreased performance by third-party suppliers; changes in consumer purchasing habits, including with respect to retailer preferences; inventory management by the Company’s customers; space reconfigurations or reductions in display space by the Company’s customers; changes in pricing, marketing, advertising and/or promotional strategies by the Company’s customers; less than anticipated results from the Company’s existing or new products or from its advertising, promotional, pricing and/or marketing plans; or if the Company’s expenses, including, without limitation, for pension expense under its benefit plans, for advertising, promotional or marketing activities or for sales returns related to any reduction of space by the Company’s customers, product discontinuances or otherwise, exceed the anticipated level of expenses, the Company’s current sources of funds may be insufficient to meet its cash requirements. In addition, such developments, if significant, could reduce the Company’s revenues and could have a material adverse effect on Products Corporation’s ability to comply with certain covenants under the New Senior Facilities. See also “Restrictions and covenants in Products Corporation’s debt agreements limit its ability to take certain actions and impose consequences in the event of failure to comply,” which discusses, among other things, the consequences of noncompliance with Products Corporation’s debt covenants.

If the Company’s operating revenues, cash on hand and/or funds available for borrowing are insufficient to cover the Company’s expenses and/or are insufficient to enable Products Corporation to comply with the covenants under the New Senior Facilities, the Company could be required to adopt one or more of the alternatives listed below:

•	delaying the implementation of or revising certain aspects of the Company’s business strategy;
•	reducing or delaying purchases of wall displays and/or expenses related to the Company’s advertising, promotional and/or marketing activities;
•	reducing or delaying capital spending;
•	implementing new restructuring programs;
•	refinancing Products Corporation’s indebtedness;
•	selling assets or operations;
•	seeking additional capital contributions and/or loans from MacAndrews & Forbes, the Company’s other affiliates and/or third parties;
•	selling additional debt securities; and/or
•	reducing other discretionary spending.

The Company may not be able to take any of these actions, because of a variety of commercial or market factors or constraints in its debt instruments, including, for example, market conditions being unfavorable for an equity or a debt issuance, additional capital contributions or loans not being available from affiliates and/or third parties, or that the transactions may not be permitted under the terms of the Company’s various debt instruments then in effect, such as due to restrictions on the incurrence of debt, incurrence of liens, asset dispositions and/or related party transactions. If the Company is required to take any of these actions, it could have a material adverse effect on its business, prospects, results of operations, financial condition and/or cash flows.

Such actions, if ever taken, may not enable the Company to satisfy its cash requirements or enable Products Corporation to comply with the financial covenants under the New Senior Facilities if the actions do not result in sufficient savings or generate a sufficient amount of additional capital, as the case may be. See also “—Restrictions and covenants in the Company’s debt agreements limit its ability to take certain actions and impose consequences in the event of failure to comply,” which discusses, among other things, the consequences of noncompliance with the Company’s debt covenants.

Economic conditions could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows and/or on the financial condition of its customers and suppliers.

Economic conditions in the U.S. and/or other countries where the Company operates have contributed and may continue to contribute to high unemployment levels, lower consumer spending and reduced credit availability. Such economic conditions have impacted and could in the future impact business and consumer confidence. These economic conditions may be exacerbated by geopolitical events, including the pending withdrawal of the United Kingdom from the European Union. These conditions could have an impact on customer and/or consumer purchases of the Company’s products, which could result in a reduction of the Company’s net sales, operating income and/or cash flows. Additionally, disruptions in the credit and other financial markets and economic conditions could, among other things, impair the financial condition of one or more of the Company’s customers or suppliers, thereby increasing the risk of customer bad debts or non-performance by suppliers. These conditions could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

The results of the United Kingdom’s referendum on withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business, which could reduce the price of the notes.

The Company is a multinational company with worldwide operations, including material business operations in Europe. The Company’s European business has increased as a result of the Acquisition. In June 2016, a majority of voters in the United Kingdom elected to withdraw from the European Union in a national referendum. The referendum was advisory, and the terms of any withdrawal are subject to a negotiation period that could last at least two years after the government of the United Kingdom formally initiates a withdrawal process. Nevertheless, the referendum has created significant uncertainty about the future relationship between the United Kingdom and the European Union and has given rise to calls for the governments of other European Union member states to consider withdrawal from the European Union.

These developments, or the perception that any of them could occur, have had and may continue to have a material adverse effect on global economic conditions and the stability of global financial markets and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Asset valuations, currency exchange rates and credit ratings may be especially subject to increased market volatility. Lack of clarity about future United Kingdom laws and regulations as the United Kingdom determines which European Union laws to replace or replicate in the event of a withdrawal, including financial laws and regulations, tax and free trade agreements, intellectual property rights, supply chain logistics, environmental, health and safety laws and regulations, immigration laws and employment laws, could decrease foreign direct investment in the United Kingdom, increase costs, depress economic activity, restrict the Company’s access to capital and make regulatory compliance and the distribution, sourcing, manufacturing and sales and marketing of the Company’s products more difficult or costly. If the United Kingdom and the European Union are unable to negotiate acceptable withdrawal terms or if other European Union member states pursue withdrawal, barrier-free access between the United Kingdom and other European Union member states or among the European economic area overall could be diminished or eliminated. Any of these factors could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows and negatively affect the price of the notes.

The Company depends on a limited number of customers for a large portion of its net sales, and the loss of one or more of these customers could reduce the Company’s net sales and have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

Walmart and its affiliates worldwide accounted for approximately 18%, 16% and 20% of Products Corporation’s worldwide net sales for its fiscal years ended December 31, 2015, 2014 and 2013 and 12%, 12% and 12% of Elizabeth Arden’s worldwide net sales for its fiscal years ended June 30, 2016, 2015 and 2014. The Company expects that, for future periods, Walmart and a small number of other customers will, in the aggregate, continue to account for a large portion of the Company’s net sales. The Company may be affected by changes in the policies and demands of its customers relating to service levels, inventory de-stocking, pricing, marketing, advertising and/or promotional strategies or limitations on access to wall display space. As is customary in the consumer products industry, none of the Company’s customers is under any obligation to continue purchasing products from the Company in the future.

The loss of Walmart and/or one or more of the Company’s other customers that may account for a significant portion of the Company’s net sales, or any significant decrease in sales to these customers, including as a result of consolidation among such customers, inventory management by these customers, changes in pricing, marketing, advertising and/or promotional strategies by such customers or space reconfigurations by the Company’s customers or any significant decrease in the Company’s display space, could reduce the Company’s net sales and/or operating income and therefore could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

Declines in the financial markets may result in increased pension expense and increased cash contributions to the Company’s pension plans.

Declines in the U.S. and global financial markets could result in significant declines in the Company’s pension plan assets and result in increased pension expense and cash contributions to the Company’s pension plans. Interest rate levels will affect the discount rate used to value the Company’s year-end pension benefit obligations. One or more of these factors, individually or taken together, could impact future required cash contributions to the Company’s pension plans and pension expense. Any one or more of these conditions could reduce the Company’s available liquidity, which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

The Company may be unable to maintain or increase its sales through the Company’s primary retailers, which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

A decrease in consumer demand in the U.S. and/or internationally for beauty care products, inventory management by the Company’s customers, credit risks associated with the financial condition of our customers, changes in pricing, marketing, advertising and/or promotional strategies by the Company’s customers (such as the development and/or continued expansion of private label or their own store-owned brands), a reduction in display space by the Company’s customers and/or a change in consumers’ purchasing habits, such as by buying types of cosmetics and beauty care products that the Company does not offer, could result in decreased sales of the Company’s products, which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

Competition in the cosmetics, hair care, beauty care, fragrance and skin care business could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

The cosmetics, hair care, beauty care, fragrance and skin care business is highly competitive. The Company competes primarily by:

•	developing quality products with innovative performance features, shades, finishes and packaging;
•	educating consumers and salon professionals about the benefits of the Company’s products;
•	anticipating and responding to changing consumer and salon professional demands in a timely manner, including as to the timing of new product introductions and line extensions;
•	offering attractively priced products, relative to the product benefits provided;
•	maintaining favorable brand recognition;
•	generating competitive margins and inventory turns for the Company’s customers by providing relevant products and executing effective pricing, incentive and promotional programs and marketing and advertising campaigns;
•	ensuring product availability through effective planning and replenishment collaboration with the Company’s customers;
•	providing strong and effective advertising, promotion, marketing and merchandising support;
•	maintaining an effective sales force and distribution network; and
•	obtaining and retaining sufficient display space, optimal in-store positioning and effective presentation of the Company’s products on-shelf.

An increase in or change in the current level of competition that the Company faces could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

In addition to competing with expanding private label and store-owned brands in the Consumer segment, the Company competes against a number of multi-national manufacturers, some of which are larger and have substantially greater resources than the Company, and which may therefore have the ability to spend more aggressively than the Company on advertising, promotions and/or marketing activities and have more flexibility than the Company to respond to changing business and economic conditions.

Additionally, the Company’s major customers periodically assess the allocation of display space among competitors and in the course of doing so could elect to reduce the display space allocated to the Company’s products, if, for example, the Company’s marketing, promotional, advertising and/or pricing strategies for its new and/or existing products are less effective than planned, fail to effectively reach the targeted consumer base, fail to engender the desired consumption of the Company’s products by consumers and/or fail to sustain productive levels of consumption dollar share; and/or the rate of purchases by the Company’s consumers are not as high as the Company anticipates. Within the Company’s Consumer segment, among the factors used by the Company’s major customers in assessing the allocation of display space is a brand’s share of the color cosmetics category. The Company’s color cosmetics brands have experienced, over time, year-over-year declines in their share of the color cosmetics category in the U.S. and it is possible that the Company may continue to experience further share declines. Further declines in the Company’s share for one or more of its principal brands, including with respect to the Company’s Almay brand, could, among other things, contribute to a loss of display space and/or decreased revenues. Any significant loss of display space could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

Elizabeth Arden depends on various brand licenses and distribution arrangements for a significant portion of its sales, and the loss of one or more licenses or distribution arrangements could have a material adverse effect on the Company.

Elizabeth Arden’s rights to market and sell certain of its prestige fragrance brands are derived from licenses and other distribution arrangements from unaffiliated third parties and its business is dependent upon the continuation and renewal of such licenses and distribution arrangements on terms favorable to Elizabeth Arden. Each license is for a specific term and may have optional renewal terms. In addition, such licenses and distribution arrangements may be subject to Elizabeth Arden satisfying required minimum royalty payments, minimum advertising and promotional expenditures and satisfying minimum sales requirements. Just as the loss of a license or other significant distribution arrangement may have a material adverse effect on the Company, a renewal on less favorable terms could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

The success of Elizabeth Arden depends, in part, on the demand for heritage and designer fragrance products. Such risks could also negatively impact the Company.

Elizabeth Arden has license agreements to manufacture, market and distribute a number of heritage and designer fragrance products, including those of Juicy Couture, John Varvatos, Elizabeth Taylor, Britney Spears, Christina Aguilera, Ed Hardy, Lucky, Halston, Geoffrey Beene and Wildfox Couture. In fiscal 2016, Elizabeth Arden derived approximately 42% of its net sales from heritage and designer fragrance brands. The demand for these products is, to some extent, dependent on the appeal to consumers of the particular designer or talent and the designer’s or talent’s reputation. To the extent that the heritage or designer fragrance category or a particular designer or talent ceases to be appealing to consumers or a designer’s or talent’s reputation is adversely affected, sales of the related products and the value of the brands can decrease materially which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows. In addition, under certain circumstances, lower net sales may shorten the duration of the applicable license agreement.

The failure to realize the anticipated benefits of Elizabeth Arden’s 2014 Performance Improvement Plan, 2016 Business Transformation Program, or other restructuring or cost reduction initiatives could have a material adverse effect on the Company.

During fiscal 2015 and fiscal 2016, Elizabeth Arden undertook broad restructuring and cost reduction programs that are intended to reduce the size and cost of its overhead structure and exit low-return businesses, customers and brands to improve gross margins and profitability in the long term. Elizabeth Arden’s 2014 Performance Improvement Plan included the exiting of certain unprofitable retail doors and fragrance license agreements, changes in customer, distribution and supply chain relationships, the discontinuation of certain products, headcount reductions, and the closing of Elizabeth Arden’s affiliate in Puerto Rico. Elizabeth Arden’s 2016 Business Transformation Program is intended to further align its organizational structure and distribution arrangements with the current needs and demands of its business in order to improve its go-to-trade capability and execution and to streamline Elizabeth Arden’s organization. Elizabeth Arden may not realize, in full or in part, the anticipated benefits of these initiatives. The failure to realize such anticipated benefits, which could result from Elizabeth Arden’s inability to execute plans, global or local economic conditions, competition, changes in the beauty industry and other factors described herein, could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

The Company’s foreign operations are subject to a variety of social, political and economic risks and have been, and are expected to continue to be, affected by foreign currency exchange fluctuations, foreign currency controls and/or government-mandated pricing controls, which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows and the value of its foreign assets.

As of June 30, 2016, on a combined basis, the Company’s products were sold in approximately 150 countries. The Company is exposed to risks associated with social, political and economic conditions, including inflation, inherent in operating in foreign countries, including those in Asia (including China, Japan and Korea), Australia, Canada, Eastern Europe (including Russia), Mexico, South Africa and South America (including Venezuela and Argentina), which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows. Such risks include hyperinflation, foreign currency devaluation, foreign currency controls, government-mandated pricing controls, currency remittance restrictions, changes in tax laws, changes in consumer purchasing habits (including as to retailer preferences), as well as, to a lesser extent, changes in U.S. laws and regulations relating to foreign trade and investment.

These risks and limitations could affect the ability of the Company’s foreign subsidiaries to obtain sufficient capital to conduct their operations in the ordinary course of business. Limitations and the difficulties that certain of the Company’s foreign subsidiaries may experience on the free flow of funds to and from these foreign subsidiaries could restrict the Company’s ability to respond timely to challenging business conditions or changes in operations, which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

Products Corporation’s net sales outside of the United States for each of 2015, 2014 and 2013 represented approximately 45%, 47% and 44% of Products Corporation’s total consolidated net sales, respectively. Elizabeth Arden’s net sales outside of the United States for each of 2016, 2015 and 2014 represented approximately 43%, 42% and 43% of Elizabeth Arden’s total consolidated net sales, respectively. During 2015, fluctuations in foreign currency exchange rates adversely affected, and they may continue to adversely affect, the Company’s results of operations and the value of the Company’s foreign net assets, which in turn could cause a material adverse effect on the Company’s reported net sales and earnings and the comparability of period-to-period results of operations.

Products Corporation enters into foreign currency forward exchange contracts to hedge certain net cash flows denominated in foreign currencies. The foreign currency forward exchange contracts are entered into primarily for the purpose of hedging anticipated inventory purchases and certain intercompany payments denominated in foreign currencies and generally have maturities of less than one year. At June 30, 2016, on a pro forma basis, the notional amount of the Company’s foreign currency forward exchange contracts was $145.1 million. These foreign currency forward exchange contracts may not adequately protect the Company against the negative effects of foreign currency fluctuations, which could adversely affect the Company’s overall liquidity.

Terrorist attacks, acts of war or military actions and/or other civil unrest may adversely affect the territories in which the Company operates and the Company’s business, prospects, results of operations, financial condition and/or cash flows.

On September 11, 2001, the U.S. was the target of terrorist attacks of unprecedented scope. These attacks contributed to major instability in the U.S. and other financial markets and reduced consumer confidence. These terrorist attacks, as well as subsequent terrorist attacks (such as those that have occurred in Nice, France; Orlando, Florida; Istanbul, Turkey; Paris, France; Brussels, Belgium; Benghazi, Libya; Madrid, Spain; and London, England), attempted terrorist attacks, military responses to terrorist attacks, other military actions and/or civil unrest such as that occurring in the Ukraine, Venezuela, Turkey, Syria, Iraq and surrounding areas, may adversely affect prevailing economic conditions, resulting in work stoppages, reduced consumer spending and/or reduced demand for the Company’s products. These developments subject the Company’s worldwide operations to increased risks and, depending on their magnitude, could reduce the Company’s net sales and therefore could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

The Company’s products are subject to federal, state and international regulations that could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

The Company is subject to regulation by the FTC and the FDA, in the U.S., as well as various other federal, state, local and foreign regulatory authorities, including those in the EU, Canada and other countries in which the Company operates. The Company’s Oxford, North Carolina manufacturing facility is registered with the FDA as a drug manufacturing establishment, permitting the manufacture of cosmetics and other beauty-care products that contain over-the-counter drug ingredients, such as sunscreens, anti-perspirant deodorants and anti-dandruff hair-care products. Regulations in the U.S., the EU, Canada and other countries in which the Company operates that are designed to protect consumers or the environment have an increasing influence on the Company’s product claims, ingredients and packaging. To the extent federal, state, local and/or foreign regulatory changes occur in the future, they could require the Company to reformulate or discontinue certain of its products or revise its product packaging or labeling, any of which could result in, among other things, increased costs to the Company, delays in product launches, product returns or recalls and lower net sales, and therefore could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

Any violation of the U.S. Foreign Corrupt Practices Act or other similar foreign anti-corruption laws could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

A significant portion of the Company’s revenue is derived from operations outside the U.S. and the Company has significant facilities outside the U.S., which exposes the Company to complex foreign and U.S. regulations inherent in conducting international business transactions. The Company is subject to compliance with the U.S. Foreign Corrupt Practices Act (“FCPA”) and other similar foreign anti-corruption laws, which generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business and other types of improper payments. While the Company’s employees and agents are required to comply with these laws and the Company has developed policies and procedures to facilitate compliance with such laws, there is no assurance that the Company’s policies and procedures will prevent all violations of these laws, despite the Company’s long-standing commitment to conducting its business and achieving its objectives by maintaining the highest level of ethical standards and legal compliance. The SEC and the U.S. Department of Justice, and their foreign counterparts, have increased their enforcement activities with respect to the FCPA and similar foreign anti-corruption laws and any violation of these laws or allegations of such, may result in severe criminal and civil sanctions, as well as other substantial costs and penalties, any of which could have a material adverse effect the Company’s business, prospects, results of operations, financial condition and/or cash flows.

The failure of the Company’s information technology systems and/or difficulties or delays in implementing new information technology systems could disrupt the Company’s business operations which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

The operation of the Company’s business depends on the Company’s information technology systems. The Company relies on its information technology systems to effectively manage, among other things, the Company’s business data, communications, supply chain, inventory management, customer order entry and order fulfillment, processing transactions, summarizing and reporting results of operations, human resources benefits and payroll management, compliance with regulatory, legal and tax requirements and other processes and data necessary to manage the Company’s business. The failure of the Company’s information technology systems, including any failure of the Company’s current systems and/or as a result of transitioning to additional or replacement information technology systems, as the case may be, to perform as the Company anticipates could disrupt the Company’s business and could result in, among other things, transaction errors, processing inefficiencies, loss of data and the loss of sales and customers, which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows. In addition, the Company’s information technology systems may be vulnerable to damage or interruption from circumstances beyond the Company’s control, including, without limitation, fire, natural disasters, power outages, systems failure, system conversions, security breaches, cyber-attacks, viruses and/or human error. In any such event, the Company could be required to make a significant investment to fix or replace its information technology systems, and the Company could experience interruptions in its ability to service its customers. Any such damage or interruption could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

In addition, as part of our normal business activities, the Company collects and stores certain confidential information, including personal information with respect to customers and employees, and the success of its e-commerce operations depends on the secure transmission of confidential and personal data over public networks, including the use of cashless payments. The Company’s information technology systems, or those of its third-party service providers, may be accessed by unauthorized users such as cyber criminals as a result of a failure, disruption, cyberattack or other security breach. As techniques used by cyber criminals change frequently, a failure, disruption, cyberattack or other security breach of the Company’s information technology systems or infrastructure, or those of its third-party service providers, may go undetected for an extended period and could result in the theft, transfer, unauthorized access to, disclosure, modification, misuse, loss or destruction of Company, employee, representative, customer, vendor and/or other third-party data, including sensitive or confidential data, personal information and/or intellectual property. Any failure on the part of the Company or its third-party services providers to properly maintain the security of our confidential data and our employees’ and customers’ personal information could result in business disruption, damage to the Company’s reputation, financial obligations to third parties, fines, penalties, regulatory proceedings and private litigation with potentially large costs and other competitive disadvantages, and could accordingly have a material adverse effect on the Company’s business prospects, results of operations, financial condition and/or cash flows.

The Company is in the process of implementing a company-wide SAP enterprise resource planning (“ERP”) system. The Company’s anticipated company-wide implementation of this SAP ERP system may not result in improvements that outweigh its costs and may disrupt the Company’s operations. This system implementation subjects the Company to substantial costs, the majority of which are capital expenditures, and inherent risks associated with migrating from the Company’s legacy systems. These costs and risks could include, but are not limited to:

•	inability to fill customer orders accurately or on a timely basis, or at all;
•	inability to process payments to vendors accurately or in a timely manner;
•	disruption of the Company’s internal control structure;
•	inability to fulfill the Company’s SEC or other governmental reporting requirements in a timely or accurate manner;

•	inability to fulfill federal, state and local tax filing requirements in a timely or accurate manner;
•	increased demands on management and staff time to the detriment of other corporate initiatives; and
•	significant capital and operating expenditures.

If the Company is unable to successfully plan, design or implement this new SAP ERP system, in whole or in part, or experience unanticipated difficulties or delays in doing so, it could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

The illegal distribution and sale by third parties of counterfeit versions of the Company’s products or the unauthorized diversion by third parties of the Company’s products could have an adverse effect on the Company’s revenues and a negative impact on the Company’s reputation and business.

Third parties may illegally distribute and sell counterfeit versions of the Company’s products. These counterfeit products may be inferior in terms of quality and other characteristics compared to the Company’s authentic products and/or the counterfeit products could pose safety risks that the Company’s authentic products would not otherwise present to consumers. Consumers could confuse counterfeit products with the Company’s authentic products, which could damage or diminish the image, reputation and/or value of the Company’s brands and cause consumers to refrain from purchasing the Company’s products in the future, which could adversely affect the Company’s revenues and have a negative impact on the Company’s reputation.

A substantial portion of the products that the Company sells under its Professional segment are sold to professional salon distributors and/or wholesalers. Products sold to these customers are meant to be used exclusively by salons and individual salon professionals or are sold exclusively to the retail consumers of these salons. Despite the Company’s efforts to prevent diversion of such products from these customers, incidents have occurred and continue to occur whereby the Company’s products are sold to sales outlets other than the intended salons and salon professionals, such as to general merchandise retailers or unapproved outlets. In some instances, these diverted products may be old, damaged or otherwise adulterated, which could damage or diminish the image, reputation and/or value of the Company’s brands. In addition, such diversion may result in lower net sales of the Company’s products if consumers choose to purchase diverted products and/or choose to purchase products manufactured or sold by the Company’s competitors because of any perceived damage or diminishment to the image, reputation and/or value of the Company’s brands.

The Company believes that its trademarks, patents and other intellectual property rights are extremely important to the Company’s success and its competitive position. The Company devotes significant resources to registering and protecting its intellectual property rights and maintaining the positive image of its brands. The Company’s trademark and patent applications may fail to result in issued registrations or provide the scope of coverage sought. Unplanned increases in legal fees and other costs associated with enforcing and/or defending the Company’s trademarks, patents and/or other intellectual property rights could result in higher than expected operating expenses. The Company has been unable to eliminate, and may in the future be unable to eliminate, all counterfeiting activities, unauthorized product diversion and infringement of its trademarks, patents and/or other intellectual property, any of which could adversely affect the Company’s revenues and have a negative impact on the Company’s reputation.

The Company’s success depends, in part, on the quality, efficacy and safety of its products.

The Company’s success depends, in part, on the quality, efficacy and safety of its products. If its products are found or alleged to be defective or unsafe, or if they fail to meet customer or consumer standards, the Company’s relationships with customers or consumers could suffer, the appeal of one or more of its brands could be diminished, and the Company could lose sales and/or become subject to liability claims, any of which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

The Company’s success largely depends upon its ability to attract, hire and retain its senior management team, other key employees and a highly skilled and diverse workforce, as well as effectively implement succession planning for its senior management team, and, as such, the Company’s inability to do so could adversely affect the Company’s business, prospects, results of operations, financial condition and/or cash flows.

The continued execution of the Company’s business strategy largely depends on the Company’s ability to attract, hire and retain its senior management team, other key employees and a highly skilled and diverse workforce, as well as effectively implement succession planning for its senior management team. Unexpected levels of employee turnover or the Company’s failure to maintain adequate succession planning procedures to effectively transition current management leadership positions and/or the Company’s failure to attract, hire and retain its senior management team, other key employees and a highly skilled and diverse workforce could adversely affect the Company’s institutional knowledge base and/or competitive advantage. If the Company is unable to attract, hire and/or retain talented and highly qualified senior management, other key employees and/or a highly skilled and diverse workforce, or if the Company is unable to effectively provide for the succession of its senior management team, it could adversely affect the Company’s business, prospects, results of operations, financial condition and/or cash flows.

Shares of Parent’s Class A Common Stock and Products Corporation’s capital stock are pledged to secure various of Parent’s and/or other of the Company’s affiliates’ obligations and foreclosure upon these shares or dispositions of shares could result in the acceleration of debt under the notes, the 5¾% Senior Notes and the New Senior Facilities and could have other consequences.

All of Products Corporation’s shares of common stock have been pledged to secure Parent’s guarantee under the New Senior Facilities. MacAndrews & Forbes has advised the Company that it has pledged shares of Parent’s Class A Common Stock to secure certain obligations of MacAndrews & Forbes. Additional shares of Parent and shares of common stock of intermediate holding companies between Parent and MacAndrews & Forbes may from time to time be pledged to secure obligations of MacAndrews & Forbes. A default under any of these obligations that are secured by the pledged shares could cause a foreclosure with respect to such shares of Parent’s Class A Common Stock, Products Corporation’s common stock or stock of intermediate holding companies between Parent and MacAndrews & Forbes.

A foreclosure upon any such shares of common stock or dispositions of shares of Parent’s Class A Common Stock, Products Corporation’s common stock or stock of intermediate holding companies between Parent and MacAndrews & Forbes that are beneficially owned by MacAndrews & Forbes could, in a sufficient amount, constitute a “change of control” under the New Senior Facilities, the notes and/or the 5¾% Senior Notes. A change of control constitutes an event of default under the New Senior Facilities that would permit Products Corporation’s lenders to accelerate amounts outstanding under such facilities. In addition, holders of the notes and the 5¾% Senior Notes may require the Company to repurchase their respective notes or 5¾% Senior Notes, as the case may be, under those circumstances.

Products Corporation may not have sufficient funds at the time of any such change of control to repay in full the borrowings under the New Senior Facilities and/or to repurchase or redeem the notes and/or the 5¾% Senior Notes. See also “—The Company’s ability to service its debt and meet its cash requirements depends on many factors, including achieving anticipated levels of revenue and expenses. If such revenue or expense levels prove to be other than as anticipated, the Company may be unable to meet its cash requirements or the requirements of the covenants under the New Senior Facilities, which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.”

MacAndrews & Forbes has the power to direct and control the Company’s business.

MacAndrews & Forbes is wholly owned by Ronald O. Perelman. Mr. Perelman, through MacAndrews & Forbes, beneficially owned approximately 77.5% of Parent’s outstanding Class A Common Stock on June 30, 2016. As a result, MacAndrews & Forbes is able to control the election of the entire Board of Directors of Parent and of Products Corporation’s Board of Directors (as it is a wholly owned subsidiary of Parent) and controls the vote on all matters submitted to a vote of Parent’s and Products Corporation’s stockholders, including the approval of mergers, consolidations, sales of some, substantially all or all of the Company’s assets, issuances of capital stock and similar transactions.

Risks Related to our Indebtedness and the Notes

We may incur substantially more debt, including secured debt, or take other actions which may affect our ability to satisfy our obligations under the notes and our other indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including subsidiary indebtedness and secured indebtedness, to which the notes would be effectively subordinated. The terms of the indenture limit, but do not prohibit, us or our subsidiaries from incurring additional indebtedness, but these limits are subject to significant exceptions and do not limit liabilities that do not constitute debt. See “Description of Notes.” If we incur any additional indebtedness that ranks equally with the notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the holders of the notes and the guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks would increase commensurately.

We have the capacity to make certain payments, including dividends, under the indenture.

The indenture limits our ability to make certain payments, including dividends or distributions in respect of shares of our capital stock, the purchase, redemption, or retirement of any equity interests, and restricted investments. However, these limitations are subject to a number of exceptions, including certain exceptions based on a calculation of our net income, equity issuances, receipt of capital contributions and return on certain investments subsequent to the issue date of the initial notes. Accordingly, we have the capacity to make certain restricted payments (a portion of which is available only upon achievement of a minimum fixed charge coverage test) under the indenture that governs the notes (in addition to certain permitted investments). See “Description of Notes—Covenants—Limitation on Restricted Payments.”

To service our indebtedness, we will require a significant amount of cash. If we fail to generate sufficient cash flow from future operations, we may have to refinance all or a portion of our indebtedness or seek to obtain additional financing.

We expect to obtain the funds to pay our expenses and the amounts due under the notes and our other indebtedness primarily from operations. Our ability to meet our expenses and make these payments thus depends on our future performance, which will be affected by financial, business, economic, competitive, legislative, regulatory and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow from operations in the future, which could result in our being unable to pay amounts due under our outstanding indebtedness, including the notes, or to fund our other liquidity needs, such as future capital expenditures. If we do not have sufficient cash flow from operations, we may be required to refinance all or part of our then-existing indebtedness (including the notes), sell assets, reduce or delay capital expenditures or seek to raise additional capital, any of which could have a material adverse effect on our operations. We cannot assure you that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. Our ability to restructure or refinance our indebtedness, including the notes, will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, including the indenture governing the notes, may restrict us from adopting any of these activities. Any failure to make scheduled payments of interest or principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could negatively impact our ability to incur additional indebtedness on commercially reasonable terms, or at all. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the notes, our business, prospects, results of operations, financial condition and/or cash flows, and our ability to pay the amounts due under the notes and our other indebtedness.

In addition, if we are unable to meet our obligations under the notes, the holders of the notes will have the right to cause the entire principal amount of the notes to become immediately due and payable. If the amounts outstanding under our debt instruments are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to holders of our indebtedness, including holders of the notes.

Our credit ratings may not reflect the risks of investing in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when they become due and include many subjective factors. Consequently, real or anticipated changes in our credit ratings will generally affect the value of the notes. Also, these credit ratings may not reflect the potential impact of risks relating to the structure of the notes. Agency ratings are not a recommendation to buy, sell or hold any security and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating. Our credit ratings may not remain in effect for any given period of time, and such ratings may be lowered, suspended or withdrawn entirely by a rating agency, if, in that rating agency’s judgment, circumstances so warrant. Our credit ratings may not reflect all of the factors that would be important to holders of the notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the value of the notes, may increase our borrowing costs and may negatively impact our ability to incur additional debt.

We rely in part on our subsidiaries for funds necessary to meet our financial obligations, including the notes and our other indebtedness.

We conduct a significant portion of our activities through subsidiaries. We will depend in part on those subsidiaries for dividends and other payments to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on the notes. We cannot assure you that the earnings from, or other available assets of, these operating subsidiaries, together with our operations, will be sufficient to enable us to pay principal or interest on the notes when due.

Federal and state fraudulent transfer and conveyance statutes and similar laws may permit courts, under specific circumstances, to avoid the notes and the guarantees related to the notes, to require noteholders to return payments received from us or the guarantors, and to take other actions detrimental to the noteholders.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes, the delivery of any guarantees of the notes, including guarantees (if any) that may be entered into under the terms of the indenture. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the issuance of the notes and the delivery of guarantees related to the notes could be avoided as fraudulent transfers or conveyances if a court determined that Products Corporation, at the time it issued the notes or any of the guarantors, at the time it delivered the applicable guarantee (or, in some jurisdictions, at the time payment became due under the notes or a guarantee thereof):

•	issued the notes or provided the applicable guarantee, as the case may be, with the intent of hindering, delaying or defrauding any present or future creditor; or
•	received less than reasonably equivalent value or fair consideration for issuing the notes or providing such guarantee, as the case may be; and
•	it was insolvent or rendered insolvent by reason of such issuance or provision; or
•	it was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or
•	it intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by the debtor or guarantors under the notes or guarantee of the notes could be voided and required to be returned to the debtor or guarantors, as the case may be, or deposited in a fund for the benefit of the creditors of the debtor or guarantors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for such guarantee if such guarantor did not substantially benefit directly or indirectly from the issuance of the notes and/or such guarantee. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether any fraudulent transfer has occurred such that we cannot be certain as to the standards a court would use to determine whether Products Corporation or the guarantors was solvent at the relevant time which, if applicable in a particular jurisdiction, may be when payment became due under the notes or a guarantee. Regardless of the actual standard applied by the court, we cannot be certain that the issuance of the notes or a guarantee, would not be avoided. The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether any fraudulent transfer has occurred. Generally, however, a debtor or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;
•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or
•	it could not pay its debts as they become due.

To the extent that a court avoids or otherwise finds unenforceable for any other reason the notes or a guarantee, your claims against Products Corporation or the relevant guarantor would be eliminated or limited, and to the extent that a court avoids or otherwise finds unenforceable for any other reason, your claims under the notes and related guarantees could be effectively subordinated to our secured debt. In addition, the court might direct you to repay any amounts already received from Products Corporation or such guarantor. Further, the avoidance of the notes and/or a related guarantee could result in an event of default with respect to our other debt that, in turn, could result in acceleration of such debt.

In certain circumstances, a court may subordinate claims in respect of the notes and/or a guarantee to all other debts of Products Corporation or the guarantors, or take other actions detrimental to the noteholders, based on equitable or other grounds. We cannot be certain as to the standards that a court might apply and whether it might find such subordination or other actions appropriate.

Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer laws or may reduce or eliminate the guarantor’s obligation to an amount that effectively makes the guarantee worthless. Even if the guarantees of the notes remain in force, the remaining amount due and collectible under the guarantee may not be sufficient to pay the notes in full when due.

Because each guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

Holders of the notes have the benefit of the guarantees of all of our wholly owned domestic restricted subsidiaries that guarantee our New Senior Facilities. The guarantees, however, are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. In addition, guarantees provided after the issue date of the initial notes may be especially subject to challenge as an avoidable preference under certain circumstances. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending on (among other things) the amount of other obligations of such guarantor. Furthermore, under the circumstances discussed above, a court under applicable fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantors.

As a result, a guarantor’s liability under its guarantee could be materially reduced or eliminated depending upon the amounts of its other obligations and upon applicable laws. In particular, in certain jurisdictions, a guarantee issued by a company that is not in such company’s corporate interests, the burden of which exceeds the benefit to the company or which is entered into within a certain period prior to insolvency or bankruptcy, may not be valid and enforceable. It is possible that a guarantor, a creditor of a guarantor or the insolvency administrator in the case of an insolvency of a guarantor may contest the validity and enforceability of the guarantee and that the applicable court may determine the guarantee should be limited or voided. In the event that any guarantees are deemed invalid or unenforceable, in whole or in part, or to the extent that agreed limitations on the guarantee obligation apply, the notes would be structurally subordinated to all liabilities of the applicable guarantor.

The notes are structurally subordinated to the obligations of Products Corporation’s non-guarantor subsidiaries. Your right to receive payment on the notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

Some but not all of Products Corporation’s subsidiaries guarantee the notes. Products Corporation’s foreign subsidiaries and non-wholly owned subsidiaries are not guarantors of the notes. Furthermore, a subsidiary guarantee of the notes may be released under the circumstances described under “Description of Notes—Guarantees.” Products Corporation’s obligations under the notes and the guarantors’ obligations under the guarantees are structurally subordinated to the liabilities of our non-guarantor subsidiaries (or to those of any subsidiary whose guarantee is voided as referred to above). Holders of notes will not have any claim as a creditor against Products Corporation’s subsidiaries that are not guarantors of the notes. Therefore, in the event of any bankruptcy, liquidation or reorganization of a non-guarantor subsidiary, the rights of the holders of notes to participate in the assets of such non-guarantor subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary) and preferred stockholders of such subsidiaries, if any.

On a pro forma basis, the Company’s non-guarantor subsidiaries, in the aggregate, excluding intercompany liabilities, would have had:

•	$1,065.1 million, or approximately 33%, of the Company’s consolidated assets and $283.3 million of liabilities, as of June 30, 2016; and
•	$1,147.1 million, or approximately 40%, of the Company’s consolidated net sales for the year ended June 30, 2016.

The notes are unsecured obligations of Products Corporation and the guarantors and are effectively subordinated to our secured debt to the extent of the value of the collateral securing such indebtedness.

The initial notes are, and the exchange notes will be, the general, unsecured obligations of Products Corporation, and the guarantees of the initial notes are, and the guarantees of the exchange notes will be, the general, unsecured obligations of the guarantors. Holders of our existing and future secured indebtedness, including the New Senior Facilities, will have claims that are senior to your claims as a holder of the notes, to the extent of the value of the assets securing such other indebtedness. The indenture limits but does not prohibit our ability to incur additional secured indebtedness, so we may be able to incur additional secured indebtedness that will be effectively senior to the notes and guarantees, to the extent of the value of the assets securing such additional secured indebtedness. As a result, in the event of any distribution or payment of our assets in any bankruptcy, liquidation or dissolution, holders of secured indebtedness will have a prior claim to those assets that constitute their collateral. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay all amounts due on the notes to the extent of the value of the collateral securing such indebtedness.

As of June 30, 2016, Products Corporation and the guarantors would have had approximately $2,785.6 million of outstanding consolidated indebtedness, $1,835.0 million of which would have been secured indebtedness, excluding letters of credit of $12.0 million. In addition, as of June 30, 2016, the New Senior Facilities would have permitted additional borrowings up to $803.0 million, all of which would have been secured. All of the secured debt would be effectively senior to the unsecured notes to the extent of the value of the collateral securing such indebtedness.

We may be unable to finance a change of control offer.

If certain change of control events occur, Products Corporation will be required to make an offer for cash to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. However, we cannot assure you that Products Corporation will have the financial resources necessary to purchase the notes upon a change of control or that it will have the ability to obtain the necessary funds on satisfactory terms, if at all. Further, the credit agreements governing the New Senior Facilities contain an event of default upon the Change in Control (as defined therein) which obligates the borrowers thereunder to repay indebtedness outstanding under the New Senior Facilities upon an acceleration of such indebtedness. As a result, Products Corporation may not be able to repurchase the notes and the Company and its subsidiaries may not be able to satisfy their respective obligations under their other indebtedness following a change of control repurchase event in connection with the notes. Products Corporation’s failure to purchase the notes as required under the indenture would result in a default under the indenture and a cross-default under the credit agreements governing the New Senior Facilities. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would constitute a “Change of Control” under the indenture. See “Description of New Notes— Change of Control.”

Investors may not be able to determine when a change of control giving rise to their right to have the notes repurchased by Products Corporation has occurred following a sale of “substantially all” of our assets.

Legal uncertainty regarding what constitutes a change of control and the provisions of the indenture governing the notes may allow us to enter into transactions, such as acquisitions, refinancings or recapitalizations, that would not constitute a change of control, but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the notes. A change of control, as defined in the indenture, will require Products Corporation to make an offer to repurchase all outstanding notes. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require Products Corporation to repurchase their notes as a result of a sale, lease or transfer of less than all of Products Corporation’s assets to another individual, group or entity may be uncertain.

If the exchange notes are rated investment grade at any time by Moody’s or Standard & Poor’s, most of the restrictive covenants and corresponding events of default contained in the indenture will be suspended.

If, at any time, the credit rating on the notes, as determined by Moody’s or Standard & Poor’s Rating Services equals or exceeds Baa3 or BBB-, respectively, or any equivalent replacement ratings, we will no longer be subject to most of the restrictive covenants and corresponding events of default contained in the indenture. Any restrictive covenants or corresponding events of default that cease to apply to use as a result of achieving these ratings will be restored if the credit ratings on the notes from these ratings agencies no longer equal or exceed these thresholds or in certain other circumstances. However, during any period in which these restrictive covenants are suspended, we may incur other indebtedness, make restricted payments and take other actions that would have been prohibited if these covenants had been in effect. If the restrictive covenants are later restored, the actions taken while the covenants were suspended will not result in an event of default under the indenture governing the exchange notes even if they would constitute an event of default at the time the covenants are restored. Accordingly, if these covenants and corresponding events of default are suspended, holders of the exchange notes will have less credit protection than at the time the exchange notes are issued. The exchange notes may never be rated investment grade, or if they are rated as investment grade, the exchange notes may not maintain such rating.

Risks Related to the Exchange Offer

If you do not properly tender your initial notes, you will continue to hold unregistered initial notes and be subject to the same limitations on your ability to transfer initial notes.

We will only issue exchange notes in exchange for initial notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the initial notes and you should carefully follow the instructions on how to tender your initial notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the initial notes. If you are eligible to participate in the exchange offer and do not tender your initial notes or if we do not accept your initial notes because you did not tender your initial notes properly, then, after we consummate the exchange offer, you will continue to hold initial notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the initial notes. In general, you may only offer or sell the initial notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the Registration Rights Agreement, we do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after the exchange offer. In addition, if you tender your initial notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and if you are a broker-dealer that receives exchange notes for your own account in exchange for initial notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale, offer to resell or other transfer of those exchange notes.

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make additional copies of this prospectus and any amendment or supplement to this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After the exchange offer is consummated, if you continue to hold any initial notes, you may have difficulty selling them because there will be fewer initial notes outstanding.

Trading markets for the exchange notes may not develop.

The exchange notes are new issues of securities with no established trading markets. We have not, nor do we intend to apply for, listing of any of the exchange notes on any national securities exchange or for inclusion of any of the exchange notes on any automated dealer quotation system.

The liquidity of any market for the exchange notes will depend upon various factors, including:

•	the number of holders of the exchange notes;
•	the interest of securities dealers in making a market for the exchange notes;
•	our ability to complete the exchange offer;
•	the overall market for high yield securities;
•	the interest of securities dealers in making a market in the exchange notes;
•	prevailing interest rates;
•	our financial performance or prospects; and
•	the prospects for companies in our industry generally.

Accordingly, we cannot assure you that a market or liquidity will develop for the notes, nor can we make any assurances regarding the ability of holders of the exchange notes to sell their exchange notes, the amount of exchange notes to be outstanding following the exchange offer or the price at which the exchange notes might be sold. As a result, the market price of the exchange notes could be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to exchange the notes. We cannot assure you that the market for the exchange notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the exchange notes.

We understand that one or more of the initial purchasers with respect to the initial notes may make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market−making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer or the pendency of an applicable shelf registration statement.

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of the exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the Commission contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the Registration Rights Agreement. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount which we will submit to the trustee for cancellation.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our unaudited ratio of earnings to fixed charges for each of the periods shown.

For purposes of calculating these ratios: (a) earnings consist of income (loss) from continuing operations before income taxes of $119.7 million, $127.2 million, $80.6 million, $126.1 million and $101.2 million for the years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively, and $42.3 million and $59.2 million for the six-months ended June 30, 2016 and 2015, respectively, and (b) fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense deemed to represent interest, which totaled $95.1 million, $98.7 million, $88.6 million, $94.0 million and $100.5 million for the years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively, and $48.0 million and $46.5 million for the six-month periods ended June 30, 2016 and 2015, respectively.

	Year Ended December 31,										Six Months Ended June 30,
	2011		2012		2013		2014		2015		2015		2016
Ratio of earnings to fixed charges	2.0	x	2.3	x	1.9	x	2.3	x	2.3	x	2.3	x	1.9	x

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Products Corporation acquired Elizabeth Arden on September 7, 2016 pursuant to the Merger Agreement.

For purposes of this section, unless otherwise indicated or the context otherwise requires, the “Company,” “we,” “us,” and “our” (and words of similar import) refer to Products Corporation exclusive of its subsidiaries and its direct parent, Revlon, Inc.

The following unaudited pro forma condensed combined balance sheet combines our unaudited historical consolidated balance sheet as of June 30, 2016 with the audited historical consolidated balance sheet of Elizabeth Arden as of June 30, 2016, giving effect to the Transactions (as defined below) on a pro forma basis as if they had been completed on June 30, 2016. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2016 and 2015 and the fiscal year ended December 31, 2015 combines our unaudited historical consolidated statements of operations for the periods then ended with the unaudited historical consolidated statements of operations of Elizabeth Arden for the six months ended June 30, 2016 and 2015 and the calculated fiscal year ended December 31, 2015 (as discussed below), and gives effect to the Transactions on a pro forma basis as if they had been completed on January 1, 2015. The unaudited pro forma condensed combined financial statements show the impact of the Transactions on our and Elizabeth Arden’s respective historical consolidated financial positions and results of operations under the acquisition method of accounting, in accordance with ASC Topic 805, “Business Combinations,” with Products Corporation treated as the acquiror of Elizabeth Arden. For more information regarding the Transactions, see “Summary-The Transactions.”

The unaudited pro forma condensed combined financial statements reflect certain adjustments to Elizabeth Arden’s historical consolidated financial statements to align those financials with our U.S. GAAP accounting policies. These adjustments reflect our best estimates based upon the information currently available to us. Additionally, certain items have been reclassified from Elizabeth Arden’s unaudited historical consolidated financial statements to align the presentation of those financial statements with our financial statement presentation. These reclassifications were determined based upon the information currently available to us, and additional reclassifications may be necessary once the acquisition accounting is completed and additional information becomes available to us.

The Transactions are accounted for under the acquisition method of accounting, whereby the assets acquired and liabilities assumed are measured at their respective fair values as of the date of completion of the Acquisition, with any residual value reflected as goodwill. The determination of the fair values of the net assets acquired, including intangible and net tangible assets, is based upon certain valuations that have not been finalized, and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect our best estimates and are subject to change once further analyses are completed. Under applicable guidance, we are not required to finalize our acquisition accounting until one year after the Acquisition is completed. Any subsequent adjustments made in connection with the finalization of our acquisition accounting may be material.

The pro forma financial information presented does not reflect the realization of any expected cost reductions or other synergies from the Acquisition. Based on our extensive integration planning, we expect to achieve $139.3 million of synergies and cost reductions relating to the Acquisition. In addition, the unaudited pro forma condensed combined statements of operations do not include the impact of non-recurring items directly related to the Transactions.

The pro forma condensed combined financial statements are unaudited, are presented for informational purposes only, and are not necessarily indicative of the financial position or results of operations that would have occurred had the Transactions been completed as of the dates or at the beginning of the periods presented. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future consolidated financial position or operating results of the combined companies. The unaudited pro forma condensed combined financial statements and the accompanying notes should be read together with:

•	the separate audited historical consolidated financial statements of Products Corporation for the year ended December 31, 2015, included elsewhere in this prospectus;
•	the separate audited historical consolidated financial statements of Elizabeth Arden for the fiscal years ended June 30, 2015 and 2016;

•	the separate unaudited historical consolidated financial statements of Products Corporation as of and for the six months ended June 30, 2015 and 2016, included elsewhere in this prospectus;
•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus;
•	the section headed “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Elizabeth Arden’s Annual Report on Form 10-K for the year ended June 30, 2016; and
•	“Summary-Summary Historical and Pro Forma Financial and Other Data,” included elsewhere in this prospectus.

The unaudited pro forma condensed combined statements of operations have been presented based on our fiscal year, which ends on December 31. The following historical statement of operations data of Elizabeth Arden have been arithmetically combined for the purposes of the preparation of the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2015, but have not been audited or reviewed by any firm of independent registered public accountants:

•	the separate audited historical consolidated statement of operations data of Elizabeth Arden for the fiscal year ended June 30, 2015, included elsewhere in this prospectus; plus
•	the separate unaudited historical consolidated statement of operations data of Elizabeth Arden for the six months ended December 31, 2015, not included in this prospectus; minus
•	the separate unaudited historical consolidated statement of operations data of Elizabeth Arden for the six months ended December 31, 2014, not included in this prospectus.

The following historical statement of operations data of Elizabeth Arden have been arithmetically combined for the purposes of the preparation of the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2016, but have not been audited or reviewed by any firm of independent registered public accountants:

•	the separate audited historical consolidated statement of operations data of Elizabeth Arden for the fiscal year ended June 30, 2016, included elsewhere in this prospectus; minus
•	the separate unaudited historical consolidated statement of operations data of Elizabeth Arden for the six months ended December 31, 2015, not included in this prospectus.

The following historical statement of operations data of Elizabeth Arden have been arithmetically combined for the purposes of the preparation of the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2015, but have not been audited or reviewed by any firm of independent registered public accountants:

•	the separate audited historical consolidated statement of operations data of Elizabeth Arden for the fiscal year ended June 30, 2015, included elsewhere in this prospectus; minus
•	the separate unaudited historical consolidated statement of operations data of Elizabeth Arden for the six months ended December 31, 2014, not included in this prospectus.

Because Elizabeth Arden’s statement of operations data for the twelve months ended December 31, 2015 and the six months ended June 30, 2016 and 2015 represent an arithmetic combination of the data for the above-described fiscal periods and because the twelve months ended December 31, 2015 and the six months ended June 30, 2016 and 2015 are not fiscal periods of Elizabeth Arden, such data may not be comparable to or indicative of the results of operations of Elizabeth Arden for a full fiscal year. In addition, because such statement of operations data have not been audited or reviewed by any firm of independent registered public accountants, such an audit or review process could result in material adjustments to such statement of operations data.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2016
($ IN MILLIONS)

	Revlon Consumer Products Corp. Historical	Elizabeth Arden, Inc. Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Net Sales	$928.5	$384.6	$—		$1,313.1
Cost of Sales	325.4	208.3	(0.7)	Note 4 (a)	533.0
Gross Profit	603.1	176.3	0.7		780.1
Selling, general, and administrative	502.6	210.5	(2.7)	Note 4 (c)	710.4
Acquisition and integration costs	6.0	—	(1.7)	Note 4 (d)	4.3
Restructuring charges and other, net	1.8	—	—		1.8
Operating income (loss)	$92.7	$(34.2)	$5.1		$63.6
Other expenses, net:
Interest expense, net	41.9	14.5	14.3	Note 4 (d)	70.7
Amortization of debt issuance costs	2.9	0.4	0.4	Note 4 (d)	3.7
Foreign currency loss, net	5.1	—	—		5.1
Miscellaneous, net	0.5	—	—		0.5
Other expense, net	$50.4	$14.9	$14.7		$80.0
Income (loss) from continuing operations before income taxes	42.3	(49.1)	(9.6)		(16.4)
Provision for income taxes	17.9	1.8	(3.9)	Note 4 (e)	15.8
Net income (loss) from continuing operations	$24.4	$(50.9)	$(5.7)		$(32.2)
Income from discontinued operations, net of taxes	(2.1)		—		(2.1)
Net income attributable to noncontrolling interests	—	—	—		—
Accretion and dividends on preferred stock	—	(1.3)	1.3	Note 3	—
Net income (loss)	$22.3	$(52.2)	$(4.4)		$(34.3)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2015
($ IN MILLIONS)

	Revlon Consumer Products Corp. Historical	Elizabeth Arden, Inc. Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Net Sales	$920.9	$367.1	$—		$1,288.0
Cost of Sales	303.6	268.4	(1.8)	Note 4 (a)	570.2
Gross Profit	617.3	98.7	1.8		717.8
Selling, general, and administrative	503.8	222.2	(1.8)	Note 4 (c)	724.2
Acquisition and integration costs	5.9	—	—		5.9
Restructuring charges and other, net	(3.1)	—	—		(3.1)
Operating income (loss)	$110.7	$(123.5)	$3.6		$(9.2)
Other expenses, net:
Interest expense, net	40.5	13.8	14.8	Note 4 (d)	69.1
Amortization of debt issuance costs	2.8	0.4	0.6	Note 4 (d)	3.8
Foreign currency loss, net	8.0	—	—		8.0
Miscellaneous, net	0.2	—	—		0.2
Other expense, net	$51.5	$14.2	$15.4		$81.1
Income (loss) from continuing operations before income taxes	59.2	(137.7)	(11.8)		(90.3)
Provision for income taxes	31.0	5.2	(4.2)	Note 4 (e)	32.0
Net income (loss) from continuing operations	$28.2	$(142.9)	$(7.6)		$(122.3)
Loss from discontinued operations, net of taxes	(0.1)	—	—		(0.1)
Net loss attributable to noncontrolling interests	—	0.4	—		0.4
Accretion and dividends on preferred stock	—	(1.3)	1.3	Note 3	—
Net income (loss)	$28.1	$(143.8)	$(6.3)		$(122.0)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2015
($ IN MILLIONS)

	Revlon Consumer Products Corp. Historical	Elizabeth Arden, Inc. Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Net Sales	$1,914.3	$949.2	$—		$2,863.5
Cost of Sales	667.8	597.2	(2.9)	Note 4 (a)	1,262.1
Gross Profit	1,246.5	352.0	2.9		1,601.4
Selling, general, and administrative	993.5	482.3	(2.9)	Note 4 (c)	1,472.9
Acquisition and integration costs	8.0	—	—		8.0
Restructuring charges and other, net	10.5	—	—		10.5
Goodwill impairment charge	9.7	—	—		9.7
Operating income (loss)	$224.8	$(130.3)	$5.8		$100.3
Other expenses, net:
Interest expense, net	83.3	27.6	27.9	Note 4 (d)	138.8
Amortization of debt issuance costs	5.7	1.5	1.2	Note 4 (d)	8.4
Foreign currency loss, net	15.7	—	—		15.7
Miscellaneous, net	0.4	—	—		0.4
Other expense, net	$105.1	$29.1	$29.1		$163.3
Income (loss) from continuing operations before income taxes	119.7	(159.4)	(23.3)		(63.0)
Provision for income taxes	54.4	6.1	(8.2)	Note 4 (e)	52.3
Net income (loss) from continuing operations	$65.3	$(165.5)	$(15.1)		$(115.3)
Loss from discontinued operations, net of taxes	(3.2)	—	—		(3.2)
Net income attributable to noncontrolling interests	—	2.1	—		2.1
Accretion and dividends on preferred stock	—	(2.5)	2.5	Note 3	—
Net income (loss)	$62.1	$(165.9)	$(12.6)		$(116.4)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2016
($ IN MILLIONS)

	Revlon Consumer Products Corp. Historical	Elizabeth Arden, Inc. Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$185.8	$45.0	$(10.9)	Note 4 (d)	$219.9
Trade receivables, net	268.4	116.0	—		384.4
Inventories	209.6	241.4	40.7	Note 4 (a)	491.7
Prepaid expenses and other	74.3	26.8	—		101.1
Receivable from Revlon, Inc.	127.2	—	—		127.2
Total current assets	$865.3	$429.2	$29.8		$1,324.3
Property, plant, and equipment, net	216.8	88.3	6.2	Note 4 (a)	311.3
Deferred income taxes	41.7	3.3	—		45.0
Goodwill	476.7	31.6	(31.6)	Note 4 (a)	765.3
	—	—	288.6	Note 4 (a)
Intangible assets, net	328.9	225.0	(225.0)	Note 4 (a)	661.7
	—	—	332.8	Note 4 (a),(b)
Other assets	89.4	22.1	(0.9)	Note 4 (a),(d),(f)	110.6
Total assets	$2,018.8	$799.5	$399.9		$3,218.2
LIABILITIES AND STOCKHOLDER’S (DEFICIENCY) EQUITY
Current liabilities
Short-term borrowings	14.1	67.0	(67.0)	Note 4 (a)	14.1
Current portion of long-term debt	6.8	—	11.2	Note 4 (d)	18.0
Accounts payable	187.6	99.0	—		286.6
Accrued expenses and other	233.2	104.5	38.1	Note 4 (d)	365.5
	—	—	(10.3)	Note 4 (a),(d)
Total current liabilities	$441.7	$270.5	$(28.0)		$684.2
Long-term debt	1,783.6	354.8	552.0	Note 4 (a),(d)	2,690.4
Long-term pension and other post-retirement plan liabilities	178.2	—	—		178.2
Other long-term liabilities	72.8	62.0	(36.3)	Note 4 (a),(b)	165.3
			66.8	Note 4 (a),(b)
Redeemable non-controlling interest	—	2.3	—		2.3
Elizabeth Arden Redeemable Series A Serial Preferred Stock, $0.01 par value, 50,000 shares authorized: 50,000 shares issued and outstanding	—	50.0	(50.0)	Note 4 (a)	—
Stockholder’s (deficiency) equity:
RCPC Preferred Stock par value $1.00 per share; 1,000 shares authorized; 546 issued as of March 31, 2016	54.6	—	—		54.6
Elizabeth Arden Common Stock, $0.01 par value, 50,000,000 shares authorized; 34,790,625 shares issued	—	0.4	(0.4)	Note 4 (f)	—
Additional paid-in capital	960.9	381.6	(381.6)	Note 4 (f)	960.9
Accumulated deficit	(1,236.1)	(208.4)	163.7	Note 4 (f)	(1,280.8)
Treasury stock (4,841,308 shares at cost)	—	(93.2)	93.2	Note 4 (f)	—
Non-controlling interest	—	0.3	(0.3)	Note 4 (f)	—
Accumulated other comprehensive loss	(236.9)	(20.8)	20.8	Note 4 (f)	(236.9)
Total stockholder’s (deficiency) equity	(457.5)	59.9	(104.6)		(502.2)
Total liabilities and stockholder’s deficiency	$2,018.8	$799.5	$399.9		$3,218.2

Note 1: Description of the Transactions

Agreement and Plan of Merger

On June 16, 2016, Products Corporation entered into the Merger Agreement, pursuant to which we acquired Elizabeth Arden on September 7, 2016 (the “Acquisition Date”). At the effective time of the Acquisition (the “Effective Time”), each share of Elizabeth Arden common stock (other than shares held by the Parent, Products Corporation, Acquisition Sub or Elizabeth Arden (including treasury shares) (collectively, the “Excluded Shares”) was converted into the right to receive $14.00 in cash, without interest and subject to any applicable withholding taxes (the “Acquisition Consideration”). The initial notes were originally issued on August 4, 2016 by the Escrow Issuer. On the Acquisition Date, the Escrow Issuer merged with and into Products Corporation, with Products Corporation surviving the merger, whereupon Products Corporation assumed the Escrow Issuer’s obligations under the indenture and the initial notes. Upon the assumption of the obligations under the initial notes (which we refer to below as the “New Senior Notes”) and the indenture by Products Corporation, Elizabeth Arden and certain of Products Corporation’s and Elizabeth Arden’s existing and future wholly owned domestic subsidiaries guaranteed those obligations. See “Summary-The Issuer.”

As of the Effective Time: (i) each stock option of Elizabeth Arden that was outstanding and unexercised immediately before the Effective Time was canceled in consideration for the right to receive a cash payment equal to the excess, if any, of the Acquisition Consideration over the exercise price of such stock option; and (ii) each restricted stock unit of Elizabeth Arden became fully vested and converted into the right to receive an amount in cash equal to the Acquisition Consideration.

Financing

Concurrently with the Acquisition, Products Corporation entered into the 7-year $1,800.0 million New Term Loan Facility and the 5-year $400.0 million New Revolving Credit Facility (together, the “New Senior Facilities”). Products Corporation used the net cash proceeds of the issuance of the New Senior Notes and borrowings under the New Term Loan Facility, together with approximately $35.0 million of borrowings under the New Revolving Credit Facility, to fund the purchase price consideration of the Acquisition, to pay expenses in connection with the Transactions and to also repay, refinance or retire the following indebtedness (amounts outstanding are as of June 30, 2016):

(i)	$1,310.0 million aggregate principal amount of Products Corporation’s previous (i) 2011 term loan due 2017; and (ii) 2013 term loan due 2019, which were governed by the same term loan facility agreement (collectively, the “Old Term Loan”);
(ii)	$350.0 million aggregate principal amount of Elizabeth Arden’s 7⅜% senior notes due 2021 (the “Old Elizabeth Arden Notes”);
(iii)	$42.0 million aggregate principal amount of borrowings under Elizabeth Arden’s $300.0 million revolving credit facility (the “Old Elizabeth Arden Revolving Facility”) (while $42.0 million was the amount outstanding under the Old Elizabeth Arden Revolving Credit Facility as of June 30, 2016, the amount repaid by Products Corporation under the Old Elizabeth Arden Revolving Credit Facility at the Acquisition Date was $142.0 million);
(iv)	$25.0 million aggregate principal amount of borrowings under Elizabeth Arden’s second lien credit facility (the “Old Elizabeth Arden Second Lien Facility”); and
(v)	$55.0 million liquidation preference of Elizabeth Arden’s Series A Serial Preferred Stock, par value $0.01 per share, which is referred to as the “Elizabeth Arden Preferred Stock,” which includes a $5.0 million change of control premium.

In addition, we terminated our then-existing $175.0 million amended revolving credit facility due 2018 (the “Old Revolver” and, together with the Old Term Loan, the “Old Senior Facilities”).

The foregoing transactions are referred to as the “Refinancing Transactions” and the Acquisition and the Refinancing Transactions are referred to as the “Transactions.”

Note 2: Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the Transactions on Products Corporation’s historical financial position and operating results. The unaudited pro forma condensed combined statements of operations combine the historical consolidated statements of operations of Products Corporation and Elizabeth Arden, giving effect to the Transactions as if they had been completed on January 1, 2015. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Products Corporation and Elizabeth Arden, giving effect to the Transactions as if they had occurred on June 30, 2016.

Certain reclassifications have been made to Elizabeth Arden’s historical financial statements to conform to the presentation in Products Corporation’s financial statements. Products Corporation expects there could be additional reclassifications in the year following the completion of the Acquisition, any of which could be material.

The fair values of the net assets acquired are provisional based on management’s preliminary estimate of the respective fair values. U.S. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The process for estimating the fair values of identifiable intangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price consideration over the estimated fair value of identifiable assets and liabilities of Elizabeth Arden as of the Acquisition Date will be reflected as goodwill. The carrying values of net assets acquired and goodwill are subject to the finalization of Products Corporation’s analysis of the fair value of Elizabeth Arden’s assets and liabilities as of the Acquisition Date and will be adjusted upon completion of the final valuation. The use of different estimates could yield materially different results.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the operating results or financial position of the combined companies that would have occurred if the Transactions had been completed during the period or as of the dates for which the pro forma financial information is presented. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future consolidated financial position or operating results of the combined companies.

The accompanying unaudited pro forma condensed combined statements of operations do not include: (1) any net cost reductions or synergies that may be achieved subsequent to the completion of the Acquisition; or (2) the impact of non-recurring items directly related to the Transactions.

Note 3: Estimated Purchase Price Consideration

The Company acquired Elizabeth Arden for a cash purchase price of price of $928.9 million, which the Company financed from the proceeds of the New Senior Facilities and the New Senior Notes and cash on hand. The components of the $928.9 million purchase price are as follows:

($ in millions)	Estimated Purchase Price
Purchase price of Elizabeth Arden common stock(1)	431.5
Repayment of Old Elizabeth Arden Notes(2)	350.0
Repayment of Old Elizabeth Arden Revolving Facility(3)	42.0
Repayment of Old Elizabeth Arden Second Lien Facility(3)	25.0
Repurchase of Old Elizabeth Arden Preferred Stock(4)	55.0
Payment of accrued interest and call premium on Old Elizabeth Arden Notes(5)	22.7
Payment of Elizabeth Arden dividends payable at June 30, 2016(6)	2.7
Total Purchase Price	$928.9
(1)	All of Elizabeth Arden’s issued and outstanding common stock was canceled and extinguished at the effective time of the Acquisition and (other than the Excluded Shares) was converted into the right to receive $14.00 in cash, without interest, less any required withholding taxes, which was paid by Products Corporation upon the completion of the Acquisition. The $431.5 million purchase price includes the settlement of all outstanding Elizabeth Arden stock options and all outstanding Elizabeth Arden restricted share units at the Acquisition Date for a total cash payment of $11.1 million.

(2)	The purchase price includes the repurchase of $350.0 million aggregate principal amount of outstanding Old Elizabeth Arden Notes.
(3)	The purchase price includes the repayment of $42.0 million aggregate principal amount outstanding under the $300.0 million Old Elizabeth Arden Revolving Facility and $25.0 million aggregate principal amount outstanding under the Elizabeth Arden Second Lien Facility, respectively, on the Acquisition Date, in each case, as of June 30, 2016. While $42.0 million was the amount outstanding under the Old Elizabeth Arden Revolving Credit Facility as of June 30, 2016, the amount repaid by Products Corporation under the Old Elizabeth Arden Revolving Credit Facility at the Acquisition Date was $142.0 million.
(4)	Per the terms of the Merger Agreement, the purchase price includes $55.0 million paid to retire $55.0 million liquidation preference of 50,000 shares of Old Arden Preferred Stock, par value $0.01 per share, which includes a $5.0 million change of control premium.
(5)	Interest on the Old Elizabeth Arden Notes accrued at a rate of 7.375% per annum and was payable semi-annually on March 15 and September 15 of every year through maturity. The amount of accrued and unpaid interest is calculated based on an assumed 107 days of accrued interest as of June 30, 2016 in the amount of $7.6 million. Pursuant to the terms of the indenture governing the Old Elizabeth Arden Notes, the Old Elizabeth Arden Notes can be purchased at a price equal to 103.69% of their principal amount, plus accrued and unpaid interest to the date of the repurchase.
(6)	The purchase price includes the payment of approximately $2.7 million in accrued dividends payable at June 30, 2016 to the holders of Old Elizabeth Arden Preferred Stock.

Note 4: Pro Forma Adjustments

(a) Preliminary Purchase Price Allocation

For purposes of the preparation of the unaudited pro forma condensed combined financial statements, the fair values of the net assets acquired by Products Corporation in the Acquisition are provisional and are based on management’s preliminary estimate of their respective fair values. The process of finalizing the valuation of the net assets acquired may result in material adjustments to the respective fair values and resulting goodwill. As required under applicable accounting guidance, the valuation of the net assets acquired will be finalized no later than one year from the Acquisition Date.

The following is a summary of management’s preliminary estimate of the fair values of net assets acquired and resulting goodwill in the Acquisition, as reflected in the unaudited pro forma condensed combined balance sheet as of June 30, 2016:

($ in millions)	June 30, 2016
Historical equity of Elizabeth Arden*		$59.9
Elimination of Elizabeth Arden’s historical goodwill		(31.6)
Elimination of Elizabeth Arden’s historical intangible assets		(225.0)
Elimination of Old Elizabeth Arden Notes		354.8
Elimination of Old Elizabeth Arden Revolving Facility and Old Elizabeth Arden Second Lien Facility		67.0
Elimination of Old Elizabeth Arden Preferred Stock		50.0
Accrued dividends payable on Old Elizabeth Arden Preferred Stock		2.7
Accrued interest on Old Elizabeth Arden Notes		7.6
Elimination of Elizabeth Arden’s historical deferred tax liabilities related to intangible assets		36.3
Fair value adjustment to acquired Elizabeth Arden inventory		40.7
Fair value adjustment to acquired Elizabeth Arden property, plant and equipment		6.2
Fair value adjustment to acquired Elizabeth Arden Red Door Spa		5.7
Fair value of identifiable intangible assets:
Trade names, indefinite-lived	$142.0
Trade names, finite-lived	15.0
Customer relationships - owned brands	89.0
Customer relationships - licensed and distributed brands	28.0
License agreements	24.0
Distribution rights	31.0
Technology	2.5
Acquired leases	1.3
Total fair value of identifiable intangible assets		$332.8
Deferred tax impact of purchase accounting adjustments		(66.8)
Residual goodwill resulting from Acquisition		288.6
Total purchase price		$928.9

As discussed in Note 3 above, the purchase price in the Acquisition includes the purchase price of Elizabeth Arden common stock, the repayment of the Old Elizabeth Arden Notes, amounts outstanding under the Old Elizabeth Arden Revolving Facility and the Old Elizabeth Arden Second Lien Facility and the redemption of the Old Elizabeth Arden Preferred Stock. The preliminary purchase price allocation, as outlined in the table above, has been calculated based upon the carrying values of the Old Elizabeth Arden Notes, the Old Elizabeth Arden Revolving Facility, the Old Elizabeth Arden Second Lien Facility and the Old Elizabeth Arden Preferred Stock at June 30, 2016.

In determining the fair values of net assets acquired and resulting goodwill, Products Corporation considered, among other factors, analyzes of Elizabeth Arden’s historical financial performance and an estimate of the future performance of Elizabeth Arden’s business.

The preliminary estimate of the fair values of Elizabeth Arden’s indefinite-lived and finite-lived trade names and technology was determined using a risk-adjusted discounted cash flow model under the relief-from-royalty method. The relief-from-royalty method requires identifying the hypothetical cash flows generated by an assumed royalty rate that a third party would pay to license the trade names or technology, and discounting them back to the valuation date. The royalty rate used was based on a consideration of market rates. The indefinite-lived trade name is Elizabeth Arden. The finite-lived trade names include, among others, Elizabeth Taylor, Juicy Couture, John Varvatos, Britney Spears and Wildfox.

The preliminary estimate of the fair values of Elizabeth Arden’s customer relationships and distribution rights was determined using a risk-adjusted discounted cash flow model, specifically, the excess earnings method which considers the use of other assets in the generation of the projected cash flows of a specific asset to isolate the economic benefit generated by the customer relationship and distribution rights assets. The contribution of other assets, such as fixed assets, working capital, workforce, and other intangible assets, to overall cash flows was estimated through contributory asset capital charges. Therefore, the value of Elizabeth Arden’s customer relationships and distribution rights assets are the present values of the attributed post-tax cash flows, net of the return on fair value attributed to tangible and other intangible assets.

There are significant judgments inherent in a discounted cash flow valuation approach, including the selection of appropriate discount rates, hypothetical royalty rates and, contributory asset capital charges, estimating the amount and timing of estimated future cash flows and identification of appropriate terminal growth rate assumptions. The discount rates used in the discounted cash flow analyzes are intended to reflect the risk inherent in the projected future cash flows to be generated by the respective intangible assets.

The estimated step-up in fair value for Elizabeth Arden’s acquired inventory of $40.7 million was determined based upon the estimated selling price of the inventory less the remaining manufacturing and selling costs and normal profit margin on those manufacturing and selling efforts. Following the Acquisition, the step-up in fair value of $40.7 million will increase cost of goods sold over approximately five months as the related inventory is sold. This increase in cost of goods sold is not reflected in the unaudited pro forma condensed combined statements of operations because it will not have a recurring impact.

A pro forma adjustment of $6.2 million was made to increase the carrying value of acquired property, plant and equipment to estimated fair value of $94.5 million. The estimated useful lives range from two to six years. The fair value and useful life calculations are preliminary and subject to change after Products Corporation finalizes its review of the specific types, nature, age, condition and location of Elizabeth Arden’s property, plant and equipment. Pro forma adjustments for changes in estimated depreciation expense are reflected in the unaudited pro forma condensed combined statements of operations as follows (with respect to cost of goods sold and in Note 4(c) as it relates to selling, general and administrative expenses):

	Six Months Ended		Year Ended December 31, 2015
($ in millions)	June 30, 2016	June 30, 2015
Reversal of Elizabeth Arden’s historical depreciation expense	$(2.7)	$(3.8)	$(6.9)
Estimated depreciation expense for acquired Elizabeth Arden property, plant and equipment	2.0	2.0	4.0
Total pro forma adjustments to cost of goods sold	$(0.7)	$(1.8)	$(2.9)

A pro forma adjustment of $5.7 million was made to increase the carrying value of Elizabeth Arden’s minority investment in Elizabeth Arden Salon-Holdings, Inc., an unrelated party whose subsidiaries operate the Elizabeth Arden Red Door Spas and the Mario Tricoci Hair Salons. The estimated step-up in fair value was determined using a risk-adjusted discounted cash flow model, specifically, the excess earnings method which considers the use of other assets in the generation of the projected cash flows of a specific asset to isolate the economic benefit generated by the investment in the Elizabeth Arden Red Door Spas and the Mario Tricoci Hair Salons.

The carrying value of all other assets and liabilities was determined to approximate their fair value.

(b) Acquired Intangible Assets

The acquired intangible assets and related amortization expense is based on Products Corporation’s preliminary estimate of the fair values of Elizabeth Arden’s identifiable intangible assets, which are as follows:

($ in millions)			For the six months ended		For the year ended
Acquired Intangible Assets	Fair Value	Estimated Useful Life	June 30, 2016	June 30, 2015	December 31, 2015
Trade names, indefinite-lived	$142.0	Indefinite	$—	$—	$—
Trade names, finite-lived	15.0	15	0.5	0.5	1.0
Technology	2.5	10	0.1	0.1	0.3
Customer relationships - owned brands	89.0	16	2.8	2.8	5.6
Customer relationships - licensed and distributed brands	28.0	16	0.9	0.9	1.8
License agreements	24.0	19	0.6	0.6	1.3
Distribution rights	31.0	18	0.9	0.9	1.7
Acquired lease fair value asset	$1.3	3	0.2	0.2	0.4
Total acquired intangible assets	$332.8
Total amortization expense			$6.0	$6.0	$12.1

Deferred Tax Liability

A non-current deferred tax liability of $66.8 million was recorded against the $332.8 million estimated fair value of Elizabeth Arden’s finite-lived acquired intangible assets outlined in the above table. The deferred tax liabilities represent the tax effect of the difference between the estimated assigned fair value of the finite-lived intangible assets ($190.8 million) and the tax basis ($0) of such assets. The estimated amount of $66.8 million was determined by multiplying the difference of $190.8 million by Products Corporation’s statutory federal income tax rate of 35.0%.

The unaudited pro forma condensed combined balance sheet as of June 30, 2016 also includes a pro forma adjustment of ($36.3 million) to deferred income taxes-noncurrent within long-term liabilities to eliminate Elizabeth Arden’s deferred tax liability on its historical intangible assets.

(c) Selling, General and Administrative Expenses

Pro forma adjustments made to SG&A expense within the unaudited pro forma condensed combined statements of operations consist of the following:

	Six Months Ended		Year Ended December 31, 2015
($ in millions)	June 30, 2016	June 30, 2015
Reversal of Elizabeth Arden’s amortization expense on historical intangible assets	$(6.0)	$(6.1)	$(11.9)
Amortization expense for acquired intangible assets shown in (b) above	6.0	6.0	12.1
Reversal of Elizabeth Arden’s historical depreciation expense	(12.2)	(13.2)	(26.1)
Estimated depreciation expense for acquired property, plant and equipment	11.5	11.5	23.0
Reversal of Elizabeth Arden’s acquisition costs	(2.0)	—	—
Total pro forma adjustments to SG&A	$(2.7)	$(1.8)	$(2.9)

(d) Financing transactions

Upon the effective date of the Acquisition, Products Corporation used the net cash proceeds from borrowings under the New Term Loan Facility, the New Revolving Credit Facility and the New Senior Notes to fund the purchase price of the Acquisition and to refinance certain existing indebtedness of Elizabeth Arden and Products Corporation, as described in Note 1, “Description of the Transactions.”

Use of Proceeds

The use of proceeds from the New Term Loan Facility, the New Revolving Credit Facility and the New Senior Notes used in the Transactions is reflected in the unaudited pro forma condensed combined balance sheet as of June 30, 2016 as follows:

($ in millions)	June 30, 2016
New Term Loan Facility, 7-year maturity	$1,800.0
New Revolving Credit Facility, 5-year maturity	35.0
New Senior Notes, 8-year maturity	450.0
Debt Discounts(1)	(9.0)
Total Proceeds from New Senior Facilities and New Senior Notes	$2,276.0
Refinance Products Corporation’s Old Term Loans(2)	(1,310.0)
Purchase Price, including refinance of Elizabeth Arden indebtedness	(928.9)
Debt Issuance Costs, presented as a deduction from the face value of related debt(3)	(48.0)
Acquisition-related costs(4)	—
Total pro forma adjustment to cash and cash equivalents	$(10.9)
(1)	Debt discounts of approximately $9.0 million, for the purposes of pro forma presentation, represent amounts to be paid to the lenders. At the effective date of the Acquisition, these amounts were accounted for as a reduction from the proceeds received as a component of the premium or discount at issuance and will be amortized over the term of the New Term Loan Facility. See “Interest Expense” below for the pro forma adjustments.
(2)	Products Corporation’s Old Term Loan consists of: (i) the 2011 Term Loan, which is due in November 2017, with an aggregate outstanding principal amount of $651.4 million as of June 30, 2016; and (ii) the 2013 Term Loan, which is due October 2019, with an aggregate outstanding principal amount of $658.6 million as of June 30, 2016.
(3)	Products Corporation incurred debt issuance costs of approximately $48.0 million as of the Acquisition Date, which are recorded as a deduction from the face value of the long-term debt pro forma adjustment in the unaudited pro forma condensed combined balance sheet as of June 30, 2016. The debt issuance costs will be amortized over the life of the New Senior Facilities and the New Senior Notes. See “Interest Expense and Debt Issuance Costs” below for the pro forma adjustment.
(4)	Of the total $39.8 million of anticipated Acquisition-related costs incurred by Products Corporation, $38.1 million were unpaid, and $1.7 million were incurred and paid by Products Corporation. Additionally, Elizabeth Arden incurred $2.0 million of Acquisition-related costs during the six months ended June 30, 2016. The $1.7 million of Acquisition-related costs incurred and paid by Products Corporation and the $2.0 million of Acquisition-related costs incurred by Elizabeth Arden during the six months ended June 30, 2016, respectively, have been eliminated from acquisition and integration costs and selling general and administrative expenses in the unaudited pro forma condensed combined statements of operations, respectively, as these Acquisition-related costs will not have a continuing impact. The unpaid acquisition-related costs of $38.1 million are assumed to be accrued as of June 30, 2016, and are included as a pro forma adjustment to accumulated deficit and accrued expenses and other in the unaudited pro forma condensed combined balance sheet as of June 30, 2016.

The current and long-term portions of debt and pro forma adjustments to accrued expenses related to borrowings under the New Senior Facilities and the issuance of the New Senior Notes in the unaudited pro forma condensed combined balance sheet as of June 30, 2016 are summarized as follows:

($ in millions)	June 30, 2016
Current portion of long-term debt
Products Corporation historical current portion long-term debt at June 30, 2016		$6.8
Current portion of borrowings under the existing Products Corporation facilities(1)	18.0
Elimination of Products Corporation’s historical current portion of long-term debt	(6.8)
Pro forma adjustment to current portion of long-term debt		11.2
Total pro forma current portion of long-term debt		$18.0
(1)	Current portion calculated as 1% amortization on $1.8 billion of New Term Loan Facility.
($ in millions)	June 30, 2016
Long-term debt
Products Corporation historical long-term debt at June 30, 2016		$1,783.6
Old Elizabeth Arden Notes, including $4.8 million premium		354.8
Total Proceeds from the New Senior Facilities and the New Senior Notes	2,276.0
Refinance Products Corporation’s Old Term Loans	(1,310.0)
Elimination of Old Elizabeth Arden Notes, including $4.8 million premium	(354.8)
Debt Issuance Costs, presented as a deduction from the face value of related debt	(48.0)
Total pro forma adjustment to total debt	$563.2
Less: Pro forma adjustment to current portion of long-term debt (see above)	(11.2)
Pro forma adjustment to long-term debt		552.0
Pro forma long-term debt		$2,690.4
($ in millions)	June 30, 2016
Accrued dividends payable and accrued interest included in purchase price
Elimination of accrued dividends payable on Old Elizabeth Arden Preferred Stock	$(2.7)
Elimination of Elizabeth Arden accrued interest on the Old Elizabeth Arden Notes	(7.6)
Total pro forma adjustment to accrued expenses and other	$(10.3)

Interest Expense and debt issuance costs

Pro forma interest expense and debt issuance costs resulting from the New Senior Facilities and New Senior Notes are as follows:

	Six Months Ended		Year Ended December 31, 2015
($ in millions)	June 30, 2016	June 30, 2015
Interest Expense
Pro forma interest on New Senior Facilities and New Senior Notes	$53.2	$53.6	$106.4
Reversal of Elizabeth Arden’s historical interest expense(1)	(14.0)	(13.4)	(27.6)
RCPC historical interest expense related to Old Terms Loans, as reflected in the historical consolidated financial statements	(24.9)	(25.4)	(50.9)
Total Adjustment for Pro Forma Interest Expense	$14.3	$14.8	$27.9
Debt issuance costs
Amortization of debt issuance costs	$3.5	$3.5	$7.1
RCPC historical amortization of debt issuance costs related to Old Term Facilities, as reflected in the historical consolidated financial statements	(2.2)	(2.2)	(4.4)
Reversal of Elizabeth Arden’s historical amortization of debt issuance costs	(0.9)	(0.7)	(1.5)
Total Adjustment for Pro Forma Amortization of Debt Issuance Costs	$0.4	$0.6	$1.2
(1)	As discussed in Note 4(a), the purchase price includes the repayment of $350.0 million aggregate principal amount of Old Elizabeth Arden Notes, as well as an aggregate of $67.0 million of borrowings outstanding under the Old Elizabeth Arden Revolving Facility and the Elizabeth Arden Second Lien Facility. At June 30, 2016, Elizabeth Arden had $42.0 million and $25.0 million in borrowings outstanding under the Old Elizabeth Arden Revolving Facility and the Old Elizabeth Arden Second Lien Facility, respectively. While $42.0 million was the amount outstanding under the Old Elizabeth Arden Revolving Credit Facility as of June 30, 2016, the amount repaid by Products Corporation under the Old Elizabeth Arden Revolving Credit Facility at the Acquisition Date was $142.0 million. Elizabeth Arden’s historical interest expense was reversed as pro forma adjustments in the unaudited pro forma condensed combined statements of operations.

(e) Provision for Income Taxes

The pro forma adjustment to the provision for income taxes was calculated using the statutory federal income tax rate of 35.0%, as detailed below:

	Six Months Ended		Year Ended December 31, 2015
($ in millions)	June 30, 2016	June 30, 2015
Cost of Goods Sold
Adjustment	$(0.7)	$(1.8)	$(2.9)
Tax expense	0.3	0.6	1.0
Interest Expense and Debt Issuance Costs
Adjustment	14.7	15.4	29.1
Tax benefit	(5.1)	(5.4)	(10.2)
SG&A Expenses
Adjustment	(2.7)	(1.8)	(2.9)
Tax expense	0.9	0.6	1.0
Total Adjustment for Pro Forma Tax Benefit	$(3.9)	$(4.2)	$(8.2)

(f) Equity

As shown in the purchase price allocation in Note 4(a) above, Elizabeth Arden’s historical equity is eliminated in the unaudited pro forma condensed combined balance sheet as of June 30, 2016. As discussed in Note 4(d) above, a pro forma adjustment of $38.1 million and $6.6 million was made to accumulated deficit for Transaction-related costs that had not been incurred as of June 30, 2016 and historical debt issuance as of June 30, 2016, respectively. Pro forma accumulated deficit as a result of the Transactions is summarized below:

June 30, 2016
Products Corporation historical accumulated deficit at June 30, 2016	$(1,236.1)
Elizabeth Arden historical accumulated deficit at June 30, 2016	(208.4)
Elimination of historical Elizabeth Arden accumulated deficit	208.4
Pro forma adjustment for Transaction-related costs	(38.1)
Elimination of historical Elizabeth Arden debt issuance costs	(6.6)
Pro forma adjustment to accumulated deficit	$163.7
Total pro forma accumulated deficit	$(1,280.8)

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

The tables below set forth the selected historical consolidated financial data of Products Corporation as of and for (a) the years ended December 31, 2011, 2012, 2013, 2014 and 2015 and (b) the six-month periods ended June 30, 2015 and 2016.

The Company’s selected historical financial and other data for the fiscal year ended December 31, 2013 and as of and for the fiscal years ended December 31, 2014 and 2015 have been derived from the Company’s audited consolidated financial statements included elsewhere in this prospectus. The Company’s selected historical financial and other data as of and for the years ended December 31, 2011 and 2012 and the Company’s selected historical balance sheet data as of December 31, 2013 have been derived from the Company’s audited consolidated financial statements not included in this prospectus. The Company’s selected historical balance sheet data as of June, 2016 have been derived from the Company’s unaudited consolidated financial statements not included in this prospectus. The Company’s selected historical and other financial data as of June 30, 2016 and for the six months ended June 30, 2016 and 2016 have been derived from the Company’s unaudited consolidated financial statements included elsewhere in this prospectus. The Company’s unaudited interim consolidated financial statements have been prepared on the same basis as the Company’s audited consolidated financial statements and include, in the opinion of the Company’s management, all adjustments, consisting only of normal recurring adjustments that management considered necessary for a fair presentation of the financial information set forth in those statements.

The Company’s historical results are not necessarily indicative of future results and the Company’s interim results are not necessarily indicative of results to be expected for a full fiscal year period.

The historical financial and other data should be read in conjunction with (i) the Company’s consolidated financial statements and the related notes to those financial statements and (ii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The results of the operations related to The Colomer Group are included beginning on its acquisition date of October 9, 2013. The results of operations related to CBBeauty are included beginning on its acquisition date of April 21, 2015. See “Business of Revlon Consumer Products Corporation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus for a discussion of these acquisitions.

Selected Historical Financial Information of Revlon Consumer Products Corporation

	Year Ended December 31,					Six Months Ended June 30,
	2011(a)	2012(b)	2013(c)	2014(d)	2015(e)	2015	2016
	(dollars in millions, except per share amounts)
Selected Statement of Operations Data:
Net sales	$1,347.5	$1,396.4	$1,494.7	$1,941.0	$1,914.3	$920.9	$928.5
Gross profit	866.3	902.6	949.6	1,272.7	1,246.5	617.3	603.1
Selling, general and administrative expenses	652.8	663.3	723.6	999.7	993.5	503.8	502.6
Acquisition and integration costs	—	—	25.4	6.4	8.0	5.9	6.0
Restructuring charges and other, net	—	20.5	3.5	21.3	10.5	(3.1)	1.8
Goodwill impairment charge	—	—	—	—	9.7	—	—
Operating income	213.5	218.8	197.1	245.3	224.8	110.7	92.7
Interest expense	91.1	85.3	78.6	84.4	83.3	40.5	41.9
Amortization of debt issuance costs	3.7	3.4	3.5	5.5	5.7	2.8	2.9
Loss on early extinguishment of debt, net	11.2	—	29.7	2.0	—	—	—
Foreign currency (gains) losses, net	4.7	2.8	3.7	25.0	15.7	8.0	5.1
Provision for income taxes	35.4	44.8	48.6	81.2	54.4	31.0	17.9
Income from continuing operations, net of taxes	65.8	81.3	32.0	46.0	65.3	28.2	24.4
Income (loss) from discontinued operations, net of taxes	(1.8)	(10.1)	(30.4)	1.3	(3.2)	(0.1)	(2.1)
Net income	$64.0	$71.2	$1.6	$47.3	$62.1	$28.1	$22.3
	As of December 31,					As of June 30,
	2011(a)	2012(b)	2013(c)	2014(d)	2015(e)	2015	2016
	(dollars in millions, except per share amounts)
Selected Balance Sheet Data:
Total current assets	$581.9	$616.0	$893.8	$879.2	$926.3	$885.0	$865.3
Total non-current assets	624.2	681.7	1,203.0	1,152.0	1,136.9	1,133.9	1,153.5
Total assets	$1,206.1	$1,297.7	$2,096.8	$2,031.2	$2,063.2	$2,018.9	$2,018.8
Total current liabilities(f)	$332.9	$441.6	$552.6	$464.9	$515.0	$450.8	$441.7
Total other non-current liabilities	1,514.8	1,432.8	2,060.7	2,123.3	2,039.8	2,105.2	2,034.6
Total liabilities	$1,847.7	$1,874.4	$2,613.3	$2,588.2	$2,554.8	$2,556.0	$2,476.3
Total indebtedness	$1,227.9	$1,220.9	$1,935.6	$1,870.5	$1,845.0	$1,845.0	$1,822.0
Total stockholder’s deficiency	(641.6)	(576.7)	(516.5)	(557.0)	(491.6)	(537.1)	(457.5)
(a)	Comparability of results from continuing operations for 2011 are affected by: (1) an increase in net income driven by a non-cash benefit of $16.9 million related to the reduction of the Company’s deferred tax valuation allowance on its net deferred tax assets for certain jurisdictions outside the U.S. at December 31, 2011; and (2) an $11.2 million loss on the early extinguishment of debt in connection with the 2011 refinancing of the Company’s old 2010 term loan facility and old 2010 revolving credit facility.
(b)	Comparability of results from continuing operations for 2012 are affected by: (1) $24.1 million in restructuring and related charges recorded as a result of the Company’s exit of its then-owned manufacturing facility in France and its then-leased manufacturing facility in Maryland, rightsizing its organizations in France and Italy and realigning its operations in Latin America and Canada (See Note 3, “Restructuring Charges” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus); and (2) an increase in net income driven by a non-cash benefit of $15.8 million related to the reduction of the Company’s deferred tax valuation allowance on its net deferred tax assets for certain jurisdictions in the U.S. at December 31, 2012.

(c)	Comparability of results from continuing operations for 2013 are affected by: (1) a $29.7 million aggregate loss on the early extinguishment of debt primarily in connection with the Company’s issuance in February 2013 of $500.0 million aggregate principal amount of its 5¾% Senior Notes due February 15, 2021, of which the Company used $491.2 million of the net proceeds (net of underwriters’ fees) to repay and redeem all of the $330.0 million outstanding aggregate principal amount of its old 9¾% Senior Secured Notes due November 2015 (the “Old 9¾% Senior Secured Notes” and such transaction being the “2013 Senior Notes Refinancing”); (2) a $26.4 million gain from insurance proceeds due to the settlement of the Company’s claims for business interruption and property losses as a result of the June 2011 fire at the Company’s facility in Venezuela; (3) $25.4 million of acquisition and integration costs incurred in 2013 (see note (b)(2) below) related to the Colomer Acquisition; and (4) $21.4 million in restructuring and related charges, of which $20.0 million related to the Company’s exit of its direct manufacturing, warehousing and sales business operations in mainland China in 2013 and is reflected in loss from discontinued operations, net of taxes. (See Note 3, “Restructuring Charges” and Note 4, “Discontinued Operations” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus).
(d)	Comparability of results from continuing operations for 2014 are affected by: (1) $21.3 million in restructuring charges and other, net, primarily related to the Integration Program (See Note 3, “Restructuring Charges” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus); (2) $6.4 million of acquisition and integration costs incurred during 2014 (see note (c)(3) below) related to the Colomer Acquisition; and (3) a $6.0 million foreign currency loss recognized in the second quarter of 2014 as a result of the re-measurement of Revlon Venezuela’s monetary assets and liabilities (See Note 1, “Description of Business and Summary of Significant Accounting Policies” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus).
(e)	Comparability of results from continuing operations for 2015 are affected by: (1) a $20.7 million pension lump sum settlement charge related to a one-time lump sum payment option offered to certain former employees (See Note 14, “Savings Plan, Pension and Post-Retirement Benefits” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus); (2) a decrease in the provision for income taxes primarily driven by a non-cash benefit related to the net reduction of the Company’s deferred tax valuation allowance on its net deferred tax assets for certain foreign jurisdictions (See Note 16, “Income Taxes” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus); (3) $10.5 million in restructuring charges and other, net, primarily related to the 2015 Efficiency Program (See Note 3, “Restructuring Charges” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus); (4) a $9.7 million non-cash goodwill impairment charge related to goodwill for the Company’s Global Color Brands reporting unit (see Note 8, “Goodwill and Intangible Assets, Net” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus); and (5) $8.0 million of acquisition and integration costs incurred during 2015 primarily related to costs incurred in connection with the 2015 CBB Acquisition and the Integration Program. The December 31, 2015 selected balance sheet data represents amounts as adjusted beginning on January 1, 2016 following the Company’s adoption of ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.” (See Note 1, “Description of Business and Summary of Significant Accounting Policies” to the Company’s unaudited consolidated financial statements as of June 30, 2016 and for the six months ended June 30, 2016 and 2015 included elsewhere in this prospectus.)
(f)	Total current liabilities at December 31, 2013 included $58.4 million related to the non-contributed loan portion of the Amended and Restated Senior Subordinated Term Loan Agreement (the “Old Non-Contributed Loan”) that was prepaid on May 1, 2014 prior to its scheduled maturity on October 8, 2014.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following contains management’s discussion and analysis of our financial condition and results of operations. The financial information for the historical periods discussed herein do not give effect to the Acquisition or the other Transactions. Accordingly, the discussion and analysis of historical periods does not reflect the impact of Elizabeth Arden and its subsidiaries. You should read the following in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus and “Unaudited Pro Forma Condensed Combined Financial Information.” Certain historical amounts have been reclassified to conform to the current period’s presentation. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus. Actual results may differ materially from those contained in any forward-looking statements.

Overview

Overview of the Business

Revlon Consumer Products Corporation is a direct wholly owned operating subsidiary of Revlon, Inc. Revlon, Inc. is an indirect majority-owned subsidiary of MacAndrews & Forbes Incorporated (together with certain of its affiliates other than the Company, “MacAndrews & Forbes”), a corporation wholly owned by Ronald O. Perelman.

The Company’s vision is to establish Revlon as the quintessential and most innovative beauty company in the world by offering products that make consumers feel attractive and beautiful. We want to inspire our consumers to express themselves boldly and confidently. The Company operates in three segments: the consumer division (“Consumer”); the professional division (“Professional”); and Other (as described below). The Company manufactures, markets and sells an extensive array of beauty and personal care products worldwide, including color cosmetics, hair color, hair care and hair treatments, fragrances, skincare, beauty tools, men’s grooming products, anti-perspirant deodorants and other beauty care products.

For additional information regarding our business, see “Business of Revlon Consumer Products Corporation.”

Discontinued Operations Presentation

As a result of the Company’s decision on December 30, 2013 to exit its direct manufacturing, warehousing and sales business operations in mainland China, effective December 31, 2013, the Company is reporting the results of its former China operations within income (loss) from discontinued operations, net of taxes in the Company’s Consolidated Statements of Operations and Comprehensive (Loss) Income. Unless otherwise stated, financial results discussed within “Overview” and “Results of Operations” refer only to continuing operations. See Note 4, “Discontinued Operations” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus for further discussion.

Overview of Net Sales and Earnings Results

Consolidated net sales in the first six months of 2016 were $928.5 million, an increase of $7.6 million, or 0.8%, compared to $920.9 million in the first six months of 2015. Excluding the $24.9 million unfavorable impact of foreign currency fluctuations, consolidated net sales increased by $32.5 million, or 3.5%, in the first six months of 2016 compared to the first six months of 2015. The increase in consolidated net sales in the first six months of 2016 was primarily driven by a $22.1 million, or 3.3%, increase in Consumer segment net sales, a $6.6 million, or 153.5%, increase in Other segment net sales (as a result of the April 2015 CBB Acquisition) and a $3.8 million, or 1.6%, increase in Professional segment net sales.

Full year consolidated net sales in 2015 were $1,914.3 million, a decrease of $26.7 million, or 1.4%, compared to $1,941.0 million in 2014. Excluding the $121.2 million unfavorable impact of foreign currency fluctuations, consolidated net sales increased $94.5 million, or 4.9%, in 2015 compared to 2014, primarily driven by an increase in Consumer segment net sales of $53.9 million, or 3.7%, and the inclusion of $28.4 million of net sales as a result of the CBB Acquisition.

Consolidated income from continuing operations, net of taxes, in the first six months of 2016 was $24.4 million, compared to $28.2 million of consolidated income from continuing operations, net of taxes, in the first six months of 2015. The $3.8 million decrease in the first six months of 2016 was primarily due to:

•	$14.2 million of lower gross profit in the first six months of 2016, primarily due to a $21.8 million increase in cost of sales, partially offset by a $7.6 million increase in net sales; and
•	a $4.9 million increase in restructuring charges and other, net, primarily due to $1.2 million of charges incurred under the 2015 Efficiency Program during the first six months of 2016, as compared to net reductions in estimated restructuring costs of $3.6 million during the second quarter of 2015;

with the foregoing partially offset by:

•	a $12.8 million decrease in the provision for income taxes recognized in the first six months of 2016, primarily due to lower pre-tax income and the phasing of the recognition of income taxes.

Consolidated income from continuing operations, net of taxes, in 2015 was $65.3 million, compared to consolidated income from continuing operations, net of taxes, of $46.0 million in 2014. The $19.3 million increase in 2015 was primarily due to:

•	a $26.4 million decrease in the provision for income taxes in 2015, primarily due to the favorable impact as a result of the net reduction of the Company’s deferred tax valuation allowance of $10.0 million on the Company’s net deferred tax assets for certain jurisdictions;
•	$10.5 million in restructuring charges and other, net, in 2015, which primarily includes $9.5 million in restructuring charges recognized in 2015 related to the 2015 Efficiency Program, as compared to $21.3 million of restructuring charges and other, net recognized in 2014, primarily due to the Integration Program;
•	$9.3 million of favorable variance in foreign currency (gains) losses, net, as a result of $15.7 million in foreign currency losses, net, recognized during 2015, compared to $25.0 million in foreign currency losses, net, recognized during 2014; and
•	a $6.2 million reduction in SG&A expenses, primarily driven by the favorable impact of foreign currency fluctuations, which was partially offset by higher brand support within both the Consumer and Professional segments and increases in general and administrative expenses primarily due to $10.2 million of the 2015 pension lump sum settlement charge that was recorded as a component of SG&A expenses, as well as higher severance costs and incentive compensation;

with the foregoing partially offset by:

•	$26.2 million of lower gross profit in 2015 primarily due to a $26.7 million decrease in consolidated net sales, primarily due to the impact of foreign currency fluctuations and the unfavorable impact of a $10.5 million portion of the 2015 pension lump sum settlement charge in 2015 recorded within cost of sales; and
•	a $9.7 million non-cash impairment loss on goodwill for the Company’s Global Color Brands reporting unit.

These items are discussed in more detail within “Results of Operations” and within “Financial Condition, Liquidity and Capital Resources” below.

Recent Events

The Transactions

On the Acquisition Date, the Company and Products Corporation completed the Acquisition of Elizabeth Arden. Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of iconic beauty brands that are highly complementary to the Company’s existing brand portfolio and are sold worldwide. In North America, Elizabeth Arden’s principal customers include prestige retailers, the mass retail channel and distributors, as well as direct sales to consumers via its branded retail outlet stores and e-commerce business. Elizabeth Arden products are also sold through the Elizabeth Arden Red Door Spa beauty salons and spas.

Internationally, Elizabeth Arden’s portfolio of owned and licensed brands is sold to perfumeries, boutiques, department stores, travel retailers and distributors. The operating results and purchase accounting for the Company’s Elizabeth Arden Acquisition are presented in the Elizabeth Arden reporting segment.

Concurrently with the closing of the Acquisition, we entered into the New Senior Facilities. We used the net proceeds of the offering of the initial notes and the New Term Loan Facility, together with approximately $35.0 million of borrowings under the New Revolving Credit Facility and $126.7 million of cash on hand, to fund the purchase price of the Acquisition, to pay related expenses and to also repay, refinance or retire the Refinanced Indebtedness. In addition, we terminated the Old Revolver. For more information on the Transactions (including the Acquisition, the Merger and the Refinancing Transactions), please see “Prospectus Summary—Acquisition of Elizabeth Arden and Prospectus Summary—The Transactions.”

As a result of completing the Acquisition, we anticipate that our net sales will increase substantially. While we also expect our cost of goods sold and operating expenses to increase as well (including as a result of increased depreciation expense due to the application of purchase accounting to depreciable assets that we are acquiring), we also expect to realize significant cost reductions and operating synergies as a result of the Acquisition. We also expect our capital expenditures and certain other operating expenses (including SG&A expenses) to increase during the next several years in our effort to realize such cost reductions and operating synergies.

In addition, as a result of completing the Refinancing Transactions, we have significantly more outstanding indebtedness, so we anticipate that our interest expense and amortization of debt issuance costs will increase as a result, and there will be a write off of our amortized debt issuance costs relating to repayment of the Refinanced Indebtedness, plus accrued and unpaid interest and dividends thereon, and the termination of the Old Revolver.

In connection with the Transactions, we have also incurred approximately $130.0 million of transaction-related costs (including the fees of our advisors and investment banks), many of which must be expensed in the period during which the Transactions are completed. See “Unaudited Pro Forma Condensed Combined Financial Information.”

2015 Efficiency Program

In September 2015, the Company initiated the 2015 Efficiency Program, consisting of restructuring actions to drive certain organizational efficiencies across the Company’s Consumer and Professional segments. These actions are designed to reduce general and administrative expenses within the Consumer and Professional segments, and the Company expects that they will be completed by the end of 2017. The Company recognized $1.2 million of restructuring and related charges in the first six months of 2016 for the 2015 Efficiency Program, of which $0.5 million related to the Consumer segment and $0.6 million related to the Professional segment, with the remaining charges included within unallocated corporate expenses, and expects to recognize total restructuring and related charges of 11.7 million by the end of 2017. By implementing the 2015 Efficiency Program, the Company expects to achieve annualized cost reductions of approximately $10.0 million to $15.0 million by the end of 2018, with approximately $9.0 million of cost reductions expected to benefit 2016 results.

In connection with the restructuring actions initiated in 2015 for the 2015 Efficiency Program, the Company expects to pay cash in an amount of approximately $12.0 million, including $0.2 million for capital expenditures (which capital expenditures are excluded from total restructuring and related charges expected to be recognized for the 2015 Efficiency Program), of which $1.6 million was paid in the six months ended June 30, 2016 and $2.8 million was paid in 2015. A total of $6.2 million is expected to be paid during the remainder of 2016, with the remaining balance expected to be paid in 2017.

See (1) Note 3, “Restructuring Charges,” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 and (2) Note 3, “Restructuring Charges,” to the Company’s Unaudited Consolidated Financial Statements for the six months ended June 30, 2016 included elsewhere in this prospectus for further details.

Acquisition of CBBeauty Group

On April 21, 2015 (the “CBB Acquisition Date”), the Company completed the CBB Acquisition for total cash consideration of $48.6 million. CBB develops, manufactures, markets and distributes fragrances and other beauty products under various celebrity, lifestyle and fashion brands licensed from third parties, principally through department stores and selective distribution in international territories. On the CBB Acquisition Date, the Company used cash on hand to pay 70% of the total cash consideration, or $34.6 million. The remaining total cash consideration is payable in equal installments over three years from the CBB Acquisition Date, subject to the selling shareholders’ compliance with certain service conditions. These remaining installments, of which there are three, are being recorded as a component of SG&A expenses ratably over the remaining installment period. The results of operations of the CBB business were included in the Company’s Consolidated Financial Statements commencing on the CBB Acquisition Date. See Note 2, “Business Combinations,” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus for further details on the CBB Acquisition.

Pension Lump Sum Settlement Charge

In the fourth quarter of 2015, the Company offered certain former employees who had vested benefits in the Company’s U.S. qualified defined benefit pension plan (the Revlon Employees’ Retirement Plan) the option of receiving the present value of the participant’s pension benefit in a one-time cash lump sum payment. Based on the participants’ acceptance of that offer, $53.4 million was paid from the plan’s assets to settle $66.9 million of pension liabilities, resulting in a $13.5 million net reduction of the Company’s pension plan liabilities in 2015. In addition, the Company recorded a charge of $20.7 million as a result of the pension lump sum settlement accounting within costs of sales and SG&A expense in 2015. This charge was the result of accelerating a portion of the losses that were deferred in accumulated other comprehensive loss, which are required to be recognized in the period in which the pension plan liabilities were settled. See Note 14, “Savings Plan, Pension and Post-retirement Benefits,” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus for further details on this pension lump sum settlement.

Non-cash Impairment Charge

For purposes of the annual goodwill impairment test, the Company’s Pure Ice nail enamel brand, which was acquired in July 2012, is included within the Company’s Global Color Brands reporting unit. Despite improvements in the net sales of Pure Ice nail enamel in 2015 and the realization of margin improvements through integrating the production of Pure Ice nail enamel within the Company’s existing manufacturing processes, the Company continued to experience declines in the promotional activity for the Pure Ice brand at retailers. As a result, in conjunction with the Company’s annual goodwill impairment test, the Company recorded a $9.7 million non-cash goodwill impairment charge during the fourth quarter of 2015 due to the Company’s expectations regarding the future performance of the Global Color Brands reporting unit in relation to its carrying amount. See Note 8, “Goodwill and Intangible Assets,” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus for further details on this non-cash goodwill impairment charge.

2016 Debt-Related Transactions

On February 29, 2016, Products Corporation prepaid $23.2 million of indebtedness, representing 50% of its 2015 “excess cash flow” as defined under the Old Term Loan, in accordance with the terms of its Term Loan Agreement (as defined below). The prepayment was applied on a ratable basis between the principal amounts outstanding under the Old Term Loan, which are comprised of: (i) the term loan due November 19, 2017, in the original aggregate principal amount of $675.0 million, which had $651.4 million in aggregate principal amount outstanding as of June 30, 2016 (the “Old 2011 Term Loan”); and (ii) the term loan due October 8, 2019 in the original aggregate principal amount of $700 million, which had $658.6 million in aggregate principal amount outstanding as of June 30, 2016 (the “Old Colomer Acquisition Term Loan”) (together, the “Old Term Loan,” the “Old Term Loan Agreement” or the “Old Term Loan Facility”). The amount of the prepayment that was applied to the Old 2011 Term Loan reduced the principal amount outstanding by $11.5 million to $651.4 million (as all amortization payments under the Old 2011 Term Loan had been paid). The $11.7 million that was applied to the Old Colomer Acquisition Term Loan reduced Products Corporation’s future annual amortization payments under the Old Colomer Acquisition Term Loan on a ratable basis from $6.9 million prior to the prepayment to $6.8 million after giving effect to the prepayment and through its maturity on October 8, 2019. See Note 8, “Long-Term Debt,” to the Unaudited Consolidated Financial Statements of the Company for the six months ended June 30, 2016 included elsewhere in this prospectus for further details.

The Old Term Loan was refinanced and replaced in its entirety in the Refinancing Transactions. For more information regarding the Refinancing Transactions, please see “Prospectus Summary—The Transactions.”

Operating Segments

The Company primarily operates in three segments: the Consumer segment, the Professional segment and the Other segment:

The Consumer segment is comprised of the Company’s consumer brands, which primarily include Revlon, Almay, Cutex nail products, SinfulColors and Pure Ice in color cosmetics; Revlon ColorSilk in women’s hair color; Revlon in beauty tools; and Mitchum in anti-perspirant deodorants. The Company’s principal customers for its consumer products include large volume retailers, chain drug and food stores, chemist shops, hypermarkets, general merchandise stores, the Internet/e-commerce, television shopping, department stores, one-stop shopping beauty retailers, specialty cosmetics stores and perfumeries in the U.S. and internationally. The Consumer segment also includes a skincare line, under the Natural Honey brand, and a hair color line, under the Llongueras brand, sold to large volume retailers and other retailers, primarily in Spain.

The Professional segment is comprised primarily of the Company’s professional brands, which include Revlon Professional in hair color and hair care; CND-branded products in nail polishes and nail enhancements; and American Crew in men’s grooming products, all of which are sold worldwide to professional salons. The Company’s principal customers for its professional products include hair and nail salons and distributors to professional salons in the U.S. and internationally. The Professional segment also includes a multi-cultural hair care line consisting of Creme of Nature hair care products sold to professional salons, large volume retailers and other retailers, primarily in the U.S.

The Other segment primarily includes the operating results of the CBB business and related purchase accounting for the CBB Acquisition. CBB develops, manufactures, markets and distributes fragrances and other beauty products under various celebrity, lifestyle and fashion brands licensed from third parties, principally through department stores and selective distribution in international territories. The results included within the Other segment are not material to the Company’s consolidated results of operations.

Results of Operations

Consolidated Net Sales:

Six Months Ended June 30, 2016 Compared to Six Months Ended June 30, 2015

Consolidated net sales in the first six months of 2016 were $928.5 million, a $7.6 million increase, or 0.8%, as compared to $920.9 million in the first six months of 2015. Excluding the $24.9 million unfavorable impact of foreign currency fluctuations, consolidated net sales increased by $32.5 million, or 3.5%, during the first six months of 2016.

Segment Results:

The Company’s management evaluates segment profit, which is defined as income from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses, for each of the Company’s reportable segments. Segment profit also excludes unallocated corporate expenses and the impact of certain items that are not directly attributable to the segments’ underlying operating performance, which includes the impact of: (i) restructuring and related charges; (ii) acquisition and integration costs; (iii) deferred compensation related to the accounting for the CBB Acquisition; and (iv) costs of sales resulting from fair value adjustments in the second quarter of 2016 and 2015 to inventory acquired in the Cutex International Acquisition and CBB Acquisition, respectively. Unallocated corporate expenses primarily include general and administrative expenses related to the corporate organization. These expenses are recorded in unallocated corporate expenses as these items are centrally directed and controlled and are not included in internal measures of segment operating performance. The Company does not have any material inter-segment sales. For a reconciliation of segment profit to income from continuing operations before income taxes, see Note 14, “Segment Data and Related Information” to the Unaudited Consolidated Financial Statements of the Company for the six months ended June 30, 2016 included elsewhere in this prospectus.

The following tables provide a comparative summary of the Company’s segment results for the six months ended June 30, 2016 and 2015:

	Net Sales						Segment Profit
(dollars in millions)	Six Months Ended June 30,		Change		XFX Change(a)		Six Months Ended June 30,		Change		XFX Change(a)
	2015	2016	$	%	$	%	2015	2016	$	%	$	%
Consumer	$679.0	$679.5	$0.5	0.1%	$22.1	3.3%	$146.0	$139.4	$(6.6)	(4.5)%	$(5.0)	(3.4)%
Professional	237.6	238.4	0.8	(0.3)%	3.8	1.6%	53.5	49.7	(3.8)	(7.1)%	(3.8)	(7.1)%
Other	4.3	10.6	6.3	146.5%	6.6	153.5%	0.2	(0.8)	(1.0)	(500.0)%	(1.0)	(500.0)%
Total	$920.9	$928.5	$7.6	0.8%	$32.5	3.5%	$199.7	$188.3	$(11.4)	(5.7)%	$(9.8)	(4.9)%
(a)	XFX excludes the impact of foreign currency fluctuations.

Consumer Segment

Consumer segment net sales in the first six months of 2016 were $679.5 million, a $0.5 million increase, or 0.1%, compared to $679.0 million in the first six months of 2015. Excluding the $21.6 million unfavorable impact of foreign currency fluctuations, total Consumer net sales increased by $22.1 million, or 3.3%, in the first six months of 2016, compared to the first six months of 2015. This increase was primarily driven by higher net sales of Cutex nail products, SinfulColors color cosmetics and Mitchum anti-perspirant deodorant products, partially offset by lower net sales of Almay color cosmetics.

Consumer segment profit in the first six months of 2016 was $139.4 million, a $6.6 million decrease, or 4.5%, compared to $146.0 million in the first six months of 2015. Excluding the $1.6 million unfavorable impact of foreign currency fluctuations, Consumer segment profit decreased by $5.0 million, or 3.4%, in the first six months of 2016, compared to the first six months of 2015. This decrease was primarily driven by lower gross profit as a result of the unfavorable impact of product mix and the impact of foreign currency transaction within cost of sales.

Professional Segment

Professional segment net sales in the first six months of 2016 were $238.4 million, a $0.8 million increase, or 0.3%, compared to $237.6 million in the first six months of 2015. Excluding the $3.0 million unfavorable impact of foreign currency fluctuations, total Professional net sales increased by $3.8 million in the first six months of 2016, compared to the first six months of 2015. This increase was primarily as a result of higher net sales of Revlon Professional hair products and American Crew men’s grooming products, partially offset by lower net sales of CND nail products within the U.S. and International region.

Professional segment profit in the first six months of 2016 was $49.7 million, a $3.8 million decrease, or 7.1%, compared to $53.5 million in the first six months of 2015. This decrease was primarily due to a $3.0 million gain related to the sale of certain non-core assets that was recognized in the first six months of 2015.

Geographic Results:

The following tables provide a comparative summary of the Company’s net sales by region for the six months ended June 30, 2016 and 2015:

	Six Months Ended June 30,		Change		XFX Change(a)
	2015	2016	$	%	$	%
Consumer
United States	$422.7	$418.8	$(3.9)	(0.9)%	$(3.9)	(0.9)%
International	256.3	260.7	4.4	1.7%	26.0	10.1%
Professional
United States	$88.7	$91.9	$3.2	3.6%	$3.2	3.6%
International	148.9	146.5	(2.4)	(1.6)%	0.6	0.4%
Other
United States	$—	$—	$—	N.M.	$—	N.M.
International	4.3	10.6	6.3	146.5%	6.6	153.5%
Total Net Sales	$920.9	$928.5	$7.6	0.8%	$32.5	3.5%
(a)	XFX excludes the impact of foreign currency fluctuations.

Consumer Segment

United States

In the Consumer segment, U.S. net sales in the first six months of 2016 decreased by $3.9 million, or 0.9%, to $418.8 million, as compared to $422.7 million in the first six months of 2015. This decrease was primarily driven by lower net sales of Revlon color cosmetics and Almay color cosmetics, partially offset by higher net sales of Cutex nail products and SinfulColors color cosmetics.

International

In the Consumer segment, International net sales in the first six months of 2016 increased by $4.4 million, or 1.7%, to $260.7 million, as compared to $256.3 million in the first six months of 2015. Excluding the $21.6 million unfavorable impact of foreign currency fluctuations, International net sales increased by $26.0 million, or 10.1%, in the first six months of 2016, compared to the first six months of 2015. This increase was primarily driven by higher net sales of Revlon color cosmetics, Revlon ColorSilk hair color, Mitchum anti-perspirant deodorant products and Cutex nail products. From a geographic perspective, the increase in International net sales was mainly driven by higher net sales in Argentina, the U.K., certain distributors and Japan.

Professional Segment

United States

In the Professional segment, U.S. net sales in the first six months of 2016 increased by $3.2 million, or 3.6%, to $91.9 million, as compared to $88.7 million in the first six months of 2015. This increase was primarily driven by new point-of-sale and merchandising initiatives for Creme of Nature multi-cultural hair products and the launch of the Elvis marketing campaign for American Crew men’s grooming products, partially offset by lower net sales for CND nail products.

International

In the Professional segment, International net sales in the first six months of 2016 decreased by $2.4 million, or 1.6%, to $146.5 million, as compared to $148.9 million in the first six months of 2015. Excluding the $3.0 million unfavorable impact of foreign currency fluctuations, International net sales increased by $0.6 million, or 0.4%, in the first six months of 2016, compared to the first six months of 2015. This increase was primarily due to higher net sales of Revlon Professional hair products and American Crew men’s grooming products throughout the International region, partially offset by lower net sales of CND nail products, primarily in Russia.

Other Segment

In the Other segment, net sales during the first six months of 2016 increased by $6.3 million, or 146.5%, to $10.6 million, as compared to $4.3 million in the first six months of 2015. Excluding the $0.3 million unfavorable impact of foreign currency fluctuations, Other segment net sales increased by $6.6 million in the first six months of 2016. This increase was primarily driven by there being no comparable results for the full first six months of 2015, as the CBB Acquisition closed on April 21, 2015.

Gross profit:

	Six Months Ended June 30,
	2015	2016	Change
Gross profit	$617.3	$603.1	$(14.2)
Percentage of net sales	67.0%	65.0%	(2.1)%

Gross profit decreased as a percentage of net sales by 2.1 percentage points, decreasing by $14.2 million in the first six months of 2016, as compared to the first six months of 2015. The drivers of the decrease in gross profit in the first six months of 2016, as compared to the first six months 2015, primarily included:

•	unfavorable foreign currency fluctuations, which decreased gross profit by $20.8 million and decreased gross profit as a percentage of net sales by 1.0 percentage points;
•	higher promotional allowances, which decreased gross profit by $14.5 million and decreased gross profit as a percentage of net sales by 0.7 percentage points; and
•	unfavorable product mix, which decreased gross profit by $8.1 million and decreased gross profit as a percentage of net sales by 0.4 percentage points;

with the foregoing partially offset by:

•	favorable volume, which increased gross profit by $29.1 million, with no impact on gross profit as a percentage of net sales.

SG&A expenses:

	Six Months Ended June 30,
	2015	2016	Change
SG&A expenses	$503.8	$502.6	$1.2

SG&A expenses decreased by $1.2 million in the first six months of 2016, as compared to the first six months of 2015, primarily driven by:

•	$12.1 million of favorable impacts due to foreign currency fluctuations in the first six months 2016; and
•	a $6.4 million decrease in brand support expenses, primarily within the Consumer segment;

with the foregoing partially offset by:

•	$14.5 million of higher general and administrative expenses in 2016, primarily due to higher compensation due to changes in senior executive management, higher professional and legal fees and a $3.0 million gain recognized in the first six months of 2015 on the sale of certain non-core assets, partially offset by lower severance.

Restructuring charges and other, net:

	Six Months Ended June 30,
	2015	2016	Change
Restructuring charges and other, net	$(3.1)	$1.8	$(4.9)

Restructuring charges and other, net, for the first six months of 2016 of $1.8 million primarily related to charges for employee-related costs incurred in connection with the 2015 Efficiency Program, as compared to $3.1 million of net reductions in estimated restructuring costs recognized during the first six months of 2015.

The Company expects to achieve approximately $9 million in cost reductions during 2016 from the 2015 Efficiency Program and annualized cost reductions thereafter are expected to be approximately $10 million to $15 million.

See Note 3, “Restructuring Charges” to the Unaudited Consolidated Financial Statements of the Company for the six months ended June 30, 2016 included elsewhere in this prospectus.

Interest expense:

	Six Months Ended June 30,
	2015	2016	Change
Interest expense	$40.5	$41.9	$(1.4)

The $0.4 million and $1.4 million increase in interest expense in the second quarter and first six months of 2016, compared to the second quarter and first six months of 2015, respectively, was primarily due to higher weighted average borrowing rates, partially offset by lower average debt outstanding. The higher weighted average borrowing rates were driven by the impact of the 2013 Interest Rate Swap (as hereinafter defined). The lower average debt outstanding was the result of: (i) regularly scheduled quarterly amortization payments made towards the Old Colomer Acquisition Term Loan through June 30, 2016; and (ii) the excess cash flow prepayment of $23.2 million made under the Old Term Loan Facility in February 2016.

Foreign currency (gains) losses, net:

	Six Months Ended June 30,
	2015	2016	Change
Foreign currency losses (gains), net	$8.0	$5.1	$2.9

The decrease in foreign currency losses, net, of $2.9 million during the first six months of 2016, as compared to the first six months of 2015, was primarily driven by the net favorable impact of the revaluation of certain U.S. Dollar denominated intercompany payables and foreign currency denominated receivables during the first six months of 2016, as compared to the first six months of 2015.

Provision for income taxes:

	Six Months Ended June 30,
	2015	2016	Change
Provision for income taxes	$31.0	$17.9	$(13.1)

The provision for income taxes decreased by $13.1 million in the first six months of 2016, compared to the first six months of 2015, primarily due to lower pre-tax income and the phasing of the recognition of income taxes.

The Company’s effective tax rate for the six months ended June 30, 2016 was higher than the 35% federal statutory rate as a result of certain foreign dividends and earnings taxable in the U.S.

The Company expects that its tax provision and effective tax rate in any individual quarter and year-to-date period will vary and may not be indicative of the Company’s tax provision and effective tax rate for the full year.

Changes in Cash Flows

At June 30, 2016, the Company had cash and cash equivalents of $185.8 million, compared with $326.9 million at December 31, 2015. The following table summarizes the Company’s cash flows from operating, investing and financing activities for the six months ended June 30, 2016 and 2015:

	Six Months Ended June 30,
	2015	2016
Net cash (used in) provided by operating activities	$2.5	$(57.2)
Net cash used in investing activities	(49.4)	(47.4)
Net cash used in financing activities	(23.5)	(36.6)
Effect of exchange rate changes on cash and cash equivalents	(5.9)	0.1

Operating Activities

Net cash (used in) provided by operating activities was $(57.2) million and $2.5 million for the first six months of 2016 and 2015, respectively. The increase in cash used in operating activities in the first six months of 2016, compared to the first six months of 2015, was primarily driven by the shift in the timing of certain customer collections and accounts payable disbursements at the end of 2015.

Investing Activities

Net cash used in investing activities was $47.4 million and $49.4 million for the six months ended June 30, 2016 and 2015, respectively, which included $18.6 million and $17.2 million of cash used for capital expenditures, respectively. Net cash used in investing activities during the first six months of 2016 included $29.2 million in cash payments for the May 2016 Cutex International Acquisition, as compared to $34.2 million in cash payments, net of cash acquired, primarily for the Company’s April 2015 CBB Acquisition.

Financing Activities

Net cash used in financing activities was $36.6 million and $23.5 million for the six months ended June 30, 2016 and 2015, respectively.

Net cash used in financing activities for the first six months of 2016 primarily included:

•	a $23.2 million required excess cash flow prepayment made under the Old Amended Term Loan Facility, as discussed below;
•	$3.4 million of scheduled amortization payments on the Old Colomer Acquisition Term Loan; and
•	a $8.4 million decrease in short-term borrowings and overdraft.

Net cash used in financing activities for the first six months of 2015 included:

•	a $24.6 million required excess cash flow prepayment made under the Old Amended Term Loan Facility; and
•	$3.4 million of scheduled amortization payments on the Old Colomer Acquisition Term Loan;

with the foregoing partially offset by:

•	$6.6 million of short-term borrowings and overdraft.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014 and Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Consolidated Net Sales:

Consolidated net sales in 2015 were $1,914.3 million, a decrease of $26.7 million, or 1.4%, compared to $1,941.0 million in 2014. Excluding the $121.2 million unfavorable impact of foreign currency fluctuations, consolidated net sales increased $94.5 million, or 4.9%, during 2015, primarily driven by an increase in Consumer segment net sales of $53.9 million, or 3.7%, and the inclusion of $28.4 million of net sales as a result of the CBB Acquisition.

Consolidated net sales in 2014 were $1,941.0 million, an increase of $446.3 million, or 29.9% as compared to $1,494.7 million in 2013. Excluding the unfavorable impact of foreign currency fluctuations of $60.1 million, consolidated net sales increased $506.4 million, or 33.9% during 2014, primarily driven by the increase in net sales of $460.9 million as a result of the Colomer Acquisition in October 2013.

Segment Results:

The Company’s management evaluates segment profit, which is defined as income from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses, for each of the Company’s reportable segments. Segment profit also excludes unallocated corporate expenses and the impact of certain items that are not directly attributable to the segments’ underlying operating performance, which includes the impact of: (i) restructuring and related charges; (ii) acquisition and integration costs; (iii) goodwill impairment charges; (iv) pension lump sum settlement charge; (v) costs of sales resulting from fair value adjustments to inventory acquired in acquisitions; (vi) deferred compensation related to the CBB Acquisition; and (vii) an accrual for estimated clean-up costs related to the Company’s facility in Venezuela. Unallocated corporate expenses primarily include general and administrative expenses related to the corporate organization. These expenses are recorded in unallocated corporate expenses as these items are centrally directed and controlled and are not included in internal measures of segment operating performance. During the second quarter of 2015, the Company removed pension-related costs for its U.S. qualified defined benefit pension plans from the measurement of its operating segment results. As a result, $8.2 million and $4.9 million of pension-related costs were reclassified from the measurement of Consumer segment profit and included as a component of unallocated corporate expenses for 2014 and 2013, respectively. The Company does not have any material inter-segment sales. For a reconciliation of segment profit to income from continuing operations before income taxes, see Note 18, “Segment Data and Related Information” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus.

The following tables provide a comparative summary of the Company’s segment results for each of 2015, 2014 and 2013. In the tables below, certain prior year amounts have been reclassified to conform to the current period’s presentation. Consumer segment net sales and segment profit include the results of retail brands acquired in the Colomer Acquisition, which had previously been included in the Professional segment.

	Net Sales						Segment Profit
	Year Ended December 31,		Change		XFX Change(a)		Year Ended December 31,		Change		XFX Change(a)
(dollars in millions)	2014	2015	$	%	$	%	2014	2015	$	%	$	%
Consumer	$1,438.3	$1,414.8	$(23.5)	(1.6)%	$53.9	3.7%	$339.4	$360.2	$20.8	6.1%	$30.0	8.8%
Professional	502.7	471.1	(31.6)	(6.3)%	12.2	2.4%	104.8	103.9	(0.9)	(0.9)%	2.8	2.7%
Other	—	28.4	28.4	N.M.	28.4	N.M.	—	1.4	1.4	N.M.	1.4	N.M.
Total	$1,941.0	$1,914.3	$(26.7)	(1.4)%	$94.5	4.9%	$444.2	$465.5	$21.3	4.8%	$34.2	7.7%
	Net Sales						Segment Profit
	Year Ended December 31,		Change		XFX Change(a)		Year Ended December 31,		Change		XFX Change(a)
(dollars in millions)	2013	2014	$	%	$	%	2013	2014	$	%	$	%
Consumer	$1,394.2	$1,438.3	$44.1	3.2%	$98.3	7.1%	$342.3	$339.4	$(2.9)	(0.8)%	$14.2	3.3%
Professional	100.5	502.7	$402.2	N.M.	408.1	N.M.	5.1	104.8	99.7	N.M.	$100.9	N.M.
Other	—	—	$—	—%	—	—%	—	—	—	—%	—	—%
Total	$1,494.7	$1,941.0	$446.3	29.9%	$506.4	33.9%	$347.4	$444.2	$96.8	27.9%	$115.1	33.1%
(a)	XFX excludes the impact of foreign currency fluctuations.

Consumer Segment

Consumer segment net sales in 2015 were $1,414.8 million, a decrease of $23.5 million, or 1.6%, compared to $1,438.3 million in 2014. Excluding the $77.4 million unfavorable impact of foreign currency fluctuations, total Consumer net sales increased $53.9 million, or 3.7%, in 2015 compared to 2014, primarily driven by higher net sales of Revlon color cosmetics, Mitchum anti-perspirant deodorant products, Revlon ColorSilk hair color and Cutex nail products, partially offset by lower net sales of Almay color cosmetics. Consumer segment net sales were negatively impacted in connection with the Company’s exit of its business operations in Venezuela in the second quarter of 2015 and change to a distributor model, as such change resulted in $1.0 million of net sales in Venezuela in 2015, compared to $16.3 million of net sales in Venezuela in 2014. Excluding Venezuela, on an XFX basis, Consumer net sales would have increased by 4.4% in 2015, compared to 2014.

Consumer segment profit in 2015 was $360.2 million, an increase of $20.8 million, or 6.1%, compared to $339.4 million in 2014. Excluding the $9.2 million unfavorable impact of foreign currency fluctuations, Consumer segment profit increased $30.0 million, or 8.8%, in 2015 compared to 2014, primarily driven by higher gross profit as a result of the increases in net sales discussed above, partially offset by $8.7 million of higher brand support expenses for the Company’s Consumer brands. In connection with the Company’s exit of its business operations in Venezuela in the second quarter of 2015 and change to a distributor model, there was no profit in Venezuela in 2015, compared to $6.6 million of profit in Venezuela in 2014. Excluding Venezuela, on an XFX basis, Consumer segment profit would have increased by 11.1% in 2015, compared to 2014.

Consumer segment net sales in 2014 were $1,438.3 million, an increase of $44.1 million, or 3.2%, compared to $1,394.2 million in 2013. Excluding the $54.2 million unfavorable impact of foreign currency fluctuations, total Consumer net sales increased $98.3 million, or 7.1%, in 2014 compared to 2013, primarily driven by: (i) the inclusion of $52.8 million of increased net sales from Consumer brands acquired in the Colomer Acquisition; (ii) $15.1 million of favorable sales returns reserve adjustments in the U.S. during 2014, as a result of lower expected discontinued products in the future related to the Company’s strategy to focus on fewer, bigger and better innovations, partially offset by increased sales returns expense for 2014 sales returns; and (iii) higher net sales of Revlon color cosmetics, Revlon ColorSilk hair color and Mitchum anti-perspirant deodorant products. The increases in Consumer segment net sales in 2014 were partially offset by lower net sales of fragrances, as well as lower net sales of Almay, SinfulColors and Pure Ice color cosmetics.

Consumer segment profit in 2014 was $339.4 million, a decrease of $2.9 million, or 0.8%, compared to $342.3 million in 2013, primarily due to lower gross profit as a result of $33.0 million of higher advertising expense to support the Company’s Consumer brands, and approximately $17.0 million of unfavorable foreign currency fluctuations, partially offset by the increase in net sales, including the $15.1 million of favorable sales returns reserve adjustments.

Professional Segment

Professional segment net sales in 2015 were $471.1 million, a decrease of $31.6 million, or 6.3%, compared to $502.7 million in 2014. Excluding the $43.8 million unfavorable impact of foreign currency fluctuations, total Professional net sales increased $12.2 million in 2015 compared to 2014, primarily as a result of higher net sales of American Crew men’s grooming products, Revlon Professional hair products and Creme of Nature hair products, partially offset by lower net sales of CND nail products in the U.S.

Professional segment profit in 2015 was $103.9 million, a decrease of $0.9 million, or 0.9%, compared to $104.8 million in 2014. Excluding the $3.7 million unfavorable impact of foreign currency fluctuations, Professional segment profit increased $2.8 million in 2015 compared to 2014, primarily due to higher net sales, partially offset by $5.1 million of higher brand support expenses for the Company’s Professional brands. In addition, Professional segment profit in 2014 included a favorable adjustment of $3.4 million related to the inventory obsolescence reserve, with no similar adjustment in 2015.

The Company’s Professional segment is comprised of most of the operations acquired by the Company in the Colomer Acquisition in October 2013 (with the exception of the retail brands acquired in the Colomer Acquisition, which the Company has included within the Consumer segment, as noted above). As Colomer was acquired in October 2013, there are no full year comparable prior years’ net sales or segment profit for the Professional segment to facilitate a comparison of 2014 and 2013 Professional segment results. Therefore, an analysis of net sales and segment profit for the Professional segment in 2014, compared to 2013, is not included in this prospectus. Professional net sales were $502.7 million for the full year of 2014 and $100.5 million from the October 2013 Colomer Acquisition Date through the end of 2013. Professional net sales during each period consisted primarily of the net sales of CND products worldwide, including CND Shellac; Revlon Professional products, primarily in Europe; and American Crew products and other professional brands world-wide.

Professional segment profit was $104.8 million for the full year of 2014 and $5.1 million from the October 2013 Colomer Acquisition Date through the end of 2013 and is comprised of the operating results of substantially all of the operations acquired in the Colomer Acquisition.

Geographic Results:

In connection with changes that the organization made to its management reporting structure following the Colomer Acquisition, beginning in 2014, the Company combined its former Latin America and Canada; Asia Pacific; and Europe, Middle East and Africa operating regions into the International region for reporting purposes. The Company has modified its net sales discussion to conform to the manner by which the Company’s management reviews the business, and, accordingly, prior year amounts have been restated to conform to this prospectus.

The following tables provide a comparative summary of the Company’s net sales by region for each of the years ended December 31, 2015, 2014 and 2013:

	Year Ended December 31,		Change		XFX Change(a)
(dollars in millions)	2014	2015	$	%	$	%
United States	$1,021.9	$1,043.7	$21.8	2.1%	$21.8	2.1%
International	919.1	870.6	(48.5)	(5.3)%	72.7	7.9%
Total Net Sales	$1,941.0	$1,914.3	$(26.7)	(1.4)%	$94.5	4.9%
	Year Ended December 31,		Change		XFX Change(a)
(dollars in millions)	2013	2014	$	%	$	%
United States	$832.8	$1,021.9	$189.1	22.7%	$189.1	22.7%
International	661.9	919.1	257.2	38.9%	317.3	47.9%
Total Net Sales	$1,494.7	$1,941.0	$446.3	29.9%	$506.4	33.9%
(a)	XFX excludes the impact of foreign currency fluctuations.

United States

In the U.S., net sales in 2015 increased $21.8 million, or 2.1%, to $1,043.7 million, compared to $1,021.9 million in 2014, primarily due to higher Consumer segment net sales of Revlon color cosmetics, Mitchum anti-perspirant deodorant products and Revlon ColorSilk hair color, partially offset by lower net sales of Almay color cosmetics. Net sales in the U.S. decreased in the Professional segment primarily due to lower net sales of CND nail products.

In the U.S., net sales in 2014 increased $189.1 million, or 22.7%, to $1,021.9 million, as compared to $832.8 million in 2013, primarily due to the inclusion of $157.1 million of increased net sales as a result of the Colomer Acquisition. 2014 net sales in the U.S. were also impacted by $15.1 million of favorable sales returns reserve adjustments during 2014, as a result of lower expected discontinued products in the future related to the Company’s strategy to focus on fewer, bigger and better innovations, partially offset by increased sales returns expense for 2014 sales returns. In addition, 2014 had higher net sales of Revlon color cosmetics, Revlon ColorSilk hair color and Mitchum anti-perspirant deodorant products, partially offset by lower net sales of Almay, SinfulColors and Pure Ice color cosmetics.

International

International net sales in 2015 decreased by $48.5 million, or 5.3%, to $870.6 million, as compared to $919.1 million in 2014. Excluding the $121.2 million unfavorable impact of foreign currency fluctuations, International net sales increased by $72.7 million, or 7.9%, in 2015 compared to 2014, primarily due to higher net sales of Revlon color cosmetics in the Consumer segment. International net sales increased in the Professional segment primarily due to higher net sales of American Crew men’s grooming products and Revlon

Professional hair products. From a geographic perspective, the increase in international net sales was throughout most of the Company’s International region. The Company’s exit of its business operations in Venezuela in 2015 negatively impacted International net sales. Excluding Venezuela, on an XFX basis, International net sales would have increased by 9.0% in 2015, compared to 2014.

International net sales in 2014 increased $257.2 million, or 38.9%, to $919.1 million, as compared to $661.9 million in 2013. Excluding the $60.1 million unfavorable impact of foreign currency fluctuations, International net sales increased by $317.3 million, or 47.9%, primarily due to the inclusion of $303.8 million of increased net sales as a result of the Colomer Acquisition. Additionally, 2014 net sales were impacted by higher net sales of Revlon color cosmetics in Venezuela and Japan and Mitchum anti-perspirant deodorant products primarily in the U.K., partially offset by lower net sales of Revlon color cosmetics in certain distributor territories and fragrances in the U.K. and Italy. Results in Venezuela for 2014 benefited from the increased availability of U.S. Dollars to import finished goods for sale, as compared to 2013.

	Year Ended December 31,			Change
(dollars in millions)	2013	2014	2015	2014 vs. 2013	2015 vs. 2014
Gross profit	$949.6	$1,272.7	$1,246.5	$323.1	$(26.2)
Percentage of net sales	63.5%	65.6%	65.1%	2.1%	(0.5)%

Gross profit decreased as a percentage of net sales by 0.5 percentage points, decreasing by $26.2 million in 2015, as compared to 2014. The drivers of the changes in gross profit in 2015, as compared to 2014, primarily included:

•	unfavorable foreign currency fluctuations, which reduced gross profit by $90.0 million and reduced gross profit as a percentage of net sales by 0.5 percentage points;
•	the unfavorable impact of a portion of the 2015 pension lump sum settlement charge recorded in the fourth quarter of 2015 within cost of sales in the amount of $10.5 million, which decreased gross profit by as a percentage of net sales by 0.6 percentage points;
•	the effects of the favorable sales returns accrual adjustments made in 2015 and 2014, due to lower expected discontinued products in the future related to the Company’s strategy to focus on fewer, bigger and better innovations, which 2014 adjustment was $4.1 million more favorable than the 2015 adjustment, and which had no impact on gross profit as a percentage of net sales;

with the foregoing partially offset by:

•	favorable volume, which increased gross profit by $67.8 million and increased gross profit as a percentage of net sales by 0.2 percentage points; and
•	lower manufacturing and freight costs as a result of supply chain cost reduction initiatives, which increased gross profit by $9.5 million and increased gross profit as a percentage of net sales by 0.5 percentage points.

Gross profit increased by $323.1 million, and as a percentage of net sales gross profit increased by 2.1 percentage points in 2014, as compared to 2013. The drivers of gross profit in 2014, as compared to 2013, primarily included:

•	the inclusion of gross profit from the Colomer Acquisition beginning in October 2013, which increased gross profit by $314.8 million and increased gross profit as a percentage of net sales by 1.3 percentage points;
•	favorable sales mix within the Consumer segment, which increased gross profit by $19.3 million and increased gross profit as a percentage of net sales by 1.0 percentage points;
•	favorable volume, which increased gross profit by $15.2 million, with no impact on gross profit as a percentage of net sales; and

•	the favorable impact of sales returns accrual adjustments, net of related inventory write-off charges, due to lower expected discontinued products in the future related to the Company’s strategy to focus on fewer, bigger and better innovations, which increased gross profit by $12.1 million and increased gross profit as a percentage of net sales by 0.1 percentage points;

with the foregoing partially offset by:

•	unfavorable foreign currency fluctuations, which reduced gross profit by $45.1 million and reduced gross profit as a percentage of net sales by 0.4 percentage points.

SG&A expenses:

	Year Ended December 31,			Change
(dollars in millions)	2013	2014	2015	2014 vs. 2013	2015 vs. 2014
SG&A expenses	$723.6	$999.7	$993.5	$276.1	$(6.2)

SG&A expenses decreased by $6.2 million in 2015 compared to 2014, primarily driven by:

•	$72.2 million of favorable impact due to foreign currency fluctuations in 2015; with the foregoing partially offset by:
•	$16.2 million of higher brand support expenses for the Company’s brands within the Consumer and Professional segments in 2015; and
•	$49.3 million of higher general and administrative expenses in 2015, primarily due to:
(i)	$14.7 million of severance costs related to a 2015 initiative to upgrade the Company’s people and talent;
(ii)	$10.2 million of charges related to the 2015 pension lump sum settlement recorded as a component of SG&A expenses;
(iii)	$9.8 million in expenses related to the 2015 operations of the CBB business acquired in April 2015; and
(iv)	higher incentive compensation expenses.

In 2014, as compared to 2013, SG&A expenses increased $276.1 million, primarily driven by:

•	the inclusion of SG&A expenses as a result of the Colomer Acquisition, beginning in October 2013, which contributed $226.2 million to the increase in SG&A expenses;
•	$33.0 million of higher advertising expenses to support the Company’s brands within the Consumer segment;
•	a $26.4 million gain from insurance proceeds in 2013 due to the settlement of the Company’s claim for the loss of inventory from the fire that destroyed the Company’s facility in Venezuela, partially offset by an accrual in 2013 of $7.6 million for estimated clean-up costs related to the destroyed facility, which did not recur in 2014;
•	$18.3 million of higher general and administrative expenses, primarily due to increased severance related costs, higher incentive and stock-based compensation expense, and higher occupancy costs due to overlapping rents as a result of the Company’s relocation of its New York City headquarters during 2014; and
•	$4.0 million of higher amortization of permanent wall displays; with the foregoing partially offset by:
•	$24.8 million of favorable impacts due to foreign currency fluctuations.

Acquisition and Integration Costs:

	Year Ended December 31,			Change
(dollars in millions)	2013	2014	2015	2014 vs. 2013	2015 vs. 2014
Acquisition and integration costs	$25.4	$6.4	$8.0	$(19.0)	$(1.6)

The acquisition and integration costs for 2015, 2014 and 2013 are summarized in the table presented below.

	Year Ended December 31,
(dollars in millions)	2013	2014	2015
Acquisition costs	$12.9	$0.5	$5.9
Integration costs	12.5	5.9	2.1
Total acquisition and integration costs	$25.4	$6.4	$8.0

Acquisition costs in 2015 primarily included legal and consulting fees related to the CBB Acquisition. Acquisition costs in 2014 and 2013 primarily included legal and consulting fees related to the Colomer Acquisition.

Integration costs consist of non-restructuring costs related to integrating Colomer’s operations into the Company’s business. Integration costs incurred during 2015 primarily included legal and professional fees. Integration costs incurred during 2014 primarily included employee-related costs related to management changes and audit-related fees related to the Colomer Acquisition. For 2013, integration costs primarily related to an impairment of in-progress capitalized software development costs, as well as employee-related costs due to management changes, in each case related to the Colomer Acquisition.

Restructuring charges and other, net:

	Year Ended December 31,			Change
(dollars in millions)	2013	2014	2015	2014 vs. 2013	2015 vs. 2014
Restructuring charges and other, net	$3.5	$21.3	$10.5	$17.8	$10.8

Restructuring charges and other, net, for 2015 primarily related to $9.5 million of costs incurred in connection with the 2015 Efficiency Program.

During 2014, the Company recorded charges totaling $20.1 million related to restructuring and related actions under the Integration Program, of which $18.9 million was recorded in restructuring charges and other, net, $0.6 million was recorded in cost of sales and $0.6 million was recorded in SG&A expenses.

See Note 3, “Restructuring Charges” to the Consolidated Financial Statements of Revlon, Inc. and Subsidiaries for the year ended December 31, 2015 included elsewhere in this prospectus for further discussion.

Interest expense:

	Year Ended December 31,			Change
(dollars in millions)	2013	2014	2015	2014 vs. 2013	2015 vs. 2014
Interest expense	$78.6	$84.4	$83.3	$5.8	$1.1

The $1.1 million decrease in interest expense in 2015, compared to 2014, was primarily due to lower average debt outstanding, partially offset by higher weighted average borrowing rates. The lower average debt outstanding was the result of: (i) regularly scheduled quarterly amortization payments made toward the Old Colomer Acquisition Term Loan through December 31, 2015; (ii) the favorable benefit to 2015 as a result of the May 1, 2014 prepayment of the remaining $58.4 million principal amount outstanding under the Old Non-Contributed Loan; and (iii) the $24.6 million March 2015 excess cash flow prepayment, of which

$12.1 million was applied to the principal amount outstanding under the Old 2011 Term Loan. The remaining $12.5 million of the excess cash flow prepayment that was applied to the Old Colomer Acquisition Term Loan reduced Products Corporation’s future regularly scheduled quarterly amortization payments under the Old Colomer Acquisition Term Loan on a ratable basis from $1.8 million prior to such prepayment to $1.7 million after giving effect to such prepayment and through its maturity on October 8, 2019. The higher weighted average borrowing rates were primarily due to the impact of the 2013 Interest Rate Swap going into effect in May 2015.

The $5.8 million increase in interest expense in 2014, as compared to 2013, was primarily due to higher average debt as a result of Products Corporation’s Old Colomer Acquisition Term Loan, which was used to fund the Colomer Acquisition, partially offset by lower weighted average borrowing rates.

Foreign currency losses, net:

	Year Ended December 31,			Change
(dollars in millions)	2013	2014	2015	2014 vs. 2013	2015 vs. 2014
Foreign currency losses, net	$3.7	$25.0	$15.7	$21.3	$(9.3)

The decrease in foreign currency losses, net, of $9.3 million during 2015, as compared to 2014, was primarily driven by:

•	a $6.0 million foreign currency loss recognized in 2014 as a result of the re-measurement of Revlon Venezuela’s balance sheet, as compared to a $1.9 million foreign currency loss recognized in 2015;
•	a $3.8 million gain in 2015, compared to a $0.5 million gain in 2014, related to the Company’s foreign currency forward exchange contracts; and
•	the favorable impact of the revaluation of certain U.S. Dollar and foreign currency denominated intercompany payables during 2015, as compared to 2014.

The increase in foreign currency losses, net, of $21.3 million during 2014, as compared to 2013, was primarily driven by:

•	the unfavorable impact of the revaluation of certain U.S. Dollar denominated intercompany payables during 2014, as compared to 2013; and
•	a $6.0 million foreign currency loss related to the required re-measurement of Revlon Venezuela’s balance sheet during the second quarter of 2014.

Provision for income taxes:

	Year Ended December 31,			Change
(dollars in millions)	2013	2014	2015	2014 vs. 2013	2015 vs. 2014
Provision for income taxes	$48.6	$81.2	$54.4	$32.6	$(26.8)

The provision for income taxes decreased by $26.8 million in 2015, compared to 2014, primarily due to the favorable impact of certain discrete items, including: (i) the net reduction of valuation allowances of $10.0 million, which was primarily due to the Company’s release of an $18.4 million valuation allowance against certain deferred assets in the U.K., after considering all available evidence, including recent history of cumulative income, improved earnings trends and expected taxable income, and no history of net operating losses expiring unused, as well as the absence of any negative evidence, partially offset by additional valuation allowances on current period operating losses in certain jurisdictions; (ii) lower pre-tax income in certain jurisdictions for 2015, compared to 2014; (iii) the impact of the favorable resolution of certain tax matters in 2015; and (iv) the impact of certain tax matters in 2014 that did not recur in 2015.

The provision for income taxes increased by $32.6 million in 2014, as compared to 2013, primarily due to: (i) the loss on early extinguishment of debt recognized in 2013; (ii) certain expenses related to the Colomer Acquisition; (iii) the favorable resolution of tax matters in a foreign jurisdiction; (iv) increased pre-tax income; and (v) establishing a valuation allowance against certain deferred tax assets in the Professional segment in 2014

(each of which in the case of (i), (ii) and (iii) favorably affected the provision for income taxes in 2013 and each of which did not recur in 2014), partially offset by the favorable impact of certain discrete items in 2014, including the favorable resolution of tax matters in certain jurisdictions and return-to-provision adjustments.

The Company’s effective tax rate for 2015 was higher than the federal statutory rate of 35% due principally to: (i) foreign and U.S. tax effects attributable to operations outside the U.S.; (ii) state and local taxes; and (iii) foreign dividends and earnings taxable in the U.S., partially offset by the net reduction of valuation allowances in certain foreign jurisdictions.

The Company’s effective tax rate for 2014 was higher than the federal statutory rate of 35% due principally to: (i) state and local taxes, net of U.S federal income tax benefit; (ii) establishing a valuation allowance against certain deferred tax assets in the Professional segment; (iii) foreign dividends and earnings taxable in the U.S.; and (iv) foreign and U.S. tax effects attributable to operations outside the U.S.

The Company expects that its tax provision and effective tax rate in any individual quarter and year-to-date period will vary and may not be indicative of the Company’s tax provision and effective tax rate for the full year.

In assessing the recoverability of its deferred tax assets, management regularly considers whether some portion or all of the deferred tax assets will not be realized based on the recognition threshold and measurement of a tax position. The ultimate realization of deferred tax assets is generally dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. See Note 16, “Income Taxes,” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus for further discussion.

Changes in Cash Flows

At December 31, 2015, the Company had cash and cash equivalents of $326.9 million, compared with $275.3 million at December 31, 2014. The following table summarizes the Company’s cash flows from operating, investing and financing activities in 2015, 2014 and 2013:

	Year Ended December 31,
(dollars in millions)	2013	2014	2015
Net cash provided by operating activities	$123.3	$174.0	$155.3
Net cash used in investing activities	(639.4)	(52.1)	(83.8)
Net cash (used in) provided by financing activities	649.0	(75.1)	(12.1)
Effect of exchange rate changes on cash and cash equivalents	(5.1)	(15.6)	(7.8)

Operating Activities

Net cash provided by operating activities was $155.3 million, $174.0 million and $123.3 million for 2015, 2014 and 2013, respectively. The decrease in cash from operating activities in 2015, compared to the 2014, was primarily driven by higher inventory and tax payments, partially offset by less cash used in discontinued operations, as well as lower payments for restructuring and interest in 2015 compared to 2014. The cash provided by operating activities in 2014, compared to 2013, was favorably impacted by cash provided by the operations of the Professional segment as a result of the Colomer Acquisition, partially offset by higher interest payments and unfavorable changes in working capital, including higher tax payments and higher payments for restructuring actions primarily related to both the Integration Program and the restructuring actions that included exiting the Company’s direct manufacturing, warehousing and sales business operations in mainland China, as well as implementing other immaterial restructuring actions outside the U.S. that are expected to generate other operating efficiencies.

See Note 3, “Restructuring Charges” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus for further discussion related to the Company’s restructuring programs.

Net cash provided by operating activities related to discontinued operations, including restructuring payments, was approximately $0.1 million, $27.0 million and $10.0 million in 2015, 2014 and 2013, respectively.

Investing Activities

Net cash used in investing activities was $83.8 million, $52.1 million and $639.4 million for 2015, 2014 and 2013, respectively.

Net cash used in investing activities in 2015 included:

•	$48.3 million of cash used for capital expenditures; and
•	$41.7 million in cash payments, net of cash acquired, primarily for the CBB Acquisition, partially offset by $6.2 million in cash proceeds from the sale of certain immaterial, non-core assets.

Net cash used in investing activities for 2014 included:

•	$55.5 million of cash used for capital expenditures, which were partially offset by $3.4 million in proceeds from the sale of property, plant and equipment, primarily related to other immaterial restructuring actions.

Net cash used in investing activities for 2013 included:

•	a cash payment of $664.5 million for the Colomer Acquisition, offset by $36.9 million of cash and cash equivalents acquired in such transaction, for a net cash use of $627.6 million; and
•	$28.6 million of cash used for capital expenditures; with the foregoing partially offset by:
•	$13.1 million of insurance proceeds received in July 2013 for the Company’s property claim related to the June 2011 fire at the Company’s facility in Venezuela.

Financing Activities

Net cash (used in) provided by financing activities was $(12.1) million, $(75.1) million and $649.0 million for 2015, 2014 and 2013, respectively.

Net cash used in financing activities for 2015 primarily included:

•	a $24.6 million required excess cash flow prepayment made under the Old Term Loan Facility; and
•	$6.8 million of scheduled amortization payments on the Old Colomer Acquisition Term Loan; with the foregoing partially offset by:

$23.0 million increase in short-term borrowings and overdraft.

Net cash used in financing activities for 2014 included:

•	the repayment in May 2014 of the $58.4 million aggregate principal amount outstanding of the Old Non-Contributed Loan;
•	$7.0 million of scheduled amortization payments on the Old Colomer Acquisition Term Loan;
•	$4.7 million decrease in short-term borrowings and overdraft; and
•	the payment of $1.8 million of financing costs primarily related to certain amendments in February 2014 to its Old 2011 Term Loan.

Net cash provided by financing activities for 2013 included:

•	Cash proceeds received in connection with the Old Colomer Acquisition Term Loan, in the aggregate principal amount of $700.0 million, or $698.3 million, net of discounts; and
•	Products Corporation’s issuance of the $500.0 million aggregate principal amount of the 5¾% Senior Notes at par;

with the foregoing partially offset by:

•	the repayment and redemption of all of the $330.0 million aggregate principal amount outstanding of Products Corporation’s Old 9¾% Senior Secured Notes in connection with the 2013 Senior Notes Refinancing;

•	the repayment of $113.0 million in principal on the Old 2011 Term Loan in connection with the consummation of the February 2013 Term Loan Amendments (as hereinafter defined); and
•	the payment of $48.8 million of financing costs comprised of: (i) $17.5 million of redemption and tender offer premiums, as well as fees and expenses related to the repayment and redemption of all of the $330.0 million aggregate principal amount outstanding of the Old 9¾% Senior Secured Notes in connection with the 2013 Senior Notes Refinancing; (ii) $10.2 million of underwriters’ fees and other fees in connection with the issuance of the 5¾% Senior Notes in connection with the 2013 Senior Notes Refinancing; (iii) $1.2 million of fees incurred in connection with certain amendments in February 2013 to its Old 2011 Term Loan (the “February 2013 Term Loan Amendments”); (iv) $3.5 million of fees incurred in connection with certain amendments in August 2013 to its Old 2011 Term Loan; (v) $15.9 million of fees incurred in connection with an incremental amendment in August 2013 to its Old 2011 Term Loan; and (vi) $0.5 million of fees incurred in connection with the amendment in August 2013 to its third amended and restated revolving credit agreement dated June 16, 2011.

Refer to “Long-Term Debt Instruments—2013 Debt Transactions” below for the definition and further discussion of the debt instruments and related financing activities discussed above.

Financial Condition, Liquidity and Capital Resources

At June 30, 2016, the Company had a liquidity position of $343.9 million, consisting of $177.2 million of cash and cash equivalents (net of any outstanding checks).

At June 30, 2016, on a pro forma basis, the aggregate principal amount outstanding under the New Term Loan Facility was $1,800.0 million, respectively, with the Company having a pro forma liquidity position of $557.9 million, consisting of unrestricted cash and cash equivalents (net of any outstanding checks) of $204.9 million, as well as $353.0 million in available borrowings under the New Revolving Credit Facility, assuming the full $400.0 million availability of the New Revolving Credit Facility (after giving effect to $12.0 million of undrawn outstanding letters of credit and $35.0 million then drawn under the New Revolving Credit Facility at such date).

On a pro forma basis, the Company’s foreign operations held $99.0 million out of the total $218.7 million in cash and cash equivalents (net of any outstanding checks) as of June 30, 2016. The cash held by the Company’s foreign operations is primarily used to fund such operations. The Company regularly assesses its cash needs and the available sources of cash to fund these needs. As part of this assessment, the Company determines the amount of foreign earnings, if any, that it intends to repatriate to help fund its domestic cash needs, including for the Company’s debt service obligations, and pays applicable U.S. income and foreign withholding taxes, if any, on such earnings to the extent repatriated, and otherwise records a tax liability for the estimated cost of repatriation in a future period. The Company believes that the cash generated by its domestic operations and availability under the New Revolving Credit Facility and other permitted lines of credit should be sufficient to meet its domestic liquidity needs for at least the next 12 months. Therefore, the Company currently anticipates that restrictions and/or taxes on repatriation of foreign earnings will not have a material effect on the Company’s liquidity during such period.

Long-Term Debt Instruments

New Revolving Credit Facility

Principal and Maturity

Our New Revolving Credit Facility, for which facility Citibank, N.A. acts as administrative agent, has an initial maximum availability of $400.0 million (with a $100.0 million sublimit for letters of credit and up to $70.0 million available for swing line loans), which availability is subject to the amount of the borrowing base. The New Revolving Credit Facility may be increased by the greater of (x) $50.0 million and (y) the excess of the borrowing base over the amounts of then-effective commitments. The New Revolving Credit Facility permits certain non-U.S. subsidiaries to borrow in local currencies.

The borrowing base calculation under the New Revolving Credit Facility is based on the sum of: (i) 85% of eligible accounts receivable; (ii) the lesser of 85% of the net orderly liquidation value and a percentage of the value specified in respect of different types of eligible inventory; (iii) qualified restricted cash (capped at $75.0 million); and (iv) a temporary increase amount between August 15 and October 31 of each year, which are collectively subject to certain availability reserves set by the administrative agent.

The New Revolving Credit Facility will mature on the earlier of (x) the fifth anniversary of the Closing Date and (y) the 91st day prior to the maturity of our 5¾% Senior Notes if, on that date (and solely for so long as), (i) any 5¾% Senior Notes remain outstanding and (ii) Products Corporation’s available liquidity does not exceed the aggregate principal amount of the then outstanding 5¾% Senior Notes by at least $200.0 million.

Guarantees and Security

Products Corporation and the restricted subsidiaries under the New Revolving Credit Facility, which include Elizabeth Arden and its domestic subsidiaries (collectively, the “Restricted Group”), are subject to the covenants under the New Revolving Credit Facility. The New Revolving Credit Facility is guaranteed by each existing and future direct or indirect wholly owned domestic restricted subsidiary of Products Corporation (subject to various exceptions), as well as by Parent on a limited recourse basis. The obligations of Parent, Products Corporation and the subsidiary guarantors under the New Revolving Credit Facility are secured by pledges of the equity of Products Corporation held by Parent and the equity of Products Corporation’s restricted subsidiaries held by Products Corporation and each subsidiary guarantor (subject to certain exceptions, including equity of first-tier foreign subsidiaries in excess of 65% of the voting equity interests of such entity) and by substantially all tangible and intangible personal and real property of Products Corporation and the subsidiary guarantors (subject to certain exclusions). The obligors and guarantors under the New Revolving Credit Facility and the New Term Loan Facility are identical. The liens securing the New Term Loan Facility on the accounts, inventory, equipment, chattel paper, documents, instruments, deposit accounts, real estate and investment property and general intangibles (other than intellectual property) related thereto (the “New Revolving Facility Collateral”) rank second in priority to the liens thereon securing the New Revolving Credit Facility. The liens securing the New Term Loan Facility on all other property, including capital stock, intellectual property and certain other intangible property (the “New Term Loan Collateral”), rank first in priority to the liens thereon securing the New Revolving Credit Facility, while the liens thereon securing the New Revolving Credit Facility rank second in priority to the liens thereon securing the New Term Loan Facility.

Interest and Fees

Interest is payable quarterly and accrues on borrowings under the New Revolving Credit Facility at a rate per annum equal to either (i) the alternate base rate plus an applicable margin equal to 0.25%, 0.50% or 0.75% depending on the average excess availability (based on the borrowing base as most recently reported by Products Corporation to the administrative agent from time to time) or (ii) the Eurocurrency rate plus an applicable margin equal to 1.25%, 1.50% or 1.75% depending on the average excess availability (based on the borrowing base as most recently reported by Products Corporation to the administrative agent from time to time), at Products Corporation’s option. The applicable margin decreases as average excess availability under the New Revolving Credit Facility increases. Products Corporation is obligated to pay certain fees and expenses in connection with the New Revolving Credit Facility, including a 0.25% commitment fee for any unused amounts. Loans under the New Revolving Credit Facility may be prepaid without premium or penalty.

Affirmative and Negative Covenants

The New Revolving Credit Facility contains affirmative and negative covenants that are similar to those in the New Term Loan Facility, other than the “available amount basket” (as described below in the description of the New Term Loan Facility); provided, however, under the New Revolving Credit Facility the Restricted Group will be able to incur unlimited additional junior secured debt and unsecured debt, make unlimited asset sales and dispositions, make unlimited investments and acquisitions, prepay junior debt and make unlimited restricted payments to the extent that certain “payment conditions” for asset-based credit facilities are satisfied. The New Revolving Credit Facility contains certain customary representations, warranties and events of default.

If Products Corporation’s “Liquidity Amount” (defined in the New Revolving Credit Facility as the Borrowing Base less the sum of (x) the aggregate outstanding extensions of credit under the New Revolving Credit Facility, and (y) any availability reserve in effect on such date) falls below the greater of $35.0 million and 10% of the maximum availability under the New Revolving Credit Facility (a “Liquidity Event Period”),

then the Restricted Group will be required to maintain a consolidated fixed charge coverage ratio (the ratio of Products Corporation’s EBITDA minus capital expenditures to cash interest expense for such period) of a minimum of 1.0 to 1.0 until the first date after 20 consecutive business days for which the Liquidity Amount is equal to or greater than such threshold. If Products Corporation is in default under the consolidated fixed charge coverage ratio under the New Revolving Credit Facility, Products Corporation may cure such default by issuing certain equity securities to, or receiving capital contributions from, Parent and applying such cash which is deemed to increase EBITDA for the purpose of calculating the applicable ratio. Products Corporation may exercise this cure right no more than two times in any four-quarter period, and no more than five times in total during the life of the New Revolving Credit Facility.

Prepayments

Products Corporation must prepay borrowings under the New Revolving Credit Facility to the extent that outstanding loans and letters of credit exceed availability. During a Liquidity Event Period, the administrative agent may apply amounts collected in controlled accounts for the repayment of loans under the New Revolving Credit Facility.

New Term Loan Facility

Principal and Maturity

The New Term Loan Facility, for which Citibank, N.A. acts as administrative agent, has an initial aggregate principal amount of $1,800.0 million and will mature on the earlier of (x) the seventh anniversary of the closing date of the Acquisition and (y) the 91st day prior to the maturity of the 5¾% Senior Notes if, on that date (and solely for so long as), (i) any 5¾% Senior Notes remain outstanding and (ii) available liquidity does not exceed the aggregate principal amount of the then outstanding 5¾% Senior Notes by at least $200.0 million. The loans under the New Term Loan Facility were borrowed at an original issue discount of 0.5% to their principal amount.

The New Term Loan Facility may be increased by an amount equal to the sum of (x) the greater of $450.0 million and 90% of pro forma consolidated EBITDA, plus (y) an unlimited amount to the extent that (1) the first lien leverage ratio (defined as the ratio of net senior secured funded debt that is not junior or subordinated to the liens of both New Senior Facilities to EBITDA) is less than or equal to 3.5 to 1.0 (for debt secured pari passu with the New Term Loan Facility) or (2) the secured leverage ratio (defined as the ratio of net senior secured funded debt to EBITDA) is less than or equal to 4.25 to 1.0 (for junior lien or unsecured debt), plus (z) up to an additional $400.0 million if the New Revolving Credit Facility has been repaid and terminated.

Guarantees and Security

The Restricted Group under the New Term Loan Facility (which is the same as the Restricted Group under the New Revolving Credit Facility) is subject to the covenants under the New Term Loan Facility. The New Term Loan Facility is guaranteed by each existing and future direct or indirect wholly owned domestic restricted subsidiary of Products Corporation (subject to various exceptions), including Elizabeth Arden and certain of its subsidiaries, as well as by Parent on a limited recourse basis. The obligations of Parent, Products Corporation and the subsidiary guarantors under the New Term Loan Facility are secured by pledges of the equity of Products Corporation held by Parent and the equity of the Restricted Group held by Products Corporation and each subsidiary guarantor (subject to certain exceptions, including equity of first-tier foreign subsidiaries in excess of 65% of the voting equity interests of such entity) and by substantially all tangible and intangible personal and real property of Products Corporation and the subsidiary guarantors (subject to certain exclusions). The obligors and guarantors under the New Term Loan Facility and the New Revolving Credit Facility are identical. The liens on the New Term Loan Collateral securing the New Term Loan Facility rank first in priority to the liens thereon securing the New Revolving Credit Facility, which rank second in priority on such collateral. The liens on the New Revolving Facility Collateral securing the New Term Loan Facility rank second in priority to the liens thereon securing the New Revolving Credit Facility, which rank first in priority on such collateral.

Interest and Fees

Interest accrues on term loans under the New Term Loan Facility at a rate per annum of Adjusted LIBOR (which has a floor of 0.75%) plus a margin of 3.50% or an alternate base rate plus a margin of 2.50%, at Products Corporation’s option, and is payable quarterly. Products Corporation is obligated to pay certain fees and expenses in connection with the New Term Loan Facility.

Affirmative and Negative Covenants

The New Term Loan Facility contains certain affirmative and negative covenants that, among other things, limit the Restricted Group’s ability to:

(i)	incur additional debt;
(ii)	incur liens;
(iii)	sell, transfer or dispose of assets;
(iv)	make investments;
(v)	make dividends and distributions on, or repurchases of, equity;
(vi)	make prepayments of contractually subordinated or junior lien debt;
(vii)	enter into certain transactions with their affiliates;
(viii)	enter into sale-leaseback transactions;
(ix)	change their lines of business;
(x)	restrict dividends from their subsidiaries or restrict liens;
(xi)	change their fiscal year; and
(xii)	modify the terms of certain debt.

The negative covenants are subject to various exceptions, including an “available amount basket” based on 50% of Products Corporation’s cumulative consolidated net income, plus a “starter” basket of $200.0 million, subject to Products Corporation’s compliance with a 5.0 to 1.0 ratio of Products Corporation’s net debt to Consolidated EBITDA (as defined in the credit agreement governing the New Term Loan Facility) (except such compliance is not required when such baskets are used to make investments).

While the New Term Loan Facility contains certain customary representations, warranties and events of default, it does not contain any financial maintenance covenants.

Prepayments

The New Term Loan Facility is subject to mandatory prepayments from:

(a)	the net proceeds from the issuance by Products Corporation or any of its restricted subsidiaries of certain additional debt;
(b)	commencing with the excess cash flow calculation with respect to fiscal year ending December 31, 2017, 50% of excess cash flow, with step-downs to 25% and 0% upon achievement of certain first lien leverage ratios and reduced by voluntary prepayments of loans under the New Term Loan Facility and revolving loans under the New Revolving Credit Facility to the extent commitments thereunder are permanently reduced; and
(c)	asset sale proceeds of certain non-ordinary course asset sales or other dispositions of property that have not been reinvested to the extent in excess of certain minimum amounts.

The New Term Loan Facility is also subject to quarterly amortization payments of 0.25% of the original principal amount.

Products Corporation may voluntarily prepay the New Term Loan Facility without premium or penalty unless Products Corporation prepays a term loan within six months after the closing date of the Acquisition in connection with a repricing transaction (in which case a 1.00% premium is payable).

5¾% Senior Notes

In February 2013, Products Corporation completed its offering (the “2013 Senior Notes Refinancing”), pursuant to an exemption from registration under the Securities Act, of $500.0 million aggregate principal amount of the 5¾% Senior Notes. The 5¾% Senior Notes are unsecured and were issued under the 5¾% Senior Notes Indenture to investors at par. The 5¾% Senior Notes mature on February 15, 2021. Interest on the 5¾% Senior Notes accrues at 5¾% per annum, paid every six months on February 15th and August 15th.

The 5¾ % Senior Notes were issued pursuant to the 5¾% Senior Notes Indenture, dated as of February 8, 2013, by and among Products Corporation, Products Corporation’s domestic subsidiaries (the “5¾% Senior Notes Guarantors”), and U.S. Bank National Association, as trustee. The 5¾% Senior Notes Guarantors issued guarantees (the “5¾% Senior Notes Guarantees”) of Products Corporation’s obligations under the 5¾% Senior Notes and the 5¾% Senior Notes Indenture on a joint and several, senior unsecured basis. The Colomer U.S. Subsidiaries became additional guarantors in January 2014 and certain of Products Corporation’s newly formed U.S.-domiciled subsidiaries formed in connection with the CBB Acquisition became additional guarantors in January and May 2015, in each case under the 5¾% Senior Notes Indenture.

In December 2013, Products Corporation consummated an offer to exchange the original 5¾% Senior Notes for $500.0 million of new 5¾% Senior Notes, which have substantially the same terms as the original 5¾% Senior Notes, except that they are registered under the Securities Act.

Products Corporation used a portion of the $491.2 million of net proceeds from the issuance of the 5¾% Senior Notes (net of underwriters’ fees) to repay and redeem all of the $330.0 million outstanding aggregate principal amount of its Old 9¾% Senior Secured Notes, as well as to pay $8.6 million of accrued interest. Products Corporation incurred an aggregate of $19.4 million of fees for the applicable redemption and tender offer premiums, related fees and expenses in connection with redemption and repayment of the Old 9¾% Senior Secured Notes and other fees and expenses in connection with the issuance of the 5¾% Senior Notes. Products Corporation used a portion of the remaining proceeds from the issuance of the 5¾% Senior Notes, together with existing cash, to pay approximately $113.0 million of principal on the Old 2011 Term Loan in connection with consummating the February 2013 Term Loan Amendments. Products Corporation used the remaining balance available from the issuance of the 5¾% Senior Notes for general corporate purposes, including, without limitation, debt reduction transactions, such as repaying a loan owed to Revlon, Inc.

Ranking

The 5¾% Senior Notes are Products Corporation’s unsubordinated, unsecured obligations and rank senior in right of payment to any future subordinated obligations of Products Corporation and rank pari passu in right of payment with all existing and future senior debt of Products Corporation. Similarly, each 5¾% Senior Notes Guarantee is the relevant 5¾% Senior Notes Guarantor’s joint and several, unsubordinated and unsecured obligation and ranks senior in right of payment to any future subordinated obligations of such 5¾% Senior Notes Guarantor and ranks pari passu in right of payment with all existing and future senior debt of such 5¾% Senior Notes Guarantor. The 5¾% Senior Notes Guarantees were issued on a joint and several basis.

The 5¾% Senior Notes and the 5¾% Senior Notes Guarantees will rank effectively junior to the New Senior Facilities, which will be secured, as well as indebtedness and preferred stock of Products Corporation’s foreign and immaterial subsidiaries, none of which guarantee the 5¾% Senior Notes.

Optional Redemption

The 5¾% Senior Notes may be redeemed at Products Corporation’s option, at any time as a whole, or from time to time in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest to the date of redemption, if redeemed during the 12-month period beginning on February 15th of the years indicated below:

Year	Percentage
2016	104.313%
2017	102.875%
2018	101.438%
2019 and thereafter	100.000%

Change of Control

Upon the occurrence of specified change of control events, Products Corporation is required to make an offer to purchase all of the 5¾% Senior Notes at a purchase price of 101% of the outstanding principal amount of the 5¾% Senior Notes as of the date of any such repurchase, plus accrued and unpaid interest to the date of repurchase.

Certain Covenants

The 5¾% Senior Notes Indenture limits Products Corporation’s and the Guarantors’ ability, and the ability of certain other subsidiaries, to:

•	incur or guarantee additional indebtedness (“Limitation on Debt”);
•	pay dividends, make repayments on indebtedness that is subordinated in right of payment to the 5¾% Senior Notes and make other “restricted payments” (“Limitation on Restricted Payments”);
•	make certain investments;
•	create liens on their assets to secure debt;
•	enter into transactions with affiliates;
•	merge, consolidate or amalgamate with another company (“Successor Company”);
•	transfer and sell assets (“Limitation on Asset Sales”); and
•	permit restrictions on the payment of dividends by Products Corporation’s subsidiaries (“Limitation on Dividends from Subsidiaries”).

These covenants are subject to important qualifications and exceptions. The 5¾% Senior Notes Indenture also contains customary affirmative covenants and events of default.

In addition, if during any period of time the 5¾% Senior Notes receive investment grade ratings from both Standard & Poor’s and Moody’s Investors Services, Inc. and no default or event of default has occurred and is continuing under the 5¾% Senior Notes Indenture, Products Corporation and its subsidiaries will not be subject to the covenants on Limitation on Debt, Limitation on Restricted Payments, Limitation on Asset Sales, Limitation on Dividends from Subsidiaries and certain provisions of the Successor Company covenant.

Covenants

Products Corporation was in compliance with all applicable covenants under its 5¾% Senior Notes Indenture as of June 30, 2016 and December 31, 2015.

Spanish Government Loan

In connection with the Colomer Acquisition, the Company acquired the Colomer Group’s euro-denominated loan payable to the Spanish government (the “Spanish Government Loan”), which loan had $0.6 million aggregate principal amount outstanding as of June 30, 2016 (based on foreign exchange rates in effect as of such date). The Spanish Government Loan does not bear interest and is payable in 10 equal installments on June 30th of each year beginning in 2016 through 2025.

Impact of Foreign Currency Translation - Venezuela

Revlon Venezuela’s net sales are de minimis, representing approximately 1% of the Company’s consolidated net sales for each 2015, 2014 and 2013. At June 30, 2016 and December 31, 2015, Revlon Venezuela’s assets represented approximately 1% of the Company’s total assets, respectively.

Venezuela - Highly-Inflationary Economy: Effective January 1, 2010, Venezuela was designated as a highly inflationary economy under U.S. GAAP. As a result, beginning January 1, 2010, the U.S. Dollar is the functional currency for the Company’s subsidiary in Venezuela (“Revlon Venezuela”). As Venezuela is designated as highly inflationary, foreign currency translation adjustments of Revlon Venezuela’s balance sheet have been reflected in the Company’s earnings.

Venezuela - Currency Restrictions: Foreign currency restrictions enacted by the Venezuelan government since 2003 have become more restrictive and have impacted Revlon Venezuela’s ability to obtain U.S. Dollars in exchange for Venezuelan Bolivars (“Bolivars”) at the official foreign exchange rates from the Venezuelan government and its foreign exchange commission, the Comisión de Administracion de Divisas (“CADIVI”). In May 2010, the Venezuelan government took control over the previously freely-traded foreign currency exchange market and, in June 2010, replaced it with a new foreign currency exchange system, the Sistema de Transacciones en Moneda Extranjera (“SITME”). In the second quarter of 2011, the Company began using a

SITME rate of 5.5 Bolivars per U.S. Dollar (the “SITME Rate”) to translate Revlon Venezuela’s financial statements, as this was the rate at which the Company accessed U.S. Dollars in the SITME market during this period. Through December 31, 2012, the Company continued using the SITME Rate to translate Revlon Venezuela’s financial statements.

Venezuela - 2013 Foreign Currency Devaluation: In February 2013, the Venezuelan government announced the devaluation of Bolivars relative to the U.S. Dollar, changing the official exchange rate to 6.3 Bolivars per U.S. Dollar (the “Official Rate”). The Venezuelan government also announced that the SITME foreign currency market administered by Venezuela’s central bank would be eliminated, and as a result, the Company began using the Official Rate to translate Revlon Venezuela’s financial statements beginning in 2013. To reflect the impact of the foreign currency devaluation, the Company recorded a one-time foreign currency loss of $0.6 million in earnings in the first quarter of 2013 as a result of the required re-measurement of Revlon Venezuela’s monetary assets and liabilities.

Venezuela - 2014 Foreign Currency Devaluation: In January 2014, the Venezuela government announced that the CADIVI would be replaced by the government-operated National Center of Foreign Commerce, and indicated that the Sistema Complementario de Administración de Divisas (“SICAD”) market would continue to be offered as an alternative foreign currency exchange. Additionally, a parallel foreign currency exchange system, SICAD II, started functioning in March 2014 and allowed companies to apply for the purchase of foreign currency and foreign currency denominated securities for any legal use or purpose. Throughout 2014, the Company exchanged Bolivars for U.S. Dollars to the extent permitted through the various foreign currency markets available based on its ability to participate in those markets. Prior to June 30, 2014, the Company utilized the Official Rate and following a consideration of the Company’s specific facts and circumstances, which included its legal ability and intent to participate in the SICAD II exchange market to import finished goods into Venezuela, the Company determined that it was appropriate to utilize the SICAD II rate of 53 Bolivars per U.S. Dollar (the “SICAD II Rate”) to translate Revlon Venezuela’s financial statements beginning on June 30, 2014. As a result, the Company recorded a foreign currency loss of $6.0 million in the second quarter of 2014 related to the required re-measurement of Revlon Venezuela’s monetary assets and liabilities. For 2014, the change to the SICAD II Rate of 53 Bolivars per U.S. Dollar, as compared to the Official Rate of 6.3 Bolivars per U.S. Dollar, had the impact of reducing the Company’s consolidated net sales by $16.2 million and reducing the Company’s consolidated operating income by $8.4 million.

Venezuela - 2015 Foreign Currency Devaluation: In February 2015, the Venezuela government introduced a new foreign currency exchange platform, the Marginal Currency System (“SIMADI”), which created a third new mechanism to exchange Bolivars for U.S. Dollars through private brokers. SIMADI replaced the SICAD II system and started operating on February 12, 2015. As a result, the Company considered its specific facts and circumstances in order to determine the appropriate rate of exchange to translate Revlon Venezuela’s financial statements. Through December 31, 2015, the Company has not participated in the SIMADI exchange market; however, given the elimination of the SICAD II system, the Company determined that it was appropriate to use the SIMADI rate of 193 Bolivars per U.S. Dollar (the “SIMADI Rate”) to translate Revlon Venezuela’s balance sheet beginning on March 31, 2015.

As a result of the change from the SICAD II Rate to the SIMADI Rate on March 31, 2015, the Company was required to re-measure all of Revlon Venezuela’s monetary assets and liabilities at the SIMADI Rate. Using the SIMADI Rate, the Company recorded a foreign currency loss of $1.9 million in the first quarter of 2015 as a result of the required re-measurement of Revlon Venezuela’s balance sheet. During the second quarter of 2015, the Company exited its business operations in Venezuela and changed to a distributor model. Current or additional governmental restrictions, worsening import authorization controls, price and profit controls or labor unrest in Venezuela could impact the Company’s ability to sell to the distributor in Venezuela.

Sources and Uses

The Company’s principal sources of funds are expected to be operating revenues, cash on hand and funds available for borrowing under the New Revolving Credit Facility and other permitted lines of credit, as well as the availability of funds from the Company taking certain measures, including, among other things, reducing discretionary spending. All of our principal debt agreements contain or will contain provisions that by their terms limit the amount of additional debt that Products Corporation and its subsidiaries’ may incur.

The Company used a significant amount of cash to pay the purchase price in the Acquisition and fees and expenses related to the Transactions, as well as to refinance and retire the Refinanced Indebtedness (including the Old Revlon Term Loans, the Old Revlon Revolver and all of the old Elizabeth Arden indebtedness). The Company also expects to use cash to pay its operating expenses, including expenses in connection with the continued execution of the Company’s business strategy; purchases of permanent wall displays; capital expenditure requirements; debt service payments and costs; cash tax payments; pension and other post-retirement benefit plan contributions; payments in connection with the Company’s restructuring programs; business and/or brand acquisitions (including, without limitation, through licensing transactions), if any; severance not otherwise included in the Company’s restructuring programs; debt and/or equity repurchases, if any; costs related to litigation; and payments in connection with discontinuing non-core business lines and/or exiting certain territories. The Company’s cash contributions to its pension and post-retirement benefit plans in 2015 were $18.1 million. The Company’s cash contributions to its pension and post-retirement benefit plans in the first six months of 2016 were $3.6 million. The Company expects cash contributions to its pension and post-retirement benefit plans to be approximately $10.0 million in the aggregate for 2016. The Company’s cash taxes paid in 2015 were $25.2 million. The Company’s cash taxes paid in the first six months of 2016 were $12.9 million. The Company expects to pay cash taxes of approximately $30.0 million in the aggregate for 2016. The Company’s purchases of permanent wall displays and capital expenditures in 2015 were $47.4 million and $48.3 million, respectively. The Company’s purchases of permanent wall displays and capital expenditures in the first six months of 2016 were $17.5 million and $18.6 million, respectively. The Company expects purchases of permanent wall displays and capital expenditures to be approximately $50.0 million and $55.0 million, respectively, in the aggregate for 2016. See also Note 2, “Business Combinations,” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus, for discussion regarding the utilization of funds related to the Company’s April 2015 CBB Acquisition.

The Company has undertaken, and continues to assess, refine and implement, a number of programs to efficiently manage its working capital, including, among other things, initiatives intended to optimize inventory levels over time; centralized procurement to secure discounts and efficiencies; prudent management of trade receivables and accounts payable; and controls on general and administrative spending. In the ordinary course of business, the Company’s source or use of cash from operating activities may vary on a quarterly basis as a result of a number of factors, including the timing of working capital flows.

Continuing to execute the Company’s business strategy could include taking advantage of additional opportunities to reposition, repackage or reformulate one or more brands or product lines, launching additional new products, acquiring businesses or brands (including, without limitation, through licensing transactions), divesting or discontinuing non-core business lines (which may include exiting certain territories), further refining the Company’s approach to retail merchandising and/or taking further actions to optimize its manufacturing, sourcing and organizational size and structure, including optimizing the Colomer Acquisition and CBB Acquisition. Any of these actions, the intended purpose of which would be to create value through improving the Company’s financial performance, could result in the Company making investments and/or recognizing charges related to executing against such opportunities. Any such activities may be funded with cash on hand, funds available under the New Revolving Credit Facility and/or other permitted additional sources of capital, which actions could increase the Company’s total debt.

The Company may also, from time to time, seek to retire or purchase its outstanding debt obligations and/or equity in open market purchases, in privately negotiated transactions or otherwise and may seek to refinance some or all of its indebtedness based upon market conditions. Any retirement or purchase of debt and/or equity may be funded with operating cash flows of the business or other sources and will depend upon prevailing market conditions, liquidity requirements, contractual restrictions and other factors, and the amounts involved may be material.

The Company expects that operating revenues, cash on hand and funds available for borrowing under the New Revolving Credit Facility and other permitted lines of credit will be sufficient to enable the Company to pay its operating expenses and fulfill its other cash needs for at least the next twelve months, including: (i) paying the cash consideration and fees related to the Transactions; (ii) making additional capital expenditures and other payments in order to achieve the cost reductions and synergies in connection with the Acquisition; (iii) paying expenses in connection with the execution of the Company’s business strategy; (iv) purchases of permanent wall displays; (v) capital expenditure requirements; (vi) debt service payments and costs; (vii) cash tax payments; (viii) pension and other post-retirement plan contributions; (ix) payments in connection with the Company’s restructuring programs; (x) payments in connection with business and/or brand acquisitions (including, without limitation, through licensing transactions), if any; (xi) payments in connection with severance not otherwise included in the Company’s restructuring programs, (xii) payments in connection with debt and/or equity repurchases, if any; and (xiii) payments in connection with costs related to litigation and/or discontinuing non-core business lines and/or exiting certain territories.

Available funds may not be sufficient to meet the Company’s cash requirements on a consolidated basis. If the Company’s anticipated level of revenues is not achieved because of, among other things, decreased consumer spending in response to weak economic conditions or weakness in the consumption of beauty care products; adverse changes in foreign currency exchange rates, foreign currency controls and/or government-mandated pricing controls; decreased sales of the Company’s products as a result of increased competitive activities by the Company’s competitors and/or decreased performance by third-party suppliers; changes in consumer purchasing habits, including with respect to retailer preferences; inventory management by the Company’s customers; space reconfigurations or reductions in display space by the Company’s customers; changes in pricing, marketing, advertising and/or promotional strategies by the Company’s customers; or less than anticipated results from the Company’s existing or new products or from its advertising, promotional, pricing and/or marketing plans; or if the Company’s expenses, including, without limitation, for restructuring costs, acquisition and integration costs, costs related to litigation, advertising, promotional and marketing activities or for sales returns related to any reduction of space by the Company’s customers, product discontinuances or otherwise, exceed the anticipated level of expenses, the Company’s current sources of funds may be insufficient to meet the Company’s cash requirements.

Any such developments, if significant, could reduce the Company’s revenues and operating income and could adversely affect Products Corporation’s ability to comply with various covenants under the New Senior Facilities and in such event the Company could be required to take measures, including, among other things, reducing discretionary spending. (See “Risk Factors – The Company’s ability to service its debt and meet its cash requirements depends on many factors, including achieving anticipated levels of revenue and expenses. If such revenue or expense levels prove to be other than as anticipated, the Company may be unable to meet its cash requirements or Products Corporation may be unable to meet the requirements of the financial covenants under the New Senior Facilities, which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows” and certain other risk factors discussing certain risks associated with the company’s business and indebtedness).

Derivative Financial Instruments

Foreign Currency Forward Exchange Contracts

Products Corporation enters into FX Contracts and option contracts from time to time to hedge certain net cash flows denominated in currencies other than the local currencies of the Company’s foreign and domestic operations. The FX Contracts are entered into primarily for the purpose of hedging anticipated inventory purchases and certain intercompany payments denominated in currencies other than the local currencies of the Company’s foreign and domestic operations and generally have maturities of less than one year. At June 30, 2016, the FX Contracts outstanding had a notional amount of $74.2 million and a net liability fair value of $0.7 million.

Interest Rate Swap Transaction

In November 2013, Products Corporation executed a forward-starting floating-to-fixed interest rate swap transaction with a 1.00% floor, based on a notional amount of $400.0 million in respect of indebtedness under the Old Colomer Acquisition Term Loan over a period of three years (the “2013 Interest Rate Swap”). The Company designated the 2013 Interest Rate Swap as a cash flow hedge of the variability of the forecasted three-month LIBOR interest rate payments related to the $400.0 million notional amount under Products Corporation’s Old Colomer Acquisition Term Loan over the three-year term of the 2013 Interest Rate Swap. Commencing in May 2015, Products Corporation receives from the counterparty a floating interest rate based on the higher of three-month U.S. Dollar LIBOR or 1.00%, while paying a fixed interest rate payment to the counterparty equal to 2.0709% (which effectively fixes the interest rate on such notional amount at 5.0709% over the three-year term of the 2013 Interest Rate Swap). For the six months ended June 30, 2016, the 2013 Interest

Rate Swap was deemed effective and therefore the changes in fair value related to the 2013 Interest Rate Swap have been recorded in Other Comprehensive (Loss) Income in the Unaudited Consolidated Financial Statements of the Company included elsewhere in this prospectus. The fair value of the Company’s 2013 Interest Rate Swap at June 30, 2016 and December 31, 2015 was a liability of $7.6 million and $6.5 million, respectively.

Credit Risk

Exposure to credit risk in the event of nonperformance by any of the counterparties is limited to the gross fair value of the derivative instruments in asset positions, which totaled $1.1 million and $2.0 million as of June 30, 2016 and December 31, 2015, respectively. The Company attempts to minimize exposure to credit risk by generally entering into derivative contracts with counterparties that have investment-grade credit ratings and are major financial institutions. The Company also periodically monitors any changes in the credit ratings of its counterparties. Given the current credit standing of the counterparties to the Company’s derivative instruments, the Company believes the risk of loss arising from any non-performance by any of the counterparties under these derivative instruments is remote.

Disclosures about Contractual Obligations and Commercial Commitments

The following table aggregates all contractual obligations and commercial commitments that affect the Company’s financial condition and liquidity position as of December 31, 2015:

	Payments Due by Period (dollars in millions)
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Contractual Obligations
Long-term debt, including current portion(a)	$1,833.7	$30.0	$662.8	$640.8	$500.1
Interest on long-term debt(b)	306.4	82.8	135.3	73.9	14.4
Capital lease obligations	5.4	3.1	2.0	0.3	—
Operating leases(c)	127.1	22.6	32.1	20.5	51.9
Purchase obligations(d)	96.0	89.5	2.9	1.8	1.8
Other long-term obligations(e)	74.2	55.7	16.3	1.2	1.0
Total contractual obligations	$2,442.8	$283.7	$851.4	$738.5	$569.2

The following table aggregates all contractual obligations constituting long-term debt that affect the Company’s financial condition and liquidity position as of June 30, 2016 on a pro forma basis to give effect to the Refinancing Transactions only:

	Payments Due by Period (dollars in millions)
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Contractual Obligations
Long-term debt, including current portion(a)	$2,785.6	$9.0	$36.2	$71.2	$2,669.2
Interest on long-term debt(b)	910.7	71.6	273.9	264.4	300.8
(a)	Consists primarily of (i) the $450.0 million aggregate principal amount of the notes; (ii) the $1,800.0 million aggregate principal amount of term loans outstanding under the New Term Loan Facility; (iii) $35.0 million aggregate principal amount of borrowings outstanding under the New Revolving Credit Facility; and (iv) the $500.0 million aggregate principal amount outstanding under the 5¾% Senior Notes as of June 30, 2016.
(b)	Consists of interest through the respective maturity dates on the outstanding debt discussed in (a) above; based on interest rates under such debt agreements as of June 30, 2016.
(c)	Included in the obligations for operating leases as of December 31, 2015 is the lease for the Company’s headquarters in New York City, which includes minimum lease payments in the aggregate of approximately $70 million over the 15-year term.

(d)	Consists of purchase commitments for finished goods, raw materials, components and services pursuant to enforceable and legally binding obligations which include all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions.
(e)	Consists primarily of media and advertising contracts, pension funding obligations (amount due within one year only, as subsequent pension funding obligation amounts cannot be reasonably estimated since the return on pension assets in future periods, as well as future pension assumptions, are not known), software licensing agreements and obligations related to third-party warehousing and distribution services. Such amounts exclude employment agreements, severance and other immaterial contractual commitments, which severance and other contractual commitments related to restructuring activities are discussed in Note 3, “Restructuring Charges,” to the financial statements of the Company for the year ended December 31, 2015 included elsewhere in this prospectus.

Off-Balance Sheet Transactions

The Company does not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonably likely to have a material current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Discussion of Critical Accounting Policies

In the ordinary course of its business, the Company has made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of its financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). Actual results could differ significantly from those estimates and assumptions. The Company believes that the following discussion addresses the Company’s most critical accounting policies, which are those that are most important to the portrayal of the Company’s financial condition and results of operations and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Allowance for Doubtful Accounts:

The allowance for doubtful accounts is determined based on historical experience and ongoing evaluations of the Company’s receivables and evaluations of the risks of payment. The allowance for doubtful accounts is recorded against trade receivable balances when they are deemed uncollectible. Recoveries of trade receivables previously reserved are recorded in the consolidated statements of income and comprehensive income when received.

Sales Returns:

The Company allows customers, primarily within its Consumer segment, to return their unsold products when they meet certain company-established criteria as outlined in the Company’s trade terms. The Company regularly reviews and revises, when deemed necessary, the Company’s estimates of sales returns based primarily upon historical product returns experience, planned product discontinuances and promotional sales, which would permit customers to return products based upon the Company’s trade terms. The Company records estimated sales returns as a reduction to sales and cost of sales, and an increase in accrued liabilities and inventories.

Returned products, which are recorded as inventories, are valued based upon the amount that the Company expects to realize upon their subsequent disposition. The physical condition and marketability of the returned products are the major factors the Company considers in estimating realizable value. Cost of sales includes the cost of refurbishment of returned products. Actual returns, as well as realized values on returned products, may differ significantly, either favorably or unfavorably, from the Company’s estimates if factors such as product discontinuances, customer inventory levels or competitive conditions differ from the Company’s estimates and expectations and, in the case of actual product returns, if economic conditions differ significantly from the Company’s estimates and expectations.

Trade Support Costs:

In order to support the retail trade, the Company has various performance-based arrangements with retailers to reimburse them for all or a portion of their promotional activities related to the Company’s products. The

Company regularly reviews and revises, when deemed necessary, estimates of costs to the Company for these promotions based on estimates of what has been incurred by the retailers. Actual costs incurred by the Company may differ significantly if factors such as the level and success of the retailers’ programs, as well as retailer participation levels, differ from the Company’s estimates and expectations.

Inventories:

Inventories are stated at the lower of cost or market value. Cost is based on standard cost and production variances, which approximates actual cost on the first-in, first-out method. Cost components include direct materials, direct labor and direct overhead, as well as in-bound freight. The Company records adjustments to the value of inventory based upon its forecasted plans to sell its inventories, as well as planned discontinuances. The physical condition (e.g., age and quality) of the inventories is also considered in establishing its valuation. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from the amounts that the Company may ultimately realize upon the disposition of inventories if future economic conditions, customer inventory levels, product discontinuances, sales return levels or competitive conditions differ from the Company’s estimates and expectations.

Pension Benefits:

The Company sponsors both funded and unfunded pension and other retirement plans in various forms covering employees who meet the applicable eligibility requirements. The Company uses several statistical and other factors in an attempt to estimate future events in calculating the liability and net periodic benefit income/cost related to these plans. These factors include assumptions about the discount rate, expected long-term return on plan assets and rate of future compensation increases as determined annually by the Company, within certain guidelines, which assumptions would be subject to revisions if significant events occur during the year. The Company uses December 31st as its measurement date for defined benefit pension plan obligations and plan assets.

As of December 31, 2015, the Company adopted an alternative approach to calculating the service and interest components of net periodic benefit cost for pension and other post-retirement benefits, the “full yield curve” approach. Under this method, the discount rate assumption was built through the application of specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows for each of the Company’s pension and other retirement plans. Prior to December 31, 2015, the Company estimated the service and interest cost components utilizing a single weighted average discount rate derived from the yield curve used to measure the benefit obligation at the beginning of the period. This change does not affect the measurement of the Company’s total benefit obligations, as the change in service and interest costs is exactly offset in the actuarial loss (gain) recognized for each year. The Company made this change to provide a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows to the corresponding spot yield curve rates. The change has been accounted for as a change in accounting estimate that is inseparable from a change in accounting principle, and accordingly, has been accounted for prospectively.

The Company utilized a 4.15% weighted average discount rate in 2015 for the Company’s U.S. defined benefit pension plans, compared to a 3.89% weighted average discount rate in 2014. The Company utilized a 3.68% weighted average discount rate for the Company’s international defined benefit pension plans in 2015, compared to a 3.74% weighted average discount rate selected in 2014. The discount rates are used to measure the benefit obligations at the measurement date and the net periodic benefit income/cost for the subsequent calendar year and are reset annually using data available at the measurement date. The changes in the discount rates used for 2015 were primarily due to observed increases in long-term interest yields on high-quality corporate bonds from 2014.

In selecting its expected long-term rate of return on its plan assets, the Company considers a number of factors, including, without limitation, recent and historical performance of plan assets, the plan portfolios’ asset allocations over a variety of time periods compared with third-party studies, the performance of the capital markets in recent years and other factors, as well as advice from various third parties, such as the plans’ advisors, investment managers and actuaries. While the Company considered both the recent performance and the historical performance of plan assets, the Company’s assumptions are based primarily on its estimates of long-term, prospective rates of return. The difference between actual and expected return on plan assets is reported as a component of accumulated other comprehensive income. Those gains or losses that are subject to amortization over future periods will be recognized as a component of the net periodic benefit cost in such future periods. For the Company’s U.S. defined benefit pension plans, the expected long-term rate of return on the pension plan assets used was 7.50% for 2015 and 7.75% for 2014. The weighted average expected long-term rate of return used for the Company’s international plans was 6.00% for both 2015 and 2014. For 2015, the Company’s pension plans assets realized a loss of $13.9 million, as compared with expected return on assets of $40.3 million. The resulting net deferred loss of $54.2 million, when combined with gains and losses from previous years, will be amortized over periods ranging from approximately 10 to 30 years. The actual return on plan assets was below expectations, primarily due to lower returns in developed equity markets and bond yields.

The rate of future compensation increases is another assumption used by the Company’s third-party actuarial consultants for pension accounting. The rate of future compensation increases used for the Company’s projected pension benefit obligation in 2015 was 3.50%, as compared to 3.00% in 2014 for the U.S. defined benefit pension plans. Such increase was not applied to the Revlon Employees’ Retirement Plan and the Revlon Pension Equalization Plan, as the rate of future compensation increases is no longer relevant to such plans due to plan amendments which effectively froze these plans as of December 31, 2009.

In addition, the Company’s actuarial consultants also use other factors such as withdrawal and mortality rates. The actuarial assumptions used by the Company may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants, among other things. Differences from these assumptions could significantly impact the actual amount of net periodic benefit cost and liability recorded by the Company.

To determine the fiscal 2016 net periodic benefit income/cost, the Company is using the “full yield curve approach” described above to separately calculate discount rates for each of the service and interest components. The following table represents the weighted average discount rates used in calculating each component of service and interest costs for the Company’s U.S. and international defined benefit pension plans:

	U.S. Plans	International Plans
Interest cost on projected benefit obligation	3.31%	3.18%
Service cost	4.80%	3.15%
Interest cost on service cost	4.32%	2.81%

For 2016, the Company is using long-term rates of return on pension plan assets of 7.00% and 6.00% for its U.S. and international defined benefit pension plans, respectively. The Company expects that the impact in 2016 of the change in calculating the service and interest components of net periodic benefit cost for pension and other post-retirement benefits following the adoption of the full yield curve approach as discussed above will result in net periodic benefit income of approximately $5.1 million for 2016. The Company expects that the impact of the changes in discount rates and the return on plan assets in 2016 will result in net periodic benefit expense of $3.4 million for 2016, compared to $1.9 million of net periodic benefit income in 2015.

In the six months ended June 30, 2016, the Company recognized net periodic benefit income of $0.4 million, compared to net periodic benefit income of $1.3 million in the six months ended June 30, 2015, primarily due to the lower expected return on plan assets, partially offset by lower interest cost as a result of the Company’s adoption of the full yield curve approach as discussed above.

The following table provides a comparative summary of the net periodic benefit costs (income) in the six months ended June 30, 2016 and the six months ended June 30, 2015:

	Six Months Ended June 30,
(dollars in millions)	2015	2016
Net periodic benefit (income) costs:
Cost of sales	$(2.0)	$(1.3)
Selling, general and administrative expense	0.7	0.9
	$(1.3)	$(0.4)

The Company expects that it will have net periodic benefit income of approximately $1 million for its pension and other post-retirement benefit plans for all of 2016, compared with net periodic benefit cost of $18.8 million in 2015.

During the first six months of 2016, $3.1 million and $0.5 million were contributed to the Company’s pension plans and other post-retirement benefit plans, respectively. During 2016, the Company expects to contribute approximately $10 million in the aggregate to its pension and other post-retirement benefit plans.

Goodwill and Acquired Intangible Assets:

In determining the fair values of net assets acquired, including trade names, customer relationships and other intangible assets, and resulting goodwill related to the Company’s business acquisitions, the Company considers, among other factors, the analyses of historical financial performance and an estimate of the future performance of the acquired business. The fair values of the acquired intangible assets are primarily calculated using a discounted cash flow approach.

Determining fair value requires significant estimates and assumptions based on an evaluation of a number of factors, such as marketplace participants, product life cycles, consumer awareness, brand history and future expansion expectations. There are significant judgments inherent in a discounted cash flow approach, including, the selection of appropriate discount rates, hypothetical royalty rates, contributory asset capital charges, estimating the amount and timing of estimated future cash flows and identification of appropriate terminal growth rate assumptions. The discount rates used in discounted cash flow analyses are intended to reflect the risk inherent in the projected future cash flows generated by the respective acquired intangible assets.

Determining an acquired intangible asset’s useful life requires management judgment and is based on an evaluation of a number of factors, including the expected use of the asset, consumer awareness, trade name history and future expansion expectations, as well as any contractual provisions that could limit or extend an asset’s useful life. The Company believes that an acquired trade name has an indefinite life if it has a history of strong revenue and cash flow performance, and the Company has the intent and ability to support the trade name with marketplace spending for the foreseeable future. If this indefinite-lived criteria is not met, acquired trade names are amortized over their expected useful lives, which generally range from five to 20 years.

Goodwill totaled $476.7 million as of June 30, 2016. As of June 30, 2016, goodwill totaled $218.7 million, $240.9 million and $17.1 million related to the Consumer, Professional and Other segments, respectively. Indefinite-lived intangibles totaled $101.0 million and $95.0 million as of June 30, 2016 and December 31, 2015, respectively.

Goodwill and indefinite-lived intangible assets are not amortized, but rather are reviewed annually for impairment using September 30th carrying values, or when there is evidence that events or changes in circumstances indicate that the current carrying amounts may not be recovered. If the carrying amount exceeds its fair value, an impairment loss is recognized in an amount equal to any such excess. Goodwill is tested for impairment at the reporting unit level. The Company establishes its reporting units based on its current reporting structure, product characteristics and management. Within the Consumer segment, the Company has identified two reporting units: (i) “Global Color Brands,” which includes the SinfulColors and Pure Ice nail enamel brands; and (ii) “Revlon, Almay and Other,” which includes the remainder of the Company’s Consumer brands and does not include brands of the Company’s Other reportable segment. The Company’s other reporting units are consistent with the reportable segments identified in Note 18, “Segment Data and Related Information” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus. For purposes of testing goodwill for impairment, goodwill has been allocated to each reporting unit to the extent that goodwill relates to each reporting unit.

For 2015, the Company utilized the two-step process as prescribed by ASC 350, Intangibles - Goodwill and Other, in order to identify potential impairment for each of its reporting units. In the first step of this test, the Company compared the fair value of each of the Company’s reporting units, determined based upon discounted estimated future cash flows, to the respective carrying amount, including goodwill. Where the fair value of such reporting unit exceeded the carrying amount, no further work was required and no impairment loss was recognized. The results of the step one test indicated that impairment indicators may have existed for the Company’s Global Color Brands reporting unit as a result of the observed decline in sales of the Pure Ice nail enamel brand, primarily driven by the effects of declines in the promotional activity for the Pure Ice brand at retailers, and accordingly, the Company performed step two of the goodwill impairment test for this reporting unit.

In the second step, the Company measured the potential impairment by comparing the implied fair value of the Global Color Brands reporting unit’s goodwill with the carrying amount of the goodwill at September 30, 2015. The implied fair value of goodwill was determined in the same manner as the amount of goodwill recognized in a business combination, where the estimated fair value of the reporting unit was allocated to all the assets and liabilities of that reporting unit (including both recognized and unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the estimated fair value of the reporting unit was the purchase price paid. When the carrying amount of the reporting unit’s goodwill is greater than the implied fair value of that reporting unit’s goodwill, an impairment loss is recognized within operations. The Company determined the fair value of the Global Color Brands reporting unit using discounted estimated future cash flows. The weighted average cost of capital in testing the Global Color Brands reporting unit for impairment was 13.0% with a perpetual growth rate of 2.0%. As a result of this annual impairment test, the Company recognized a $9.7 million non-cash goodwill impairment charge related to the Global Color Brands reporting unit in the fourth quarter of 2015. Following the recognition of the non-cash goodwill impairment charge, the Global Color Brands reporting unit has remaining goodwill in the amount of $25.6 million at December 31, 2015.

As of the date of the latest impairment test, the fair values of the (i) Revlon, Almay and Other; (ii) Professional; and (iii) Other reporting units exceeded their carrying values by approximately $2.5 billion, $310.7 million and $2.2 million, respectively. Products Corporation did not record any impairment of identified intangible assets for the year ended December 31, 2015.

For 2014 and 2013, the Company performed a qualitative assessment to determine whether it would be necessary to perform the two-step goodwill impairment test and to assess the Company’s indefinite lived intangible assets for indicators of impairment, and determined that it was more likely than not that the fair value of each of the Company’s reporting units and indefinite-lived intangible assets exceeded their carrying amounts. The Company did not record any impairment of goodwill or identifiable intangible assets during the years ended December 31, 2014 or 2013.

See Note 2, “Business Combinations” and Note 8, “Goodwill and Intangible Assets, Net” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus for further discussion of the Company’s goodwill and intangible assets.

Income Taxes:

The Company records income taxes based on amounts payable with respect to the current year and includes the effect of deferred taxes. The effective tax rate reflects statutory tax rates, tax-planning opportunities that may be available in various jurisdictions in which the Company operates, and the Company’s estimate of the ultimate outcome of various tax audits and issues. Determining the Company’s effective tax rate and evaluating tax positions requires significant judgment.

The Company recognizes deferred tax assets and liabilities for the future impact of differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as for operating loss and tax credit carryforwards. The Company measures deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which management expects that the Company will recover or settle those differences. The realization of the deferred tax assets is primarily dependent on forecasted future taxable income. The Company has established valuation allowances for deferred tax assets when management has determined that it is more likely than not that the Company will realize a tax benefit. Any reduction in estimated forecasted future taxable income may require the Company to record valuation allowances against deferred tax assets on which a valuation allowance was not previously established. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Provision for income taxes,” for further discussion.

The Company recognizes a tax position in its financial statements when it is more likely than not that the position will be sustained upon examination, based on the merits of such position. The Company recognizes liabilities for unrecognized tax positions in the U.S. and other tax jurisdictions based on an estimate of whether and the extent to which additional taxes will be due. If payment of these amounts is ultimately not required, the reversal of the liabilities would result in additional tax benefits recognized in the period in which the Company determines that the liabilities are no longer required. If the estimate of tax liabilities is ultimately less than the final assessment, this will result in a further charge to expense. The Company recognizes interest and penalties related to income tax matters in income tax expense.

The Company provides for U.S. federal income taxes and foreign withholding taxes on foreign subsidiaries’ cumulative undistributed earnings when it is not the Company’s intent to indefinitely reinvest such earnings overseas. No provision is made for U.S. income taxes where the Company’s plan is to indefinitely reinvest such undistributed earnings from the Company’s foreign operations in its overseas operations. If these future foreign earnings are repatriated to the U.S., or if the Company determines that such foreign earnings will be remitted to the U.S. in the foreseeable future, additional U.S. tax provisions may be required.

Recently Adopted Accounting Pronouncements

In April 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity,” which changes the requirements for reporting discontinued operations under Accounting Standards Codification Topic 205. Under ASU No. 2014-08, a disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has, or will have, a major effect on an entity’s operations and financial results. The standard states that a strategic shift could include a disposal of: (i) a major geographical area of operations; (ii) a major line of business; (iii) a major equity method investment; or (iv) other major parts of an entity. ASU No. 2014-08 no longer precludes presentation as a discontinued operation if: (i) there are operations and cash flows of the component that have not been eliminated from the reporting entity’s ongoing operations; or (ii) there is significant continuing involvement with a component after its disposal. Additional disclosures about discontinued operations will also be required. The guidance is effective for annual periods beginning on or after December 15, 2014, and is to be applied prospectively to new disposals and new classifications of disposal groups as held for sale after the effective date. The Company adopted ASU No. 2014-08 on a prospective basis beginning on January 1, 2015, and such adoption did not have an impact on the Company’s results of operations, financial condition or financial statement disclosures.

Recently Issued Accounting Standards or Updates Not Yet Effective

In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting” which simplifies certain aspects of accounting for share-based payment transactions including transactions in which an employee uses shares to satisfy the employer’s minimum statutory income tax withholding obligation, forfeitures and income taxes when awards vest or are settled. The guidance is effective for annual periods beginning after December 15, 2016, with early adoption permitted. The Company expects to adopt ASU No. 2016-09 beginning on January 1, 2017 and is in the process of assessing the impact that the new guidance will have on the Company’s results of operations, financial condition and financial statement disclosures.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” which requires lessees to recognize a right-of-use asset and a liability on the balance sheet for all leases, with the exception of short-term leases. The lease liability will be equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. Leases will continue to be classified as either operating or finance leases in the income statement. The guidance is effective for annual periods beginning after December 15, 2018, with early adoption permitted. The Company expects to adopt ASU No. 2016-02 beginning on January 1, 2019 and is in the process of assessing the impact that the new guidance will have on the Company’s results of operations, financial condition and financial statement disclosures.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” which requires deferred income tax assets and liabilities to be classified as noncurrent within a company’s balance sheet. Currently, the Company is required to separate deferred income tax assets and liabilities into current and noncurrent amounts on its classified balance sheet, and this update will simplify the presentation by requiring a single, noncurrent amount. The guidance is effective for annual periods beginning after December 15, 2016, with early adoption permitted. The Company adopted ASU No. 2015-17 beginning on January 1, 2016 and the adoption of the new guidance did not have a material impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement Period Adjustments,” which eliminates the current requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Instead, acquirers must recognize measurement-period adjustments during the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. The guidance is effective for annual periods beginning after December 15, 2015. The Company adopted ASU No. 2015-16 beginning on January 1, 2016 and the adoption of the new guidance did not have a material impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” which simplifies the subsequent measurement of inventories by requiring inventory to be measured at the lower of cost or net realizable value, rather than at the lower of cost or market. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The guidance is effective for annual periods beginning after December 15, 2016, with early adoption permitted. The Company expects to adopt ASU No. 2015-11 beginning on January 1, 2017. The Company is evaluating the impact that the new guidance will have on the Company’s results of operations, financial condition and financial statement disclosures.

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” which requires debt issuance costs to be presented in the financial statements as a deduction from the corresponding debt liability, consistent with the presentation of debt discounts. The guidance is effective for annual periods beginning after December 15, 2015, with early adoption permitted, and is to be applied retrospectively. The Company adopted ASU No. 2015-03 beginning on January 1, 2016 and the adoption of the new guidance did not have a material impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements in the ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. The core principle of ASU No. 2014-09 is for companies to recognize revenue from the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. ASU No. 2014-09 also will result in enhanced disclosures about revenue, provide guidance for transactions that were not previously addressed comprehensively (for example, service revenue and contract modifications) and improve guidance for multiple-element arrangements. The guidance is effective for annual and interim periods beginning after December 15, 2017, with early adoption prohibited. The Company expects to adopt ASU No. 2014-09 beginning January 1, 2018 and is in the process of assessing the impact that the new guidance will have on the Company’s results of operations, financial condition and financial statement disclosures.

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” that will explicitly require management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosures if conditions give rise to substantial doubt. According to ASU No. 2014-15, substantial doubt exists if it is probable that the entity will be unable to meet its obligations within one year after the issuance date. The likelihood threshold of “probable,” similar to its current use in U.S. GAAP for loss contingencies, will be used to define substantial doubt. Disclosures will be required under ASU No. 2014-15 if conditions give rise to substantial doubt including whether and how management’s plans will alleviate the substantial doubt. The guidance is effective for annual periods beginning after December 15, 2015, with early adoption prohibited. The Company adopted ASU No. 2014-15 beginning January 1, 2016 and the adoption of the new guidance did not have a material impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

Inflation

The Company’s costs are affected by inflation and the effects of inflation that the Company may experience in future periods. Management believes, however, that such effects have not been material to the Company during the past three years in the U.S. and in foreign non-hyperinflationary countries. The Company operates in certain countries around the world, such as Argentina and Venezuela, which have experienced hyperinflation. In hyperinflationary foreign countries, the Company attempts to mitigate the effects of inflation by increasing prices in line with inflation, where possible, and efficiently managing its costs and working capital levels.

BUSINESS OF REVLON CONSUMER PRODUCTS CORPORATION

Overview of Revlon

We are a leading global beauty company with an iconic portfolio of brands. We manufacture, market and sell an extensive array of color cosmetics, hair color, hair care and hair treatments, fragrances, skincare, beauty tools, men’s grooming products, anti-perspirant deodorants and other beauty care products across a variety of distribution channels. We are building a combined organization that is entrepreneurial, agile and boldly creative, with a passion for beauty. We are strategic brand builders developing a diverse portfolio of iconic brands that delight consumers around the world wherever and however they shop for beauty. We strive to be an ethical company that values inclusive leadership and is committed to sustainable and responsible growth. During the year ended December 31, 2015, we generated net sales of $1,914.3 million, net income of $62.1 million and Adjusted EBITDA of $383.5 million. During the six months ended June 30, 2016, we generated net sales of $928.5 million, net income of $22.3 million and Adjusted EBITDA of $161.1 million.

Our products are sold in approximately 150 countries worldwide and marketed under such brand names as Revlon, Almay, SinfulColors, CND Shellac, CND Vinylux, Cutex and Pure Ice in cosmetics and nail treatments; Revlon ColorSilk and Revlon Professional in women’s hair color; Revlon in beauty tools; American Crew in men’s grooming products; Mitchum in anti-perspirant deodorants; Visible Difference, Ceramide, Prevage, Eight Hour Cream, SUPERSTART and Elizabeth Arden Pro in the Elizabeth Arden skin care brands; Red Door, 5th Avenue, Elizabeth Arden Green Tea and UNTOLD in fragrances; Juicy Couture, John Varvatos, and Wildfox Couture in the designer fragrances; Curve, Elizabeth Taylor, Britney Spears, Christina Aguilera, Halston, Ed Hardy, Geoffrey Beene, Alfred Sung, Giorgio Beverly Hills, Lucky, PS Fine Cologne, White Shoulders, BCBGMAXAZRIA, Rocawear and Jennifer Aniston in the heritage fragrances; and Justin Bieber, Mariah Carey, Nicki Minaj and Taylor Swift in the celebrity fragrances. We also sell a skincare line under the Natural Honey brand, a hair color line under the Llongueras brand, and multi-cultural hair care products, which are sold in both professional salons and in large volume and other retailers, primarily in the United States, under the Creme of Nature brand. We also develop, manufacture, market and distribute fragrances and other beauty products under various celebrity, lifestyle and fashion brands licensed from third parties.

Our principal customers in our Consumer segment are large mass volume retailers, chain drug stores and food stores (collectively, the “mass retail channel”), chemist shops, hypermarkets, general merchandising stores, e-commerce customers, television shopping customers, department stores, one-stop shopping beauty retailers, specialty cosmetic stores and perfumeries in the United States and internationally. We also sell beauty products to United States military exchanges and commissaries and we have a licensing business pursuant to which we license certain of our key brand names to third parties for the manufacture and sale of complementary beauty-related products and accessories in exchange for royalties. Our principal customers in our Professional segment are hair and nail salons and professional salon distributors in the United States and internationally. Our principal customers in our Other segment are mass retailers, department stores and other specialty stores. Elizabeth Arden sells its prestige beauty products to retailers and other outlets in the United States and internationally, including: prestige retailers and specialty stores such as Macy’s, Dillard’s, Ulta, Belk, Sephora, Bloomingdales and Nordstrom; U.S. mass retailers, including mid-tier and chain drug retailers, such as Walmart, Target, Kohl’s, Walgreens, CVS, and TJ Maxx and Marshalls; and international retailers such as Boots, Debenhams, Superdrug Stores, The Perfume Shop, Hudson’s Bay, Shoppers Drug Mart, Myer, Douglas and various travel retail outlets such as Nuance, Heinemann and World Duty Free.

We were founded by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors over 80 years ago. Today, we have leading market positions in a number of our principal product categories in the United States mass retail channel, including color cosmetics (face, lip, eye and nail categories), women’s hair color and beauty tools. We also have leading market positions in key product categories in Australia, Canada and South Africa.

Acquisition of Elizabeth Arden

On June 16, 2016, we entered into the Agreement and Plan of Merger, by and among the Parent, Products Corporation, RR Transaction Corp. and Elizabeth Arden (the “Merger Agreement”), pursuant to which we acquired Elizabeth Arden (the “Acquisition”) on September 7, 2016. Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of iconic beauty brands that are highly complementary to our existing brand portfolio and are sold worldwide.

In North America, Elizabeth Arden’s principal customers include prestige retailers, the mass retail channel and distributors, as well as direct sales to consumers via its branded retail outlet stores and e-commerce business. Elizabeth Arden products are also sold through the Elizabeth Arden Red Door Spa beauty salons and spas. Internationally, Elizabeth Arden’s portfolio of owned and licensed brands is sold to perfumeries, boutiques, department stores, travel retailers and distributors.

During the fiscal year ended June 30, 2016, Elizabeth Arden generated Adjusted Net Sales of $966.7 million and Elizabeth Arden Adjusted EBITDA of $25.2 million. Elizabeth Arden’s profitability in recent periods has been negatively affected by underperformance within celebrity fragrances, prior underinvestment in the Elizabeth Arden brand, unprofitable distribution relationships, and a cost structure with excessive overhead. To remedy these issues, Elizabeth Arden management has reduced its exposure to celebrity fragrances, made significant investments in repositioning the Elizabeth Arden brand, driven growth via innovation, and exited unprofitable distributor relationships. Additionally, Elizabeth Arden’s management has implemented material cost reduction plans in order to improve profitability via its 2014 Performance Improvement Plan and its 2016 Business Transformation Program (as defined below). These two initiatives are expected to generate approximately $51 million of annualized cost reductions. On a pro forma combined basis, we would have generated approximately $403.6 million of Pro Forma Adjusted EBITDA during the year ended June 30, 2016. Pro Forma Adjusted Net Sales would have been approximately $2,888.6 million. The financial information above does not reflect the realization of any expected cost reductions or other synergies from the Acquisition. Based on our extensive integration planning, we expect to achieve $139.3 million of synergies and cost reductions relating to the Acquisition.

Elizabeth Arden Product Categories and Brands

Elizabeth Arden’s extensive portfolio includes the following:

•	Elizabeth Arden. Elizabeth Arden produces skin care, color cosmetics, and fragrances under the Elizabeth Arden brand. Brands within this segment include Visible Difference, Ceramide, SuperStart, Prevage, Eight Hour Cream and Elizabeth Arden Pro. In the United States, Elizabeth Arden primarily sells its Elizabeth Arden brand skin care and cosmetics products in prestige retailers and the Elizabeth Arden brand of fragrances in prestige and mass retailers.
•	Heritage, Designer, and Celebrity Fragrances. Heritage fragrances include a number of core brands, including Britney Spears, Christina Aguilera, White Diamonds Elizabeth Taylor, Curve, Giorgio Beverly Hills, Ed Hardy, Jennifer Aniston, Lucky Brand, Paul Sebastian, Halston, Geoffrey Beene, Rocawear, Alfred Sung, White Shoulders and BCBGMAXAZRIA. Designer fragrance brands include Juicy Couture, John Varvatos, and Wildfox Couture. Celebrity fragrances include Taylor Swift, Nicki Minaj, Mariah Carey, and Justin Bieber.
•	Elizabeth Arden also distributes approximately 260 additional prestige fragrance brands owned by third parties. These products are typically sold to retailers and other outlets in the United States and internationally, including United States prestige retailers and specialty stores, United States mass retailers, including mid-tier and chain drug retailers and other international and travel retailers.

Acquisition Rationale

Through the Acquisition, we have created a global beauty company that is well-positioned in all key beauty categories, with Elizabeth Arden bringing strong capabilities in fragrance and skin care. We believe that we will benefit from greater scale, an expanded global footprint, and a significant presence across all major beauty channels and categories, while providing complementary brand and geographic expansion in important international growth regions, including the Asia Pacific region. We also expect to achieve substantial synergies and cost reductions in the combined business.

Key benefits of the Acquisition are expected to include:

Diversification of Category Mix, Geography and Distribution Channels. Our strength and expertise in color cosmetics, hair color, hair care, men’s grooming products, anti-perspirant deodorants and beauty tools will be complemented by the addition of Elizabeth Arden’s extensive portfolio of both licensed fragrances and Elizabeth Arden-branded fragrances and internationally-recognized line of skin care products, two categories that are well-positioned to benefit from future industry growth, while enhancing our scale. The following charts provide an illustrative representation of the combined company’s net sales by product category and geography.

Six Months Ended June 30, 2016 Category Mix by Pro Forma Adjusted Net Sales

Source:	Management estimates.
Note:	Beauty care includes: anti-perspirant deodorants, beauty tools and other categories. Elizabeth Arden net sales represent Adjusted Net Sales, which is a non-GAAP financial measure. Pro Forma Adjusted Net Sales is our net sales combined with Elizabeth Arden’s Adjusted Net Sales, and is a non-GAAP financial measure. For a reconciliation of Elizabeth Arden’s Adjusted Net Sales and Pro Forma Adjusted Net Sales, see “—Summary Historical and Pro Forma Financial and Other Data.”
Chart may not sum to 100% due to rounding.

We currently sell our products in approximately 150 countries. Elizabeth Arden’s presence in important international growth regions, including Asia Pacific, better positions our company to compete globally. We expect that Elizabeth Arden’s established e-commerce platform will facilitate our access to the fast-growing Asia Pacific region, where the beauty industry grew at a CAGR of 6.9% from 2010 to 2015, compared to a CAGR of 5.1% for the global beauty industry during the same period.

Six Months Ended June 30, 2016 Geographic Mix by Pro Forma Adjusted Net Sales

Source:	Management estimates.
Note:	North America includes the United States, Canada and Puerto Rico.
Chart may not sum to 100% due to rounding.

Significant Growth Opportunity. Elizabeth Arden is a highly recognized prestige brand. The brand generated $394.9 million of Adjusted Net Sales during the year ended June 30, 2016. We believe that we have the ability to improve the performance of this brand by leveraging our existing new product development, manufacturing, distribution and marketing capabilities globally. We believe that the Elizabeth Arden brand can achieve accelerated growth through more relevant innovation, improved product efficacy and a rejuvenated, more vibrant image. The management team at Elizabeth Arden prior to the Acquisition had already began the global repositioning of the Elizabeth Arden brand, which resulted in adjusted net sales growth of 0.3%, or 5.9% at constant currency rates, for the year ended June 30, 2016, and we expect to build on that progress.

Clearly Identifiable and Achievable Synergies and Cost Reduction Opportunities. Based on our extensive integration planning, we expect to achieve $139.3 million of synergies and cost reductions by, among other things, leveraging our efficient manufacturing capabilities and enhancing purchasing scale. We anticipate that approximately 40% of synergies and cost reductions will come from cost of goods sold, approximately 35% will come from the consolidation of redundant headcount and approximately 25% will come from other selling, general and administrative expenses. The companies also anticipate that they will achieve additional growth opportunities in both sales channels and geographies.

Our management team has extensively analyzed the synergy and cost reduction opportunity and implementation timetable related to the Acquisition. Over the span of approximately two months following the announcement of the Acquisition, our Chief Accounting Officer and Treasurer led a cross-functional team comprised of professionals from both Products Corporation and Elizabeth Arden that developed a detailed and achievable analytical roadmap to achieve selling, general and administrative expenses (“SG&A”) synergies and cost reductions. During this same time period, our Chief Supply Chain Officer led a team of supply chain and operations finance professionals that analyzed Elizabeth Arden’s sourcing and procurement network and contracts in collaboration with Elizabeth Arden’s supply chain leaders. This team performed various analyses focused on, but not limited to, the feasibility of in-sourcing strategic portions of Elizabeth Arden’s production volume into Revlon’s existing manufacturing platform and analyzing overlaps within common direct spend categories. We believe that our detailed analysis and extensive work surrounding synergies and cost reductions has generated an implementation plan that we believe is achievable. Since closing the Acquisition, we have continued our efforts in these areas.

We expect to achieve synergies in three main categories:

We anticipate incurring approximately $60 million of non-recurring expenses over the next four years to achieve the anticipated synergies and cost reductions and approximately $70 million in non-recurring capital expenditures over the next three years to complete the integration of the companies and strengthen the combined business. Non-recurring expenses include costs to achieve headcount rationalization, information technology costs to implement systems and infrastructure, and costs associated with consolidating footprint and relocating employees. Non-recurring capital expenditures include investments in technology implementation and hardware as well as investments in tooling, distribution and building expansion.

Industry Overview

According to Euromonitor, the global Beauty category, defined as mass skincare, mass hair, salon hair, mass color cosmetics, mass deodorant, facial skincare and fragrance, generated approximately $326 billion in retail sales in 2015. This category is among the fastest growing in consumer goods, with a 5.1% compounded annual growth rate over 2005-2015 and a 7.3% expected growth rate over 2015-2020. More specifically, the fragrance, color cosmetics, facial skincare, and hair care segments have grown at CAGRs of 5.3%, 5.5%, 5.2% and 4.3%, respectively, from 2010 – 2015 and are expected to grow by 8.6%, 7.8%, 6.8% and 6.3%, respectively, from 2015 – 2020, according to Euromonitor. The global beauty industry has also shown resilience during difficult economic conditions, growing at a 4.4% CAGR from 2007 – 2009.

The following chart from Euromonitor provides a representation of 2015 global beauty sales by region and 2010 - 2015 CAGRs.

Products in the beauty industry are sold through a variety of distribution channels, including the mass retail channel, prestige, professional sales and direct channels. Retailers in the mass retail channel include large volume retailers, chain drug stores and food stores. Our representative customers in the mass retail channel include such well-known retailers as Walmart, CVS and Target in the U.S., Shoppers DrugMart in Canada, A.S. Watson & Co. retail chains in Asia Pacific and Europe and Walgreens Boots Alliance in the U.S. and the U.K. Retailers in the prestige channel include department stores and other specialty stores. Retailers in the professional channel included hair and nail salons. Beauty products are also sold through direct sales channels via e-commerce, television marketing and independent sales representatives. The omnichannel strategy that we are pursuing following the Acquisition will enable us to access a variety of key distribution channels to reach consumers everywhere they choose to shop.

All Euromonitor information provided in this heading is based on 2015 fixed exchange rates.

Our Strengths

We believe that we have the following competitive strengths that will help us succeed and differentiate us from our competitors:

Broad Beauty Care Brand Portfolio and Expanded Scale Across Categories. We believe that the global recognition of our brands, product quality and marketing experience will enable us to create one of the strongest beauty brand portfolios in the world. Our current portfolio consists of well-known brands, including Revlon, Almay, SinfulColors, Pure Ice, Revlon ColorSilk, American Crew, CND, Cutex and Mitchum, which we believe have significant brand equity with consumers and retailers. The Acquisition has added additional attractive brands, such as Elizabeth Arden, Juicy Couture, John Varvatos, Curve, White Diamonds Elizabeth Taylor, Britney Spears and Christina Aguilera, and significantly enhances the scale of our operations. Our strength and expertise in color cosmetics, hair color and hair care, men’s grooming products, anti-perspirant deodorants and beauty tools is complemented by the addition of Elizabeth Arden’s portfolio of both licensed fragrances and Elizabeth Arden-branded fragrances and internationally-recognized line of skin care products, while enhancing our scale. We anticipate that the combined company’s scale and ability to provide innovative, high-quality products across multiple high-growth categories within the global beauty market will allow us to expand and strengthen both our customer and supplier relationships.

The following table sets forth our principal brands by product category, reflecting the Acquisition of Elizabeth Arden:

Enhanced Channel Distribution and Well-Developed Relationships with Retail Partners. Elizabeth Arden’s strong global reach in prestige, department stores, spas, and travel retail complements our strength in mass retail, specialty retail and salons, strongly positioning us in all key beauty channels. We have long-established and well-developed relationships with our retail partners around the world. We work closely with our retail partners to ensure that we have the appropriate product offering for our consumers. These relationships enhance our ability to successfully and profitably grow our business globally.

History of Developing and Marketing Innovative Products. We have a history of building and leveraging our strong brands and believe that continued development and creative marketing of innovative new products is a key driver for building brand equity and profitable growth. We believe that we are an industry leader in the development of innovative and technologically-advanced cosmetics, skin care, fragrances and beauty products.

In meeting the needs of consumers, our global portfolio planning process delivers new products across our portfolio of brands, while at the same time keeping our established brands relevant and competitive, by developing and introducing line extensions and promotions and redesigning or reformulating existing products. Products recently introduced or anticipated to be introduced in the marketplace include:

•	Revlon Color Cosmetics: New mascara line, new Ultra HD Matte Lipcolor line, ColorStay Foundation and Concealer 2-in-1, new men’s beauty tools line, Visible Difference, Ceramide, SuperStart, Beautiful Color Bold
•	Revlon Haircare: New line of Buttercream Vivid Colors
•	Mitchum: Clinical gel and dry spray aerosol line
•	Prevage: Prevage City Smart + DNA Enzyme ComplexTM + Anti-pollution + Antioxidants Broad Spectrum SPF 50 Hydrating Shield, Advanced Ceramide Capsules Youth Restoring Serum, Eight Hour Miracle Hydrating Mist, Prevage Anti-aging Foundation Broad Spectrum Sunscreen SPF 30, and White Tea

Broad Global Footprint. Our existing products are sold in approximately 150 countries around the world, and we have a strong international business with leading market positions in key product categories in Australia, Canada and South Africa. The Acquisition positions us to compete globally given Elizabeth Arden’s presence in important international growth regions, including the Asia Pacific region.

Successful Track Record of Acquiring and Integrating Businesses. We have opportunistically pursued acquisitions that enhance our brand and product portfolio as well as our geographic reach. The recent acquisitions of Colomer in 2013, CBBeauty in 2015 and the remaining international Cutex businesses that we did not already own in 2015 and 2016 have grown and diversified our business, while enabling us to enter new channels. While we identified $25 million of synergies and cost reductions in our Colomer transaction in 2013, we delivered over $35 million, representing an approximate 40% improvement over our initial estimates. We also acquired and integrated SinfulColors in 2011. We have a well-defined and disciplined strategy for identifying, acquiring and integrating businesses and believe that our proven acquisition capabilities will allow us to participate successfully in further industry growth.

Strong Financial Performance and Significant Cash Flow Generation. We have grown our net sales from $1,396.4 million in fiscal year 2012 to $1,914.3 million in 2015, representing a CAGR of 11.1%. We have grown our Adjusted EBITDA from $308.1 million in 2012 to $383.5 million in 2015, representing a CAGR of 7.6%. During this period, capital expenditures and purchases of displays have averaged 2.2% and 2.7% of net sales, respectively, and net working capital has ranged between 3.3% and 5.1% of net sales. These favorable characteristics enabled us to generate significant cash flow that we used in part as a source to repay debt.

Strong and Deep Management Team. The members of our senior management team have extensive experience in the consumer products industry and have demonstrated a strong track record of operating businesses and integrating new acquisitions. Each key member of our management team has experience at other companies leading or executing cost reduction initiatives, brand revitalizations and acquisition integrations. Key members of senior management include:

•	Fabian Garcia, Revlon President and Chief Executive Officer – Fabian Garcia joined Revlon in 2016. Prior to joining Revlon, he served as Chief Operating Officer for Colgate Palmolive and spent 16 years at Procter & Gamble. Mr. Garcia also served as President of Chanel in Asia Pacific, where he was responsible for the Cosmetics, Fragrance, Fashion, Watches and Fine Jewelry business for the entire Asia Pacific region.
•	Juan Figuereo, Revlon Executive Vice President and Chief Financial Officer – Juan Figuereo joined Revlon in 2016. Prior to joining Revlon, he served as the Chief Financial Officer of NII Holdings, a NASDAQ-listed provider of wireless telecommunications services in Latin America and also held the role of Chief Financial Officer at Newell Rubbermaid and Cott Corporation. Mr. Figuereo also served as Vice President in charge of Mergers and Acquisitions at Walmart.
•	Gianni Pieraccioni, Revlon Executive Vice President and Chief Operating Officer – Gianni Pieraccioni joined Revlon in 2014 serving as Global President of the Consumer Division, and he assumed his current position in 2016. Prior to joining Revlon, he served as Chief Operating Officer of Alitalia, served as CEO/Managing Director of three Italian companies in luxury goods and spirits, and held various positions at Procter & Gamble, PepsiCo and Johnson & Johnson. Mr. Pieraccioni was instrumental in the integration of Colomer after its acquisition in 2013.

Our Business Strategy for Value Creation

Our strategy is based on three key pillars:

Build a Foundation for Sustainable Growth that Outpaces the Industry. We will compete in large and fast growing beauty segments and build our portfolio of product offerings in all strategic categories. We will further strengthen and diversify our channels of distribution, especially direct to consumer. The Company will strengthen our U.S. business and expand into untapped geographies, with a focus on Asia.

Harness the Power of our Iconic Brand Portfolio to Delight Consumers Wherever and However They Shop for Beauty. The Company will continue to focus on restoring the appeal and aspiration of our flagship brands and invest in them. We are advancing our digital and omni-channel capabilities, and are focused on high-growth channels, especially E-commerce. We intend to continue to win in traditional channels, while expanding our combined reach into travel retail.

Develop a Cost Structure to Deliver World Class Profitability. We will continue to improve our operating performance by strategically allocating investments behind key brands, categories and regions. The Company intends to further improve our category mix and, with the acquisition of Elizabeth Arden, is now capable of shifting toward higher gross margin categories. We will continue to reduce the complexity of our product lineup and seek to reduce our product returns, sales markdowns and inventory levels. Through an enhanced new product development processes, we will increase our speed to shelf, optimize our resource allocation and shorten new product launch timing.

Background

Revlon Consumer Products Corporation is a direct wholly owned operating subsidiary of Revlon, Inc. Revlon, Inc. is an indirect majority-owned subsidiary of MacAndrews & Forbes Incorporated (together with certain of its affiliates other than the Company, “MacAndrews & Forbes”), a corporation wholly owned by Ronald O. Perelman.

The Company was founded over 80 years ago by Charles Revson, who revolutionized the cosmetics industry by introducing nail enamels matched to lipsticks in fashion colors. Today, the Company continues Revson’s legacy by producing and marketing innovative products that address consumers’ wants and needs for beauty and personal care products.

The Company operates in four reporting segments: the consumer division (“Consumer”); the professional division (“Professional”); Elizabeth Arden (as described below); and Other. The Company manufactures, markets and sells worldwide an extensive array of beauty and personal care products, including color cosmetics, hair color, hair care and hair treatments, beauty tools, men’s grooming products, anti-perspirant deodorants, fragrances, skincare and other beauty care products. The Company’s principal customers for its products in the Consumer segment include large volume retailers, chain drug and food stores, chemist shops, hypermarkets, general merchandise stores, the Internet/e-commerce, television shopping, department stores, one-stop shopping beauty retailers, specialty cosmetics stores and perfumeries in the U.S. and internationally. The Company’s principal customers for its products in the Professional segment include hair and nail salons and distributors to professional salons in the U.S. and internationally. The Company’s Elizabeth Arden segment includes the Elizabeth Arden product categories and brands. The Other segment primarily includes the operating results of the CBBeauty Group and certain of its related entities (collectively “CBB” and such transaction, the “CBB Acquisition”). CBB develops, manufactures, markets and distributes fragrances and other beauty products under a variety of celebrity, lifestyle and fashion brands licensed from third parties, principally through department stores and selective distribution in international territories.

The Company manufactures, markets and sells worldwide an extensive array of beauty and personal care products, including color cosmetics, hair color, hair care and hair treatments, fragrances, skincare, beauty tools, men’s grooming products, anti-perspirant deodorants and other beauty care products. The Company believes that its global brand name recognition, product quality, R&D, new product innovation and marketing experience have enabled it to create leading global consumer and professional brands.

The Company’s Consumer segment is comprised of products that are manufactured, marketed and sold in large volume retailers, chain drug and food stores, chemist shops, hypermarkets, general merchandise stores, the Internet/e-commerce, television shopping, department stores, one-stop shopping beauty retailers, specialty cosmetic stores and perfumeries in the U.S. and internationally under brands such as Revlon, Almay, SinfulColors and Pure Ice in cosmetics; Revlon ColorSilk in women’s hair color; Revlon in beauty tools; and Mitchum in anti-perspirant deodorants. The Consumer segment also includes a skincare line under the Natural Honey brand and hair color line under the Llongueras brand that are sold in large volume retailers and other retailers, primarily in Spain, which were acquired as part of the Colomer Acquisition.

The Company’s Professional segment manufactures, markets and sells professional products primarily to hair and nail salons and professional salon distributors in the U.S. and internationally under brands such as Revlon Professional in hair color, hair care and hair treatments; CND in nail polishes and nail enhancements, including CND Shellac and CND Vinylux nail polishes; and American Crew in men’s grooming products. The Professional segment also includes a multi-cultural hair care line consisting of Creme of Nature hair care products, which are sold in both professional salons and in large volume retailers and other retailers, primarily in the U.S.

The Company’s Elizabeth Arden segment includes the Elizabeth Arden product categories and brands including: Visible Difference, Ceramide, Prevage, Eight Hour Cream, SUPERSTART and Elizabeth Arden Pro in Elizabeth Arden skin care brands; Red Door, Elizabeth Arden 5th Avenue, Elizabeth Arden Green Tea and UNTOLD in Elizabeth Arden fragrances; Juicy Couture, John Varvatos and Wildfox Couture in designer fragrances; Curve, White Diamonds Elizabeth Taylor, Britney Spears, Christina Aguilera, Halston, Ed Hardy, Geoffrey Beene, Alfred Sung, Giorgio Beverly Hills, Lucky, PS Fine Cologne, White Shoulders, BCBGMAXAZRIA, Rocawear and Jennifer Aniston in heritage fragrances; and Mariah Carey, Nicki Minaj and Taylor Swift in the celebrity fragrances.

The Other segment includes the operating results of the CBB business and related purchase accounting for the CBB Acquisition. CBB develops, manufactures, markets and distributes fragrances and other beauty products under various celebrity, lifestyle and fashion brands licensed from third parties, principally through department stores and selective distribution in international territories. The results included within the Other segment are not material to the Company’s consolidated results of operations.

Recent Transactions

2015 Efficiency Program

In September 2015, the Company initiated restructuring actions to drive certain organizational efficiencies across the Company’s Consumer and Professional segments (the “2015 Efficiency Program”). These actions are designed to reduce general and administrative expenses within the Consumer and Professional segments, and are expected to be completed by 2017. The Company recognized $1.3 million of restructuring and related charges in the first quarter of 2016 for the 2015 Efficiency Program, of which $0.6 million related to the Consumer segment and $0.6 million related to the Professional segment, with the remaining charges included within unallocated corporate expenses, and expects to recognize total restructuring and related charges of $11.8 million by the end of 2017. By implementing the 2015 Efficiency Program, the Company expects to achieve annualized cost reductions of approximately $10.0 million to $15.0 million by the end of 2018, with approximately $9.0 million of cost reductions expected to benefit 2016 results. For further discussion of the 2015 Efficiency Program, see Note 3, “Restructuring Charges - 2015 Efficiency Program” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus.

Acquisition of CBBeauty Group

On the CBB Acquisition Date, the Company completed the CBB Acquisition for total cash consideration of $48.6 million. CBB develops, manufactures, markets and distributes fragrances and other beauty products under various celebrity, lifestyle and fashion brands licensed from third parties, principally through department stores and selective distribution in international territories. On the CBB Acquisition Date, the Company used cash on hand to pay 70% of the total cash consideration, or $34.6 million. The remaining total cash consideration is payable in equal installments over three years from the CBB Acquisition Date, subject to the selling shareholders’ compliance with certain service conditions. These remaining installments, of which there are three, are being recorded as a component of SG&A expenses ratably over the remaining installment period. The results of operations of the CBB business were included in the Company’s Consolidated Financial Statements commencing on the CBB Acquisition Date. See Note 2, “Business Combinations,” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus for further details on the CBB Acquisition.

2014 Integration Program

The Company’s integration initiatives in connection with the Colomer Acquisition have included actions to integrate Colomer’s operations into the Company’s business, as well as additional restructuring actions to reduce costs across the Company’s businesses (all such actions, together the “Integration Program”). The Integration Program was designed to deliver cost reductions throughout the combined organization by generating synergies and operating efficiencies within the Company’s global supply chain, consolidating offices and back office support, as well as actions designed to reduce selling, general and administrative expenses. The Integration Program was substantially completed as of December 31, 2015.

While recognizing total restructuring charges, capital expenditures and related non-restructuring costs under the Integration Program of approximately $45.0 million in the aggregate through 2015, the Company achieved annualized cost reductions of approximately $35.0 million. For further discussion of the Colomer Acquisition and the Integration Program, see Note 2, “Business Combinations” and Note 3, “Restructuring Charges – Integration Program” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus.

Products

Revlon, Inc. conducts business exclusively through Products Corporation. The Company manufactures and sells a variety of products worldwide. The following table sets forth the Company’s principal brands that are included in its Consumer, Professional, Elizabeth Arden and Other segments by product category:

SEGMENT	COSMETICS	HAIR	MEN’S GROOMING	BEAUTY TOOLS	FRAGRANCE	ANTI- PERSPIRANT DEODORANTS	SKINCARE / BODYCARE
Consumer	Revlon	Revlon ColorSilk Llongueras*		Revlon	Charlie	Mitchum	Gatineau
	Almay SinfulColors Pure Ice				Jean Naté		Natural Honey
Professional	CND	Revlon Professional Intercosmo Orofluido UniqOne Creme of Nature	American Crew d:fi
Elizabeth Arden	Elizabeth Arden
Britney Spears*
White Diamonds
   Elizabeth Taylor*
Curve
Giorgio Beverly Hills
Ed Hardy*
Jennifer Aniston*
Lucky Brand*
Paul Sebastian*
Halston
Geoffrey Beene*
Rocawear *
Alfred Sung*
White Shoulders* BCBGMAXAZRIA*
Christina Aguilera*
Juicy Couture*
John Varvatos* Wildfox Couture*
Taylor Swift*
Nicki Minaj*
Mariah Carey*
Justin Bieber*
Visible Difference SuperStart Prevage Eight Hour Cream Elizabeth Arden Pro Ceramide
Other					Burberry** Rihanna**
*	Licensed from a third party
**	Distributed brand

Consumer Segment:

The Company’s Consumer segment includes cosmetics, hair color and hair care, beauty tools, anti-perspirant deodorants, fragrances and skincare products sold in approximately 150 countries in large volume retailers, chain drug and food stores, chemist shops, hypermarkets, general merchandise stores, the Internet/e-commerce, television shopping, department stores, one-stop shopping beauty retailers, specialty cosmetics stores and perfumeries in the U.S. and internationally.

Cosmetics - The Company manufactures and markets a broad range of cosmetics, including face, lip, eye and nail products. Certain of the Company’s products incorporate patented, patent-pending or proprietary technology. See “—Research and Development.”

•	Revlon: The Company sells a broad range of cosmetics under its flagship Revlon brand, which are designed to fulfill consumer wants and needs and are principally priced in the upper range for large volume retailers. The Revlon brand is comprised of face makeup, including foundation, powder, blush and concealers; lip makeup, including lipstick, lip gloss and lip liner; eye makeup, including mascaras, eyeliners, eye shadows and brow products; and nail color and nail care lines. Revlon products include innovative formulas and attractive colors that appeal to a wide range of consumers. The following are the key franchises within the Revlon brand:

Revlon ColorStay offers consumers a full range of products with long-wearing technology;

Revlon PhotoReady products that are offered in face and eye makeup and are designed with innovative photochromatic pigments that bend and reflect light to give a flawless, airbrushed appearance in any light;

Revlon Age Defying, which consists of face makeup for women in the over-35 age bracket, with ingredients to help reduce the appearance of fine lines and wrinkles;

Revlon Super Lustrous, which is the Company’s flagship wax-based lipcolor and is offered in a wide variety of shades of lipstick and lip gloss; and

Revlon Mascara, which consists of a collection of five mascaras, each with a distinct lash benefit including lash definition, length, volume, magnified volume and length, and a high impact all-in-one formula.

•	Almay: The Company’s Almay brand consists of hypo-allergenic, dermatologist-tested, fragrance-free cosmetics and skincare products. The Almay brand is comprised of face makeup, including foundation, pressed powder, primer and concealer; eye makeup, including eye shadows, mascaras and eyeliners; lip makeup; and makeup removers. Key franchises within the Almay brand include Almay Smart Shade in face; Almay Intense i-Color in eye; and Almay Color + Care in lip.
•	SinfulColors and Pure Ice: The Company’s SinfulColors and Pure Ice brands consist primarily of value-priced nail enamels, available in many bold, vivid and on-trend colors.

Hair – The Company sells both hair color and hair care products throughout the world to large volume retailers and other retailers, primarily under the Company’s Revlon ColorSilk franchise, as well as under the premium priced Llongueras brand in Spain. Revlon ColorSilk products provide radiant, long-lasting color that leaves hair nourished, hydrated and ultra-conditioned.

Beauty Tools – The Company sells Revlon beauty tools, which include nail, eye and manicure and pedicure grooming tools, eye lash curlers and a full line of makeup brushes under the Revlon brand name.

Fragrances – The Company sells a selection of moderately-priced fragrances, including perfumes, eau de toilettes, colognes and body sprays. The Company’s portfolio includes fragrances under globally-recognized brand names such as Charlie and Jean Naté.

Anti-perspirant deodorants – The Company sells Mitchum anti-perspirant deodorant products for men and women, with patented ingredients that provide consumers with up to 48 hours of protection.

Skincare – The Company sells skincare products in the U.S. and in global markets under various regional brands, including the Company’s Natural Honey and Gatineau brands.

Professional Segment:

The Company’s Professional segment includes a comprehensive line of products sold to hair and nail salons and professional salon distributors, including hair color, shampoos, conditioners, styling products, nail polishes and nail enhancements. The Professional segment also includes a multi-cultural line sold in both professional salons, large volume retailers and other retailers.

Professional brands –

•	Revlon Professional: The Company’s Revlon Professional brand includes hair color, hair care and hair treatment products that are distributed exclusively to professional salons, salon professionals and salon distributors and sold in more than 60 countries. Revlon Professional is synonymous with innovation, fashion and technology to service the most creative salon professionals and their clients. Revlon Professional salon products include Revlonissimo NMT, Nutri Color Creme, Sensor Perm and Revlon Professional Equave.
•	American Crew and d:fi: The Company sells men’s shampoos, conditioners, gels and other hair care and grooming products for use and sale by professional salons under the American Crew brand name. American Crew is the “Official Supplier to Men” of quality grooming products that provide the ultimate usage experience and enhance a man’s personal image. American Crew is the leading salon brand created specifically for men and is sold in more than 30 countries. The Company also sells unisex hair products under the d:fi brand, which is a value-priced full line of cleansing, conditioning and styling products.
•	CND: The Company sells nail enhancement systems and nail color and treatment products and services for use by the professional nail salon industry under the CND brand name. CND is the global leader in professional nail, hand and foot care products, and CND-branded products are sold in more than 75 countries. CND nail products include:
•	CND Shellac brand 14+ day nail color system, which delivers 14+ days of flawless wear, superior color and mirror shine with zero dry-time and no nail damage. The CND Shellac system is a true innovation in chip-free, extended-wear nail color; and
•	CND Vinylux weekly polish, a breakthrough nail polish that uses a patent-pending technology and lasts approximately a week. While ordinary polishes become brittle and deteriorate over time, CND Vinylux dries with exposure to natural light to a flawless finish and strengthens its resistance to chips over time.

The Company also sells professional hair products under brand names such as Orofluido, UniqOne and Intercosmo.

Multi-cultural hair – The Company sells multi-cultural hair-care products to professional salons, large volume retailers and other retailers, primarily in the U.S. under the Creme of Nature brand.

Elizabeth Arden Segment:

The Elizabeth Arden segment includes product categories and brands. Elizabeth Arden’s extensive brand portfolio includes the following:

•	Elizabeth Arden. Elizabeth Arden produces skin care, color cosmetics and fragrances under the Elizabeth Arden brand. Brands within this segment include Visible Difference, Ceramide, SuperStart, Prevage, Eight Hour Cream and Elizabeth Arden Pro.
•	Heritage, Designer, and Celebrity Fragrances. Elizabeth Arden’s heritage fragrances include a number of core brands, including Britney Spears, Christina Aguilera, White Diamonds Elizabeth Taylor, Curve, Giorgio Beverly Hills, Ed Hardy, Jennifer Aniston, Lucky Brand, Paul Sebastian, Halston, Geoffrey Beene, Rocawear, Alfred Sung, White Shoulders and BCBGMAXAZRIA. Designer fragrance brands include Juicy Couture, John Varvatos and Wildfox Couture. Celebrity fragrances include Taylor Swift, Nicki Minaj, Mariah Carey and Justin Bieber.

•	Elizabeth Arden also distributes approximately 260 additional prestige fragrance brands owned by third parties. These products are typically sold to retailers and other outlets in the U.S. and internationally, including prestige retailers and specialty stores and mass retailers, including mid-tier and chain drug retailers and other international and travel retailers.

Other Segment:

The Company’s Other segment primarily includes the distribution of prestige, designer and celebrity fragrances, cosmetics and skincare products, such as Burberry and Rihanna branded products.

Marketing

The Company markets extensive product lines covering a broad range of price points within large volume retailers in the U.S. and within large volume retailers and other retailers internationally.

The Company uses social media and other digital marketing, television, outdoor and print advertising and public relations, as well as point-of-sale merchandising, including displays and samples, coupons and other trial incentives. The Company’s marketing is designed to emphasize a uniform global image for its portfolio of core brands. The Company coordinates its marketing and advertising campaigns, such as its Revlon Love Is On campaign, with in-store promotional and other marketing activities. The Company develops, jointly with retailers, customized, tailored point-of-purchase and other focused marketing programs.

The Company also uses cooperative advertising programs, Company-paid or Company-subsidized demonstrators, and coordinated in-store promotions and displays. Other marketing strategies, including trial-size products and couponing, are designed to introduce the Company’s newest products to consumers and encourage trial and purchase in-store.

In the Professional segment, the Company also markets products through educational seminars on such products’ application methods and consumer benefits. In addition, the Company uses professional trade advertising, social media and other digital marketing, displays and samples to communicate to professionals and consumers the quality and performance characteristics of its products. Additionally, in countries where the Professional segment has operations, the Company’s direct sales force provides customers with point of sale communication and merchandising.

The Company believes that its presence in professional salons will provide benefits to its consumer products business as it will enable the Company to improve its anticipation of consumer trends in hair color, hair care, nail color, nail care and skin care, as these trends often appear first in salons. The Professional business also provides the Company with broader brand, geographic coverage and retail diversification beyond large volume retailers, among others. The Company also expects the Colomer Acquisition to continue to provide it with opportunities to achieve additional growth by leveraging the combined company’s enhanced innovation capability and know-how.

Additionally, the Company maintains separate websites, www.revlon.com, www.almay.com, www.revloncolorsilk.com, www.revlonprofessional.com, www.americancrew.com, www.cnd.com and www.mitchum.com, devoted to the Revlon, Almay, Revlon ColorSilk, Revlon Professional, American Crew, CND and Mitchum brands, respectively. Each of these websites feature product and promotional information for the brands and are updated regularly to stay current with the Company’s new product launches and other marketing, advertising and promotional campaigns.

Research and Development

The Company believes that it is an industry leader in the development of innovative and technologically-advanced cosmetics and beauty products. The Company’s marketing and research and development groups identify consumer needs and shifts in consumer preferences in order to develop new products, introduce line extensions and promotions and redesign or reformulate existing products to satisfy consumers’ needs and preferences. The Company’s research and development group is comprised of departments specialized in the technologies critical to the Company’s various product lines. The Company has a rigorous process for the continuous development and evaluation of new product concepts, led by executives in marketing, sales, research and development, and including input from operations, law and finance. This process has created a comprehensive, long-term portfolio strategy that is intended to optimize the Company’s ability to regularly bring to market innovative new product offerings and to effectively manage the Company’s product portfolio.

The Company operates an extensive research and development facility in Edison, New Jersey for products within its Consumer segment. The Company has research facilities for its products within the Professional segment in the U.S. (in California and Florida), Spain and Mexico. The scientists at these various facilities are responsible for all of the Company’s new product research and development worldwide and performing research for new products, ideas, concepts and packaging. The Company’s package development and engineering function is also part of the greater research and development organization and fosters a strong synergy of package and formula development, which is integral to a product’s success. The research and development group performs extensive safety and quality testing on the Company’s products, including toxicology, microbiology, efficacy and package testing. Additionally, quality control testing is performed at each of the Company’s manufacturing facilities.

As of June 30, 2016, the Company employed approximately 200 people in its research and development activities, including specialists in pharmacology, toxicology, chemistry, microbiology, engineering, biology, dermatology and quality control. In 2015, 2014 and 2013, Products Corporation spent $31.2 million, $31.6 million and $26.9 million, respectively, on research and development activities. In 2016, 2015 and 2014, Elizabeth Arden spent $4.7 million, $5.6 million and $7.0 million, respectively, on research and development activities.

Manufacturing and Related Operations and Raw Materials

During 2015, the Company’s products were produced at the Company’s facilities in the U.S. (North Carolina and Florida), South Africa, Spain, Italy and Mexico, and at third-party facilities around the world.

The Company continually reviews its manufacturing needs against its manufacturing capacities to identify opportunities to reduce costs and to operate more efficiently. The Company purchases raw materials and components throughout the world, and continuously pursues reductions in cost of goods through the global sourcing of raw materials and components from qualified vendors, utilizing its purchasing capacity to optimize cost reductions. The Company’s global sourcing strategy for materials and components from qualified vendors is also designed to ensure that the Company maintains a continuous supply of high-quality raw materials and components. The Company believes that alternate sources of raw materials and components exist and does not anticipate any significant shortages of, or difficulty in obtaining, such materials. (See “Risk Factors – The Company depends on its Oxford, North Carolina facility for production of a substantial portion of its products. Disruptions at this facility, and/or at other Company or third-party facilities at which the Company’s products are manufactured, could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.”)

Distribution

The Company’s products are sold in approximately 150 countries across six continents. The Company utilizes a dedicated sales force in those countries where the Company maintains operations, and also utilizes sales representatives and independent distributors to serve certain territories and retailers. (See “Risk Factors – The Company may be unable to maintain or increase its sales through the Company’s primary retailers, which could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows” and “Competition in the cosmetics, hair care, beauty care, fragrance and skin care business could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.”)

United States. Net sales in the U.S. accounted for approximately 55% of the Company’s 2015 net sales, which were made in multiple channels, including retail, Internet/e-commerce and specialty cosmetics stores. The Company also sells a broad range of beauty products to U.S. Government military exchanges and commissaries. The Company licenses its Revlon trademark to select manufacturers for complementary beauty-related products and accessories that the Company believes have the potential to extend the Company’s brand names and image. As of December 31, 2015, seven of these licenses were in effect relating to fifteen product categories. Pursuant to these licenses, the Company retains strict control over product design and development, product quality, advertising and the use of its trademarks. These licensing arrangements offer opportunities for the Company to generate revenues and cash flow through royalties and renewal fees, some of which are prepaid from time to time.

In the Consumer segment, the Company’s retail merchandisers stock and maintain the Company’s point-of-sale wall displays intended to ensure that high-selling SKUs are in stock and to ensure the optimal presentation of the Company’s products in retail outlets. The Company’s products within its Professional segment are sold primarily through wholesale beauty supply distributors in the U.S.

Outside of the United States. Net sales outside the U.S. accounted for approximately 45% of the Company’s 2015 net sales. The three countries outside the U.S. with the highest net sales were Spain, Canada and Australia, which together accounted for approximately 15% of the Company’s 2015 net sales. The Company distributes its products within its Consumer segment through large volume retailers, chain drug and food stores, chemist shops, hypermarkets, general merchandise stores, the Internet/e-commerce, television shopping, department stores, one-stop shopping beauty retailers, specialty cosmetics stores and perfumeries. The Company’s products within its Professional segment are sold directly to hair and nail salons by the Company’s direct sales force in countries where it has operations and through distributors in other countries outside the U.S. At June 30, 2016, the Company actively sold its products through wholly owned subsidiaries established in 23 countries outside of the U.S. and through a large number of independent distributors and licensees elsewhere around the world.

Customers

The Company’s principal customers for its Consumer segment include large volume retailers and chain drug stores, including such well-known retailers as Walmart, CVS and Target in the U.S., Shoppers DrugMart in Canada, A.S. Watson & Co. retail chains in Asia Pacific and Europe and Walgreens Boots Alliance in the U.S. and the U.K. Walmart and its affiliates worldwide accounted for approximately 18% of the Company’s 2015 consolidated net sales. The Company’s principal customers for its Professional segment include Beauty Systems Group, Salon Centric and Ulta Salon, Cosmetics & Fragrance, as well as individual hair and nail salons and other distributors to professional salons. As is customary in the industry, none of the Company’s customers is under an obligation to continue purchasing products from the Company in the future. The Company expects that Walmart and a small number of other customers will, in the aggregate, continue to account for a large portion of the Company’s net sales. (See “Risk Factors—”The Company depends on a limited number of customers for a large portion of its net sales and the loss of one or more of these customers could reduce the Company’s net sales and have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.”)

Competition

The Company’s cosmetics, hair and beauty care products business categories are highly competitive. The Company competes primarily by:

•	developing quality products with innovative performance features, shades, finishes, components and packaging;
•	educating consumers and salon professionals about the benefits of the Company’s products;
•	anticipating and responding to changing consumer and salon professional demands in a timely manner, including the timing of new product introductions and line extensions;
•	offering attractively priced products relative to the product benefits provided;
•	maintaining favorable brand recognition;
•	generating competitive margins and inventory turns for its customers in both the Consumer and Professional segments by providing relevant products and executing effective pricing, incentive and promotional programs and marketing campaigns;
•	ensuring product availability through effective planning and replenishment collaboration with retailers and salons;
•	providing strong and effective advertising, marketing, promotion and merchandising support;
•	maintaining an effective sales force and distributor network; and
•	obtaining and retaining sufficient retail display and floor space, optimal in-store positioning and effective presentation of its products at retail and in salons.

The Company competes in selected product categories against numerous multi-national manufacturers in both the Consumer and Professional segments, as well as with expanding private label and store-owned brands in the Consumer segment. In addition to products sold in large volume retailers, professional salons and demonstrator-assisted retailers, the Company’s products also compete with products sold in prestige and department stores, television shopping, door-to-door, specialty stores, one-stop shopping beauty retailers, the Internet/e-commerce, perfumeries and other distribution outlets. The Company’s competitors include, among others, L’Oréal S.A., The Procter & Gamble Company, Avon Products, Inc., Coty, Inc., Shiseido Co., Johnson & Johnson, Kao Corp., Henkel AG & Co., Mary Kay Inc., Hand & Nail Harmony, Inc., Oriflame Holding AG, Markwins International Corporation, Sephora (a division of LVMH Moët Henessy Louis Vuitton SE), Boots UK Limited and The Estée Lauder Companies Inc. (See “Risk Factors – Competition in the cosmetics, hair care, beauty care, fragrance and skin care business could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.”)

Patents, Trademarks and Proprietary Technology

The Company considers trademark protection to be very important to its business. The Company’s trademarks are registered in the U.S. and in approximately 150 other countries. Significant trademarks include Revlon, Revlon ColorStay, Revlon PhotoReady, Revlon Super Lustrous, Revlon ColorBurst, Almay, Almay Smart Shade, SinfulColors, Pure Ice, Mitchum, Charlie, Jean Naté, Cutex, Revlon ColorSilk, Revlon Professional, Intercosmo, Orofluido, UniqOne, American Crew, Creme of Nature, CND, CND Shellac, CND Vinylux, Gatineau and Natural Honey. With the acquisition of Elizabeth Arden, we now also own or have rights to use other significant trademarks for the manufacture, marketing, distribution and sale of numerous fragrance, cosmetic and skin care brands in our Elizabeth Arden segment, including owned marks such as Elizabeth Arden Red Door, 5th Avenue, Visible Difference, Prevage, Eight Hour, Elizabeth Arden Pro, Giorgio Beverly Hills, Curve and Halston and licensed trademarks such as Christina Aguilera, Britney Spears, Juicy Couture, Elizabeth Taylor, Lucky Brand, John Varvatos, Alfred Sung, BCBGMAXAZRIA, Geoffrey Beene, Ed Hardy, Jennifer Aniston and Wildfox Couture. The Company regularly renews its trademark registrations in the ordinary course of business.

The Company utilizes certain proprietary and/or patented technologies in the formulation, packaging or manufacture of a number of the Company’s products, including, among others, Revlon ColorStay cosmetics, Revlon PhotoReady makeup, Revlon Age Defying cosmetics, Almay Smart Shade makeup, Almay Intense i-Color eye makeup, Revlon ColorSilk hair color, Prevage skin care line, Mitchum anti-perspirant deodorants, CND Shellac nail color systems and CND Vinylux nail polishes. The Company considers its proprietary technology and patent protection to be important to its business.

The Company files patents in the ordinary course of business on certain of the Company’s new technologies. Utility patents in the U.S. are enforceable for at least 20 years and international patents are enforceable for 20 years. The patents that the Company currently has in place expire at various times between 2016 and 2033 and the Company expects to continue to file patent applications on certain of its technologies in the ordinary course of business in the future.

Government Regulation

The Company is subject to regulation by the Federal Trade Commission (the “FTC”) and the Food and Drug Administration (the “FDA”) in the U.S., as well as various other federal, state, local and foreign regulatory authorities, including those in the European Union (the “EU”), Canada and other countries in which the Company operates. The Company’s Oxford, North Carolina manufacturing facility is registered with the FDA as a drug manufacturing establishment, permitting the manufacture of cosmetics and other beauty-care products that contain over-the-counter drug ingredients, such as sunscreens, anti-perspirant deodorants and anti-dandruff hair-care products. Compliance with federal, state, local and foreign laws and regulations pertaining to the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had, and is not anticipated to have, a material effect on the Company’s capital expenditures, earnings or competitive position. Regulations in the U.S., the EU, Canada and in other countries in which the Company operates that are designed to protect consumers or the environment have an increasing influence on the Company’s product claims, ingredients and packaging. (See “Risk Factors—The Company’s products are subject to federal, state and international regulations that could have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.”)

Industry Segments, Foreign and Domestic Operations

The Company operates in three operating segments: Consumer; Professional; and Other, which operating segments also comprise the Company’s reportable segments. For certain information regarding the Company’s segments and foreign and domestic operations, refer to Note 19, “Segment Data and Related Information,” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus.

Employees

As of June 30, 2016, the Company employed approximately 6,000 people. As of June 30, 2016, approximately 27% of the Company’s employees were covered by collective bargaining agreements. The Company believes that its employee relations are satisfactory.

Properties

The following table sets forth, as of June 30, 2016, the Company’s major manufacturing, research and warehouse/distribution facilities by the segment that each facility primarily operates in, all of which are owned by the Company, except where otherwise noted:

Location	Segment	Use	Approximate Floor Space Sq. Ft.
Oxford, North Carolina	Consumer	Manufacturing, warehousing, distribution and office	1,012,000
Jacksonville, Florida	Professional	Manufacturing, warehousing, distribution and office	725,000
Tarragona, Spain	Professional	Manufacturing, warehousing, distribution and office	300,000
Mississauga, Canada	Consumer	Warehousing, distribution and office (leased)	195,000
Queretaro, Mexico	Professional	Manufacturing, warehousing, distribution and office	128,000
Canberra, Australia	Consumer	Warehousing and distribution	125,000
Edison, New Jersey	Consumer	Research and office (leased)	123,000
Rietfontein, South Africa	Consumer	Warehousing, distribution and office (leased)	120,000
Isando, South Africa	Consumer	Manufacturing, warehousing, distribution and office	94,000
Stone, United Kingdom	Consumer	Warehousing and distribution (leased)	92,000
Bologna, Italy	Professional	Manufacturing, warehousing, distribution and office	80,000

In addition to the facilities described above, the Company owns and leases additional facilities in various areas throughout the world, including the lease of the Company’s executive offices in New York, New York (approximately 91,000 square feet) and in Cornella, Spain (approximately 107,000 square feet). Management considers the Company’s facilities to be well-maintained and satisfactory for the Company’s operations, and believes that the Company’s facilities and third party contractual supplier arrangements provide sufficient capacity for its current and expected production requirements.

Legal Proceedings

The Company is involved in various routine legal proceedings incidental to the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings in the aggregate is not reasonably likely to have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows. However, in light of the uncertainties involved in legal proceedings generally, the ultimate outcome of a particular matter could be material to the Company’s operating results for a particular period depending on, among other things, the size of the loss or the nature of the liability imposed and the level of the Company’s income for that particular period. See Note 19, “Commitments and Contingencies” to the Company’s Audited Consolidated Financial Statements for the year ended December 31, 2015 included elsewhere in this prospectus.

Following the announcement of the execution of the Merger Agreement, five putative shareholder class action lawsuits and a derivative lawsuit have been filed challenging the Merger, all of which have now been consolidated into a Consolidated Amended Class Action Complaint. On June 24, 2016, a putative shareholder class action lawsuit (Parker v. Elizabeth Arden, Inc. et al., Case No. CACE-16-011781) (which we refer to as the “Parker complaint”) was filed in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward

County, Florida against Elizabeth Arden, the members of the board of directors of Elizabeth Arden, Parent, Products Corporation and Acquisition Sub. In general, the Parker complaint alleges that: (i) the members of the board of directors breached their fiduciary duties to Elizabeth Arden shareholders by, among other things, approving the Merger pursuant to an unfair process and at an inadequate and unfair price; and (ii) Elizabeth Arden, Parent, Products Corporation and Acquisition Sub aided and abetted the breaches of fiduciary duty by the members of the board of directors. The plaintiff seeks, among other things, injunctive relief prohibiting consummation of the Merger, compensatory damages, rescissory damages and an award of attorneys’ fees and expenses.

On June 29, 2016, a putative shareholder class action and derivative lawsuit (Christiansen v. Rhône Capital L.L.C. et al., Case No. CACE-16-011746) (which we refer to as the “Christiansen complaint”) was filed in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida against Rhône Capital L.L.C., Nightingale Onshore, Nightingale Offshore, the members of the board of directors of Elizabeth Arden, Parent, Products Corporation and Acquisition Sub. In general, the Christiansen complaint alleges that: (i) the members of the board of directors breached their fiduciary duties to the holders of Elizabeth Arden’s common stock and to the company by, among other things, approving the Merger pursuant to a flawed process that placed the interests of the holders of the Old Elizabeth Arden Preferred Stock ahead of the interests of Elizabeth Arden and the holders of Elizabeth Arden common stock; (ii) Rhône Capital L.L.C., Nightingale Onshore and Nightingale Offshore, an alleged controlling shareholder of Elizabeth Arden, breached its alleged fiduciary duties to the holders of Elizabeth Arden common stock and to Elizabeth Arden by forcing Elizabeth Arden to agree to the unfair terms of the Merger; and (iii) Parent, Products Corporation and Acquisition Sub aided and abetted the breaches of fiduciary duty by the members of the board of directors to the holders of Elizabeth Arden common stock and to Elizabeth Arden. The plaintiff seeks, among other things, injunctive relief prohibiting consummation of the Merger, a declaration that the Merger Agreement was entered into in breach of the fiduciary duties owed to Elizabeth Arden. and holders of Elizabeth Arden. common stock by the members of the board of directors, Rhône Capital L.L.C., Nightingale Onshore and Nightingale Offshore, and an award of attorneys’ fees and expenses.

On July 19, 2016, a putative class action lawsuit (Ross v. Elizabeth Arden, Inc., et al., Case No. CACE-16-013220) (which we refer to as the “Ross complaint”) was filed in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida against Elizabeth Arden, the members of Elizabeth Arden’s board of directors, Revlon, Inc. and Products Corporation. In general the Ross complaint alleges that: (i) the members of Elizabeth Arden’s board of directors breached their fiduciary duties to Elizabeth Arden’s public shareholders by, among other things, approving the Merger pursuant to an allegedly inadequate and unfair sale process and at an allegedly inadequate and unfair price depriving Elizabeth Arden’s public shareholders of the true value of their investment and diverting consideration to themselves; and (ii) Revlon, Inc. and Products Corporation knowingly assisted, and aided and abetted the breaches of fiduciary duty by the members of Elizabeth Arden’s board of directors. The plaintiff seeks, among other things, injunctive relief prohibiting consummation of the Merger, compensatory damages or rescissory damages and an award of attorneys’ fees and expenses.

On July 25, 2016, a lawsuit (Hutson v. Elizabeth Arden, Inc., et al., Case No. CACE-16-013566) (which we refer to as the “Hutson complaint”) was filed in the Seventeenth Judicial Circuit in and for Broward County, Florida against Elizabeth Arden, the members of the board of directors of Elizabeth Arden, Parent, Products Corporation and Acquisition Sub. In general, the Hutson complaint alleges that: (i) the members of Elizabeth Arden’s board of directors breached their fiduciary duties to shareholders with respect to the Merger, by, among other things, approving the Merger pursuant to an unfair process and at an inadequate and unfair price; and (ii) Parent, Products Corporation, and Acquisition Sub aided and abetted the breaches of fiduciary duty by the members of the board. The plaintiff seeks relief similar to that sought in the Parker case.

On July 25, 2016, a lawsuit (Stein v. Rhône Capital L.L.C. et al., Case No. CACE-16-013580) (which we refer to as the “Stein complaint”) was filed in the Seventeenth Judicial Circuit in and for Broward County, Florida against Rhône Capital L.L.C., Nightingale Onshore Holdings L.P., Nightingale Offshore Holdings L.P., the members of the boards of directors of Elizabeth Arden, Parent, Products Corporation and Acquisition Sub. In general, the Stein complaint alleges that (i) the members of the Elizabeth Arden board of directors breached their fiduciary duties to its shareholders with respect to the Merger, by, among other things, approving the Merger pursuant to an unfair process and at an inadequate and unfair price, and (ii) Parent, Products Corporation, and

Acquisition Sub aided and abetted the breaches of fiduciary duty by the members of the board. The Stein complaint also alleges that Rhône Capital L.L.C., Nightingale Onshore Holdings, L.P. and Nightingale Offshore Holdings, L.P. breached alleged fiduciary duties owed by such entities to the holders of Elizabeth Arden common stock and to Elizabeth Arden. The plaintiff seeks relief similar to that sought in the Parker case.

By Order dated August 4, 2016, all five cases were consolidated by the Court. Thereafter, on August 11, 2016 a Consolidated Amended Class Action Complaint was filed, seeking to enjoin Defendants from consummating the merger and/or from soliciting shareholder votes. To the extent that the sale is consummated, the Consolidated Amended Complaint seeks to rescind the merger or recover rescissory or other compensatory damages, along with costs and fees. The grounds for relief set forth in the Consolidated Amended Class Action Complaint in large part track those grounds as asserted in the five individual Complaints previously filed. Class counsel advised that post consummation of the merger they were going to file a Second Consolidated Amended Class Action Complaint, but to date no such complaint has been filed.

The Company believes the allegations contained in the Consolidated Amended Class Action Complaint are without merit and intends to vigorously defend against them.

Additional lawsuits arising out of or relating to the Merger Agreement or the Merger may be filed in the future.

MANAGEMENT

The table below sets forth information regarding the executive officers and the directors of Parent. All ages set forth below are as of September 30, 2016. Messrs. Perelman, Bernikow, Dinh, Garcia and Schwartz are also directors of Products Corporation. Mr. Garcia serves as President and Chief Executive Officer of Parent and Products Corporation.

Name	Age	Position
Ronald O. Perelman	73	Director
Alan S. Bernikow	75	Director
Viet D. Dinh	48	Director
Meyer Feldberg	74	Director
Fabian T. Garcia	56	Director, President and Chief Executive Officer
Robert K. Kretzman	64	Director
Ceci Kurzman	46	Director
Paul M. Meister	63	Director
Tamara Mellon	49	Director
Debra Perelman	43	Director
Paul G. Savas	53	Director
Barry F. Schwartz	67	Director
Cristiana Falcone Sorrell	43	Director
Juan R. Figuereo	60	Executive Vice Present and Chief Financial Officer
Gianni Pieraccioni	57	Executive Vice President and Chief Operating Officer

Directors

Ronald O. Perelman has been Chairman of the Board of Directors of Parent and of Products Corporation, since June 1998 and a Director of Parent and of Products Corporation since their respective formations in 1992. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of MacAndrews & Forbes, a company that acquires and manages a diversified portfolio of private and public companies, and certain of its affiliates since 1980. Mr. Perelman has also served as Chairman of the Board of Directors of Scientific Games Corporation since November 2013. Mr. Perelman has served on the Boards of Directors of the following public reporting companies within the last 5 years: Parent (1992 – present); Products Corporation (1992 – present); Scientific Games (2003 – present) and M & F Worldwide Corp. (1995 – 2011), a holding company which ceased to be a publicly-traded company in December 2011.

Alan S. Bernikow has been a Director of Parent and of Products Corporation since September 2003, and serves as Chairman of Parent’s Audit Committee and Chairman of Parent’s Compensation Committee. From 1998 until his retirement in May 2003, Mr. Bernikow served as the Deputy Chief Executive Officer of Deloitte & Touche LLP. Prior to that, Mr. Bernikow held various senior executive positions at D&T and various of its predecessor companies, which he joined in 1977. Previously, Mr. Bernikow was the National Administrative Partner in Charge for the accounting firm, J.K. Lasser & Company, which he joined in 1966. Mr. Bernikow has served on the Boards of Directors or Trustees of the following public reporting companies within the last 5 years: Parent (2003 – present); Products Corporation (2003 – present); Destination XL Group, Inc. (formerly known as Casual Male Retail Group, Inc.) (2003 – present); Mack-Cali Realty Corporation (2004 – present), for which he also currently serves as Chairman of its audit committee; FCB Financial Holdings, Inc. (2010 – present), for which he also currently serves as Chairman of its audit committee; and certain funds for which UBS Global Asset Management (US) Inc., a wholly owned subsidiary of UBS AG, or one of its affiliates, serves as investment advisor, sub-advisor or manager (2005 – present), and for which he serves as Chairman of its audit committee.

Viet D. Dinh has been a Director of Parent since June 2012 and of Products Corporation since June 2013, including serving as a member of Parent’s Audit Committee since June 2015. Mr. Dinh is the founding partner of Bancroft PLLC, a law and strategic consulting firm which he founded in 2003. Mr. Dinh has served since 2010 as the General Counsel and Corporate Secretary of Strayer Education, Inc., an education services company. Mr. Dinh is a Professional Lecturer in Law and was formerly a tenured Professor of Law at Georgetown University. From 2001 to 2003, Mr. Dinh served as Assistant Attorney General for Legal Policy at the U.S.

Department of Justice. Mr. Dinh has served on the Boards of Directors of the following public reporting companies within the last 5 years: Parent (2012 – present); Products Corporation (2013 – present); Twenty-First Century Fox, Inc. (2013 – present), for which he also serves as Chair of its Nominating and Corporate Governance Committee; LPL Financial Holdings, Inc. (2015 – present), for which he also serves as Chair of its Nominating and Governance Committee; News Corporation (2004 – 2013); and M & F Worldwide Corp. (2007 – 2011) (which ceased to be a publicly-traded company in December 2011).

Meyer Feldberg has been a Director of Parent since February 1997 and serves as a member of Parent’s Audit Committee. Professor Feldberg has been a Senior Advisor with Morgan Stanley since March 2005 and has been the Dean Emeritus and the Professor of Leadership and Ethics at Columbia Business School, since July 2004. Professor Feldberg also serves as an Advisory Director of Welsh, Carson, Anderson & Stowe, a private equity investment firm. He was the Dean of Columbia Business School from July 1989 through June 2004. Professor Feldberg served as the President of NYC Global Partners, an office in the New York City Mayor’s office that manages the relationships between New York City and other cities around the world, from 2007 to 2013. Professor Feldberg has served on the Boards of Directors of the following public reporting companies within the last 5 years: Parent (1997 – present); Macy’s, Inc. (1992 – present); UBS Funds (2001 – present); PRIMEDIA Inc. (1997 – 2011); and Sappi Limited (2002 – 2012).

Fabian T. Garcia has served as Parent’s and Products Corporation’s President and Chief Executive Officer since April 15, 2016. Prior to joining Parent, Mr. Garcia served in senior executive positions at the Colgate-Palmolive Company, including most recently as its Chief Operating Officer, Global Innovation and Growth, Europe/South Pacific & Hill’s Pet Nutrition, a position he held since 2010, with expanded responsibility for Hill’s Pet Nutrition beginning in 2012. From 2007 to 2010, Mr. Garcia was EVP, President, Colgate-Latin America & Global Sustainability. Mr. Garcia joined Colgate in 2003 as President, Colgate-Asia Pacific. Prior to joining Colgate, Mr. Garcia was Senior Vice President of International Operations at the Timberland Company. Mr. Garcia has served on the Boards of Directors of the following public reporting companies within the last 5 years: Parent (April 2016 – present); Products Corporation (April 2016 – present) and Kimberly-Clark Corporation (2011 – present).

Robert K. Kretzman has been a Director of Parent since October 2013, and serves as a member of Parent’s Compensation Committee. Mr. Kretzman retired as Parent’s Executive Vice President on December 31, 2013 following a 25-year career with Parent. Most recently, Mr. Kretzman served as Parent’s and Products Corporation’s Executive Vice President from October 2013 to December 2013 and as Parent’s and Products Corporation’s Executive Vice President and Chief Administrative Officer from November 2010 to September 2013. Formerly, he served as Parent’s and Products Corporation’s General Counsel from January 2000 to March 2011; Chief Legal Officer from December 2003 to November 2010; and Executive Vice President, Human Resources from October 2006 to November 2010. Mr. Kretzman formerly served as Parent’s and Products Corporation’s Secretary from September 1992 to June 2009. Mr. Kretzman served as Parent’s and Products Corporation’s Senior Vice President and General Counsel from January 2000 until December 2003. Prior to becoming General Counsel, Mr. Kretzman served as Senior Vice President and Deputy General Counsel from March 1998 to January 2000; as Vice President and Deputy General Counsel from January 1997 to March 1998; and as Vice President, Law from September 1992 to January 1997. Mr. Kretzman joined Parent in 1988 as Senior Counsel responsible for mergers and acquisitions. Mr. Kretzman also served as Parent’s Corporate Compliance Officer from January 2000 through March 2012. Mr. Kretzman is currently a member of the board of directors for several non-profit organizations that provide charitable services to his local community. Mr. Kretzman has served on the Board of Directors of the following public reporting company within the last 5 years: Parent (2013 – present).

Ceci Kurzman has been a Director of Parent since February 2013, and serves as a member of Parent’s Compensation Committee. Ms. Kurzman serves as President of Nexus Management Group, Inc., a talent representation and consulting group which she founded in 2004. Prior to founding Nexus Management, Ms. Kurzman joined Epic/Sony Music in 1997 as Vice President of Worldwide Marketing and held positions of increasing responsibility there until 2004. From 1992 to 1997, Ms. Kurzman held positions of increasing responsibility at Arista Records, including serving as Director of Artist Development. Ms. Kurzman has served on the Board of Directors of the following public reporting company within the last 5 years: Parent (2013 – present).

Paul M. Meister has been a Director of Parent since June 2016 and has served as President of MacAndrews & Forbes since 2014. He is also Co-Founder, and since 2008, Chief Executive Officer, of Liberty Lane Partners, a private investment company with investments in healthcare, technology and distribution-related industries, and Co-Founder and, since 2007, Vice Chair, at Perspecta Trust, a trust company that provides trust and investment services. From 2010 to 2014, Mr. Meister served as Chairman, and from 2011 to 2014 also as Chief Executive Officer, of inVentiv Health, a leading provider of commercial, consulting and clinical research services to the pharmaceutical and biotech industries. Until 2007, he was Chairman of the Board of Thermo Fisher Scientific Inc., a provider of products and services to businesses and institutions in the field of science, which was formed by the merger of Fisher Scientific International Inc. and Thermo Electron Corporation in November 2006. Mr. Meister was Vice Chairman of Fisher Scientific International, Inc. from 2001 to 2006 and served as its Chief Financial Officer from 1991 to 2001. Mr. Meister is a member of the Board of Directors of LKQ Corporation, Inc., a leading distributor of vehicle products; Scientific Games Corporation, which provides customized, end-to-end solutions to the gaming industry; Quanterix Corporation, a developer of ground-breaking tools in high definition diagnostics; vTv Therapeutics Inc., a clinical stage biopharmaceutical company focusing on treatments for Alzheimer’s and diabetes; and inVentiv Health. During the last 5 years, he has also served as a member of the Board of Directors of M & F Worldwide Corp., a holding company that holds various businesses that is controlled by affiliates of MacAndrews & Forbes (which ceased to be a publicly-traded company in December 2011). Mr. Meister is Co-Chair of the University of Michigan’s Life Sciences Institute External Advisory Board and serves on the Executive Advisory Board of the Chemistry of Life Processes Institute at Northwestern University.

Tamara Mellon has been a Director of Parent since August 2008. Ms. Mellon has served as the President of TMellon Enterprises LLC since 2011. In 1996, Ms. Mellon founded and until November 2011 served in a senior executive capacity with J. Choo Limited, a manufacturer and international retailer of women’s shoes and accessories based in London, England, including serving most recently as its Chief Creative Officer. Prior to that, Ms. Mellon served as accessories editor for British Vogue magazine, since 1990, and previously held positions at Mirabella magazine and Phyllis Walters Public Relations. Ms. Mellon also serves on the Board of Directors and on the Creative Advisory Board of The H Company Holdings, LLC, a privately held holding company which owns and manages the Halston fashion design company. Ms. Mellon has served on the Board of Directors of the following public reporting company within the last 5 years: Parent (2008 – present).

Debra Perelman has been a Director of Parent since June 2015. Ms. Perelman has been Executive Vice President, Strategy and New Business Development, of MacAndrews & Forbes since 2014. Ms. Perelman joined MacAndrews & Forbes in 2004 as Vice President and served as a Senior Vice President from 2008 to 2014. Prior to joining MacAndrews & Forbes, Ms. Perelman held various positions at Parent in corporate finance and brand marketing. Ms. Perelman also serves as a founding member and Vice Chairman of the Child Mind Institute, an Advisory Board member for the Social Enterprise Program at Columbia Business School, as a trustee of the NYU Langone Medical Center and as a trustee of the Children’s Museum of the Arts. Ms. Perelman is the daughter of Parent’s Chairman of the Board. Ms. Perelman has served on the Boards of Directors of the following public reporting companies within the last 5 years: Parent (2015 – present) and Scientific Games (2014 – 2015).

Paul G. Savas has been a Director of Parent since June 2016 and has been Executive Vice President and Chief Financial Officer of MacAndrews & Forbes since 2007. Mr. Savas has also served as Executive Vice President and Chief Financial Officer of M&F Worldwide Corp. since 2006. Mr. Savas previously served as Director of Corporate Finance, and in various positions of increasing responsibility, at MacAndrews & Forbes since 1994. Mr. Savas has served on the Boards of the following public reporting companies within the last 5 years: vTv Therapeutics Inc. (2015 – present); Harland Clarke Holdings Corp. (2006 – present) and SIGA Technologies, Inc. (2004 – present).

Barry F. Schwartz has been a Director of Parent since November 2007 and a Director of Products Corporation since March 2004. Mr. Schwartz has served as Executive Vice Chairman of MacAndrews & Forbes since October 2007. Mr. Schwartz served as Senior Vice President of MacAndrews & Forbes from 1989 to 1993 and as Executive Vice President and General Counsel of MacAndrews & Forbes and various of its affiliates from 1993 to 2007. Mr. Schwartz serves as a Trustee of the City University of New York, served as Chairman of the Board of Trustees of Kenyon College and continues as a member of the Board, served as a member of the Board of Visitors of the Georgetown University Law Center until October 2015; a member of the Board of Trustees of the NYU Langone Medical Center; and a member of the Board of Directors of each of the following civic organizations: Jazz at Lincoln Center, New York City Center and Human Rights First. Mr. Schwartz has served on the Boards of Directors of the following public reporting companies within the last 5 years: Parent (2007 – present); Products Corporation (2004 – present); Scientific Games (2003 – present); Harland Clarke Holdings Corp. (2005 – 2014); and M & F Worldwide Corp. (2008 – 2011) (which ceased to be a publicly-traded company in December 2011).

Cristiana Falcone Sorrell has been a Director of Parent since March 2014. She serves as Senior Advisor to the Chairman at the World Economic Forum, a position she has held since 2009. From 2010 to 2014, Ms. Falcone Sorrell served as Principal Consultant, Office of Outreach and Partnership for the Inter-American Development Bank. Prior to joining the World Economic Forum in 2004, Ms. Falcone Sorrell held positions at the International Labor Organization from 2002 to 2004 and Shell London Ltd. from 2001 to 2002. Ms. Falcone Sorrell has served on the Boards of Directors of the following public reporting companies within the last 5 years: Parent (2014 – present) and Viacom, Inc. (2013 – present).

Executive Officers

The following sets forth certain information regarding our executive officers, each of whom is a member of the Executive Team and each of whom reports directly to the Chief Executive Officer, except as otherwise noted below. Information regarding Fabian T. Garcia, who serves as a director and executive officer of Parent, may be found in the section entitled “Directors.”

Juan R. Figuereo has served as Parent’s Executive Vice President and Chief Financial Officer since April 12, 2016. From October 2012 to October 2015, Mr. Figuereo served as Executive Vice President and Chief Financial Officer of NII Holdings, Inc. NII Holdings, Inc., which filed voluntary petitions seeking relief under Chapter 11 of Title 11 of the U.S. Bankruptcy Code in September 2014 and emerged from such proceedings in June 2015. From 2009 to 2012, Mr. Figuereo served as Executive Vice President and Chief Financial Officer of Newell Rubbermaid Inc., a global marketer of consumer and commercial products. Prior to that, Mr. Figuereo served as Chief Financial Officer of Cott Corporation from 2007 to 2009, Vice President, Mergers and Acquisitions for Walmart International from 2003 to 2007 and various international, finance and general management positions at PepsiCo from 1988 to 2003. Mr. Figuereo is a certified public accountant. Mr. Figuereo has served since June 2011 as a director and as member of the Audit & Risk Management Committee of PVH Corp., a NYSE-listed company. In 2015, Mr. Figuereo became Chairman of PVH’s Audit & Risk Management Committee.

Gianni Pieraccioni has served as Parent’s Executive Vice President and Chief Operating Officer since February 2016. Mr. Pieraccioni previously served as Parent’s Executive Vice President, Global President – Revlon Consumer Division since February 2014. Prior to joining Parent, Mr. Pieraccioni most recently served as Executive Vice President and Chief Commercial Officer for Alitalia, from August 2012 until September 2013. From January 2011 to July 2012, Mr. Pieraccioni served as General Manager - Spirits at Averna Group. From February 2009 to December 2010, Mr. Pieraccioni provided business consulting services to companies in various industries. Prior to that, Mr. Pieraccioni held several general management, marketing and commercial positions of increasing scope and seniority within the consumer and luxury goods industry, including at The Procter & Gamble Company, PepsiCo, Inc., Johnson & Johnson S.p.A., Sector Group Inc. and Binda Group S.p.A.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee does not have any interlocks or insider participation requiring disclosure under the SEC’s executive compensation rules.

Director Independence

Parent is a “controlled company” (i.e., one in which more than 50% of the voting power for the election of directors is held by an individual, a group or another company) within the meaning of New York Stock Exchange (the “NYSE”) rules. Accordingly, Parent is not required to have a majority of independent directors, a nominating and corporate governance committee or a compensation committee (each of which committees, under the NYSE’s rules, would otherwise be required to be comprised entirely of independent directors). Parent currently avails itself of the NYSE’s “controlled-company” exemption from the requirement to have a majority of independent directors and the requirement to have a nominating and corporate governance committee.

The Board has determined that of the director nominees listed in this prospectus, Messrs. Bernikow, Dinh and Feldberg and Mses. Kurzman, Mellon and Falcone Sorrell qualify as independent directors under Section 303A.02 of the NYSE Listed Company Manual (the “NYSE Manual”) and under the Revlon, Inc. Board Guidelines for Assessing Director Independence (the “Independence Guidelines”). The Independence Guidelines are available at www.revloninc.com under the heading Investor Relations - Corporate Governance. If Parent changes the Independence Guidelines in any material respect, Parent expects to provide the public with notice of any such change by publishing an appropriate description of such event on its corporate website, www.revloninc.com, or by other appropriate means as required or permitted under applicable rules of the SEC.

Even though as a “controlled company,” Parent is not required to have a Compensation Committee (which, under NYSE rules, would otherwise be required to be comprised entirely of independent directors), the Board does maintain a Compensation Committee. The Compensation Committee is currently comprised of Messrs. Bernikow (Chairman) and Kretzman and Mses. Kurzman and Perelman. The Board of Directors of Parent has determined that Mr. Bernikow and Ms. Kurzman qualify as independent directors under Section 303A.02 of the NYSE Manual and under the Independence Guidelines. The Board of Directors of Parent has also determined that Messrs. Bernikow and Kretzman and Ms. Kurzman qualify as “non-employee directors” within the meaning of Section 16 of the Exchange Act, and that Mr. Bernikow and Mses. Kurzman and Perelman qualify as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Audit Committee is comprised entirely of independent directors as required under SEC rules and NYSE standards.

THE EXCHANGE OFFER

Terms of the Exchange Offer

We are offering to issue $450 million aggregate principal amount of the exchange notes and related guarantees (collectively, the “exchange notes”), whose issuance is registered under the Securities Act of 1933, in exchange for our existing $450 million aggregate principal amount of initial notes and related guarantees (collectively, the “initial notes”). Unless the context otherwise requires, we refer to the initial notes and the exchange notes, collectively, as the “notes.”

The initial notes were originally issued by the Escrow Issuer pursuant to the indenture. On September 7, 2016, the Escrow Issuer was merged with and into Products Corporation, with Products Corporation being the surviving corporation, whereupon Products Corporation assumed the obligations of the Escrow Issuer under the initial notes and the indenture, and certain of Products Corporation’s subsidiaries guaranteed those obligations. The initial notes were issued and the exchange notes will be issued under the same indenture.

The exchange notes that we propose to issue in this exchange offer will be substantially identical to the form and terms of our initial notes except that, unlike our initial notes, (i) the issuance of the exchange notes is registered under the Securities Act, (ii) the exchange notes will be freely trade able by persons who are not our affiliates, and (iii) the exchange notes are not entitled to the registration rights applicable to the initial notes under the Registration Rights Agreement. In addition, our obligation to pay additional interest on the initial notes due to the failure to consummate the exchange offer by the date specified in the Registration Rights Agreement does not apply to the exchange notes. You should read the description of the exchange notes in the section in this prospectus entitled “Description of Notes.”

Initial notes may be exchanged only for a minimum principal denomination of $2,000 and in integral multiples of $1,000 in excess thereof.

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on             , 2016, (the 21st business day following the date of this prospectus) unless we extend it in our sole discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act.

We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change, including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement (which includes this prospectus) and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for up to an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1)	Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent before 5:00 p.m., New York City time, on the expiration date;
(2)	Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at DTC in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, before 5:00 p.m., New York City time, on the expiration date; or
(3)	Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1)	a member firm of a registered national securities exchange or of the Financial, Industry Regulatory Authority, Inc. (“FINRA”);
(2)	a commercial bank or trust company having an office or correspondent in the United States; or
(3)	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:
(i)	by a registered holder or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at DTC; or
(ii)	for the account of a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal or any bond powers are signed by:

(1)	the registered holder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.
(2)	a participant in DTC: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.
(3)	a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.
(4)	trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

(1)	you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;
(2)	any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder;
(3)	you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution of such exchange notes (within the meaning of the Securities Act) and is not participating in, and does not intend to participate in, the distribution of such exchange notes;
(4)	you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate” (as defined in Rule 405 of the Securities Act) of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;
(5)	if you are not a broker-dealer, you represent that you are not engaged in, and do not intend to engage in, a distribution of exchange notes; and
(6)	if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes that were acquired by you as a result of market-making or other trading activities, you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) meeting the requirements of the Securities Act in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full of our obligations under the Registration Rights Agreement.

To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automated Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

Any financial institution that is a participant in DTC’s systems may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender the initial notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automated Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the initial notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message, or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents, is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis, you may still tender in this exchange offer if:

(1)	you tender through a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act;
(2)	before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal (or facsimile of the letter of transmittal), and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within 3 NYSE trading days after the expiration date, the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and
(3)	the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within 3 NYSE trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at DTC with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the initial notes tendered. This proxy will be considered coupled with an interest in the tendered initial notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these initial notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the initial notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1)	specify the name of the person having tendered the initial notes to be withdrawn;
(2)	identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes;
(3)	be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender;

(4)	specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn; and
(5)	if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1)	there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;
(2)	there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes;
(3)	there is no stop order issued by the SEC which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for the exchange notes under the Trust Indenture Act;
(4)	there is no litigation or threatened litigation which would impair our ability to proceed with this exchange offer; and
(5)	we obtain all governmental approvals that we deem necessary to complete this exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our sole discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1)	refuse to accept and return to their holders any initial notes that have been tendered;
(2)	extend the exchange offer and retain all initial notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders; or
(3)	waive any condition that has not been satisfied and accept all properly tendered initial notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the offering of the initial notes and the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

U.S. Bank National Association, Exchange Agent

By Registered or Certified Mail, Overnight Delivery:
 U.S. Bank National Association
Corporate Trust Services
60 Livingston Avenue
EP-MN-WS2N
St. Paul, MN 55107-2292
Attention: Specialized Finance

For Information Call:
 (800) 934-6802 or go to
www.usbank.com/corp_trust/bondholder_contact.html

By Facsimile Transmission
(for Eligible Institutions only):
 (651) 466-7372
Attention: Specialized Finance
Fax cover sheets should provide a call back phone number and request a call back, upon receipt.

Confirm by Telephone:
 (800) 934-6802

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including reasonable fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1)	certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered;

(2)	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or
(3)	a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

If you do not exchange your initial notes for the exchange notes in the exchange offer, your initial notes will continue to be subject to the provisions of the indenture regarding the transfer and exchange of the initial notes and the restrictions on transfer of the initial notes described in the legend on your certificates. These transfer restrictions are required because the initial notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Therefore, you may not resell your initial notes, offer such notes for resale or otherwise transfer such notes unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell such notes, offer to resell or otherwise transfer such notes under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

•	we determine that the exchange offer is not available or cannot be completed promptly after the expiration date because it would violate any applicable law or applicable interpretations of the staff of the SEC;
•	you notify us within 20 business days of the initial filing of the exchange offer registration statement that you are not eligible to participate in the exchange offer due to applicable law or SEC policy; or
•	you notify us within 20 business days of the exchange offer registration statement that you are a broker-dealer holding initial notes acquired directly from Products Corporation or one of its affiliates (including initial notes that are part of an unsold allotment from the original sale of the initial notes) as a result of market-making or other trading activities.

In the latter two cases, the Registration Rights Agreement requires us to file after completion of the exchange offer both an exchange offer registration statement and a shelf registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act the resale of any initial notes that remain outstanding after completion of this exchange offer.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale, resell or offer to transfer of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF NOTES

The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” For purposes of this section, the term “Issuer” refers to Revlon Consumer Products Corporation (“Products Corporation”), and not to its Subsidiaries or to Products Corporation’s parent company, Revlon, Inc. (“Parent”).

The Issuer will issue the exchange notes offered by this prospectus (together with the related guarantees, the “exchange notes”) under the indenture, dated as of August 4, 2016 , by and among the Issuer, the guarantors party thereto and U.S. Bank National Association, as trustee (the “trustee”) (as amended, modified or supplemented from time to time in accordance with its terms, the “indenture”). This is the same indenture under which the 6.25% Senior Notes due 2024 (together with the related guarantees, the “initial notes”) were issued on August 4, 2016 in a private offering.

In this “Description of Notes,” we refer to the initial notes, the exchange notes and any Additional Notes (as defined herein) as “notes.”

The following summary of certain provisions of the indenture is not complete and is qualified in its entirety by reference to the indenture. We urge you to read the indenture and the notes because they, and not this description, define your rights as holders of the notes. Copies of these agreements are filed as exhibits to Parent’s Current Report on Form 8-K, filed with the SEC on August 5, 2016.

The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The terms of the exchange notes that we are issuing in this exchange offer and the initial notes that are outstanding are identical in all material respects, except:

•	the issuance of the exchange notes will have been registered under the Securities Act; and
•	the exchange notes will not contain certain transfer restrictions and registration rights (including interest rate increases) that relate to the initial notes.

Brief description of the exchange notes

The exchange notes will:

•	be unsecured senior obligations of the Issuer;
•	be effectively subordinated to all existing Secured Indebtedness of the Issuer, including the obligations of the Issuer under the Senior Facilities and future Secured Indebtedness, if any, in each case, to the extent of the value of the assets securing such Indebtedness;
•	be pari passu in right of payment to all existing and future Senior Indebtedness of the Issuer;
•	be senior in right of payment to any future Indebtedness of the Issuer that is specifically subordinated in right of payment to the notes;
•	be effectively subordinated to the Indebtedness and other liabilities of existing and future Subsidiaries of the Issuer that do not guarantee the notes; and
•	be guaranteed on a senior unsecured basis by each Subsidiary Guarantor.

Principal, maturity and interest

On August 4, 2016 (the “Issue Date”), the Escrow Issuer issued $450.0 million of initial notes, which were assumed by the Issuer and guaranteed by the Subsidiary Guarantors on September 7, 2016, the date of the closing of the Issuer’s acquisition of Elizabeth Arden (the “Acquisition”, and, respectively, the “Effective Date”). The notes will be issued in minimum denominations of $2,000 and any greater integral multiple of $1,000.

The notes will mature on August 1, 2024. Interest on the notes will accrue at the rate of 6.25% per annum and will be payable semiannually in cash on February 1 and August 1 of each year, with an initial interest payment on February 1, 2017. The Issuer will make each interest payment on the notes to the Persons who are registered holders of the notes at the close of business on the immediately preceding January 15 and July 15.

Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Initially, the trustee will act as paying agent and registrar for the notes. The Issuer may change any paying agent or registrar without notice to the holders of the notes. The Issuer will pay principal and premium, if any, on the notes at the trustee’s corporate trust office in New York, New York. At the Issuer’s option, interest may be paid at the trustee’s corporate trust office in New York, New York or by check mailed to the registered address of holders of the notes.

Indentures may be used for future issuances

Subject to compliance with the covenant described under the subheading “—Covenants—Limitation on incurrence of additional Indebtedness and issuance of preferred stock,” the Issuer may, following the Effective Date, issue more notes under the indenture on the same terms and conditions as the notes being offered hereby, except for issue date and issue price, in an unlimited aggregate principal amount (the “Additional Notes”); provided, that unless the Additional Notes are fungible with the notes for U.S. federal income tax purposes, the Additional Notes will not be issued under the same CUSIP as the notes. The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this “Description of Notes,” references to the notes include any Additional Notes actually issued.

Redemption

Optional redemption

On and after August 1, 2019 (the “First Call Date”), the Issuer will be entitled, at its option on one or more occasions, to redeem all or any portion of the notes at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on August 1 of the years set forth below, plus, in each case, accrued and unpaid interest to (but not including) the date of redemption, subject to the rights of holders of the notes on the relevant record dates occurring prior to the redemption date to receive interest due on the relevant interest payment date:

Period	Percentage
2019	104.688%
2020	103.125%
2021	101.563%
2022 and thereafter	100.000%

Optional redemption upon equity offering

Prior to the First Call Date, the Issuer may, at its option on one or more occasions, redeem up to 40% of the initially outstanding aggregate principal amount of the notes (which includes Additional Notes, if any) so long as such aggregate principal amount does not exceed the amount of net cash proceeds received by, or contributed to the capital of, the Issuer from one or more Equity Offerings, at a redemption price equal to 106.250% of the principal amount thereof, plus accrued and unpaid interest to (but not including) the date of redemption, subject to the rights of holders of the notes on the relevant record dates occurring prior to the redemption date to receive interest due on the relevant interest payment date; provided, however, that:

(1)	at least 60% of the initially outstanding aggregate principal amount of the notes (which includes Additional Notes, if any) remains outstanding immediately after any such redemption; and
(2)	each such redemption occurs within 120 days after the date of the related Equity Offering(s).

Redemption at make-whole premium. At any time prior to the First Call Date, the Issuer may, at its option, redeem all or any portion of the notes on one or more occasions at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the date of redemption, subject to the rights of holders of the notes on the relevant record dates occurring prior to the redemption date to receive interest due on the relevant interest payment date.

Mandatory redemption. The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and notice

In the event that less than all of the notes are to be redeemed at any time, the trustee will select the notes or portions thereof to be redeemed among the holders of the notes as follows:

(1)	if the notes are listed, in compliance with any applicable requirements of the principal national securities exchange on which the notes are listed; or
(2)	if the notes are not so listed, on a pro rata basis, by lot or by any other method the trustee considers fair and appropriate, unless otherwise required by law or applicable depositary requirements.

The Issuer will redeem notes of $2,000 or less in whole and not in part. Notes in a principal amount in excess of $2,000 may be redeemed in part in multiples of $1,000 only. Notices of redemption will be delivered electronically in PDF format or sent, by first-class mail, postage prepaid, at least 30 days and not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be delivered electronically in PDF format or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount of the note to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder thereof upon cancellation of the original note. On and after any redemption date, interest will cease to accrue on the notes or parts thereof called for redemption as long as the Issuer has deposited with the paying agent funds in satisfaction of the redemption price pursuant to the indenture.

In connection with any redemption of notes (including in any redemption described under “—Optional Redemption”), any such notice or redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including any related Equity Offering or a Change of Control. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed.

Ranking

Senior indebtedness versus notes

The payment of the principal of, premium, if any, and interest on the notes and the payment of any guarantee will rank pari passu in right of payment with all Senior Indebtedness of the Issuer or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Issuer and such Subsidiary Guarantor under the Senior Facilities and the Existing Senior Notes.

Secured indebtedness versus notes

The notes will be effectively subordinated to all existing Secured Indebtedness of the Issuer or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Issuer and such Subsidiary Guarantor under the Senior Facilities, to the extent of the value of the assets securing such Indebtedness.

As of June 30, 2016, after giving pro forma effect to the Transactions, the Issuer and the Subsidiary Guarantors would have had approximately $1,835.0 million of Secured Indebtedness (consisting of $1,800.0 million of Secured Indebtedness under the New Term Facility and $35.0 million of Secured Indebtedness under the New Revolving Credit Facility), and the Issuer would have been able to incur a further $353.0 million of Secured Indebtedness under the Senior Facilities, giving effect to $12.0 million of outstanding letters of credit and assuming $400.0 million committed amount is available under the New Revolving Credit Facility.

Although the indenture contains limitations on the amount of additional Secured Indebtedness that the Issuer and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial. See “—Covenants—Limitation on incurrence of additional Indebtedness and issuance of preferred stock” and “—Covenants—Limitation on Liens.”

Liabilities of Subsidiaries versus notes

Substantially all of the Issuer’s operations are conducted through its Subsidiaries. The Subsidiary Guarantors initially guaranteed the notes and the indenture, and the guarantees of such Subsidiary Guarantors may be released, as described below under “—Guarantees.” Claims of creditors of the Issuer’s Subsidiaries that are not Subsidiary Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries, generally will have priority with respect to the assets and earnings of the non-guarantor Subsidiaries over the claims of the Issuer’s creditors, including holders of the notes. Accordingly, the notes will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of the non-guarantor Subsidiaries.

As of June 30, 2016, after giving pro forma effect to the Transactions, the non-guarantor Subsidiaries would have had approximately $14.7 million of outstanding Indebtedness and preferred stock.

Although the indenture limits the incurrence of Indebtedness and preferred stock of certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the indenture. See “—Covenants—Limitation on incurrence of additional Indebtedness and issuance of preferred stock.”

Guarantees

The Subsidiary Guarantors have jointly and severally guaranteed, on a senior unsecured basis, the Issuer’s performance of its obligations under the notes and the indenture, including the payment of principal with respect to the notes. The Subsidiary Guarantors have guaranteed the Senior Facilities (on a senior secured basis) and the Existing Senior Notes (on a senior unsecured basis).

The obligations of each Subsidiary Guarantor are limited as necessary to prevent such guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a guarantee is entitled to a pro rata contribution from each other Subsidiary Guarantor, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP.

Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Issuer or another Restricted Subsidiary of the Issuer without limitation, or with other Persons upon the terms and conditions set forth in the indenture. See “—Covenants—Merger, consolidation and sale of assets.” In the event that the Capital Stock of a Subsidiary Guarantor is sold or otherwise disposed of, by merger or otherwise, by the Issuer or any of its Subsidiaries to any Person that is not a Subsidiary Guarantor, or if as a result of such sale or disposition the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary, and the sale or disposition is not in violation of the provisions set forth in “—Covenants—Limitation on Asset Sales,” such Subsidiary Guarantor’s guarantee will be released and such Subsidiary Guarantor shall be relieved of all of its obligations and duties under the indenture and the notes. A Subsidiary Guarantor’s guarantee will also be released and such Subsidiary Guarantor will also be released from all obligations and duties under the indenture and the notes as described below under “—Covenants—Limitation on guarantees by Restricted Subsidiaries.”

Change of control

Upon the occurrence of a Change of Control after the Effective Date, each holder will have the right to require that the Issuer repurchase all or a portion (in integral multiples of $1,000; provided that the Issuer will repurchase notes of $2,000 or less in whole and not in part) of such holder’s notes, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase.

Within 30 days following the date upon which any Change of Control shall have occurred, the Issuer will send, electronically or by first class mail, a notice to each holder, with a copy to the trustee, offering to purchase the notes as described above (the “Change of Control Offer”). The notice will state, among other things, the payment date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed (other than as may be required by law).

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (a) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (b) a notice of redemption relating to the redemption of all of the notes has been given pursuant to the indenture as described above under the caption “—Optional Redemption” and, in the event that such redemption is subject to one or more conditions precedent, such conditions have been satisfied or waived. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control or other events, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made. The closing date of any such Change of Control Offer made in advance of a Change of Control may be changed to conform to the actual closing date of the Change of Control, provided that such closing date is not earlier than 30 days nor later than 60 days from the date the Change of Control Offer notice is transmitted as described in the paragraph above. Additionally, the Issuer may, at its option, include in any Change of Control Offer an early tender payment, early consent payment or consent payment, so long as any such payment is in addition to the purchase price set forth in the initial paragraph of this section.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of redemption.

The occurrence of a Change of Control may constitute a default under our Credit Agreements or any other Credit Facility we may enter into from time to time and may constitute a “Change of Control” under the Existing Senior Notes Indenture. Our future Indebtedness may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to purchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a purchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required repurchases. The provisions under the indenture relative to the Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified prior to the occurrence of a Change of Control with the written consent of the holders of a majority in principal amount of the notes.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the indenture by virtue thereof.

Covenants

Set forth below are summaries of certain covenants that are contained in the indenture.

Suspension of covenants on achievement of investment grade status

Following the first day after the Effective Date that:

(a)	the notes have achieved Investment Grade Status; and
(b)	no Default or Event of Default has occurred and is continuing under the indenture,

then, beginning on that day and continuing until the Reversion Date (as defined below), the Issuer and its Restricted Subsidiaries will not be subject to the provisions of the indenture summarized under the following headings (collectively, the “Suspended Covenants”):

•	“—Limitation on Restricted Payments,”
•	“—Limitation on incurrence of additional indebtedness and issuance of preferred stock,”
•	“—Limitation on dividend and other payment restrictions affecting Restricted Subsidiaries,”
•	“—Limitation on transactions with Affiliates,”
•	“—Limitation on Asset Sales,”
•	“—Limitation on guarantees by Restricted Subsidiaries,” and
•	the provisions of clause (2) of the first paragraph of “—Merger, consolidation and sale of assets.”

If at any time (a)(i) the notes cease to have such Investment Grade Status and/or (ii) the Issuer or any of its Affiliates enters into an agreement to effect a transaction and one or more of the Rating Agencies indicate that if consummated, that transaction (alone or together with any related recapitalization or refinancing transactions) would cause that Rating Agency to withdraw its Investment Grade Status for such notes or downgrade the ratings assigned to such notes below an Investment Grade Status or (b) a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated under the indenture as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of such indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of such indenture), unless and until the notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the notes maintain an Investment Grade Status and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under such indenture, such notes or the guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

On the applicable Reversion Date (i) all Indebtedness incurred or Preferred Stock issued during such Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the definition of “Permitted Indebtedness” (ii) after any Reversion Date calculations of the amount available to be made as Restricted Payments under the caption “—Limitation on Restricted Payments” will be calculated as though the covenant described under the caption “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period, (iii) any Affiliate Transaction entered into after the applicable Reversion Date pursuant to an agreement entered into during such Suspension Period shall be deemed to be permitted pursuant to clause (vi) of the second paragraph under the caption of “—Limitation on transactions with Affiliates,” and (iv) for purposes of the covenant described under “—Limitation on dividend and other payment restrictions affecting Restricted Subsidiaries,” all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been entered pursuant to clause (5)(A) of the second paragraph of “—Limitation on dividend and other payment restrictions affecting Restricted Subsidiaries.” No Subsidiary may be designated as an Unrestricted Subsidiary during the Suspension Period, unless such designation would have complied with the covenant described under

“—Limitation on Restricted Payments” as if such covenant were in effect during such period. In addition, during the Suspension Period, the obligation to grant further guarantees will be suspended. Upon the Reversion Date, the obligation to grant guarantees will be reinstated.

The Issuer shall provide an Officers’ Certificate to the trustee indicating the commencement of any Suspension Period or the Reversion Date. The trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Issuer and its Restricted Subsidiaries’ future compliance with their covenants or (iii) notify the holders of the commencement of the Suspension Period or the Reversion Date.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Status.

Limitation on Restricted Payments

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

(a)	declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Issuer or in warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock of the Issuer) on or in respect of shares of the Issuer’s Capital Stock to holders of such Capital Stock,
(b)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer or any warrants, rights or options (other than debt securities or Disqualified Capital Stock) to purchase or acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock, warrants, rights or options for Qualified Capital Stock and/or for warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock,
(c)	make any principal payment on, or purchase, repurchase, defease, redeem or otherwise acquire or retire for value of, any Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor except (i) the payment of principal at the Stated Maturity thereof, (ii) the purchase, repurchase, defeasance, redemption or other acquisition or retirement of any such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or payment at Stated Maturity, in each case due within one year of the date of purchase, repurchase, defeasance, redemption or other acquisition or retirement and (iii) any Indebtedness incurred pursuant to clause (6) of the definition of “Permitted Indebtedness,” or
(d)	make any Restricted Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment, or immediately after giving effect thereto,

(1)	a Default or an Event of Default shall have occurred and be continuing,
(2)	the Issuer is not able to incur at least $1.00 of additional Indebtedness

(other than Permitted Indebtedness) in compliance with the “—Limitation on incurrence of additional Indebtedness and issuance of preferred stock” covenant, or
(3)	the aggregate amount of Restricted Payments made subsequent to the Effective Date (without duplication and excluding Permitted Payments permitted by clauses (2)(a), (3), (4), (5), (6) and (8) through (17) of the definition thereof) shall exceed the sum of $250.0 million, plus:
(w)	50% of the cumulative Consolidated Net Income, or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss, of the Issuer for the period beginning on the first day of the fiscal quarter during which the Effective Date occurred to the last day of the Issuer’s most recent fiscal quarter for which internal financial statements are available, treating such period as a single accounting period, plus
(x)	the sum of (i) 100% of the aggregate net cash proceeds, and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property, received by the Issuer from any person (other than a Subsidiary of the Issuer) from the issuance and sale after the Effective Date and on or prior to the date the Restricted Payment occurs of Qualified Capital Stock, or in respect of warrants, rights or options (other than debt securities or

Disqualified Capital Stock) to acquire Qualified Capital Stock, including Qualified Capital Stock issued upon the conversion of convertible Indebtedness and (ii) 100% of any cash, and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property, capital contribution received by the Issuer from its stockholders after the Issue Date and on or prior to the date the Restricted Payment occurs, plus

(y)	the amount by which Indebtedness of the Issuer or a Restricted Subsidiary is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) after the Effective Date of any Indebtedness of the Issuer or a Restricted Subsidiary convertible or exchangeable for Qualified Capital Stock of the Issuer (less the amount of any cash, or the fair market value, as determined in good faith by the Issuer, of marketable securities or other property, distributed by the Issuer upon such conversion or exchange), plus
(z)	100% of the aggregate net cash proceeds, and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property, received by the Issuer and its Restricted Subsidiaries after the Effective Date in respect of such Restricted Investments as a result of (without duplication with respect to any item below as among such items or any item listed in clause (3) of the next paragraph):
(i)	any sale, liquidation, disposition or repayment of any such Restricted Investments, to the extent of the net proceeds received by the Issuer or a Restricted Subsidiary,
(ii)	dividends, distributions of or with respect to capital, returns of capital or other distributions or repayments of loans or advances to the Issuer or any Restricted Subsidiary or, to the extent that a guarantee issued by the Issuer or a Restricted Subsidiary constitutes a Restricted Investment, the release of such guarantee, or
(iii)	a person becoming a Restricted Subsidiary, to the extent of the Issuer’s portion (proportionate to the Issuer’s equity interest in such person) of the fair market value of the net assets of such person;

provided, that any amount pursuant to this clause (z) shall only be included in the calculation required by clause (3) above to the extent that such amount is not included in the Issuer’s Consolidated Net Income.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit the following payments (“Permitted Payments”):

(1)	the payment of any dividend or distribution or the redemption of any securities within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice by the Issuer of such redemption, if the dividend or distribution would have been permitted on the date of declaration or the redemption would have been permitted on the date of the giving of the formal notice thereof;
(2)	the making of any Restricted Payment, either
(a)	in exchange for shares of Qualified Capital Stock and/or warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, or
(b)	through the application of the net proceeds of a sale for cash (other than to a Subsidiary of the Issuer) of shares of Qualified Capital Stock and/or warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, so long as such net proceeds are applied pursuant to this clause (b) within 180 days of such sale;
(3)	so long as no Default or Event of Default shall have occurred and be continuing, any other Restricted Payment by the Issuer; provided, however, that the aggregate amounts expended pursuant to this clause (3) do not exceed $150.0 million plus, to the extent that any Restricted Payment made pursuant to this clause (3) is in the form of a Restricted Investment, 100% of the aggregate net cash proceeds, and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property, received by the Issuer and its Restricted Subsidiaries after the Issue Date in respect of such Restricted

Investment as a result of (without duplication with respect to any item below as among such items or any item listed in clause (3)(z) of the previous paragraph):

(a)	any sale, liquidation, disposition or repayment of any such Restricted Investments, to the extent of the net proceeds received by the Issuer or a Restricted Subsidiary,
(b)	dividends, distributions of or with respect to capital, returns of capital or other distributions or repayments of loans or advances to the Issuer or any Restricted Subsidiary or, to the extent that a guarantee issued by the Issuer or a Restricted Subsidiary constitutes a Restricted Investment, the release of such guarantee, or
(c)	a Person becoming a Restricted Subsidiary, to the extent of the Issuer’s portion (proportionate to the Issuer’s equity interest in such Person) of the fair market value of the net assets of such Person;

provided, that (i) any amount pursuant to this clause (3) shall only be included in the calculation required by this clause (3) to the extent that such amount is not included in the Issuer’s Consolidated Net Income and (ii) unless and until the Consolidated Net Total Leverage Ratio of the Issuer and its Restricted Subsidiaries is no greater than 5.00 to 1.00 (calculated as of the last day of the fiscal quarter most recently then ended for which internal financial statements are available), any such Restricted Payment pursuant to this clause (3) will not include (whether direct or indirect) any dividend, distribution, repurchase of Capital Stock of the Issuer (or warrants, rights or options to purchase or acquire such Capital Stock) or purchase, repurchase, defeasance, redemption or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor more than 18 months prior to the scheduled maturity date of such Subordinated Indebtedness;

(4)	(a) the Issuer and its Restricted Subsidiaries may make Restricted Payments for repurchase of any Capital Stock of the Issuer or any warrants, rights or options to purchase or acquire shares of any such Capital Stock deemed to occur upon the exercise or vesting of stock options to acquire Qualified Capital Stock, restricted stock units in respect of Qualified Capital Stock or other similar arrangements to acquire Qualified Capital Stock if such repurchased Capital Stock or warrants, rights or options to acquire shares of any such Capital Stock represent a portion of the exercise price thereof and/or applicable withholding taxes, if any, (b) the Issuer and its Restricted Subsidiaries may make Restricted Payments to allow any Parent Company to make noncash repurchases of Capital Stock deemed to occur upon exercise of stock options or similar equity incentive awards, if such Capital Stock represents a portion of the exercise price of such options or similar equity incentive awards, (c) the Issuer and its Restricted Subsidiaries may make Restricted Payments to make, or to allow any Parent Company to make (i) tax payments on behalf of present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of the Issuer, any Parent Company or any Subsidiary in connection with noncash repurchases of Capital Stock pursuant to any equity subscription agreement, stock option or equity incentive award agreement, stockholders’ or members’ agreement or similar agreement, plan or arrangement of the Issuer, any Parent Company or any Subsidiary and (ii) make whole or dividend equivalent payments to holders of vested stock options or other Capital Stock or to holders of stock options or other Capital Stock at or around the time of vesting or exercise of such options or other Capital Stock to reflect dividends previously paid in respect of Capital Stock of the Issuer or any Parent Company;
(5)	so long as no Default or Event of Default shall have occurred and be continuing, Restricted Payments made from time to time in the form of (A) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer, any Parent Company or any Restricted Subsidiary of the Issuer held by any current or former officer, director, consultant, agent or employee of the Issuer or any of its Restricted Subsidiaries or any Parent Company pursuant to any equity subscription agreement, employment agreement, stock option or equity award agreement, stockholders’ agreement or similar agreement or otherwise upon death, disability or termination of employment or directorship of such Person, (B) open-market purchases or repurchases of the Capital Stock of the Issuer or a Parent Company or (C) purchases or repurchases of any other Investment available to highly-compensated employees under any “excess 401-(k) plan” of the Issuer or any of its Restricted Subsidiaries, as applicable, in each case to the extent necessary to permit the Issuer (or such Restricted

Subsidiary, as applicable) to satisfy its obligations under such “excess 401-(k) plan” for highly-compensated employees; provided that the aggregate amount of such Restricted Payments may not exceed $25.0 million in any fiscal year; provided, further, that the Issuer and any of its Restricted Subsidiaries may carry over and make in subsequent fiscal years, in addition to the amounts permitted for such fiscal year, up to $50.0 million of unutilized capacity under this clause (5) attributable to preceding fiscal years; provided, further, that such amount in any fiscal year may be increased by an amount not to exceed the sum of:

(a)	the cash proceeds from the sale of Qualified Capital Stock of the Issuer and, to the extent contributed to the Issuer as common equity capital, the cash proceeds from the sale of Qualified Capital Stock of any of the Issuer’s stockholders, in each case to members of management or directors of the Issuer or any of its Subsidiaries that occurs after the Issue Date to the extent the cash proceeds from the sale of Qualified Capital Stock have not otherwise been applied to the making of Restricted Payments pursuant to clause (3)(x) of the preceding paragraph or clause (2) of this paragraph; plus
(b)	the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date, and provided, further, that cancellation of Indebtedness owing to the Issuer or any of its Restricted Subsidiaries by any member of management of any Parent Company, the Issuer or any of its Subsidiaries in connection with a repurchase of the Capital Stock of the Issuer or any Parent Company will not be deemed to constitute a Restricted Payment;

(6)	so long as no Default or Event of Default shall have occurred and be continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of any Preferred Stock of any Restricted Subsidiary of the Issuer issued on or after the date of the indenture in accordance with the Consolidated Fixed Charge Coverage Ratio test described below under the caption “—Limitation on incurrence of additional Indebtedness and issuance of preferred stock” to the extent that such dividends are included in the definition of Consolidated Fixed Charges;
(7)	Restricted Payments under hedge and warrant option transactions entered into in connection with a Permitted Convertible Notes Offering or any early termination thereof;
(8)	the making of cash payments in satisfaction of the conversion obligation upon conversion of convertible Indebtedness issued in a Permitted Convertible Notes Offering in an aggregate amount since the Issue Date not to exceed the sum of (a) the principal amount of such convertible Indebtedness plus (b) any payments received by the Issuer or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related hedge or warrant option transactions;
(9)	the Issuer may make Restricted Payments to make, or to allow any Parent Company to make, payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person;
(10)	the distribution, as a dividend or otherwise, of Capital Stock of, or Indebtedness owed to the Issuer or any Restricted Subsidiary by, an Unrestricted Subsidiary (other than an Unrestricted Subsidiary the primary assets of which are cash and/or Cash Equivalents);
(11)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “—Limitation on incurrence of additional Indebtedness and issuance of preferred stock” covenant so long as:
(a)	such Refinancing Indebtedness is subordinated to the notes in right of payment at least to the same extent as the Subordinated Indebtedness being so purchased, repurchased, redeemed, defeased, acquired or retired, and
(b)	such Refinancing Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so purchased, repurchased, redeemed, defeased, acquired or retired;

(12)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with provisions similar to the “—Change of Control” covenant or the “—Limitation on Asset Sales” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made any required Change of Control Offer or Net Proceeds Offer, as applicable, as provided in such covenant with respect to the notes and has completed the repurchase or redemption of all notes validly tendered for payment in connection with any such Change of Control Offer or Net Proceeds Offer;
(13)	without duplication, (i) so long as no Default has occurred and is continuing after giving effect to such transactions, amounts paid or property transferred pursuant to the Permitted Transactions and (ii) Restricted Payments to a Parent Company (which may be made through one or more other Parent Companies) to permit such Parent Company to pay (A) franchise and similar taxes and other fees and expenses in connection with the maintenance of such Parent Company’s existence and any such Parent Company’s direct or indirect ownership of the Issuer, (B) so long as the Issuer is a member of a consolidated, combined, unitary or similar group with such Parent Company for U.S. federal, state or local income tax purposes, such Parent Company’s federal, state or local income taxes, as applicable, but only to the extent such income taxes are (x) attributable to the income of the Issuer and its Subsidiaries that are members of such group, determined by taking into account any available net operating loss carryovers or other tax attributes of the Issuer and such Subsidiaries and (y) not covered by Tax Payments; provided, that in each case the amount of such payments with respect to any fiscal year does not exceed the amount that the Issuer and such Subsidiaries would have been required to pay in respect of such income taxes for such fiscal year were the Issuer and such Subsidiaries a consolidated or combined group of which the Issuer was the common parent, (C) customary fees, salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, their current and former officers and employees and members of such Parent Company’s Board of Directors, (D) ordinary course corporate operating expenses and other fees and expenses required to maintain its corporate existence, (E) to pay fees, indemnities and expenses and/or fees and expenses in connection with the Transactions, (F) reasonable fees and expenses incurred in connection with any debt or equity offering by any Parent Company, to the extent the proceeds thereof are (or, in the case of an unsuccessful offering, were intended to be) used for the benefit of the Issuer and its Subsidiaries, whether or not completed and (G) reasonable fees and expenses in connection with compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under a Senior Facility or any other Credit Facility or any loan document related to such Senior Facility or Credit Facility;
(14)	so long as no Default or Event of Default shall have occurred and be continuing, any other Restricted Payment by the Issuer in an aggregate amount not to exceed $40 million in any fiscal year, net of the return of or on capital with respect to any Investments made pursuant to this clause (14); provided, that the Issuer may carry over in subsequent fiscal years, in addition to the amounts permitted for such fiscal year, up to $120.0 million of unutilized capacity under this clause (14) attributable to preceding fiscal years;
(15)	so long as no Default or Event of Default has occurred and is continuing (after giving effect thereto), additional Restricted Payments to a Parent Company or any Affiliate of the Issuer, whether in respect of management fees or otherwise, in an aggregate amount not to exceed the sum of (x) $25.0 million plus (y) $10.0 million for the year ending December 31, 2016 and each calendar year thereafter;
(16)	so long as no Default or Event of Default has occurred and is continuing (after giving effect to such transaction), dividends paid on the Issuer’s common Capital Stock (or the payment of dividends to any Parent Company to fund the payment by such Parent Company of dividends on such entity’s common Capital Stock) of up to 6.0% per annum of the Net Cash Proceeds received by or contributed to the Issuer from any public offering of Capital Stock of the Issuer or such Parent Company after the Effective Date, other than public offerings with respect to Capital Stock of the Issuer or any Parent Company registered on Form S-4 or Form S-8; or
(17)	any other Restricted Payment so long as, immediately after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing and the Consolidated Net Total Leverage Ratio of the Issuer and its Restricted Subsidiaries is not greater than 3.00 to 1.00 on a pro forma basis.

For purposes of determining compliance with this covenant, (1) in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of one or more categories (or subparts thereof) of Permitted Payments or Permitted Investments, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be entitled to classify or re-classify such Restricted Payment (or portion thereof) based on circumstances existing on the date of such reclassification in any manner that complies with this covenant, and such Restricted Payment (or portion thereof) will be treated as having been made pursuant to the first paragraph of this covenant or such clause or clauses (or subparts thereof) in the definition of Permitted Payments or Permitted Investments, and (2) any amounts netted as a return of or on capital against the outstanding amount of any Investment made as a Permitted Payment or as a Permitted Investment shall be excluded from the calculation of Consolidated Net Income for purposes of determining the amount of Restricted Payments that may be made pursuant to the first paragraph of this covenant. Notwithstanding the foregoing, the Issuer may not reclassify any Restricted Payment as being made under clause (17) above if originally made pursuant to one or more of clauses (1) through (17) above or pursuant to clause (3) of the first paragraph of this covenant.

Limitation on incurrence of additional Indebtedness and issuance of preferred stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness other than Permitted Indebtedness and will not permit any Restricted Subsidiaries to issue any Preferred Stock other than Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, the Issuer or any Restricted Subsidiary may incur Indebtedness and any of the Restricted Subsidiaries may issue Preferred Stock if, on the date of the incurrence of such Indebtedness or issuance of such Preferred Stock, after giving effect to the incurrence or issuance thereof, the Consolidated Fixed Charge Coverage Ratio of the Issuer is equal to or greater than 2.0 to 1.0; provided, further, that Restricted Subsidiaries that are not Subsidiary Guarantors may not incur Indebtedness or issue Preferred Stock pursuant to the foregoing proviso if, after giving pro forma effect to such incurrence or issuance and application of proceeds thereof, the aggregate amount of outstanding Indebtedness and Preferred Stock of Restricted Subsidiaries that are not Subsidiary Guarantors incurred pursuant to this paragraph exceeds the greater of (x) $325.0 million and (y) 10.0% of the Issuer’s Total Assets.

For purposes of determining compliance with this “—Limitation on incurrence of additional Indebtedness and issuance of preferred stock” covenant, in the event that an item of Indebtedness or Preferred Stock meets the criteria of more than one of the categories of Permitted Indebtedness described in the definition of “Permitted Indebtedness,” or is entitled to be incurred or issued, as the case may be, pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will be permitted to classify such item of Indebtedness or Preferred Stock on the date of its incurrence or issuance, as the case may be, in any manner that complies with this covenant, or later divide, classify or reclassify (as if Incurred at such later time) all or a portion of such item of Indebtedness or Preferred Stock in any manner that complies with this covenant and such item of Indebtedness or Preferred Stock (or portion thereof, as applicable) will be treated as having been incurred or issued, as the case may be, pursuant to only such clause or clauses or the first paragraph of this covenant. Additionally, Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness. Indebtedness under the Senior Facilities outstanding on the Effective Date will initially be deemed to have been incurred on the Effective Date in reliance on the exception provided by clause (2) of the definition of Permitted Indebtedness and may not later be reclassified prior to the time it is repaid.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing. Provisions similar to those in this paragraph shall apply in determining compliance with “—Covenants—Limitation on Liens.”

For the avoidance of doubt, any Indebtedness incurred to refinance, refund or replace Indebtedness incurred pursuant to any provision in the definition of Permitted Indebtedness that is limited by a percentage of Total Assets or by a multiple of Pro Forma EBITDA may be incurred pursuant to such provision, even if such refinancing, refunding or replacing Indebtedness could not be itself incurred pursuant to such provision at such time.

The indenture provides that the Issuer will not, and will not permit any Subsidiary Guarantor to, directly or indirectly incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the notes or such Subsidiary Guarantor’s guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Subsidiary Guarantor, as the case may be. For the avoidance of doubt, the preceding sentence shall not be deemed to prohibit the incurrence of Secured Indebtedness with payment priority provisions.

The indenture does not, for all purposes, treat (1) unsecured Indebtedness as subordinated or junior in right of payment to Secured Indebtedness because it is unsecured or (2) Senior Indebtedness as subordinated or junior in right of payment to any other Senior Indebtedness because it is secured by Liens ranking junior in priority with respect to the same collateral.

Limitation on transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless:

(1)	the terms of such Affiliate Transaction are not materially less favorable when taken as a whole to the Issuer or such Restricted Subsidiary than terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm’s-length dealings with an unrelated third Person, and
(2)	to the extent that such Affiliate Transaction (other than Indebtedness Incurred as permitted by “—Covenants—Limitation on incurrence of additional Indebtedness and issuance of preferred stock”) is known by the Board of Directors of the Parent or the Issuer to involve an Affiliate of the Issuer, other than any purchase or sale of inventory in the ordinary course of business, involving aggregate payments or other consideration in excess of $50.0 million, such Affiliate Transaction has been approved (and the value of any noncash consideration has been determined) by a majority of the disinterested members of the Board of Directors of the Issuer and the Issuer delivers to the trustee an Officers’ Certificate evidencing such approval (provided that if no member of the Board of Directors of the Parent or the Issuer is disinterested, the Issuer may deliver to the trustee a letter from a nationally recognized investment banking firm stating that the financial terms of such transaction are fair to the Issuer from a financial point of view or meets the requirements of clause (1) above).

The foregoing restrictions shall not prohibit the following:

(i)	any Restricted Payment or Permitted Investment permitted by the indenture;
(ii)	any transaction among the Issuer, any of its Restricted Subsidiaries or any other entity that becomes a Restricted Subsidiary of the Issuer;
(iii)	any transaction between the Issuer or a Restricted Subsidiary of the Issuer and its own employee stock ownership plan and the issuance or transfer of Capital Stock (other than Disqualified Stock) of the Issuer to any Permitted Investor or to any director, manager, officer, employee or consultant of the Issuer, its Restricted Subsidiaries or any Parent Company (or the estates, spouses or former spouses of any of the foregoing);
(iv)	any transaction with an officer, director, manager, employee or consultant of the Issuer, a Parent Company or of any Restricted Subsidiary of the Issuer (including compensation or employee benefit arrangements with any such officer, director, manager, employee or consultant);
(v)	(a) any business or transaction with a Qualified Joint Venture or (b) commercially reasonable transactions between the Issuer or a Restricted Subsidiary of the Issuer and any joint venture in the ordinary course of business that have been determined by the Board of Directors or senior management of the Issuer or Parent to comply with clause (2) of the first paragraph above;
(vi)	any transaction which is a Permitted Transaction;
(vii)	any transaction pursuant to which a Parent Company or any Affiliate of the Issuer will provide the Issuer and its Restricted Subsidiaries at their request and at the cost to such Parent Company or Affiliate with certain allocated services, including services to be purchased from third party providers, such as legal and accounting services, tax, consulting, financial advisory, corporate governance, insurance coverage and other services;
(viii)	payments by the Issuer or a Restricted Subsidiary of the Issuer to a Parent Company or any Affiliate of the Issuer for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Issuer or Parent in good faith;
(ix)	any merger, consolidation or reorganization of the Issuer with an Affiliate of the Issuer solely for the purpose of (a) reorganizing to facilitate a public offering of securities of the Issuer or a Parent Company, (b) forming or collapsing a holding company structure or (c) reincorporating the Issuer in a new jurisdiction;
(x)	transactions in which the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, delivers to the trustee a letter from a nationally recognized investment banking firm stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the first paragraph of this covenant;
(xi)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise are permitted by the terms of the indenture that are fair to the Issuer and the Restricted Subsidiaries of the Issuer, in the good faith determination of the Board of Directors or the senior management of the Issuer or Parent, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
(xii)	the Transactions, including the Acquisition, and the payment of all premiums, fees, expenses and other amounts related to the Transactions (including payments required to be made pursuant to the Merger Agreement);
(xiii)	investments by a Parent Company or any Affiliate of the Issuer in securities of the Issuer or any of its Restricted Subsidiaries, so long as the investment is being offered generally to other investors on the same or more favorable terms;
(xiv)	sales or repurchases of accounts receivable, payment intangibles and related assets or participations therein, in connection with, or any other transactions relating to, any Receivables Facility;

(xv)	any capital contribution otherwise permitted by the indenture or any transaction with an Affiliate in which the consideration paid by the Issuer or any Restricted Subsidiary of the Issuer consists only of Qualified Capital Stock of the Issuer;
(xvi)	transactions between the Issuer or any Restricted Subsidiary of the Issuer and any Person that is an Affiliate of the Issuer or any Restricted Subsidiary solely because a director of such Person is also a director of the Issuer or any Parent Company; provided that such director abstains from voting as a director of the Issuer or any Parent Company, as the case may be, on any matter involving such other Person;
(xvii)	pledges of Capital Stock of any Unrestricted Subsidiary;
(xviii)	joint purchasing arrangements with the Sponsor and Affiliates of the Issuer in the ordinary course of business or otherwise consistent with past practice;
(xix)	transactions with an Affiliate in its capacity as a purchaser or holder of Indebtedness or other securities of the Issuer or any Restricted Subsidiary of the Issuer in which such Affiliate is treated no more favorably than the other purchasers or holders of Indebtedness or other securities of the Issuer or such Restricted Subsidiary (except as otherwise permitted under this covenant);
(xx)	entering into an agreement that provides registration rights to the equity holders of the Issuer or any Parent Company or amending such agreement with stockholders of any Parent Company and the performance of such agreements; and
(xxi)	any transaction, or the performance of any obligations under the terms of any Tax Sharing Agreement in effect on the Effective Date, or any amendments thereto that do not materially increase the Issuer’s or any of its Restricted Subsidiaries’ obligations thereunder.

Limitation on Liens

The Issuer will not, and will not permit any of the Subsidiary Guarantors to, directly or indirectly, create, incur or assume any Lien securing Indebtedness (other than Permitted Liens) upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom; provided, however, that in addition to creating Permitted Liens on their properties or assets, the Issuer and any of the Subsidiary Guarantors may (i) in the case of Liens securing such Subordinated Indebtedness, create any Lien securing Subordinated Indebtedness upon any of their properties or assets (including, but not limited to, any Capital Stock of its Subsidiaries) if the notes are secured by a Lien on such property or assets that is senior in priority to such Liens; or (ii) in all other cases, create any Lien securing Indebtedness upon any of their properties or assets (including, but not limited to, any Capital Stock of its Subsidiaries) if the notes are equally and ratably secured.

For purposes of determining compliance with this covenant, (A) Liens securing Indebtedness and obligations need not be incurred solely by reference to the proviso in the first paragraph of this covenant (the “Equal and Ratable Provision”) or to one category of Permitted Liens (or subparts thereof) but are permitted to be incurred in part under any combination thereof, and (B) in the event that a Lien meets the criteria of the Equal and Ratable Provision or one or more of the categories of Permitted Liens (or subparts thereof), the Issuer shall, in its sole discretion, classify, divide or later reclassify or redivide (as if incurred at such later time) such Liens (or any portions thereof) in any manner that complies with the Equal and Ratable Provision or the definition of Permitted Liens, and such Liens (or portions thereof, as applicable) will be treated as having been incurred pursuant to the Equal and Ratable Provision or such clause, clauses or subparts of the definition of Permitted Liens (and in the case of a subsequent division, classification or reclassification, such Liens shall cease to be divided or classified as it was prior to such subsequent division, classification or reclassification). Liens securing Obligations under the Credit Facilities on the Effective Date shall be deemed incurred pursuant to clause (2)(i) of the definition of Permitted Liens and shall not be reclassified prior to the repayment of the Obligations secured thereby.

To the extent that any Liens are imposed pursuant to the Equal and Ratable Provision, (i) Permitted Liens may be of any priority (including senior in priority) relative to any Liens imposed pursuant to the Equal and Ratable Provision, except where otherwise specified, and (ii) the Issuer and its Restricted Subsidiaries may incur Liens ranking junior in priority to the liens imposed pursuant to the Equal and Ratable Provision (“Junior

Liens”). The trustee shall enter into customary intercreditor arrangements with respect to such Permitted Liens, Junior Liens and Liens imposed pursuant to the Equal and Ratable Provision, if any.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” with respect to any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common equity of the Issuer, the Parent or any other Parent Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in the definition of “Indebtedness.”

For the avoidance of doubt, any Lien securing Indebtedness incurred to refinance, refund or replace Indebtedness secured by a Lien incurred pursuant to any provision in the definition of Permitted Liens that is limited by a percentage of Total Assets or by reference to the Consolidated Net Secured Leverage Ratio may be incurred pursuant to such provision, even if the Lien securing such refinancing, refunding or replacing Indebtedness could not be itself incurred pursuant to such provision at such time.

Limitation on dividend and other payment restrictions affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends or make any other distributions on or in respect of its Capital Stock;
(b)	make loans or advances to or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary of the Issuer; or
(c)	transfer any of its property or assets to the Issuer or any other Restricted Subsidiary of the Issuer, except for such encumbrances or restrictions existing under or by reason of:
(1)	applicable law and agreements with governmental authorities,
(2)	the notes, the indenture or any guarantee thereof,
(3)	(A) customary provisions restricting (1) the subletting or assignment of or under any lease or (2) the transfer of copyrighted or patented materials, (B) provisions in agreements that restrict the assignment or other transfer of such agreements (or property that is the subject thereof) or rights thereunder or (C) provisions of a customary nature contained in the terms of Capital Stock restricting the payment of dividends and the making of distributions on Capital Stock,
(4)	any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than (a) the Person or the properties or assets of the Person so acquired (including the Capital Stock of such Person), or (b) any Restricted Subsidiary having no assets other than (i) the Person or the properties or assets of the Person so acquired (including the Capital Stock of such Person) and (ii) other assets having a fair market value not in excess of $5.0 million, and, in each case, the monetary proceeds thereof,
(5)	any agreement or instrument (A) in effect at or entered into on the Issue Date, (B) governing Secured Indebtedness, including the Senior Facilities, permitted to be incurred pursuant to the covenant described under “—Limitation on incurrence of additional Indebtedness and issuance of preferred stock,” or (C) governing Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor,
(6)	any agreement or instrument governing Indebtedness incurred pursuant to clause (9) or (13) of the definition of Permitted Indebtedness,
(7)	restrictions on the transfer of assets subject to any Lien permitted under the indenture,

(8)	restrictions imposed by any agreement to sell assets not in violation of the indenture to any Person pending the closing of such sale,
(9)	customary rights of first refusal with respect to the Issuer’s and its Restricted Subsidiaries’ interests in their respective Restricted Subsidiaries (other than Wholly Owned Restricted Subsidiaries) and joint ventures,
(10)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business,
(11)	customary provisions in joint venture agreements and other similar agreements, applicable to joint ventures not prohibited hereunder,
(12)	any such encumbrance or restriction consisting of customary non-assignment provisions in leases, contracts and licenses,
(13)	any encumbrance or restriction pursuant to an agreement effecting an Incurrence of Indebtedness otherwise permitted by the indenture that does not materially and adversely affect the Issuer’s ability to make payments due with respect to the notes, as determined in good faith by an Officer of the Issuer, the determination of which shall be evidenced by an Officers’ Certificate,
(14)	the subordination of any Indebtedness owed by the Issuer or any of its Restricted Subsidiaries to the Issuer or any other Restricted Subsidiary to any other Indebtedness of the Issuer or any of its Restricted Subsidiaries,
(15)	an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above or any other agreement evidencing Indebtedness permitted under the indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement or any such other agreement (a) are not less favorable to the Issuer in any material respect as determined by the Issuer in good faith than the provisions of the Indebtedness being refinanced or (b) would not singly or in the aggregate have a materially adverse effect as determined by the Issuer in good faith on the ability of the Issuer to make payments on the notes,
(16)	restrictions created in connection with any Receivables Facility; provided that in the case of Receivables Facilities established after the Issue Date, such restrictions are necessary or advisable, in the good faith determination of the Issuer, to effect such Receivables Facility,
(17)	purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) of the first paragraph under this heading on the property so acquired, and
(18)	restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Issuer or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary.

Merger, consolidation and sale of assets

The Issuer will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any of its Restricted Subsidiaries to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Issuer’s assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)	either (A) the Issuer or a Restricted Subsidiary of the Issuer shall be the surviving or continuing Person or (B) the Person, if other than the Issuer or a Restricted Subsidiary of the Issuer, formed by such consolidation or into which the Issuer is merged, or the Person that acquires by sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Issuer’s assets determined on a consolidated basis for the Issuer and its Restricted Subsidiaries (the “Surviving Entity”), (x) shall be a Person organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture, executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the indenture and any applicable registration rights agreement to be performed or observed on the part of the Issuer;

(2)	immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above, including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction, either (A) the Issuer or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the “—Limitation on incurrence of additional Indebtedness and issuance of preferred stock” covenant or (B) the Consolidated Fixed Charge Coverage Ratio for the Issuer or such Surviving Entity, as the case may be, immediately following such transaction would be equal to or greater than such ratio for the Issuer immediately prior to such transaction;
(3)	immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above, including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction, no Default or Event of Default shall have occurred and be continuing; and
(4)	the Issuer or such Surviving Entity, as the case may be, shall have delivered to the trustee an Officers’ Certificate and an Opinion of Counsel (on which the Trustee may conclusively and exclusively rely), each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, shall comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to the execution of such supplemental indenture have been satisfied.

For purposes of the foregoing, the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Issuer, other than to a Wholly Owned Restricted Subsidiary of the Issuer, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing in which the Issuer is not the continuing Person, the successor Person formed by such consolidation or into which the Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the indenture and the notes with the same effect as if such Surviving Entity had been named as such and the Issuer shall be relieved of all of its obligations and duties under the indenture and the notes.

Each Subsidiary Guarantor, other than any Subsidiary Guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture, will not, and the Issuer will not cause or permit any such Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Issuer or any other Subsidiary Guarantor unless:

(1)	the entity formed by or surviving any such consolidation or merger, if other than such Subsidiary Guarantor, or to which such sale, lease, conveyance or other disposition shall have been made is a Person organized and existing under the laws of the United States or any State thereof or the District of Columbia;
(2)	such entity assumes by supplemental indenture all of the obligations of such Subsidiary Guarantor under the guarantee; and

(3)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Any merger or consolidation of a Subsidiary Guarantor with and into the Issuer, with the Issuer being the Surviving Entity, or into another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary of the Issuer, need not comply with this covenant.

Limitation on Asset Sales

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Issuer or one or more of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of;
(2)	at least 75% of the consideration received by the Issuer or such Restricted Subsidiaries, exclusive of indemnities, as the case may be, from such Asset Sale is cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of (a) any liabilities of the Issuer or any such Restricted Subsidiary, as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet (or in the notes thereto), that are assumed by the transferee of any such assets, (b) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within one year of the time of such disposition, to the extent of the cash or Cash Equivalents received, and (c) any Designated Non-Cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $125.0 million and 4.0% of the Issuer’s Total Assets, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, will be deemed to be cash for the purposes of this clause (2); and
(3)	upon the consummation of an Asset Sale, the Issuer applies directly or through a Restricted Subsidiary of the Issuer, or causes one or more of its Restricted Subsidiaries to apply, an amount equal to the Net Cash Proceeds relating to such Asset Sale within 450 days after receipt thereof, at the option of the Issuer, either (A) to repay any Secured Indebtedness the incurrence of which was permitted by the indenture (and, if the Indebtedness repaid is revolving credit Indebtedness other than that governed by a “borrowing base” calculation, to correspondingly reduce commitments with respect thereto), other than Indebtedness owed to the Issuer or another Restricted Subsidiary, (B) to repay any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, (C) to repay or repurchase Pari passu Indebtedness (provided that the Issuer shall (i) redeem or repurchase at least a pro rata portion of the notes (based on the amount so applied to such repayments or repayments or repurchases of Pari passu Indebtedness), by, at the Issuer’s option, (a) redeeming notes as described above under the caption “—Optional Redemption” or (b) through privately negotiated transactions or open market purchases (to the extent such purchases are a price at or above 100% of the principal amount thereof plus the amount of accrued but unpaid interest, if any, thereon) or (ii) offer to redeem or repurchase at least a pro rata portion of the notes (based on the amount so applied to such repayments or repayments or repurchases of Pari passu Indebtedness) by making an offer (in accordance with the procedures set forth below for a Net Proceeds Offer) to all holders to purchase the notes at a price at or above 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid), (D) to make capital expenditures or to reinvest in Productive Assets (or enter into a binding commitment to reinvest, if such reinvestment is effected within 180 days after the date of such commitment), or (E) a combination of prepayment, reduction and investment permitted by the foregoing clauses (3)(A) through (3)(D);

provided that (i) the 75% limitation referred to above will not apply to any sale, transfer or other disposition of assets in which the cash portion of the consideration received therefor is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the aforementioned 75% limitation, and (ii) with respect to any Asset Sale, the determination of compliance with clauses (1) and (2) above may be made, at the Issuer’s option, on either (x) the date on which such Asset Sale is completed or (y) the date on which a definitive agreement for such Asset Sale is entered into. On the 451st day after an Asset Sale (or the 181st day after the entry into a binding commitment to reinvest) or such earlier date, if any, as the Issuer may select, in its sole discretion (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds that have not been so applied on or before such Net Proceeds Offer Trigger Date as permitted in clause (3) of the preceding sentence (each, a “Net Proceeds Offer Amount”) the Issuer will make an offer to repurchase (the “Net Proceeds Offer”) on a date not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date (or such longer period as may be required by law), from all holders, that amount of notes equal to the aggregate amount of Net Cash Proceeds that have not been so applied on or before such Net Proceeds Offer Trigger Date as permitted in clause (3) of the preceding sentence multiplied by a fraction, the numerator of which is the aggregate principal amount of notes then outstanding and the denominator of which is the sum of the aggregate principal amount of notes and Pari passu Indebtedness then outstanding (the “Pro Rata Amount”), at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued interest to the date of repurchase.

Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $50.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Issuer and its Restricted Subsidiaries aggregates at least $50.0 million, at which time the Issuer will apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer, the first date the aggregate of all such deferred Net Proceeds Offer Amounts is at least $50.0 million being deemed to be a Net Proceeds Offer Trigger Date. To the extent that the aggregate purchase price of notes tendered pursuant to any Net Proceeds Offer is less than the Pro Rata Amount, the Issuer or any Subsidiary Guarantor may use such amount for any purpose not prohibited by the indenture. Upon completion of any Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset to zero.

The Credit Agreements restrict the ability of the Issuer to repurchase the notes, subject to certain exceptions. Accordingly, if required to make a Net Proceeds Offer, the Issuer may need the consent of the lenders under the Credit Agreements. The failure of the Issuer to make a required Net Proceeds Offer and repurchase notes subject thereto would be an Event of Default.

Notwithstanding the first two paragraphs of this covenant, the Issuer and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent:

(1)	at least 50% of the consideration for such Asset Sale constitutes Productive Assets; and
(2)	such Asset Sale is for fair market value; provided that the fair market value of any consideration not constituting Productive Assets received by the Issuer or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph will constitute Net Cash Proceeds subject to the provisions of the first two paragraphs of this covenant.

In the event of the transfer of substantially all, but not all, of the property and assets of the Issuer and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under the “—Merger, consolidation and sale of assets” covenant, the successor corporation will be deemed to have sold the properties and assets of the Issuer and its Restricted Subsidiaries not so transferred for purposes of this covenant, and will comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Issuer or its Restricted Subsidiaries deemed to be sold will be deemed to be Net Cash Proceeds for purposes of this covenant.

Notice of a Net Proceeds Offer will be provided to the holders as shown on the register of holders not less than 30 days nor more than 60 days before the payment date for the Net Proceeds Offer, with a copy to the trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part (in integral multiples of $1,000 principal amount; provided that the Issuer will repurchase notes of $2,000 or less in whole and not in part) at maturity in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net

Proceeds Offer Amount, the trustee will select the notes or portions thereof to be repurchased among the holders of the notes as follows:

(1)	if the notes are listed, in compliance with any applicable requirements of the principal national securities exchange on which the notes are listed; or
(2)	if the notes are not so listed, on a pro rata basis, by lot or by any other method the trustee considers fair and appropriate.

A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

If an offer is made to repurchase the notes pursuant to a Net Proceeds Offer, the Issuer will and will cause its Restricted Subsidiaries to comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

Limitation on guarantees by Restricted Subsidiaries

From and after the Effective Date, the Issuer will not permit any Wholly Owned Domestic Restricted Subsidiary (other than a Subsidiary Guarantor or an Immaterial Subsidiary), directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Issuer, other than:

(1)	Indebtedness incurred in reliance on and in compliance with the first paragraph under the heading “—Limitation on incurrence of additional Indebtedness and issuance of preferred stock,”
(2)	Indebtedness incurred in reliance on clause (12) (to the extent the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold was permitted to be guaranteed by Restricted Subsidiaries that are not Subsidiary Guarantors) of the definition of Permitted Indebtedness,
(3)	Hedge Agreements in reliance on clause (4) of the definition of Permitted Indebtedness, or
(4)	additional Indebtedness incurred in reliance on clause (13) or (14) of the definition of Permitted Indebtedness,
(a)	unless, in any such case, such Restricted Subsidiary has executed and delivered or, within 10 Business Days thereof, executes and delivers a supplemental indenture to the indenture, providing a guarantee of payment of the notes by such Restricted Subsidiary in the form required by the indenture and
(b)	if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated in right of payment to the notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinate Indebtedness is similarly subordinated in right of payment to the guarantee of the notes.

Any guarantee of the notes by a Restricted Subsidiary will provide by its terms that it will be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any holder, upon:

(1)	(a) such Subsidiary Guarantor being released from any and all guarantees of Indebtedness of the Issuer (other than guarantees permitted to be provided by non-Guarantor Restricted Subsidiaries pursuant to the preceding paragraph), and (b) if such Subsidiary Guarantor will remain a Subsidiary of the Issuer, it has no other outstanding Indebtedness other than Indebtedness that could be incurred by a Restricted Subsidiary that is not a Subsidiary Guarantor of the notes on the date of the proposed release of such Subsidiary Guarantor’s guarantee;
(2)	the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such guarantee of the notes was executed and delivered pursuant to the preceding paragraph;
(3)	any designation of such Subsidiary as an Unrestricted Subsidiary in accordance with the provisions set forth under “—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(4)	any sale or other disposition (by merger or otherwise) (i) to any Person that is not a Subsidiary Guarantor (other than an Immaterial Subsidiary), of all of the Capital Stock of, or all or substantially all of the assets of, such Restricted Subsidiary or (ii) of any portion of the Capital Stock of such Restricted Subsidiary that results in such Restricted Subsidiary ceasing to be a Wholly Owned Domestic Restricted Subsidiary of the Issuer; provided, however, that
(a)	such sale or disposition of such Capital Stock or assets is otherwise permitted by the terms of the indenture; and
(b)	such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed;

provided that any Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Subsidiary Guarantor until such time as it ceases to be an Immaterial Subsidiary, within 10 Business Days of which it shall provide a guarantee as contemplated by subparagraph (5)(a) above; and provided, further, that if, at the end of the most recent fiscal year for which internal financial statements are then available, all Immaterial Subsidiaries, in the aggregate, have total assets as of the end of the most recent fiscal year for which internal financial statements are then available in excess of 5.0% of the Issuer’s Total Assets and Total Revenues as of the end of the most recent fiscal year for which internal financial statements are then available in excess of 5.0% of the Issuer’s Total Revenues, one or more of such Subsidiaries shall, within 10 Business Days of such internal financial statements becoming available, provide a guarantee so that in the aggregate the total assets of all Immaterial Subsidiaries that are not Subsidiary Guarantors as of the end of such fiscal year are not in excess of 5.0% of the Issuer’s Total Assets and their Total Revenues as of the end of the most recent fiscal year for which internal financial statements are then available are not in excess of 5.0% of the Issuer’s Total Revenues.

Events of Default

The following events are defined in the indenture as “Events of Default”:

(1)	the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;
(2)	the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, including the failure to make a payment to repurchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer;
(3)	a default in the observance or performance of any other covenant or agreement contained in such indenture which default continues for a period of 60 days after the Issuer receives written notice specifying the default, and demanding that such default be remedied, from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;
(4)	the failure to pay at final maturity, giving effect to any extensions thereof, the principal amount of any Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer that is a Significant Subsidiary, other than intercompany Indebtedness, and such failure continues for a period of 20 days or more, or the acceleration of the final stated maturity of any such Indebtedness, which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Issuer or such Restricted Subsidiary of notice of any such acceleration, if, in either case, the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, in each case with respect to which the 20-day period described above has passed, aggregates $50.0 million or more at any time;
(5)	any final judgment or final judgments for the payment of money in excess (net of amounts covered by third-party insurance with insurance carriers who in the reasonable judgment of the Issuer are creditworthy and who have not disclaimed liability with respect to such judgment or judgments) of $50.0 million is rendered by a court of competent jurisdiction against the Issuer or any Restricted Subsidiary of the Issuer that is a Significant Subsidiary and is not discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect;
(6)	certain events of bankruptcy affecting the Issuer or any Restricted Subsidiary of the Issuer that is a Significant Subsidiary; or

(7)	any of the guarantees ceases to be in full force and effect (except as permitted by the indenture) or any of the guarantees is held in a judicial proceeding to be null and void and unenforceable or any of the guarantees is found to be invalid by a final judgment or order that is not appealable or any of the Subsidiary Guarantors denies its liability under its guarantee, other than by reason of a release of a Subsidiary Guarantor in accordance with the terms of the indenture.

During the continuance of any Event of Default specified in the indenture (other than an Event of Default with respect to bankruptcy proceedings of the Issuer), the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Issuer and the trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same will become immediately due and payable. If an Event of Default with respect to bankruptcy proceedings of the Issuer occurs and is continuing, then such amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

The indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;
(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;
(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;
(4)	if the Issuer has paid the trustee its reasonable compensation and reimbursed the trustee for its reasonable expenses, disbursements and advances; and
(5)	in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee has received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any such notes.

The trustee shall not be deemed to have notice of any Default or Event of Default (other than a payment default) unless a responsible officer of the trustee has received written notice of any event which is in fact such a Default or Event of Default at the Corporate Trust Office of the trustee and such notice references the notes and the indenture.

Defeasance and Discharge

The indenture will cease to be of further effect as to all outstanding notes, except as to (1) rights of registration of transfer, substitution and exchange of notes, (2) rights of holders to receive payments of principal of, premium, if any, and interest on the notes and any other rights of the holders with respect to such amounts, (3) the rights, obligations and immunities of the trustee under the indenture and (4) certain other specified provisions in the indenture (the foregoing exceptions (1) through (4) are collectively referred to as the “Reserved Rights”), if:

(a)	the Issuer irrevocably deposits, or causes to be deposited, with the trustee, in trust for the benefit of the holders pursuant to an irrevocable trust and security agreement (1) U.S. Legal Tender, (2) U.S. Government Obligations or (3) a combination thereof, in an amount sufficient after payment of all federal, state and local taxes or other charges or assessments in respect thereof payable by the trustee, which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the notes, U.S. Legal Tender in an amount which is sufficient to pay the principal of, premium, if any, and interest on the notes then outstanding on the dates on which any such payments are due and payable in accordance with the terms of the indenture and the notes (with the sufficiency of such amount to be based on the advice of a nationally recognized investment banking firm or firm of independent certified public accountants reasonably acceptable to the trustee expressed in a written certification thereof delivered to the trustee if such deposit includes any U.S. Government Obligations); provided, however, that (x) the trustee of the irrevocable trust shall have been irrevocably instructed to pay such money or the proceeds of such U.S. Government Obligations to the trustee; and (y) the trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of said principal, premium (if any) and interest with respect to the notes;

(b)	the Issuer delivers to the trustee an Opinion of Counsel from independent counsel reasonably satisfactory to the trustee or a tax ruling from the Internal Revenue Service to the effect that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and such Opinion of Counsel in the United States must be based on a public or private ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law or regulation; and
(c)	the Issuer delivers to the trustee an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent relating to the satisfaction and discharge of the indenture have been complied with.

In addition, the Issuer may terminate all of its obligations under the indenture, except as to certain of the Reserved Rights, when (1) all outstanding notes theretofore authenticated have been delivered to the trustee for cancellation and the Issuer has paid or caused to be paid all sums payable under the indenture by the Issuer or (2) the Issuer has called for redemption (or has irrevocably instructed the trustee to do so on its behalf) pursuant to the indenture all of the notes, the amounts described in clause (a) above have been deposited as described therein, the conditions in clauses (x) and (y) of the proviso to such clause (a) have been satisfied and the certificate and opinion described in clause (c) above have been delivered. Notwithstanding the foregoing, the Opinions of Counsel required by clauses (b) and (c) above need not be delivered if all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable, (2) will become due and payable on the maturity date within one year or (3) are to be called for redemption within one year. In addition, the Issuer may at its option and at any time elect to terminate its obligations with respect to certain covenants that are set forth in the indenture, some of which are described under “—Covenants” above if the Issuer delivers to the trustee an Opinion of Counsel from counsel reasonably acceptable to the trustee to the effect that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such termination and will be subject to U.S. federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such termination had not occurred.

Modification of the indenture

From time to time, the Issuer and the trustee, without the consent of the holders of the notes, may amend the indenture or the notes for the following reasons:

(1)	to cure any ambiguity, defect or inconsistency;
(2)	to evidence the succession of another Person to the Issuer and the assumption by any such successor of the covenants of the Issuer under the indenture and the notes;
(3)	to provide for the issuance of Additional Notes in accordance with the provisions set forth in the indenture or to provide for uncertificated notes in addition to or in place of certificated notes;
(4)	to comply with any requirements of the SEC in connection with the qualification of the indenture under the TIA;
(5)	to make any change that would provide any additional benefit or rights to the holders or that does not adversely affect the rights of any holder in any material respect;
(6)	to add a Subsidiary Guarantor or an additional obligor under the indenture, or to release a Subsidiary Guarantor from its obligations under the indenture and its guarantee in accordance with the terms of the indenture;
(7)	to conform the text of the indenture, the notes or the guarantees to any provision of the “Description of Notes” section of the final Offering Memorandum relating to the initial notes, dated July 21, 2016, to the extent that such provision in such “Description of Notes” was intended to be verbatim recitation of a provision in the indenture or the notes, as certified to the trustee in an Officers’ Certificate; or

(8)	to secure the notes and the guarantees;

provided that the Issuer has delivered to the trustee an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of the indenture.

Other modifications and amendments of the indenture or the notes may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder of the notes affected thereby, no amendment may:

(1)	reduce the amount of notes whose holders must consent to an amendment;
(2)	reduce the rate of or extend the time for payment of interest, including defaulted interest, on any notes;
(3)	reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption (other than a change to the required notice period), or reduce the redemption price therefor;
(4)	make any notes payable in money other than that stated in the notes;
(5)	make any change in provisions of the indenture protecting the right of each holder of a note to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal of or interest on the notes); or
(6)	adversely affect the ranking of the notes or the guarantees as to contractual right of payment.

Reports

Whether or not required by SEC rules and regulations, so long as any notes are outstanding, the Issuer will furnish to the Trustee within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed or furnished with the SEC on Forms 10-Q and 10-K if the Issuer were required to file or furnish such reports; and
(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuer’s consolidated financial statements by the Issuer’s certified independent accountants. In addition, following the consummation of the Registered Exchange Offer, the Issuer will file or furnish, as applicable, a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations (including Rules 12b-25 and 12h-5 under the Exchange Act) applicable to such reports (unless the SEC will not accept such a filing).

If, at any time after consummation of the Registered Exchange Offer, the Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing (in which case the Issuer shall post such reports on a publicly available portion of its or Parent’s website). The Issuer will not take any action for the purpose of causing the SEC not to accept any such filings.

In addition, the Issuer shall, for so long as any notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, furnish to the holders of notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If at any time the notes are guaranteed by a direct or indirect parent of the Issuer, and such parent has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has filed with the SEC the reports described herein with respect to such parent, as applicable (including any financial information required by Regulation S-X under the Securities Act), the Issuer shall be deemed to be in compliance with the provisions of this covenant. Any information filed with, or furnished to, the SEC shall be deemed to have been made available to the trustee in accordance with this covenant. The subsequent filing or making available of any report required by this covenant shall be deemed automatically to cure any Default or Event of Default resulting from the failure to file or make available such report within the required time frame.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Registered Exchange Offer or the effectiveness of the shelf registration statement contemplated by the Registration Rights Agreement by filing with the SEC the registration statement for such Registered Exchange Offer or the shelf registration statement contemplated by the Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Any subsequent restatement of financial statements shall have no retroactive effect for purposes of calculations previously made pursuant to the covenants contained in the indenture.

Book-Entry, Delivery and Form

The notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, which may change from time to time.

Depository Procedures

The following description of DTC’s operations and procedures is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants. DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to DTC’s procedures and requirements. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Issuer and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the trustee nor any agent of the Issuer or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or
(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuer. Neither the Issuer nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Issuer that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuer nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;
(2)	the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or
(3)	there has occurred and is continuing a Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Same Day Settlement

The Issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Holder of the Global Note. The Issuer will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Governing law

The indenture provides that it, the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The trustee

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of any Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of the Issuer, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee is permitted to engage in other transactions; provided, however, that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

No Personal liability of directors, officers, employees and stockholders

No director, officer, employee, stockholder or incorporator of the Issuer or any Subsidiary Guarantor has any liability for any obligations of the Issuer or any Subsidiary Guarantor under the notes, the guarantees or the indenture or for any claim based on, in respect of or by reason of such obligations of their creation. Each holder by accepting a note waives and releases all such liability. Such waiver and release are part of the consideration of the issuance of the notes.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Issuer or at the time it merges or consolidates with the Issuer or any of its Subsidiaries or is assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Issuer or such acquisition, merger or consolidation.

“Acquisition” means the Issuer’s acquisition of Elizabeth Arden pursuant to the Merger Agreement.

“Acquisition Date” means September 7, 2016.

An “Affiliate” of a Person means a Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; provided, however, that with respect to the Issuer the term Affiliate shall not include the Issuer or any Subsidiary of the Issuer so long as no Affiliate of the Issuer has any direct or indirect interest therein, except through the Issuer or its Subsidiaries. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(a)	1.0% of the principal amount of such note; and
(b)	the excess, if any, of:
(1)	the present value at such redemption date of (i) the redemption price of the note at the First Call Date (such redemption price being set forth in the table appearing above under the caption “—Redemption—Optional Redemption”) plus (ii) all required interest payments due on the note to (but not including) the First Call Date (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(2)	the principal amount of the note.

“Asset Acquisition” means

(a)	an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person pursuant to which such Person becomes a Restricted Subsidiary of the Issuer or any Restricted Subsidiary of the Issuer, or is merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(b)	the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Issuer or any of its Restricted Subsidiaries, to any Person other than the Issuer or a Restricted Subsidiary of the Issuer of:

(a)	any Capital Stock of any Restricted Subsidiary of the Issuer; or
(b)	any other property or assets, other than cash or Cash Equivalents, the foreign equivalent of Cash Equivalents, Investment Grade Securities or Capital Stock of any Unrestricted Subsidiary, of the Issuer or any Restricted Subsidiary of the Issuer other than in the ordinary course of business;

provided, however, that Asset Sales will not include:

(1)	a transaction or series of related transactions for which the Issuer or its Restricted Subsidiaries receive aggregate consideration, exclusive of indemnities, of less than $30.0 million,
(2)	the sale of accounts receivable, payment intangibles and related assets or participations therein,
(3)	(a) the sale, lease, conveyance, disposition or other transfer of assets that are obsolete or worn out, (b) the sale, lease, conveyance, disposition or other transfer of assets no longer used or useful or economically practicable to maintain in the conduct of the business of the Issuer and other Restricted Subsidiaries in the ordinary course (c) sale, lease, conveyance, disposition or other transfer of assets necessary in order to comply with applicable law (including, without limitation, competition law applicable to the Acquisition) or licensure requirements (as determined by the Issuer in good faith) and (d) the sale, lease, conveyance, disposition or other transfer of inventory determined by the Issuer to be no longer used, useful or necessary in the operation of the business of the Issuer and its Restricted Subsidiaries;
(4)	the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries or any Subsidiary Guarantor as permitted under
“—Covenants—Merger, consolidation and sale of assets,”
(5)	sales, transfers or other dispositions of assets resulting from the creation, incurrence or assumption of (but not any foreclosure with respect to) any Lien not prohibited by the provisions described under “—Covenants—Limitation on Liens,”
(6)	sales, transfers or other dispositions of assets in a transaction constituting a Permitted Investment or a Restricted Payment permitted by the provisions described under “—Covenants—Limitation on Restricted Payments,”
(7)	the grant of licenses to third parties in respect of, the abandonment, cancellation or disposition of, or the cross-licensing, pooling, sublicensing or licensing of, or similar arrangements (including disposition of marketing rights) with respect to, intellectual property in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries or otherwise consistent with past practice or not materially disadvantageous to the holders of the notes,
(8)	dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements,
(9)	the settlement or early termination of any hedge or any warrant option transactions,
(10)	to the extent allowable without recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon),
(11)	any transfer of property or assets that is a surrender or waiver of a contract right or a settlement, surrender or release of a contract or tort claim,

(12)	any foreclosure upon any assets of the Issuer or any Restricted Subsidiary of the Issuer in connection with the exercise of remedies by a secured lender pursuant to the terms of Indebtedness otherwise permitted to be incurred under the indenture,
(13)	the sale of the Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary,
(14)	the unwinding of any Hedging Obligation,
(15)	the lease, assignment or sub-lease of any real or personal property or any swap of assets in the ordinary course of business,
(16)	a sale and leaseback transaction that is otherwise permitted by the indenture with respect to any assets made subject to a sale and leaseback transaction within 180 days of the acquisition of such assets,
(17)	a disposition of leasehold improvements or leased assets in connection with the termination of any operating lease,
(18)	the grant of buy-out options or licensees of trademarks and other intellectual property pursuant to license agreements entered into in the ordinary course of business and the sale of such trademarks and other intellectual property to such licensees, and
(19)	any taking under power of eminent domain or by condemnation or similar proceeding of any property or assets of the Issuer or any Restricted Subsidiary.

Notwithstanding the foregoing, the Issuer may voluntarily treat any transaction otherwise exempt from the definition of “Asset Sale” pursuant to clauses (1) through (19) above as an “Asset Sale” by designating such transaction as an Asset Sale for purposes of the indenture in an Officers’ Certificate delivered to the trustee.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof, (b) with respect to a partnership the general partner of which is a corporation, the board of directors of the general partner of the partnership or any committee thereof and (c) with respect to any other Person, the board or committee of such Person (or such Person’s general partner, manager or equivalent) serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to the sum of (a) 85% of the book value of accounts receivables of the Issuer and its Restricted Subsidiaries, plus (b) 90% of the book value of inventory of the Issuer and its Restricted Subsidiaries, in each case in this paragraph, as of the end of the most recent fiscal quarter preceding such date for which internal financial statements are available (calculated on a pro forma basis to give effect to any investment, acquisition, disposition, merger, consolidation and discontinued operations, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or the city in which the corporate trust office of the trustee is located (currently in New York, New York) are authorized or required by law to close.

“Capital Stock” means (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents, however designated, of corporate stock, including each class of common stock and preferred stock of such Person and (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such other Person.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)	marketable direct obligations issued by, or unconditionally guaranteed by, Canada, the United Kingdom, the United States of America, Japan, the European Union or any country with a credit rating from S&P or Moody’s no lower than that of the United States of America or, in each case, issued by any agency thereof and backed by the full faith and credit of such nation, in each case maturing within 18 months from the date of acquisition thereof;

(2)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 18 months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;
(3)	commercial paper and marketable short-term money market and similar securities, in each case, maturing no more than 18 months from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s and preferred stock maturing no more than 18 months from the date of creation thereof and issued by Persons having, at the time of acquisition, a rating of at least A from S&P or at least A2 from Moody’s;
(4)	certificates of deposit or bankers’ acceptances (or, with respect to foreign banks, similar instruments) maturing within 18 months from the date of acquisition thereof issued by any bank organized under the laws of Canada, the United Kingdom or the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;
(5)	Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated at least AA− by S&P or at least Aa3 by Moody’s;
(6)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;
(7)	(x) such local currencies in those countries in which the Issuer and its Restricted Subsidiaries transact business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (6) or otherwise customarily utilized in countries in which the Issuer and its Restricted Subsidiaries operate for short-term cash management purposes; and
(8)	investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (7) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside of the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (8) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses (or reasonably equivalent ratings from comparable foreign rating agencies) and (ii) other short-term investments used by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments reasonably analogous to the foregoing investments described in clauses (1) through (8) above and in this paragraph.

“Cash Management Obligations” means any obligations or other liabilities of the Issuer or any Restricted Subsidiary in respect of any arrangement for treasury, depository, overdraft, cash management services, credit or debitcard or any automated clearing house transfers of funds provided to the Issuer or any Restricted Subsidiary.

“Change of Control” means the occurrence of one or more of the following events:

(1)	any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of the Issuer to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than one or more Permitted Investors (whether or not otherwise in compliance with the provisions of the indenture);
(2)	the approval by the holders of Capital Stock of the Issuer of any plan for the liquidation or dissolution of the Issuer (whether or not otherwise in compliance with the provisions of the indenture); or
(3)	any Person or Group (other than one or more Permitted Investors) shall become the owner, directly or indirectly, beneficially, of shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Capital Stock of the Issuer entitled under ordinary circumstances to elect a majority of the directors of the Issuer; it being understood that if any such Person or Group includes one or more Permitted Investors, shares of Capital Stock of the Issuer directly or indirectly owned by the Permitted Investors that are part of such Person or Group shall not be treated as being owned by such Person or Group for purposes of determining whether this clause (3) is triggered.

Notwithstanding the foregoing: (A) a transaction in which the Issuer or a Parent Company becomes a Subsidiary of another Person (other than a Person that is an individual, such Person that is not an individual, the “New Parent”) shall not constitute a Change of Control under clause (3) of this definition if (a) the equityholders of the Issuer or such Parent Company immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of such New Parent immediately following the consummation of such transaction, substantially in proportion to their holdings of the equity of the Issuer or such Parent Company prior to such transaction or (b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than a Permitted Investor or the New Parent, “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of the Issuer or the New Parent; (B) any holding company whose only significant asset is equity interests of the Issuer or a Parent Company shall not itself be considered a “person” or “group” for purposes of this definition; (C) the transfer of assets between or among the Restricted Subsidiaries or the Issuer shall not itself constitute a Change of Control; (D) the term “Change of Control” shall not include a merger or consolidation of the Issuer (or a Parent Company) with, or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Issuer (or any Parent Company) to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Issuer in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; and (E) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Company Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of March 26, 2004, by and among Parent, the Issuer and certain of its Subsidiaries, as amended or restated from time to time prior to the Effective Date.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of the following amounts of such Person and its Restricted Subsidiaries:

(1)	Consolidated Net Income;
(2)	to the extent included in computing Consolidated Net Income, all taxes based on income (or similar taxes in lieu of income taxes), profits, capital or equivalents, including foreign withholding taxes, of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period, taking into account any Tax Sharing Agreements;
(3)	Consolidated Interest Expense;
(4)	Consolidated Non-Cash Charges;
(5)	charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any agreement in connection with the Transactions or any other acquisition or Investment permitted by the indenture, in each case, to the extent that coverage has not been denied (other than any such denial that is being contested by the Issuer and/or its Restricted Subsidiaries in good faith) and so long as such amounts are actually reimbursed to such Person and its Restricted Subsidiaries in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (5) (and to the extent not so reimbursed within one year, such amount not reimbursed shall be deducted from Consolidated EBITDA); it being understood that such amount may subsequently be included in Consolidated EBITDA in a measurement period to the extent of amounts actually reimbursed);
(6)	earn-out, contingent compensation, deferred purchase price and similar obligations incurred in connection with any acquisition or investment and paid (if not previously accrued) or accrued;

(7)	all management, monitoring, consulting and advisory fees, and due diligence expense and other transaction fees and expenses and related expenses paid (or any accruals related to such fees or related expenses) (including by means of a dividend) during such period;
(8)	all costs and expenses incurred in defending, settling and compromising any pending or threatened litigation, claim, action or legal dispute up to an amount not to exceed $15.0 million in such period;
(9)	costs of surety bonds of such Person and its Restricted Subsidiaries in connection with financing activities;
(10)	costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith; and
(11)	cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to the below for any previous period and not added back.

With respect to each joint venture or minority investee of a Person or any of its Restricted Subsidiaries, for purposes of calculating Consolidated EBITDA, the amount of Consolidated EBITDA (calculated in accordance with this definition) of such joint venture or minority investee and its subsidiaries, as applicable, that shall be counted for such purposes (without duplication of amounts already included in Consolidated Net Income) shall equal the product of (x) the Issuer’s or such Restricted Subsidiary’s direct and/or indirect percentage ownership of such joint venture or minority investee and (y) the Consolidated EBITDA (calculated in accordance with this definition) of such joint venture or minority investee and its subsidiaries.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the most recent four full fiscal quarters (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) for which internal financial statements are available to Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” will be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)	the incurrence or repayment of any Indebtedness or issuance or redemption of Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or issuance or redemption of Preferred Stock (and the application of the proceeds thereof) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities), as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness incurred on such determination date (or any other subsequent date which would otherwise require pro forma effect be given to such incurrence) pursuant to the provisions of the definition of “Permitted Indebtedness” (other than pursuant to clause (7) of such definition); and
(2)	any asset dispositions (including any Asset Sales), Asset Acquisitions, mergers, Investments, operational changes, operating expense reductions, operating improvements, restructurings, cost savings initiatives or similar initiatives or transactions (including resulting from any head count reduction or closure of facilities) (including, without limitation, any such event giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of such event) incurring, assuming or otherwise being liable for Indebtedness) (each, a “Pro Forma Event”), and also including any Consolidated EBITDA (including any reasonably identifiable and reasonably supportable pro forma expense and cost reductions and other operating improvements and synergies (as calculated in good faith by a responsible Officer of the Issuer)) related thereto, as if such Pro Forma Event occurred on the first day of the Four-Quarter Period; provided that (a) such cost savings, operating improvements and synergies are reasonably anticipated to result from such Pro Forma Event, and (b) actions resulting in such operating expense reductions or other operating improvements, synergies or cost savings are reasonably anticipated to have commenced within 18 months. Notwithstanding the foregoing, no such pro forma adjustment to Consolidated EBITDA shall be required in respect of any Pro Forma Event to the extent the aggregate consideration in connection therewith was less than $20.0 million for the reference period (although the Issuer may elect to make such adjustment).

Furthermore, calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(a)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;
(b)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and
(c)	notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations in effect on the Transaction Date, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

Notwithstanding the foregoing, where a pro forma calculation (as described above) is required to be made with respect to a transaction, the Transaction Date for the pro forma calculation relating to such transaction may be, at the election of the Issuer, (i) the time such transaction is completed or implemented or (ii) the time such transaction is approved by the Board of Directors or other appropriate governing authority of the Issuer.

For the avoidance of doubt, the foregoing provisions with respect to pro forma calculations shall apply to any classification or reclassification that occurs pursuant to the covenant under the caption “—Covenants—Limitation on incurrence of additional Indebtedness and issuance of preferred stock.”

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of

(1)	Consolidated Interest Expense, plus
(2)	the product of:
(x)	the amount of all dividend payments (other than dividends paid in Qualified Capital Stock) on any series of Preferred Stock of such Person, if such Person is a Restricted Subsidiary that is not a Subsidiary Guarantor, paid, accrued or scheduled to be paid or accrued during such period times; and
(y)	a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication,

(1)	the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations and capitalized interest (but excluding (a) the amortization or write-off of deferred financing costs, (b) the amortization of original issue discounts (including with respect to convertible instruments and related derivatives), (c) the expensing of bridge, commitment and other financing fees, (d) non-cash interest expense related to the application of purchase accounting, (e) any premiums, fees or other charges incurred in connection with the refinancing, incurrence, purchase or redemption of

Indebtedness (including in connection with the Transactions), and (f) non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations and other derivative instruments, for such period determined on a consolidated basis in accordance with GAAP; and

(2)	the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, less the aggregate of all cash and non-cash interest income of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that, to the extent otherwise included therein, the following shall be excluded therefrom (together with any tax effects of the items excluded, to the extent they otherwise affect such net income (or loss)):

(a)	gains or losses from dispositions of assets (including Asset Sales) outside the ordinary course of business or abandonments or reserves relating thereto, or the disposition, abandonment or discontinuance of any discontinued operations,
(b)	any extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, restructuring expenses, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, business optimization costs, costs related to entry into new markets, consulting fees, recruiting costs, signing, retention or completion bonuses, expenses or charges related to any issuance of equity interests, Investment, acquisition, disposition, recapitalization or Incurrence, issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful) and unusual legal or settlement costs,
(c)	the net income (or loss) of any Person acquired in a pooling of interests (including any common control acquisition) accrued prior to the date it becomes a Subsidiary of such first Person or is merged or consolidated with it or any Subsidiary,
(d)	solely for the purpose of determining the amount available for Restricted Payments under clause (3)(w) of the first paragraph of “—Covenants—Limitation on Restricted Payments,” the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise, unless such restriction has been legally waived,
(e)	the net loss of any Person, other than a Restricted Subsidiary of the Issuer,
(f)	the net income of any Person, other than a Restricted Subsidiary, in which such Person has an interest, except to the extent of cash dividends or distributions paid to such Person or a Restricted Subsidiary of such Person,
(g)	gains or losses from the termination, retirement or extinguishment of Hedge Agreements or other derivative agreements, Indebtedness or the acquisition of any securities,
(h)	amounts attributable to dividends paid in respect of Qualified Capital Stock to the extent such dividends are paid in shares of Qualified Capital Stock,
(i)	the effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof,
(j)	any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,
(k)	any non-cash cost related to the termination of any employee pension benefit plan,

(l)	any deferred financing costs and original issue discounts amortized or written off, any premiums and prepayment penalties, breakage costs, other related fees, expenses or reserves paid or recorded in connection with the Transactions or any acquisition, disposition, financing, refinancing or repayment, including the expensing of bridge, commitment and other financing costs, and any fees, expenses, charges or change in control payments related to such transactions (including any costs relating to auditing prior periods, any transition-related expenses, and transaction expenses incurred before, on or after the effective date of such transactions and costs and expenses after the effective date of such transactions related to the employment or transition of terminated employees),
(m)	any charges resulting from the application of Accounting Standards Codification Topic 805, “Business Combinations,” Accounting Standards Codification Topic 350, “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15, “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4, “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820, “Fair Value Measurements and Disclosures,”
(n)	the amount of any net loss (and less the amount of any net gain) resulting from Hedging Obligations and the application of Accounting Standards Codification Topic 815, “Derivatives and Hedging,” and any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations and other derivative instruments,
(o)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock, other rights or other equity-based compensation,
(p)	accruals and reserves that are established within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP,
(q)	any net unrealized gain, loss or similar charges (after any offset), including those resulting from the application of Accounting Standards Codification Topic 830, “Foreign Currency Matters,” resulting in such period from currency translation gains or losses including those related to currency measurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk or from exchange rate fluctuations on intercompany balances and balance sheet items) and any other foreign currency translation gains and losses, to the extent such gains or losses are non-cash items or are unrealized,
(r)	any non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,”
(s)	the cumulative effect of a change in accounting principles,
(t)	non-cash charges for deferred tax asset valuation allowances,
(u)	accruals and reserves that are established or adjusted within 12 months after the Effective Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies, and
(v)	to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in net income of such Person in a future period).

“Consolidated Net Leverage Ratio” means as of any date of determination, the ratio of Consolidated Net Total Leverage on such day to Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recent Four-Quarter Period of the Issuer; in each case, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Consolidated Net Secured Leverage” means at any date, (a) the aggregate principal amount of all Indebtedness described under clauses (1), (2) and (3) of the definition of “Indebtedness,” and to the extent related to Indebtedness of the types described in the preceding clauses, clause (6) of the definition of “Indebtedness,” of the Issuer and its Restricted Subsidiaries outstanding on such date pursuant to clauses (2), (3), (7), (9), (10), (13) or (14) of the definition of “Permitted Indebtedness” or the first paragraph of the covenant under the caption, “—Limitation on incurrence of additional Indebtedness and issuance of preferred stock,” or, to the extent related to any of the foregoing, clause (12) of the definition of “Permitted Indebtedness,” that are secured by a Lien (other than Indebtedness under Receivables Facilities), minus (b) the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as at such date, to the extent such cash and Cash Equivalents are not classified as “restricted” (unless so classified solely because of any provision in an agreement governing Indebtedness of the Issuer or its Restricted Subsidiaries).

“Consolidated Net Secured Leverage Ratio” means as of any date of determination, the ratio of Consolidated Net Secured Leverage on such day to Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recent Four-Quarter Period of the Issuer; in each case, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”; provided that, (1) the pro forma calculation shall not give effect to any Liens incurred on the determination date (or any other subsequent date which would otherwise require pro forma effect be given to such incurrence) under one or more categories of Permitted Liens (other than pursuant to clause (2)(i) or (2)(iv) of such definition), and (2) for the avoidance of doubt, the foregoing provisions with respect to pro forma calculations shall apply to any classification or reclassification that occurs pursuant to the covenant under the caption “—Covenants—Limitation on Liens.”

“Consolidated Net Total Leverage” means at any date, (a) aggregate principal amount of all Indebtedness described under clauses (1), (2), (3), 5(ii) and (9) of the definition of “Indebtedness” of the Issuer and its Restricted Subsidiaries outstanding on such date minus (b) the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as at such date, to the extent such cash and Cash Equivalents are not classified as “restricted” (unless so classified solely because of any provision in an agreement governing Indebtedness of the Issuer or its Restricted Subsidiaries).

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Credit Agreements” means the credit agreements governing the Revolving Credit Facility and the Term Facility.

“Credit Facilities” means (i) each of the Credit Agreements, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Issuer to not be included in the definition of “Credit Facility”) and (ii) whether or not any of the Credit Facilities referred to in clause (i) remain outstanding, if designated by the Issuer to be included in the definition of “Credit Facility,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, securitization or receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of the Issuer or such Restricted Subsidiary, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of an optional redemption by the Issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, in each case on or prior to the final maturity date of the notes; excluding any obligations under hedge or warrant agreements entered into in connection with a Permitted Convertible Notes Offering; provided, further, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Issuer or a Subsidiary of the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that is (i) not a Foreign Subsidiary, (ii) not a direct or indirect Subsidiary of a Foreign Subsidiary and (iii) not a Foreign Subsidiary Holding Company.

“Effective Date” means September 7, 2016.

“Elizabeth Arden” means Elizabeth Arden, Inc., a Florida corporation, and its Subsidiaries.

“Equity Offering” means any private or public offering of Qualified Capital Stock of (a) the Issuer or (b) any Parent Company, to the extent contributed to the Issuer as common equity capital or used to purchase Qualified Capital Stock from the Issuer.

“Existing Senior Notes” means the Issuer’s 5.75% senior unsecured notes due 2021 under the Existing Senior Notes Indenture in an aggregate principal amount of $500.0 million, but not any additional notes issued under such indenture.

“Existing Senior Notes Indenture” means that certain indenture, dated February 8, 2013, by and among the Issuer, certain subsidiary guarantors and U.S. Bank National Association, as trustee, as the same may be supplemented from time to time.

“fair market value” or “fair value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Fair market value shall be determined by the Issuer acting reasonably and in good faith.

“Foreign Subsidiary” means (x) any Subsidiary of the Issuer which (i) is organized under the laws of any jurisdiction outside of the United States, (ii) is organized under the laws of Puerto Rico or the U.S. Virgin Islands, (iii) has substantially all its operations outside of the United States, or (iv) has substantially all its operations in Puerto Rico or the U.S. Virgin Islands, (y) any Subsidiary of a Foreign Subsidiary and (z) any foreign branch of a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Subsidiary of the Issuer which is organized under the laws of the United States of America or any State thereof or the District of Columbia, substantially all of the assets of which consist of the Capital Stock (or Capital Stock or Indebtedness) of one or more Foreign Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (“U.S. GAAP”); provided, however, that (i) the Issuer may, upon not less than 60 days’ prior written notice to the trustee, elect that GAAP shall mean IFRS, and the reports provided under “Additional Information” may contain financial statements prepared in accordance with IFRS, to the extent permitted by the rules and regulations of the Commission, rather than U.S. GAAP, (ii) notwithstanding the foregoing, if the Issuer should make such election, it may further elect, in its sole discretion, to continue to utilize U.S. GAAP for the purposes of making all calculations under the indenture that are subject to GAAP, and the notice to the trustee required upon the change to IFRS shall set forth whether or not the Issuer intends to continue to use U.S. GAAP for purposes of making all calculations under the indenture so long as the Issuer provides a reconciliation, in reasonable detail (which reconciliation need not be audited), between such calculations made under IFRS and those made under U.S. GAAP, and (iii) any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with U.S. GAAP. In the event the Issuer elects to change to IFRS for purposes of making calculations under the indenture, references in the indenture to a standard or rule under U.S. GAAP shall be deemed to refer to the most nearly comparable standard or rule under IFRS.

“Hedge Agreement” means any agreement pursuant to which any Hedging Obligation is or was created.

“Hedging Obligation” means, with respect to any specified Person, the obligations of such Person under any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Issuer or any Restricted Subsidiary; provided, that no phantom stock, deferred compensation or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent, the Issuer or any of its Subsidiaries shall be a Hedging Obligation.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the date of the election, if any, by the Issuer to change GAAP to mean IFRS; provided that, to the extent that calculations made under the indenture are made under IFRS, IFRS shall not include any provision of such standards that would require a lease that would be classified as an operating lease under U.S. GAAP to be classified as indebtedness or a finance or capital lease (and provisions related to such classification).

“Immaterial Subsidiary” means, as of any date, any Domestic Subsidiary (other than a Domestic Subsidiary that guarantees obligations under the Credit Agreements) whose assets, as of the most recent date for which an internal balance sheet is available, are less than 5.0% of the Issuer’s Total Assets and whose Total Revenues for the most recent fiscal year for which internal financial statements are then available do not exceed 5.0% of the Issuer’s Total Revenues; provided that all Domestic Subsidiaries that do not guarantee the notes by virtue of being Immaterial Subsidiaries, in the aggregate, shall have total assets as of the end of the most recent fiscal year for which internal financial statements are then available not to exceed 5.0% of the Issuer’s Total Assets and Total Revenues as of the end of the most recent fiscal year for which internal financial statements are then available not to exceed 5.0% of the Issuer’s Total Revenues.

“Incur” or “incur” means, with respect to any Indebtedness, to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise with respect to, or otherwise become responsible for payment of such Indebtedness.

“Indebtedness” means with respect to any Person, without duplication,

(1)	the principal amount of all obligations of such Person for borrowed money,
(2)	the principal amount of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(3)	all Capitalized Lease Obligations of such Person,
(4)	all obligations of such Person to pay the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding accounts payable and other current liabilities arising in the ordinary course of business),
(5)	all obligations of such Person for the reimbursement of any obligor on any (i) letter of credit or (ii) banker’s acceptance,
(6)	guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,
(7)	all Indebtedness of any other Person of the type referred to in clauses (1) through (6) above which is secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value at such date of any asset subject to any Lien securing the Indebtedness of others and the amount of the Indebtedness secured,
(8)	all obligations under Hedge Agreements of such Person, and
(9)	all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, (1) the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness is required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value will be determined reasonably and in good faith by the Issuer, and (2) accrual of interest or Preferred Stock dividends, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock and increases in the amount of Indebtedness solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (7) of the first paragraph of this definition will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock or Preferred Stock for purposes of the “—Covenants—Limitation on incurrence of additional indebtedness and issuance of preferred stock” covenant. The amount of Indebtedness of any Person at any date will be the amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above. Notwithstanding the foregoing, no Indebtedness shall result from the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Capital Stock.

“Interest Swap Obligations” means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person for value of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” shall exclude extensions of trade credit by the Issuer and its Subsidiaries on commercially reasonable terms. For the avoidance of doubt, no profit motive shall be required for any Investment. For the purposes of the “—Covenants—Limitation on Restricted Payments” covenant and the definition of “Permitted Investments,”

(1)	“Investment” will include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, and
(2)	the amount of any Investment will be the original cost of such Investment plus the cost of all additional Investments by the Issuer or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents);
(2)	debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;
(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment or distribution; and
(4)	corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investment Grade Status” shall occur when the notes receive both of the following:

(1)	a rating of “BBB−” or higher from S&P; and
(2)	a rating of “Baa3” or higher from Moody’s;

or the equivalent of such rating by either such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means August 4, 2016.

“Joint Venture” means any Person (other than a Subsidiary of the Issuer) engaged in a Related Business with respect to which at least 15% of such Person’s outstanding Capital Stock is owned directly or indirectly by the Issuer.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Mafco” means MacAndrews & Forbes Incorporated and its successors.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 16, 2016, by and among the Parent, the Issuer, RR Transaction Corp. and Elizabeth Arden, Inc., as may be amended from time to time.

“Moody’s” means Moody’s Investor Service, Inc. and its successors or, if at any time Moody’s no longer provides a rating for such obligations, another Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act or any successor thereto.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale, net of:

(a)	all out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);
(b)	the amounts of
(x)	any repayments of debt secured, directly or indirectly, by Liens on the assets that are the subject of such Asset Sale, and
(y)	any repayments of debt associated with such assets that is due by reason of such Asset Sale (i.e., such disposition is permitted by the terms of the instruments evidencing or applicable to such debt, or by the terms of a consent granted thereunder, on the condition the proceeds (or portion thereof) of such disposition be applied to such debt), and other fees, expenses and other expenditures, in each case, reasonably incurred as a consequence of such repayment of debt (whether or not such fees, expenses or expenditures are then due and payable or made, as the case may be);
(c)	any portion of cash proceeds which the Issuer determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Issuer or any of its Restricted Subsidiaries will constitute Net Cash Proceeds on such date;
(d)	all amounts deemed appropriate by the Issuer to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale;
(e)	all foreign, federal, state and local taxes payable (including taxes reasonably estimated to be payable and taking into account any Tax Sharing Agreements) in connection with or as a result of such Asset Sale; and
(f)	with respect to Asset Sales by Restricted Subsidiaries of the Issuer, the portion of such cash payments attributable to Persons holding a minority interest in such Restricted Subsidiary.

Notwithstanding the foregoing, Net Cash Proceeds will not include proceeds received in a foreign jurisdiction from an Asset Sale of an asset located outside the United States to the extent (and only to the extent):

(1)	such proceeds cannot under applicable law be transferred to the United States; or
(2)	such transfer would result (in the good faith determination of the Issuer) in an aggregate tax liability that would be materially greater than if such Asset Sale occurred in the United States;

provided that to the extent that any of such proceeds may lawfully be, in the case of clause (1), or are, in the case of clause (2), transferred to the United States, such proceeds (net of any costs associated with the repatriation of funds from the applicable foreign jurisdiction) will be deemed to be cash payments that are subject to the terms of this definition of Net Cash Proceeds.

“Obligations” means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer, the President, any Vice President, the Chief Financial Officer, the Controller, the Treasurer, the Secretary or any Assistant Vice President or Assistant Secretary of such Person.

“Officers’ Certificate” of any Person means a certificate signed by any two Officers of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the trustee. The counsel may be an employee of or counsel to the Issuer (or a Parent Company or one of the Issuer’s Subsidiaries or the trustee), which opinion may be subject to customary qualifications, exclusions and assumptions.

“Parent Company” means any direct or indirect parent of the Issuer.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or a Subsidiary Guarantor ranking pari passu in right of payment with the notes or a guarantee of the notes, as the case may be, that the obligor thereon is required to offer to repurchase or repay on a permanent basis in connection with an Asset Sale.

“Permitted Affiliate” means any individual that is a director or officer of the Issuer, of a Parent Company, of a Restricted Subsidiary of the Issuer or of a Qualified Joint Venture; provided, however, that such individual is not also a director or officer of Mafco or any Person that controls Mafco.

“Permitted Convertible Notes Offering” means any offering by the Issuer or any of the Subsidiary Guarantors after the Issue Date of unsecured convertible notes or debentures (including by means of being a co-obligor or guarantor of convertible notes or debentures issued by Parent); provided that such notes or debentures or guarantees are permitted to be Incurred pursuant to the covenant described under “—Covenants—Limitation on incurrence of additional Indebtedness and issuance of preferred stock.”

“Permitted Indebtedness” means, without duplication,

(1)	(a) the initial notes (other than Additional Notes) and the guarantees thereof and the exchange notes and guarantees thereof and (b) the Existing Senior Notes and guarantees thereof,
(2)	Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer (a) under any Credit Facility in an aggregate principal amount not to exceed the greater of (i) $450.0 million and (ii) the Borrowing Base, and (b) under any Credit Facility in an aggregate principal amount not to exceed the greater of (i) $1,800.0 million plus the greater of (x) $450.0 million and (y) 0.90 times Pro Forma EBITDA and (ii) an amount as would not cause the Indebtedness incurred pursuant to this clause (b) to exceed 3.50 times Pro Forma EBITDA,
(3)	Indebtedness (other than Indebtedness contemplated by clauses (1) and (2) of this definition) of the Issuer and its Subsidiaries outstanding on the Issue Date and of Elizabeth Arden outstanding on the Effective Date,
(4)	Indebtedness of the Issuer and its Restricted Subsidiaries pursuant to any Hedge Agreement,
(5)	Indebtedness of the Issuer or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Issuer or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid,
(6)	intercompany Indebtedness owed by the Issuer to any Restricted Subsidiary of the Issuer or by any Restricted Subsidiary of the Issuer to the Issuer or any other Restricted Subsidiary of the Issuer for so long as such Indebtedness is held by the Issuer or a Restricted Subsidiary of the Issuer, in each case, subject to no Lien held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; provided, however, that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the notes; and provided, further that if, as of any date any Person other than the Issuer or a Restricted Subsidiary of the Issuer owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date will be deemed the date of incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness under this clause (6),
(7)	Indebtedness (i) of the Issuer or any Restricted Subsidiary of the Issuer incurred to finance an acquisition and (ii) Acquired Indebtedness; provided, however, that after giving effect to such acquisition and the incurrence of such Indebtedness, either:

(A)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the heading “—Limitation on incurrence of additional indebtedness and issuance of preferred stock”; or
(B)	the Consolidated Fixed Charge Coverage Ratio of the Issuer would be greater than immediately prior to such acquisition,
(8)	(A) guarantees by Restricted Subsidiaries of the Issuer permitted by the covenant under the caption, “—Covenants—Limitation on guarantees by Restricted Subsidiaries” or guarantees by Restricted Subsidiaries of Indebtedness of other Restricted Subsidiaries to the extent that such Indebtedness is otherwise permitted under the indenture and (B) guarantees by the Issuer of the Issuer’s Wholly Owned Restricted Subsidiaries’ Indebtedness; provided that such Indebtedness is permitted to be incurred under the indenture,
(9)	Indebtedness (including Capitalized Lease Obligations) of the Issuer or any Restricted Subsidiary of the Issuer to finance or reimburse the cost of the acquisition, development, construction, purchase, lease, repair, addition or improvement of property (real or personal), equipment or other assets used or useful in a Related Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (including Indebtedness Incurred to Refinance such Indebtedness), in an amount, measured on the date of Incurrence thereof which, when taken together with all other Indebtedness Incurred pursuant to this clause (9) and then outstanding and any Refinancing Indebtedness in respect thereof, does not exceed the sum of (A) the greater of (x) 10% of the Issuer’s Total Assets at the time of such Incurrence and (y) 10% of the Issuer’s Total Assets as of the Effective Date, plus (B) $7.5 million, plus for each period of twelve consecutive months elapsed after December 31, 2009 an additional $7.5 million,
(10)	Indebtedness (other than Indebtedness described in clause (2) above), of the Issuer or any Restricted Subsidiary of the Issuer, including Refinancing Indebtedness Incurred with respect thereto, in respect of the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit for the account of the Issuer or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed the excess of (i) $200.0 million over (ii) the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit Incurred under a Credit Facility pursuant to clause (2) above,
(11)	(x) Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit or reimbursement-type obligations in respect of workers’ compensation claims, or other Indebtedness with respect to self-insurance obligations and bankers’ acceptances in the ordinary course of business; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence, and (y) Indebtedness of the Issuer or any of its Restricted Subsidiaries in respect of workers’ compensation claims, guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, VAT, duty, tariff, appeal and surety bonds, completion guarantees, and other obligations of a similar nature, in each case in the ordinary course of business,
(12)	any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness incurred in accordance with the “—Covenants—Limitation on incurrence of additional Indebtedness and issuance of preferred stock” covenant (other than pursuant to clause (2), (6), (9), (10), (11), (13), (14), (15), (16), (17) or (23) of this definition), including any additional Indebtedness incurred to pay accrued interest, fees, underwriting discounts, premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof or premiums (including consent payments and early tender payments) paid in connection with a tender offer for such Indebtedness and other costs and expenses incurred in connection therewith (collectively, “Refinancing Indebtedness”) prior to or at its respective maturity; provided, however, that (i) any such event does not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except (A) as provided above in this definition or (B) otherwise permitted to be incurred under the indenture) of the Issuer and its Restricted Subsidiaries and (2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold and (ii) if the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold was subordinated in right of payment to the notes or the guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly subordinated in right of payment, to the notes or the guarantees, as the case may be, at least to the same extent as the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold,

(13)	additional Indebtedness of the Issuer or any Restricted Subsidiary (including Indebtedness Incurred to Refinance such Indebtedness) in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (13) and outstanding on the date of such Incurrence (which amount may, but need not, be incurred in whole or in part under the Credit Facilities), does not exceed the greater of $300.0 million and 9.0% of the Issuer’s Total Assets,
(14)	Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit,
(15)	the guarantee of Indebtedness of Joint Ventures to the extent permitted by clause (6) of the definition of Permitted Investments in an aggregate principal amount which, when taken together with all other Indebtedness Incurred and outstanding on the date of such Incurrence pursuant to this clause (15) and any Indebtedness Incurred in respect of Indebtedness of Joint Ventures Refinancing such Indebtedness, does not exceed the greater of $150.0 million and 5.0% of the Issuer’s Total Assets,
(16)	the issuance by any of the Issuer’s Restricted Subsidiaries of shares of Preferred Stock to the Issuer or to any Wholly Owned Restricted Subsidiary of the Issuer; provided, however, that:
(a)	any subsequent issuance or transfer of Capital Stock that results in any such Preferred Stock being held by a Person other than the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer; and
(b)	any sale or other transfer of any such Preferred Stock to a Person that is not either the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (16),
(17)	Indebtedness of Foreign Subsidiaries (including Indebtedness Incurred to Refinance such Indebtedness) in an aggregate principal amount which, when taken together with all other Indebtedness Incurred and outstanding on the date of such Incurrence pursuant to this clause (17), does not exceed the greater of $250.0 million and 8.0% of the Issuer’s Total Assets,
(18)	Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting, deferred purchase price, purchase price adjustment or other similar arrangements and other contingent obligations in respect of acquisitions, dispositions or Permitted Investments (both before or after any liability associated therewith becomes fixed), including any such obligations which may exist on the Issue Date as a result of acquisitions consummated prior to the Issue Date, arising from agreements providing for indemnification related to sales, leases or other dispositions of goods or adjustment of purchase price of similar obligations in any case incurred in connection with the acquisition or disposition of any business, assets or Subsidiary of the Issuer,
(19)	Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries consisting of the financing of insurance premiums and, to the extent constituting Indebtedness, pension and retirement liabilities,
(20)	Indebtedness (i) owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries and (ii) in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management services entered into in the ordinary course of business,

(21)	Indebtedness (i) representing deferred compensation or stock-based compensation to employees, officers or directors of the Issuer or any Restricted Subsidiary of the Issuer incurred in the ordinary course of business and (ii) consisting of obligations of the Issuer or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred in connection with any Permitted Investment,
(22)	Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary of the Issuer or joint venture in the ordinary course of business and (ii) Indebtedness of the Issuer or any of its Restricted Subsidiaries of the Issuer to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including in respect of intercompany self-insurance arrangements),
(23)	Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor (including Subordinated Indebtedness Incurred to Refinance such Subordinated Indebtedness), in an aggregate principal amount which, when taken together with all other Indebtedness Incurred and outstanding on such date of Incurrence pursuant to this clause (23), does not exceed $200.0 million at any one time outstanding,
(24)	Qualified Affiliate Debt, and
(25)	Indebtedness in an aggregate principal amount outstanding at any time not to exceed 100% of the net cash proceeds received by the Issuer after the Issue Date from the issue or sale of Capital Stock of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Redeemable Stock or sales of Capital Stock to the Issuer or any of its Subsidiaries) to the extent such net cash proceeds or cash have not been applied to make Permitted Payments or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (2) of the definition thereof).

Additionally, in the case of clauses (2), (9), (10), (13), (15), (17), (23), (24) and (25) of this definition, the aggregate amount of Indebtedness permitted to be incurred under such clause shall be increased by the amount of accrued interest, fees, underwriting discounts, premiums (including consent payments and early tender payments) and other costs and expenses refinanced, paid or incurred in connection with any refinancing of Indebtedness incurred under such clause. To the extent any of the foregoing clauses permit the incurrence of Indebtedness by a Restricted Subsidiary, such Restricted Subsidiary may instead incur an equivalent amount of Preferred Stock, even if such Preferred Stock does not constitute Indebtedness.

“Permitted Investments” means:

(1)	Investments by the Issuer or any Restricted Subsidiary of the Issuer in, or for the benefit of, any Restricted Subsidiary of the Issuer (whether existing on the Issue Date or created thereafter and including Investments in any Person, if after giving effect to such Investment, such Person would be a Restricted Subsidiary of the Issuer or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer) and Investments in, or for the benefit of, the Issuer by any Restricted Subsidiary of the Issuer;
(2)	Investments in cash or Cash Equivalents;
(3)	Investments existing on, or pursuant to legally binding written commitments in existence on, the Effective Date and, in each case, any extensions or renewals thereof, so long as the amount of any Investment made pursuant to this clause (3) is not increased (other than pursuant to such legally binding commitments);
(4)	Investments received in settlement, compromise, resolution or enforcement of (i) obligations of trade creditors or customers incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (ii) debts created in the ordinary course of business and owing to the Issuer or a Restricted Subsidiary or (iii) foreclosure proceedings, litigation, arbitration or other disputes with Persons, and in each of cases (i), (ii) and (iii), extensions, modifications and amendments thereof;

(5)	so long as no Default or Event of Default has occurred and is continuing, loans and advances in the ordinary course of business by the Issuer and its Restricted Subsidiaries to their respective officers, directors, consultants and employees in an aggregate amount (excluding (for purposes of such cap) tuition advances, travel and entertainment expenses, but including relocation expenses) not to exceed $15.0 million at any one time outstanding;
(6)	additional Investments in a Person or Persons principally engaged in a Related Business in an aggregate amount which, when taken together with all other Investments made pursuant to this clause (6) and outstanding on the date of such Investment, net of any return of or on capital, does not exceed the greater of $250.0 million and 8.0% of the Issuer’s Total Assets;
(7)	Investments received by the Issuer or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided, however, in the case of an Asset Sale, such Asset Sale is effected in compliance with the “—Covenants—Limitation on Asset Sales” covenant;
(8)	Investments of the Issuer or any of its Restricted Subsidiaries under any Hedge Agreement;
(9)	guarantees by the Issuer or any of its Restricted Subsidiaries of Indebtedness, which guarantees are otherwise permitted to be incurred by the Issuer or such Restricted Subsidiary under the indenture;
(10)	any Investments received in exchange for the issuance of Qualified Capital Stock of the Issuer or any warrants, rights or options to purchase or acquire shares of any such Qualified Capital Stock;
(11)	payroll, travel, moving and similar loans and advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(12)	any Investment by the Issuer or any Restricted Subsidiary in a Joint Venture or Unrestricted Subsidiary in an aggregate amount which, when taken together with all other Investments made pursuant to this clause (12) and outstanding on the date of such Investment, net of any return of or on capital, does not exceed the greater of $100.0 million and 3.0% of the Issuer’s Total Assets;
(13)	Investments acquired after the Issue Date as a result of the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of another Person, including by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by the provisions described under “—Covenants—Merger, consolidation and sale of assets,” to the extent that such Investments (or binding commitments to make such Investments) were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(14)	Investments in respect of pre-paid incentives to customers (which pre-paid incentive payments may also be recorded as “upfront contract acquisition costs”);
(15)	any Investments in receivables owing to the Issuer or any of its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or such Restricted Subsidiary deems reasonable under the circumstances;
(16)	(i) loans and advances made to distributors, customers, vendors and suppliers in the ordinary course of business or in accordance with market practices, (ii) purchases and acquisition of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments and (iii) Investments among the Issuer and its Restricted Subsidiaries in connection with the sale of inventory and parts in the ordinary course of business;

(17)	any Investment in any Subsidiary in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;
(18)	Investments in prepaid expenses, negotiable instruments held for collection and lease and utility and worker’s compensation deposits provided to third parties in the ordinary course of business;
(19)	Investments consisting of (i) the licensing, sublicensing, cross-licensing, pooling or contribution of, or similar arrangements with respect to, intellectual property and (ii) the transfer or licensing of non-U.S. intellectual property to a Foreign Subsidiary;
(20)	any Investment permitted under the Merger Agreement to be made by Elizabeth Arden prior to the Effective Date in an aggregate amount not to exceed $25.0 million;
(21)	other Investments in an aggregate amount, which, when taken together with all other Investments made pursuant to this clause (21) and outstanding on the date of such Investment, net of any return of or on capital, not to exceed the greater of (i) $300.0 million and (ii) 9.0% of the Issuer’s Total Assets; and
(22)	Investments relating to a Receivables Facility; provided that in the case of Receivables Facilities established after the Issue Date, such Investments are necessary or advisable (in the good faith determination of the Issuer) to effect such Receivables Facility.

“Permitted Investors” means (i) the Sponsor and any Affiliates of any Person included in the definition of “Sponsor,” (ii) the members of management of any Parent Company, the Issuer or any of the Issuer’s Subsidiaries that has ownership interests in the Parent or any other Parent Company as of the Issue Date, (iii) the directors of the Issuer or any of its Subsidiaries or the Parent or any other Parent Company as of the Issue Date and (iv) the members of any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of which any Person described in clause (i), (ii) or (iii) of this definition is a member, provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons who are either Persons described in clause (i), (ii) or (iii) of this definition have aggregate beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer, Parent or any other Parent Company. Any Person or group whose acquisition of beneficial ownership or assets constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with “—Change of Control” will thereafter, together with its Affiliates, constitute an additional Permitted Investor pursuant to clause (i) above.

“Permitted Liens” means

(1)	Liens securing Indebtedness consisting of Capitalized Lease Obligations;
(2)	Liens on any assets of the Issuer or any Restricted Subsidiary of the Issuer securing Obligations in respect of (i) any Indebtedness originally Incurred under clause (2) or (10) the definition of “Permitted Indebtedness,” (ii) any Indebtedness originally Incurred under clause (13) of the definition of “Permitted Indebtedness,” (iii) any Indebtedness originally Incurred under clause (17) of the definition of “Permitted Indebtedness,” and (iv) any other Indebtedness originally Incurred under the first paragraph of the covenant under the caption, “—Limitation on incurrence of additional Indebtedness and issuance of preferred stock,” if at the time of Incurrence of such Indebtedness under this clause (iv), the Consolidated Net Secured Leverage Ratio would be no greater than 4.25 to 1.00;
(3)	(a) Liens to secure the payment of all or a part of the cost or purchase price (or financing or reimbursement thereof) of, or Capitalized Lease Obligations with respect to, assets (including Capital Stock) or property (real or personal) or business acquired, developed, constructed purchased, leased, repaired, added or improved (and related Obligations); provided, however, that (i) the Indebtedness secured by such Liens shall have otherwise been permitted to be Incurred under the indenture, (ii) such Liens shall not encumber any assets or property of the Issuer or any of its Restricted Subsidiaries other than the assets or property (including Capital Stock and any assets or property owned by the issuer of such Capital Stock) leased, in the case of a Capitalized Lease Obligation, or the acquisition, development, construction, purchase, lease, repair, addition or improvement cost of which is financed or reimbursed by such Indebtedness, or which secure any such Indebtedness and related Obligations that are assumed in connection therewith, (and improvements and accessions thereto or thereon, proceeds and products therefrom and attachments and other modifications thereto), and (b) Liens on property (and improvements and accessions thereto or thereon, proceeds and products therefrom and attachments and other modifications thereto) existing at the time of acquisition thereof by the Issuer or a Restricted Subsidiary (including by way of merger or consolidation or share purchase), provided that such Liens were in existence prior to the contemplation of such acquisition;

(4)	Liens at any time outstanding with respect to assets of the Issuer and its Restricted Subsidiaries, the fair market value of which at the time the Lien was imposed does not exceed (a) the greater of (i) $75.0 million and (ii) 2.0% of the Issuer’s Total Assets;
(5)	Liens securing Indebtedness incurred pursuant to clauses (11), (15) (provided that such Lien will not extend to any assets other than the assets of such Joint Venture (or the equity interests of the Joint Venture held by the Issuer or its Restricted Subsidiaries) for which such guarantee of Indebtedness is provided), (19) (provided that such Liens do not encumber any property other than cash paid to any such insurance company in respect of such insurance) and (21) of the definition of Permitted Indebtedness, and, in each case, related Obligations;
(6)	Liens created to replace Liens described in clause (2)(iv) or (3) above or clause (7) below to the extent that such Liens do not extend beyond the originally encumbered property (other than improvements and accessions thereto or thereon, proceeds and products therefrom and attachments and other modifications thereto); provided that any Liens created to replace the Liens described in clause (2)(iv) shall be deemed to be incurred pursuant to such clause 2(iv);
(7)	Liens on the Capital Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor to secure Indebtedness of such Restricted Subsidiary;
(8)	Liens in favor of the trustee for amounts payable to the trustee under the indenture;
(9)	with respect to the Issuer and its Restricted Subsidiaries, Liens existing on the Issue Date and, with respect to the Elizabeth Arden, Liens existing on the Effective Date (in each case, other than Liens to secure Indebtedness or other Obligations under the Credit Agreements pursuant to clause (2) of this definition of “Permitted Liens”);
(10)	(i) Liens in favor of a trustee with respect to assets in any pension, retirement, deferred compensation, 401(k) or other benefit plan of the Issuer or any Restricted Subsidiary; (ii) pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation; and (iii) Liens incurred in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to any Parent Company, the Issuer or any of its Restricted Subsidiaries in respect of such obligations;
(11)	[Reserved];
(12)	landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;
(13)	deposits and other Liens to secure the performance of bids, government, trade and other similar contracts (other than for borrowed money), leases, subleases, statutory or regulatory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(14)	encumbrances shown as exceptions in the title insurance policies insuring mortgages, easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;
(15)	Liens arising from judgments in circumstances not constituting an Event of Default under clause (5) of the definition thereof;

(16)	Liens securing Indebtedness or other Obligations of the Issuer or any of its Restricted Subsidiaries in favor of the Issuer or any of its Restricted Subsidiaries;
(17)	receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;
(18)	Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;
(19)	Liens arising out of consignment or similar arrangements for the sale by the Issuer and its Restricted Subsidiaries of goods through third parties in the ordinary course of business or otherwise consistent with past practice;
(20)	Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with an Investment permitted under the definition of “Permitted Investments”;
(21)	Liens deemed to exist in connection with Investments permitted by clause (2) of the definition of “Permitted Investments” that constitute repurchase obligations;
(22)	Liens upon specific items of inventory or other goods and proceeds of the Issuer or any of its Restricted Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(23)	Liens on (i) cash deposits securing any Hedge Agreements permitted hereunder in an aggregate amount not to exceed $10.0 million at any time outstanding or (ii) Hedging Agreements of the Issuer and its Subsidiaries entered into in the ordinary course of business for the purpose of providing foreign exchange for their respective operating requirements or of hedging interest rate or currency exposure, in each case for clauses (i) and (ii), not entered into for speculative purposes;
(24)	any interest or title of a lessor under any leases or subleases entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and any financing statement filed in connection with any such lease;
(25)	Liens on cash and Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited hereunder;
(26)	(i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business, (ii) other Liens securing cash management obligations in the ordinary course of business and (iii) Liens encumbering reasonable and customary initial deposits and margin deposits in respect of, and similar Liens attaching to, commodity trading accounts and other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(27)	Liens arising solely by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set-off or similar rights;
(28)	Liens on Capital Stock in joint ventures securing obligations of such joint venture;
(29)	licenses, sublicenses, cross-licensing or pooling of, or similar arrangements with respect to, intellectual property granted by the Issuer or any of its Restricted Subsidiaries which do not interfere in any material respect with the ordinary conduct of the business of the Issuer or such Restricted Subsidiary;
(30)	Liens arising from precautionary Uniform Commercial Code financing statement filings (or other similar filings in non-U.S. jurisdictions) regarding leases, subleases, licenses or consignments, in each case, entered into by the Issuer or any of its Restricted Subsidiaries;

(31)	zoning or similar laws or rights reserved to or vested in any governmental authority to control or regulate the use of any real property;
(32)	Liens to secure Obligations under the notes and related Guarantees;
(33)	Liens to secure all premiums (if any), interest (including post- petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations subject to a Lien pursuant to the foregoing clauses of this definition;
(34)	Liens on accounts receivable, payment intangibles and related assets incurred in connection with a Receivables Facility and limited recourse Liens on the Capital Stock of any Receivables Subsidiary;
(35)	any Liens arising by reason of (i) taxes, assessments or other governmental charges or claims not delinquent or which are being contested in good faith, for which adequate reserves (as determined by the Issuer) have been established to the extent required by GAAP, (ii) security for the performance of tenders, contracts (other than contracts for the payment of borrowed money) or leases in the ordinary course of business, (iii) from financing statement filings under the Uniform Commercial Code or similar state laws regarding operating leases entered into by the Issuer and its Subsidiaries in the ordinary course of business, and/or (iv) security for rent payments;
(36)	Liens in favor of the United States of America for amounts paid by the Issuer or any of its Subsidiaries as progress payments under government contracts entered into by them;
(37)	other Liens incidental to the conduct of the business of the Issuer and its Subsidiaries or the ownership of any of their assets not incurred in connection with Indebtedness, which Liens do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Issuer or any of its Subsidiaries;
(38)	Liens granted in favor of issuers of documentary or trade letters of credit for the account of the Issuer or a Subsidiary of the Issuer or bankers’ acceptances, which Liens secure the reimbursement obligations of the Issuer or such Subsidiary on account of such letters of credit or bankers’ acceptances; provided that each such Lien is limited to (i) the assets acquired or shipped with the support of such letter of credit or bankers’ acceptances and (ii) any assets of the Issuer or such Subsidiary which are in the care, custody or control of such issuer;
(39)	Liens on (i) the net proceeds of the Incurrence of Indebtedness to secure any redemption, repurchase or defeasance obligations in respect of such Indebtedness or any other Indebtedness (and related obligations) being Refinanced with the proceeds of such Indebtedness and (ii) any additional cash to secure such redemption, repurchase or defeasance obligations in an amount which, when added to such net proceeds, is necessary to effect such redemption, repurchase or defeasance;
(40)	deposits in the ordinary course of business to secure liability to insurance carriers;
(41)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to securities accounts, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(42)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(43)	Liens deemed to exist in connection with Investments in repurchase agreements permitted by the covenant under the heading “—Limitation on incurrence of additional Indebtedness and issuance of preferred stock”; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement; and
(44)	Liens securing secured Cash Management Obligations.

“Permitted Transactions” means (i) any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) between the Issuer or any Restricted Subsidiary of the Issuer, on the one hand, and any Affiliate of the Issuer, on the other hand, existing on, or pursuant to an agreement in effect on, the Effective Date and any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially more disadvantageous to the holders of the notes when taken as a whole as compared to the applicable agreement as in effect on the Effective Date as reasonably determined in good faith by the Issuer) and (ii) any Tax Sharing Agreements.

“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants, (b) the estate of Ronald O. Perelman and (c) any other trust or other legal entity the primary beneficiary of which is such Person and/or such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children or their respective lineal descendants.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Prior Tax Sharing Agreement” means the Tax Sharing Agreement entered into as of June 24, 1992, as amended or restated from time to time prior to the Effective Date, among the Issuer and certain of its Subsidiaries, Parent and MacAndrews & Forbes Incorporated (f/k/a MacAndrews & Forbes Holdings Inc.).

“Pro Forma EBITDA” means Consolidated EBITDA of the Issuer and its Restricted Subsidiaries during the most recent Four-Quarter Period of the Issuer ending on or prior to the date of the incurrence of the relevant Indebtedness, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Productive Assets” means assets of a kind used or usable in the businesses of the Issuer and its Restricted Subsidiaries as conducted on the date of the relevant Asset Sale or any Related Business (including Capital Stock in any such businesses or Related Business and licenses or similar rights to operate); provided, further, that accounts receivable acquired as part of an acquisition of assets of a kind used or usable in such businesses will be deemed to be Productive Assets.

“Qualified Affiliate Debt” means unsecured Indebtedness that is subordinated in right of payment to the notes and is owed by the Issuer or a Restricted Subsidiary to a Parent Company or an Affiliate of a Parent Company in an aggregate principal amount at any time outstanding not to exceed $75.0 million.

“Qualified Capital Stock” means any stock that is not Disqualified Capital Stock.

“Qualified Joint Venture” means a Person (other than a Restricted Subsidiary of the Issuer) controlled (as defined in the definition of an “Affiliate”) by the Issuer, in which no Affiliate of the Issuer (other than (x) a Wholly Owned Restricted Subsidiary of the Issuer, (y) a Permitted Affiliate and (z) another Qualified Joint Venture) has an Investment.

“Rating Agencies” means Moody’s and S&P.

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for representations, warranties, covenants and indemnities made in connection with such facilities that the Issuer has determined in good faith to be customary in financings similar to a Receivables Facility, including those relating to servicing of the assets of a Receivables Subsidiary and those relating to any obligation of the Issuer or any Restricted Subsidiary of the Issuer to repurchase the assets it sold thereunder as a result of a breach of a representation, warranty or covenant or otherwise) to the Issuer and its Restricted Subsidiaries pursuant to which the Issuer or any Restricted Subsidiary sells or transfers its accounts receivable, payment intangibles and related assets to either (x) a Person that is not a Restricted Subsidiary of the Issuer or (y) a Receivables Subsidiary that in turn sells or transfers its accounts receivable, payment intangibles and related assets to a Person that is not a Restricted Subsidiary of the Issuer.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary of the Issuer in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities and any Subsidiary of another Receivables Subsidiary.

“Redeemable Stock” means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the date that is 91 days after the Stated Maturity of the notes or is redeemable at the option of the holder thereof at any time on or prior to the date that is 91 days after the Stated Maturity of the notes; provided, however, that only the portion of the Capital Stock which so matures or is so mandatorily redeemable or is so redeemable at the option of the holder thereof prior to such date, shall be deemed to be Redeemable Stock; provided, further, however, that any Capital Stock that would constitute Redeemable Stock solely because the holders thereof have the right to require the Issuer or a Restricted Subsidiary to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially similar manner to the corresponding definitions in the indenture) shall not constitute Redeemable Stock if the terms of such Capital Stock provide that the Issuer and its Restricted Subsidiaries may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by the Issuer with the provisions of the indenture described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Asset Sales” and such repurchase or redemption complies with the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease, discharge or retire, or to issue Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Business” means (i) the businesses of the Issuer and its Restricted Subsidiaries or Elizabeth Arden, in each case, as conducted on the Issue Date and (ii) any business that is a natural outgrowth or a reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person that at the time of determination is not an Unrestricted Subsidiary.

“ Revolving Credit Facility” means the Asset-Based Revolving Credit Agreement, among the Issuer certain local borrowing subsidiaries, the Parent, the Subsidiary Guarantors, Citibank, N.A., as administrative agent, collateral agent, issuing lender and swingline lender, and the other lenders party thereto, entered into on the Effective Date, including all related notes, collateral and other documents and guarantees.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, and its successors or, if at any time S&P no longer provides a rating for such obligations, another Nationally Recognized Statistical Rating Organization.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Senior Facilities” means the Term Facility and the Revolving Credit Facility.

“Senior Indebtedness” means any Indebtedness of the Issuer or any Subsidiary Guarantor other than the Subordinated Indebtedness.

“Significant Subsidiary” shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

“Sponsor” means (a) Mafco, (b) each of Mafco’s direct and indirect Subsidiaries and Affiliates, (c) Ronald O. Perelman, (d) any of the directors or executive officers of Mafco or (e) any of their respective Permitted Transferees.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

For purposes of this definition, in the case of debt securities that are by their terms convertible into Capital Stock (or cash or a combination of cash and Capital Stock based on the value of the Capital Stock) of the Issuer or any Parent Company, any obligation to offer to repurchase such debt securities on a date(s) specified in the original terms of such securities, which obligation is not subject to any condition or contingency, will be treated as a final maturity date of such convertible debt securities.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Subsidiary Guarantor that is subordinated in right of payment to the notes or the guarantees, respectively.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that guarantees the Obligations of the Issuer under the indenture and the notes.

“Tax Sharing Agreements” means: (i) the Company Tax Sharing Agreement; (ii) the Prior Tax Sharing Agreement; (iii) any other tax allocation agreement between the Company or any of its Subsidiaries with any direct or indirect shareholder of the Company with respect to consolidated or combined tax returns including the Company or any of its Subsidiaries but only to the extent that amounts payable from time to time by the Company or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Company or such Subsidiary would have been required to make to any relevant taxing authority had the Company or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Company or its Subsidiaries (provided that any such agreement may provide that, if the Company or any such Subsidiary ceases to be a member of the affiliated group of corporations of which MacAndrews & Forbes Holdings or any other Person is the common parent for purposes of filing a consolidated Federal income tax return (such cessation, a “Deconsolidation Event”), then the Company or such Subsidiary shall indemnify such direct or indirect shareholder with respect to any Federal, state or local income, franchise or other tax liability (including any related interest, additions or penalties) imposed on such shareholder as the result of an audit or other adjustment with respect to any period prior to such Deconsolidation Event that is attributable to the Company, such Subsidiary or any predecessor business thereof (computed as if the Company, such Subsidiary or such predecessor business, as the case may be, were a stand-alone entity that filed separate tax returns as an independent corporation), but only to the extent that any such tax liability exceeds any liability for taxes recorded on the books of the Company or such Subsidiary with respect to any such period); and (iv) any amendment or replacement to any of the foregoing in clause (i), (ii) or (iii) (so long as any such amendment or replacement is not materially more disadvantageous to the holders of the Notes when taken as a whole as compared to the applicable agreement as in effect on the Issue Date as reasonably determined in good faith by the Company).

“Tax Payments” means payments pursuant to any Tax Sharing Agreement.

“Term Facility” means the Term Credit Agreement, among the Issuer, the Parent, the Subsidiary Guarantors, Citibank N.A., as administrative agent and collateral agent, and the other lenders party thereto, entered into on the Effective Date, including all related notes, collateral and other documents and guarantees.

“Total Assets” means for any Person, as of any determination date, the total consolidated assets of such Person and its Restricted Subsidiaries, as calculated in accordance with GAAP, as of the most recent date for which internal financial statements are then available, and giving pro forma effect (determined in the same manner as provided for in the definition of Consolidated Fixed Charge Coverage Ratio) to transactions that would change the amount of Total Assets.

“Total Revenues” means for any Person, as of any determination date, the total consolidated revenues of such Person and its Restricted Subsidiaries, as calculated in accordance with GAAP, as of the most recent date for which internal financial statements are then available, and giving pro forma effect (determined in the same manner as provided for in the definition of Consolidated Fixed Charge Coverage Ratio) to transactions that would change the amount of Total Revenues.

“Transactions” has the meaning given to it under the heading “Prospectus Summary—The Transactions.”

“Treasury Rate” means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such notes are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the First Call Date; provided, however, that if the period from the redemption date to the First Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Issuer.

“Unrestricted Subsidiary” of any Person means:

(1)	any Subsidiary of such Person that at the time of determination is or continues to be designated an Unrestricted Subsidiary by such Person in the manner provided below; and
(2)	any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary, unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that

(x)	the Issuer certifies to the trustee that such designation complies with the “—Covenants—Limitation on Restricted Payments” covenant; and
(y)	each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the applicable lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries, except to the extent permitted by the provisions of the “—Covenants—Limitation on incurrence of additional Indebtedness and issuance of preferred stock” covenant and the “—Covenants—Limitation on Restricted Payments” covenant.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if, immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation will be evidenced to the trustee by promptly filing with the trustee an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person (other than directors’ qualifying shares).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)	the sum of the total of the products obtained by multiplying:

(1)	the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by
(2)	the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment, by
(b)	the then outstanding aggregate principal amount of such Indebtedness.

For purposes of this definition, in the case of debt securities that are by their terms convertible into Capital Stock (or cash or a combination of cash and Capital Stock based on the value of the Capital Stock) of the Issuer or any Parent Company, any obligation to offer to repurchase such debt securities on a date(s) specified in the original terms of such securities, which obligation is not subject to any condition or contingency, will be treated as a final maturity date of such convertible debt securities.

“Wholly Owned Domestic Restricted Subsidiary” of any Person means any Wholly Owned Restricted Subsidiary of such Person that is also a Domestic Subsidiary.

“Wholly Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding Voting Stock are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences to U.S. Holders and non-U.S. Holders (each as defined below and collectively referred to as “Holders”) of the purchase, ownership and disposition of the notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the Treasury promulgated or proposed thereunder (“Treasury Regulations”), administrative pronouncements and judicial decisions, all as of the date of this prospectus and all of which are subject to change (perhaps with retroactive effect).

This summary addresses only Holders who hold their notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not describe all of the U.S. federal income tax considerations that may be relevant to Holders in light of their particular circumstances or to Holders subject to special treatment under the U.S. federal income tax law, such as financial institutions, regulated investment companies, real estate investment trusts, individual retirement and other tax deferred accounts, dealers or traders in securities or currencies, insurance companies, partnerships or other pass-through entities (or investors therein), tax-exempt entities, U.S. expatriates, U.S. Holders who hold notes through a non-U.S. broker or other intermediary, persons holding notes in a hedging, integrated or conversion transaction or as a position in a constructive sale or straddle, persons subject to the alternative minimum tax or U.S. Holders whose “functional currency” is other than the U.S. dollar. This summary does not address any U.S. federal alternative minimum tax, U.S. federal estate, gift or other non-income tax, or state, local or non-U.S. tax consequences of the acquisition, ownership and disposition of the notes. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below. As a result, there can be no assurance that the IRS or a court considering these issues will not disagree with or challenge any of the conclusions we have reached and describe herein.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation that is organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust (i) that is subject to the primary supervision of a court within the United States and under the control of one or more U.S. persons, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, the term “non-U.S. Holder” means a beneficial owner of notes that is for U.S. federal income tax purposes an individual, corporation, trust or estate and that is not a U.S. Holder.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership that holds notes are urged to consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

This summary does not constitute, and should not be considered as, legal or tax advice to holders of the notes. Prospective investors are urged to consult their own tax advisors with regard to the application of the tax considerations discussed below to their particular situations as well as the application of any state, local, non-U.S. or other tax laws, including gift and estate tax laws.

Possible Alternative Treatment

We may be obligated to pay amounts in excess of the stated interest or principal on the notes, including as described under “Description of Notes—Redemption” and “Description of Notes—Change of Control.” These potential payments may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” According to the applicable Treasury Regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. We intend to take the position that the foregoing contingencies are remote or incidental, and, accordingly, we do not intend to treat the notes as contingent payment debt instruments. Our position that such contingencies are remote or incidental is binding on a Holder, unless such Holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a Holder might be required to accrue interest income on the notes at a rate in excess of the stated interest rate and to treat any gain realized on the taxable disposition of a note as ordinary income rather than as capital gain. The Treasury Regulations applicable to contingent payment debt instruments have not been the subject of authoritative interpretation, however, and the scope of the regulations is not certain. Holders are urged to consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Notes Exchange Offer

The exchange of the initial notes for the exchange notes should not constitute a taxable exchange. As a result: (1) a Holder should not recognize a taxable gain or loss as a result of exchanging such Holder’s notes, and a Holder will be required to continue to include interest on the exchange note in gross income in the manner and to the extent described herein; (2) the holding period of the exchange notes should include the holding period of the initial notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the initial notes exchanged therefor immediately before such exchange.

Certain U.S. Federal Income Tax Considerations for U.S. Holders

Stated Interest

Generally, stated interest payments on a note to a U.S. Holder will be taxable as ordinary interest income at the time the payments are accrued or received, in accordance with the U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes.

Market Discount

If a U.S. Holder purchased an initial note (that may be exchanged for an exchange note pursuant to this exchange offer) for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of an initial note equals the issue price of the initial note. Although the Code does not expressly so provide, the revised issue price of the initial note is decreased by the amount of any payments previously made on the initial note (other than payments of “qualified stated interest”). The rules described below do not apply to a U.S. Holder if such holder purchased an initial note that has de minimis market discount.

Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the initial note or the exchange note) that has not previously been included in income. If a U.S. Holder disposes of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), such holder will be required to include any accrued market discount as ordinary income as if such holder had sold the exchange note at its then fair market value. In addition, such holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Bond Premium

If a U.S. Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount in excess of the sum of all amounts payable on the initial note (other than “qualified stated interest”), the excess will be treated as bond premium. Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. A U.S. Holder may elect to reduce the amount required to be included in income each year with respect to interest on its note by the amount of amortizable bond premium allocable to that year, based on the exchange note’s yield to maturity. However, because the exchange notes may be redeemed by us prior to maturity at a premium, special rules apply that may reduce or eliminate the amount of premium that a U.S. Holder may amortize with respect to an exchange note. U.S. Holders are urged to consult their tax advisors about these special rules. If a U.S. Holder makes the election to amortize bond premium, it will apply to all debt instruments (other than debt instruments the interest on which is excludible from gross income) that the U.S. Holder holds at the beginning of the first taxable year to which the election applies or thereafter acquires, and the election may not be revoked without the consent of the IRS.

Dispositions

Generally, a sale, exchange, redemption, retirement or other taxable disposition of a note will result in taxable gain or loss to a U.S. Holder equal to the difference, if any, between the amount realized on the disposition (excluding amounts attributable to any accrued and unpaid stated interest, which will be taxed as ordinary income to the extent not previously so taxed) and the U.S. Holder’s adjusted tax basis in the note. The amount realized will equal the sum of any cash and the fair market value of any other property received on the disposition (excluding amounts attributable to any accrued and unpaid stated interest). A U.S. Holder’s adjusted tax basis in a note will generally equal the cost of such note to such U.S. Holder. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the note is held for more than one year. Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Additional Tax on Passive Income

U.S. Holders that are individuals, estates or trusts, and whose income exceeds certain thresholds, are required to pay an additional 3.8% tax on, among other items, interest income and capital gains from the sale or other disposition of a note, subject to certain limitations and exceptions. U.S. Holders are urged to consult their own tax advisors regarding the effect, if any, of the relevant U.S. federal income tax legislation on their ownership and disposition a note.

Certain U.S. Federal Tax Considerations for Non-U.S. Holders

Interest

Subject to the discussions below of backup withholding and FATCA (as defined below), U.S. federal income or withholding tax generally will not apply to a non-U.S. Holder in respect of any payment of interest on the notes, provided that such payment is not effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business and:

•	such non-U.S. Holder does not own actually or constructively 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;
•	such non-U.S. Holder is not a controlled foreign corporation that is related to Products Corporation under the applicable provisions of the Code;
•	such non-U.S. Holder is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and
•	either (1) such non-U.S. Holder provides identifying information (i.e., name and address) to the applicable withholding agent on IRS Form W-8BEN or W-8BEN-E (or successor form), and certifies, under penalty of perjury, that such non-U.S. Holder is not a U.S. person or (2) a financial institution holding the notes on behalf of such non-U.S. Holder certifies, under penalty of perjury, that it has received such a certification from the beneficial owner and, when required, provides the withholding agent with a copy.

If a non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless such Holder provides the applicable withholding agent with a properly executed (1) applicable IRS Form W-8BEN or W-8BEN-E (or successor form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with such Holder’s conduct of a trade or business in the United States (in which case such interest will be subject to tax as discussed below).

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dispositions

Subject to the discussions below of backup withholding and of FATCA, any gain realized on the sale, exchange, retirement, redemption or other taxable disposition of a note by a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax (except to the extent attributable to accrued and unpaid interest, which will be taxable as described above) unless (1) such gain is effectively connected with the conduct of a trade or business in the United States by such non-U.S. Holder (in which case such gain will be subject to regular graduated U.S. tax rates as if such non-U.S. Holder were a U.S. Holder) or (2) such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met (in which case such gain, net of certain U.S.-source losses, if any, will be subject to U.S. federal income tax at a flat rate of 30% (or at a reduced rate under an applicable income tax treaty)).

Effectively Connected Interest or Gain

If a non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes or gain from the disposition of the notes is effectively connected with the conduct of that trade or business, such non-U.S. Holder will, subject to any applicable income tax treaty providing otherwise, be subject to U.S. federal income tax on such interest or gain on a net income basis in generally the same manner as if such non-U.S. Holder were a U.S. Holder. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

U.S. Holders

A U.S. Holder will be subject to information reporting with respect to payments of stated interest and payments of the gross proceeds from the sale or other disposition (including a retirement or redemption) of a note, unless such U.S. Holder is an exempt recipient. A U.S. Holder will be subject to backup withholding on such payments if such U.S. Holder is not otherwise exempt and such U.S. Holder:

•	fails to furnish to the applicable withholding agent its correct taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;
•	is notified by the IRS that it is subject to backup withholding because it has previously failed to properly report payments of interest or dividends;
•	fails to certify to the applicable withholding agent, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding; or
•	otherwise fails to comply with applicable requirements of the backup withholding rules.

U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Non-U.S. Holders

In general, a non-U.S. Holder will not be subject to backup withholding with respect to payments of interest to such non-U.S. Holder if such non-U.S. Holder properly certifies to the applicable withholding agent that it is not a U.S. person, provided that the applicable withholding agent does not have actual knowledge or reason to know that such non-U.S. Holder is a U.S. person. A non-U.S. Holder will, however, be subject to information reporting requirements with respect to payments of interest on the notes.

Proceeds from the sale, exchange, retirement, redemption or other taxable disposition of the notes made to or through a foreign office of a foreign broker without certain specified connections to the United States will generally not be subject to information reporting or backup withholding. A non-U.S. Holder may be subject to backup withholding and/or information reporting with respect to the proceeds of the sale, exchange, retirement, redemption or other taxable disposition of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. Holder properly certifies to the applicable withholding agent that it is not a U.S. person and the withholding agent does not have actual knowledge or reason to know that such non-U.S. Holder is a U.S. person, as defined under the Code, or such non-U.S. Holder otherwise establishes an exemption.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

General—U.S. Holders and non-U.S. Holders

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a Holder’s U.S. federal income tax liability, and may entitle a Holder to a refund, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (“FATCA”) impose a 30% withholding tax on certain types of payments made to a foreign financial institution, unless the foreign financial institution enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these and other reporting requirements, or unless the foreign financial institution is otherwise exempt from those requirements. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA. Such intergovernmental agreements may provide different rules with respect to foreign financial institutions. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners, the entity furnishes identifying information regarding each substantial U.S. owner or an exemption applies. A foreign financial institution or non-financial foreign entity’s failure to comply with the additional certification, information reporting and other specified requirements imposed under FATCA could result in the 30% withholding tax being imposed on payments of interest and principal under the notes and sales proceeds of the notes held by or through the foreign entity. In general, withholding under FATCA currently applies to payments of U.S. source interest and will apply to gross proceeds from the sale, exchange or retirement of debt obligations that give rise to U.S. source interest made after December 31, 2018. Investors are urged to consult their own tax advisors regarding FATCA and its effect on them.

CERTAIN ERISA CONSIDERATIONS

The United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the corollary provisions of Section 4975 of the Code, impose certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA and plans, arrangements, and accounts that are subject to Section 4975 of the Code, respectively, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. The U.S. Department of Labor has promulgated regulations 29 C.F.R. Section 2510.3-101, which were effectively modified by Section 3(42) of ERISA, describing what constitutes the assets of an ERISA Plan with respect to the ERISA Plan’s investment in an entity for purposes of certain provisions of ERISA and Section 4975 of the Code, including the fiduciary responsibility provisions of Title I of ERISA and Section 4975 of the Code. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including the requirements of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan and applicable provisions of ERISA and the Code. The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Risk Factors” and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of the exchange notes. Similar requirements may apply to investments by plans, arrangements, or accounts, such as governmental plans, certain church plans, and non-U.S. plans, and entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans, arrangements or accounts (collectively, “Other Plan Investors”), that are subject to laws, regulations or policies that are similar to Title I of ERISA or Section 4975 of the Code (“Similar Laws”).

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such ERISA Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. In addition, a fiduciary of the ERISA Plan who engaged in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if the exchange notes are acquired with the assets of an ERISA Plan with respect to which Products Corporation, the trustee, the lenders under Products Corporation’s existing credit facility, or any of their respective affiliates is a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of ERISA Plan fiduciary making the decision to acquire an exchange note and the circumstances under which such decision is made. However, there can be no assurance that any administrative or statutory exemption will be available with respect to any particular transaction involving the exchange notes.

Other Plan Investors, while not subject to the fiduciary responsibility provisions of Title I of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel before acquiring the exchange notes.

Representations and Further Considerations

By its acquisition of exchange notes, each purchaser and subsequent transferee thereof will be deemed to have represented and warranted, on each day from the date on which such purchaser or transferee, as applicable, acquires its interest in such exchange notes through and including the date on which such purchaser or transferee, as applicable, disposes of its interest in such exchange notes, either that (a) it is not an ERISA Plan and is not using the assets of an ERISA Plan or any entity whose underlying assets include “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, by reason of an ERISA Plan’s investment in the entity, nor is it an Other Plan Investor subject to any Similar Law or using the assets of an Other Plan Investor or any entity whose underlying assets include “plan assets” by reason of an Other Plan

Investor’s investment in the entity, or (b) neither its sale, transfer, acquisition, or holding of an exchange note will constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Law. Any purported transfer of such exchange note, or any interest therein, to a purchaser or transferee that does not comply with the requirements specified in the applicable documents shall, to the extent permitted by law, be of no force and effect and shall be null and void ab initio.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that any fiduciary of an ERISA Plan or Other Plan Investor or other person who proposes to use assets of any ERISA Plan or Other Plan Investor to acquire the exchange notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA, Section 4975 of the Code, and any applicable Similar Laws, to such an investment, and to confirm that such investment will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA, the Code, or any applicable Similar Laws.

The sale of the exchange notes to an ERISA Plan, an Other Plan Investor or to a person using assets of any ERISA Plan or Other Plan Investor to effect its acquisition of the exchange notes, is in no respect a representation by Products Corporation that such an investment meets all relevant legal requirements with respect to investments by ERISA Plans or Other Plan Investors generally or any particular ERISA Plan or Other Plan Investor or that such an investment is appropriate for ERISA Plans or Other Plan Investors generally or any particular ERISA Plan or Other Plan Investor.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired as a result of market making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge in the letter of transmittal that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver, and by delivering a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers), a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale or to any broker-dealer that requests such documents in the letter of transmittal.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions or fees and expenses of counsel of any brokers or dealers.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the exchange notes and the Delaware and New York guarantees offered in this exchange offer. Akerman LLP, Fort Lauderdale, Florida, will pass on the validity of the Florida guarantees offered in this exchange offer. Lubin Olson & Niewiadomski LLP, San Francisco, California, will pass on the validity of the California guarantee offered in this exchange offer. Kirkland & Ellis LLP, Chicago, Illinois, will pass on the validity of the Illinois guarantee offered in this exchange offer.

EXPERTS

The consolidated financial statements and schedule of Products Corporation and its subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015 included in this prospectus have been so included in reliance on the report of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Elizabeth Arden and its subsidiaries as of June 30, 2016 and 2015 and for each of the years in the three-year period ended June 30, 2016 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. We have also filed with SEC a registration statement on Form S-4 to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, including the indenture governing the notes and the form of notes, you should refer to the registration statement and its exhibits. You may read and copy any of the documents that we file, or that Elizabeth Arden has previously filed, with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports, proxy statements and other information that we file with the SEC may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

Information about us is also available on our website at http://www.revloninc.com. Information on our website is not included and/or incorporated herein, in whole or in part, and our web address is included solely as an inactive textual reference only.

We have not authorized anyone to provide you with any information other than that contained in this prospectus or in a document to which we expressly have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Revlon Consumer Products Corporation:

We have audited the accompanying consolidated balance sheets of Revlon Consumer Products Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income (loss) and comprehensive income (loss), stockholder’s deficiency, and cash flows for each of the years in the three-year period ended December 31, 2015. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule II. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Revlon Consumer Products Corporation and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

New York, New York
February 26, 2016

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$326.9	$275.3
Trade receivables, less allowance for doubtful accounts of $10.5 and $9.3 as of December 31, 2015 and December 31, 2014, respectively	244.9	238.9
Inventories	183.8	156.6
Deferred income taxes – current	58.0	58.4
Prepaid expenses and other	53.3	44.6
Receivable from Revlon, Inc.	117.4	105.4
Total current assets	984.3	879.2
Property, plant and equipment, net of accumulated depreciation of $271.7 and $250.5 as of December 31, 2015 and December 31, 2014, respectively	215.3	212.0
Deferred income taxes – noncurrent	38.5	34.8
Goodwill	469.7	464.1
Intangible assets, net of accumulated amortization of $61.1 and $39.3 as of December 31, 2015 and December 31, 2014, respectively	318.0	327.8
Other assets	104.1	113.3
Total assets	$2,129.9	$2,031.2

LIABILITIES AND STOCKHOLDER’S DEFICIENCY
Current liabilities:
Short-term borrowings	$11.3	$6.6
Current portion of long-term debt	30.0	31.5
Accounts payable	201.3	153.5
Accrued expenses and other	272.4	273.3
Total current liabilities	515.0	464.9
Long-term debt	1,803.7	1,832.4
Long-term pension and other post-retirement plan liabilities	185.3	200.9
Other long-term liabilities	117.5	90.0
Stockholders’ deficiency:
RCPC Preferred stock, par value $1.00 per share; 1,000 shares authorized; 546 shares issued as of December 31, 2015 and December 31, 2014, respectively	54.6	54.6
Common Stock, par value $1.00 per share; 10,000 shares authorized; 5,260 shares issued and outstanding as of December 31, 2015 and 2014	—	—
Additional paid-in capital	957.5	952.1
Accumulated deficit	(1,258.4)	(1,320.5)
Accumulated other comprehensive loss	(245.3)	(243.2)
Total stockholder’s deficiency	(491.6)	(557.0)
Total liabilities and stockholder’s deficiency	$2,129.9	$2,031.2

See Accompanying Notes to Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)
(dollars in millions)

	Year Ended December 31,
	2015	2014	2013
Net sales	$1,914.3	$1,941.0	$1,494.7
Cost of sales	667.8	668.3	545.1
Gross profit	1,246.5	1,272.7	949.6
Selling, general and administrative expenses	993.5	999.7	723.6
Acquisition and integration costs	8.0	6.4	25.4
Restructuring charges and other, net	10.5	21.3	3.5
Goodwill impairment charge	9.7	—	—
Operating income	224.8	245.3	197.1
Other expenses, net:
Interest expense	83.3	84.4	78.6
Amortization of debt issuance costs	5.7	5.5	3.5
Loss on early extinguishment of debt	—	2.0	29.7
Foreign currency losses, net	15.7	25.0	3.7
Miscellaneous, net	0.4	1.2	1.0
Other expenses, net	105.1	118.1	116.5
Income from continuing operations before income taxes	119.7	127.2	80.6
Provision for income taxes	54.4	81.2	48.6
Income from continuing operations, net of taxes	65.3	46.0	32.0
(Loss) income from discontinued operations, net of taxes	(3.2)	1.3	(30.4)
Net income	$62.1	$47.3	$1.6
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax(a)	(18.1)	(24.6)	(4.1)
Amortization of pension related costs, net of tax(b)(c)	7.2	4.5	7.7
Pension re-measurement, net of tax(d)	(6.9)	(69.6)	53.3
Pension settlement, net of tax(e)	17.3	—	—
Revaluation of derivative financial instruments, net of reclassifications into earnings(f)	(1.6)	(3.7)	1.5
Other comprehensive (loss) income	(2.1)	(93.4)	58.4
Total comprehensive income (loss)	$60.0	$(46.1)	$60.0
(a)	Net of tax benefit of $5.1 million, $2.1 million and $3.3 million for 2015, 2014 and 2013, respectively.
(b)	Net of tax expense of $1.3 million, $0.1 million and $1.2 million for 2015, 2014 and 2013, respectively.
(c)	This other comprehensive income component is included in the computation of net periodic benefit (income) costs. See Note 14, “Savings Plan, Pension and Post-Retirement Benefits,” for additional information regarding net periodic benefit (income) costs.
(d)	Net of tax (benefit) expense of $(3.3) million, $(42.0) million and $33.5 million for 2015, 2014 and 2013, respectively.
(e)	Net of tax expense of $3.7 million.
(f)	Net of tax (benefit) expense of $(1.0) million, $(2.3) million and $1.0 million for 2015, 2014 and 2013, respectively.

See Accompanying Notes to Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDER’S DEFICIENCY
(dollars in millions)

	RCPC Preferred Stock	Additional Paid-In-Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholder’s Deficiency
Balance, December 31, 2012	$54.6	946.3	(1,369.4)	(208.2)	(576.7)
Stock-based compensation amortization		0.2			0.2
Net loss			1.6		1.6
Other comprehensive income, net(a)				58.4	58.4
Balance, December 31, 2013	$54.6	$946.5	$(1,367.8)	$(149.8)	$(516.5)
Stock-based compensation amortization		5.5			5.5
Excess tax benefits from stock-based compensation		0.1			0.1
Net income			47.3		47.3
Other comprehensive loss, net(a)				(93.4)	(93.4)
Balance, December 31, 2014	$54.6	$952.1	$(1,320.5)	$(243.2)	$(557.0)
Stock-based compensation amortization		5.1			5.1
Excess tax benefits from stock-based compensation		0.3			0.3
Net income			62.1		62.1
Other comprehensive loss, net(a)				(2.1)	(2.1)
Balance, December 31, 2015	$54.6	$957.5	$(1,258.4)	$(245.3)	$(491.6)
(a)	See Note 17, “Accumulated Other Comprehensive Loss,” regarding the changes in the accumulated balances for each component of other comprehensive loss during each of 2015, 2014 and 2013.

See Accompanying Notes to Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Year Ended December 31,
	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$62.1	$47.3	$1.6
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	103.2	102.6	76.7
Foreign currency losses from re-measurement	19.5	25.5	5.9
Amortization of debt discount	1.4	1.4	1.3
Stock-based compensation amortization	5.1	5.5	0.2
Goodwill impairment charge	9.7	—	—
Provision for deferred income taxes	31.5	67.9	33.4
Loss on early extinguishment of debt	—	2.0	29.7
Amortization of debt issuance costs	5.7	5.5	3.5
Insurance proceeds for property, plant and equipment	—	—	(13.1)
Gain on sale of certain assets	(6.4)	(2.1)	(2.9)
Pension and other post-retirement cost (income)	19.0	(5.3)	(0.2)
Change in assets and liabilities:
(Increase) decrease in trade receivables	(18.5)	(5.5)	40.1
(Increase) decrease in inventories	(30.6)	9.2	10.2
(Increase) decrease in prepaid expenses and other current assets	(32.6)	4.5	(12.3)
Increase in accounts payable	34.9	0.2	19.1
Increase (decrease) in accrued expenses and other current liabilities	10.2	(21.5)	(4.5)
Pension and other post-retirement plan contributions	(18.1)	(19.0)	(18.5)
Purchases of permanent displays	(47.4)	(45.3)	(44.5)
Other, net	6.6	1.1	(2.4)
Net cash provided by operating activities	155.3	174.0	123.3
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(48.3)	(55.5)	(28.6)
Business acquisitions, net of cash acquired	(41.7)	—	(627.6)
Insurance proceeds for property, plant and equipment	—	—	13.1
Proceeds from the sale of certain assets	6.2	3.4	3.7
Net cash used in investing activities	(83.8)	(52.1)	(639.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings and overdraft	23.0	(4.7)	(6.3)
Repayment under the Amended and Restated Senior Subordinated Term Loan	—	(58.4)	—
Repayments under the Acquisition Term Loan	(19.3)	(7.0)	—
Prepayments under the 2011 Term Loan	(12.1)	—	—
Borrowings under the Acquisition Term Loan	—	—	698.3
Proceeds from the issuance of the 5¾% Senior Notes	—	—	500.0
Repayment of the 9¾% Senior Secured Notes	—	—	(330.0)
Repayments under the 2011 Term Loan	—	—	(113.0)
Repayment of Contributed Loan	—	—	(48.6)
Payment of financing costs	—	(1.8)	(48.8)
Other financing activities	(3.7)	(3.2)	(2.6)
Net cash (used in) provided by financing activities	(12.1)	(75.1)	649.0
Effect of exchange rate changes on cash and cash equivalents	(7.8)	(15.6)	(5.1)
Net increase in cash and cash equivalents	51.6	31.2	127.8
Cash and cash equivalents at beginning of period	275.3	244.1	116.3
Cash and cash equivalents at end of period	$326.9	$275.3	$244.1
Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$79.9	$85.6	$78.7
Income taxes, net of refunds	25.2	20.9	12.5

See Accompanying Notes to Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

1.   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revlon Consumer Products Corporation (“Products Corporation” and together with its subsidiaries, the “Company”) is the direct wholly-owned operating subsidiary of Revlon, Inc., which is an indirect majority-owned operating subsidiary of MacAndrews & Forbes Incorporated (together with certain of its affiliates other than the Company, “MacAndrews & Forbes”), a corporation wholly-owned by Ronald O. Perelman. The Company’s vision is to establish Revlon as the quintessential and most innovative beauty company in the world by offering products that make consumers feel attractive and beautiful. We want to inspire our consumers to express themselves boldly and confidently. The Company operates in three reporting segments: the consumer division (“Consumer”); the professional division (“Professional”); and Other (as described below). The Company manufactures, markets and sells worldwide an extensive array of beauty and personal care products, including color cosmetics, hair color, hair care and hair treatments, beauty tools, men’s grooming products, anti-perspirant deodorants, fragrances, skincare and other beauty care products. The Company’s principal customers for its products in the Consumer segment include large volume retailers, chain drug and food stores, chemist shops, hypermarkets, general merchandise stores, the Internet/e-commerce, television shopping, department stores, one-stop shopping beauty retailers, specialty cosmetics stores and perfumeries in the U.S. and internationally. The Company’s principal customers for its products in the Professional segment include hair and nail salons and distributors to professional salons in the U.S. and internationally.

Effective in the second quarter of 2015, the Company has a third reporting segment, Other, which includes the operating results of certain brands that our chief operating decision maker reviews on a stand-alone basis. The results included within the Other segment include the operating results and purchase accounting for the Company’s April 2015 acquisition of the CBBeauty Group and certain of its related entities (collectively “CBB” and such transaction, the “CBB Acquisition”). CBB develops, manufactures, markets and distributes fragrances and other beauty products under various celebrity, lifestyle and fashion brands licensed from third parties, principally through department stores and selective distribution in international territories. The results included within the Other segment are not material to the Company’s consolidated results of operations. Refer to Note 2, “Business Combinations,” for further details related to the CBB Acquisition.

The accompanying Consolidated Financial Statements include the Company’s accounts after the elimination of all material intercompany balances and transactions. Certain prior year amounts have been reclassified to conform to the current year presentation.

The preparation of the Company’s Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the Consolidated Financial Statements in the period they are determined to be necessary. Significant estimates made in the accompanying Consolidated Financial Statements include, but are not limited to, allowances for doubtful accounts, inventory valuation reserves, expected sales returns and allowances, trade support costs, certain assumptions related to the valuation of acquired intangible and long-lived assets and the recoverability of goodwill, intangible and long-lived assets, income taxes, including deferred tax valuation allowances and reserves for estimated tax liabilities, restructuring costs, certain estimates and assumptions used in the calculation of the net periodic benefit (income) costs and the projected benefit obligations for the Company’s pension and other post-retirement plans, including the expected long-term return on pension plan assets and the discount rate used to value the Company’s pension benefit obligations.

Discontinued Operations Presentation

As a result of the Company’s decision on December 30, 2013 to exit its direct manufacturing, warehousing and sales business operations in mainland China, the Company has reported the results of its former China operations within (loss) income from discontinued operations, net of taxes in the Company’s Consolidated Statements of Income and Comprehensive Income (Loss) for all periods presented. See Note 4, “Discontinued Operations,” for further discussion.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Cash and Cash Equivalents:

Cash equivalents are primarily investments in high-quality, short-term money market instruments with original maturities of three months or less and are carried at cost, which approximates fair value. Cash equivalents were $1.6 million and $6.3 million as of December 31, 2015 and 2014, respectively. Accounts payable includes $19.5 million and $2.2 million of outstanding checks not yet presented for payment at December 31, 2015 and 2014, respectively.

Trade Receivables:

Trade receivables represent payments due to the Company for previously recognized net sales, reduced by an allowance for doubtful accounts for balances which are estimated to be uncollectible at December 31, 2015 and 2014, respectively. The Company grants credit terms in the normal course of business to its customers. Trade credit is extended based upon periodically updated evaluations of each customer’s ability to perform its payment obligations. The Company does not normally require collateral or other security to support credit sales. The allowance for doubtful accounts is determined based on historical experience and ongoing evaluations of the Company’s receivables and evaluations of the risks of payment. The allowance for doubtful accounts is recorded against trade receivable balances when they are deemed uncollectible. Recoveries of trade receivables previously reserved are recorded in the consolidated statements of income and comprehensive income (loss) when received. At December 31, 2015 and 2014, the Company’s three largest customers accounted for an aggregate of approximately 27% and 31%, respectively, of the Company’s outstanding trade receivables.

Inventories:

Inventories are stated at the lower of cost or market value. Cost is based on standard cost and production variances, which approximates actual cost on the first-in, first-out method. Cost components include direct materials, direct labor and direct overhead, as well as in-bound freight. The Company records adjustments to the value of inventory based upon its forecasted plans to sell products included in inventory, as well as planned product discontinuances. The physical condition (e.g., age and quality) of the inventories is also considered in establishing its valuation. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from the amounts that the Company may ultimately realize upon the disposition of inventories if future economic conditions, customer inventory levels, product discontinuances, sales return levels or competitive conditions differ from the Company’s estimates and expectations.

Property, Plant and Equipment and Other Assets:

Property, plant and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of such assets as follows: land improvements, 20 to 30 years; buildings and improvements, 5 to 50 years; machinery and equipment, 3 to 15 years; office furniture and fixtures, 3 to 15 years; and capitalized software, 2 to 10 years. Leasehold improvements and building improvements are amortized over their estimated useful lives or the terms of the leases or remaining life of the original structure, respectively, whichever is shorter. Repairs and maintenance are charged to operations as incurred, and expenditures for additions and improvements are capitalized. See Note 7, “Property, Plant and Equipment” for further discussion.

Included in other assets are permanent wall displays amounting to $65.6 million and $63.3 million as of December 31, 2015 and 2014, respectively, which are amortized generally over a period of 1 to 3 years. In the event of product discontinuances, from time to time the Company may accelerate the amortization of related permanent wall displays based on the estimated remaining useful life of the asset. Amortization expense for permanent wall displays was $41.3 million, $42.5 million and $39.2 million for 2015, 2014 and 2013, respectively. The Company has also included, in other assets, net deferred financing costs related to the issuance of the Company’s debt instruments amounting to $21.3 million and $26.9 million as of December 31, 2015 and 2014, respectively, which are amortized over the terms of the related debt instruments using the effective-interest method.

Long-lived assets, including property, plant and equipment and finite-lived intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

group may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company estimates the undiscounted future cash flows (excluding interest) resulting from the use of the asset and its ultimate disposition. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, the Company recognizes an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. In connection with integrating Colomer into the Company’s business, the Company determined it would implement a company-wide, SAP enterprise resource planning system. As a result, the Company recognized a $5.9 million impairment charge related to in-progress capitalized software development costs during the year ended December 31, 2013 which was included as a component of acquisition and integration costs for 2013 in the Company’s Consolidated Statements of Income and Comprehensive Income (Loss). There were no significant impairment to long-lived assets during the years ended December 31, 2015 and 2014.

Goodwill:

Goodwill represents the excess purchase price for businesses acquired over the fair value of net assets acquired. Goodwill is not amortized, but rather is reviewed annually for impairment at the reporting unit level using September 30th carrying values, or when there is evidence that events or changes in circumstances indicate that the Company’s carrying amount may not be recovered.

For 2015, in assessing whether goodwill was impaired in connection with its annual impairment test performed as of September 30th, the Company utilized the two-step process as prescribed by Accounting Standards Codification (“ASC”) 350, Intangibles - Goodwill and Other. In the first step of this test, the Company compared the fair value of each of the Company’s four reporting units, determined based upon discounted estimated future cash flows, to the carrying amount of such reporting unit, including goodwill. Where the fair value of such reporting unit exceeded the carrying amount, no further work was required and no impairment loss was recognized. Where the carrying amount of the reporting unit exceeded the fair value, the goodwill of the reporting unit was considered potentially impaired and the Company performed step two of the goodwill impairment test to measure the amount of the impairment loss. As a result of the annual impairment test, the Company recognized a $9.7 million non-cash goodwill impairment charge in the fourth quarter of 2015.

For 2014 and 2013, the Company performed qualitative assessments to determine whether it would be necessary to perform the two-step goodwill impairment test and to assess the Company’s indefinite-lived intangible assets for indicators of impairment, and in each case determined that it is more likely than not that the fair value of each of the Company’s reporting units and indefinite-lived intangible assets exceeded their carrying amounts for such reporting years. The Company did not record any impairment of goodwill during the years ended December 31, 2014 or 2013 as a result of its annual impairment test.

See Note 2, “Business Combinations” and Note 8, “Goodwill and Intangible Assets, Net” for further discussion of the Company’s goodwill and annual impairment test.

Intangible Assets, net:

Intangible Assets, net, include trade names and trademarks, customer relationships, patents and internally developed intellectual property (“IP”) and acquired licenses. Indefinite-lived intangible assets, consisting of certain trade names, are not amortized, but rather are tested for impairment annually on September 30th, similar to goodwill, and the Company recognizes an impairment if the carrying amount of its intangible assets exceeds its fair value. Intangible assets with finite useful lives are amortized over their respective estimated useful lives to their estimated residual values. The Company writes off the gross carrying amount and accumulated amortization for intangible assets in the year in which the asset becomes fully amortized. Finite-lived intangible assets are considered for impairment upon the occurrence of certain “triggering events” and the Company recognizes an impairment if the carrying amount of the asset group intangible asset exceeds the Company’s estimate of its undiscounted future cash flows. There was no impairment of intangible assets in 2015, 2014 or 2013.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

See Note 2, “Business Combinations” and Note 8, “Goodwill and Intangible Assets, Net” for further discussion of the Company’s intangible assets, including a summary of finite-lived and indefinite-lived intangible assets.

Revenue Recognition and Sales Returns:

The Company’s policy is to recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collection is probable. The Company records revenue from the sale of its products when risk of loss and title to the product transfers to the customer. Net sales are comprised of gross revenues less expected product returns, trade discounts and customer allowances, which include costs associated with off-invoice mark-downs and other price reductions, as well as trade promotions and coupons. These incentive costs are recognized at the later of the date on which the Company recognizes the related revenue or the date on which the Company offers the incentive.

The Company allows customers to return their unsold products if and when they meet certain Company-established criteria as set forth in the Company’s trade terms. The Company regularly reviews and revises, when deemed necessary, its estimates of sales returns based primarily upon the historical rate of actual product returns, planned product discontinuances, new product launches and estimates of customer inventory and promotional sales. The Company records sales returns as a reduction to sales and cost of sales, and an increase to accrued liabilities and inventories. Returned products, which are recorded as inventories, are valued based upon the amount that the Company expects to realize upon their subsequent disposition. The physical condition and marketability of the returned products are the major factors considered by the Company in estimating their realizable value.

Revenues derived from licensing arrangements, including any pre-payments, are recognized in the period in which they are earned, but not before the initial license term commences.

Cost of Sales:

Cost of sales includes all of the costs to manufacture the Company’s products. For products manufactured in the Company’s own facilities, such costs include raw materials and supplies, direct labor and factory overhead. For products manufactured for the Company by third-party contractors, such cost represents the amounts invoiced by the contractors. Cost of sales also includes the cost of refurbishing products returned by customers that will be offered for resale and the cost of inventory write-downs associated with adjustments of held inventories to their net realizable value. These costs are reflected in the Company’s consolidated statements of income (loss) and comprehensive income (loss) when the product is sold and net sales revenues are recognized or, in the case of inventory write-downs, when circumstances indicate that the carrying value of inventories is in excess of their recoverable value. Additionally, cost of sales reflects the costs associated with any free products included as sales and promotional incentives. These incentive costs are recognized on the later of the date that the Company recognizes the related revenue or the date on which the Company offers the incentive.

Selling, General and Administrative Expenses:

Selling, general and administrative (“SG&A”) expenses include expenses to advertise the Company’s products, such as television advertising production costs and air-time costs, print advertising costs, digital marketing costs, promotional displays and consumer promotions. SG&A expenses also include the amortization of permanent wall displays and finite-lived intangible assets, depreciation of certain fixed assets, distribution costs (such as freight and handling), non-manufacturing overhead (principally personnel and related expenses), selling and trade educations fees, insurance and professional service fees.

Advertising:

Advertising within SG&A expenses includes television, print, digital marketing and other advertising production costs which are expensed the first time the advertising takes place. The costs of promotional displays are expensed in the period in which they are shipped to customers. Advertising expenses were $375.1 million,

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

$383.2 million and $278.5 million for 2015, 2014 and 2013, respectively, and were included in SG&A expenses in the Company’s Consolidated Statements of Income and Comprehensive Income (Loss). The Company also has various arrangements with customers pursuant to its trade terms to reimburse them for a portion of their advertising costs, which provide advertising benefits to the Company. Additionally, from time to time the Company may pay fees to customers in order to expand or maintain shelf space for its products. The costs that the Company incurs for “cooperative” advertising programs, end cap placement, shelf placement costs, slotting fees and marketing development funds, if any, are expensed as incurred and are recorded as a reduction within net sales.

Distribution Costs:

Costs associated with product distribution, such as freight and handling costs, are recorded within SG&A expenses when incurred. Distribution costs were $80.2 million, $84.9 million and $66.5 million for 2015, 2014 and 2013, respectively.

Income Taxes:

Income taxes are calculated using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as for operating loss and tax credit carryforwards. The Company measures deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company recognizes the effect of a change in income tax rates on deferred tax assets and liabilities in income in the period that includes the enactment date. The Company records valuation allowances to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

The Company recognizes a tax position in its financial statements when it is more likely than not that the position will be sustained upon examination, based on the merits of such position. The Company recognizes liabilities for unrecognized tax positions in the U.S. and other tax jurisdictions based on an estimate of whether and the extent to which additional taxes will be due. If payment of these amounts is ultimately not required, the reversal of the liabilities would result in additional tax benefits recognized in the period in which the Company determines that the liabilities are no longer required. If the estimate of tax liabilities is ultimately less than the final assessment, this will result in a further charge to expense. The Company recognizes interest and penalties related to income tax matters in income tax expense.

Research and Development:

Research and development expenditures are expensed as incurred and included within SG&A expenses. The amounts charged in 2015, 2014 and 2013 for research and development expenditures were $31.2 million, $31.6 million and $26.9 million, respectively.

Foreign Currency Translation:

Assets and liabilities of foreign operations, whose functional currency is the local currency, are translated into U.S. Dollars at the rates of exchange in effect at the balance sheet date. Income and expense items are translated at the weighted average exchange rates prevailing during each period presented. Gains and losses resulting from foreign currency transactions are included in the results of operations. Gains and losses resulting from translation of financial statements of foreign subsidiaries and branches operating in non-hyperinflationary economies are recorded as a component of accumulated other comprehensive loss until either the sale or upon the complete or substantially complete liquidation by the Company of its investment in a foreign entity. To the extent that foreign subsidiaries and branches operate in hyperinflationary economies, non-monetary assets and liabilities are translated at historical rates and translation adjustments are included in the Company’s results of operations.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Venezuela - Highly-Inflationary Economy: Effective January 1, 2010, Venezuela was designated as a highly inflationary economy under U.S. GAAP. As a result, beginning January 1, 2010, the U.S. Dollar is the functional currency for the Company’s subsidiary in Venezuela (“Revlon Venezuela”). As Venezuela is designated as highly inflationary, foreign currency translation adjustments of Revlon Venezuela’s balance sheet have been reflected in the Company’s earnings.

Venezuela - Foreign Currency Restrictions: Foreign currency restrictions enacted by the Venezuelan government since 2003 have become more restrictive and have had an impact on Revlon Venezuela’s ability to obtain U.S. Dollars in exchange for Venezuelan Bolivars (“Bolivars”) at the official foreign exchange rates from the Venezuelan government and its foreign exchange commission, the Comisión de Administracion de Divisas (“CADIVI”). In May 2010, the Venezuelan government took control over the previously freely-traded foreign currency exchange market and, in June 2010, replaced it with a new foreign currency exchange system, the Sistema de Transacciones en Moneda Extranjera (“SITME”). In the second quarter of 2011, the Company began using a SITME rate of 5.5 Bolivars per U.S. Dollar (the “SITME Rate”) to translate Revlon Venezuela’s financial statements, as this was the rate at which the Company accessed U.S. Dollars in the SITME market during this period. Through December 31, 2012, the Company continued using the SITME Rate to translate Revlon Venezuela’s financial statements.

Venezuela - 2013 Foreign Currency Devaluation: In February 2013, the Venezuelan government announced the devaluation of Bolivars relative to the U.S. Dollar, changing the official exchange rate to 6.3 Bolivars per U.S. Dollar (the “Official Rate”). The Venezuelan government also announced that the SITME currency market administered by the central bank would be eliminated, and as a result, the Company began using the Official Rate to translate Revlon Venezuela’s financial statements beginning in 2013. To reflect the impact of the foreign currency devaluation, the Company recorded a foreign currency loss of $0.6 million in earnings in the first quarter of 2013 as a result of the required re-measurement of Revlon Venezuela’s monetary assets and liabilities.

Venezuela - 2014 Foreign Currency Devaluation: In January 2014, the Venezuela government announced that the CADIVI would be replaced by the government-operated National Center of Foreign Commerce (the “CENCOEX”), and indicated that the Sistema Complementario de Administración de Divisas (“SICAD”) market would continue to be offered as an alternative foreign currency exchange. Additionally, a parallel foreign currency exchange system, SICAD II, started functioning in March 2014 and allowed companies to apply for the purchase of foreign currency and foreign currency denominated securities for any legal use or purpose. Throughout 2014, the Company exchanged Bolivars for U.S. Dollars to the extent permitted through the various foreign currency markets available based on its ability to participate in those markets. Prior to June 30, 2014, the Company utilized the Official Rate. Following a consideration of the Company’s specific facts and circumstances, which included its legal ability and intent to participate in the SICAD II exchange market to import finished goods into Venezuela, the Company determined that it was appropriate to utilize the SICAD II rate of 53 Bolivars per U.S. Dollar (the “SICAD II Rate”) to translate Revlon Venezuela’s financial statements beginning on June 30, 2014. As a result, the Company recorded a foreign currency loss of $6.0 million in the second quarter of 2014 related to the required re-measurement of Revlon Venezuela’s monetary assets and liabilities.

Venezuela - 2015 Foreign Currency Devaluation: In February 2015, the Venezuela government introduced a new foreign currency exchange platform, the Marginal Currency System (“SIMADI”), which created a third new mechanism to exchange Bolivars for U.S. Dollars through private brokers. SIMADI replaced the SICAD II system and started operating on February 12, 2015. As a result, the Company considered its specific facts and circumstances in order to determine the appropriate rate of exchange to translate Revlon Venezuela’s financial statements. Through December 31, 2015, the Company has not participated in the SIMADI exchange market; however, given the elimination of the SICAD II system, the Company determined that it was appropriate to use the SIMADI rate of 193 Bolivars per U.S. Dollar (the “SIMADI Rate”) to translate Revlon Venezuela’s balance sheet beginning on March 31, 2015.

As a result of the change from the SICAD II Rate to the SIMADI Rate, on March 31, 2015 the Company was required to re-measure all of Revlon Venezuela’s monetary assets and liabilities at the SIMADI Rate. The

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Company recorded a foreign currency loss of $1.9 million in the first quarter of 2015 as a result of the required re-measurement of Revlon Venezuela’s balance sheet. During the second quarter of 2015, the Company exited its business operations in Venezuela and changed to a distributor model.

Classes of Stock:

Products Corporation designated 1,000 shares of preferred stock as the “RCPC Preferred Stock”, of which 546 shares were outstanding as of December 31, 2015 and all of which are held by Revlon, Inc. The holder of the RCPC Preferred Stock is not entitled to receive any dividends. The RCPC Preferred Stock is entitled to a liquidation preference of $100,000 per share before any distribution is made to the holder of Products Corporation’s common stock. The holder of the RCPC Preferred Stock does not have any voting rights, except as required by law. The RCPC Preferred Stock may be redeemed at any time by Products Corporation, as its option, for $100,000 per share. However, the terms of Products Corporation’s various debt agreements currently restrict Products Corporation’s ability to effect such redemption.

Stock-Based Compensation:

The Company recognizes stock-based compensation costs for its restricted stock, measured at the fair value of each award at the time of grant, as an expense over the period during which an employee is required to provide service. Upon the vesting of restricted stock, any resulting tax benefits are recognized in additional paid-in-capital. Any resulting tax deficiencies are recognized in the consolidated statements of income and comprehensive income (loss) as tax expense to the extent that the tax deficiency amount exceeds any existing additional paid-in-capital resulting from previously realized excess tax benefits from previous awards. The Company reflects such excess tax benefits as cash flows from financing activities in the consolidated statements of cash flows.

Derivative Financial Instruments:

The Company is exposed to certain risks relating to its ongoing business operations. The Company uses derivative financial instruments, including: (i) foreign currency forward exchange contracts (“FX Contracts”) intended for the purpose of managing foreign currency exchange risk by reducing the effects of fluctuations in foreign currency exchange rates on the Company’s net cash flows; and (ii) interest rate hedging transactions intended for the purpose of managing interest rate risk associated with Products Corporation’s variable rate indebtedness.

Foreign Currency Forward Exchange Contracts

Products Corporation enters into FX Contracts primarily to hedge the anticipated net cash flows resulting from inventory purchases and intercompany payments denominated in currencies other than the local currencies of the Company’s foreign and domestic operations and generally have maturities of less than one year. The Company does not apply hedge accounting to its FX Contracts. The Company records FX Contracts in its consolidated balance sheet at fair value and immediately recognizes changes in fair value in earnings. Fair value of the Company’s FX Contracts is determined by using observable market transactions of spot and forward rates. See Note 13, “Financial Instruments” for further discussion of the Company’s FX Contracts.

Interest Rate Swap

In November 2013, Products Corporation executed the 2013 Interest Rate Swap (as hereinafter defined), which has been designated as a cash flow hedge of the variability of the forecasted three-month LIBOR interest rate payments related to its Acquisition Term Loan (as hereinafter defined). The Company records changes in the fair value of cash flow hedges that are designated as effective instruments as a component of accumulated other comprehensive loss. The Company immediately recognizes any ineffectiveness in such cash flow hedges in earnings. The Company recognizes gains and losses deferred in accumulated other comprehensive loss in current-period earnings when earnings are affected by the variability of cash flows of the hedged forecasted transaction. See Note 13, “Financial Instruments” for further discussion of the Company’s 2013 Interest Rate Swap.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Recently Adopted Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity,” which changes the requirements for reporting discontinued operations under Accounting Standards Codification Topic 205. Under ASU No. 2014-08, a disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has, or will have, a major effect on an entity’s operations and financial results. The standard states that a strategic shift could include a disposal of: (i) a major geographical area of operations; (ii) a major line of business; (iii) a major equity method investment; or (iv) other major parts of an entity. ASU No. 2014-08 no longer precludes presentation as a discontinued operation if: (i) there are operations and cash flows of the component that have not been eliminated from the reporting entity’s ongoing operations; or (ii) there is significant continuing involvement with a component after its disposal. Additional disclosures about discontinued operations are also required. The guidance is effective for annual periods beginning on or after December 15, 2014, and is applied prospectively to new disposals and new classifications of disposal groups as held for sale after the effective date. The Company adopted ASU No. 2014-08 on a prospective basis beginning on January 1, 2015, and such adoption did not have an impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

Recently Issued Accounting Pronouncements

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” which requires deferred income tax assets and liabilities to be classified as noncurrent within a company’s balance sheet. Currently, the Company is required to separate deferred income tax assets and liabilities into current and noncurrent amounts on its classified balance sheet, and this update will simplify the presentation by requiring a single, noncurrent amount. The guidance is effective for annual periods beginning after December 15, 2016, with early adoption permitted. The Company adopted ASU No. 2015-17 beginning on January 1, 2016 and the adoption of the new guidance is not expected to have a material impact on the Company’s results of operations, financial condition and financial statement disclosures.

In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement Period Adjustments,” which eliminates the current requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Instead, acquirers must recognize measurement-period adjustments during the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. The guidance is effective for annual periods beginning after December 15, 2015, with early adoption permitted. The Company adopted ASU No. 2015-16 beginning on January 1, 2016 and the adoption of the new guidance is not expected to have a material impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” which simplifies the subsequent measurement of inventories by requiring inventory to be measured at the lower of cost or net realizable value, rather than at the lower of cost or market. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The guidance is effective for annual periods beginning after December 15, 2016, with early adoption permitted. The Company expects to adopt ASU No. 2015-11 beginning on January 1, 2017. The Company is evaluating the impact that the new guidance will have on the Company’s results of operations, financial condition and financial statement disclosures.

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” which requires debt issuance costs to be presented in the financial statements as a deduction from the corresponding debt liability, consistent with the presentation of debt discounts. The guidance is effective for

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

annual periods beginning after December 15, 2015, with early adoption permitted, and is to be applied retrospectively. The Company adopted ASU No. 2015-03 beginning on January 1, 2016 and the adoption of the new guidance is not expected to have a material impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements in the ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. The core principle of ASU No. 2014-09 is for companies to recognize revenue from the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. ASU No. 2014-09 also will result in enhanced disclosures about revenue, provide guidance for transactions that were not previously addressed comprehensively (for example, service revenue and contract modifications) and improve guidance for multiple-element arrangements. The guidance is effective for annual and interim periods beginning after December 15, 2017, with early adoption prohibited. The Company expects to adopt ASU No. 2014-09 beginning January 1, 2018 and is in the process of assessing the impact that the new guidance will have on the Company’s results of operations, financial condition and financial statement disclosures.

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” that will explicitly require management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosures if conditions give rise to substantial doubt. According to ASU No. 2014-15, substantial doubt exists if it is probable that the entity will be unable to meet its obligations within one year after the issuance date. The likelihood threshold of “probable”, similar to its current use in U.S. GAAP for loss contingencies, will be used to define substantial doubt. Disclosures will be required under ASU No. 2014-15 if conditions give rise to substantial doubt, including whether and how management’s plans will alleviate the substantial doubt. The guidance is effective for annual periods beginning after December 15, 2015, with early adoption prohibited. The Company adopted ASU No. 2014-15 beginning January 1, 2016 and the adoption of the new guidance is not expected to have a material impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

2.   BUSINESS COMBINATIONS

The CBBeauty Group Acquisition

On April 21, 2015 (the “CBB Acquisition Date”), the Company completed the CBB Acquisition for a total cash consideration of $48.6 million. CBB develops, manufactures, markets and distributes fragrances and other beauty products under various celebrity, lifestyle and fashion brands licensed from third parties, principally through department stores and selective distribution in international territories. On the CBB Acquisition Date, the Company used cash on hand to pay approximately 70% of the total cash consideration, or $34.6 million. The remaining $14.0 million of the total cash consideration is payable in equal annual installments over 4 years from the CBB Acquisition Date, subject to the selling shareholders’ compliance with certain service conditions. These remaining installments are recorded as a component of SG&A expenses ratably over the 4-year installment period. CBB is expected to provide the Company with a platform to develop the Company’s presence in the fragrance category. The results of operations of the CBB business are included in the Company’s Consolidated Financial Statements commencing on the CBB Acquisition Date. Pro forma results of operations have not been presented, as the impact of the CBB Acquisition on the Company’s consolidated financial results is not material.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

The Company accounted for the CBB Acquisition as a business combination during the second quarter of 2015. The table below summarizes the allocation of the total consideration of $34.6 million paid on the CBB Acquisition Date, as well as adjustments for changes in working capital during the third quarter of 2015, with resulting goodwill, as follows:

	Amounts recognized at April 21, 2015 (Provisional)(a)	Measurement Period Adjustments	Amounts recognized at April 21, 2015 (Adjusted)
Total Tangible Net Assets Acquired(b)	$3.9	$(1.6)	$2.3
Purchased Intangible Assets(c)	11.9	0.2	12.1
Goodwill	18.8	0.7	19.5
Total consideration transferred	$34.6	$(0.7)	$33.9
(a)	As previously reported in Revlon, Inc.’s second quarter 2015 Form 10-Q.
(b)	Total net assets acquired in the CBB Acquisition are comprised primarily of inventory, trade receivables and accounts payable.
(c)	Purchased intangible assets include customer networks valued at $7.0 million, distribution rights valued at $3.5 million and trade names valued at $1.6 million, with weighted average remaining useful lives of 14, 5 and 8 years, respectively.

In determining the estimated fair values of net assets acquired and resulting goodwill related to the CBB Acquisition, the Company considered, among other factors, the analysis of CBB’s historical financial performance and an estimate of the future performance of the acquired business, as well as market participants’ intended use of the acquired assets. Both the intangible assets acquired and goodwill are not deductible for income tax purposes.

Other Acquisitions Completed in 2015

The Company also completed the following acquisitions during 2015:

	Purchase Consideration	Total Net Assets Acquired	Purchased Intangible Assets	Goodwill
American Crew and Revlon Professional Distribution Rights - Australia(1)	$4.4	$1.4	$2.9	$—
Cutex U.S.(2)	8.1	1.0	5.2	1.9
Total	$12.5	$2.4	$8.1	$1.9
(1)	In March 2015, the Company re-acquired rights to distribute its American Crew and Revlon Professional brands in Australia. The Company acquired customer relationships valued at $2.9 million, with weighted average remaining useful lives of 10 years.
(2)	In October 2015, the Company acquired the U.S. Cutex business and related assets from Cutex Brands, LLC (the “Cutex Acquisition”). The Company acquired inventory at fair value of approximately $1.0 million, trade names valued at $3.6 million and customer relationships valued at $1.6 million, with weighted average remaining useful lives of 10 years.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

The results of operations of these acquisitions are included in the Company’s statement of income (loss) commencing on each respective acquisition date. The American Crew and Revlon Professional distribution rights acquisition is included within the Company’s Professional segment and the Cutex U.S. acquisition is included within the Company’s Consumer segment. The results of operations of these acquisitions did not have a material impact on the Company’s results of operations for 2015.

The Colomer Acquisition

On October 9, 2013 (the “Colomer Acquisition Date”), Products Corporation completed its acquisition of The Colomer Group Participations, S.L. (“Colomer” and the “Colomer Acquisition”), a Spanish company now known as Beautyge Participations, S.L., which primarily manufactures, markets and sells professional products to hair and nail salons and distributors to professional salons under brands such as Revlon Professional, CND, including CND Shellac, and American Crew, as well as retail and multi-cultural product lines, including under the Creme of Nature brand. The cash purchase price for the Colomer Acquisition was $664.5 million, which Products Corporation financed with proceeds from the Acquisition Term Loan under the Amended Term Loan Facility (both as hereinafter defined). The Colomer Acquisition provides the Company with broad brand, geographic and retailer diversification and substantially expands the Company’s business, providing both distribution into new retailers and cost synergy opportunities.

The results of operations of the Colomer business have been included, in the Company’s Consolidated Financial Statements, commencing on the Colomer Acquisition Date.

For 2015, 2014 and 2013, respectively, the Company incurred acquisition and integration costs related to the Colomer Acquisition, summarized as follows:

	Year Ended December 31,
	2015	2014	2013
Acquisition costs	$—	$0.5	$12.9
Integration costs	2.1	5.9	12.5
Total acquisition and integration costs	$2.1	$6.4	$25.4

There were no acquisition costs in 2015 related to the Colomer Acquisition. Acquisition costs in 2014 and 2013 primarily included legal fees related to the Colomer Acquisition.

Integration costs consist of non-restructuring costs related to integrating Colomer’s operations into the Company’s business. Integration costs incurred during 2015 primarily included legal and professional fees. Integration costs incurred during 2014 primarily included employee-related costs related to management changes and audit-related fees. For 2013, integration costs primarily related to an impairment of in-progress capitalized software development costs, as well as employee-related costs due to management changes.

Purchase Price Allocation

The Company accounted for the Colomer Acquisition as a business combination during the fourth quarter of 2013. The table below summarizes the amounts recognized for assets acquired and liabilities assumed as of the Colomer Acquisition Date, as well as adjustments made in 2014 after the Colomer Acquisition Date to the amounts initially recorded in 2013 (the “Measurement Period Adjustments”). Accordingly, the Company retrospectively adjusted its consolidated balance sheet as of December 31, 2013 to reflect these Measurement Period Adjustments. The Measurement Period Adjustments did not have a material impact on the Company’s Consolidated Statements of Income and Comprehensive Income (Loss) for 2014.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

The Company recorded the total consideration of $664.5 million based on the respective estimated fair values of the net assets acquired on the Colomer Acquisition Date with resulting goodwill, as follows:

	Amounts Previously Recognized as of October 9, 2013 (Provisional)(a)	Measurement Period Adjustments	Amounts Recognized as of Colomer Acquisition Date (Adjusted)
Cash and cash equivalents	$36.9	$—	$36.9
Trade receivables	83.9	—	83.9
Inventories	75.1	—	75.1
Prepaid expenses and other	31.3	—	31.3
Property, plant and equipment	96.7	—	96.7
Intangible assets(b)	292.7	5.4	298.1
Goodwill(b)(c)	255.7	(2.4)	253.3
Deferred tax asset - noncurrent	53.1	—	53.1
Other assets(c)	1.9	3.9	5.8
Total assets acquired	927.3	6.9	934.2
Accounts payable	48.0	—	48.0
Accrued expenses and other	65.6	—	65.6
Long-term debt	0.9	—	0.9
Long-term pension and other benefit plan liabilities	4.5	—	4.5
Deferred tax liability(b)	123.3	2.1	125.4
Other long-term liabilities(c)	20.5	4.8	25.3
Total liabilities assumed	262.8	6.9	269.7
Total consideration	$664.5	$—	$664.5
(a)	As previously reported in Revlon, Inc.’s 2013 and 2014 Annual Reports on Form 10-K.
(b)	The Measurement Period Adjustments to intangible assets, deferred tax liability and goodwill in the first quarter of 2014 related to a change in assumptions used to calculate the fair value of an acquired customer relationship intangible asset, which increased the intangible asset by $5.4 million and extended the life of the asset from 10 to 20 years, increased deferred tax liabilities by $2.1 million and resulted in a net decrease to goodwill of $3.3 million.
(c)	The Company recorded a $3.9 million income tax adjustment to the beginning tax balance within other assets and a $4.8 million adjustment to other long-term liabilities, resulting in a net increase to goodwill of $0.9 million.

In determining the fair values of net assets acquired in the Colomer Acquisition and resulting goodwill, the Company considered, among other factors, an analysis of Colomer’s historical financial performance and an estimate of the future performance of the acquired business, as well as market participants’ intended use of the acquired assets.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

The intangible assets acquired in the Colomer Acquisition, based on the fair values of the identifiable intangible assets, were as follows:

	Fair Values at October 9, 2013	Weighted Average Useful Life (in years)
Trade names, indefinite-lived	$108.6	Indefinite
Trade names, finite-lived	109.4	5 - 20
Customer relationships	62.4	15 - 20
License agreement	4.1	10
Internally-developed IP	13.6	10
Total acquired intangible assets	$298.1

Unaudited Pro Forma Results

The unaudited pro forma results include the historical consolidated statements of operations of the Company and Colomer, giving effect to the Colomer Acquisition and related financing transactions as if they had occurred on January 1, 2013.

The Company’s pro forma consolidated net sales and income from continuing operations, before income taxes for 2013, are presented in the following table:

Unaudited Pro Forma Results Year Ended December 31, 2013
Net sales	$1,908.9
Income from continuing operations, before income taxes	135.2

The pro forma results, prepared in accordance with U.S. GAAP, include the following pro forma adjustments related to the Colomer Acquisition:

(i) as a result of an $11.1 million fair value adjustment to acquired inventory at the Colomer Acquisition Date, the Company recognized $8.5 million of the increase in cost of sales in its historical 2013 consolidated financial statements. The pro forma adjustments included an adjustment to reverse the $8.5 million recognized in 2013 cost of sales and recognize the full $11.1 million in 2012 cost of sales;

(ii) the pro forma increase in depreciation and amortization expense based on the $14.3 million of fair value adjustments to property, plant and equipment and acquired finite-lived intangible assets recorded in connection with the Colomer Acquisition in 2013;

(iii) the elimination of $9.0 million of goodwill impairment charges recognized by Colomer in 2013;

(iv) the elimination of $25.8 million of acquisition and integration costs recognized by the Company and Colomer in 2013;

(v) the elimination of $3.6 million of Colomer’s debt facility fees recognized in 2013, as the debt facility was closed on the Colomer Acquisition Date; and

(vi) the $19.4 million pro forma increase in interest expense and amortization of debt issuance costs in 2013, resulting from the issuance of the Acquisition Term Loan used by Products Corporation to finance the Colomer Acquisition.

The unaudited pro forma results do not include: (1) any revenue or cost reductions that may be achieved through the business combination; or (2) the impact of non-recurring items directly related to the business combination.

The unaudited pro forma results are not necessarily indicative of the operating results that would have occurred if the Colomer Acquisition had been completed as of the date for which the pro forma financial information is presented. In addition, the unaudited pro forma results do not purport to project the future consolidated operating results of the combined company.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

3.   RESTRUCTURING CHARGES

2015 Efficiency Program

In September 2015, the Company initiated certain restructuring actions to drive certain organizational efficiencies across the Company’s Consumer and Professional segments (the “2015 Efficiency Program”). These actions, which occurred during 2015 and are planned to occur through 2017, are expected to reduce general and administrative expenses within the Consumer and Professional segments. Of the $9.5 million of restructuring and related charges recognized in 2015 for the 2015 Efficiency Program, $6.0 million related to the Consumer segment and $3.2 million related to the Professional segment, with the remaining charges included within unallocated corporate expenses. The Company expects to recognize total restructuring and related charges for the 2015 Efficiency Program of $10.1 million by the end of 2017, of which $6.1 million relates to the Consumer segment, $3.7 million relates to the Professional segment and the remaining charge relates to unallocated corporate expenses.

A summary of the restructuring and related charges incurred through December 31, 2015 in connection with the 2015 Efficiency Program is presented in the following table:

	Restructuring Charges and Other, Net
	Employee Severance and Other Personnel Benefits	Other	Total Restructuring Charges
Charges incurred through December 31, 2015	$9.4	$0.1	$9.5
Total expected charges	$9.5	$0.6	$10.1

The Company expects that cash payments will total approximately $10.3 million in connection with the 2015 Efficiency Program, including $0.2 million for capital expenditures (which capital expenditures are excluded from total restructuring and related charges expected to be recognized for the 2015 Efficiency Program), of which $2.8 million was paid in 2015, $5.8 million is expected to be paid in 2016, and the remaining balance expected to be paid in 2017.

Integration Program

Following Products Corporation’s October 2013 Colomer Acquisition, the Company announced in January 2014 that it was implementing actions to integrate Colomer’s operations into the Company’s business, as well as additional restructuring actions identified to reduce costs across the Company’s businesses (all such actions, together, the “Integration Program”).

The Company recognized total restructuring charges, capital expenditures and related non-restructuring costs under the Integration Program of approximately $45 million in the aggregate over the periods described below.

The Integration Program was designed to deliver cost reductions throughout the combined organization by generating synergies and operating efficiencies within the Company’s global supply chain and consolidating offices and back office support, and other actions which were designed to reduce selling, general and administrative (“SG&A”) expenses. The Company completed the Integration Program as of December 31, 2015.

The approximately $45 million of total non-restructuring costs, capital expenditures and restructuring charges under the Integration Program referred to above consisted of the following:

1.	$2.1 million, $5.9 million and $12.5 million of non-restructuring integration costs recognized in 2015, 2014 and 2013, respectively. Such costs were reflected within acquisition and integration costs in the Company’s Consolidated Statements of Income and Comprehensive Income (Loss) and are related to combining Colomer’s operations into the Company’s business;
2.	Total integration-related capital expenditures of $5.3 million, of which $0.9 million and $4.4 million were paid during 2015 and 2014, respectively; and

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

3.	Total restructuring and related charges of $18.3 million, of which $(1.8) million and $20.1 million were recognized during 2015 and 2014, respectively. A summary of the restructuring and related charges for the Integration Program incurred through December 31, 2015 are as follows:
	Restructuring Charges and Other, Net
	Employee Severance and Other Personnel Benefits	Other	Total Restructuring Charges	Inventory Write-offs and Other Manufacturing- Related Costs(a)	Other Charges(b)	Total Restructuring and Related Charges
Charges incurred through December 31, 2014	$17.3	$1.6	$18.9	$0.6	$0.6	$20.1
Charges incurred through December 31, 2015	$(3.4)	$0.6	$(2.8)	$0.7	$0.3	$(1.8)
Total charges	$13.9	$2.2	$16.1	$1.3	$0.9	$18.3
(a)	Inventory write-offs and other manufacturing-related costs are recorded within cost of sales within the Company’s Consolidated Statements of Income and Comprehensive Income (Loss).
(b)	Other charges are recorded within SG&A expenses within the Company’s Consolidated Statements of Income and Comprehensive Income (Loss).

During 2015, the Company recorded a $1.8 million benefit related to a change in estimate in connection with the Integration Program, of which $3.1 million is related to the Consumer segment, partially offset by additional charges of $1.3 million related to the Professional segment. During 2014, the Company recorded $20.1 million of charges related to the Integration Program, of which $10.2 million related to the Consumer segment and $9.9 million related to the Professional segment.

The Company expects that cash payments related to the restructuring and related charges in connection with the Integration Program will total approximately $18 million, of which $6.7 million was paid during 2015 and $9.6 million was paid during 2014. The remaining balance is expected to be paid in 2016.

December 2013 Program

In December 2013, the Company announced restructuring actions that included exiting its direct manufacturing, warehousing and sales business operations in mainland China, as well as implementing other immaterial restructuring actions outside the U.S. that are expected to generate operating efficiencies (the “December 2013 Program”). These restructuring actions resulted in the Company eliminating approximately 1,100 positions in 2014, primarily in China, which included eliminating in the first quarter of 2014 approximately 940 beauty advisors retained indirectly through a third-party agency. The charges incurred for the December 2013 Program relate entirely to the Consumer segment.

A summary of the restructuring and related charges incurred through 2015 in connection with the December 2013 Program are presented in the following table:

	Restructuring Charges and Other, Net
	Employee Severance and Other Personnel Benefits	Other	Total Restructuring Charges	Allowances and Returns	Inventory Write-offs	Other Charges	Total Restructuring and Related Charges
Charges incurred through December 31, 2014	$8.6	$0.3	$8.9	$6.5	$3.1	$0.4	$18.9
Charges incurred through December 31, 2015	$—	$—	$—	$—	$—	$—	$—
Total expected charges	$8.6	$0.3	$8.9	$6.5	$3.1	$0.4	$18.9

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

The Company expects net cash payments related to the December 2013 Program to total approximately $17 million, of which nil was paid in 2015, $15.5 million was paid during 2014 and $0.1 million was paid in 2013. The remaining balance is expected to be paid in 2016.

Other Immaterial Actions

In 2015, the Company recorded $3.9 million of restructuring and related charges for other immaterial restructuring actions within both the Consumer and Professional segments, primarily related to exit and disposal costs associated with the Company’s Hong Kong subsidiary.

In 2014, the Company recorded net charges totaling $2.7 million of restructuring and related charges, for other immaterial restructuring actions within both the Consumer and Professional segments, due to $5.3 million of charges primarily related to employee-related costs, partially offset by a $2.6 million gain related to the sale of property, plant and equipment.

Restructuring Reserve

The related liability balance and activity for each of the Company’s restructuring programs, as summarized above, are presented in the following table:

				Utilized, Net
	Balance Beginning of Year	(Income) Expense, Net	Foreign Currency Translation	Cash	Non-cash	Balance End of Year
2015
2015 Efficiency Program:
Employee severance and other personnel benefits	$—	$9.4	$—	$(2.8)	$—	$6.6
Other	—	0.1	—	—	—	0.1
Integration Program:
Employee severance and other personnel benefits	9.6	(3.4)	(0.2)	(5.2)	—	0.8
Other	0.1	0.6	—	(0.6)	—	0.1
December 2013 Program:
Employee severance and other personnel benefits	1.2	—	—	—	—	1.2
Other	—	—	—	—	—	—
Other immaterial actions:
Employee severance and other personnel benefits	3.1	1.7	(0.1)	(2.4)	—	2.3
Other	—	2.1	—	(1.4)	—	0.7
Total restructuring reserve	$14.0	$10.5	$(0.3)	$(12.4)	$—	$11.8

2014
Integration Program:
Employee severance and other personnel benefits	$—	$17.3	$(0.1)	$(7.6)	$—	$9.6
Other	—	1.6	—	(1.2)	(0.3)	0.1
December 2013 Program:
Employee severance and other personnel benefits	9.0	(0.5)	(0.2)	(7.3)	0.2	1.2
Other	0.5	(0.2)	—	(0.3)	—	—
Other immaterial actions:
Employee severance and other personnel benefits(a)	2.7	5.0	(0.2)	(4.5)	0.1	3.1
Other(a)	1.5	0.2	—	(1.7)	—	—
Total restructuring reserve	$13.7	$23.4	$(0.5)	$(22.6)	$—	$14.0
Gain on sale of property, plant and equipment for 2014 other immaterial actions		(2.6)
Portion of restructuring benefits recorded within (loss) income from discontinued operations(b)		0.5
Total restructuring charges and other, net, from continuing operations		$21.3

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

(a)	Includes reserve of $4.2 million remaining at the end of 2013 related to the Company’s exit of its then-owned manufacturing facility in France and its then-leased manufacturing facility in Maryland; rightsizing its organizations in France and Italy; and realigning its operations in Latin America and Canada, or the “September 2012 Program.”
(b)	Refer to Note 4, “Discontinued Operations” for additional information regarding the Company’s exit of its direct manufacturing, warehousing and sales business operations in mainland China.

As of December 31, 2015, $11.8 million of the restructuring reserve balance was included within accrued expenses and other in the Company’s Consolidated Balance Sheet. At December 31, 2014, $13.7 million of the restructuring reserve balance was included within accrued expenses and other and $0.3 million was included within other long-term liabilities in the Company’s Consolidated Balance Sheet.

4.   DISCONTINUED OPERATIONS

On December 30, 2013, the Company announced that it was implementing the December 2013 Program, which primarily included exiting its direct manufacturing, warehousing and sales business operations in mainland China (refer to Note 3, “Restructuring Charges - December 2013 Program”).

The results of the China discontinued operations are included within (loss) income from discontinued operations, net of taxes, and relate entirely to the Consumer segment. The summary comparative financial results of discontinued operations are as follows:

	Year Ended December 31,
	2015	2014	2013
Net sales	$—	$2.6	$13.8
(Loss) income from discontinued operations, before taxes	(3.2)	1.5	(30.8)
Provision for income taxes	—	0.2	(0.4)
(Loss) income from discontinued operations, net of taxes	(3.2)	1.3	(30.4)
(a)	Net sales during 2014 include favorable adjustments to sales returns related to the Company’s exit of its direct manufacturing, warehousing and sales business operations in mainland China.
(b)	Included in loss from discontinued operations, before taxes for 2013 are $20.0 million of restructuring and related charges related to the December 2013 Program. Refer to Note 3, “Restructuring Charges - December 2013 Program,” for related disclosures.

Assets and liabilities of the China discontinued operations included in the Consolidated Balance Sheets consist of the following:

	December 31, 2015	December 31, 2014
Cash and cash equivalents	$2.0	$2.4
Trade receivables, net	0.2	0.2
Total current assets	2.2	2.6
Total assets	$2.2	$2.6

Accounts payable	$0.7	$0.2
Accrued expenses and other	3.6	3.9
Total current liabilities	4.3	4.1
Total liabilities	$4.3	$4.1

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

5.   INVENTORIES

	December 31,
	2015	2014
Raw materials and supplies	$58.2	$47.2
Work-in-process	8.3	9.0
Finished goods	117.3	100.4
	$183.8	$156.6

6.   PREPAID EXPENSES AND OTHER

	December 31,
	2015	2014
Prepaid expenses	$18.2	$17.3
Other	35.1	27.3
	$53.3	$44.6

7.   PROPERTY, PLANT AND EQUIPMENT

	December 31,
	2015	2014
Land and improvements	$10.7	$11.7
Building and improvements	84.7	83.9
Machinery, equipment and capital leases	213.0	198.7
Office furniture, fixtures and capitalized software	118.1	104.2
Leasehold improvements	29.0	28.1
Construction-in-progress	31.5	35.9
Property, plant and equipment, gross	487.0	462.5
Accumulated depreciation and amortization	(271.7)	(250.5)
Property, plant and equipment, net	$215.3	$212.0

Depreciation and amortization expense for 2015, 2014 and 2013 was $37.0 million, $36.9 million and $25.2 million, respectively.

8.   GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill

The following table presents the changes in goodwill by segment during each of 2015 and 2014:

	Consumer	Professional	Other	Total
Balance at January 1, 2014	$217.9	$254.4	$—	$472.3
Foreign currency translation adjustment	—	(8.2)	—	(8.2)
Balance at December 31, 2014	$217.9	$246.2	$—	$464.1
Goodwill acquired	1.9	—	19.5	21.4
Foreign currency translation adjustment	—	(5.5)	(0.6)	(6.1)
Goodwill impairment charge	$(9.7)	$—	$—	$(9.7)
Balance at December 31, 2015	$210.1	$240.7	$18.9	$469.7

The goodwill acquired during 2015 relates to: (i) $19.5 million of goodwill acquired in the CBB Acquisition, which was assigned to the Company’s Other segment; and (ii) $1.9 million of goodwill acquired in

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

the Cutex Acquisition. See Note 1, “Description of the Business and Summary of Significant Accounting Policies,” for further discussion of the “Other” segment and Note 2, “Business Combinations,” for further discussion of the CBB Acquisition.

For 2015, the Company utilized the two-step process as prescribed by ASC 350, Intangibles - Goodwill and Other, in order to identify potential impairment for each of its reporting units. In the first step of this test, the Company compared the fair value of each of the Company’s reporting units, determined based upon discounted estimated future cash flows, to the respective carrying amount, including goodwill. Where the fair value of such reporting unit exceeded the carrying amount, no further work was required and no impairment loss was recognized. The results of the step one test concluded that impairment indicators may have existed within the Global Color Brands reporting unit as a result of the observed decline in sales of the Pure Ice nail enamel brand, primarily driven by the effects of declines in the promotional activity for the Pure Ice brand at retailers and, accordingly, the Company performed step two of the goodwill impairment test for this reporting unit.

In the second step, the Company measured the potential impairment by comparing the implied fair value of the Global Color Brands reporting unit’s goodwill with the carrying amount of the goodwill at September 30, 2015. The implied fair value of goodwill was determined in the same manner as the amount of goodwill recognized in a business combination, where the estimated fair value of the reporting unit was allocated to all the assets and liabilities of that reporting unit (including both recognized and unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the estimated fair value of the reporting unit was the purchase price paid. When the carrying amount of the reporting unit’s goodwill is greater than the implied fair value of that reporting unit’s goodwill, an impairment loss is recognized within operations. The Company determined the fair value of the Global Color Brands reporting unit using discounted estimated future cash flows. The weighted average cost of capital in testing the Global Color Brands reporting unit for impairment was 13.0% with a perpetual growth rate of 2.0%. As a result of this annual impairment test, the Company recognized a $9.7 million non-cash goodwill impairment charge related to the Global Color Brands reporting unit in the fourth quarter of 2015.

Intangible Assets, Net

The following tables present details of the Company’s total intangible assets:

	December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life (in Years)
Finite-lived intangible assets:
Trademarks and Licenses	$145.0	$(36.0)	$109.0	15
Customer relationships	118.8	(20.5)	98.3	16
Patents and Internally-Developed IP	16.8	(4.0)	12.8	10
Distribution rights	3.5	(0.6)	2.9	5
Total finite-lived intangible assets	$284.1	$(61.1)	$223.0

Indefinite-lived intangible assets:
Trade Names	$95.0	$—	$95.0
Total indefinite-lived intangible assets	$95.0	$—	$95.0
Total intangible assets	$379.1	$(61.1)	$318.0

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

	December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life (in Years)
Finite-lived intangible assets:
Trademarks and Licenses	$140.5	$(23.5)	$117.0	14
Customer relationships	109.1	(13.4)	95.7	17
Patents and Internally-Developed IP	16.2	(2.4)	13.8	10
Total finite-lived intangible assets	$265.8	$(39.3)	$226.5

Indefinite-lived intangible assets:
Trade Names	$101.3	$—	$101.3
Total indefinite-lived intangible assets	$101.3	$—	$101.3
Total intangible assets	$367.1	$(39.3)	$327.8

Amortization expense for finite-lived intangible assets was $22.4 million, $21.3 million and $10.4 million for 2015, 2014 and 2013, respectively.

The following table reflects the estimated future amortization expense, a portion of which is subject to exchange rate fluctuations, for the Company’s finite-lived intangible assets as of December 31, 2015:

Estimated Amortization Expense
2016	$22.7
2017	22.3
2018	21.4
2019	18.9
2020	18.2
Thereafter	119.5
Total	$223.0

9.   ACCRUED EXPENSES AND OTHER

	December 31,
	2015	2014
Sales returns and allowances	$61.1	$70.6
Compensation and related benefits	75.6	66.8
Advertising and promotional costs	38.4	44.9
Taxes	20.8	23.4
Interest	12.4	11.0
Restructuring reserve	11.8	13.7
Other	52.3	42.9
	$272.4	$273.3

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

10.   SHORT-TERM BORROWINGS

Products Corporation had outstanding short-term borrowings (excluding borrowings under the Amended Credit Agreements or 2011 Credit Agreements (as hereinafter defined), which are reflected in Note 11, “Long-Term Debt”), aggregating $11.3 million and $6.6 million at December 31, 2015 and 2014, respectively. The weighted average interest rate on these short-term borrowings outstanding at December 31, 2015 and 2014 was 4.9% and 6.2%, respectively.

11.   LONG-TERM DEBT

	December 31, 2015	December 31, 2014
Amended Term Loan Facility: Acquisition Term Loan due 2019, net of discounts (see (a) below)	$672.5	$691.6
Amended Term Loan Facility: 2011 Term Loan due 2017, net of discounts (see (a) below)	660.6	671.6
Amended Revolving Credit Facility (see (a) below)	—	—
5¾% Senior Notes due 2021 (see (b) below)	500.0	500.0
Spanish Government Loan due 2025 (see (c) below)	0.6	0.7
	1,833.7	1,863.9
Less current portion(*)	(30.0)	(31.5)
	$1,803.7	$1,832.4
(*)	At December 31, 2015 and 2014, the Company classified $30.0 million and $31.5 million, respectively, of long-term debt as a current liability, which was primarily comprised of $23.2 million and $24.6 million of required “excess cash flow” prepayments (as defined under the Amended Term Loan Agreement, as hereinafter defined). The excess cash flow prepayment for 2015 will be paid on or prior to April 9, 2016. The 2014 excess cash flow prepayment was paid on March 12, 2015. The current portion of long-term debt also includes the Company’s annual principal amortization payments (payable in equal quarterly installments and after giving effect to such prepayments) of $6.8 million and $6.9 million due in 2016 and 2015, respectively.

The Company completed the following debt transactions during 2015 and 2014.

2015 Debt Related Transaction

Amended Term Loan Facility - Excess Cash Flow Payment

In March 2015, Products Corporation prepaid $24.6 million of indebtedness, representing 50% of its 2014 “excess cash flow” as defined under the Amended Term Loan Agreement, in accordance with the terms of its Amended Term Loan Facility. The prepayment was applied on a ratable basis between the principal amounts outstanding under the 2011 Term Loan and the Acquisition Term Loan. The amount of the prepayment that was applied to the 2011 Term Loan reduced the principal amount outstanding by $12.1 million to $662.9 million (as all amortization payments under the 2011 Term Loan had been paid). The $12.5 million that was applied to the Acquisition Term Loan reduced Products Corporation’s future regularly scheduled quarterly amortization payments under the Acquisition Term Loan on a ratable basis from $1.8 million prior to the prepayment to $1.7 million after giving effect to the prepayment and through its maturity on October 8, 2019.

2014 Debt Related Transactions

February 2014 Term Loan Amendment

In February 2014, Products Corporation entered into an amendment (the “February 2014 Term Loan Amendment”) to its amended term loan agreement among Products Corporation, as borrower, a syndicate of lenders and Citicorp USA, Inc. (“CUSA”), as administrative agent and collateral agent. The amended term loan

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

agreement is comprised of: (i) the term loan due November 19, 2017, in the original aggregate principal amount of $675.0 million, which had $662.9 million in aggregate principal balance outstanding as of December 31, 2015 (the “2011 Term Loan” or the “2011 Term Loan Facility”); and (ii) the term loan due October 8, 2019, in the original aggregate principal amount of $700 million, which had $673.7 million in aggregate principal balance outstanding as of December 31, 2015 (the “Acquisition Term Loan”) (together, the “Amended Term Loan Agreement” and the “Amended Term Loan Facility”). Pursuant to the February 2014 Term Loan Amendment, the interest rates applicable to Eurodollar Loans under the 2011 Term Loan bear interest at the Eurodollar Rate plus 2.5% per annum, with the Eurodollar Rate not to be less than 0.75% (compared to 3.0% and 1.0%, respectively, prior to the February 2014 Term Loan Amendment), while Alternate Base Rate Loans under the 2011 Term Loan bear interest at the Alternate Base Rate plus 1.5%, with the Alternate Base Rate not to be less than 1.75% (compared to 2.0% in each case prior to the February 2014 Term Loan Amendment) (and as each such term is defined in the Amended Term Loan Agreement).

Products Corporation’s Acquisition Term Loan and Products Corporation’s $175.0 million asset-based, multi-currency revolving credit facility (the “Amended Revolving Credit Facility”) were not amended in connection with the February 2014 Term Loan Amendment.

During 2014, the Company incurred approximately $1.1 million of fees and expenses in connection with the February 2014 Term Loan Amendment, which were expensed as incurred, and wrote-off $0.8 million of unamortized debt discount and deferred financing costs as a result of the February 2014 Term Loan Amendment. These amounts, totaling $1.9 million, were recognized within loss on early extinguishment of debt in the Company’s Consolidated Statements of Income and Comprehensive Income (Loss) for the year ended December 31, 2014.

Repayment of Non-Contributed Loan

On May 1, 2014, Products Corporation used available cash on hand to optionally prepay in full the remaining $58.4 million principal amount outstanding under the non-contributed loan portion of Product Corporation’s amended and restated senior subordinated term loan agreement with MacAndrews & Forbes (the “Non-Contributed Loan”) that remained owing from Products Corporation to various third parties. The Non-Contributed Loan would have otherwise matured on October 8, 2014. In connection with such prepayment, the Company wrote-off $0.1 million of deferred financing costs, which were recognized within loss on early extinguishment of debt in the Company’s Consolidated Statements of Income and Comprehensive Income (Loss) for 2014.

Long-Term Debt Agreements

(a) Amended Credit Agreements

The following is a summary description of the Amended Term Loan Facility, which includes the 2011 Term Loan and the Acquisition Term Loan, and the Amended Revolving Credit Facility. Unless otherwise indicated, capitalized terms have the meanings given to them in the Amended Term Loan Agreement and/or the Amended Revolving Credit Agreement (the “Amended Credit Agreements”), as applicable. Investors should refer to the Amended Revolving Credit Agreement and/or the Amended Term Loan Agreement for complete terms and conditions, as these summary descriptions are subject to a number of qualifications and exceptions.

Amended Revolving Credit Facility

Availability under the Amended Revolving Credit Facility varies based on a borrowing base that is determined by the value of eligible trade receivables and eligible inventory in the U.S. and the U.K. and eligible real property and equipment in the U.S. from time to time.

In January 2014, certain of Products Corporation’s U.S.-domiciled subsidiaries acquired in the Colomer Acquisition (the “Colomer U.S. Subsidiaries”) became additional guarantors under Products Corporation’s Amended Term Loan Facility and Amended Revolving Credit Facility and the 5¾% Senior Notes Indenture. In January and May 2015, certain of Product Corporation’s newly-formed U.S.-domiciled subsidiaries in the

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Professional segment and formed in connection with the CBB Acquisition (collectively, the “New U.S. Subsidiaries”) became additional guarantors under such debt instruments. In connection with becoming guarantors, substantially all of the assets of such subsidiaries were pledged as collateral under Products Corporation’s Amended Term Loan Facility and Amended Revolving Credit Facility, thereby increasing the value of the assets supporting the borrowing base under the Amended Revolving Credit Facility.

If the value of the eligible assets is not sufficient to support the $175.0 million borrowing base under the Amended Revolving Credit Facility, Products Corporation will not have full access to the Amended Revolving Credit Facility. Products Corporation’s ability to borrow under the Amended Revolving Credit Facility is also conditioned upon the satisfaction of certain conditions precedent and Products Corporation’s compliance with other covenants in the Amended Revolving Credit Agreement.

In each case subject to borrowing base availability, the Amended Revolving Credit Facility is available to:

(i) Products Corporation in revolving credit loans denominated in U.S. Dollars;

(ii) Products Corporation in swing line loans denominated in U.S. Dollars up to $30.0 million;

(iii) Products Corporation in standby and commercial letters of credit denominated in U.S. Dollars and other currencies up to $60.0 million; and

(iv) Products Corporation and certain of its international subsidiaries designated from time to time in revolving credit loans and bankers’ acceptances denominated in U.S. Dollars and other currencies.

Under the Amended Revolving Credit Facility, borrowings (other than loans in foreign currencies) bear interest, if made as Eurodollar Loans, at the Eurodollar Rate plus the applicable margin set forth in the grid below and, if made as Alternate Base Rate Loans, at the Alternate Base Rate plus the applicable margin set forth in the grid below.

Excess Availability	Alternate Base Rate Loans	Eurodollar Loans, Eurocurrency Loan or Local Rate Loans
Greater than or equal to $92,000,000	0.50%	1.50%
Less than $92,000,000 but greater than or equal to $46,000,000	0.75%	1.75%
Less than $46,000,000	1.00%	2.00%

Local Loans (as defined in the Amended Revolving Credit Agreement) bear interest, if mutually acceptable to Products Corporation and the relevant foreign lenders, at the Local Rate, and otherwise (i) if in foreign currencies or in U.S. Dollars at the Eurodollar Rate or the Eurocurrency Rate plus the applicable margin set forth in the grid above or (ii) if in U.S. Dollars at the Alternate Base Rate plus the applicable margin set forth in the grid above.

Prior to the termination date of the Amended Revolving Credit Facility, revolving loans are required to be prepaid (without any permanent reduction in commitment) with:

(i) the net cash proceeds from sales of Revolving Credit First Lien Collateral by Products Corporation or any of Products Corporation’s subsidiary guarantors (other than dispositions in the ordinary course of business and certain other exceptions); and

(ii) the net proceeds from the issuance by Products Corporation or any of its subsidiaries of certain additional debt, to the extent there remains any such proceeds after satisfying Products Corporation’s repayment obligations under the Amended Term Loan Facility.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Products Corporation pays to the lenders under the Amended Revolving Credit Facility a commitment fee of 0.25% of the average daily unused portion of the Amended Revolving Credit Facility, which fee is payable quarterly in arrears. Under the Amended Revolving Credit Facility, Products Corporation also pays:

(i) to foreign lenders a fronting fee of 0.25% per annum on the aggregate principal amount of specified Local Loans (which fee is retained by foreign lenders out of the portion of the Applicable Margin payable to such foreign lender);

(ii) to foreign lenders an administrative fee of 0.25% per annum on the aggregate principal amount of specified Local Loans;

(iii) to the multi-currency lenders a letter of credit commission equal to the product of (a) the Applicable Margin for revolving credit loans that are Eurodollar Rate loans (adjusted for the term that the letter of credit is outstanding) and (b) the aggregate undrawn face amount of letters of credit; and

(iv) to the issuing lender, a letter of credit fronting fee of 0.25% per annum of the aggregate undrawn face amount of letters of credit, which fee is a portion of the Applicable Margin.

Under certain circumstances, Products Corporation has the right to request that the Amended Revolving Credit Facility be increased by up to $100.0 million, provided that the lenders are not committed to provide any such increase.

Under certain circumstances, if and when the difference between (i) the borrowing base under the Amended Revolving Credit Facility and (ii) the amounts outstanding under the Amended Revolving Credit Facility is less than $20.0 million for a period of two consecutive days or more, and until such difference is equal to or greater than $20.0 million for a period of 30 consecutive business days, the Amended Revolving Credit Facility requires Products Corporation to maintain a consolidated fixed charge coverage ratio (the ratio of EBITDA minus Capital Expenditures to Cash Interest Expense for such period) of a minimum of 1.0 to 1.0.

The Amended Revolving Credit Facility matures on the earlier of August 14, 2018 and the date that is 90 days prior to the earliest maturity date of any term loans then outstanding under the Amended Term Loan Facility, but not earlier than June 16, 2016.

Amended Term Loan Facility

Term loans under the Amended Term Loan Facility bear interest at the following interest rates:

	Eurodollar Loans	Alternate Base Rate Loans
2011 Term Loans	Eurodollar Rate plus 2.50% per annum (with the Eurodollar Rate not to be less than 0.75%)	Alternate Base Rate plus 1.50% (with the Alternate Base Rate not to be less than 1.75%)
Acquisition Term Loans	Eurodollar Rate plus 3.00% per annum (with the Eurodollar Rate not to be less than 1.00%)	Alternate Base Rate plus 2.00% (with the Alternate Base Rate not to be less than 2.00%)

The term loans under the Amended Term Loan Facility are required to be prepaid with:

(i) the net cash proceeds in excess of $10 million for each 12-month period ending on March 31 received during such period from sales of Term Loan First Lien Collateral by Products Corporation or any of its subsidiary guarantors, with carryover of unused annual basket amounts up to a maximum of $25 million and with respect to certain specified dispositions up to an additional $25 million in the aggregate (subject to a reinvestment right for 365 days, or 545 days if the Company has within such 365-day period entered into a legally binding commitment to invest such funds);

(ii) the net proceeds from the issuance by Products Corporation or any of its subsidiaries of certain additional debt; and

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

(iii) 50% of Products Corporation’s “excess cash flow” (as defined under the Amended Term Loan Agreement).

As of December 31, 2015, Products Corporation is required to prepay, on or before 100 days following the last day of its fiscal year (i.e., by April 9, 2016), $23.2 million of indebtedness under the Amended Term Loan Facility, representing 50% of its 2015 “excess cash flow” (as defined under the Amended Term Loan Agreement). The prepayment will be applied on a ratable basis between the principal amounts outstanding under the 2011 Term Loan and the Acquisition Term Loan. The amount of the prepayment to be applied to the 2011 Term Loan will be used to reduce the aggregate principal amount outstanding (as all amortization payments under the 2011 Term Loan have been paid), while the amount to be applied to the Acquisition Term Loan will be used to reduce Products Corporation’s future annual amortization payments (which are payable in equal quarterly installments) on a ratable basis from $6.9 million prior to the prepayment to $6.8 million after giving effect to the prepayment and through its maturity on October 8, 2019.

The Amended Term Loan Facility contains a financial covenant limiting Products Corporation’s first lien senior secured leverage ratio (the ratio of Products Corporation’s senior secured debt that has a lien on the collateral which secures the Amended Term Loan Facility that is not junior or subordinated to the liens securing the Amended Term Loan Facility (excluding debt outstanding under the Amended Revolving Credit Facility)) to EBITDA, as each such term is defined in the Amended Term Loan Facility, to no more than 4.25 to 1.0 for each period of four consecutive fiscal quarters ending through the maturity date of the Amended Term Loan Facility.

Products Corporation, under certain circumstances, also has the right to request the Amended Term Loan Facility to be increased by up to the greater of: (i) $300 million; and (ii) an amount such that Products Corporation’s First Lien Secured Leverage Ratio (as defined in the Amended Term Loan Agreement) does not exceed 3.50:1.00. The lenders are not committed to provide any such increase. Any such increase would be in addition to the Acquisition Term Loan.

The 2011 Term Loan outstanding under the Amended Term Loan Facility matures on November 19, 2017. The Acquisition Term Loan under the Amended Term Loan Facility has the same terms as the 2011 Term Loans, except that: (i) it matures on the sixth anniversary of the closing of the Acquisition Term Loan (or October 8, 2019); and (ii) it amortizes on March 31, June 30, September 30 and December 31 of each year (which commenced March 31, 2014), in an amount equal to 0.25% of the aggregate principal amount of the Acquisition Term Loan.

Provisions Applicable to the Amended Term Loan Facility and the Amended Revolving Credit Facility

The Amended Credit Agreements are supported by, among other things, guarantees from Revlon, Inc. and, subject to certain limited exceptions, Products Corporation’s domestic subsidiaries. Products Corporation’s obligations under the Amended Term Loan Agreement and the Amended Revolving Credit Agreement and the obligations under such guarantees are secured by, subject to certain limited exceptions, substantially all of Products Corporation’s assets and the assets of the guarantors, including:

(i) a mortgage on certain material owned real property, including Products Corporation’s facility in Oxford, North Carolina;

(ii) Products Corporation’s capital stock and the capital stock of the subsidiary guarantors and 66% of the voting capital stock and 100% of the non-voting capital stock of Products Corporation’s and the subsidiary guarantors’ first-tier, non-U.S. subsidiaries;

(iii) Products Corporation’s and the subsidiary guarantors’ intellectual property and other intangible property; and

(iv) Products Corporation’s and the subsidiary guarantors’ inventory, trade receivables, equipment, investment property and deposit accounts.

The liens on, among other things, inventory, trade receivables, deposit accounts, investment property (other than Products Corporation’s capital stock and the capital stock of Products Corporation’s subsidiaries), real property, equipment, fixtures and certain intangible property secure the Amended Revolving Credit Facility on a

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

first priority basis and the Amended Term Loan Facility on a second priority basis. The liens on Products Corporation’s capital stock and the capital stock of Products Corporation’s subsidiaries and intellectual property and certain other intangible property secure the Amended Term Loan Facility on a first priority basis and the Amended Revolving Credit Facility on a second priority basis. Such arrangements are set forth in the Third Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of March 11, 2010, by and among Products Corporation and CUSA, as administrative agent and as collateral agent for the benefit of the secured parties for the Amended Term Loan Facility and Amended Revolving Credit Facility (the “2010 Intercreditor Agreement”). The 2010 Intercreditor Agreement also provides that the liens referred to above may be shared from time to time, subject to certain limitations, with specified types of other obligations incurred or guaranteed by Products Corporation, such as foreign exchange and interest rate hedging obligations and foreign working capital lines.

The Amended Credit Agreements contain various restrictive covenants prohibiting Products Corporation and its subsidiaries from:

(i) incurring additional indebtedness or guarantees, with certain exceptions;

(ii) making dividend and other payments or loans to Revlon, Inc. or other affiliates, with certain exceptions, including among others:

(a) exceptions permitting Products Corporation to pay dividends or make other payments to Revlon, Inc. to enable it to, among other things, pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal, accounting and insurance fees, regulatory fees, such as SEC filing fees and NYSE listing fees, and other expenses related to being a public holding company;

(b) subject to certain circumstances, to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Fourth Amended and Restated Revlon, Inc. Stock Plan and/or the payment of withholding taxes in connection with the vesting of restricted stock awards under such plan;

(c) subject to certain limitations, to pay dividends or make other payments to finance the purchase, redemption or other retirement for value by Revlon, Inc. of stock or other equity interests or equivalents in Revlon, Inc. held by any current or former director, employee or consultant in his or her capacity as such; and

(d) subject to certain limitations, to make other restricted payments to Products Corporation’s affiliates in an amount up to $10 million per year (plus $10 million for each calendar year commencing with 2011), other restricted payments in an aggregate amount not to exceed $35 million and certain other restricted payments, including without limitation those based upon certain financial tests;

(iii) creating liens or other encumbrances on Products Corporation’s or its subsidiaries’ assets or revenues, granting negative pledges or selling or transferring any of Products Corporation’s or its subsidiaries’ assets, all subject to certain limited exceptions;

(iv) with certain exceptions, engaging in merger or acquisition transactions;

(v) prepaying indebtedness and modifying the terms of certain indebtedness and specified material contractual obligations, subject to certain exceptions;

(vi) making investments, subject to certain exceptions; and

(vii) entering into transactions with Products Corporation’s affiliates involving aggregate payments or consideration in excess of $10 million other than upon terms that are not materially less favorable when taken as a whole to Products Corporation or its subsidiaries as terms that would be obtainable at

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

the time for a comparable transaction or series of similar transactions in arm’s length dealings with an unrelated third person and where such payments or consideration exceed $20 million, unless such transaction has been approved by all of Products Corporation’s independent directors, subject to certain exceptions.

The events of default under the Amended Credit Agreements include customary events of default for such types of agreements, including, among others:

(i) nonpayment of any principal, interest or other fees when due, subject in the case of interest and fees to a grace period;

(ii) non-compliance with the covenants in the Amended Term Loan Agreement, the Amended Revolving Credit Agreement or the ancillary security documents, subject in certain instances to grace periods;

(iii) the institution of any bankruptcy, insolvency or similar proceedings by or against Products Corporation, any of its subsidiaries or Revlon, Inc., subject in certain instances to grace periods;

(iv) default by Revlon, Inc. or any of its subsidiaries (A) in the payment of certain indebtedness when due (whether at maturity or by acceleration) in excess of $50.0 million in aggregate principal amount or (B) in the observance or performance of any other agreement or condition relating to such debt, provided that the amount of debt involved is in excess of $50.0 million in aggregate principal amount, or the occurrence of any other event, the effect of which default referred to in this subclause (iv) is to cause or permit the holders of such debt to cause the acceleration of payment of such debt;

(v) in the case of the Amended Term Loan Facility, a cross default under the Amended Revolving Credit Facility, and in the case of the Amended Revolving Credit Facility, a cross default under the Amended Term Loan Facility;

(vi) the failure by Products Corporation, certain of Products Corporation’s subsidiaries or Revlon, Inc. to pay certain material judgments;

(vii) a change of control such that: (A) Revlon, Inc. shall cease to be the beneficial and record owner of 100% of Products Corporation’s capital stock; (B) Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall cease to “control” Products Corporation, and any other person or group of persons owns, directly or indirectly, more than 35% of Products Corporation’s total voting power; (C) any person or group of persons other than Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall “control” Products Corporation; or (D) during any period of two consecutive years, the directors serving on Products Corporation’s Board of Directors at the beginning of such period (or other directors nominated by at least a majority of such continuing directors) shall cease to be a majority of the directors;

(viii) Revlon, Inc. shall have any meaningful assets or indebtedness or shall conduct any meaningful business other than its ownership of Products Corporation and such activities as are customary for a publicly traded holding company which is not itself an operating company, in each case subject to limited exceptions; and

(ix) the failure of certain affiliates which hold Products Corporation’s or its subsidiaries’ indebtedness to be party to a valid and enforceable agreement prohibiting such affiliate from demanding or retaining payments in respect of such indebtedness, subject to certain exceptions.

If Products Corporation is in default under the senior secured leverage ratio under the Amended Term Loan Facility or the consolidated fixed charge coverage ratio under the Amended Revolving Credit Agreement, Products Corporation may cure such default by issuing certain equity securities to, or receiving capital contributions from, Revlon, Inc. and applying such cash which is deemed to increase EBITDA for the purpose of calculating the applicable ratio. Products Corporation may exercise this cure right two times in any four-quarter period.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Covenants

Products Corporation was in compliance with all applicable covenants under the Amended Term Loan Agreement and the Amended Revolving Credit Facility as of December 31, 2015 and 2014. At December 31, 2015, the aggregate principal amounts outstanding under the Acquisition Term Loan and the 2011 Term Loan were $673.7 million and $662.9 million, respectively, and availability under the $175.0 million Amended Revolving Credit Facility, based upon the calculated borrowing base less $8.8 million of outstanding undrawn letters of credit and nil then drawn on the Amended Revolving Credit Facility, was $166.2 million.

(b) 5¾% Senior Notes

On February 8, 2013, Products Corporation completed its offering (the “2013 Senior Notes Refinancing”), pursuant to an exemption from registration under the Securities Act of 1933 (as amended, the “Securities Act”), of $500.0 million aggregate principal amount of the 5¾% Senior Notes. The 5¾% Senior Notes are unsecured and were issued to investors at par. The 5¾% Senior Notes mature on February 15, 2021. Interest on the 5¾% Senior Notes accrues at 5¾% per annum, paid every six months on February 15th and August 15th. (See “Registration Rights” below).

The 5¾% Senior Notes were issued pursuant to the 5¾% Senior Notes Indenture, dated as of February 8, 2013 (the “Notes Closing Date”), by and among Products Corporation, Products Corporation’s domestic subsidiaries (the “Guarantors”), which also currently guarantee Products Corporation’s Amended Term Loan Facility and Amended Revolving Credit Facility, and U.S. Bank National Association, as trustee. The Guarantors issued guarantees (the “Guarantees”) of Products Corporation’s obligations under the 5¾% Senior Notes and the 5¾% Senior Notes Indenture on a joint and several, senior unsecured basis. The Colomer U.S. Subsidiaries became additional guarantors in January 2014 and the New U.S. Subsidiaries became additional guarantors in January and May 2015, in each case under Products Corporation’s Amended Term Loan Facility and Amended Revolving Credit Facility and the 5¾% Senior Notes Indenture.

In December 2013, Products Corporation consummated an offer to exchange the original 5¾% Senior Notes for $500 million of new 5¾% Senior Notes, which have substantially the same terms as the original 5¾% Senior Notes, except that they are registered under the Securities Act (such registered new notes being the “5¾% Senior Notes”). See “Registration Rights” below for further discussion.

Products Corporation used a portion of the $491.2 million of net proceeds from the issuance of the 5¾% Senior Notes (net of underwriters’ fees) to repay and redeem all of the $330.0 million outstanding aggregate principal amount of its 9¾% Senior Secured Notes, as well as to pay $8.6 million of accrued interest. Products Corporation incurred an aggregate of $19.4 million of fees for the applicable redemption and tender offer premiums, related fees and expenses in connection with redemption and repayment of the 9¾% Senior Secured Notes and other fees and expenses in connection with the issuance of the 5¾% Senior Notes. Products Corporation used a portion of the remaining proceeds from the issuance of the 5¾% Senior Notes, together with existing cash, to pay approximately $113.0 million of principal on its 2011 Term Loan in conjunction with the February 2013 Term Loan Amendments. Products Corporation used the remaining balance available from the issuance of the 5¾% Senior Notes for general corporate purposes, including, without limitation, debt reduction transactions, such as repaying to Revlon, Inc. at maturity on October 8, 2013 the Contributed Loan, which Revlon, Inc. used to pay the liquidation preference of Revlon, Inc.’s then outstanding Series A Preferred Stock, with a par value of $0.01 per share (the “Series A Preferred Stock”) in connection with its mandatory redemption on such date.

Ranking

The 5¾% Senior Notes are Products Corporation’s unsubordinated, unsecured obligations and rank senior in right of payment to any future subordinated obligations of Products Corporation and rank pari passu in right of payment with all existing and future senior debt of Products Corporation. Similarly, each Guarantee is the relevant Guarantor’s joint and several, unsubordinated and unsecured obligation and ranks senior in right of payment to any future subordinated obligations of such Guarantor and ranks pari passu in right of payment with all existing and future senior debt of such Guarantor. The Guarantees were issued on a joint and several basis.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

The 5¾% Senior Notes and the Guarantees rank effectively junior to Products Corporation’s Amended Term Loan Facility and Amended Revolving Credit Facility, which are secured, as well as indebtedness and preferred stock of Products Corporation’s foreign and immaterial subsidiaries (the “Non-Guarantor Subsidiaries”), none of which guarantee the 5¾% Senior Notes.

Optional Redemption

The 5¾% Senior Notes may be redeemed at Products Corporation’s option, at any time as a whole, or from time to time in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest to the date of redemption, if redeemed during the 12-month period beginning on February 15th of the years indicated below:

Year	Percentage
2016	104.313%
2017	102.875%
2018	101.438%
2019 and thereafter	100.000%

Change of Control

Upon the occurrence of specified change of control events, Products Corporation is required to make an offer to purchase all of the 5¾% Senior Notes at a purchase price of 101% of the outstanding principal amount of the 5¾% Senior Notes as of the date of any such repurchase, plus accrued and unpaid interest to the date of repurchase.

Certain Covenants

The 5¾% Senior Notes Indenture limits Products Corporation’s and the Guarantors’ ability, and the ability of certain other subsidiaries, to:

•	incur or guarantee additional indebtedness (“Limitation on Debt”);
•	pay dividends, make repayments on indebtedness that is subordinated in right of payment to the 5¾% Senior Notes and make other “restricted payments” (“Limitation on Restricted Payments”);
•	make certain investments;
•	create liens on their assets to secure debt;
•	enter into transactions with affiliates;
•	merge, consolidate or amalgamate with another company (“Successor Company”);
•	transfer and sell assets (“Limitation on Asset Sales”); and
•	permit restrictions on the payment of dividends by Products Corporation’s subsidiaries (“Limitation on Dividends from Subsidiaries”).

These covenants are subject to important qualifications and exceptions. The 5¾% Senior Notes Indenture also contains customary affirmative covenants and events of default.

In addition, if during any period of time the 5¾% Senior Notes receive investment grade ratings from both Standard & Poor’s and Moody’s Investors Services, Inc. and no default or event of default has occurred and is continuing under the 5¾% Senior Notes Indenture, Products Corporation and its subsidiaries will not be subject to the covenants on Limitation on Debt, Limitation on Restricted Payments, Limitation on Asset Sales, Limitation on Dividends from Subsidiaries and certain provisions of the Successor Company covenant.

Registration Rights

On the Notes Closing Date, Products Corporation, the Guarantors and the representatives of the initial purchasers of the 5¾% Senior Notes entered into a Registration Rights Agreement, pursuant to which Products

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Corporation and the Guarantors agreed with the representatives of the initial purchasers, for the benefit of the holders of the 5¾% Senior Notes, that Products Corporation would, at its cost, among other things: (i) file a registration statement with respect to the 5¾% Senior Notes within 150 days after the Notes Closing Date to be used in connection with the exchange of the 5¾% Senior Notes and related guarantees for publicly registered notes and related guarantees with substantially identical terms in all material respects (except for the transfer restrictions relating to the 5¾% Senior Notes and interest rate increases as described below); (ii) use its reasonable best efforts to cause the applicable registration statement to become effective under the Securities Act within 210 days after the Notes Closing Date; and (iii) use its reasonable best efforts to effect an exchange offer of the 5¾% Senior Notes and the related guarantees for registered notes and related guarantees within 270 days after the Notes Closing Date. In addition, under certain circumstances, Products Corporation was required to file a shelf registration statement to cover resales of the 5¾% Senior Notes. If Products Corporation failed to satisfy such obligations, it was obligated to pay additional interest to each holder of the 5¾% Senior Notes that were subject to transfer restrictions, with respect to the first 90-day period immediately following any such failure, at a rate of 0.25% per annum on the principal amount of the 5¾% Senior Notes that were subject to transfer restrictions held by such holder. The amount of additional interest increased by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration requirements were satisfied, up to a maximum amount of additional interest of 0.50% per annum on the principal amount of the 5¾% Senior Notes that were subject to transfer restrictions.

On December 24, 2013, Products Corporation, consummated an offer to exchange Products Corporation’s 5¾% Senior Notes for new notes, with substantially the same terms, but which were registered under the Securities Act. By having the registration statement declared effective by the SEC on November 22, 2013, Products Corporation cured the first registration default that occurred under the Registration Rights Agreement, because the Registration Statement had not been declared effective by September 6, 2013. By consummating the Exchange Offer on December 24, 2013, Products Corporation cured the second registration default under the Registration Rights Agreement, that occurred because Products Corporation had not consummated the Exchange Offer by November 5, 2013. The first registration default caused the interest on the 5¾% Senior Notes to increase from 5.75% per annum to 6.00% per annum from September 7, 2013 through December 5, 2013 and the second registration default caused the interest on the 5¾% Senior Notes to increase to 6.25% per annum from December 6, 2013 through December 23, 2013. With Products Corporation having consummated the Exchange Offer on December 24, 2013, interest on the 5¾% Senior Notes resumed accruing at the original rate of 5.75% per annum effective from such date. The Company recorded additional interest expense of $0.4 million during the year ended December 31, 2013 with respect to the registration defaults.

Covenants

Products Corporation was in compliance with all applicable covenants under its 5¾% Senior Notes Indenture as of December 31, 2015.

(c) Spanish Government Loan

In connection with the Colomer Acquisition, the Company acquired the Colomer Group’s euro-denominated loan payable to the Spanish government (the “Spanish Government Loan”), which loan had $0.6 million aggregate principal amount outstanding as of December 31, 2015 (based on foreign exchange rates in effect as of such date). The Spanish Government Loan does not bear interest and is payable in 10 equal installments on June 30th of each year beginning in 2016 through 2025.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Long-Term Debt Maturities

The aggregate amounts of contractual long-term debt maturities at December 31, 2015 in the years 2016 through 2020 and thereafter are as follows:

Years Ended December 31,	Long-Term Debt Maturities
2016	$30.0	(a)
2017	658.3	(b)
2018	6.9	(a)
2019	641.8	(c)
2020	0.1
Thereafter	500.1	(d)
Total long-term debt	1,837.2
Discounts	(3.5)
Total long-term debt, net of discounts	$1,833.7
(a)	Amount includes the quarterly amortization payments required under the Acquisition Term Loan. For 2016, this amount also includes the required $23.2 million “excess cash flow” prepayment to be made on or prior to April 9, 2016 under the Amended Term Loan Agreement (as defined under the Amended Term Loan Agreement).
(b)	Amount includes the aggregate principal amount expected to be outstanding under the 2011 Term Loan which matures on November 19, 2017, after giving effect to the excess cash flow prepayment discussed in note (a) above.
(c)	Amount is comprised of the aggregate principal amount expected to be outstanding under the Acquisition Term Loan assuming a maturity date of October 9, 2019, after giving effect to the amortization payments and excess cash flow prepayment referred to in note (a) above.
(d)	Amount is primarily comprised of the $500.0 million aggregate principal amount outstanding as of December 31, 2015 under the 5¾% Senior Notes, which mature on February 21, 2021.

12.   FAIR VALUE MEASUREMENTS

Assets and liabilities are required to be categorized into three levels of fair value based upon the assumptions used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, generally would require significant management judgment. The three levels for categorizing the fair value measurement of assets and liabilities are as follows:

•	Level 1: Fair valuing the asset or liability using observable inputs, such as quoted prices in active markets for identical assets or liabilities;
•	Level 2: Fair valuing the asset or liability using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and
•	Level 3: Fair valuing the asset or liability using unobservable inputs that reflect the Company’s own assumptions regarding the applicable asset or liability.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

As of December 31, 2015, the fair values of the Company’s financial assets and liabilities that are required to be measured at fair value are categorized in the table below:

	Total	Level 1	Level 2	Level 3
Assets:
Derivatives:
FX Contracts(a)	$2.0	$—	$2.0	$—
Total assets at fair value	$2.0	$—	$2.0	$—

Liabilities:
Derivatives:
FX Contracts(a)	$0.6	$—	$0.6	$—
2013 Interest Rate Swap(b)	6.5	—	6.5	—
Total liabilities at fair value	$7.1	$—	$7.1	$—

As of December 31, 2014, the fair values of the Company’s financial assets and liabilities that are required to be measured at fair value are categorized in the table below:

	Total	Level 1	Level 2	Level 3
Assets:
Derivatives:
FX Contracts(a)	$0.2	$—	$0.2	$—
Total assets at fair value	$0.2	$—	$0.2	$—

Liabilities:
Derivatives:
2013 Interest Rate Swap(b)	$3.5	$—	$3.5	$—
Total liabilities at fair value	$3.5	$—	$3.5	$—
(a)	The fair value of the Company’s foreign currency forward exchange contracts (“FX Contracts”) was measured based on observable market transactions for similar transactions in actively quoted markets of spot and forward rates on the respective dates. See Note 13, “Financial Instruments.”
(b)	The fair value of the Company’s 2013 Interest Rate Swap was measured based on the implied forward rates from the U.S. Dollar three-month LIBOR yield curve on the respective dates. See Note 13, “Financial Instruments.”

As of December 31, 2015, the fair values and carrying values of the Company’s long-term debt, including the current portion of long-term debt, are categorized in the table below:

	Fair Value
	Level 1	Level 2	Level 3	Total	Carrying Value
Liabilities:
Long-term debt, including current portion	$—	$1,818.0	$—	$1,818.0	$1,833.7

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

As of December 31, 2014, the fair values and carrying values of the Company’s long-term debt, including the current portion of long-term debt, are categorized in the table below:

	Fair Value				Carrying Value
	Level 1	Level 2	Level 3	Total
Liabilities:
Long-term debt, including current portion	$—	$1,844.0	$—	$1,844.0	$1,863.9

The fair value of the Company’s long-term debt, including the current portion of long-term debt, is based on quoted market prices for similar issues and maturities.

The carrying amounts of cash and cash equivalents, trade receivables, notes receivable, accounts payable and short-term borrowings approximate their respective fair values.

13.   FINANCIAL INSTRUMENTS

Products Corporation maintains standby and trade letters of credit for various corporate purposes under which Products Corporation is obligated, of which $8.8 million and $9.0 million (including amounts available under credit agreements in effect at that time) were maintained at December 31, 2015 and December 31, 2014, respectively. Included in these amounts are approximately $7.5 million and $7.7 million at December 31, 2015 and December 31, 2014, respectively, in standby letters of credit that support Products Corporation’s self-insurance programs. The estimated liability under such programs is accrued by Products Corporation.

Derivative Financial Instruments

The Company uses derivative financial instruments, primarily: (i) FX Contracts, intended for the purpose of managing foreign currency exchange risk by reducing the effects of fluctuations in foreign currency exchange rates on the Company’s net cash flows; and (ii) interest rate hedging transactions, such as the 2013 Interest Rate Swap referred to below, intended for the purpose of managing interest rate risk associated with Products Corporation’s variable rate indebtedness.

Foreign Currency Forward Exchange Contracts

The FX Contracts are entered into primarily to hedge the anticipated net cash flows resulting from inventory purchases and intercompany payments denominated in currencies other than the local currencies of the Company’s foreign and domestic operations and generally have maturities of less than one year.

The U.S. Dollar notional amount of the FX Contracts outstanding at December 31, 2015 and December 31, 2014 was $76.3 million and $7.6 million, respectively.

Interest Rate Swap Transaction

In November 2013, Products Corporation executed a forward-starting floating-to-fixed interest rate swap transaction with a 1.00% floor, based on a notional amount of $400 million in respect of indebtedness under the Acquisition Term Loan over a period of three years (the “2013 Interest Rate Swap”). The Company designated the 2013 Interest Rate Swap as a cash flow hedge of the variability of the forecasted three-month LIBOR interest rate payments related to the $400 million notional amount under the Acquisition Term Loan over the three-year term of the 2013 Interest Rate Swap. Commencing in May 2015, Products Corporation receives from the counterparty a floating interest rate based on the higher of three-month USD LIBOR or 1.00%, while paying a fixed interest rate payment to the counterparty equal to 2.0709% (which effectively fixes the interest rate on such notional amount at 5.0709% over the three-year term of the 2013 Interest Rate Swap). For 2015, the 2013 Interest Rate Swap was deemed effective and therefore the changes in fair value related to the 2013 Interest Rate Swap have been recorded in Other Comprehensive Loss. As of December 31, 2015, the balance of deferred net losses on derivatives included in accumulated other comprehensive loss was $3.8 million after-tax. (See “Quantitative Information – Derivative Financial Instruments” below).

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

The Company expects that $2.4 million of the after-tax deferred net losses related to the 2013 Interest Rate Swap will be reclassified into earnings over the next 12 months as a result of transactions that are expected to occur over that period. The amount ultimately realized in earnings may differ, as LIBOR is subject to change. Realized gains and losses are ultimately determined by actual rates at maturity of the derivative.

Credit Risk

Exposure to credit risk in the event of nonperformance by any of the counterparties is limited to the gross fair value of the derivative instruments in asset positions, which totaled $2.0 million and $0.2 million as of December 31, 2015 and December 31, 2014, respectively. The Company attempts to minimize exposure to credit risk by generally entering into derivative contracts with counterparties that have investment-grade credit ratings and are major financial institutions. The Company also periodically monitors any changes in the credit ratings of its counterparties. Given the current credit standing of the Company’s counterparties to its derivative instruments, the Company believes that the risk of loss under these derivative instruments arising from any non-performance by any of the counterparties is remote.

Quantitative Information – Derivative Financial Instruments

The effects of the Company’s derivative instruments on its Consolidated Financial Statements were as follows:

(a)	Fair Values of Derivative Financial Instruments in the Consolidated Balance Sheets:
	Fair Values of Derivative Instruments
	Assets			Liabilities
	Balance Sheet Classification	December 31, 2015 Fair Value	December 31, 2014 Fair Value	Balance Sheet Classification	December 31, 2015 Fair Value	December 31, 2014 Fair Value
Derivatives designated as hedging instruments:
2013 Interest Rate Swap(i)	Prepaid expenses and other	$—	$—	Accrued expenses and other	$4.0	$2.1
	Other assets	—	—	Other long-term liabilities	2.5	1.4
Derivatives not designated as hedging instruments:
FX Contracts(ii)	Prepaid expenses and other	$2.0	$0.2	Accrued Expenses	$0.6	$—
(i)	The fair values of the 2013 Interest Rate Swap at December 31, 2015 and December 31, 2014 were measured based on the implied forward rates from the U.S. Dollar three-month LIBOR yield curve at December 31, 2015 and December 31, 2014, respectively.
(ii)	The fair values of the FX Contracts at December 31, 2015 and December 31, 2014 were measured based on observable market transactions of spot and forward rates at December 31, 2015 and December 31, 2014, respectively.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

(b)	Effects of Derivative Financial Instruments on the Consolidated Statements of Income and Comprehensive Income (Loss) for each of 2015, 2014 and 2013:
	Amount of Gain (Loss) Recognized in Other Comprehensive Income (Loss)
	Year Ended December 31,
	2015	2014	2013
Derivatives designated as hedging instruments:
2013 Interest Rate Swap, net of tax(a)	$(1.6)	$(3.7)	$1.5
(a)	Net of tax (benefit) expense of $(1.0) million, $(2.3) million and $1.0 million for each of 2015, 2014 and 2013, respectively.
		Amount of Gain (Loss) Recognized in Net Income
		Year Ended December 31,
Income Statement Classification		2015	2014	2013
Derivatives designated as hedging instruments:
2013 Interest Rate Swap	Interest Expense	$(2.6)	$—	$—
Derivatives not designated as hedging instruments:
FX Contracts	Foreign currency gain, net	$3.8	$0.5	$2.2

14.   SAVINGS PLAN, PENSION AND POST-RETIREMENT BENEFITS

Savings Plan:

The Company offers a qualified defined contribution plan for its U.S.-based employees, the Revlon Employees’ Savings, Investment and Profit Sharing Plan (as amended, the “Savings Plan”), which allows eligible participants to contribute up to 25%, and highly compensated participants to contribute up to 6%, of eligible compensation through payroll deductions, subject to certain annual dollar limitations imposed by the Internal Revenue Service (the “IRS”). The Company matches employee contributions at fifty cents for each dollar contributed up to the first 6% of eligible compensation. The Company made cash matching contributions to the Savings Plan of $2.5 million during 2015 and $2.4 million during each of 2014 and 2013, respectively. The Company also offers a non-qualified defined contribution plan (the “Excess Savings Plan”) providing benefits for certain U.S. employees who are in excess of IRS limitations. These non-qualified defined contribution benefits are funded from the Company’s general assets.

The Company’s qualified and non-qualified defined contribution savings plans for its U.S.-based employees contain a discretionary profit sharing component that enables the Company, should it elect to do so, to make discretionary profit sharing contributions. For 2015, the Company made discretionary profit sharing contributions to the Savings Plan and Excess Savings Plan of $4.8 million (of which $3.7 million was paid in 2015 and $1.1 million was paid in January 2016), or 3% of eligible compensation, which was credited on a quarterly basis. For 2014, the Company made discretionary profit sharing contributions to the Savings Plan and Excess Savings Plan of $4.0 million (of which $3.1 million was paid in 2014 and $0.9 million was paid in January 2015), or 3% of eligible compensation, which was credited on a quarterly basis. In 2013, the Company made discretionary profit sharing contributions to the Savings Plan and Excess Savings Plan of $4.1 million (of which $3.2 million was paid in 2013 and $0.9 million was paid in January 2014), or 3% of eligible compensation, which was credited on a quarterly basis.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Pension Benefits:

In 2009, Products Corporation’s U.S. qualified defined benefit pension plan (the Revlon Employees’ Retirement Plan, which covered a substantial portion of the Company’s employees in the U.S.) and its non-qualified pension plan (the Revlon Pension Equalization Plan) were amended to cease future benefit accruals under such plans after December 31, 2009. No additional benefits have accrued since December 31, 2009, other than interest credits on participant account balances under the cash balance program of the Company’s U.S. pension plans. Also, service credits for vesting and early retirement eligibility will continue to accrue in accordance with the terms of the respective plans. In 2010, the Company amended its Canadian defined benefit pension plan (the Affiliated Revlon Companies Employment Plan) to reduce future benefit accruals under such plan after December 31, 2010. Additionally, while the Company closed its U.K. defined pension plan to new entrants in 2002, then-existing participants continue to accrue pension benefits.

Effective December 31, 2012, Products Corporation merged two of its U.S. qualified defined benefit pension plans; therefore, as of December 31, 2012, Products Corporation sponsors two U.S. qualified defined benefit pension plans. The Company also has non-qualified pension plans that provide benefits for certain U.S. and non-U.S. employees, and for U.S. employees in excess of IRS limitations in the U.S. and in certain limited cases contractual benefits for certain former officers of the Company. These non-qualified plans are funded from the Company’s general assets.

In the fourth quarter of 2015, the Company offered certain former employees who had vested benefits in the Revlon Employees’ Retirement Plan the option of receiving the present value of the participant’s pension benefit in a one-time cash lump sum payment, an annuity form of benefit or the ability to maintain their deferred vested status in the pension plan. Based upon the participants’ acceptance of that offer, $53.4 million was paid from the plan’s assets in December 2015, with a corresponding decrease in the plan’s benefit obligation. As a result of such program, the Company recorded a $20.7 million charge as a result of the pension lump sum settlement in the fourth quarter of 2015. This charge was included in cost of sales and SG&A expenses.

Other Post-retirement Benefits:

The Company previously sponsored an unfunded retiree benefit plan, which provides death benefits payable to beneficiaries of a very limited number of former employees. Participation in this plan was limited to participants enrolled as of December 31, 1993. The Company also administers an unfunded medical insurance plan on behalf of Revlon Holdings, certain costs of which have been apportioned to Revlon Holdings under the transfer agreements among Revlon, Inc., Products Corporation and MacAndrews & Forbes. (See Note 20, “Related Party Transactions - Transfer Agreements”).

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

The following table provides an aggregate reconciliation of the projected benefit obligations, plan assets, funded status and amounts recognized in the Company’s Consolidated Financial Statements related to the Company’s significant pension and other post-retirement benefit plans.

	Pension Plans		Other Post-Retirement Benefit Plans
	December 31,
	2015	2014	2015	2014
Change in Benefit Obligation:
Benefit obligation - beginning of year	$(761.7)	$(668.2)	$(12.9)	$(14.4)
Service cost	(0.7)	(0.8)	—	—
Interest cost	(28.6)	(30.1)	(0.5)	(0.5)
Actuarial gain (loss)	44.4	(108.0)	(0.4)	(0.2)
Lump sum settlement	53.4	—	—	—
Other pension settlements	0.8	—	—	—
Benefits paid	38.3	41.0	0.8	0.7
Foreign currency translation adjustments	4.7	4.4	—	—
Other	—	—	—	1.5
Benefit obligation - end of year	$(649.4)	$(761.7)	$(13.0)	$(12.9)
Change in Plan Assets:
Fair value of plan assets - beginning of year	$567.7	$557.6	$—	$—
Actual return on plan assets	(13.9)	37.6	—	—
Employer contributions	17.3	18.2	0.8	0.7
Lump sum settlement	(53.4)	—	—	—
Other pension settlements	(0.8)	—	—	—
Benefits paid	(38.3)	(41.0)	(0.8)	(0.7)
Foreign currency translation adjustments	(4.7)	(4.7)	—	—
Fair value of plan assets - end of year	$473.9	$567.7	$—	$—
Unfunded status of plans at December 31,	$(175.5)	$(194.0)	$(13.0)	$(12.9)

In respect of the Company’s pension plans and other post-retirement benefit plans, amounts recognized in the Company’s Consolidated Balance Sheets at December 31, 2015 and 2014 consist of the following:

	Pension Plans		Other Post-Retirement Benefit Plans
	December 31,
	2015	2014	2015	2014
Other long-term assets	$3.6	$0.8	$—	$—
Accrued expenses and other	$(6.0)	$(6.1)	$(0.8)	$(0.7)
Pension and other post-retirement benefit liabilities	(173.1)	(188.7)	(12.2)	(12.2)
Total liability	(175.5)	(194.0)	(13.0)	(12.9)

Accumulated other comprehensive loss, gross	258.0	277.6	2.8	2.5
Income tax (benefit) expense	(41.9)	(43.7)	(0.1)	0.1
Portion allocated to Revlon Holdings	(0.9)	(1.0)	(0.2)	(0.2)
Accumulated other comprehensive loss, net	$215.2	$232.9	$2.5	$2.4

With respect to the above accrued expenses and other, the Company has recorded receivables from affiliates of $3.0 million and $3.1 million at December 31, 2015 and 2014, respectively, relating to pension plan liabilities retained by such affiliates.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the Company’s pension plans are as follows:

	December 31,
	2015	2014
Projected benefit obligation	$649.4	$761.7
Accumulated benefit obligation	649.0	761.0
Fair value of plan assets	473.9	567.7

Net Periodic Benefit Cost:

The components of net periodic benefit (income) costs for the Company’s pension and the other post-retirement benefit plans are as follows:

	Pension Plans			Other Post-Retirement Benefit Plans
	Year Ended December 31,
	2015	2014	2013	2015	2014	2013
Net periodic benefit (income) costs:
Service cost	$0.7	$0.8	$0.9	$—	$—	$—
Interest cost	28.6	30.1	27.6	0.5	0.5	0.6
Expected return on plan assets	(40.3)	(41.3)	(38.3)	—	—	—
Amortization of actuarial loss	8.4	4.5	8.6	0.1	0.1	0.4
Lump sum settlement charge	20.7	—	—	—	—	—
Other pension settlements charge	0.3	—	—	—	—	—
	18.4	(5.9)	(1.2)	0.6	0.6	1.0
Portion allocated to Revlon Holdings	(0.1)	(0.1)	(0.1)	(0.1)	—	(0.1)
	$18.3	$(6.0)	$(1.3)	$0.5	$0.6	$0.9

For 2015, the Company recognized net periodic benefit cost of $18.8 million, compared to net periodic benefit income of $(5.4) million in 2014, primarily due to the pension lump sum settlement charge recorded in the fourth quarter of 2015 and higher amortization of actuarial losses.

For 2014, the Company recognized net periodic benefit income of $(5.4) million, as compared to $(0.4) million in 2013, primarily due to an increase in the fair value of pension plan assets at December 31, 2014, as well as lower amortization of actuarial losses.

Net periodic benefit costs (income) are reflected in the Company’s Consolidated Financial Statements as follows:

	Year Ended December 31,
	2015	2014
Net periodic benefit (income) costs:
Cost of sales	$6.1	$(4.2)
Selling, general and administrative expense	12.7	(0.7)
Inventories	—	(0.5)
	$18.8	$(5.4)

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Amounts recognized in accumulated other comprehensive loss at December 31, 2015 in respect of the Company’s pension plans and other post-retirement plans, which have not yet been recognized as a component of net periodic benefit cost, are as follows:

	Pension Benefits	Post-Retirement Benefits	Total
Net actuarial loss	$258.0	$2.8	$260.8
Prior service cost	—	—	—
Accumulated Other Comprehensive Loss, Gross	258.0	2.8	260.8
Income tax (benefit) expense	(41.9)	(0.1)	(42.0)
Portion allocated to Revlon Holdings	(0.9)	(0.2)	(1.1)
Accumulated Other Comprehensive Loss, Net	$215.2	$2.5	$217.7

The total actuarial losses and prior service costs in respect of the Company’s pension plans and other post-retirement plans included in accumulated other comprehensive loss at December 31, 2015 and expected to be recognized in net periodic benefit cost during the fiscal year ended December 31, 2016, is $8.5 million and $0.2 million, respectively.

Pension Plan Assumptions:

The following weighted average assumptions were used to determine the Company’s projected benefit obligation of the Company’s U.S. and International pension plans at the end of the respective years:

	U.S. Plans		International Plans
	2015	2014	2015	2014
Discount rate	4.15%	3.89%	3.68%	3.74%
Rate of future compensation increases	3.50%	3.00%	2.22%	2.33%

The following weighted average assumptions were used to determine the Company’s net periodic benefit (income) cost of the Company’s U.S. and International pension plans during the respective years:

	U.S. Plans			International Plans
	2015	2014	2013	2015	2014	2013
Discount rate	3.89%	4.68%	3.78%	3.74%	4.48%	4.33%
Expected long-term return on plan assets	7.50%	7.75%	7.75%	6.00%	6.00%	6.00%
Rate of future compensation increases	3.00%	3.00%	3.00%	2.33%	3.40%	2.97%

As of December 31, 2015, the Company adopted the “full yield curve” method as an alternative approach to calculating the service and interest components of net periodic benefit cost for the Company’s pension and other post-retirement benefits. Under the “full yield curve” method, the discount rate assumption was built through the application of specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows for each of the Company’s pension and other post-retirement plans. Prior to December 31, 2015, the Company estimated the service and interest cost components utilizing a single weighted average discount rate derived from the yield curve used to measure the projected benefit obligation at the beginning of the period. This change does not affect the measurement of the Company’s total projected benefit obligations, as the change in service and interest costs is exactly offset in the actuarial loss (gain) recognized for each year. The Company made this change to provide a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows to the corresponding spot yield curve rates. The change to the “full yield curve” method was accounted for as a change in accounting estimate that is inseparable from a change in accounting principle, and accordingly, has been accounted for prospectively.

In selecting its expected long-term rate of return on its pension plan assets, the Company considers a number of factors, including, without limitation, recent and historical performance of pension plan assets, the pension plan portfolios’ asset allocations over a variety of time periods compared with third-party studies, the performance of the capital markets in recent years and other factors, as well as advice from various third parties,

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

such as the pension plans’ advisors, investment managers and actuaries. While the Company considered both the recent performance and the historical performance of pension plan assets, the Company’s assumptions are based primarily on its estimates of long-term, prospective rates of return. Using the aforementioned methodologies, the Company selected a 7.50% and 6.00% weighted average long-term rate of return on plan assets assumption during 2015 for the U.S. and International pension plans, respectively. Differences between actual and expected asset returns are recognized in the net periodic benefit cost over the remaining service period of the active participating employees.

The rate of future compensation increases is an assumption used by the actuarial consultants for pension accounting and is determined based on the Company’s current expectation for such increases.

Investment Policy:

The Investment Committee for the Company’s U.S. pension plans (the “Investment Committee”) has adopted (and revises from time to time) an investment policy for the Company’s U.S. pension plans with the objective of realizing a long-term rate of return on pension plan assets that meets or exceeds, over time, the expected long-term rate of return on plan assets assumption, weighed against a reasonable risk level. In connection with this objective, the Investment Committee retains a professional investment advisor who recommends investment managers that invest plan assets in the following asset classes: common and preferred stock, mutual funds, fixed income securities, common and collective funds, hedge funds, group annuity contracts and cash and other investments. The Company’s international plans follow a similar methodology in conjunction with local actuarial consultants and asset managers.

The investment policy adopted by the Investment Committee provides for investments in a broad range of publicly-traded securities, among other things. The investments are in domestic and international stocks, ranging from small to large capitalization stocks, debt securities ranging from domestic and international treasury issues, corporate debt securities, mortgages and asset-backed issues. Other investments may include cash and cash equivalents and hedge funds. The investment policy also allows for investments in private equity funds that are not covered in investments described above, provided that the Investment Committee approves any such investments prior to their selection. Also, global balanced strategies are utilized to provide for investments in a broad range of publicly-traded stocks and bonds in both domestic and international markets, as described above. In addition, the global balanced strategies can include commodities, provided that the Investment Committee approves any such investments prior to their selection.

The Investment Committee’s investment policy does not allow the use of derivatives for speculative purposes, but such policy does allow its investment managers to use derivatives for the purpose of reducing risk exposures or to replicate exposures of a particular asset class.

The Company’s U.S. and international pension plans have target asset allocation ranges which are intended to be flexible guidelines for allocating the plans’ assets among various classes of assets. These target ranges are reviewed periodically and considered for readjustment when an asset class weighting is outside of its target range (recognizing that these are flexible target ranges that may vary from time to time) with the objective of meeting or exceeding the expected long-term rate of return on plan assets assumption, weighed against a reasonable risk level. The target ranges per asset class are as follows:

Target Ranges
	U.S. Plans	International Plans
Asset Class:
Common and preferred stock	0% - 10%	—
Mutual funds	20% - 30%	—
Fixed income securities	10% - 30%	—
Common and collective funds	25% - 55%	100%
Hedge funds	0% - 15%	—
Group annuity contract	0% - 5%	—
Cash and other investments	0% - 10%	—

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Fair Value of Pension Plan Assets:

The following table presents information on the fair value of the Company’s U.S. and international pension plan assets at December 31, 2015 and 2014:

	U.S. Plans		International Plans
	2015	2014	2015	2014
Fair value of plan assets	$407.2	$496.1	$66.7	$71.6

The Company determines the fair values of the Company’s U.S. and international pension plan assets as follows:

•	Common and preferred stock: The fair values of investments included in the common and preferred stock asset class generally reflect the closing price reported on the major market where the individual securities are traded. The Company classifies common and preferred stock investments within Level 1 of the fair value hierarchy.
•	Mutual funds: The fair values of investments included in the mutual funds asset class are determined using net asset value (“NAV”) provided by the applicable fund administrators. The NAV is based on the closing price reported on the major market where the individual securities within the mutual fund are traded. The Company classifies mutual fund investments within Level 1 of the fair value hierarchy.
•	Fixed income securities: The fair values of investments included in the fixed income securities asset class are based on a compilation of primarily observable market information and/or broker quotes. The Company classifies fixed income securities investments primarily within Level 2 of the fair value hierarchy.
•	Common and collective funds: The fair values of investments included in the common and collective funds asset class are determined using NAV provided by the applicable fund administrators. The NAV is based on the value of the underlying assets owned by the common and collective fund, minus its liabilities, and then divided by the number of shares outstanding. The Company classifies common and collective fund investments within Level 2 of the fair value hierarchy.
•	Hedge funds: The hedge fund asset class includes investments in hedge funds that, in turn, primarily invest in a grouping of equities, fixed income instruments, currencies, derivatives and/or commodities. The fair values of investments included in the hedge funds class are determined using NAV provided by the applicable fund administrators. The NAV is based on securities listed or quoted on a national securities exchange or market, or traded in the over-the-counter market, and is valued at the closing quotation posted by that exchange or trading system. Securities not listed or quoted on a national securities exchange or market are valued primarily through observable market information or broker quotes. The hedge fund investments generally can be sold on a quarterly or monthly basis and may employ leverage. The Company classifies hedge fund investments within Level 2 of the fair value hierarchy.
•	Group annuity contract: The group annuity contract asset class primarily invests in equities, corporate bonds and government bonds. The fair values of securities listed or quoted on a national securities exchange or market, or traded in the over-the-counter market, are valued at the closing quotation posted by that exchange or trading system. Securities not listed or quoted on a national securities exchange or market are valued primarily through observable market information or broker quotes. The Company classifies group annuity contract investments within Level 2 of the fair value hierarchy.
•	Cash and cash equivalents: Cash and cash equivalents are measured at cost, which approximates fair value. The Company classifies cash and cash equivalents within Level 1 of the fair value hierarchy.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

The fair values of the Company’s U.S. and International pension plan assets at December 31, 2015 by asset category were as follows:

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Common and Preferred Stock:
U.S. small/mid cap equity	$14.6	$14.6	$—	$—
Mutual Funds(a):
Corporate bonds	14.9	14.9	—	—
Government bonds	12.9	12.9	—	—
U.S. large cap equity	0.7	0.7	—	—
International equities	3.0	3.0	—	—
Emerging markets international equity	5.1	5.1	—	—
Other	2.0	2.0	—	—
Fixed Income Securities:
Corporate bonds	41.7	—	41.7	—
Government bonds	6.9	—	6.9	—
Common and Collective Funds(a):
Corporate bonds	61.5	—	61.5	—
Government bonds	56.8	—	56.8	—
U.S. large cap equity	71.9	—	71.9	—
U.S. small/mid cap equity	15.5	—	15.5	—
International equities	77.8	—	77.8	—
Emerging markets international equity	14.5	—	14.5	—
Cash and cash equivalents	(0.8)	0.3	(1.1)	—
Other	5.5	—	5.5	—
Hedge Funds(a):
Corporate bonds	3.8	—	3.8	—
Government bonds	8.6	—	8.6	—
U.S. large cap equity	3.8	—	3.8	—
Cash and cash equivalents	4.6	—	4.6	—
Other	32.1	—	32.1	—
Group Annuity Contract	2.8	—	2.8	—
Cash and cash equivalents	13.7	13.7	—	—
Fair value of plan assets at December 31, 2015	$473.9	$67.2	$406.7	$—
(a)	The investments in mutual funds, common and collective funds and hedge funds are disclosed above within the respective underlying investments’ class (i.e., various equities, corporate bonds, government bonds and other investment classes), while the fair value hierarchy levels of the investments are based on the Company’s direct ownership unit of account.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

The fair values of the Company’s U.S. and International pension plan assets at December 31, 2014 by asset category were as follows:

	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Common and Preferred Stock:
U.S. small/mid cap equity	$20.5	$20.5	$—	$—
Mutual Funds(a):
Corporate bonds	17.5	17.5	—	—
Government bonds	13.6	13.6	—	—
U.S. large cap equity	68.5	68.5	—	—
International equities	7.3	7.3	—	—
Emerging markets international equity	6.1	6.1	—	—
Other	3.1	3.1	—	—
Fixed Income Securities:
Corporate bonds	55.0	—	55.0	—
Government bonds	10.9	—	10.9	—
Common and Collective Funds(a):
Corporate bonds	75.4	—	75.4	—
Government bonds	60.0	—	60.0	—
U.S. large cap equity	24.3	—	24.3	—
U.S. small/mid cap equity	21.0	—	21.0	—
International equities	89.9	—	89.9	—
Emerging markets international equity	17.6	—	17.6	—
Cash and cash equivalents	3.7	—	3.7	—
Other	3.1	—	3.1	—
Hedge Funds(a):
Corporate bonds	6.8	—	6.8	—
Government bonds	(8.8)	—	(8.8)	—
U.S. large cap equity	9.1	—	9.1	—
International equities	15.9	—	15.9	—
Emerging markets international equity	4.1	—	4.1	—
Cash and cash equivalents	26.8	—	26.8	—
Other	4.2	—	4.2	—
Group Annuity Contract	2.8	—	2.8	—
Cash and cash equivalents	9.3	9.3	—	—
Fair value of plan assets at December 31, 2014	$567.7	$145.9	$421.8	$—
(a)	The investments in mutual funds, common and collective funds and hedge funds are disclosed above within the respective underlying investments’ class (i.e., various equities, corporate bonds, government bonds and other investment classes), while the fair value hierarchy levels of the investments are based on the Company’s direct ownership unit of account.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

There were no transfers into Level 3 assets in the Company’s U.S. and International pension plan’s fair value hierarchy during 2015. The following table sets forth a summary of changes in the fair values of the Company’s U.S. and International pension plans’ Level 3 assets for 2014:

	Total	Fixed Income Securities	Hedge Funds
Balance, January 1, 2014	$1.9	$1.9	$—
Purchases, sales, and settlements, net	(0.5)	(0.5)	—
Transfers out of Level 3	(1.4)	(1.4)	—
Balance, December 31, 2014	$—	$—	$—

The amount transferred out of Level 3 in the fair value hierarchy during 2014 relates to certain U.S. pension plan investments in South American government bonds. During 2014, observable market information became available for these plan assets and as a result, the assets have been categorized as Level 2 within the hierarchy. The U.S. pension plan did not realize any material gains or losses related to these investments during 2014.

Contributions:

The Company’s intent is to fund at least the minimum contributions required to meet applicable federal employee benefit laws and local laws, or to directly pay benefit payments where appropriate. During 2015, $17.3 million and $0.8 million were contributed to the Company’s pension plans and other post-retirement benefit plans, respectively. During 2016, the Company expects to contribute approximately $20 million in the aggregate to its pension and other post-retirement benefit plans.

Estimated Future Benefit Payments:

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid out of the Company’s pension and other post-retirement benefit plans:

	Total Pension Benefits	Total Other Benefits
2016	$41.7	$1.0
2017	41.6	1.0
2018	42.1	1.0
2019	42.4	1.0
2020	42.9	1.0
Years 2021 to 2025	212.4	4.9

15.   STOCK COMPENSATION PLAN

Revlon, Inc. maintains the Fourth Amended and Restated Revlon, Inc. Stock Plan (the “Stock Plan”), which provides for awards of stock options, stock appreciation rights, restricted or unrestricted stock and restricted stock units to eligible employees and directors of Revlon, Inc. and its affiliates, including Products Corporation. An aggregate of 6,565,000 shares are reserved for issuance as Awards under the Stock Plan, subject to the adjustment provisions of the Stock Plan. As of December 31, 2015, there were approximately 3.8 million shares remaining available under the Stock Plan for grant as stock options, stock appreciation rights, restricted or unrestricted stock and/or restricted stock units. In July 2014, the Stock Plan was amended to renew the Stock Plan for a 7-year renewal term expiring on April 14, 2021.

Stock options:

Non-qualified stock options granted under the Stock Plan are granted at prices that equal or exceed the fair market value of Revlon, Inc.’s Class A Common Stock on the grant date and have a term of 7 years. Option grants generally vest over service periods that range from 1 year to 4 years.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

At December 31, 2015 and 2014, there were no options exercisable under the Stock Plan, and 800 exercisable at December 31, 2013.

There was no stock option activity for 2015. A summary of stock option activity for each of 2014 and 2013 is presented below:

	Stock Options (000’s)	Weighted Average Exercise Price
Outstanding at January 1, 2013	8.1	$29.91
Forfeited and expired	(7.3)	30.17
Outstanding at January 1, 2014	0.8	27.50
Forfeited and expired	(0.8)	27.50
Outstanding at December 31, 2014	—	—

Restricted stock awards and restricted stock units:

The Stock Plan allows for awards of restricted stock and restricted stock units to employees and directors of Revlon, Inc. and its affiliates, including Products Corporation. The restricted stock awards granted under the Stock Plan vest over service periods that generally range from 3 years to 5 years. The Company granted 75,551 and 145,084 shares of restricted stock to certain executives in February 2015 and December 2015, respectively, which vest over a 5-year and 4-year period, respectively, with the first tranche vesting in March 2016. In 2014, the Company granted 693,378 shares of restricted stock to certain executives that vest over a 5-year period, which commenced in March 2015. In October 2013, the Company granted 120,000 shares of restricted common stock with a 3-year vesting period to an executive who ceased employment with the Company during 2014, with the final 40,000 shares vesting in October 2016.

A summary of the restricted stock and restricted stock unit activity for each of 2015, 2014 and 2013 is presented in the following table:

	Restricted Stock (000’s)	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2013	—	$—
Granted	120.0	24.80
Outstanding at December 31, 2013	120.0	24.80
Granted	693.4	31.01
Vested(a)	(40.0)	24.80
Outstanding at December 31, 2014	773.4	30.37
Granted	220.6	29.46
Vested(a)	(171.7)	29.09
Forfeited	(57.5)	30.44
Outstanding at December 31, 2015	764.8	30.39
(a)	Of the amounts vested during 2015 and 2014, 82,740 and 22,328 shares, respectively, were withheld by the Company to satisfy certain grantees’ minimum withholding tax requirements, which withheld shares became Revlon, Inc. treasury stock and are not sold on the open market.

The Company recognizes non-cash compensation expense related to restricted stock awards and restricted stock units under the Stock Plan using the straight-line method over the remaining service period. The Company recorded compensation expense related to restricted stock awards under the Stock Plan of $5.1 million, $5.5 million and $0.2 million during 2015, 2014 and 2013, respectively. The total fair value of restricted stock and restricted stock units that vested during 2015 and 2014 was $5.0 million and $1.0 million, respectively. The

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

deferred stock-based compensation related to restricted stock awards was $18.4 million at December 31, 2015 and will be amortized ratably to compensation expense over the remaining vesting period of 3.4 years.

16.   INCOME TAXES

The Company’s income before income taxes and the applicable provision for income taxes are as follows:

	Year Ended December 31,
	2015	2014	2013
Income (loss) from continuing operations before income taxes:
United States	$123.4	$146.9	$36.0
Foreign	(3.7)	(19.7)	44.6
	$119.7	$127.2	$80.6
Provision for (benefit from) income taxes:
United States federal	$40.9	$58.2	$27.4
State and local	16.7	17.9	13.8
Foreign	(3.2)	5.1	7.4
	$54.4	$81.2	$48.6
Current:
United States federal	$(2.7)	$2.6	$3.2
State and local	3.9	3.5	0.7
Foreign	21.7	7.2	11.3
	22.9	13.3	15.2
Deferred:
United States federal	43.6	55.6	24.2
State and local	12.8	14.4	13.1
Foreign	(24.9)	(2.1)	(3.9)
	31.5	67.9	33.4
Total provision for income taxes	$54.4	$81.2	$48.6

The actual tax on income before income taxes is reconciled to the applicable statutory federal income tax rate in the following table:

	Year Ended December 31,
	2015	2014	2013
Computed income tax expense	$41.9	$44.5	$28.2
State and local taxes, net of U.S. federal income tax benefit	10.9	20.5	8.9
Foreign and U.S. tax effects attributable to operations outside the U.S.	13.6	5.8	(6.2)
Net establishment (release) of valuation allowance	(15.5)	6.4	—
Foreign dividends and earnings taxable in the U.S.	3.2	5.4	11.0
Acquisition costs for which there is no tax benefit	—	—	2.7
Other	0.3	(1.4)	4.0
Tax expense	$54.4	$81.2	$48.6

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Deferred taxes are the result of temporary differences between the bases of assets and liabilities for financial reporting and income tax purposes. Deferred tax assets and liabilities at December 31, 2015 and 2014 were comprised of the following:

	December 31,
	2015	2014
Deferred tax assets:
Inventories	$7.3	$7.6
Net operating loss carryforwards - U.S.	27.6	77.6
Net operating loss carryforwards - foreign	51.4	57.9
Employee benefits	96.7	100.7
State and local taxes	—	2.7
Sales related reserves	25.8	26.2
Foreign currency translation adjustment	11.0	3.9
Other	52.7	46.1
Total gross deferred tax assets	272.5	322.7
Less valuation allowance	(47.1)	(57.1)
Total deferred tax assets, net of valuation allowance	225.4	265.6
Deferred tax liabilities:
Plant, equipment and other assets	(29.9)	(30.0)
Intangibles	(82.4)	(88.0)
Other	(63.2)	(55.2)
Total gross deferred tax liabilities	(175.5)	(173.2)
Net deferred tax assets	$49.9	$92.4

In assessing the recoverability of its deferred tax assets, management regularly considers whether some portion or all of the deferred tax assets will not be realized based on the recognition threshold and measurement of a tax position. The ultimate realization of deferred tax assets is generally dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

A valuation allowance has been provided for those deferred tax assets for which, in the opinion of the Company’s management, it is more likely than not that the deferred tax assets will not be realized. At December 31, 2015, the deferred tax valuation allowance primarily represented amounts for foreign tax loss carryforwards and certain U.S. state and local tax loss carryforwards. The deferred tax valuation allowance decreased by $10.0 million and $4.6 million during 2015 and 2014, respectively. The decrease in the deferred tax valuation allowance during 2015 was primarily due to a reduction of the Company’s valuation allowance on deferred tax assets of jurisdictions outside of the U.S., offset by additional valuation allowances on losses incurred in certain jurisdictions. The decrease in the deferred tax valuation allowance during 2014 was primarily due to foreign currency translation and the amalgamation of certain foreign subsidiaries, partially offset by the establishment of a valuation allowance against certain deferred tax assets in the Professional segment during 2014.

As of December 31, 2015, the Company has tax loss carryforwards of approximately $232.9 million, of which $219.4 million are foreign and $13.4 million are domestic (federal). The losses expire in future years as follows: 2016- $2.1 million; 2017- $8.2 million; 2018- $26.1 million; 2019 and beyond- $28.3 million; and unlimited- $168.2 million. The Company could receive the benefit of such tax loss carryforwards only to the

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

extent it has taxable income during the carryforward periods in the applicable tax jurisdictions. As of December 31, 2015, there were no consolidated federal net operating losses available from the MacAndrews & Forbes Group (as hereinafter defined) from periods prior to the March 25, 2004 deconsolidation (as described below).

The Company remains subject to examination of its income tax returns in various jurisdictions including, without limitation: Australia, Canada and Spain for tax years ended December 31, 2011 through December 31, 2014; South Africa, the U.K. and the U.S. (federal) for tax years ended December 31, 2012 through December 31, 2014. The Company classifies interest and penalties as a component of the provision for income taxes. During 2015 and 2014, the Company recognized in the Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) decreases of $1.0 million and $0.9 million, respectively, in accrued interest and penalties.

At December 31, 2015 and 2014, the Company had unrecognized tax benefits of $65.0 million and $62.0 million, respectively, including $10.3 million and $11.3 million, respectively, of accrued interest and penalties. The unrecognized tax benefits, to the extent reduced and unutilized in future periods, would generally affect the Company’s effective tax rate. A reconciliation of the beginning and ending amount of the unrecognized tax benefits is provided in the following table:

Balance at January 1, 2014	$74.5
Increase based on tax positions taken in a prior year	12.6
Decrease based on tax positions taken in a prior year	(22.8)
Increase based on tax positions taken in the current year	8.0
Decrease resulting from the lapse of statutes of limitations	(10.3)
Balance at December 31, 2014	62.0
Increase based on tax positions taken in a prior year	5.6
Decrease based on tax positions taken in a prior year	(5.8)
Increase based on tax positions taken in the current year	8.5
Decrease resulting from the lapse of statutes of limitations	(5.3)
Balance at December 31, 2015	$65.0

In addition, the Company believes that it is reasonably possible that its unrecognized tax benefits during 2016 will decrease by approximately $1.1 million as a result of changes in various tax positions, each of which is individually insignificant.

The Company has not provided for U.S. federal income taxes and foreign withholding taxes on $52.5 million of foreign subsidiaries’ cumulative undistributed earnings as of December 31, 2015 because such earnings are intended to be indefinitely reinvested overseas. If these future earnings are repatriated to the U.S., or if the Company determines that such earnings will be remitted in a future period, additional tax provisions may be required. Due to the complexities in the tax laws and the assumptions that would have to be made, it is not practicable to estimate the amounts of income tax provisions that may be required.

As a result of the closing of the 2004 Revlon Exchange Transactions (as hereinafter defined in Note 20, “Related Party Transactions - Tax Sharing Agreements”), as of March 25, 2004, Revlon, Inc., Products Corporation and their U.S. subsidiaries were no longer included in the affiliated group of which MacAndrews & Forbes was the common parent (the “MacAndrews & Forbes Group”) for federal income tax purposes. Revlon Holdings (as hereinafter defined in Note 20, “Related Party Transactions - Transfer Agreements”), Revlon, Inc., Products Corporation and certain of its subsidiaries, and MacAndrews & Forbes Incorporated entered into a tax sharing agreement (as subsequently amended and restated, the “MacAndrews & Forbes Tax Sharing Agreement”), for taxable periods beginning on or after January 1, 1992 through and including March 25, 2004, during which Revlon, Inc. and Products Corporation or a subsidiary of Products Corporation was a member of the MacAndrews & Forbes Group. In these taxable periods, Revlon, Inc.’s and Products Corporation’s federal taxable income and loss were included in such group’s consolidated tax return filed by MacAndrews & Forbes

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Incorporated. Revlon, Inc. and Products Corporation were also included in certain state and local tax returns of MacAndrews & Forbes Incorporated or its subsidiaries. Revlon, Inc. and Products Corporation remain liable under the MacAndrews & Forbes Tax Sharing Agreement for all such taxable periods through and including March 25, 2004 for amounts determined to be due as a result of a redetermination arising from an audit or otherwise, equal to the taxes that Revlon, Inc. or Products Corporation would otherwise have had to pay if it were to have filed separate federal, state or local income tax returns for such periods.

Following the closing of the 2004 Revlon Exchange Transactions, Revlon, Inc. became the parent of a new consolidated group for federal income tax purposes and Products Corporation’s federal taxable income and loss are included in such group’s consolidated tax returns. Accordingly, Revlon, Inc. and Products Corporation entered into a tax sharing agreement (the “Revlon Tax Sharing Agreement”) pursuant to which Products Corporation is required to pay to Revlon, Inc. amounts equal to the taxes that Products Corporation would otherwise have had to pay if Products Corporation were to file separate federal, state or local income tax returns, limited to the amount, and payable only at such times, as Revlon, Inc. will be required to make payments to the applicable taxing authorities.

There were no federal tax payments or payments in lieu of taxes from Revlon, Inc. to Revlon Holdings pursuant to the MacAndrews & Forbes Tax Sharing Agreement in 2015 or 2014 with respect to periods covered by the MacAndrews & Forbes Tax Sharing Agreement, and the Company expects that there will not be any such payments in 2016. During 2015, there were no federal tax payments from Products Corporation to Revlon, Inc. pursuant to the Revlon Tax Sharing Agreement with respect to 2015 or 2014. During 2014, there was $0.3 million in federal tax payments from Products Corporation to Revlon, Inc. pursuant to the Revlon Tax Sharing Agreement with respect to 2014. The Company expects that there will be no federal tax payments from Products Corporation to Revlon, Inc. pursuant to the Revlon Tax Sharing Agreement during 2016 with respect to 2015.

Pursuant to the asset transfer agreement referred to in Note 20, “Related Party Transactions - Transfer Agreements,” Products Corporation assumed all tax liabilities of Revlon Holdings other than (i) certain income tax liabilities arising prior to January 1, 1992 to the extent such liabilities exceeded the reserves on Revlon Holdings’ books as of January 1, 1992 or were not of the nature reserved for and (ii) other tax liabilities to the extent such liabilities are related to the business and assets retained by Revlon Holdings.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

17.   ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss as of December 31, 2015, 2014 and 2013 are as follows:

	Foreign Currency Translation	Actuarial (Loss) Gain on Post- retirement Benefits	Deferred Gain (Loss) - Hedging	Other	Accumulated Other Comprehensive Loss
Balance at January 1, 2013	$23.3	$(231.5)	$—	$—	$(208.2)
Currency translation adjustment, net of tax of $3.3 million	(4.1)	—	—	—	(4.1)
Amortization of pension related costs, net of tax of $(1.2) million(a)	—	7.7	—	—	7.7
Pension re-measurement, net of tax of $(33.5) million	—	53.3	—	—	53.3
Revaluation of derivative financial instrument, net of tax of $(1.0) million(b)	—	—	1.5	—	1.5
Balance at December 31, 2013	$19.2	$(170.5)	$1.5	$—	$(149.8)
Currency translation adjustment, net of tax of $2.1 million	(24.6)	—	—	—	(24.6)
Amortization of pension related costs, net of tax of $(0.1) million(a)	—	4.5	—	—	4.5
Pension re-measurement, net of tax of $42.0 million	—	(69.6)	—	—	(69.6)
Revaluation of derivative financial instrument, net of tax of $2.3 million(b)	—	—	(3.7)	—	(3.7)
Other	—	0.3	—	(0.3)	—
Balance at December 31, 2014	$(5.4)	$(235.3)	$(2.2)	$(0.3)	$(243.2)
Currency translation adjustment, net of tax of $5.1 million	$(18.1)				(18.1)
Amortization of pension related costs, net of tax of $(1.3) million(a)		$7.2			7.2
Pension re-measurement, net of tax of $3.3 million		$(6.9)			(6.9)
Settlement of certain pension liabilities, net of tax of $(3.7) million(b)		$17.3	$—		17.3
Revaluation of derivative financial instrument, net of amounts reclassified into earnings and tax benefit of $1.0 million(c)			$(1.6)		(1.6)
Other comprehensive loss	(18.1)	17.6	(1.6)	—	(2.1)
Balance at December 31, 2015	$(23.5)	$(217.7)	$(3.8)	$(0.3)	$(245.3)
(a)	Amounts represent the change in Accumulated Other Comprehensive Loss as a result of the amortization of actuarial losses (gains) arising during each year related to the Company’s pension and other post-retirement plans. See Note 14, “Savings Plan, Pension and Post-retirement Benefits,” for further discussion of the Company’s pension and other post-retirement plans.
(b)	Amount primarily consists of the pension lump sum settlement charge, net of taxes, recorded during the fourth quarter of 2015. See Note 14, “Savings Plan, Pension and Post-retirement Benefits,” for further discussion of the Company’s pension and other post-retirement plans.
(c)	For the 2015, 2014 and 2013, the Company’s 2013 Interest Rate Swap was deemed effective and therefore, the changes in fair value related to the 2013 Interest Rate Swap were recorded in other comprehensive income (loss). See Note 13, “Financial Instruments,” for further discussion of the 2013 Interest Rate Swap.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

As shown above, comprehensive loss includes changes in the fair value of the 2013 Interest Rate Swap, which qualifies for hedge accounting. A rollforward of the amounts reclassified out of accumulated other comprehensive loss into earnings as of December 31, 2015 are as follows:

2013 Interest Rate Swap
Beginning accumulated losses at December 31, 2014	(2.2)
Reclassifications into earnings (net of $1.0 million tax expense)(a)	1.6
Change in fair value (net of $2.0 million tax benefit)	(3.2)
Ending accumulated losses at December 31, 2015	$(3.8)
(a)	Reclassified to interest expense.

There were no amounts reclassified into earnings during 2014 or 2013.

18.   SEGMENT DATA AND RELATED INFORMATION

Operating segments include components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (the Company’s “Chief Executive Officer”) in deciding how to allocate resources and in assessing the Company’s performance. As a result of the similarities in the procurement, manufacturing and distribution processes for the Company’s products, much of the information provided in the Consolidated Financial Statements, and provided in the segment table below, is similar to, or the same as, that reviewed on a regular basis by the Company’s Chief Executive Officer.

At December 31, 2015, the Company’s operations are organized into the following reportable segments:

•	Consumer - The Consumer segment is comprised of the Company’s consumer brands, which primarily include Revlon, Almay, SinfulColors and Pure Ice in color cosmetics; Revlon ColorSilk in women’s hair color; Revlon in beauty tools; and Mitchum in anti-perspirant deodorants. The Company’s principal customers for its consumer products include large volume retailers, chain drug and food stores, chemist shops, hypermarkets, general merchandise stores, the Internet/e-commerce, television shopping, department stores, one-stop shopping beauty retailers, specialty cosmetics stores and perfumeries in the U.S. and internationally. The Consumer segment also includes a skincare line under the Natural Honey brand and hair color line under the Llongueras brand sold to large volume retailers and other retailers, primarily in Spain, which were acquired as part of the Colomer Acquisition.
•	Professional - The Professional segment is comprised primarily of the brands which the Company acquired in the Colomer Acquisition, which include Revlon Professional in hair color and hair care; CND-branded products in nail polishes and nail enhancements; and American Crew in men’s grooming products, all of which are sold worldwide to professional salons. The Company’s principal customers for its professional products include hair and nail salons and distributors to professional salons in the U.S. and internationally. The Professional segment also includes a multi-cultural line consisting of Creme of Nature hair care products sold to large volume retailers, other retailers and professional salons, primarily in the U.S.
•	Other - The Other segment primarily includes the operating results of the CBB business and related purchase accounting for the Company’s April 2015 CBB Acquisition. CBB develops, manufactures, markets and distributes fragrances and other beauty products under various celebrity, lifestyle and fashion brands licensed from third parties, principally through department stores and selective distribution in international territories. The results included within the Other segment are not material to the Company’s consolidated results of operations.

The Company’s management evaluates segment profit, which is defined as income from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses, for

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

each of the Company’s reportable segments. Segment profit also excludes unallocated corporate expenses and the impact of certain items that are not directly attributable to the reportable segments’ underlying operating performance, which includes the impacts of: (i) restructuring and related charges; (ii) acquisition and integration costs; (iii) goodwill impairment charge; (iv) pension lump sum settlement charges; (v) costs of sales resulting from a fair value adjustment to inventory acquired in acquisitions; (vi) deferred compensation related to the CBB Acquisition; (vii) insurance proceeds received in 2013 related to the 2011 fire that destroyed the Company’s facility in Venezuela; and (viii) an accrual for estimated clean-up costs related to the Company’s facility in Venezuela. Such items are shown below in the table reconciling segment profit to consolidated income from continuing operations before income taxes. Unallocated corporate expenses primarily include general and administrative expenses related to the corporate organization. These expenses are recorded in unallocated corporate expenses, as these items are centrally directed and controlled and are not included in internal measures of segment operating performance. During the second quarter of 2015, the Company removed pension-related costs for its U.S. qualified defined benefit pension plans from the measurement of its operating segment results. As a result, $8.2 million and $4.9 million in pension-related costs were reclassified from the measurement of Consumer segment profit and included as a component of unallocated corporate expenses for 2014 and 2013, respectively. The Company does not have any material inter-segment sales.

The accounting policies for each of the reportable segments are the same as those described in Note 1, “Description of Business and Summary of Significant Accounting Policies.” The Company’s assets and liabilities are managed centrally and are reported internally in the same manner as the Consolidated Financial Statements; thus, no additional information regarding assets and liabilities of the Company’s reportable segments is produced for the Company’s Chief Executive Officer or included in these Consolidated Financial Statements.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

The following table is a comparative summary of the Company’s net sales and segment profit by reportable segment for each of 2015, 2014, and 2013. In the table below, certain prior period amounts have been reclassified to conform to the presentation for 2015.

	Twelve Months Ended December 31,
	2015	2014	2013
Segment Net Sales:
Consumer	$1,414.8	$1,438.3	$1,394.2
Professional	471.1	502.7	100.5
Other	$28.4	$—	$—
Total	$1,914.3	$1,941.0	$1,494.7

Segment Profit:
Consumer(a)	$360.2	$339.4	$342.3
Professional	103.9	104.8	5.1
Other	$1.4	$—	$—
Total	$465.5	$444.2	$347.4

Reconciliation:
Segment Profit	$465.5	$444.2	$347.4
Less:
Unallocated corporate expenses(a)	79.0	59.2	53.8
Depreciation and amortization	103.2	102.6	76.7
Non-cash stock compensation expense	5.1	5.5	0.2
Non-Operating items:
Restructuring and related charges	11.6	22.6	4.5
Acquisition and integration costs	8.0	6.4	25.4
Inventory purchase accounting adjustment, cost of sales	0.9	2.6	8.5
Pension Lump sum settlement	20.7	—	—
Goodwill impairment charge	9.7	—	—
Deferred Compensation related to CBB Acquisition	2.5	—	—
Gain from insurance proceeds related to Venezuela fire	—	—	(26.4)
Accrual for clean-up costs related to destroyed facility in Venezuela	—	—	7.6
Operating Income	224.8	245.3	197.1
Less:
Interest Expense	83.3	84.4	78.6
Amortization of debt issuance costs	5.7	5.5	3.5
Loss on early extinguishment of debt	—	2.0	29.7
Foreign currency losses (gains), net	15.7	25.0	3.7
Miscellaneous, net	0.4	1.2	1.0
Income from continuing operations before income taxes	$119.7	$127.2	$80.6
(a)	During the second quarter of 2015, the Company removed pension-related costs for its U.S. qualified defined benefit pension plans from the measurement of its operating segment results. As a result, $8.2 million and $4.9 million of pension-related costs were reclassified from the measurement of Consumer segment profit and included as a component of unallocated corporate expenses for 2014 and 2013, respectively.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

As of December 31, 2015, the Company had operations established in 22 countries outside of the U.S. and its products are sold throughout the world. Generally, net sales by geographic area are presented by attributing revenues from external customers on the basis of where the products are sold. Walmart and its affiliates worldwide accounted for approximately 18%, 16% and 20% of the Company’s worldwide net sales in 2015, 2014 and 2013, respectively, and such sales are primarily included within the net sales of the Consumer segment.

The Company expects that Walmart and a small number of other customers will, in the aggregate, continue to account for a large portion of the Company’s net sales. As is customary in the consumer products industry, none of the Company’s customers is under an obligation to continue purchasing products from the Company in the future.

In the tables below, certain prior year amounts have been reclassified to conform to the current period’s presentation.

	Year Ended December 31,
	2015		2014		2013
Geographic area:
Net sales:
United States	$1,043.7	55%	$1,021.9	53%	$832.8	56%
Outside of the United States	870.6	45%	919.1	47%	$661.9	44%
	$1,914.3		$1,941.0		$1,494.7
	December 31, 2015		December 31, 2014
Long-lived assets, net:
United States	$874.7	79%	$845.5	76%
Outside of the United States	232.4	21%	271.7	24%
	$1,107.1		$1,117.2
	Year Ended December 31,
	2015		2014		2013
Classes of similar products:
Net sales:
Color cosmetics	$1,026.4	54%	$1,032.4	53%	$926.4	62%
Hair care	522.1	27%	545.0	28%	263.9	18%
Beauty care and fragrance	365.8	19%	363.6	19%	304.4	20%
	$1,914.3		$1,941.0		$1,494.7

19.   COMMITMENTS AND CONTINGENCIES

Products Corporation currently leases facilities for executive offices, warehousing, research and development and sales operations and leases various types of equipment under operating and capital lease agreements. Rental expense was $18.6 million, $26.6 million and $19.8 million for 2015, 2014 and 2013, respectively. Minimum rental commitments under all non-cancelable leases, including those pertaining to idled facilities, are presented in the following table:

Minimum Rental Commitments	Total	2016	2017	2018	2019	2020	Thereafter
Capital leases	$5.4	$3.1	$1.4	$0.6	$0.3	$—	$—
Operating leases	127.1	22.6	17.7	14.4	12.8	7.7	51.9

The Company is involved in various routine legal proceedings incidental to the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings in the aggregate is not reasonably likely to have a material adverse effect on the Company’s business, financial condition and/or its

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

results of operations. However, in light of the uncertainties involved in legal proceedings generally, the ultimate outcome of a particular matter could be material to the Company’s operating results for a particular period depending on, among other things, the size of the loss or the nature of the liability imposed and the level of the Company’s income for that particular period.

20.   RELATED PARTY TRANSACTIONS

As of December 31, 2015, MacAndrews & Forbes beneficially owned approximately 78% of Revlon, Inc.’s Class A Common Stock representing approximately 78% of Revlon, Inc.’s outstanding shares of voting capital stock. Revlon, Inc. in turn directly owns all 5,260 outstanding shares of Products Corporation’s common stock. As a result, MacAndrews & Forbes is able to elect the entire Board of Directors of Revlon, Inc. and Products Corporation and control the vote on all matters submitted to a vote of Revlon, Inc.’s and Products Corporation’s stockholders. MacAndrews & Forbes is wholly-owned by Ronald O. Perelman, Chairman of Revlon, Inc.’s and Products Corporation’s Board of Directors.

Transfer Agreements

In June 1992, Revlon, Inc. and Products Corporation entered into an asset transfer agreement with Revlon Holdings LLC, a Delaware limited liability company and formerly a Delaware corporation known as Revlon Holdings Inc. (“Revlon Holdings”), and which is an affiliate and an indirect wholly-owned subsidiary of MacAndrews & Forbes, and certain of Revlon Holdings’ wholly-owned subsidiaries. Revlon, Inc. and Products Corporation also entered into a real property asset transfer agreement with Revlon Holdings. Pursuant to such agreements, in June 1992, Revlon Holdings transferred certain assets to Products Corporation and Products Corporation assumed all of the liabilities of Revlon Holdings, other than certain specifically excluded assets and liabilities (the liabilities excluded are referred to as the “Excluded Liabilities”). Certain consumer products lines sold in demonstrator-assisted retailers considered not integral to the Company’s business and that historically had not been profitable and certain other assets and liabilities were retained by Revlon Holdings. Revlon Holdings agreed to indemnify Revlon, Inc. and Products Corporation against losses arising from the Excluded Liabilities, and Revlon, Inc. and Products Corporation agreed to indemnify Revlon Holdings against losses arising from the liabilities assumed by Products Corporation. The amounts reimbursed by Revlon Holdings to Products Corporation for the Excluded Liabilities was $0.3 million for 2015 and $0.2 million for each of 2014 and 2013. A $0.2 million and $0.1 million receivable balance from MacAndrews & Forbes was included within prepaid expenses and other in the Company’s Consolidated Balance Sheets for transactions subject to the Transfer Agreements, at December 31, 2015 and 2014, respectively.

Reimbursement Agreements

Revlon, Inc., Products Corporation and MacAndrews & Forbes Inc. (a wholly-owned subsidiary of MacAndrews & Forbes) have entered into reimbursement agreements (the “Reimbursement Agreements”) pursuant to which: (i) MacAndrews & Forbes Inc. is obligated to provide (directly or through its affiliates) certain professional and administrative services, including, without limitation, employees, to the Company, and to purchase services from third party providers, such as insurance, legal, accounting and air transportation services, on behalf of the Company, to the extent requested by Products Corporation; and (ii) Products Corporation is obligated to provide certain professional and administrative services, including, without limitation, employees, to MacAndrews & Forbes and to purchase services from third party providers, such as insurance, legal and accounting services, on behalf of MacAndrews & Forbes, to the extent requested by MacAndrews & Forbes, provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews & Forbes or Products Corporation, as the case may be.

The Company reimburses MacAndrews & Forbes for the allocable costs of the services that MacAndrews & Forbes purchases for or provides to the Company and for the reasonable out-of-pocket expenses that MacAndrews & Forbes incurs in connection with the provision of such services. MacAndrews & Forbes reimburses Products Corporation for the allocable costs of the services that Products Corporation purchases for or provides to MacAndrews & Forbes and for the reasonable out-of-pocket expenses incurred by Products

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Corporation in connection with the purchase or provision of such services. Each of the Company, on the one hand, and MacAndrews & Forbes Inc., on the other, has agreed to indemnify the other party for losses arising out of the services provided by it under the Reimbursement Agreements, other than losses resulting from its willful misconduct or gross negligence.

The Reimbursement Agreements may be terminated by either party on 90 days’ notice. The Company does not intend to request services under the Reimbursement Agreements unless their costs would be at least as favorable to the Company as could be obtained from unaffiliated third parties.

Revlon Inc., and the Company participate in MacAndrews & Forbes’ directors and officers liability insurance program (the “D&O Insurance Program”), as well as its other insurance coverages, such as property damage, business interruption, liability and other coverages, which cover Revlon, Inc. and the Company, as well as MacAndrews & Forbes and its subsidiaries. The limits of coverage for certain of the policies are available on an aggregate basis for losses to any or all of the participating companies and their respective directors and officers. The Company reimburses MacAndrews & Forbes from time to time for their allocable portion of the premiums for such coverage or the Company pays the insurers directly, which premiums the Company believes are more favorable than the premiums that the Company would pay were it to secure stand-alone coverage. Any amounts paid by the Company directly to MacAndrews & Forbes in respect of premiums are included in the amounts paid under the Reimbursement Agreements.

The net activity related to services provided and/or (purchased) under the Reimbursement Agreements during 2015 was $(2.1) million, which primarily included partial payments made by the Company to MacAndrews & Forbes during 2015 for premiums related to the Company’s allocable portion of the 5-year renewal of the D&O Insurance Program for the period from January 31, 2012 through January 31, 2017. The net activity related to services provided and/or (purchased) under the Reimbursement Agreements during 2014 was $(3.8) million, which primarily included partial payments made by the Company to MacAndrews & Forbes during 2014 for premiums related to the Company’s allocable portion of the 5-year renewal of the D&O Insurance Program for the period from January 31, 2012 through January 31, 2017. The net activity related to services provided and/or (purchased) under the Reimbursement Agreements during 2013 was $(6.1) million, which primarily included a $6.1 million partial payment made by the Company to MacAndrews & Forbes during 2013 for premiums related to the Company’s allocable portion of the 5-year renewal of the D&O Insurance Program for the period from January 31, 2012 through January 31, 2017, . The receivable balances from MacAndrews & Forbes were $0.1 million at December 31, 2015 and nil December 31, 2014 for transactions subject to the Reimbursement Agreements.

Tax Sharing Agreements

As a result of a debt-for-equity exchange transaction completed in March 2004 (the “2004 Revlon Exchange Transactions”), as of March 25, 2004, Revlon, Inc., Products Corporation and their U.S. subsidiaries were no longer included in the MacAndrews & Forbes Group for U.S. federal income tax purposes. See Note 16, “Income Taxes,” for further discussion on these agreements and related transactions in 2015, 2014 and 2013.

Other

Certain of Products Corporation’s debt obligations, including the Amended Credit Agreements and Products Corporation’s 5¾% Senior Notes, have been, and may in the future be, supported by, among other things, guarantees from all of Products Corporation’s domestic subsidiaries (subject to certain limited exceptions) and, for the Amended Credit Agreements, guarantees from Revlon, Inc. The obligations under such guarantees are secured by, among other things, all of the capital stock of Products Corporation and, its domestic subsidiaries (subject to certain limited exceptions) and 66% of the capital stock of Products Corporation’s and its domestic subsidiaries’ first-tier foreign subsidiaries. See Note 11, “Long Term Debt,” for a discussion of the terms of the Amended Credit Agreements and 5¾% Senior Notes.

During 2015 and 2014, the Company engaged several companies in which MacAndrews & Forbes had a controlling interest to provide the Company with various ordinary course business services. These services

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

included: (i) advertising inserts, for which the Company paid fees of approximately $0.2 million during 2015; (ii) processing approximately $32.9 million and $35.8 million of coupon redemptions for the Company’s retail customers for 2015 and 2014, respectively, for which the Company paid fees of approximately $0.4 million and $0.4 million during 2015 and 2014, respectively; and (iii) other similar advertising, coupon redemption and raw material supply services, for which the Company paid fees aggregating to less than $0.1 million during 2015. The Company believes that its engagement of each of these affiliates was on arm’s length terms, taking into account each firm’s expertise in its respective field, and that the fees paid were at least as favorable as those available from unaffiliated parties.

21.   QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the Company’s unaudited quarterly results of operations for each of 2015 and 2014:

	Year Ended December 31, 2015
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net sales	$438.5	$482.4	$471.5	$521.9
Gross profit	296.2	321.1	303.7	325.5
(Loss) income from continuing operations, net of taxes(a)(b)	0.7	27.5	9.4	27.7
(Loss) income from discontinued operations, net of taxes(e)	(0.1)	—	(1.7)	(1.4)
Net (loss) income(a)(b)	0.6	27.5	7.7	26.3
	Year Ended December 31, 2014
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net sales	$469.8	$497.9	$472.3	$501.0
Gross profit	306.3	330.7	307.7	328.0
Income from continuing operations, net of taxes(c)(d)	10.2	15.9	15.8	4.1
(Loss) income from discontinued operations, net of taxes(e)	(3.2)	3.7	0.4	0.4
Net income(d)(e)	7.0	19.6	16.2	4.5
(a)	Income from continuing operations and net income for the first quarter of 2015 were unfavorably impacted by foreign currency losses, net, of $15.9 million, primarily due to the unfavorable impacts of the revaluation of certain U.S. Dollar denominated intercompany payables, as well as a $1.9 million foreign currency loss recognized in the first quarter of 2015 as a result of the re-measurement of Revlon Venezuela’s balance sheet during the first quarter of 2015.
(b)	Income from continuing operations and net income for the fourth quarter of 2015 were impacted by: (i) a $20.7 million pension lump sum settlement charge related to the accounting for a one-time cash lump sum payment, which requires that a portion of pension losses within accumulated other comprehensive loss be realized in the period that related pension liabilities are settled (see Note 14, “Savings Plan, Pension and Post-retirement Benefits”); (ii) an increase in net income driven by the net reduction of the Company’s deferred tax valuation allowance on its net deferred tax assets for certain foreign jurisdictions, which has been reflected in the provision for income taxes for 2015 (See Note 16, “Income Taxes”); (iii) a $9.7 million non-cash goodwill impairment charge related to the Global Color Brands reporting unit (see Note 8, “Goodwill and Intangible Assets”); and (iv) $9.5 million in restructuring charges related to the 2015 Efficiency Program (see Note 3, “Restructuring Charges”).
(c)	Income from continuing operations and net income for the first quarter of 2014 were unfavorably impacted by restructuring charges of $13.5 million related to the Integration Program, as well as $3.8 million of acquisition and integration costs related to the Colomer Acquisition. (See Note 2, “Business Combinations,”

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

and Note 3, “Restructuring Charges”). Additionally, in the first quarter of 2014, the Company incurred a $1.9 million aggregate loss on early extinguishment of debt due to the February 2014 Term Loan Amendment. (See Note 11, “Long-Term Debt”).

(d)	Income from continuing operations and net income for the second and third quarter of 2014 were unfavorably impacted by foreign currency losses, net, of $7.2 million and $9.3 million, respectively, related to the required re-measurement of Revlon Venezuela’s monetary assets and liabilities at June 30, 2014, and the results of unfavorable impacts of the revaluation of certain U.S. Dollar denominated intercompany payables during the third quarter of 2014. (See Note 1, “Description of Business and Summary of Significant Accounting Policies - Foreign Currency Translation” for further discussion on Venezuela foreign currency restrictions and related devaluation).
(e)	(Loss) income from discontinued operations includes the results of the Company’s former China operations (See Note 4, “Discontinued Operations”).

22.   GUARANTOR FINANCIAL INFORMATION

Products Corporation’s 5¾% Senior Notes are fully and unconditionally guaranteed on a senior basis by Products Corporation’s domestic subsidiaries (other than certain immaterial subsidiaries) that guarantee Products Corporation’s obligations under its Amended Credit Agreements (the “Guarantor Subsidiaries”).

The following Condensed Consolidating Financial Statements present the financial information as of December 31, 2015 and December 31, 2014, and for the years ended December 31, 2015, 2014 and 2013 for (i) Products Corporation on a stand-alone basis, (ii) the Guarantor Subsidiaries on a stand-alone basis (iii) the subsidiaries of Products Corporation that do not guarantee Products Corporation’s 5¾% Senior Notes (the “Non-Guarantor Subsidiaries”) on a stand-alone basis; and (iv) Products Corporation, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries on a consolidated basis. The Condensed Consolidating Financial Statements are presented on the equity method, under which the investments in subsidiaries are recorded at cost and adjusted to the applicable share of the subsidiary’s cumulative results of operations, capital contributions, distributions and other equity changes. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Balance Sheets
As of December 31, 2015

	Products Corporation	Guarantor Subsidiaries(a)	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$141.5	$93.0	$92.4	$—	$326.9
Trade receivables, less allowances for doubtful accounts	79.7	44.5	120.7	—	244.9
Inventories	88.1	34.5	61.2	—	183.8
Deferred income taxes - current	49.4	—	8.6	—	58.0
Prepaid expenses and other	136.9	3.3	30.5	—	170.7
Intercompany receivables	692.1	366.5	95.2	(1,153.8)	—
Investment in subsidiaries	591.0	16.3	—	(607.3)	—
Property, plant and equipment, net	124.8	28.1	62.4	—	215.3
Deferred income taxes - noncurrent	3.1	—	35.4	—	38.5
Goodwill	182.4	30.0	257.3	—	469.7
Intangible assets, net	56.6	156.7	104.7	—	318.0
Other assets	69.4	9.6	25.1	—	104.1
Total assets	$2,215.0	$782.5	$893.5	$(1,761.1)	$2,129.9
LIABILITIES AND STOCKHOLDER’S DEFICIENCY
Short-term borrowings	$—	$—	$11.3	$—	$11.3
Current portion of long-term debt	29.9	—	0.1	—	30.0
Accounts payable	85.3	29.2	86.8	—	201.3
Accrued expenses and other	175.1	18.9	78.4	—	272.4
Intercompany payables	360.4	401.0	392.4	(1,153.8)	—
Long-term debt	1,803.2	—	0.5	—	1,803.7
Other long-term liabilities	252.7	0.8	49.3	—	302.8
Total liabilities	2,706.6	449.9	618.8	(1,153.8)	2,621.5
Stockholder’s deficiency	(491.6)	332.6	274.7	(607.3)	(491.6)
Total liabilities and stockholder’s deficiency	$2,215.0	$782.5	$893.5	$(1,761.1)	$2,129.9
(a)	In January 2015, a newly-formed U.S.-domiciled entity in the Professional segment became an additional guarantor under Products Corporation’s Amended Term Loan Facility, Amended Revolving Credit Facility and the indenture for Products Corporation’s 5¾% Senior Notes. In connection with the CBB Acquisition, in May 2015 the Company’s newly-formed U.S.-domiciled subsidiary, RML, LLC, also became an additional guarantor under such debt instruments.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Balance Sheets
As of December 31, 2014

	Products Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$104.2	$88.1	$83.0	$—	$275.3
Trade receivables, less allowances for doubtful accounts	87.8	39.7	111.4	—	238.9
Inventories	75.5	30.6	50.5	—	156.6
Deferred income taxes - current	46.2	—	12.2	—	58.4
Prepaid expenses and other	119.0	6.2	24.8	—	150.0
Intercompany receivables	992.5	630.0	129.6	(1,752.1)	—
Investment in subsidiaries	562.8	(161.4)	—	(401.4)	—
Property, plant and equipment, net	112.4	28.0	71.6	—	212.0
Deferred income taxes - noncurrent	22.6	—	12.2	—	34.8
Goodwill	185.8	30.0	248.3	—	464.1
Intangible assets, net	53.2	164.6	110.0	—	327.8
Other assets	83.2	2.9	27.2	—	113.3
Total assets	$2,445.2	$858.7	$880.8	$(2,153.5)	$2,031.2
LIABILITIES AND STOCKHOLDER’S DEFICIENCY
Short-term borrowings	$—	$—	$6.6	$—	$6.6
Current portion of long-term debt	31.5	—	—	—	31.5
Accounts payable	68.3	19.0	66.2	—	153.5
Accrued expenses and other	159.0	24.5	89.8	—	273.3
Intercompany payables	672.9	703.6	375.6	(1,752.1)	—
Long-term debt	1,831.7	—	0.7	—	1,832.4
Other long-term liabilities	238.8	4.4	47.7	—	290.9
Total liabilities	3,002.2	751.5	586.6	(1,752.1)	2,588.2
Stockholder’s deficiency	(557.0)	107.2	294.2	(401.4)	(557.0)
Total liabilities and stockholder’s deficiency	$2,445.2	$858.7	$880.8	$(2,153.5)	$2,031.2

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Statements of Income and Comprehensive Income
Twelve Months Ended December 31, 2015

	Products Corporation	Guarantor Subsidiaries(a)	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$1,049.4	$340.4	$730.7	$(206.2)	$1,914.3
Cost of sales	466.0	129.4	278.6	(206.2)	667.8
Gross profit	583.4	211.0	452.1	—	1,246.5
Selling, general and administrative expenses	495.0	131.2	367.3	—	993.5
Acquisition and integration costs	7.1	—	0.9	—	8.0
Restructuring charges and other, net	6.6	0.4	3.5	—	10.5
Impairment Charge	9.7	—	—	—	9.7
Operating income	65.0	79.4	80.4	—	224.8
Other expenses (income):
Intercompany interest, net	(8.2)	(0.1)	8.3	—	—
Interest expense	82.5	—	0.8	—	83.3
Amortization of debt issuance costs	5.7	—	—	—	5.7
Foreign currency (gains) losses, net	0.4	(0.6)	15.9	—	15.7
Miscellaneous, net	(54.2)	(0.1)	54.7	—	0.4
Other expenses (income), net	26.2	(0.8)	79.7	—	105.1
Income (loss) from continuing operations before income taxes	38.8	80.2	0.7	—	119.7
Provision for income taxes	16.0	36.2	2.2	—	54.4
(Loss) income from continuing operations	22.8	44.0	(1.5)	—	65.3
Income (loss) from discontinued operations, net of taxes	—	—	(3.2)	—	(3.2)
Equity in income of subsidiaries	39.3	43.1	—	(82.4)	—
Net income (loss)	$62.1	$87.1	$(4.7)	$(82.4)	$62.1
Other comprehensive (loss) income	(2.1)	(1.5)	(18.8)	20.3	(2.1)
Total comprehensive (loss) income	$60.0	$85.6	$(23.5)	$(62.1)	$60.0
(a)	In January 2015, a newly-formed U.S.-domiciled entity in the Professional segment became an additional guarantor under Products Corporation’s Amended Term Loan Facility, Amended Revolving Credit Facility and the indenture for Products Corporation’s 5¾% Senior Notes. In connection with the CBB Acquisition, in May 2015 the Company’s newly-formed U.S.-domiciled subsidiary, RML, LLC, also became an additional guarantor under such debt instruments.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Statements of Income and Comprehensive Income
Twelve Months Ended December 31, 2014

	Products Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$1,001.1	$356.8	$771.5	$(188.4)	$1,941.0
Cost of sales	430.5	146.9	279.3	(188.4)	668.3
Gross profit	570.6	209.9	492.2	—	1,272.7
Selling, general and administrative expenses	466.6	133.3	399.8	—	999.7
Acquisition and integration costs	6.4	—	—	—	6.4
Restructuring charges and other, net	2.9	3.3	15.1	—	21.3
Operating income	94.7	73.3	77.3	—	245.3
Other expenses (income):
Intercompany interest, net	(8.0)	(0.4)	8.4	—	—
Interest expense	83.6	0.1	0.7	—	84.4
Amortization of debt issuance costs	5.5	—	—	—	5.5
Loss on extinguishment of debt, net	2.0	—	—	—	2.0
Foreign currency (gains) losses, net	(3.1)	(0.1)	28.2	—	25.0
Miscellaneous, net	(48.0)	(8.2)	57.4	—	1.2
Other expenses (income), net	32.0	(8.6)	94.7	—	118.1
Income (loss) from continuing operations before income taxes	62.7	81.9	(17.4)	—	127.2
Provision for income taxes	85.8	(8.4)	3.8	—	81.2
(Loss) income from continuing operations	(23.1)	90.3	(21.2)	—	46.0
Income (loss) from discontinued operations, net of taxes	0.2	—	1.1	—	1.3
Equity in income of subsidiaries	70.2	1.5	—	(71.7)	—
Net income (loss)	$47.3	$91.8	$(20.1)	$(71.7)	$47.3
Other comprehensive (loss) income	(93.4)	9.3	(15.8)	6.5	(93.4)
Total comprehensive (loss) income	$(46.1)	$101.1	$(35.9)	$(65.2)	$(46.1)

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Statements of Income and Comprehensive Income
Twelve Months Ended December 31, 2013

	Products Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$972.8	$90.5	$626.6	$(195.2)	$1,494.7
Cost of sales	438.4	45.6	256.3	(195.2)	545.1
Gross profit	534.4	44.9	370.3	—	949.6
Selling, general and administrative expenses	418.1	37.8	267.7	—	723.6
Acquisition and integration costs	24.2	—	1.2	—	25.4
Restructuring charges and other, net	—	0.4	3.1	—	3.5
Operating income	92.1	6.7	98.3	—	197.1
Other expenses (income):
Intercompany interest, net	(0.8)	(0.6)	6.2	—	4.8
Interest expense	72.9	0.3	0.6	—	73.8
Amortization of debt issuance costs	3.5	—	—	—	3.5
Loss on extinguishment of debt, net	29.7	—	—	—	29.7
Foreign currency losses (gains), net	3.2	1.3	(0.8)	—	3.7
Miscellaneous, net	(2.4)	(11.5)	14.9	—	1.0
Other expenses (income), net	106.1	(10.5)	20.9	—	116.5
(Loss) income from continuing operations before income taxes	(14.0)	17.2	77.4	—	80.6
Provision for income taxes	39.9	0.3	8.4	—	48.6
(Loss) Income from continuing operations	(53.9)	16.9	69.0	—	32.0
Income (loss) from discontinued operations, net of taxes	0.3	—	(30.7)	—	(30.4)
Equity in income of subsidiaries	55.2	24.6	—	(79.8)	—
Net income (loss)	$1.6	$41.5	$38.3	$(79.8)	$1.6
Other comprehensive income (loss)	58.4	16.7	10.2	(26.9)	58.4
Total comprehensive income (loss)	$60.0	$58.2	$48.5	$(106.7)	$60.0

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Statements of Cash Flows
Twelve Months Ended December 31, 2015

	Products Corporation	Guarantor Subsidiaries(a)	Non- Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$89.1	$7.9	$58.3	$—	$155.3
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(29.5)	(5.5)	(13.3)	—	(48.3)
Business acquisitions, net of cash and cash required	(8.1)	—	(33.6)	—	(41.7)
Proceeds from the sale of certain assets	3.5	2.7	—	—	6.2
Net cash used in investing activities	(34.1)	(2.8)	(46.9)	—	(83.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings and overdraft	17.3	—	5.7	—	23.0
Repayments under the Acquisition Term Loan	(19.3)	—	—	—	(19.3)
Prepayments under the 2011 Term Loan	(12.1)	—	—	—	(12.1)
Other financing activities	(3.6)	—	(0.1)	—	(3.7)
Net cash (used in) provided by financing activities	(17.7)	—	5.6	—	(12.1)
Effect of exchange rate changes on cash and cash equivalents	—	(0.2)	(7.6)	—	(7.8)
Net increase in cash and cash equivalents	37.3	4.9	9.4	—	51.6
Cash and cash equivalents at beginning of period	104.2	88.1	83.0	—	275.3
Cash and cash equivalents at end of period	$141.5	$93.0	$92.4	$—	$326.9
(a)	In January 2015, a newly-formed U.S.-domiciled entity in the Professional segment became an additional guarantor under Products Corporation’s Amended Term Loan Facility, Amended Revolving Credit Facility and the indenture for Products Corporation’s 5¾% Senior Notes. In connection with the CBB Acquisition, in May 2015 the Company’s newly-formed U.S.-domiciled subsidiary, RML, LLC, also became an additional guarantor under such debt instruments.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Statements of Cash Flows
Twelve Months Ended December 31, 2014

	Products Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$77.3	$78.0	$18.7	$—	$174.0
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(40.3)	(2.4)	(12.8)	—	(55.5)
Proceeds from the sale of certain assets	—	—	3.4	—	3.4
Net cash used in investing activities	(40.3)	(2.4)	(9.4)	—	(52.1)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in short-term borrowings and overdraft	(4.2)	(1.9)	1.4	—	(4.7)
Repayment of Non-Contributed Loan	(58.4)	—	—	—	(58.4)
Repayments under the Acquisition Term Loan	(7.0)	—	—	—	(7.0)
Payment of financing costs	(1.8)	—	—	—	(1.8)
Other financing activities	(2.7)	—	(0.5)	—	(3.2)
Net cash (used in) provided by financing activities	(74.1)	(1.9)	0.9	—	(75.1)
Effect of exchange rate changes on cash and cash equivalents	—	(0.1)	(15.5)	—	(15.6)
Net (decrease) increase in cash and cash equivalents	(37.1)	73.6	(5.3)	—	31.2
Cash and cash equivalents at beginning of period(a)	141.3	14.5	88.3	—	244.1
Cash and cash equivalents at end of period	$104.2	$88.1	$83.0	$—	$275.3
(a)	In January 2014, Colomer’s U.S. subsidiaries became additional guarantors under Products Corporation’s Amended Credit Agreements and 5¾% Senior Notes. Accordingly, for cash flow presentation purposes, the cash and cash equivalents at the beginning of the period associated with Colomer’s U.S. subsidiaries have been reported under Guarantor Subsidiaries.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Statements of Cash Flows
Twelve Months Ended December 31, 2013

	Products Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$76.9	$4.6	$41.8	$—	123.3
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(21.1)	(0.6)	(6.9)	—	(28.6)
Business acquisition, net of cash and cash equivalents acquired	(627.6)	—	—	—	(627.6)
Insurance proceeds for property, plant and equipment	—	—	13.1	—	13.1
Proceeds from the sale of certain assets	0.3	—	3.4	—	3.7
Net cash (used in) provided by investing activities	(648.4)	(0.6)	9.6	—	(639.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in short-term borrowings and overdraft	(2.0)	(3.2)	(1.1)	—	(6.3)
Borrowings under the Acquisition Term Loan	698.3	—	—	—	698.3
Proceeds from the issuance of the 5¾% Senior Notes	500.0	—	—	—	500.0
Repayment of the 9¾% Senior Secured Notes	(330.0)	—	—	—	(330.0)
Repayment under the 2011 Term Loan Facility	(113.0)	—	—	—	(113.0)
Repayment of the Contributed Loan	(48.6)	—	—	—	(48.6)
Payment of financing costs	(48.8)	—	—	—	(48.8)
Other financing activities	(2.2)	—	(0.4)	—	(2.6)
Net cash provided by (used in) financing activities	653.7	(3.2)	(1.5)	—	649.0
Effect of exchange rate changes on cash and cash equivalents	—	—	(5.1)	—	(5.1)
Net increase in cash and cash equivalents	82.2	0.8	44.8	—	127.8
Cash and cash equivalents at beginning of period	59.1	—	57.2	—	116.3
Cash and cash equivalents at end of period	141.3	0.8	102.0	—	244.1

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

SCHEDULE II

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2015, 2014 and 2013
(dollars in millions)

	Balance at Beginning of Year	Charged to Cost and Expenses	Other Deductions	Balance at End of Year
Allowance for Doubtful Accounts:
2015	$9.3	$2.8	$(1.6)	$10.5
2014	4.2	8.4	(3.3)	9.3
2013	3.5	1.6	(0.9)	4.2

Allowance for Volume and Early Payment Discounts:
2015	$23.4	$51.6	$(52.4)	$22.6
2014	12.1	84.7	(73.4)	23.4
2013	14.6	57.6	(60.1)	12.1

Allowance for Sales Returns:
2015	$45.4	$48.5	$(54.6)	$39.3
2014	53.1	64.3	(72.0)	45.4
2013	54.5	77.8	(79.2)	53.1

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	June 30, 2016	December 31, 2015
	(Unaudited)	(as adjusted)(a)
ASSETS
Current assets:
Cash and cash equivalents	$185.8	$326.9
Trade receivables, less allowance for doubtful accounts of $10.7 and $10.5 as of June 30, 2016 and December 31, 2015, respectively	268.4	244.9
Inventories	209.6	183.8
Prepaid expenses and other	74.3	53.3
Receivable from Revlon, Inc.	127.2	117.4
Total current assets	865.3	926.3
Property, plant and equipment, net of accumulated depreciation of $286.3 and $271.7 as of June 30, 2016 and December 31, 2015, respectively	216.8	215.3
Deferred income taxes	41.7	49.8
Goodwill	476.7	469.7
Intangible assets, net of accumulated amortization of $72.8 and $61.1 as of June 30, 2016 and December 31, 2015, respectively	328.9	318.0
Other assets	89.4	84.1
Total assets	$2,018.8	$2,063.2

LIABILITIES AND STOCKHOLDER’S DEFICIENCY
Current liabilities:
Short-term borrowings	$14.1	$11.3
Current portion of long-term debt	6.8	30.0
Accounts payable	187.6	201.3
Accrued expenses and other	233.2	272.4
Total current liabilities	441.7	515.0
Long-term debt	1,783.6	1,783.7
Long-term pension and other post-retirement plan liabilities	178.2	185.3
Other long-term liabilities	72.8	70.8
Stockholder’s deficiency:
RCPC Preferred Stock, par value $1.00 per share; 1,000 shares authorized and 546 shares issued as of June 30, 2016 and December 31, 2015, respectively	54.6	54.6
Common Stock, par value $1.00 per share; 10,000 shares authorized and 5,260 shares issued as of June 30, 2016 and December 31, 2015 respectively	—	—
Additional paid-in-capital	960.9	957.5
Accumulated deficit	(1,236.1)	(1,258.4)
Accumulated other comprehensive loss	(236.9)	(245.3)
Total stockholder’s deficiency	(457.5)	(491.6)
Total liabilities and stockholder’s deficiency	$2,018.8	$2,063.2
(a)	Adjusted as a result of the adoption of certain accounting pronouncements beginning on January 1, 2016. See Note 1, “Description of Business and Summary of Significant Accounting Policies - Recently Adopted Accounting Pronouncements” for details of these adjustments.

See Accompanying Notes to Unaudited Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$488.9	$482.4	$928.5	$920.9
Cost of sales	171.5	161.3	325.4	303.6
Gross profit	317.4	321.1	603.1	617.3
Selling, general and administrative expenses	256.8	256.9	502.6	503.8
Acquisition and integration costs	5.5	4.7	6.0	5.9
Restructuring charges and other, net	0.5	(3.6)	1.8	(3.1)
Operating income	54.6	63.1	92.7	110.7
Other expenses, net:
Interest expense	20.9	20.5	41.9	40.5
Amortization of debt issuance costs	1.4	1.4	2.9	2.8
Foreign currency loses (gains), net	8.5	(7.9)	5.1	8.0
Miscellaneous, net	0.2	0.2	0.5	0.2
Other expenses, net	31.0	14.2	50.4	51.5
Income from continuing operations before income taxes	23.6	48.9	42.3	59.2
Provision for income taxes	11.8	21.4	17.9	31.0
Income from continuing operations, net of taxes	11.8	27.5	24.4	28.2
Loss from discontinued operations, net of taxes	(2.5)	—	(2.1)	(0.1)
Net income	$9.3	$27.5	$22.3	$28.1
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax (a)	2.6	0.8	5.3	(12.6)
Amortization of pension related costs, net of tax (b)(d)	2.0	1.8	3.8	3.5
Revaluation of derivative financial instruments, net of reclassifications into earnings (c)	0.2	(0.1)	(0.7)	(2.0)
Other comprehensive income (loss)	4.8	2.5	8.4	(11.1)
Total comprehensive income	$14.1	$30.0	$30.7	$17.0
(a)	Net of tax expense (benefit) of $0.5 million and $0.2 million for the three months ended June 30, 2016 and 2015, respectively, and $0.6 million and $(2.8) million for the six months ended June 30, 2016 and 2015, respectively.
(b)	Net of tax expense of $0.4 million for each of the three months ended June 30, 2016 and 2015, respectively, and $0.7 million for each of the six months ended June 30, 2016 and 2015.
(c)	Net of tax expense (benefit) of $0.1 million and nil for the three months ended June 30, 2016 and 2015, respectively, and $(0.4) million and $(1.2) million for the six months ended June 30, 2016 and 2015, respectively.
(d)	This other comprehensive income component is included in the computation of net periodic benefit (income) costs. See Note 11, “Pension and Post-Retirement Benefits,” for additional information regarding net periodic benefit (income) costs.

See Accompanying Notes to Unaudited Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION
UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDER’S DEFICIENCY
(dollars in millions)

	RCPC Preferred Stock	Additional Paid-In-Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholder’s Deficiency
Balance, January 1, 2016	$54.6	$957.5	$(1,258.4)	$(245.3)	$(491.6)
Stock-based compensation amortization		3.3			3.3
Excess tax benefits from stock-based compensation		0.1			0.1
Net income			22.3		22.3
Other comprehensive loss, net (a)				8.4	8.4
Balance, June 30, 2016	$54.6	$960.9	$(1,236.1)	$(236.9)	$(457.5)
(a)	See Note 13, “Accumulated Other Comprehensive Loss,” regarding the changes in the accumulated balances for each component of other comprehensive income during the six months ended June 30, 2016.

See Accompanying Notes to Unaudited Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Six Months Ended June 30,
	2016	2015 (as adjusted)(a)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22.3	$28.1
Adjustments to reconcile net income to net cash used in by operating activities:
Depreciation and amortization	52.2	50.8
Foreign currency losses from re-measurement	4.2	8.8
Amortization of debt discount	0.7	0.7
Stock-based compensation amortization	3.3	2.8
Provision for deferred income taxes	7.1	19.5
Amortization of debt issuance costs	2.9	2.8
Loss (gain) on sale of certain assets	0.3	(3.0)
Pension and other post-retirement income	(0.3)	(1.3)
Change in assets and liabilities:
Increase in trade receivables	(24.7)	(18.7)
Increase in inventories	(25.6)	(36.1)
Increase in prepaid expenses and other current assets	(31.0)	(25.1)
(Decrease) increase in accounts payable	(0.7)	29.6
Decrease in accrued expenses and other current liabilities	(43.1)	(25.5)
Pension and other post-retirement plan contributions	(3.6)	(5.2)
Purchases of permanent displays	(17.5)	(22.0)
Other, net	(3.7)	(3.7)
Net cash (used in) provided by operating activities	(57.2)	2.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(18.6)	(17.2)
Business acquisitions	(29.2)	(34.2)
Proceeds from the sale of certain assets	0.4	2.0
Net cash used in investing activities	(47.4)	(49.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in short-term borrowings and overdraft	(8.4)	6.6
Repayments under the Acquisition Term Loan	(15.1)	(15.9)
Prepayments under the 2011 Term Loan	(11.5)	(12.1)
Other financing activities	(1.6)	(2.1)
Net cash used in financing activities	(36.6)	(23.5)
Effect of exchange rate changes on cash and cash equivalents	0.1	(5.9)
Net decrease in cash and cash equivalents	(141.1)	(76.3)
Cash and cash equivalents at beginning of period	326.9	275.3
Cash and cash equivalents at end of period	$185.8	$199.0
Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$41.2	$37.9
Income taxes, net of refunds	12.9	10.8
(a)	Adjusted as a result of the adoption of certain accounting pronouncements beginning on January 1, 2016. See Note 1, “Description of Business and Summary of Significant Accounting Policies - Recently Adopted Accounting Pronouncements” for details of these adjustments.

See Accompanying Notes to Unaudited Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Item 1. Financial Statements

1.   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revlon Consumer Products Corporation (“Products Corporation” and together with its subsidiaries, the “Company”) is the direct wholly-owned operating subsidiary of Revlon, Inc., which is an indirect majority-owned subsidiary of MacAndrews & Forbes Incorporated (together with certain of its affiliates other than the Company and Revlon, Inc., “MacAndrews & Forbes”), a corporation wholly-owned by Ronald O. Perelman. The Company’s vision is to establish Revlon as the quintessential and most innovative beauty company in the world by offering products that make consumers feel attractive and beautiful. The Company wants to inspire its consumers to express themselves boldly and confidently. The Company operates in three reporting segments: the consumer division (“Consumer”); the professional division (“Professional”); and Other. The Company manufactures, markets and sells worldwide an extensive array of beauty and personal care products, including color cosmetics, hair color, hair care and hair treatments, beauty tools, men’s grooming products, anti-perspirant deodorants, fragrances, skincare and other beauty care products. The Company’s principal customers for its products in the Consumer segment include large volume retailers, chain drug and food stores, chemist shops, hypermarkets, general merchandise stores, the Internet/e-commerce, television shopping, department stores, one-stop shopping beauty retailers, specialty cosmetics stores and perfumeries in the U.S. and internationally. The Company’s principal customers for its products in the Professional segment include hair and nail salons and distributors to professional salons in the U.S. and internationally. The Other segment primarily includes the operating results of the CBBeauty Group and certain of its related entities (collectively “CBB” and such transaction, the “CBB Acquisition”). CBB develops, manufactures, markets and distributes fragrances and other beauty products under a variety of celebrity, lifestyle and fashion brands licensed from third parties, principally through department stores and selective distribution in international territories. The results included within the Other segment are not material to the Company’s consolidated results of operations.

The accompanying Consolidated Financial Statements are unaudited. In management’s opinion, all adjustments necessary for a fair presentation have been made. The Consolidated Financial Statements include the accounts of the Company after the elimination of all material intercompany balances and transactions.

The preparation of the Company’s Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the Consolidated Financial Statements in the period they are determined to be necessary. Significant estimates made in the accompanying Consolidated Financial Statements include, but are not limited to, allowances for doubtful accounts, inventory valuation reserves, expected sales returns and allowances, trade support costs, certain assumptions related to the valuation of acquired intangible and long-lived assets and the recoverability of goodwill, intangible and long-lived assets, income taxes, including deferred tax valuation allowances and reserves for estimated tax liabilities, restructuring costs, certain estimates and assumptions used in the calculation of the net periodic benefit (income) costs and the projected benefit obligations for the Company’s pension and other post-retirement plans, including the expected long-term return on pension plan assets and the discount rate used to value the Company’s pension benefit obligations. The Consolidated Financial Statements should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016 (the “2015 Form 10-K”).

The Company’s results of operations and financial position for interim periods are not necessarily indicative of those to be expected for a full year.

Certain prior year amounts in the Consolidated Financial Statements have been reclassified to conform to the current period’s presentation.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Recently Adopted Accounting Pronouncements

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” which requires deferred income tax assets and liabilities to be classified as noncurrent within a company’s balance sheet. Under previous guidance, the Company was required to separate deferred income tax assets and liabilities into current and noncurrent amounts. Netting deferred tax assets and deferred tax liabilities by tax jurisdiction is still required under ASU 2015-17. The Company adopted ASU No. 2015-17 beginning on January 1, 2016 and the Company’s previously recorded deferred tax assets were adjusted to reflect the adoption of ASU No. 2015-17. The adoption of ASU No. 2015-17 resulted in no adjustment to the Company’s results of operations and stockholder’s deficiency and had the following impact on the previously reported Consolidated Balance Sheets for the fiscal year ended December 31, 2015 and the Consolidated Statements of Cash Flows for the fiscal period ended June 30, 2015:

Consolidated Balance Sheets	Total as reported at 12/31/2015	Adjustment	Total as adjusted at 12/31/2015
Deferred income taxes - current	58.0	(58.0)	—
Deferred income taxes - noncurrent	38.5	11.3	49.8
Other long-term liabilities	117.5	(46.7)	70.8
Consolidated Statements of Cash Flows	Total as reported at 6/30/2015	Adjustment	Total as adjusted at 6/30/2015
Increase in prepaid expense and other current assets	(25.2)	0.1	(25.1)
Decrease in accrued expenses and other current liabilities	(25.4)	(0.1)	(25.5)

In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement Period Adjustments,” which eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Instead, acquirers must recognize measurement-period adjustments during the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. The guidance is effective for annual periods beginning after December 15, 2015, with early adoption permitted. The Company adopted ASU No. 2015-16 beginning on January 1, 2016 and the adoption of the new guidance did not have a material impact on the Company’s results of operations, financial condition and financial statement disclosures.

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” which requires debt issuance costs to be presented in the financial statements as a deduction from the corresponding debt liability, consistent with the presentation of debt discounts. The guidance is effective for annual periods beginning after December 15, 2015, with early adoption permitted, and is to be applied retrospectively. The Company adopted ASU No. 2015-03 beginning on January 1, 2016 and the Company’s previously recorded other assets and long-term debt were adjusted to reflect the adoption of ASU No. 2015-03. The adoption of ASU No. 2015-03 resulted in no adjustment to the Company’s results of operations, cash flows and stockholder’s deficiency and had the following impact on the previously reported Consolidated Balance Sheets for the fiscal year ended December 31, 2015:

Consolidated Balance Sheets	Total as reported at 12/31/2015	Adjustment	Total as adjusted at 12/31/2015
Long-Term Debt	1,803.7	(20.0)	1,783.7
Other Assets	104.1	(20.0)	84.1

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” that will explicitly require management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosures if conditions give rise to substantial doubt. According to ASU No. 2014-15, substantial doubt exists if it is probable that the entity will be unable to meet its obligations within one year after the issuance date. The likelihood threshold of “probable,” similar to its current

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

use in U.S. GAAP for loss contingencies, will be used to define substantial doubt. Disclosures will be required under ASU No. 2014-15 if conditions give rise to substantial doubt, including whether and how management’s plans will alleviate the substantial doubt. The guidance is effective for annual periods beginning after December 15, 2015, with early adoption prohibited. The Company adopted ASU No. 2014-15 beginning January 1, 2016 and the adoption of the new guidance did not have a material impact on the Company’s results of operations, financial condition and financial statement disclosures.

Recently Issued Accounting Pronouncements

In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting,” which simplifies certain aspects of accounting for share-based payment transactions including transactions in which an employee uses shares to satisfy the employer’s minimum statutory income tax withholding obligation, forfeitures and income taxes when awards vest or are settled. The guidance is effective for annual periods beginning after December 15, 2016, with early adoption permitted. The Company expects to adopt ASU No. 2016-09 beginning on January 1, 2017 and is in the process of assessing the impact that the new guidance will have on the Company’s results of operations, financial condition and financial statement disclosures.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” which requires lessees to recognize a right-of-use asset and a liability on the balance sheet for all leases, with the exception of short-term leases. The lease liability will be equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. Leases will continue to be classified as either operating or finance leases in the income statement. The guidance is effective for annual periods beginning after December 15, 2018, with early adoption permitted. The Company expects to adopt ASU No. 2016-02 beginning on January 1, 2019 and is in the process of assessing the impact that the new guidance will have on the Company’s results of operations, financial condition and financial statement disclosures.

2.   BUSINESS COMBINATIONS

The Cutex International Acquisition

On May 31, 2016 (the “Cutex International Acquisition Date”), the Company completed the acquisition of certain international Cutex businesses (“Cutex International”) from Coty Inc. (the “Cutex International Acquisition”), which primarily operate in Australia and the U.K., and related assets for total cash consideration of $29.1 million. Following the Company’s October 2015 acquisition of the Cutex business and related assets in the U.S. from Cutex Brands, LLC, the Cutex International Acquisition completed the Company’s global consolidation of the Cutex brand and enhances and complements the Company’s existing brand portfolio of nail care products. Cutex International’s results of operations are included in the Company’s Consolidated Financial Statements commencing on the Cutex International Acquisition Date. Pro forma results of operations have not been presented, as the impact of the Cutex International Acquisition on the Company’s consolidated financial results is not material.

The Company accounted for the Cutex International Acquisition as a business combination in the second quarter of 2016. The table below summarizes the allocation of the total consideration of $29.1 million paid on the Cutex International Acquisition Date:

Fair Value at May 31, 2016
Inventory	$0.8
Purchased Intangible Assets(a)	19.7
Goodwill	8.6
Total consideration transferred	$29.1
(a)	Purchased intangible assets include customer networks fair valued at $14.0 million, intellectual property fair valued at $0.9 million, which are amortized over useful lives of 15 and 10 years, respectively, and indefinite lived trade names fair valued at $4.8 million.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

The Company reacquired the Cutex trade name, which had previously provided Coty with an exclusive right to manufacture, market and sell Cutex branded products for an initial term and perpetual automatic 20-year renewals. Based on the terms and conditions of the existing license agreements and other factors, the Cutex trade name was assigned an indefinite-life and, therefore, will not be amortized.

The fair values of the net assets acquired in the Cutex International Acquisition were based on management’s preliminary estimate of the respective fair values. The estimated fair values of net assets and resulting goodwill are subject to the Company finalizing its analysis of the fair value of Cutex International’s assets as of the Cutex International Acquisition Date and may be adjusted upon completion of such analysis. In addition, information unknown at the time of the Cutex International Acquisition Date could result in adjustments to the respective fair values and resulting goodwill within the year following the Cutex International Acquisition Date.

In determining the estimated fair values of net assets acquired and resulting goodwill related to the Cutex International Acquisition, the Company considered, among other factors, the analysis of Cutex International’s historical financial performance and an estimate of the future performance of the acquired business, as well as market participants’ intended use of the acquired assets. Factors contributing to the purchase price resulting in the recognition of goodwill include the anticipated benefits the Company expects to achieve through the expansion of its nail product portfolio. Both the intangible assets acquired and goodwill are not deductible for income tax purposes.

3.   RESTRUCTURING CHARGES

2015 Efficiency Program

In September 2015, the Company initiated certain restructuring actions to drive certain organizational efficiencies across the Company’s Consumer and Professional segments (the “2015 Efficiency Program”). These actions, which commenced during 2015 and are planned to occur through 2017, are expected to reduce general and administrative expenses within the Consumer and Professional segments. Of the $1.2 million of restructuring and related charges recognized in the first six months of 2016 for the 2015 Efficiency Program, $0.5 million related to the Consumer segment and $0.6 million related to the Professional segment, with the remaining charges included within unallocated corporate expenses. The Company expects to recognize total restructuring and related charges for the 2015 Efficiency Program of $11.7 million by the end of 2017, of which $6.9 million is expected to relate to the Consumer segment, $4.4 million is expected to relate to the Professional segment and the remaining charge relates to unallocated corporate expenses.

A summary of the restructuring and related charges incurred through June 30, 2016 in connection with the 2015 Efficiency Program is presented in the following table:

	Restructuring Charges and Other, Net
	Employee Severance and Other Personnel Benefits	Other	Total Restructuring Charges
Charges incurred through December 31, 2015	$9.4	$0.1	$9.5
Charges incurred in the six months ended June 30, 2016	$0.6	$0.6	$1.2
Cumulative charges incurred through June 30, 2016	$10.0	$0.7	$10.7
Total expected charges	$10.0	$1.7	$11.7

Of the cumulative $10.7 million of restructuring and related charges recognized through the second quarter of 2016 related to the 2015 Efficiency Program, $6.5 million related to the Consumer segment, $3.8 million related to the Professional segment and the remaining charges related to unallocated corporate expenses.

The Company expects that cash payments will total approximately $12 million in connection with the 2015 Efficiency Program, including $0.2 million for capital expenditures (which capital expenditures are excluded

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

from total restructuring and related charges expected to be recognized for the 2015 Efficiency Program), of which $1.6 million was paid in the six months ended June 30, 2016 and $2.8 million was paid in 2015. A total of $6.2 million is expected to be paid during the remainder of 2016, with the remaining balance expected to be paid in 2017.

Restructuring Reserve

The related liability balance and activity for each of the Company’s restructuring programs are presented in the following table:

				Utilized, Net
	Balance Beginning of Year	(Income) Expense, Net	Foreign Currency Translation	Cash	Non-cash	Balance End of Period
2015 Efficiency Program:
Employee severance and other personnel benefits	$6.6	$0.6	$—	$(1.2)	$—	$6.0
Other	0.1	0.6	—	(0.4)	(0.1)	0.2
Integration Program:(a)
Employee severance and other personnel benefits	0.8	—	—	(0.8)	—	—
Other	0.1	—	—	—	—	0.1
December 2013 Program:(b)
Employee severance and other personnel benefits	1.2	—	—	—	—	1.2
Other	—	—	—	—	—	—
Other immaterial actions:
Employee severance and other personnel benefits	2.3	0.3	—	(1.0)	—	1.6
Other	0.7	0.3	—	(0.3)	—	0.7
Total restructuring reserve	$11.8	$1.8	$—	$(3.7)	$(0.1)	$9.8
(a)	Following Products Corporation’s October 2013 acquisition of The Colomer Group Participations, S.L. (“Colomer” and the “Colomer Acquisition”), the Company implemented actions to integrate Colomer’s operations into the Company’s business which reduced costs across the Company’s businesses and generated synergies and operating efficiencies within the Company’s global supply chain and consolidated offices and back office support (all such actions, together, the “Integration Program”). The Integration Program was substantially completed as of December 31, 2015.
(b)	In December 2013, the Company announced restructuring actions that primarily included exiting its direct manufacturing, warehousing and sales business operations in mainland China (the “December 2013 Program”). The December 2013 Program resulted in the elimination of approximately 1,100 positions in 2014, primarily in China.

At June 30, 2016, $9.8 million of the restructuring reserve balance was included within accrued expenses and other in the Company’s Consolidated Balance Sheet. At December 31, 2015, $11.8 million of the restructuring reserve balance was included within accrued expenses in the Company’s Consolidated Balance Sheet.

4.   DISCONTINUED OPERATIONS

On December 30, 2013, the Company announced that it was implementing the December 2013 Program, which primarily included exiting its direct manufacturing, warehousing and sales business operations in mainland China.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

The results of the China discontinued operations are included within Loss from discontinued operations, net of taxes, and relate entirely to the Consumer segment. The summary comparative financial results of discontinued operations are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$—	$—	$—	$—
Loss from discontinued operations, before taxes	(2.5)	—	(2.1)	(0.1)
Provision for income taxes	—	—	—	—
Loss from discontinued operations, net of taxes	(2.5)	—	(2.1)	(0.1)

Assets and liabilities of the China discontinued operations included in the Consolidated Balance Sheets consist of the following:

	June 30, 2016	December 31, 2015
Cash and cash equivalents	$1.8	$2.0
Trade receivables, net	0.2	0.2
Total current assets	2.0	2.2
Total assets	$2.0	$2.2

Accounts payable	$0.6	$0.7
Accrued expenses and other	3.5	3.6
Total current liabilities	4.1	4.3
Total liabilities	$4.1	$4.3

5.   INVENTORIES

	June 30, 2016	December 31, 2015
Raw materials and supplies	$61.9	$58.2
Work-in-process	12.0	8.3
Finished goods	135.7	117.3
	$209.6	$183.8

6.   GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill

The following table presents the changes in goodwill by segment during the six months ended June 30, 2016:

	Consumer	Professional	Other	Total
Balance at January 1, 2016	$210.1	$240.7	$18.9	$469.7
Goodwill acquired (a)	8.6	—	—	8.6
Foreign currency translation adjustment	—	0.2	(1.8)	(1.6)
Balance at June 30, 2016	$218.7	$240.9	$17.1	$476.7
(a)	On May 31, 2016, the Company completed the Cutex International Acquisition. See Note 2, “Business Combinations,” to the Unaudited Consolidated Financial Statements in this Form 10-Q for details related to the Cutex International Acquisition.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Intangible Assets, Net

The following tables present details of the Company’s total intangible assets:

	June 30, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-lived intangible assets:
Trademarks and Licenses	$147.2	$(42.3)	$104.9
Customer relationships	132.5	(24.4)	108.1
Patents and Internally-Developed IP	17.9	(5.2)	12.7
Distribution rights	3.1	(0.9)	2.2
Total finite-lived intangible assets	$300.7	$(72.8)	$227.9

Indefinite-lived intangible assets:
Trade Names	$101.0	$—	$101.0
Total indefinite-lived intangible assets	$101.0	$—	$101.0

Total intangible assets	$401.7	$(72.8)	$328.9
	December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-lived intangible assets:
Trademarks and Licenses	$145.0	$(36.0)	$109.0
Customer relationships	118.8	(20.5)	98.3
Patents and Internally-Developed IP	16.8	(4.0)	12.8
Distribution rights	3.5	(0.6)	2.9
Total finite-lived intangible assets	$284.1	$(61.1)	$223.0

Indefinite-lived intangible assets:
Trade Names	$95.0	$—	$95.0
Total indefinite-lived intangible assets	$95.0	$—	$95.0

Total intangible assets	$379.1	$(61.1)	$318.0

Amortization expense for finite-lived intangible assets was $6.1 million and $5.3 million for the three months ended June 30, 2016 and 2015, respectively. Amortization expense for finite-lived intangible assets was $12.0 million and $10.4 million for the six months ended June 30, 2016 and 2015, respectively.

The following table reflects the estimated future amortization expense, a portion of which is subject to exchange rate fluctuations, for the Company’s finite-lived intangible assets as of June 30, 2016:

Estimated Amortization Expense
2016	$11.5
2017	23.6
2018	22.7
2019	20.1
2020	19.5
Thereafter	130.5
Total	$227.9

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

7.   ACCRUED EXPENSES AND OTHER

	June 30, 2016	December 31, 2015
Sales returns and allowances	$50.8	$61.1
Compensation and related benefits	49.4	75.6
Advertising and promotional costs	37.0	38.4
Taxes	23.4	20.8
Interest	12.3	12.4
Restructuring reserve	9.8	11.8
Other	50.5	52.3
	$233.2	$272.4

8.   LONG-TERM DEBT

	June 30, 2016	December 31, 2015
Amended Term Loan Facility: Acquisition Term Loan due 2019, net of discounts and debt issuance costs(a)	$648.5	$662.1
Amended Term Loan Facility: 2011 Term Loan due 2017, net of discounts and debt issuance costs(a)	648.2	658.5
Amended Revolving Credit Facility(b)	—	—
5¾% Senior Notes due 2021, net of debt issuance costs(c)	493.1	492.5
Spanish Government Loan due 2025(d)	0.6	0.6
	1,790.4	1,813.7
Less current portion (*)	(6.8)	(30.0)
	$1,783.6	$1,783.7
(*)	At December 31, 2015, the Company classified $30.0 million as the current portion of long-term debt, which was comprised of a $23.2 million required “excess cash flow” prepayment (as defined under the Amended Term Loan Agreement, as hereinafter defined) that was paid on February 29, 2016, and the Company’s regularly scheduled $1.7 million quarterly principal amortization payments (after giving effect to such prepayment) due in 2016.
(a)	See Note 17, “Subsequent Events,” to the Unaudited Consolidated Financial Statements in this Form 10-Q for debt-related matters that occurred subsequent to the second quarter of 2016 and see Note 11, “Long-Term Debt,” to the Consolidated Financial Statements in the Company’s 2015 Form 10-K for certain details regarding Products Corporation’s Amended Term Loan Agreement, which facility is comprised of: (i) the term loan due November 19, 2017 in the original aggregate amount of $675.0 million (the “2011 Term Loan”); and (ii) the term loan due October 8, 2019 in the original aggregate amount of $700.0 million (the “Acquisition Term Loan”) which, respectively, had $651.4 million and $658.6 million in aggregate principal balance outstanding at June 30, 2016 (together, the “Amended Term Loan Agreement”).
(b)	See Note 11, “Long-Term Debt,” to the Consolidated Financial Statements in the Company’s 2015 Form 10-K for certain details regarding Products Corporation’s existing $175.0 million asset-based, multi-currency revolving credit facility (the “Amended Revolving Credit Facility”) which matures on the earlier of August 14, 2018 and the date that is 90 days prior to the earliest maturity date of any term loans then outstanding under the Amended Term Loan Agreement.
(c)	See Note 11, “Long-Term Debt,” to the Consolidated Financial Statements in the Company’s 2015 Form 10-K for certain details regarding Products Corporation’s 5¾% Senior Notes that mature on February 15, 2021. The aggregate principal amount outstanding at June 30, 2016 was $500 million.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

(d)	See Note 11, “Long-Term Debt,” to the Consolidated Financial Statements in the Company’s 2015 Form 10-K for certain details regarding the euro-denominated loan payable to the Spanish government that matures on June 30, 2025.

2016 Debt Related Transaction

Amended Term Loan Facility - Excess Cash Flow Payment

On February 29, 2016, Products Corporation prepaid $23.2 million of indebtedness, representing 50% of its 2015 “excess cash flow” as defined under the Amended Term Loan Agreement, in accordance with the terms of its Amended Term Loan Facility. The prepayment was applied on a ratable basis between the principal amounts outstanding under the 2011 Term Loan and the Acquisition Term Loan. The amount of the prepayment that was applied to the 2011 Term Loan reduced the principal amount outstanding by $11.5 million to $651.4 million (as all amortization payments under the 2011 Term Loan had been paid). The $11.7 million that was applied to the Acquisition Term Loan reduced Products Corporation’s future annual amortization payments under the Acquisition Term Loan on a ratable basis from $6.9 million prior to the prepayment to $6.8 million after giving effect to the prepayment and through its maturity on October 8, 2019.

See Note 17, “Subsequent Events,” to the Unaudited Consolidated Financial Statements in this Form 10-Q for debt-related transaction details that occurred subsequent to the second quarter of 2016.

Covenants

Products Corporation was in compliance with all applicable covenants under the Amended Term Loan Agreement and the Amended Revolving Credit Facility as of June 30, 2016. At June 30, 2016, the aggregate principal amounts outstanding under the Acquisition Term Loan and the 2011 Term Loan were $658.6 million and $651.4 million, respectively, and availability under the $175.0 million Amended Revolving Credit Facility, based upon the calculated borrowing base less $8.3 million of outstanding undrawn letters of credit and nil then drawn on the Amended Revolving Credit Facility, was $166.7 million.

Products Corporation was in compliance with all applicable covenants under its 5¾% Senior Notes Indenture as of June 30, 2016 and December 31, 2015.

9.   FAIR VALUE MEASUREMENTS

Assets and liabilities are required to be categorized into three levels of fair value based upon the assumptions used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3, if applicable, generally would require significant management judgment. The three levels for categorizing the fair value measurement of assets and liabilities are as follows:

•	Level 1: Fair valuing the asset or liability using observable inputs, such as quoted prices in active markets for identical assets or liabilities;
•	Level 2: Fair valuing the asset or liability using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and
•	Level 3: Fair valuing the asset or liability using unobservable inputs that reflect the Company’s own assumptions regarding the applicable asset or liability.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

As of June 30, 2016, the fair values of the Company’s financial assets and liabilities that are required to be measured at fair value are categorized in the table below:

	Total	Level 1	Level 2	Level 3
Assets:
Derivatives:
FX Contracts(a)	$1.1	$—	$1.1	$—
Total assets at fair value	$1.1	$—	$1.1	$—
Liabilities:
Derivatives:
FX Contracts(a)	$1.8	$—	$1.8	$—
2013 Interest Rate Swap(b)	7.6	—	7.6	—
Total liabilities at fair value	$9.4	$—	$9.4	$—

As of December 31, 2015, the fair values of the Company’s financial assets and liabilities that are required to be measured at fair value are categorized in the table below:

	Total	Level 1	Level 2	Level 3
Assets:
Derivatives:
FX Contracts(a)	$2.0	$—	$2.0	$—
Total assets at fair value	$2.0	$—	$2.0	$—
Liabilities:
Derivatives:
FX Contracts(a)	$0.6	$—	$0.6	$—
2013 Interest Rate Swap(b)	$6.5	$—	$6.5	$—
Total liabilities at fair value	$7.1	$—	$7.1	$—
(a)	The fair value of the Company’s foreign currency forward exchange contracts (“FX Contracts”) was measured based on observable market transactions for similar transactions in actively quoted markets of spot and forward rates on the respective dates. See Note 10, “Financial Instruments,“ to the Unaudited Consolidated Financial Statements in this Form 10-Q.
(b)	The fair value of the Company’s 2013 Interest Rate Swap (as hereinafter defined) was measured based on the implied forward rates from the U.S. Dollar three-month LIBOR yield curve on the respective dates. See Note 10, “Financial Instruments.”

As of June 30, 2016, the fair values and carrying values of the Company’s long-term debt, including the current portion of long-term debt, are categorized in the table below:

	Fair Value
	Level 1	Level 2	Level 3	Total	Carrying Value
Liabilities:
Long-term debt, including current portion	$—	$1,793.2	$—	$1,793.2	$1,790.4

As of December 31, 2015, the fair values and carrying values of the Company’s long-term debt, including the current portion of long-term debt, are categorized in the table below:

	Fair Value
	Level 1	Level 2	Level 3	Total	Carrying Value
Liabilities:
Long-term debt, including current portion	$—	$1,818.0	$—	$1,818.0	$1,813.7

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

The fair value of the Company’s long-term debt, including the current portion of long-term debt, is based on quoted market prices for similar issues and maturities.

The carrying amounts of cash and cash equivalents, trade receivables, notes receivable, accounts payable and short-term borrowings approximate their respective fair values.

10.   FINANCIAL INSTRUMENTS

Products Corporation maintains standby and trade letters of credit for various corporate purposes under which Products Corporation is obligated, of which $8.3 million and $8.8 million (including amounts available under credit agreements in effect at that time) were maintained at June 30, 2016 and December 31, 2015, respectively. Included in these amounts are approximately $7.2 million and $7.5 million at June 30, 2016 and December 31, 2015, respectively, in standby letters of credit that support Products Corporation’s self-insurance programs. The estimated liability under such programs is accrued by Products Corporation.

Derivative Financial Instruments

The Company uses derivative financial instruments, primarily: (i) FX Contracts, intended for the purpose of managing foreign currency exchange risk by reducing the effects of fluctuations in foreign currency exchange rates on the Company’s net cash flows; and (ii) interest rate hedging transactions, such as the 2013 Interest Rate Swap referred to below, intended for the purpose of managing interest rate risk associated with Products Corporation’s variable rate indebtedness.

Foreign Currency Forward Exchange Contracts

The FX Contracts are entered into primarily to hedge the anticipated net cash flows resulting from inventory purchases and intercompany payments denominated in currencies other than the local currencies of the Company’s foreign and domestic operations and generally have maturities of less than one year.

The U.S. Dollar notional amount of the FX Contracts outstanding at June 30, 2016 and December 31, 2015 was $74.2 million and $76.3 million, respectively.

Interest Rate Swap Transaction

In November 2013, Products Corporation executed a forward-starting floating-to-fixed interest rate swap transaction with a 1.00% floor, based on a notional amount of $400 million in respect of indebtedness under the Acquisition Term Loan over a period of three years (the ”2013 Interest Rate Swap“). The Company designated the 2013 Interest Rate Swap as a cash flow hedge of the variability of the forecasted three-month LIBOR interest rate payments related to the $400 million notional amount under the Acquisition Term Loan over the three-year term of the 2013 Interest Rate Swap. Products Corporation receives from the counterparty a floating interest rate based on the higher of three-month USD LIBOR or 1.00%, while paying a fixed interest rate payment to the counterparty equal to 2.0709% (which effectively fixes the interest rate on such notional amount at 5.0709% over the three-year term of the 2013 Interest Rate Swap). For the six months ended June 30, 2016, the 2013 Interest Rate Swap was deemed effective and therefore the changes in fair value related to the 2013 Interest Rate Swap have been recorded in Other Comprehensive Loss. As of June 30, 2016, the balance of deferred net losses on derivatives included in accumulated other comprehensive loss was $4.5 million after-tax. (See “Quantitative Information – Derivative Financial Instruments” below).

The Company expects that $2.6 million of the after-tax deferred net losses related to the 2013 Interest Rate Swap will be reclassified into earnings over the next 12 months as a result of transactions that are expected to occur over that period. The amount ultimately realized in earnings may differ, as LIBOR is subject to change. Realized gains and losses are ultimately determined by actual rates at maturity of the derivative.

Credit Risk

Exposure to credit risk in the event of nonperformance by any of the counterparties is limited to the gross fair value of the derivative instruments in asset positions, which totaled $1.1 million and $2.0 million as of June 30, 2016 and December 31, 2015, respectively. The Company attempts to minimize exposure to credit risk by

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

generally entering into derivative contracts with counterparties that have investment-grade credit ratings and are major financial institutions. The Company also periodically monitors any changes in the credit ratings of its counterparties. Given the current credit standing of the Company’s counterparties to its derivative instruments, the Company believes that the risk of loss under these derivative instruments arising from any non-performance by any of the counterparties is remote.

Quantitative Information – Derivative Financial Instruments

The effects of the Company’s derivative instruments on its Consolidated Financial Statements were as follows:

(a)	Fair Values of Derivative Financial Instruments in the Consolidated Balance Sheets:
	Fair Values of Derivative Instruments
	Assets			Liabilities
	Balance Sheet Classification	June 30, 2016 Fair Value	December 31, 2015 Fair Value	Balance Sheet Classification	June 30, 2016 Fair Value	December 31, 2015 Fair Value
Derivatives designated as hedging instruments:
2013 Interest Rate Swap(i)	Prepaid expenses and other	$—	$—	Accrued expenses and other	$4.2	$4.0
	Other assets	—	—	Other long-term liabilities	3.4	2.5
Derivatives not designated as hedging instruments:
FX Contracts(ii)	Prepaid expenses and other	$1.1	$2.0	Accrued Expenses	$1.8	$0.6
(i)	The fair values of the 2013 Interest Rate Swap at June 30, 2016 and December 31, 2015 were measured based on the implied forward rates from the U.S. Dollar three-month LIBOR yield curve at June 30, 2016 and December 31, 2015, respectively.
(ii)	The fair values of the FX Contracts at June 30, 2016 and December 31, 2015 were measured based on observable market transactions of spot and forward rates at June 30, 2016 and December 31, 2015, respectively.
(b)	Effects of Derivative Financial Instruments on the Consolidated Statements of Income and Comprehensive Income for the three and six months ended June 30, 2016 and 2015:
	Amount of Gain (Loss) Recognized in Other Comprehensive Income (Loss)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Derivatives designated as hedging instruments:
2013 Interest Rate Swap, net of tax(a)	$0.2	$(0.1)	$(0.7)	$(2.0)
(a)	Net of tax expense (benefit) of $0.1 million and nil for the three months ended June 30, 2016 and 2015, respectively, and $(0.4) million and $(1.2) million for the six months ended June 30, 2016 and 2015, respectively.
	Income Statement Classification	Amount of Gain (Loss) Recognized in Net Income
		Three Months Ended June 30,		Six Months Ended June 30,
		2016	2015	2016	2015
Derivatives designated as hedging instruments:
2013 Interest Rate Swap	Interest Expense	$(1.1)	$(0.5)	$(2.2)	$(0.5)
Derivatives not designated as hedging instruments:
FX Contracts	Foreign currency gain (loss), net	$0.3	$0.4	$(0.5)	$0.9

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

11.   PENSION AND POST-RETIREMENT BENEFITS

The components of net periodic benefit (income) costs for the Company’s pension and the other post-retirement benefit plans for the second quarter of 2016 and 2015 are as follows:

	Pension Plans		Other Post-Retirement Benefit Plans
	Three Months Ended June 30,
	2016	2015	2016	2015
Net periodic benefit (income) costs:
Service cost	$0.2	$0.2	$—	$—
Interest cost	5.1	7.1	0.1	0.1
Expected return on plan assets	(7.8)	(10.2)	—	—
Amortization of actuarial loss	2.3	2.1	0.1	0.1
	(0.2)	(0.8)	0.2	0.2
Portion allocated to Revlon Holdings	(0.1)	(0.1)	—	—
	$(0.3)	$(0.9)	$0.2	$0.2

The components of net periodic benefit (income) costs for the Company’s pension and the other post-retirement benefit plans for the first six months of 2016 and 2015 are as follows:

	Pension Plans		Other Post-Retirement Benefit Plans
	Six Months Ended June 30,
	2016	2015	2016	2015
Net periodic benefit (income) costs:
Service cost	$0.3	$0.4	$—	$—
Interest cost	10.3	14.3	0.2	0.2
Expected return on plan assets	(15.6)	(20.3)	—	—
Amortization of actuarial loss	4.4	4.1	0.1	0.1
	(0.6)	(1.5)	0.3	0.3
Portion allocated to Revlon Holdings	(0.1)	(0.1)	—	—
	$(0.7)	$(1.6)	$0.3	$0.3

In the three and six months ended June 30, 2016, the Company recognized net periodic benefit income of $0.1 million and $0.4 million, respectively, compared to net periodic benefit income of $0.7 million and $1.3 million in the three and six months ended June 30, 2015, primarily due to the lower expected return on plan assets, partially offset by lower interest cost as a result of the Company’s adoption of the alternative approach to calculating the service and interest components of net periodic benefit cost for pension and other post-retirement benefits (the “full yield curve” approach) which was adopted by the Company at December 31, 2015.

Net periodic benefit costs (income) are reflected in the Company’s Consolidated Financial Statements as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net periodic benefit (income) costs:
Cost of sales	$(0.5)	$(1.0)	$(1.3)	$(2.0)
Selling, general and administrative expense	0.4	0.3	0.9	0.7
	$(0.1)	$(0.7)	$(0.4)	$(1.3)

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

The Company expects that it will have net periodic benefit income of approximately $1 million for its pension and other post-retirement benefit plans for all of 2016, compared with net periodic benefit cost of $18.8 million in 2015.

During the second quarter of 2016, $1.4 million and $0.3 million were contributed to the Company’s pension plans and other post-retirement benefit plans, respectively. During the first six months of 2016, $3.1 million and $0.5 million were contributed to the Company’s pension plans and other post-retirement benefit plans, respectively. During 2016, the Company expects to contribute approximately $10 million in the aggregate to its pension and other post-retirement benefit plans.

Relevant aspects of the qualified defined benefit pension plans, nonqualified pension plans and other post-retirement benefit plans sponsored by Products Corporation are disclosed in Note 14, ”Savings Plan, Pension and Post-Retirement Benefits,“ to the Consolidated Financial Statements in the Company’s 2015 Form 10-K.

12.   INCOME TAXES

The provision for income taxes represents federal, foreign, state and local income taxes. The effective tax rate differs from the applicable federal statutory rate due to the effect of state and local income taxes, tax rates and income in foreign jurisdictions, utilization of tax loss carryforwards, foreign earnings taxable in the U.S., non-deductible expenses and other items. The Company’s tax provision changes quarterly based on various factors including, but not limited to, the geographical mix of earnings, enacted tax legislation, foreign, state and local income taxes, tax audit settlements and the interaction of various global tax strategies. In addition, changes in judgment from the evaluation of new information resulting in the recognition, derecognition and/or remeasurement of a tax position taken in a prior period are recognized in the quarter in which any such change occurs.

For the second quarter of 2016 and 2015, the Company recorded a provision for income taxes of $11.8 million and $21.4 million, respectively. The $9.6 million decrease in the provision for income taxes was primarily due to lower pre-tax income and the phasing of the recognition of income taxes.

For the first six months of 2016 and 2015, the Company recorded a provision for income taxes of $17.9 million and $31.0 million, respectively. The $13.1 million decrease in the provision for income taxes was primarily due to lower pre-tax income and the phasing of the recognition of income taxes.

The Company’s effective tax rate for the three months ended June 30, 2016 was higher than the federal statutory rate of 35% as a result of foreign and U.S. tax effects attributable to operations outside the U.S. and foreign dividends and earnings taxable in the U.S.

The Company’s effective tax rate for the six months ended June 30, 2016 was higher than the federal statutory rate of 35% as a result of certain foreign dividends and earnings taxable in the U.S.

The Company remains subject to examination of its income tax returns in various jurisdictions including, without limitation: Australia and Spain for tax years ended December 31, 2011 through December 31, 2014; South Africa, the U.K. and the U.S. (federal) for tax years ended December 31, 2012 through December 31, 2014; and Canada for tax years ended December 31, 2012 through December 31, 2015.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

13.   ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss as of June 30, 2016 are as follows:

	Foreign Currency Translation	Actuarial (Loss) Gain on Post-retirement Benefits	Deferred Gain (Loss) - Hedging	Other	Accumulated Other Comprehensive Loss
Balance at January 1, 2016	$(23.5)	$(217.7)	$(3.8)	$(0.3)	$(245.3)
Currency translation adjustment, net of tax of $0.6 million	5.3				5.3
Amortization of pension related costs, net of tax of $0.7 million(a)		3.8			3.8
Revaluation of derivative financial instrument, net of amounts reclassified into earnings and tax benefit of $0.4 million(b)			$(0.7)		(0.7)
Other comprehensive income (loss)	5.3	3.8	(0.7)	—	8.4
Balance at June 30, 2016	$(18.2)	$(213.9)	$(4.5)	$(0.3)	$(236.9)
(a)	Amounts represent the change in accumulated other comprehensive loss as a result of the amortization of actuarial losses (gains) arising during each year related to the Company’s pension and other post-retirement plans. See Note 11, “Pension and Post-retirement Benefits,” for further discussion of the Company’s pension and other post-retirement plans.
(b)	For the six months ended June 30, 2016, the Company’s 2013 Interest Rate Swap was deemed effective and therefore, the changes in fair value related to the 2013 Interest Rate Swap were recorded in other comprehensive income (loss). See Note 10, “Financial Instruments,” for further discussion of the 2013 Interest Rate Swap.

As shown above, comprehensive loss includes changes in the fair value of the 2013 Interest Rate Swap, which qualifies for hedge accounting. A rollforward of the amounts reclassified out of accumulated other comprehensive loss into earnings as of June 30, 2016 are as follows:

2013 Interest Rate Swap
Beginning accumulated losses at March 31, 2016	(4.7)
Reclassifications into earnings (net of $0.4 million tax expense)(a)	0.7
Change in fair value (net of $0.3 million tax benefit)	(0.5)
Ending accumulated losses at June 30, 2016	$(4.5)
2013 Interest Rate Swap
Beginning accumulated losses at December 31, 2015	(3.8)
Reclassifications into earnings (net of $0.8 million tax expense)(a)	1.3
Change in fair value (net of $1.2 million tax benefit)	(2.0)
Ending accumulated losses at June 30, 2016	$(4.5)
(a)	Reclassified to interest expense.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

A rollforward of the amounts reclassified out of accumulated other comprehensive loss into earnings as of June 30, 2015 are as follows:

2013 Interest Rate Swap
Beginning accumulated losses at March 31, 2015	(4.1)
Reclassifications into earnings (net of $0.2 million tax expense)(a)	0.3
Change in fair value (net of $0.2 million tax benefit)	(0.4)
Ending accumulated losses at June 30, 2015	$(4.2)
2013 Interest Rate Swap
Beginning accumulated losses at December 31, 2014	(2.2)
Reclassifications into earnings (net of $0.2 million tax expense)(a)	0.3
Change in fair value (net of $1.4 million tax benefit)	(2.3)
Ending accumulated losses at June 30, 2015	$(4.2)
(a)	Reclassified to interest expense.

14.   SEGMENT DATA AND RELATED INFORMATION

Operating segments include components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (the Company’s “Chief Executive Officer”) in deciding how to allocate resources and in assessing the Company’s performance. As a result of the similarities in the procurement, manufacturing and distribution processes for the Company’s products, much of the information provided in the Consolidated Financial Statements, and provided in the segment table below, is similar to, or the same as, that reviewed on a regular basis by the Company’s Chief Executive Officer.

At June 30, 2016, the Company’s operations are organized into the following reportable segments:

•	Consumer - The Consumer segment is comprised of the Company’s consumer brands, which primarily include Revlon, Almay, SinfulColors and Pure Ice in color cosmetics; Revlon ColorSilk in women’s hair color; Revlon in beauty tools; and Mitchum in anti-perspirant deodorants. The Company’s principal customers for its consumer products include large volume retailers, chain drug and food stores, chemist shops, hypermarkets, general merchandise stores, the Internet/e-commerce, television shopping, department stores, one-stop shopping beauty retailers, specialty cosmetics stores and perfumeries in the U.S. and internationally. The Consumer segment also includes a skincare line under the Natural Honey brand and a hair color line under the Llongueras brand sold to large volume retailers and other retailers, primarily in Spain, which were acquired as part of the Colomer Acquisition. In October 2015 and in May 2016, the Company acquired the U.S. Cutex business and Cutex International business and related assets, respectively. The results of operations relating to the sales of Cutex nail care products are included within the Consumer segment.
•	Professional - The Professional segment is comprised primarily of the brands which the Company acquired in the Colomer Acquisition, which include Revlon Professional in hair color and hair care; CND-branded products in nail polishes and nail enhancements; and American Crew in men’s grooming products, all of which are sold worldwide to professional salons. The Company’s principal customers for its professional products include hair and nail salons and distributors to professional salons in the U.S. and internationally. The Professional segment also includes a multi-cultural line consisting of Creme of Nature hair care products sold to large volume retailers, other retailers and professional salons, primarily in the U.S.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

•	Other - The Other segment primarily includes the operating results of the CBB business and related purchase accounting for the CBB Acquisition. CBB develops, manufactures, markets and distributes fragrances and other beauty products under various celebrity, lifestyle and fashion brands licensed from third parties, principally through department stores and selective distribution in international territories. The results included within the Other segment are not material to the Company’s consolidated results of operations.

The Company’s management evaluates segment profit, which is defined as income from continuing operations before interest, taxes, depreciation, amortization, stock-based compensation expense, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses, for each of the Company’s reportable segments. Segment profit also excludes unallocated corporate expenses and the impact of certain items that are not directly attributable to the reportable segments’ underlying operating performance, which includes the impacts of: (i) restructuring and related charges; (ii) acquisition and integration costs; (iii) deferred compensation related to the accounting for the CBB Acquisition; and (iv) costs of sales resulting from a fair value adjustment in the second quarter of 2016 and 2015 to inventory acquired in the Cutex International Acquisition and CBB Acquisition, respectively. Such items are shown below in the table reconciling segment profit to consolidated income from continuing operations before income taxes. Unallocated corporate expenses primarily include general and administrative expenses related to the corporate organization. These expenses are recorded in unallocated corporate expenses, as these items are centrally directed and controlled and are not included in internal measures of segment operating performance. The Company does not have any material inter-segment sales.

The accounting policies for each of the reportable segments are the same as those described in Note 1, “Description of Business and Summary of Significant Accounting Policies” in the Company’s 2015 Form 10-K. The Company’s assets and liabilities are managed centrally and are reported internally in the same manner as the Consolidated Financial Statements; thus, no additional information regarding assets and liabilities of the Company’s reportable segments is produced for the Company’s Chief Executive Officer or included in these Consolidated Financial Statements.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

The following table is a comparative summary of the Company’s net sales and segment profit by reportable segment for the three and six months ended June 30, 2016 and 2015.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Segment Net Sales:
Consumer	$359.5	$354.7	$679.5	$679.0
Professional	123.3	123.4	238.4	237.6
Other	$6.1	$4.3	10.6	4.3
Total	$488.9	$482.4	$928.5	$920.9

Segment Profit:
Consumer	$81.0	$83.8	$139.4	$146.0
Professional	24.1	24.3	49.7	53.5
Other	$0.1	$0.2	(0.8)	0.2
Total	$105.2	$108.3	$188.3	$199.7

Reconciliation:
Segment Profit	$105.2	$108.3	$188.3	$199.7
Less:
Unallocated corporate expenses	16.2	15.8	30.4	30.5
Depreciation and amortization	26.3	25.2	52.2	50.8
Non-cash stock compensation expense	1.1	1.2	3.3	2.8
Non-Operating items:
Restructuring and related charges	0.5	(3.0)	1.8	(2.3)
Acquisition and integration costs	5.5	4.7	6.0	5.9
Deferred compensation related to CBB acquisition	0.9	0.7	1.8	0.7
Inventory purchase accounting adjustment, cost of sales	0.1	0.6	0.1	0.6
Operating Income	54.6	63.1	92.7	110.7
Less:
Interest Expense	20.9	20.5	41.9	40.5
Amortization of debt issuance costs	1.4	1.4	2.9	2.8
Foreign currency losses (gains), net	8.5	(7.9)	5.1	8.0
Miscellaneous, net	0.2	0.2	0.5	0.2
Income from continuing operations before income taxes	$23.6	$48.9	$42.3	$59.2

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

As of June 30, 2016, the Company had operations established in 23 countries outside of the U.S. and its products are sold throughout the world. Generally, net sales by geographic area are presented by attributing revenues from external customers on the basis of where the products are sold.

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
Geographic area:
Net sales:
United States	$263.0	54%	$267.0	55%	$510.7	55%	$511.4	56%
Outside of the United States	225.9	46%	215.4	45%	417.8	45%	409.5	44%
	$488.9		$482.4		$928.5		$920.9
	June 30, 2016		December 31, 2015
Long-lived assets, net:
United States	$853.0	77%	$854.7	79%
Outside of the United States	258.8	23%	232.4	21%
	$1,111.8		$1,087.1
	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
Classes of similar products:
Net sales:
Color cosmetics	$263.4	54%	$266.0	55%	$487.7	52%	$505.5	55%
Hair care	134.7	27%	130.0	27%	266.8	29%	256.9	28%
Beauty care and fragrance	90.8	19%	86.4	18%	174.0	19%	158.5	17%
	$488.9		$482.4		$928.5		$920.9

15.   CONTINGENCIES

The Company is involved in various routine legal proceedings incidental to the ordinary course of its business. The Company believes that the outcome of all pending legal proceedings in the aggregate is not reasonably likely to have a material adverse effect on the Company’s business, financial condition and/or its results of operations. However, in light of the uncertainties involved in legal proceedings generally, the ultimate outcome of a particular matter could be material to the Company’s operating results for a particular period depending on, among other things, the size of the loss or the nature of the liability imposed and the level of the Company’s income for that particular period.

16.   RELATED PARTY TRANSACTIONS

Reimbursement Agreements

As previously disclosed in the Company’s 2015 Form 10-K, Revlon, Inc., Products Corporation and MacAndrews & Forbes have entered into reimbursement agreements (the “Reimbursement Agreements”) pursuant to which: (i) MacAndrews & Forbes is obligated to provide (directly or through its affiliates) certain professional and administrative services, including, without limitation, employees, to the Company, and to purchase services from third party providers, such as insurance, legal, accounting and air transportation services, on behalf of the Company, to the extent requested by Products Corporation; and (ii) Products Corporation is obligated to provide certain professional and administrative services, including, without limitation, employees, to MacAndrews & Forbes and to purchase services from third party providers, such as insurance, legal and accounting services, on behalf of MacAndrews & Forbes, to the extent requested by MacAndrews & Forbes, provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews & Forbes or Products Corporation, as the case may be.

The Company reimburses MacAndrews & Forbes for the allocable costs of the services that MacAndrews & Forbes purchases for or provides to the Company and for the reasonable out-of-pocket expenses that

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

MacAndrews & Forbes incurs in connection with the provision of such services. MacAndrews & Forbes reimburses Products Corporation for the allocable costs of the services that Products Corporation purchases for or provides to MacAndrews & Forbes and for the reasonable out-of-pocket expenses incurred by Products Corporation in connection with the purchase or provision of such services. Each of the Company, on the one hand, and MacAndrews & Forbes, on the other, has agreed to indemnify the other party for losses arising out of the services provided by it under the Reimbursement Agreements, other than losses resulting from its willful misconduct or gross negligence.

The Reimbursement Agreements may be terminated by either party on 90 days’ notice. The Company does not intend to request services under the Reimbursement Agreements unless their costs would be at least as favorable to the Company as could be obtained from unaffiliated third parties.

The Company participates in MacAndrews & Forbes’ directors and officers liability insurance program (the “D&O Insurance Program”), as well as its other insurance coverages, such as property damage, business interruption, liability and other coverages, which cover the Company, as well as MacAndrews & Forbes and its subsidiaries. The limits of coverage for certain of the policies are available on an aggregate basis for losses to any or all of the participating companies and their respective directors and officers. The Company reimburses MacAndrews & Forbes from time to time for their allocable portion of the premiums for such coverage or the Company pays the insurers directly, which premiums the Company believes are more favorable than the premiums that the Company would pay were it to secure stand-alone coverage. Any amounts paid by the Company directly to MacAndrews & Forbes in respect of premiums are included in the amounts paid under the Reimbursement Agreements.

The net activity related to services provided and/or purchased under the Reimbursement Agreements during the six months ended June 30, 2016 and 2015 was $1.4 million and $2.3 million, respectively, which primarily includes partial payments made by the Company to MacAndrews & Forbes during the first quarter of 2016 and 2015 for premiums related to the Company’s allocable portion of the 5-year renewal of the D&O Insurance Program for the period from January 31, 2012 through January 31, 2017. As of June 30, 2016 and December 31, 2015, a receivable balance of nil and $0.1 million, respectively, from MacAndrews & Forbes were included in the Company’s Balance Sheets for transactions subject to the Reimbursement Agreements.

Other

During the six months ended June 30, 2016 and 2015, the Company engaged several companies in which MacAndrews & Forbes had a controlling interest to provide the Company with various ordinary course business services. These services included processing approximately $24.8 million and $16.1 million of coupon redemptions for the Company’s retail customers for the six months ended June 30, 2016 and 2015, respectively, for which the Company paid fees of approximately $0.2 million and $0.2 million during the six months ended June 30, 2016 and 2015, respectively, and other similar advertising, coupon redemption and raw material supply services, for which the Company paid fees aggregating to less than $0.2 million during the six months ended June 30, 2016 and 2015, respectively. The Company believes that its engagement of each of these affiliates was on arm’s length terms, taking into account each firm’s expertise in its respective field, and that the fees paid were at least as favorable as those available from unaffiliated parties.

17.   SUBSEQUENT EVENTS

On June 16, 2016, the Company and Revlon, Inc. entered into an agreement and plan of merger (the “Merger Agreement”) by and among the Company, Revlon, Inc., RR Transaction Corp., a wholly-owned subsidiary of the Company (“Acquisition Sub”) and Elizabeth Arden, Inc. (“Elizabeth Arden”) pursuant to which, among other things, Acquisition Sub will merge with and into Elizabeth Arden (the “Merger” or the “Pending Acquisition”), with Elizabeth Arden surviving the Merger as a wholly-owned subsidiary of the Company. The Company expects the Merger to close by the end of 2016, subject to receipt of regulatory approvals and satisfaction of other customary closing conditions.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of iconic beauty brands that are highly complementary to the Company’s existing brand portfolio and are sold worldwide. In

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

North America, Elizabeth Arden’s principal customers include prestige retailers, the mass retail channel and distributors, as well as direct sales to consumers via its branded retail outlet stores and e-commerce business. Elizabeth Arden products are also sold through the Elizabeth Arden Red Door Spa beauty salons and spas. Internationally, Elizabeth Arden’s portfolio of owned and licensed brands is sold to perfumeries, boutiques, department stores, travel retailers and distributors.

In connection with the execution of the Merger Agreement, on June 16, 2016, the Company entered into a debt financing commitment letter (the “Debt Commitment Letter”) with Citigroup Global Markets Inc., Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Lenders”). Pursuant to the Debt Commitment Letter, the Lenders have committed to arrange and provide the Company with: (i) a seven-year senior secured term loan facility in an aggregate principal amount of $1.8 billion (the “New Term Loan Facilities”); (ii) a five-year senior secured asset-based revolving credit facility in a principal amount of $400 million (the “New Revolving Credit Facility”); and (iii) to the extent that the proceeds of the Unsecured Notes (as defined below) are not available to consummate the transactions contemplated by the Merger Agreement, up to $400 million of senior unsecured bridge loans under a senior unsecured credit facility (the foregoing facilities collectively, the “Facilities”). The availability of the borrowings under the Facilities is subject to the satisfaction of certain customary conditions, including the consummation of the Merger.

Additionally, the Company engaged affiliates of the Lenders to act as initial purchasers and placement agents for a private placement of up to $400 million of senior unsecured notes (the “Unsecured Notes”). The proceeds of the applicable Facilities and Unsecured Notes (to the extent borrowed or issued on the closing date of the Merger (the “Closing Date”) will be used to: (x) finance the Merger; (y) pay the fees, costs and expenses incurred in connection with, among other things, the Merger and the Facilities; and (z) fund the refinancing of substantially all of the Company’s existing long-term debt and credit facilities (such transactions in clauses (x) through (z) being the “Transactions”); provided that the Company’s existing 5¾% Senior Notes due 2021 will remain outstanding.

On July 21, 2016, Revlon Escrow Corporation (the “Escrow Issuer”), a wholly owned subsidiary of the Company, priced an offering of $450.0 million aggregate principal amount of 6.25% Senior Notes due 2024 (the “Notes”), the proceeds of which Products Corporation expects will be used, together with $1.8 billion of borrowings under the New Term Loan Facility and $100.0 million of borrowings under the New Revolving Credit Facility, to finance the Transactions. The amount of borrowings under the New Revolving Credit Facility will be subject to changes in working capital requirements and other adjustments. The offering of the Notes is expected to close on August 4, 2016.

The aggregate principal amount of Notes that will be issued represents an increase from the $400.0 million aggregate principal amount of Notes that Products Corporation had originally offered. The amount of cash on hand that the Company had planned to use to finance the Pending Acquisition will be reduced by the amount of additional net proceeds of the Notes, and any remaining net proceeds will be used for general corporate purposes.

At the closing of the offering of the Notes, pursuant to an escrow agreement (the “Escrow Agreement”), the gross proceeds of the Notes, together with interest on the Notes, will be placed in an escrow account until the Closing Date of the Pending Acquisition. Under the Escrow Agreement, the Closing Date may be extended from time to time (subject to the Company or an affiliate funding additional interest through the extended Closing Date into the escrow account), but not later than six months after the initial issuance date of the Notes.

The net proceeds of the Notes will be released from escrow upon the satisfaction of various customary conditions precedent, including completion of the Pending Acquisition. Upon the escrow release: (1) the Escrow Issuer will be merged with and into Products Corporation, with Products Corporation as the surviving corporation, and Products Corporation will assume the Escrow Issuer’s obligations under the Notes and the related indenture, (2) Products Corporation’s current subsidiaries that guarantee its existing 5¾% Senior Notes

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

will guarantee the Notes and the related indenture (along with the New Term Loan Facility and the New Revolving Credit Facility); and (3) Elizabeth Arden and certain of its subsidiaries will guarantee the Notes and the related indenture (along with the New Term Loan Facility, the New Revolving Credit Facility and the 5¾% Senior Notes).

18. GUARANTOR FINANCIAL INFORMATION

Products Corporation’s 5¾% Senior Notes are fully and unconditionally guaranteed on a senior basis by Products Corporation’s domestic subsidiaries (other than certain immaterial subsidiaries) that also guarantee Products Corporation’s obligations under its Amended Credit Agreements (the “Guarantor Subsidiaries”).

The following Condensed Consolidating Financial Statements present the financial information as of June 30, 2016 and December 31, 2015, and for each of the three and six months ended June 30, 2016 and 2015 for: (i) Products Corporation on a stand-alone basis; (ii) the Guarantor Subsidiaries on a stand-alone basis; (iii) the subsidiaries of Products Corporation that do not guarantee Products Corporation’s 5¾% Senior Notes (the “Non-Guarantor Subsidiaries”) on a stand-alone basis; and (iv) Products Corporation, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries on a consolidated basis. The Condensed Consolidating Financial Statements are presented on the equity method, under which the investments in subsidiaries are recorded at cost and adjusted for the applicable share of the subsidiary’s cumulative results of operations, capital contributions, distributions and other equity changes. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

Condensed Consolidating Balance Sheets
As of June 30, 2016

	Products Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$61.9	$71.4	$52.5	$—	$185.8
Trade receivables, less allowances for doubtful accounts	93.9	45.3	129.2	—	268.4
Inventories	92.5	38.0	79.1	—	209.6
Prepaid expenses and other	154.6	6.8	40.1	—	201.5
Intercompany receivables	778.9	451.2	79.2	(1,309.3)	—
Investment in subsidiaries	576.4	(6.2)	—	(570.2)	—
Property, plant and equipment, net	127.4	26.7	62.7	—	216.8
Deferred income taxes	7.2	—	34.5	—	41.7
Goodwill	182.4	30.0	264.3	—	476.7
Intangible assets, net	53.8	152.8	122.3	—	328.9
Other assets	50.6	13.4	25.4	—	89.4
Total assets	$2,179.6	$829.4	$889.3	$(1,879.5)	$2,018.8
LIABILITIES AND STOCKHOLDER’S DEFICIENCY
Short-term borrowings	$—	$—	$14.1	$—	$14.1
Current portion of long-term debt	6.7	—	0.1	—	6.8
Accounts payable	74.2	28.7	84.7	—	187.6
Accrued expenses and other	134.4	16.5	82.3	—	233.2
Intercompany payables	427.6	461.3	420.4	(1,309.3)	—
Long-term debt	1,783.1	—	0.5	—	1,783.6
Other long-term liabilities	211.1	5.9	34.0	—	251.0
Total liabilities	2,637.1	512.4	636.1	(1,309.3)	2,476.3
Stockholder’s deficiency	(457.5)	317.0	253.2	(570.2)	(457.5)
Total liabilities and stockholder’s deficiency	$2,179.6	$829.4	$889.3	$(1,879.5)	$2,018.8

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Balance Sheets
As of December 31, 2015
(as adjusted)

	Products Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$141.5	$93.0	$92.4	$—	$326.9
Trade receivables, less allowances for doubtful accounts	79.7	44.5	120.7	—	244.9
Inventories	88.1	34.5	61.2	—	183.8
Prepaid expenses and other	136.9	3.3	30.5	—	170.7
Intercompany receivables	692.1	366.5	95.2	(1,153.8)	—
Investment in subsidiaries	591.0	16.3	—	(607.3)	—
Property, plant and equipment, net	124.8	28.1	62.4	—	215.3
Deferred income taxes	5.8	—	44.0	—	49.8
Goodwill	182.4	30.0	257.3	—	469.7
Intangible assets, net	56.6	156.7	104.7	—	318.0
Other assets	49.4	9.6	25.1	—	84.1
Total assets	$2,148.3	$782.5	$893.5	$(1,761.1)	$2,063.2
LIABILITIES AND STOCKHOLDER’S DEFICIENCY
Short-term borrowings	$—	$—	$11.3	$—	$11.3
Current portion of long-term debt	29.9	—	0.1	—	30.0
Accounts payable	85.3	29.2	86.8	—	201.3
Accrued expenses and other	175.1	18.9	78.4	—	272.4
Intercompany payables	360.4	401.0	392.4	(1,153.8)	—
Long-term debt	1,783.2	—	0.5	—	1,783.7
Other long-term liabilities	206.0	0.8	49.3	—	256.1
Total liabilities	2,639.9	449.9	618.8	(1,153.8)	2,554.8
Stockholder’s deficiency	(491.6)	332.6	274.7	(607.3)	(491.6)
Total liabilities and stockholder’s deficiency	2,148.3	782.5	893.5	(1,761.1)	2,063.2

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Statements of Income and Comprehensive Income
For the Three Months Ended June 30, 2016

	Products Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$229.4	$85.6	$187.8	$(13.9)	$488.9
Cost of sales	83.0	31.8	70.6	(13.9)	171.5
Gross profit	146.4	53.8	117.2	—	317.4
Selling, general and administrative expenses	123.7	37.2	95.9	—	256.8
Acquisition and integration costs	5.2	—	0.3	—	5.5
Restructuring charges and other, net	(0.2)	0.1	0.6	—	0.5
Operating income	17.7	16.5	20.4	—	54.6
Other expenses (income):
Intercompany interest, net	(2.0)	(0.2)	2.2	—	—
Interest expense	20.7	—	0.2	—	20.9
Amortization of debt issuance costs	1.4	—	—	—	1.4
Foreign currency losses (gains), net	1.8	(0.6)	7.3	—	8.5
Miscellaneous, net	(12.5)	(3.2)	15.9	—	0.2
Other expenses (income), net	9.4	(4.0)	25.6	—	31.0
Income (loss) from continuing operations before income taxes	8.3	20.5	(5.2)	—	23.6
(Benefit from) provision for income taxes	(3.8)	12.8	2.8	—	11.8
Income (loss) from continuing operations	12.1	7.7	(8.0)	—	11.8
Loss from discontinued operations, net of taxes	—	—	(2.5)	—	(2.5)
Equity in loss of subsidiaries	(2.8)	(6.2)	—	9.0	—
Net income (loss)	$9.3	$1.5	$(10.5)	$9.0	$9.3
Other comprehensive income (loss)	4.8	(3.1)	(5.4)	8.5	4.8
Total comprehensive income (loss)	$14.1	$(1.6)	$(15.9)	$17.5	$14.1

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Statements of Income and Comprehensive Income
For the Three Months Ended June 30, 2015

	Products Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$268.4	$85.3	$178.6	$(49.9)	$482.4
Cost of sales	114.4	33.0	63.8	(49.9)	161.3
Gross profit	154.0	52.3	114.8	—	321.1
Selling, general and administrative expenses	119.3	40.2	97.4	—	256.9
Acquisition and integration costs	4.7	—	—	—	4.7
Restructuring charges and other, net	(0.7)	0.6	(3.5)	—	(3.6)
Operating income	30.7	11.5	20.9	—	63.1
Other expenses (income):
Intercompany interest, net	(2.1)	—	2.1	—	—
Interest expense	20.3	—	0.2	—	20.5
Amortization of debt issuance costs	1.4	—	—	—	1.4
Foreign currency (gains), net	(1.4)	—	(6.5)	—	(7.9)
Miscellaneous, net	11.4	(2.9)	(8.3)	—	0.2
Other expenses (income), net	29.6	(2.9)	(12.5)	—	14.2
Income from continuing operations before income taxes	1.1	14.4	33.4	—	48.9
Provision for income taxes	9.5	9.5	2.4	—	21.4
Loss (income) from continuing operations	(8.4)	4.9	31.0	—	27.5
Income from discontinued operations, net of taxes	—	—	—	—	—
Equity in loss of subsidiaries	35.9	22.6	—	(58.5)	—
Net income	$27.5	$27.5	$31.0	$(58.5)	$27.5
Other comprehensive income (loss)	2.5	(1.8)	1.8	—	2.5
Total comprehensive income	$30.0	$25.7	$32.8	$(58.5)	$30.0

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Statements of Income and Comprehensive Income
For the Six Months Ended June 30, 2016

	Products Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$428.1	$168.6	$346.0	$(14.2)	$928.5
Cost of sales	145.2	62.2	132.2	(14.2)	325.4
Gross profit	282.9	106.4	213.8	—	603.1
Selling, general and administrative expenses	247.7	72.8	182.1	—	502.6
Acquisition and integration costs	5.6	—	0.4	—	6.0
Restructuring charges and other, net	—	0.7	1.1	—	1.8
Operating income	29.6	32.9	30.2	—	92.7
Other expenses (income):
Intercompany interest, net	(4.3)	0.1	4.2	—	—
Interest expense	41.6	—	0.3	—	41.9
Amortization of debt issuance costs	2.9	—	—	—	2.9
Foreign currency losses (gains), net	2.1	(0.3)	3.3	—	5.1
Miscellaneous, net	(34.7)	3.8	31.4	—	0.5
Other expenses, net	7.6	3.6	39.2	—	50.4
Income (loss) from continuing operations before income taxes	22.0	29.3	(9.0)	—	42.3
(Benefit from) provision for income taxes	(8.5)	26.2	0.2	—	17.9
Income (loss) from continuing operations	30.5	3.1	(9.2)	—	24.4
Loss from discontinued operations, net of taxes	—	—	(2.1)	—	(2.1)
Equity in loss of subsidiaries	(8.2)	(12.1)	—	20.3	—
Net income (loss)	$22.3	$(9.0)	$(11.3)	$20.3	$22.3
Other comprehensive income (loss)	8.4	(7.5)	(8.2)	15.7	8.4
Total comprehensive income (loss)	$30.7	$(16.5)	$(19.5)	$36.0	$30.7

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Statements of Income and Comprehensive Income
For the Six Months Ended June 30, 2015

	Products Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net Sales	$511.8	$166.3	$334.8	$(92.0)	$920.9
Cost of sales	215.6	60.7	119.3	(92.0)	303.6
Gross profit	296.2	105.6	215.5	—	617.3
Selling, general and administrative expenses	245.8	68.8	189.2	—	503.8
Acquisition and integration costs	5.9	—	—	—	5.9
Restructuring charges and other, net	(0.5)	0.7	(3.3)	—	(3.1)
Operating income	45.0	36.1	29.6	—	110.7
Other expenses (income):
Intercompany interest, net	(4.1)	(0.1)	4.2	—	—
Interest expense	40.3	—	0.2	—	40.5
Amortization of debt issuance costs	2.8	—	—	—	2.8
Foreign currency (gains) losses, net	(1.2)	(0.5)	9.7	—	8.0
Miscellaneous, net	(6.2)	(1.4)	7.8	—	0.2
Other expenses (income), net	31.6	(2.0)	21.9	—	51.5
Income from continuing operations before income taxes	13.4	38.1	7.7	—	59.2
Provision for income taxes	11.0	18.1	1.9	—	31.0
Income from continuing operations	2.4	20.0	5.8	—	28.2
Loss from discontinued operations, net of taxes	—	—	(0.1)	—	(0.1)
Equity in loss of subsidiaries	25.7	12.4	—	(38.1)	—
Net income	$28.1	$32.4	$5.7	$(38.1)	$28.1
Other comprehensive loss	(11.1)	(2.8)	(13.3)	16.1	(11.1)
Total comprehensive income (loss)	$17.0	$29.6	$(7.6)	$(22.0)	$17.0

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Statements of Cash Flows
For the Six Months Ended June 30, 2016

	Products Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash used in operating activities	$(27.2)	$(20.4)	$(9.6)	$—	$(57.2)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(13.2)	(1.2)	(4.2)	—	(18.6)
Business acquisition	—	—	(29.2)	—	(29.2)
Proceeds from the sale of certain assets	—	0.4	—	—	0.4
Net cash used in investing activities	(13.2)	(0.8)	(33.4)	—	(47.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in short-term borrowings and overdraft	(11.2)	—	2.8	—	(8.4)
Repayments under the Acquisition Term Loan	(15.1)	—	—	—	(15.1)
Prepayments under the 2011 Term Loan	(11.5)	—	—	—	(11.5)
Other financing activities	(1.4)	—	(0.2)	—	(1.6)
Net cash (used in) provided by financing activities	(39.2)	—	2.6	—	(36.6)
Effect of exchange rate changes on cash and cash equivalents	—	(0.4)	0.5	—	0.1
Net decrease in cash and cash equivalents	(79.6)	(21.6)	(39.9)	—	(141.1)
Cash and cash equivalents at beginning of period	$141.5	$93.0	$92.4	$—	$326.9
Cash and cash equivalents at end of period	$61.9	$71.4	$52.5	$—	$185.8

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(except where otherwise noted, all tabular amounts in millions)

Condensed Consolidating Statements of Cash Flows
Six Months Ended June 30, 2015

	Products Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities	$(1.7)	$(0.3)	$4.5	$—	$2.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10.6)	(2.5)	(4.1)	—	(17.2)
Business acquisition, net of cash acquired	—	—	(34.2)	—	(34.2)
Proceeds from the sale of certain assets	0.4	1.5	0.1	—	2.0
Net cash used in investing activities	(10.2)	(1.0)	(38.2)	—	(49.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings and overdraft	4.0	—	2.6	—	6.6
Repayments under the Acquisition Term Loan	(15.9)	—	—	—	(15.9)
Prepayments under the 2011 Term Loan	(12.1)	—	—	—	(12.1)
Other financing activities	(1.9)	—	(0.2)	—	(2.1)
Net cash (used in) provided by financing activities	(25.9)	—	2.4	—	(23.5)
Effect of exchange rate changes on cash and cash equivalents	—	—	(5.9)	—	(5.9)
Net decrease in cash and cash equivalents	(37.8)	(1.3)	(37.2)	—	(76.3)
Cash and cash equivalents at beginning of period	$104.2	$88.1	$83.0	$—	$275.3
Cash and cash equivalents at end of period	$66.4	$86.8	$45.8	$—	$199.0

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Elizabeth Arden, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive (loss) income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Elizabeth Arden, Inc. and its subsidiaries at June 30, 2016 and June 30, 2015, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2016 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
August 15, 2016

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except shares and par value)

	As of
	June 30, 2016	June 30, 2015
ASSETS
Current Assets
Cash and cash equivalents	$45,049	$46,085
Accounts receivable, net	115,994	105,414
Inventories	241,409	240,740
Deferred income taxes	2,102	2,206
Prepaid expenses and other assets	24,670	29,455
Total current assets	429,224	423,900
Property and equipment, net	88,321	105,821
Exclusive brand licenses, trademarks and intangibles, net	225,046	224,895
Goodwill	31,607	31,607
Debt financing costs, net	6,557	7,396
Deferred income taxes	3,254	2,739
Other	15,530	16,866
Total assets	$799,539	$813,224
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term debt	$67,000	$8,300
Accounts payable – trade	98,967	92,699
Other payables and accrued expenses	104,520	114,978
Total current liabilities	270,487	215,977
Long-term Liabilities
Long-term debt	354,785	355,634
Deferred income taxes and other liabilities	62,046	54,901
Total long-term liabilities	416,831	410,535
Total liabilities	687,318	626,512
Redeemable noncontrolling interest (see Note 12)	2,345	4,222
Commitments and contingencies (see Note 11)
Redeemable Series A Serial Preferred Stock, $0.01 par value 50,000 shares authorized: 50,000 shares issued and outstanding	50,000	50,000
Shareholders’ Equity
Common stock, $.01 par value, 50,000,000 shares authorized; 34,790,625 and 34,652,963 shares issued, respectively	348	347
Additional paid-in capital	381,536	375,796
Accumulated deficit	(208,360)	(133,989)
Treasury stock (4,841,308 shares at cost)	(93,169)	(93,169)
Accumulated other comprehensive loss	(20,788)	(16,586)
Total Elizabeth Arden shareholders’ equity	59,567	132,399
Noncontrolling interest (See Note 12)	309	91
Total shareholders’ equity	59,876	132,490
Total liabilities, redeemable noncontrolling interest, redeemable preferred stock and shareholders’ equity	$799,539	$813,224

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Year Ended June 30,
	2016	2015	2014
Net sales	$966,733	$971,098	$1,164,304
Cost of goods sold:
Cost of sales	531,272	614,736	686,906
Depreciation related to cost of goods sold	5,796	7,710	7,742
Total cost of goods sold	537,068	622,446	694,648
Gross profit	429,665	348,652	469,656
Operating expenses
Selling, general and administrative	433,694	497,004	489,803
Depreciation and amortization	36,902	40,773	44,392
Total operating expenses	470,596	537,777	534,195
Loss from operations	(40,931)	(189,125)	(64,539)
Other expense
Interest expense, net	29,905	29,626	25,825
Debt extinguishment charges	—	239	—
Other expense, net	29,905	29,865	25,825
Loss before income taxes	(70,836)	(218,990)	(90,364)
Provision for income taxes	2,670	6,297	56,832
Net loss	(73,506)	(225,287)	(147,196)
Net loss attributable to noncontrolling interests (See Note 12)	(1,721)	(1,294)	(1,468)
Net loss attributable to Elizabeth Arden shareholders	(71,785)	(223,993)	(145,728)
Less: Accretion and dividends on preferred stock (See Note 13)	2,586	22,333	—
Net loss attributable to Elizabeth Arden common shareholders	$(74,371)	$(246,326)	$(145,728)
Net loss per common share attributable to Elizabeth Arden common shareholders:
Basic	$(2.49)	$(8.26)	$(4.90)
Diluted	$(2.49)	$(8.26)	$(4.90)
Weighted average number of common shares:
Basic	29,884	29,804	29,720
Diluted	29,884	29,804	29,720

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Amounts in thousands)

	Year Ended June 30,
	2016	2015	2014
Net loss	$(73,506)	$(225,287)	$(147,196)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments(1)	(3,498)	(13,918)	2,385
Net unrealized cash flow hedging (loss) gain(2)	(704)	2,117	(2,760)
Total other comprehensive loss, net of tax	(4,202)	(11,801)	(375)
Comprehensive loss	(77,708)	(237,088)	(147,571)
Net loss attributable to noncontrolling interests	(1,721)	(1,294)	(1,468)
Comprehensive loss attributable to Elizabeth Arden shareholders	$(75,987)	$(235,794)	$(146,103)
(1)	Foreign currency translation adjustments are not adjusted for income taxes since they relate to indefinite investments in non-U.S, subsidiaries.
(2)	Net of tax benefit of $6 and $420 for the years ended June 30, 2016 and 2014, respectively, and net of tax expense of $415 for the years ended June 30, 2015.

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Amounts in thousands)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	Shares	Amount			Shares	Amount
Balance as of July 1, 2013	34,338	$343	$349,060	$258,065	(4,686)	$(87,776)	$(4,410)	$515,282
Issuance of common stock upon exercise of options, net of tax withholdings of $1,428	159	2	655	—	—	—	—	657
Issuance of restricted stock, net of forfeitures and tax withholdings	24	—	(1,197)	—	—	—	—	(1,197)
Issuance of common stock for employee stock purchase plan	78	1	2,135	—	—	—	—	2,136
Amortization of share-based awards	—	—	5,783	—	—	—	—	5,783
Repurchase of common stock	—	—	—	—	(155)	(5,393)	—	(5,393)
Excess tax benefit from share-based awards	—	—	(192)	—	—	—	—	(192)
Other	—	—	16	—	—	—	—	16
Net loss attributable to Elizabeth Arden shareholders	—	—	—	(145,728)	—	—	—	(145,728)
Foreign currency translation adjustments	—	—	—	—	—	—	2,385	2,385
Net unrealized cash flow hedging loss	—	—	—	—	—	—	(2,760)	(2,760)
Balance as of June 30, 2014	34,599	$346	$356,260	$112,337	(4,841)	$(93,169)	$(4,785)	$370,989

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Amounts in thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Treasury Stock		Accumulated Other Comprehensive Loss	Total Elizabeth Arden Shareholders’ Equity	Noncontrolling Interest	Total Shareholders Equity
	Shares	Amount			Shares	Amount
Balance as of July 1, 2014	34,599	$346	$356,260	$112,337	(4,841)	$(93,169)	$(4,785)	$370,989	$—	$370,989
Issuance of restricted stock, net of forfeitures and tax withholdings	54	1	(384)	—	—	—	—	(383)	—	(383)
Amortization of share-based awards	—	—	5,165	—	—	—	—	5,165	—	5,165
Issuance of warrants to purchase common stock	—	—	14,144	—	—	—	—	14,144	—	14,144
Excess tax benefit from share-based awards	—	—	611	—	—	—	—	611	—	611
Net (loss) income(1)	—	—	—	(223,993)	—	—	—	(223,993)	36	(223,957)
Noncontrolling interest contribution at startup	—	—	—	—	—	—	—	—	55	55
Preferred stock accretion to redemption value	—	—	—	(20,151)	—	—	—	(20,151)	—	(20,151)
Preferred stock dividends	—	—	—	(2,182)	—	—	—	(2,182)	—	(2,182)
Foreign currency translation adjustments	—	—	—	—	—	—	(13,918)	(13,918)	—	(13,918)
Net unrealized cash flow hedging gain	—	—	—	—	—	—	2,117	2,117	—	2,117
Balance as of June 30, 2015	34,653	$347	$375,796	$(133,989)	(4,841)	$(93,169)	$(16,586)	$132,399	$91	$132,490
(1)	Excludes the net loss for the redeemable noncontrolling interest which is recorded in the mezzanine section of the consolidated balance sheet. See Note 12.

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Amounts in thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Treasury Stock		Accumulated Other Comprehensive Loss	Total Elizabeth Arden Shareholders’ Equity	Noncontrolling Interets	Total Shareholders Equity
	Shares	Amount			Shares	Amount
Balance as of July 1, 2015	34,653	$347	$375,796	$(133,989)	(4,841)	$(93,169)	$(16,586)	$132,399	$91	$132,490
Issuance of restricted stock, net of forfeitures and tax withholdings	138	1	250	—	—	—	—	251	—	251
Amortization of share-based awards	—	—	5,490	—	—	—	—	5,490	—	5,490
Net (loss) income(1)	—	—	—	(71,785)	—	—	—	(71,785)	155	(71,630)
Noncontrolling interest contribution at startup	—	—	—	—	—	—	—	—	63	63
Preferred stock dividends	—	—	—	(2,586)	—	—	—	(2,586)	—	(2,586)
Foreign currency translation adjustments	—	—	—	—	—	—	(3,498)	(3,498)	—	(3,498)
Net unrealized cash flow hedging loss	—	—	—	—	—	—	(704)	(704)	—	(704)
Balance as of June 30, 2016	34,791	$348	$381,536	$(208,360)	(4,841)	$(93,169)	$(20,788)	$59,567	$309	$59,876
(1)	Excludes the net loss for the redeemable noncontrolling interest which is recorded in the mezzanine section of the consolidated balance sheet. See Note 12.

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year Ended June 30,
	2016	2015	2014
Operating activities:
Net loss	$(73,506)	$(225,287)	$(147,196)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	42,698	48,483	52,134
Asset impairments	—	42,958	6,490
Amortization of senior note offering and credit facility costs	1,709	1,558	1,499
Amortization of senior note premium	(849)	(798)	(318)
Amortization of share-based awards	5,490	5,165	5,783
Debt extinguishment charges	—	239	—
Deferred income taxes	1,095	4,958	54,105
Change in assets and liabilities, net of acquisitions:
(Increase) decrease in accounts receivable	(13,263)	48,332	53,082
(Increase) decrease in inventories	(2,075)	92,745	(24,748)
Decrease (increase) in prepaid expenses and other assets	3,513	17,150	(10,916)
Increase (decrease) in accounts payable	6,088	13,581	(33,384)
(Decrease) increase in other payables and accrued expenses	(5,536)	6,134	4,352
Other	886	(1,191)	1,072
Net cash (used in) provided by operating activities	(33,750)	54,027	(38,045)
Investing activities:
Additions to property and equipment	(11,961)	(23,870)	(46,556)
Acquisition of businesses, intangibles and other assets	(10,500)	(6,264)	(5,100)
Cash received from consolidation of variable interest entity	63	55	574
Net cash used in investing activities	(22,398)	(30,079)	(51,082)
Financing activities:
Proceeds from (payments on) short-term debt	58,700	(72,118)	(9,782)
Proceeds from long-term debt	—	—	106,750
Proceeds from the issuance of preferred stock and warrants, net of issuance costs	—	43,993	—
Repurchase of common stock	—	—	(5,393)
Proceeds from the exercise of stock options	—	—	2,085
Proceeds from the issuance of common stock under the employee stock purchase plan	—	—	2,136
Preferred stock dividend	(1,285)	(774)	—
Payments of contingent consideration related to acquisition	—	—	(4,914)
Payments to noncontrolling interests	—	—	(4,979)
Financing fees paid	(867)	(1,959)	(2,173)
Payments under capital lease obligations	(117)	(117)	(93)
Net cash provided by (used in) financing activities	56,431	(30,975)	83,637
Effects of exchange rate changes on cash and cash equivalents	(1,319)	(3,196)	124
Net decrease in cash and cash equivalents	(1,036)	(10,223)	(5,366)
Cash and cash equivalents at beginning of year	46,085	56,308	61,674
Cash and cash equivalents at end of year	$45,049	$46,085	$56,308
Supplemental Disclosure of Cash Flow Information:
Interest paid during the year, net of amounts capitalized	$29,582	$29,479	$23,100
Income taxes (refunds) paid during the year	$(125)	$1,110	$8,762
Supplemental Disclosure of Non-Cash Flow Information:
Additions to property and equipment (not included above)	$5,382	$3,918	$5,315
Accretion on preferred stock (not included above)	$—	$20,151	$—
Dividends on preferred stock (not included above)	$1,301	$1,407	$—

The accompanying Notes are an integral part of the Consolidated Financial Statements.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   General Information and Summary of Significant Accounting Policies

Organization and Business Activity. Elizabeth Arden, Inc. (the “Company” or “our”) is a global prestige beauty products company that sells fragrances, skin care and cosmetic products to retailers in the United States and approximately 120 countries internationally.

Basis of Consolidation. The consolidated financial statements include the accounts of the Company’s wholly-owned domestic and international subsidiaries as well as variable interest entities (“VIEs”) of which the Company is the primary beneficiary in accordance with consolidation accounting guidance. See Note 12 for information on the consolidated VIEs. All significant intercompany accounts and transactions have been eliminated in consolidation.

Liquidity. Since fiscal 2014, the Company has identified and undertaken several initiatives to reduce the size and complexity of its overhead structure and to exit low-return businesses, customers and brands, in order to improve gross margins and profitability in the long term. There are risks and uncertainties associated with the execution of the Company’s business plans, including the general economic and retail environment. The Company’s ability to fund operations and capital expenditures in the future is dependent upon the ability to generate cash from operations, maintain or improve margins and to borrow funds available under its credit facilities. As further described in Note 9 (Short Term Debt), the Company maintains a revolving bank credit facility (the “Credit Facility”) that was amended and restated in July 2016 (the “Amended Credit Facility”) and a second lien credit agreement (the “Second Lien Credit Agreement”) with its lenders.

The Amended Credit Facility has only one financial covenant, a debt service coverage ratio that applies only if the Company does not have the requisite average borrowing base capacity and borrowing availability. The debt service coverage ratio did not apply during the fiscal year ended June 30, 2016. The Company’s debt service coverage ratio was less than 1.1 to 1.0 for the fiscal year ended June 30, 2016.

Based upon its business strategies and initiatives for fiscal 2017, the Company does not anticipate that its borrowing base capacity and/or borrowing availability will fall below the applicable thresholds in its Amended Credit Facility. If the Company requires additional liquidity to fund operations, the Company believes it has the ability to postpone or reduce certain expenditures, such as capital expenditures, in a manner that the Company believes is sufficient to create the liquidity necessary to fund operations.

Deterioration in the economic and retail environment or continued challenges in the Company’s operating performance, however, could cause the Company to default under its Credit Facility if it does not have the requisite average borrowing base capacity or borrowing availability and also fails to meet the financial maintenance covenant set forth in the Amended Credit Facility. In such an event, the Company would not be allowed to borrow under these facilities and may not have access to the capital necessary to meet its operating and investing needs. In addition, a default under its Amended Credit Facility or Second Lien Credit Agreement that causes acceleration of the debt under either facility could trigger a default under the Company’s outstanding 7 3/8% Senior Notes due March 2021 (the “7 3/8% Senior Notes”). In the event the Company is not able to borrow under either credit facility, it would be required to develop an alternative source of liquidity. There is no assurance that the Company could obtain replacement financing or what the terms of such financing, if available, would be.

Investments and Variable Interest Entities. During fiscal 2013, 2014 and 2015, the Company, through a subsidiary, invested an aggregate of $13.7 million for a minority investment in Elizabeth Arden Salon-Holdings, Inc., an unrelated party whose subsidiaries operate the Elizabeth Arden Red Door Spas and the Mario Tricoci Hair Salons (“Salon Holdings”). The investment in Elizabeth Arden Salon-Holdings, Inc., which is in the form of a collateralized convertible note bearing interest at 2%, has been accounted for using the cost method and at June 30, 2016, is included in other assets on the consolidated balance sheet.

During fiscal 2014 and 2015, the Company, through a subsidiary (the “EA USC Subsidiary”), invested an aggregate of $9.0 million in US Cosmeceutechs, LLC (“USC”), a skin care company that develops and sells skin care products for the professional dermatology and spa channels, and separately purchased a 30% equity interest in USC from the sole equity member for $3.6 million. The investment, which is in the form of a collateralized convertible note (the “Convertible Note”), bears interest at 1.5%. Upon conversion of the

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Convertible Note, the Company will own 85.45% of the fully diluted equity interests in USC (inclusive of EA USC’s current equity interest). The Company expects that the Convertible Note will convert into 85.45% of the fully diluted equity interests of USC by September 1, 2016. The Company has a put/call agreement with the other USC equity member with respect to the remaining 14.55% interest in USC. Based on the investment in USC and the EA USC Subsidiary’s controlling rights under the operating agreement, the Company has determined that USC is a VIE, of which the Company is the primary beneficiary, requiring consolidation of USC’s financial statements in accordance with Topic 810, Consolidation. See Note 12 for additional information on this investment and the consolidated VIE.

During fiscal 2015, the Company, through a subsidiary, entered into a joint venture in the United Arab Emirates (the “UAE Joint Venture”) with an unrelated third party for the sale, promotion and distribution of the Company’s products primarily in the Middle East. Based on its equity interests and controlling rights in the Middle East joint venture, the Company has determined that the UAE Joint Venture is a VIE, requiring consolidation of such joint venture’s financial statements in accordance with Topic 810, Consolidation. The unrelated third party’s interest in the UAE Joint Venture is classified as a “noncontrolling interest” in the shareholders’ equity section of the Company’s consolidated balance sheet. See Note 12 for additional information on this investment and the consolidated VIE.

During fiscal 2016, the Company, through a subsidiary, entered into a joint venture with an unrelated third party for the sale, promotion and distribution of the Company’s products in Southeast Asia and, effective January 1, 2016, in Hong Kong (“the Southeast Asia Joint Venture”). Based on its equity interests and controlling rights in the Southeast Asia joint venture, the Company has determined that the Southeast Asia Joint Venture is a VIE, requiring consolidation of such joint venture’s financial statements in accordance with Topic 810, Consolidation. The unrelated third party’s interest in the joint venture is classified as a “noncontrolling interest” in the shareholders’ equity section of the Company’s consolidated balance sheet. See Note 12 for additional information on this investment and the consolidated VIE.

Use of Estimates. The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include expected useful lives of brand licenses, trademarks, other intangible assets and property, plant and equipment, allowances for sales returns and markdowns, share-based compensation, fair value of long-lived assets, allowances for doubtful accounts receivable, provisions for inventory obsolescence, and income taxes and valuation reserves. Changes in facts and circumstances may result in revised estimates, which are recorded in the period in which they become known.

Revenue Recognition. Sales are recognized when title and the risk of loss transfers to the customer, the sale price is fixed or determinable and collectability of the resulting receivable is probable. Sales are recorded net of estimated returns, markdowns and other allowances, which are granted to certain of the Company’s customers and are subject to the Company’s authorization and approval. The provision for sales returns and markdowns represents management’s estimate of future returns and markdowns based on historical and projected experience and considering current external factors and market conditions. During each of the years ended June 30, 2016, 2015 and 2014, one customer of its North America segment accounted for an aggregate of 12% of the Company’s net sales.

Foreign Currency Translation. All assets and liabilities of foreign subsidiaries and affiliates that do not utilize the U.S. dollar as their functional currency are translated at year-end rates of exchange, while sales and expenses are translated at weighted average rates of exchange. Unrealized translation gains or losses are reported as foreign currency translation adjustments through other accumulated comprehensive loss or income included in shareholders’ equity. Such adjustments resulted in net unrealized losses of $3.5 million and $13.9 million for the years ended June 30, 2016 and 2015, respectively, and net unrealized gains of $2.4 million for the year ended June 30, 2014. Gains or losses resulting from foreign currency transactions are recorded in the foreign subsidiaries’ statements of operations. Such amounts resulted in net losses of $3.9 million, $6.7 million and $0.8 million for the years ended June 30, 2016, 2015 and 2014, respectively.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents. Cash and cash equivalents include cash and interest-bearing deposits at banks with an original maturity date of three months or less.

Allowances for Doubtful Accounts Receivable. The Company maintains allowances for doubtful accounts to cover uncollectible accounts receivable and evaluates its accounts receivable to determine if they will ultimately be collected. This evaluation includes significant judgments and estimates, including an analysis of receivables aging and a customer-by-customer review for large accounts. If, for example, the financial condition of the Company’s customers deteriorates resulting in an impairment of their ability to pay, additional allowances may be required, resulting in a charge to income in the period in which the determination was made.

Inventories. Inventories are stated at the lower of cost or market. Cost is determined using the weighted average method. See Note 6.

Property and Equipment, and Depreciation. Property and equipment are stated at cost. Expenditures for major improvements and additions are recorded to the asset accounts, while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are charged to expense. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. When fixed assets are sold or otherwise disposed of, the accounts are relieved of the original cost of the assets and the related accumulated depreciation and any resulting profit or loss is credited or charged to income. See Note 7.

Exclusive Brand Licenses, Trademarks, and Intangibles. The Company’s definite lived intangible assets are being amortized using the straight-line method over their estimated useful lives. Intangible assets that have indefinite useful lives are not being amortized. See Note 8.

Indefinite-Lived and Long-Lived Assets. Goodwill and intangible assets with indefinite lives are not amortized, but rather assessed for impairment at least annually. An annual impairment assessment is performed during the Company’s fourth fiscal quarter or more frequently if events or changes in circumstances indicate the carrying value of goodwill and indefinite-lived intangible assets may not fully be recoverable. The Company follows the guidance in Topic 350, Intangibles-Goodwill and Other, which simplifies how an entity assesses goodwill for impairment and allows an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment assessment. An entity is not required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. Should a goodwill impairment assessment be necessary, there is a two step process for assessing impairment of goodwill. The first step used to identify potential impairment compares the fair value of a reporting unit with its carrying amount, including goodwill. The second step, if necessary, measures the amount of the impairment by comparing the estimated fair value of the goodwill and intangible assets to their respective carrying values. If an impairment is identified, the carrying value of the asset is adjusted to estimated fair value.

Long-lived assets are reviewed for impairment upon the occurrence of specific triggering events. The impairment assessment is based on a comparison of the carrying value of such assets against the undiscounted future cash flows expected to be generated by such assets. If an impairment is identified, the carrying value of the asset is adjusted to estimated fair value. During the second quarter of fiscal 2015, net sales of Justin Bieber and Nicki Minaj fragrances fell significantly below expectations. The Company reviewed these license agreements for potential impairment. Given the significant decline in net sales during the second quarter of fiscal 2015, and the expectation for a continued decline of sales in future periods, the Company determined that these intangible assets were fully impaired. As a result, the Company recorded a total impairment charge of approximately $39.6 million during the second quarter of fiscal 2015 to write off the carrying values of both the Justin Bieber and Nicki Minaj licenses.

During the fourth quarter of fiscal 2014, the Company decided (i) not to renew the True Religion license agreement which expired on June 30, 2014, and (ii) not to renew the BCBGMAXAZRIA license agreement once it expires in January 2017. At the time of the acquisition of the licenses from New Wave Fragrances LLC in May 2012, the Company assumed it would exercise its renewal options for both licenses and estimated the useful lives to be approximately six years for the True Religion license and 9.5 years for the BCBGMAXAZRIA license. The

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

decision not to exercise the renewal options for both licenses triggered an impairment analysis for each license. As a result, the Company recorded an impairment charge of approximately $5.8 million during the fourth quarter of fiscal 2014, to reduce the carrying values for both the True Religion and BCBGMAXAZRIA licenses.

The Company will continue to monitor and evaluate the expected future cash flows of its reporting units and the long-term trends of its market capitalization for the purposes of assessing the carrying value of its goodwill and indefinite-lived Elizabeth Arden trademarks, other trademarks and intangible assets. There were no triggering events identified, and therefore no such adjustments were recorded for the year ended June 30, 2016. See Note 8.

Leases. The Company leases distribution equipment, office and computer equipment, and vehicles. The Company also has operating leases for office and retail space, as well as capital leases for computer equipment and software. The Company reviews all of its leases to determine whether they qualify as operating or capital leases. Leasehold improvements are capitalized and amortized over the lesser of the useful life of the asset or current lease term. The Company accounts for free rent periods and scheduled rent increases on a straight-line basis over the lease term. Landlord allowances and incentives are recorded as deferred rent and are amortized as a reduction to rent expense over the lease term.

Debt Issuance Costs and Debt Premium. Debt issuance costs, transaction fees and debt premium, which are associated with the issuance of the senior notes, the Amended Credit Facility and the Second Lien Credit Agreement (see Note 9), are being amortized and charged to interest expense, or in the case of debt premium recorded as interest income, over the term of the related notes or the term of the applicable credit facility. In any period in which the senior notes are redeemed, the unamortized debt issuance costs and transaction fees relating to the notes being redeemed are expensed and the unamortized debt premium relating to the notes being redeemed is recorded as a reduction in interest expense. See Note 10.

Cost of Sales. Included in cost of sales are the cost of products sold, the cost of gift with purchase items provided to customers, royalty costs related to patented technology or formulations, warehousing, distribution and supply chain costs. The major components of warehousing, distribution and supply chain costs include salary and related benefit costs for employees in the warehousing, distribution and supply chain functions and facility-related costs in these areas.

Selling, General and Administrative Costs. Included in selling, general and administrative expenses are advertising, creative development and promotion costs not paid directly to the Company’s customers, royalty costs related to trademarks, salary and related benefit costs of the Company’s employees in the finance, human resources, information technology, legal, sales and marketing functions, facility-related costs of the Company’s administrative functions, and costs paid to consultants and third party providers for related services.

Advertising and Promotional Costs. Advertising and promotional costs that are paid directly to customers for goods and services provided (primarily co-op advertising and certain direct selling costs) are expensed as incurred and are recorded as a reduction of sales. Advertising and promotional costs that are not paid directly to the Company’s customers are expensed as incurred and recorded as a component of cost of goods sold (in the case of free goods given to customers) or selling, general and administrative expenses. Advertising and promotional costs include promotions, direct selling, co-op advertising and media placement. Advertising and promotional costs for the years ended June 30, 2016, 2015 and 2014 were as follows:

	Year Ended June 30,
(Amounts in millions)	2016	2015	2014
Advertising and promotional costs	$289.4	$297.5	$367.8

Income Taxes. The provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities and certain other adjustments. The Company provides for deferred taxes under the liability method. Under such method, deferred taxes are adjusted for tax rate changes as they occur. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is provided for deferred tax assets if it is more likely

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

than not that these items will either expire before the Company is able to realize their benefit, or, that future deductibility is uncertain. Commencing with the fourth quarter of fiscal 2014, the Company began recording valuation allowances against its U.S. deferred tax assets as a non-cash charge to income tax expense. Also, commencing in fiscal 2015, for certain foreign operations, the Company began recording valuation allowances against our deferred tax assets in such foreign operations as non-cash charges to income tax expense. The valuation allowances for net deferred tax assets will prevent the Company from recording tax benefits on future losses in the affected operations unless sufficient future taxable income is generated in such operations to support the realization of the deferred tax assets. See Note 14.

During the fourth quarter of fiscal 2015, the Company finalized an intercompany loan agreement between a foreign subsidiary, incorporated in Switzerland, and a U.S. subsidiary. Under the terms of the intercompany loan agreement, the foreign subsidiary loaned $42 million to the U.S. subsidiary. The intercompany loan is payable on or before June 30, 2020. For income tax purposes, the entire loan was included in computing taxable income in fiscal 2015 and 2016 as a foreign investment in U.S. property, but no tax provision was included as a result of the Company’s valuation allowance. The Company has accrued a net provision of $2.1 million for estimated deferred taxes on a portion of unremitted foreign earnings that may be considered for repatriation in the future. The Company has not provided for taxes on the remaining undistributed earnings of foreign subsidiaries, as these earnings are deemed to be permanently reinvested. If in the future these earnings are repatriated to the United States, or if the Company determines such earnings will be remitted in the foreseeable future, additional tax provisions may be required. See Note 14.

The Company recognizes in its consolidated financial statements the impact of a tax position if it is more likely than not that such position will be sustained on audit based on its technical merits. While the Company believes that its assessments of whether its tax positions are more likely than not to be sustained are reasonable, each assessment is subjective and requires the use of significant judgments. As a result, one or more of such assessments may be challenged by the relevant tax authorities, which could result in a change to net income if such position is not sustained.

Hedge Contracts. The Company has designated each foreign currency contract entered into as of June 30, 2016, as a cash flow hedge. Unrealized gains or losses, net of taxes, associated with these contracts are included in accumulated other comprehensive (loss) income on the consolidated balance sheet. Gains and losses will be recognized in earnings in the period in which the forecasted transaction affects earnings or the transactions are no longer probable of occurring. Changes to fair value of any contracts deemed to be ineffective would be recognized in earnings immediately.

Other Payables and Accrued Expenses. A summary of the Company’s other payables and accrued expenses as of June 30, 2016 and 2015, is as follows:

(Amounts in thousands)	June 30, 2016	June 30, 2015
Accrued advertising, promotion and royalties	$23,284	$30,279
Accrued employee-related benefits	29,874	28,116
Accrued value added taxes	4,511	4,083
Accrued interest	7,871	7,855
Freight	2,760	2,815
Other accruals	36,220	41,830
Total other payables and accrued expenses	$104,520	$114,978

Accumulated Other Comprehensive (Loss) Income. Accumulated other comprehensive (loss) income includes, in addition to net income or net loss, unrealized gains and losses excluded from the consolidated statements of operations and recorded directly into a separate section of shareholders’ equity on the consolidated balance sheet. These unrealized gains and losses are referred to as other comprehensive (loss) income items. The Company’s accumulated other comprehensive (loss) income shown on the consolidated balance sheets at June 30,

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2016 and June 30, 2015, consists of foreign currency translation adjustments, which are not adjusted for income taxes as such amounts relate to indefinite investments in non-U.S. subsidiaries, and the unrealized gains (losses), net of taxes, related to the Company’s foreign currency contracts, respectively.

The components of accumulated other comprehensive loss as of June 30, 2016, 2015 and 2014, were as follows:

	Year Ended June 30,
(Amounts in thousands)	2016	2015	2014
Cumulative foreign currency translation adjustments	$(20,038)	$(16,540)	$(2,622)
Unrealized hedging loss, net of taxes	(750)	(46)	(2,163)
Accumulated other comprehensive loss	$(20,788)	$(16,586)	$(4,785)

Fair Value of Financial Instruments. The Company’s financial instruments include accounts receivable, accounts payable, currency forward contracts, short-term debt and long-term debt. The Company follows the guidance under Topic 820, Fair Value Measurements and Disclosures. See Note 17.

Share-Based Compensation. All share-based payments to employees, including the grants of employee stock options, are recognized in the consolidated financial statements based on their fair values, but only to the extent that vesting is considered probable. Compensation cost for awards that vest will not be reversed if the awards expire without being exercised. The fair value of stock options is determined using the Black-Scholes option-pricing model and the fair value of restricted stock and restricted stock unit awards is based on the closing price of the Company’s common stock, $.01 par value per share (“Common Stock”), on the date of grant. Compensation costs for awards are amortized using the straight-line method. Option pricing model input assumptions such as expected term, expected volatility and risk-free interest rate impact the fair value estimate. Further, the forfeiture rate impacts the amount of aggregate compensation. These assumptions are subjective and generally require significant analysis and judgment to develop. When estimating fair value, some of the assumptions are based on or determined from external data and other assumptions may be derived from the Company’s historical experience with share-based arrangements. The appropriate weight to place on historical experience is a matter of judgment, based on relevant facts and circumstances.

The Company relies on its historical experience and post-vested termination activity to provide data for estimating expected term for use in determining the fair value of its stock options. The Company currently estimates its stock volatility by considering historical stock volatility experience and other key factors. The risk-free interest rate is the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term used as the input to the Black-Scholes model. The Company estimates forfeitures using its historical experience, which will be adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Because of the significant amount of judgment used in these calculations, it is reasonably likely that circumstances may cause the estimate to change. If, for example, actual forfeitures are lower than the Company’s estimate, additional charges to net income may be required.

Out-Of-Period Adjustments. During the year ended June 30, 2014, the Company recorded two out-of-period adjustments to correct errors for deferred taxes and taxes recoverable in one of our foreign affiliates. For the year ended June 30, 2014, income before income taxes decreased by $0.5 million, income tax expense decreased by $0.8 million, and net income attributable to Elizabeth Arden shareholders increased by $0.3 million. The Company did not adjust the prior periods as it concluded that such adjustments were not material to the then current or prior period consolidated financial statements.

NOTE 2.   Net Loss Per Share attributable to Elizabeth Arden shareholders

Basic net loss per share attributable to Elizabeth Arden common shareholders is computed by dividing the net loss attributable to Elizabeth Arden common shareholders by the weighted average shares of the Company’s outstanding Common Stock. The calculation of net loss attributable to Elizabeth Arden common shareholders per diluted share is similar to basic net loss per share attributable to Elizabeth Arden common shareholders except that the denominator includes potentially dilutive Common Stock, such as stock options, non-vested restricted

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

stock units, and warrants to purchase common stock. For the years ended June 30, 2016, 2015 and 2014, diluted net loss per share equals basic net loss per share as the assumed exercise of stock options, warrants and vesting of restricted stock units and, in the case of the fiscal year ended June 30, 2014, the assumed purchases under the employee stock purchase plan would have an anti-dilutive effect.

The following table represents the computation of net loss per share attributable to Elizabeth Arden common shareholders:

	Year Ended June 30,
(Amounts in thousands, except per share data)	2016	2015	2014
Basic
Net loss attributable to Elizabeth Arden common shareholders	$(74,371)	$(246,326)	$(145,728)
Weighted average shares outstanding	29,884	29,804	29,720
Net loss per basic share attributable to Elizabeth Arden common shareholders	$(2.49)	$(8.26)	$(4.90)
Diluted
Net loss attributable to Elizabeth Arden common shareholders	$(74,371)	$(246,326)	$(145,728)
Weighted average basic shares outstanding	29,884	29,804	29,720
Potential common shares – treasury method	—	—	—
Weighted average shares and potential diluted shares	29,884	29,804	29,720
Net loss per diluted share attributable to Elizabeth Arden common shareholders	$(2.49)	$(8.26)	$(4.90)

The following table shows the number of common stock equivalents that were outstanding for the years ended June 30, 2016, 2015 and 2014, which were not included in the net income per diluted share attributable to Elizabeth Arden common shareholders calculation because to do so would have been anti-dilutive:

	Year Ended June 30,
	2016	2015	2014
Number of shares	3,475,234	3,555,917	623,805

NOTE 3.   Pending Revlon Merger

On June 16, 2016, the Company announced that it entered into an agreement and plan of merger (referred to as the “Merger Agreement”) with Revlon, Inc., Revlon Consumer Products Corporation, a wholly-owned subsidiary of Revlon, Inc. (referred to as “RCPC”, and together with Revlon, Inc., “Revlon”) and RR Transaction Corp., a Florida corporation and a wholly owned direct subsidiary of Revlon Consumer Products Corporation (referred to as the “Revlon Sub”). Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of certain conditions as described below, the Revlon Sub will merge with and into the Company. As a result of the Revlon Merger, the Revlon Sub will cease to exist and the Company will survive as a wholly-owned subsidiary of RCPC. This pending transaction is referred to as the “Revlon Merger.”

Under the terms of the Merger Agreement, Revlon will acquire all of the outstanding shares of the Company’s Common Stock for $14.00 per share in cash (the “Merger Consideration”). Upon the closing of the Revlon Merger (i) each option to purchase shares of Common Stock (each, a “Company Option”) that is outstanding and unexercised (whether vested or unvested) immediately prior to the closing will be canceled and exchanged for the right to receive a cash payment equal to the product of (x) the number of shares of Common Stock subject to such Company Option and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Company Option, and (ii) each restricted share unit award under any of the Company’s stock plans that is outstanding immediately prior to the closing will become fully vested and be converted into the right to receive an amount in cash equal to the Merger Consideration, in each case, less any required withholding taxes and without interest. In addition, pursuant to a Preferred Stock Repurchase and Warrant Cancellation Agreement entered into by the Company, Revlon, Revlon Sub and the

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Purchasers (as such term is defined in Note 13, upon the closing of the Revlon Merger, all of the Company’s outstanding Series A Serial Preferred Stock, par value $0.01 per share (the “Preferred Stock”), will be redeemed (with funds to be provided to, or paid on behalf of, us by Revlon) for a cash purchase price equal to 110% of face value of the Preferred Stock (corresponding to $55.0 million, plus accrued and unpaid dividends) and all outstanding Warrants, (as such term is defined in Note 13), owned by the Purchasers will be canceled. In addition, the existing Shareholders Agreement between the Purchasers and the Company will terminate. See Note 13.

Upon the closing of the Revlon Merger, all outstanding amounts due under the Company’s Amended Credit Facility and the Second Lien Credit Agreement will become payable and the holders of the 7 3/8% Senior Notes will have the right to require the repurchase of the Senior Notes.

The consummation of the Revlon Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the adoption and approval of the Merger Agreement by the holders of a majority of the Common Stock and the Preferred Stock entitled to vote thereon (voting together and voting as separate classes), (ii) the receipt of certain foreign antitrust approvals and the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of a material adverse effect with respect to the Company, (iv) the absence of a court or regulatory authority order prohibiting the closing of the Revlon Merger, and (v) other customary closing conditions, including (x) the accuracy of the representations and warranties of the other party (subject to certain specified standards) and (y) the performance in all material respects by the other party of its obligations under the Merger Agreement. The Merger is not conditioned upon Revlon’s receipt of financing. The Company currently expects the Merger to be completed by the end of 2016.

During the fourth quarter of fiscal 2016, the Company recorded approximately $2.0 million in selling, general and administrative expenses for costs incurred related to the pending Revlon Merger.

NOTE 4.   2016 Business Transformation Program and Other Restructuring

During the fourth quarter of fiscal 2015, the Company identified certain restructuring and cost savings initiatives that it expected to implement during fiscal 2016 (the “2016 Business Transformation Program”). The 2016 Business Transformation Program was intended to further align the Company’s organizational structure and distribution arrangements with the current needs and demands of its business in order to improve the Company’s go-to-market capability and execution and to streamline its organization.

The Company expects to incur approximately $25 million to $26 million in pre-tax charges under the 2016 Business Transformation Program. From inception through June 30, 2016, the Company has incurred approximately $24.3 million, of pre-tax charges under the 2016 Business Transformation Program, including $21.9 million of pre-tax charges during the year ended June 30, 2016. The remaining charges under the 2016 Business Transformation Program are expected to be incurred in fiscal year 2017. The pre-tax charges for the year ended June 30, 2016 and since inception consisted of the following:

Year Ended June 30, 2016:

(Amounts in thousands)	Cost of Goods Sold	Selling, General and Administrative	Depreciation	Total
Inventory Costs(1)	$6,524	$—	$—	$6,524
Severance and other employee-related costs(2)	—	6,145	—	6,145
Other(3)	—	8,748	—	8,748
Depreciation(4)	—	—	457	457
Total	$6,524	$14,893	$457	$21,874

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Since Inception:

(Amounts in thousands)	Cost of Goods Sold	Selling, General and Administrative	Depreciation	Total
Inventory Costs(1)	$6,524	$—	$—	$6,524
Severance and other employee-related costs(2)	—	7,719	—	7,719
Other(3)	—	9,579	—	9,579
Depreciation(4)	—	—	457	457
Total	$6,524	$17,298	$457	$24,279
(1)	Consists of inventory costs related to the closing of the Company’s Brazilian affiliate, as well as changes in certain distribution and customer arrangements.
(2)	Severance and other employee-related costs associated with reduction in global headcount positions.
(3)	Consists primarily of transition expenses, including salaries for terminated employees during their remaining service period, and exit costs and rent expense related to leased space being vacated.
(4)	Consists of accelerated depreciation expense for leasehold improvements related to vacated leased space.

As of June 30, 2016, the related liability balance and activity for costs associated with the 2016 Business Transformation Program are as follows:

(Amounts in thousands)	Severance and Other Employee- Related Costs	Other	Total
Liability balance at June 30, 2015	$1,415	$832	$2,247
Accruals(1)	2,084	3,059	5,143
Cash payments	(2,680)	(3,059)	(5,739)
Liability balance at September 30, 2015	819	832	1,651
Accruals(1)	3,169	2,798	5,967
Cash payments	(1,763)	(3,287)	(5,050)
Liability balance at December 31, 2015	2,225	343	2,568
Accruals(1)	236	1,578	1,814
Cash payments	(1,923)	(1,578)	(3,501)
Liability balance at March 31, 2016	538	343	881
Accruals(1)	656	1,314	1,970
Cash payments	(1,082)	(1,314)	(2,396)
Liability balance at June 30, 2016(2)	$112	$343	$455
(1)	Included in selling, general and administrative expenses in the Company’s consolidated statements of operations.
(2)	The Company expects to pay the balance of these liabilities during fiscal 2017.

During fiscal 2014, the Company began a comprehensive review of our entire business model and cost structure to identify initiatives to reduce the size and complexity of its overhead structure and to exit low-return businesses, customers and brands, in order to improve gross margins and profitability in the long term. As a result of this review, the Company implemented several restructuring and cost savings initiatives at the end of fiscal 2014 and during fiscal 2015 referred to as its 2014 Performance Improvement Plan. From inception through June 30, 2015, the Company recorded a total of approximately $150.5 million of pre-tax charges in connection with the 2014 Performance Improvement Plan, including $94.6 million of pre-tax charges during the

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

fiscal year ended June 30, 2015. No additional charges in connection with the 2014 Performance Improvement Plan were recorded subsequent to June 30, 2015 and all liabilities associated with the 2014 Performance Improvement Plan have been paid.

In August 2013, the Company separately announced that it expected to incur approximately $5 million in severance and other employee-related expenses, and related transition costs and expenses in fiscal 2014 due to the Company’s decision to eliminate certain sales and other positions across various business units that were being eliminated to derive expense savings and additional operating efficiencies (the “Fall 2013 Staff Reduction”). In the third quarter of fiscal 2014, the Company increased its estimate of the expenses to be incurred in connection with the Fall 2013 Staff Reduction from $5 million to $6 million. During the fiscal year ended June 30, 2014, the Company incurred a total of $6.0 million of severance and other employee-related expenses, and related transition costs and expenses with respect to the Fall 2013 Staff Reduction. All restructuring expenses with respect to the Fall 2013 Staff Reduction 2013 were paid as of June 30, 2014.

As described in Note 20, none of the expenses discussed above have been attributed to any of the Company’s reportable segments and are included in unallocated corporate expenses.

NOTE 5.Accounts Receivable, Net

The following table details the provisions and allowances established for potential losses from uncollectible accounts receivable and estimated sales returns in the ordinary course of business:

	Year Ended June 30,
(Amounts in thousands)	2016	2015	2014
Allowance for Bad Debt:
Beginning balance	$2,580	$3,148	$3,481
Provision (Recovery)	190	879	(191)
Write-offs, net of recoveries	(561)	(1,447)	(142)
Ending balance	$2,209	$2,580	$3,148

Allowance for Sales Returns:
Beginning balance	$20,476	$26,566	$19,533
Provision(1)	33,722	68,328	91,826
Actual returns(1)	(41,885)	(74,418)	(84,793)
Ending balance	$12,313	$20,476	$26,566
(1)	The decrease in fiscal 2016 compared to fiscal 2015 was primarily due to the overall decrease in sales to specialty beauty store customers and North America prestige retailers that have return rights. The decrease in fiscal 2015 compared to fiscal 2014 was primarily due to the overall decrease in sales including lower sales to North America prestige retailers and specialty beauty store customers that have return rights.

NOTE 6.   Inventories

The components of inventory were as follows:

	June 30,
(Amounts in thousands)	2016	2015
Raw and packaging materials	$12,012	$19,943
Work in progress	20,993	13,915
Finished goods	208,404	206,882
Totals	$241,409	$240,740

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.   Property and Equipment

Property and equipment is comprised of the following:

	June 30,		Estimated Life
(Amounts in thousands)	2016	2015
Leasehold improvements	$27,454	$28,302	2 – 10
Machinery, equipment, furniture and fixtures and vehicles	14,959	16,549	5 – 14
Computer equipment and software	84,339	84,753	3 – 10
Counters and trade fixtures	71,197	69,769	3 – 5
Tools and molds	32,748	30,862	1 – 3
	230,697	230,235
Less accumulated depreciation	(146,869)	(128,829)
	83,828	101,406
Projects in progress	4,493	4,415
Property and equipment, net	$88,321	$105,821

At June 30, 2016, the gross value of property and equipment under capital leases was approximately $561,000, or $216,000 net of accumulated depreciation, and consists of computer equipment and software. Total depreciation expense, including depreciation recorded in cost of goods sold, for the years ended June 30, 2016, 2015 and 2014, was as follows:

	Year Ended June 30,
(Amounts in thousands)	2016	2015	2014
Depreciation expense	$30,925	$33,293	$32,605

NOTE 8.   Exclusive Brand Licenses, Trademarks and Intangibles, Net and Goodwill

The following summarizes the cost basis, amortization and weighted average estimated life associated with the Company’s intangible assets:

(Amounts in thousands)	June 30, 2016	Weighted Average Estimated Life	June 30, 2015	Weighted Average Estimated Life
Elizabeth Arden brand trademarks	$122,415	Indefinite	$122,415	Indefinite
Exclusive brand licenses and related trademarks	107,832	16	107,748	16
Exclusive brand trademarks and patents	118,298	15	106,458	16
Other intangibles(1)	18,588	18	18,588	18
Exclusive brand licenses, trademarks and intangibles, gross	367,133		355,209
Accumulated amortization:
Exclusive brand licenses and related trademarks	(73,265)		(66,658)
Exclusive brand trademarks and patents	(60,017)		(55,894)
Other intangibles	(8,805)		(7,762)
Exclusive brand licenses, trademarks and intangibles, net	$225,046		$224,895
(1)	Primarily consists of customer relationships, customer lists and non-compete agreements.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At June 30, 2016, the Company had goodwill of $31.6 million recorded on its consolidated balance sheet. The entire amount of the goodwill in all periods presented relates to the North America segment.

Goodwill and intangible assets with indefinite lives, such as the Company’s Elizabeth Arden trademarks, are not amortized, but rather assessed for impairment at least annually. An annual impairment assessment is performed during the fourth quarter of the Company’s fiscal year or more frequently if events or changes in circumstances indicate the carrying value of goodwill and indefinite-lived intangibles may not fully be recoverable. The Company follows the guidance in Topic 350, Intangibles-Goodwill and Other, which simplifies how an entity assesses goodwill for impairment and allows an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment assessment. During the quarter ended June 30, 2016, the Company completed the Company’s annual impairment assessment of goodwill using the guidance under Topic 350 and the analysis indicated that no impairment adjustment was required. Similarly, no such adjustments for impairment of goodwill were recorded for the fiscal years ended June 30, 2015 or 2014.

The Company also follows the guidance in Topic 350 for testing impairment of indefinite-lived intangible assets other than goodwill. Examples of intangible assets subject to the guidance include indefinite-lived trademarks, licenses, and distribution rights. Companies are given the option to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test. A company electing to perform a qualitative assessment is not required to calculate the fair value of an indefinite-lived intangible asset unless the company determines, based on such qualitative assessment, that it is “more likely than not” that the asset is impaired.

The Company has determined that the Elizabeth Arden trademarks have indefinite useful lives, as cash flows from the use of the trademarks are expected to be generated indefinitely. During the quarter ended June 30, 2016, the Company completed its annual impairment assessment of the Elizabeth Arden trademarks, with the assistance of a third party valuation firm. In assessing the fair value of these assets, the Company considered the income approach for the Elizabeth Arden trademarks. Under the income approach, the fair value is based on the present value of estimated future cash flows. The analysis indicated that no impairment adjustment was required as the estimated fair value exceeded the recorded carrying value. Similarly, no such adjustments for impairment of the Elizabeth Arden trademarks were recorded for the fiscal years ended June 30, 2015 or 2014.

During fiscal 2016, the Company acquired the U.S. and international trademarks for the Giorgio of Beverly Hills fragrance brands from The Procter & Gamble Company and certain of its affiliates for $10.5 million. Prior to the acquisition of the trademarks, the Company manufactured and sold the Giorgio Beverly Hills fragrances under a license agreement with The Procter & Gamble Company.

During fiscal 2016, the Company entered into an agreement to acquire the global license and certain related assets, including inventory, for the Christina Aguilera fragrance business from Procter & Gamble International Operations S.A. for approximately $16 million. The transaction closed in July 2016.

During fiscal 2015, net sales of Justin Bieber and Nicki Minaj fragrances fell significantly below expectations. The Company reviewed these license agreements for potential impairment. Given the significant decline in net sales during the second quarter of fiscal 2015, and the expectation for a continued decline of sales in future periods, the Company determined that these intangible assets were fully impaired. As a result, the Company recorded a total impairment charge of approximately $39.6 million during fiscal 2015 to write off the carrying values of both the Justin Bieber and Nicki Minaj licenses.

During fiscal 2014, the Company decided (i) not to renew its True Religion license agreement which expired on June 30, 2014, and (ii) that it will not renew its BCBGMAXAZRIA license agreement once it expires in January 2017. At the time of the acquisition of the licenses from New Wave Fragrances LLC in May 2012, the Company assumed it would exercise its renewal options for both licenses and estimated the useful lives to be approximately six years for the True Religion license and 9.5 years for the BCBGMAXAZRIA license. The decision not to exercise the renewal options for both licenses triggered an impairment analysis for each license. As a result, the Company recorded an impairment charge of approximately $5.8 million during fiscal 2014, to reduce the carrying values for both the True Religion and BCBGMAXAZRIA licenses.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company will continue to monitor and evaluate the expected future cash flows of its reporting units and the long term trends of its market capitalization for the purposes of assessing the carrying value of its goodwill and indefinite-lived Elizabeth Arden trademarks, other trademarks, licenses and other intangible assets.

Amortization expense for the years ended June 30, 2016, 2015 and 2014, was $11.8 million, $15.2 million and $19.5 million, respectively. At June 30, 2016, the Company estimated annual amortization expense for each of the next five fiscal years as shown in the following table. Future acquisitions, renewals or impairment events could cause these amounts to change.

(Amounts in millions)	2017	2018	2019	2020	2021
Amortization expense	$10.8	$10.7	$10.6	$10.5	$10.0

NOTE 9.   Short-Term Debt

At June 30, 2016, the Company had a $300 million revolving Credit Facility with a syndicate of banks, for which JPMorgan Chase Bank is the administrative agent, which generally provides for borrowings on a revolving basis, with a sub-limit of $25 million for letters of credit. On July 26, 2016, the Company entered into the Amended Credit Facility in order to permit certain of its foreign subsidiaries to make borrowings under the Amended Credit Facility and to secure such borrowings with certain assets of such subsidiaries. Under the terms of the Amended Credit Facility, the Company may, at any time, increase the size of the Amended Credit Facility up to $375 million without entering into a formal amendment requiring the consent of all of the banks, subject to the Company’s satisfaction of certain conditions. The Amended Credit Facility matures in December 2019.

The Amended Credit Facility now provides for:

•	a Canadian senior secured revolving credit sub-facility in an aggregate amount of up to US$15 million, secured by a first perfected security interest in the accounts receivable and certain other assets of the Company’s Canadian subsidiary, Elizabeth Arden (Canada) Limited (“EA Canada”) and the outstanding equity interests of EA Canada;
•	a European senior secured revolving credit sub-facility in an aggregate amount of up to US$100 million, secured by (a) a first perfected security interest in the accounts receivable and certain other assets of the Company’s Swiss operating and United Kingdom subsidiaries, Elizabeth Arden International Sarl (“EAISA”) and Elizabeth Arden (UK) Ltd. (“EA UK”), respectively, (b) a floating charge over all assets of EA UK, (c) the inventory of EAISA located in the Netherlands and the U.S., and (d) the outstanding equity interests of EAISA, EA UK, Elizabeth Arden (Netherlands) Holding B.V. (which we call “EA Netherlands Holding”) and Elizabeth Arden (Switzerland) Holding Sarl (“EA Swiss Holding”) (subject to certain limitations as described in the Amended Credit Facility);
•	the ability to add the Company’s German subsidiary, Elizabeth Arden GmbH (“EA Germany”), as a borrower under the Amended Credit Facility and to include EA Germany’s accounts receivable in the applicable borrowing base for the European sub-facility referred to above, subject to a first perfected security interest in EA Germany’s accounts receivable;
•	guarantees of the borrowings of EA Canada by the Company, all of the Company’s material U.S. subsidiaries, and subject to local law restrictions, EA Swiss Holding, EA Netherlands Holding, EA UK, and EAISA; and
•	guarantees of the borrowings of EA UK and EAISA, by the Company, all of the Company’s material U.S. subsidiaries, and subject to local law restrictions, EA Swiss Holding, EA Netherlands Holding, and EA Canada.

U.S. borrowings under the Amended Credit Facility continue to be guaranteed by all of the Company’s material U.S. subsidiaries and are collateralized by a first priority lien on all of the Company’s U.S. accounts receivable and inventory. No assets of any of the Company’s foreign subsidiaries secure any U.S. borrowings under the Amended Credit Facility. Borrowings under the Amended Credit Facility are limited to 85% of eligible accounts receivable and 85% of the appraised net liquidation value of the applicable inventory, as determined pursuant to the terms of the Amended Credit Facility; provided, however, that from August 15 to October 31 of

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

each year the Company’s borrowing base may be temporarily increased by up to $25 million. The borrowing bases under the Amended Credit Facility are subject to certain reserves, including, after March 31, 2017, an aggregate reserve against the borrowing bases of EAISA, EA UK and, if added as a borrower under the Amended Credit Facility, EA Germany, in an amount of US$15 million; provided that in the event that the Company has a debt service pricing ratio under the Amended Credit Facility as of the end of any fiscal quarter ending on or after June 30, 2017 equal to or greater than 1.00 to 1.00, such reserve shall fall to $0.

The Amended Credit Facility continues to have only one financial maintenance covenant, which is a debt service coverage ratio that must be maintained at not less than 1.1 to 1.0 if (a) average borrowing base capacity (calculated on a rolling three-day basis) is equal to or less than ten percent (10%) of total borrowing availability under the Amended Credit Facility, or (b) the Company’s borrowing availability under the Amended Credit Facility, plus domestic cash and cash equivalents, is less than $20 million at any time. The Company’s average borrowing base capacity and borrowing availability for each of the quarters during fiscal 2016 did not fall below the applicable thresholds in the Credit Facility. Accordingly, the debt service coverage ratio did not apply during the year ended June 30, 2016. The Company’s debt service coverage ratio was less than 1.1 to 1.0 for the fiscal year ended June 30, 2016.

Under the terms of the Amended Credit Facility, the Company continues to be permitted to pay dividends or repurchase common stock if (a) it maintains a debt service coverage ratio of not less than 1.1 to 1.0 and maintains borrowing base capacity plus domestic cash and cash equivalents, in each case after giving effect to the applicable payment, of (i) at least $30 million from February 1 to August 31, and (ii) at least $35 million from September 1 to January 31, or (b) it maintains borrowing base capacity plus domestic cash and cash equivalents of (i) at least $40 million from February 1 to August 31, and (ii) at least $45 million from September 1 to January 31. The Amended Credit Facility continues to restrict the Company from incurring additional non-trade indebtedness (other than refinancings and certain small amounts of indebtedness).

Borrowings under the credit portion of the Amended Credit Facility bear interest at a floating rate based on an “Applicable Margin” that is determined by reference to a debt service pricing ratio. At the Company’s option, (i) the London InterBank Offered Rate (LIBOR) or the Canadian Deposit Offered Rate (CDOR), or (ii) the base rate or the Canadian prime rate. The Applicable Margin charged on LIBOR and CDOR loans ranges from 1.50% to 2.50% and ranges from 0% to 1.0% for base rate and Canadian loans. The Applicable Margin on the first $25 million of borrowings from August 15 to October 31 of each year, while the temporary increase in the Company’s borrowing base is in effect, is 1.0% higher. The unused commitment fee under the Amended Credit Facility rate is 0.375% per annum and is based on quarterly average utilization.

At June 30, 2016, the Applicable Margin was 2.50% for LIBOR loans and 1.00% for base rate loans. For the fiscal years ended June 30, 2016 and 2015, the weighted average annual interest rate on borrowings under the Credit Facility was 2.9% and 2.7%, respectively.

During fiscal 2016, the Company entered into two amendments to the Second Lien Credit Agreement (the “Amendments”), to, among other things, extend the maturity date of the Second Lien Credit Agreement from January 2016 to October 16, 2017. On October 2, 2015 and as required by one of the Amendments, the Company borrowed $25 million in a single advance and used the proceeds to reduce outstanding borrowings under the Credit Facility.

The Second Lien Credit Agreement is collateralized by a second priority lien on all of the Company’s U.S. accounts receivable and inventories. In October 2015, the Company also entered into security agreements (the “Security Agreements”) in favor of JP Morgan Chase Bank, N.A. and the lenders under the Company’s Amended Credit Facility, granting a lien against the Company’s U.S. trademarks relating to its Curve fragrance brand and certain related assets to secure the Company’s obligations under both the Second Lien Credit Agreement and the Amended Credit Facility (collectively, the “Curve Security Interest”). With respect to the Amended Credit Facility, the Curve Security Interest will be released upon payment in full of the Company’s obligations under the Second Lien Credit Agreement, provided that the Company’s minimum debt service coverage ratio (as calculated pursuant to the Amended Credit Facility) as of the end of the most recently ended fiscal quarter for the preceding twelve months is greater than 1.0 to 1.0 and no default or event of default exists immediately prior to or after giving effect to the release of such Curve Security Interest.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Second Lien Credit Agreement provides that borrowings will bear interest at a floating rate based on an “Applicable Margin” that is determined by reference to a debt service pricing ratio. At the Company’s option, the Applicable Margin may be applied to either the LIBOR or the base rate. As amended, the Applicable Margin charged on LIBOR loans ranges from 3.00% to 5.00% and for base rate loans ranges from 1.5% to 3.5%. At June 30, 2016, the Applicable Margin under the Second Lien Credit Agreement was 5% for LIBOR loans and 3.5% for base rate loans.

During fiscal 2016, the Company incurred approximately $0.9 million of bank related costs related to the Amendments, and such amounts have been capitalized and are reflected in debt financing costs, net, on the consolidated balance sheet.

At June 30, 2016, the Company had $42 million in borrowings and $3.2 million in letters of credit outstanding under the Credit Facility, compared with $8.3 million in borrowings and $3.1 million in letters of credit outstanding under the Credit Facility at June 30, 2015. At June 30, 2016, the Company had $25 million in borrowings under the Second Lien Credit Agreement, compared with no outstanding borrowings at June 30, 2015. At June 30, 2016, based on eligible accounts receivable and inventory available as collateral, the aggregate borrowing availability under the Credit Facility and Second Lien Credit Agreement was $65.2 million. In periods when there are outstanding borrowings, the Company classifies the Credit Facility and Second Lien Credit Agreement as short term debt on its balance sheet because it expects to reduce outstanding borrowings over the next twelve months.

NOTE 10.   Long-Term Debt

The Company’s long-term debt consisted of the following:

(Amounts in thousands)	June 30, 2016	June 30, 2015
7 3/8% Senior Notes due March 2021	$350,000	$350,000
Unamortized premium on long-term debt	4,785	5,634
Total long-term debt	$354,785	$355,634

As of June 30, 2016, the Company had $350 million aggregate principal amount of 7 3/8% Senior Notes outstanding. Interest on the 7 3/8% Senior Notes accrues at a rate of 7.375% per annum and is payable semi-annually on March 15 and September 15 of every year. The 7 3/8% Senior Notes rank pari passu in right of payment to indebtedness under the Amended Credit Facility and any other senior debt, and will rank senior to any future subordinated indebtedness provided, however, that the 7 3/8% Senior Notes are effectively subordinated to the Amended Credit Facility and the Second Lien Credit Agreement to the extent of the collateral securing the Amended Credit Facility and the Second Lien Credit Agreement. The indenture applicable to the 7 3/8% Senior Notes (the “Indenture”) generally permits the Company (subject to the satisfaction of a fixed charge coverage ratio and, in certain cases, also a net income test) to incur additional indebtedness, pay dividends, purchase or redeem its Common Stock or redeem subordinated indebtedness. The Indenture generally limits the Company’s ability to create liens, merge or transfer or sell assets. The Indenture also provides that the holders of the 7 3/8% Senior Notes have the option to require the Company to repurchase their notes in the event of a change of control involving the Company (as defined in the Indenture). The 7 3/8% Senior Notes are not currently guaranteed by any of the Company’s subsidiaries but could become guaranteed in the future by any domestic subsidiary of the Company that guarantees or incurs certain indebtedness in excess of $10 million. In addition, as part of the offering of the 7 3/8% Senior Notes, the Company incurred and capitalized approximately $6.0 million of related debt financing costs on the consolidated balance sheet, which will be amortized over the life of the 7 3/8% Senior Notes.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The scheduled maturities and redemptions of long-term debt at June 30, 2016 were as follows:

(Amounts in thousands)
Year Ended June 30,	Amount
2017 through 2020	$—
2021	350,000
After 2021	—
Total	$350,000

NOTE 11.   Commitments and Contingencies

The Company has lease agreements for all of the real property it uses. The Company’s leased office facilities are located in Pembroke Pines, Florida, Stamford, Connecticut, Bentonville, Arkansas, Minneapolis, Minnesota and New York, New York in the United States, and in Australia, Canada, China, Denmark, France, Germany, New Zealand, Russia, Singapore, South Africa, South Korea, Spain, Switzerland, Taiwan and the United Kingdom. The Company reviews all of its leases to determine whether they qualify as operating or capital leases. As of June 30, 2016, the Company has both operating and capital leases. The Company has a leased distribution and office facility in Roanoke, Virginia and a leased warehouse and returns processing facility in Salem, Virginia. The Company also has retail outlet stores that are located in Florida, New York, Texas, Virginia, Nevada, Pennsylvania and Massachusetts, and a retail location in New York City that is used for an Elizabeth Arden Red Door spa and retail store. The Company’s rent expense for operating leases for the years ended June 30, 2016, 2015 and 2014, was as follows:

	Year Ended June 30,
(Amounts in millions)	2016	2015	2014
Rent expense	$22.6	$23.8	$24.9

At June 30, 2016, the Company’s long-term debt and financial obligations and commitments by due dates were as follows:

(Amounts in thousands)	Long-term Debt, including Current Portion	Interest Payments on Long- term Debt(1)	Operating Leases	Capital Leases	Purchase Obligations(2)	Other Long-term Obligations(3)	Total
2017	$—	$25,813	$16,159	$117	$267,077	$—	$309,166
2018	—	25,813	13,588	99	15,111	4,111	58,722
2019	—	25,813	11,318	—	4,795	4,111	46,037
2020	—	25,813	9,475	—	2,460	—	37,748
2021	350,000	19,359	9,008	—	300	—	378,667
and thereafter	—	—	26,442	—	450	—	26,892
Total	$350,000	$122,611	$85,990	$216	$290,193	$8,222	$857,232
(1)	Consists of interest at the rate of 7 3/8% per annum on the $350 million aggregate principal amount of 7 3/8% Senior Notes.
(2)	Consists of obligations incurred in the ordinary course of business related to purchase commitments for finished goods, raw materials, components, advertising, promotional items, minimum royalty guarantees, insurance, services pursuant to legally binding obligations, including fixed or minimum obligations, and estimates of such obligations subject to variable price provisions.
(3)	Excludes $24.0 million of gross unrecognized tax benefits recorded net of certain tax attributes in non-current deferred tax assets that, if not realized, would ultimately result in cash payments. The Company cannot currently estimate when, or if, any of the gross unrecognized tax benefits will be due. See Note 14.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the Revlon Merger, five putative shareholder class action lawsuits (one of which is also a derivative lawsuit) have been filed in Broward County, Florida, naming the members of the Company’s board of directors, Revlon, Inc., RCPC and RR Transaction Corp. as defendants. Three of the lawsuits also name the Company as a defendant. Three of the lawsuits also name Rhône Capital L.L.C., Nightingale Onshore Holdings, L.P. and Nightingale Offshore Holdings, L.P. as defendants. These lawsuits allege that (i) the members of the Company’s board of directors breached their fiduciary duties to the Company’s shareholders with respect to the Revlon Merger, by, among other things, approving the Revlon Merger pursuant to an unfair process and at an inadequate and unfair price, and (ii) Revlon, RCPC, and Revlon Sub aided and abetted the breaches of fiduciary duty by the members of the board. Three of the lawsuits also allege that Rhône Capital L.L.C., Nightingale Onshore Holdings, L.P. and Nightingale Offshore Holdings, L.P. breached alleged fiduciary duties owed by such entities to the holders of the Company’s common stock and to the Company. The plaintiffs in these lawsuits generally seek, among other things, injunctive relief prohibiting consummation of the Revlon Merger, compensatory damages and rescissory damages in the event the Revlon Merger is consummated, an order to disclose all material information to the shareholders in advance of a shareholder vote and an award of attorneys’ fees and expenses.

For information relating to the Internal Revenue Service’s (“IRS”) audit of the Company’s tax returns for the fiscal years ended June 30, 2010, 2011 and 2012, the IRS letter 950-Z and the Company’s response thereto, see Note 14.

The Company is also a party to a number of other legal actions, proceedings, audits, tax audits, claims and disputes, arising in the ordinary course of business, including those with current and former customers over amounts owed. While any other action, proceeding, audit or claim contains an element of uncertainty and may materially affect the Company’s cash flows and results of operations in a particular quarter or year, based on current facts and circumstances, the Company’s management believes that the outcome of such other actions, proceedings, audits, tax audits, claims and disputes will not have a material adverse effect on the Company’s business, prospects, results of operations, financial condition and/or cash flows.

NOTE 12.   Investments and Noncontrolling Interests

During fiscal 2013, 2014 and 2015, the Company, through a subsidiary, has invested an aggregate of $13.7 million for a minority investment in Elizabeth Arden Salon-Holdings, Inc., an unrelated party whose subsidiaries operate the Elizabeth Arden Red Door Spas and the Mario Tricoci Hair Salons (“Salon Holdings”). The investment in Elizabeth Arden Salon-Holdings, Inc., which is in the form of a collateralized convertible note bearing interest at 2%, has been accounted for using the cost method and at June 30, 2016, is included in other assets on the consolidated balance sheet.

During fiscal 2014 and 2015, the Company, through a subsidiary (the “EA USC Subsidiary”), has invested an aggregate of $9.0 million in USC, a skin care company that develops and sells skin care products for the professional dermatology and spa channels and separately purchased a 30% equity interest in USC from the sole equity member for $3.6 million. The investment, which is in the form of the Convertible Note, bears interest at 1.5%. Upon conversion of the Convertible Note, the Company will own 85.45% of the fully diluted equity interests in USC (inclusive of EA USC’s current equity interest). The Company expects that the Convertible Note will convert into 85.45% of the fully diluted equity interests of USC by September 1, 2016. The Company has a put/call agreement with the other USC equity member with respect to the remaining 14.55% interest in USC.

Based on the investment in USC and the EA USC Subsidiary’s controlling rights under the operating agreement, the Company has determined that USC is a VIE, of which the Company is the primary beneficiary, requiring consolidation of USC’s financial statements in accordance with Topic 810, Consolidation.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following provides an analysis of the change in the redeemable noncontrolling interest liability for the year ended June 30, 2016:

(Amounts in thousands)	Amount
Beginning as of June 30, 2015	$4,222
Net loss attributable to redeemable noncontrolling interests	(1,877)
Balance at June 30, 2016	$2,345

During fiscal 2015, the Company, through a subsidiary, entered into a joint venture in the United Arab Emirates (the “UAE Joint Venture”) with an unrelated third party for the sale, promotion and distribution of the Company’s products primarily in the Middle East. Under the terms of the joint venture agreement, the Company’s subsidiary has the option to purchase a 15% ownership interest from the third party after 15 years at a specified price based on the performance of the UAE Joint Venture and also has the option to purchase the entire ownership interest of the third party upon the termination or expiration of the joint venture agreement at a specified price based on the performance of the UAE Joint Venture. Based on the capitalization of the UAE Joint Venture, the Company’s subsidiary has a 60% ownership interest and the third party has a 40% ownership interest and the Company’s subsidiary has control of the board of managers.

Based on such equity interests and controlling rights in the Middle East joint venture, the Company has determined that the UAE Joint Venture is a VIE, requiring consolidation of such joint ventures’ financial statements in accordance with Topic 810, Consolidation. The unrelated third party’s interest in the UAE Joint Venture is classified as a “noncontrolling interest” in the shareholders’ equity section of the Company’s consolidated balance sheet.

During fiscal 2016, the Company, through a subsidiary, entered into a joint venture with an unrelated third party for the sale, promotion and distribution of the Company’s products in Southeast Asia and, effective January 1, 2016, in Hong Kong (the“Southeast Asia Joint Venture”). Based on the capitalization of the Southeast Asia Joint Venture, the Company’s subsidiary has a 60% ownership interest and the third party has a 40% ownership interest. Under the terms of the Southeast Asia Joint Venture agreement, the Company’s subsidiary has the option to purchase the entire ownership interest of the third party upon the termination or expiration of the Southeast Asia Joint Venture agreement at a specified price based on the performance of the Southeast Asia Joint Venture.

Based on the terms of the Southeast Asia Joint Venture agreements, the Company’s subsidiary has control of the board of managers and the power to direct activities that could have a substantial impact on the economic performance of the Southeast Asia Joint Venture, including those that could result in the obligation to absorb losses or the right to receive benefits that could potentially be significant to the joint venture. Based on such equity interests and controlling rights in the Southeast Asia joint venture, the Company has determined that the Southeast Asia Joint Venture is a VIE, requiring consolidation of such joint venture’s financial statements in accordance with Topic 810, Consolidation. The unrelated third party’s interest in the joint venture is classified as a “noncontrolling interest” in the shareholders’ equity section of the Company’s consolidated balance sheet.

NOTE 13.   Redeemable Preferred Stock and Warrants

On August 19, 2014, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P. (each a “Purchaser” and together, the “Purchasers”), investment funds affiliated with Rhône Capital L.L.C. Pursuant to the Securities Purchase Agreement, for aggregate cash consideration of $50 million, the Company issued to the Purchasers an aggregate of 50,000 shares of the Company’s newly designated Series A Serial Preferred Stock, par value $0.01 per share (the “Preferred Stock”), with detachable warrants to purchase up to 2,452,267 shares of the Company’s Common Stock (the “Warrants”). Concurrently with the execution of the Securities Purchase Agreement, the Company also entered into a Shareholders Agreement with the Purchasers (the “Shareholders Agreement”). The issuance and sale of the Preferred Stock and Warrants were exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. See Note 3.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Series A Serial Preferred Stock

Dividends on the Preferred Stock are due on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2014. The Preferred Stock will also participate in dividends declared or paid, whether in cash, securities or other property, on the shares of Common Stock for which the outstanding Warrants are exercisable. Dividends are payable at the per annum dividend rate of 5% of the liquidation preference, which is initially $1,000 per share (the “Liquidation Preference”). If and to the extent that the Company does not pay the entire dividend to which holders of the Preferred Stock are entitled for a particular period in cash on the applicable dividend payment date, preferential cash dividends will accrue on such unpaid amounts (and on any unpaid dividends in respect thereof) at 5% per annum, and will compound on each dividend payment date, until paid. No cash dividend may be declared or paid on Common Stock or other classes of stock over which the Preferred Stock has preference unless full cumulative dividends have been or contemporaneously are declared and paid in cash on the Preferred Stock. The Preferred Stock has an aggregate liquidation preference of $50 million, and ranks junior to all of the Company’s liabilities and obligations to creditors with respect to assets available to satisfy claims against the Company and senior to all other classes of stock over which the Preferred Stock has preference, including the Common Stock. The Preferred Stock will not be convertible into Common Stock at any time.

Pursuant to the Shareholders Agreement, each quarter the Company will declare and pay in cash no less than fifty percent (50%) of each dividend to which holders of Preferred Stock are entitled under the articles of amendment designating the rights of the Preferred Stock (the “Articles of Amendment”), unless payment of such dividend in cash (i) is prohibited by or would result in a default or event of default under the Company’s indenture, credit facilities and certain other debt documents or (ii) would result in a breach of the legal or fiduciary obligations of the Board, in which case the Company will declare and pay in cash the maximum amount permitted to be paid in cash.

The Preferred Stock is redeemable at the option of the holder at 100% of the Liquidation Preference plus an amount per share equal to accrued but unpaid dividends on the Preferred Stock up to the date of redemption, at any time after August 19, 2022. The Preferred Stock is also redeemable at the option of the Company at the following redemption prices and times:

Percentage of Liquidation Preference of each share of Preferred Stock to be redeemed *	Timing of Redemption Right
103%	On or after August 19, 2016 but prior to August 19, 2019
102%	On or after August 19, 2019 but prior to August 19, 2020
101%	On or after August 19, 2020 but prior to August 19, 2021
100%	On or after August 19, 2021
*	In each case, plus an amount per share equal to accrued but unpaid dividends on such share of Preferred Stock up to, but excluding, the earlier of the date of the redemption or the date of constructive redemption.

In the event of a Change of Control of the Company (as defined in the Company’s Articles of Amendment) at a price per share of Common Stock below $24.00, the holders of the Preferred Stock will have the right to require the Company to repurchase each share of Preferred Stock held by such holder for cash at the following prices and times (provided that doing so does not cause a default or event of default under the Company’s indenture, credit facilities and certain other debt documents and there are sufficient funds legally available therefor):

Percentage of Liquidation Preference of each share of Preferred Stock to be repurchased *	Change of Control Date
120%	Prior to August 19, 2015
110%	On or after August 19, 2015 but prior to August 19, 2016
105%	On or after August 19, 2016 but prior to August 19, 2017
101%	On or after August 19, 2017
*	In each case, plus an amount per share equal to accrued but unpaid dividends on such share of Preferred Stock up to, but excluding, the earlier of the date of the redemption or the date of constructive redemption. See Note 3.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

So long as the Purchasers (or their affiliates) beneficially own a majority of the outstanding shares of Preferred Stock, the holders of a majority of such outstanding shares, voting separately as a class, will have the right (the “Designation Rights”) to elect the following number of directors to the Board of the Company at any meeting of shareholders of the Company (or by written consent) at which directors are to be elected, designated or appointed: (i) if the Percentage Interest (as defined in the Shareholders Agreement) as of the record date for such meeting (or action by written consent) is equal to or more than the percentage of Common Stock represented by the shares underlying the Warrants as of the date of issuance (approximately 7.6%) but less than 20%, one member of the Board; or (ii) if the Percentage Interest as of the record date for such meeting (or action by written consent) is equal to or greater than 20%, two members of the Board. As of June 30, 2016, the Purchasers’ Percentage Interest was approximately 20.2%.

Except as required by law or otherwise provided in the Articles of Amendment, the holders of shares of Preferred Stock will be entitled to vote together as one class with holders of the Company’s Common Stock on all matters submitted to a vote of the Company’s shareholders. Each share of Preferred Stock is entitled to a number of votes (rounded down to the nearest whole number) equal to (i) the aggregate number of shares of Common Stock for which the outstanding Warrants are exercisable (regardless of whether or not such Warrants could legally be exercised at such time and regardless of whether the holder of the Preferred Stock is also the holder of Warrants) divided by (ii) the number of outstanding shares of Preferred Stock, determined as of the record date for the determination of holders of Common Stock entitled to vote on any such matter.

Warrants

The exercise price for the Warrants is $20.39 per share (the “Warrant Price”), and they mature on August 19, 2024. The Warrant Price may be paid, at the option of the holder, in cash or by surrendering to the Company shares of Preferred Stock having an aggregate liquidation preference plus accrued and unpaid dividends equal to the aggregate exercise price. Alternatively, subject to certain exceptions in the case of a Mandatory Exercise (as defined below), if the market price (as determined pursuant to the Warrant) (the “Market Price”) of the Common Stock is greater than the Warrant Price, the holder may elect to surrender the Warrant and receive shares of Common Stock in respect of the Warrant equal to the value, as determined pursuant to the Warrant, of the Warrant, subject to certain restrictions. See Note 3.

After August 19, 2019, the Company may require the exercise of the Warrants if the volume weighted average sale price for the Common Stock, as determined pursuant to the Warrant, exceeds 150% of the exercise price for ten (10) consecutive trading days (a “Mandatory Exercise”). Payment of the exercise price in the case of a Mandatory Exercise is required to be made first by surrender of shares of Preferred Stock held by the Warrant holder.

The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants are subject to adjustment, as provided in the Warrants, including if the Company, on or after August 19, 2017, issues or sells Common Stock for a price lower than the Market Price of the Common Stock and the exercise price of the Warrants.

Shareholders Agreement

Under the terms of the Shareholders Agreement, from and after the date the Purchasers are no longer entitled, in their capacity as holders of Preferred Stock, to elect directors to the Board pursuant to their Designation Rights, the Purchasers will have the right to jointly designate for election one member to the Company’s Board of Directors for so long as the Purchasers’ Percentage Interest (as defined in the Shareholders Agreement) is equal to or more than the percentage of Common Stock represented by the shares underlying the Warrants as of the date of issuance (approximately 7.6%) but less than 20%, and the right to designate for election an additional member to the Company’s Board if the Purchasers have an aggregate Percentage Interest equal to or exceeding 20% of the Company’s outstanding Common Stock. See Note 3.

The Shareholders Agreement also imposes restrictions under certain circumstances on the Company’s ability to, among other things, (i) amend the Company’s articles of incorporation and bylaws, (ii) prior to August 19, 2017, issue or sell any Common Stock at a price per share less than the Warrant Price, and (iii) make certain

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

restricted payments under the Indenture relating to the Company’s Senior Notes. In addition, the Purchasers are entitled to preemptive rights under certain circumstances, as well as customary demand and “piggyback” registration rights relating to the shares of Common Stock underlying the Warrants.

Financial Statement Presentation

Upon issuance, the Preferred Stock has been classified as mezzanine equity on the consolidated balance sheet. Based on its terms, the Preferred Stock is considered contingently redeemable. The accounting guidance under Topic 480, Distinguishing Liabilities from Equity, requires preferred securities that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable at a fixed or determinable price on a fixed or determinable date, at the option of the holder, or upon the occurrence of an event that is not solely within the control of the issuer. The Warrants have been classified as equity on the balance sheet.

Under Topic 480, if preferred shares are issued in conjunction with other securities, such as warrants, and the other securities meet the requirements for equity classification, the sales proceeds from the issuance should be allocated to each security based on their relative fair values. The fair value of the Preferred Stock was based on the present value of the dividends expected to be paid at the 5% annual rate over the next eight years until August 19, 2022, the first date that the preferred stock may be redeemed at the option of the holder at par, as well as the payment of the redemption amount of $50 million and any unpaid dividends due on August 19, 2022. In determining the fair value of the Warrants, given the possibility that the Warrants may be exercised at the Company’s discretion under certain circumstances after August 19, 2019, as discussed above, the Company utilized a Monte Carlo simulation model using the assumptions below:

Assumptions
Expected dividend yield	0.00%
Expected price volatility	43.20%
Risk-free interest rate	2.40%
Expected term in years	10

Based on the guidance under Topic 480, the initial value of the Preferred Stock and Warrants recorded on the consolidated balance sheet equaled the sales proceeds received from the issuance of the Preferred Stock, net of any direct issuance costs. The Company incurred approximately $6 million of costs directly associated with this transaction. The net proceeds of approximately $44 million were allocated to the Preferred Stock and Warrants as follows:

(Amounts in thousands)	Allocation of Net Proceeds
Preferred Stock	$29,849
Warrants	14,144
Total	$43,993

Under current accounting guidance, because the Preferred Stock is not redeemable currently, but because it is probable it will become redeemable, the Preferred Stock should be adjusted to its maximum redemption amount at each balance sheet date. In addition, the Company had the option to choose to either (i) accrete changes in the redemption value of the Preferred Stock over the period from the date of issuance to the earliest redemption date of the security, or (ii) recognize changes in the redemption value of the Preferred Stock immediately and adjust the carrying value of the Preferred Stock to equal the redemption value at the end of each reporting period (this method would view the end of the reporting period as if it were also the redemption date for the Preferred Stock). The Company selected the second option and recognized the accretion immediately and recorded the full accretion in the first quarter of fiscal 2015.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Through June 30, 2016, the Board has declared dividends of approximately $4,767,287 on the Preferred Stock of which $2,059,165 have been paid as of June 30, 2016. Accrued dividends payable as of June 30, 2016, were $2,708,122 and dividend arrearage as of June 30, 2016, was $2,059,165. In July 2016, the Company paid 50%, or $324,478, of the dividend declared in April 2016. After giving effect to the July 2016 dividend payment, dividend arrearage was $2,383,643.

The following table sets forth the accretion and dividends on the redeemable Preferred Stock for the years ended June 30, 2016 and 2015:

(Amounts in thousands)	June 30, 2016	June 30, 2015
Preferred stock accretion to redemption value	$—	$20,151
Dividends	2,586	2,182
Total	$2,586	$22,333

NOTE 14.   Income Taxes

Loss before income taxes consisted of the following for the fiscal years ended June 30, 2016, 2015 and 2014:

	Year Ended June 30,
(Amounts in thousands)	2016	2015	2014
Domestic loss	$(56,362)	$(183,351)	$(86,014)
Foreign loss	(14,474)	(35,639)	(4,350)
Total loss before income taxes	$(70,836)	$(218,990)	$(90,364)

The components of the provision for income taxes for the fiscal years ended June 30, 2016, 2015 and 2014, are as follows:

	Year Ended June 30,
(Amounts in thousands)	2016	2015	2014
Current income taxes
Federal	$225	$566	$—
State	32	(7)	210
Foreign	1,318	780	2,517
Total current provision	$1,575	$1,339	$2,727
Deferred income taxes
Federal	$1,633	$5,225	$54,085
State	219	(192)	4,395
Foreign	(757)	(75)	(4,375)
Total deferred provision	$1,095	$4,958	$54,105
Total	$2,670	$6,297	$56,832

The total income tax provision differs from the amount obtained by applying the statutory federal income tax rate to income before income taxes as follows:

	Year Ended June 30,
	2016		2015		2014
(Amounts in thousands, except percentages)	Amount	Rate	Amount	Rate	Amount	Rate
Income tax provision at statutory rates	$(24,793)	35.0%	$(76,646)	35.0%	$(31,627)	35.0%
State taxes, net of federal benefits	(2,360)	3.3	(6,795)	3.1	(4,065)	4.5
Tax on foreign earnings at different rates from statutory rates	8,840	(12.5)	12,799	(5.8)	1,337	(1.5)

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended June 30,
	2016		2015		2014
(Amounts in thousands, except percentages)	Amount	Rate	Amount	Rate	Amount	Rate
U.S. federal tax on foreign earnings	(79)	0.1	18,086	(8.2)	—	—
Research and development and foreign tax credits	534	(0.7)	118	(0.1)	(1,472)	1.6
Change in U.S. and foreign valuation allowances	18,494	(26.1)	58,823	(26.9)	90,160	(99.8)
Other	2,034	(2.9)	(88)	—	2,499	(2.7)
Total	$2,670	(3.8)%	$6,297	(2.9)%	$56,832	(62.9)%

The total income tax provision for the year ended June 30, 2014 in the above table includes an out-of-period adjustment of $0.8 million to correct errors related to deferred taxes. For the year ended June 30, 2014, income before income taxes decreased by $0.5 million, income tax expense decreased by $0.8 million, and net income attributable to Elizabeth Arden shareholders increased by $0.3 million as a result of the out-of-period adjustments. The Company did not adjust the prior periods as it concluded that such adjustments were not material to the current or prior period consolidated financial statements.

On December 19, 2014, the Tax Increase Prevention Act of 2014 (H.R. 5771) was signed into law extending certain expiring provisions, including the Section 41 research credit. The new legislation applies retrospectively to January 1, 2014 through December 31, 2014 and resulted in a net tax benefit of approximately $160,000 for fiscal year 2014, which was recorded on a discrete basis in fiscal 2015. This tax benefit was fully offset by a U.S. valuation allowance.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes plus operating loss carryforwards. The tax effects of significant items comprising the Company’s net deferred tax assets and liabilities are as follows:

	As of June 30,
(Amounts in thousands)	2016	2015
Deferred tax assets
Accounts receivable	$44	$303
Accrued expenses	14,556	17,791
Stock-based compensation	4,980	5,096
Net operating loss carryforwards	100,378	88,351
Inventory	17,010	16,906
Research and development expenditures	4,659	5,623
Research and development tax incentives, foreign tax credits, alternative minimum tax and other tax credits	12,858	13,182
Other	7,829	5,686
Gross deferred tax assets	$162,314	$152,938
Deferred tax liabilities
Property, plant and equipment	$(4,525)	$(3,743)
Intangible assets	(35,843)	(31,381)
Unremitted Foreign Earnings	(1,317)	(13,065)
Other	(504)	(471)
Gross deferred tax liabilities	(42,189)	(48,660)
Valuation allowances	(165,240)	(148,236)
Total net deferred tax liabilities	$(45,115)	$(43,958)

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table represents the classification of the Company’s net deferred tax liabilities:

	As of June 30,
(Amounts in thousands)	2016	2015
Current net deferred tax assets (liabilities)	$726	$(6,463)
Non-current net deferred tax liabilities	(45,841)	(37,495)
Total net deferred tax liabilities	$(45,115)	$(43,958)

The accounting guidance for income taxes requires that the future realization of deferred tax assets depends on the existence of sufficient taxable income in future periods. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. When determining the amount of net deferred tax assets that are more likely than not (more than 50% likely) to be realized, Company management assesses all available positive and negative evidence. This evidence includes, but is not limited to, prior earnings history, expected future earnings, carry-back and carry-forward periods and the feasibility of ongoing tax strategies that could potentially enhance the likelihood of the realization of a deferred tax asset. Significant weight is given to positive and negative evidence that is objectively verifiable.

Commencing with the fourth quarter of 2014, the Company has recorded valuation allowances against its U.S. deferred tax assets as a non-cash charge to income tax expense. In the fourth quarter of 2014, the Company recorded a valuation allowance of $89.5 million against its U.S. deferred tax assets and during the years ended June 30, 2016 and 2015, the Company recorded additional valuation allowances of $14.6 million and $51.9 million, respectively, against such deferred tax assets. The Company had a U.S. cumulative taxable loss for the three-year period ended June 30, 2016, the three-year period ended June 30, 2015 and the three-year period ended June 30, 2014, which is significant negative evidence in considering whether deferred tax assets are realizable and thus, the accounting guidance restricts the amount of reliance the Company can place on projected taxable income to support the recovery of the deferred tax assets. In addition to the cumulative three-year taxable loss, the Company considered the weaker than anticipated fiscal 2014 results, along with the impact that the Company’s announced 2014 Performance Improvement Plan had on its fiscal 2014 results, and was anticipated to have on fiscal 2015 earnings, as well as the impact of the 2016 Business Transformation Program on its fiscal 2016 earnings. In recording the valuation allowance, deferred tax liabilities associated with indefinite-lived assets generally cannot be and were not used as a source of taxable income to realize deferred tax assets with a definitive loss carryforward period.

Commencing in fiscal 2015, for certain of its foreign operations including Canada, Australia and Switzerland, the Company recorded valuation allowances against its deferred tax assets as non-cash charges to income tax expense. This decision was based on the projected three-year cumulative taxable loss in each of these jurisdictions for the three fiscal years ended June 30, 2015, as well as the Company’s consideration of the weight of positive and negative evidence. For the years ended June 30, 2016 and 2015, the Company has recorded a valuation allowances $3.9 million and $6.9 million against its deferred tax assets in such foreign operations.

Recording the valuation allowances does not restrict the Company’s ability to utilize the future net operating losses associated with the deferred tax assets assuming taxable income of the appropriate character is recognized in the applicable jurisdiction in periods prior to the expiration of the Company’s net operating losses. Recording the valuation allowances for the Company’s net deferred tax assets will not impact the Company’s cash flow for a number of years; however, it did have a direct negative impact on net income and shareholders’ equity for the fiscal years ended June 30, 2016, 2015 and 2014.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table represents the beginning and ending amounts for the deferred tax valuation allowance as of June 30, 2016, 2015 and 2014:

	Year Ended June 30,
(Amounts in thousands)	2016	2015	2014
Beginning balance	$148,236	$90,549	$356
Additions charged to expense	18,494	58,823	90,160
(Credits) additions charged to other accounts	(1,490)	(1,136)	33
Net deductions	—	—	—
Ending balance	$165,240	$148,236	$90,549

At June 30, 2016, the Company’s consolidated balance sheet includes deferred tax assets, before valuation allowance, of $100.4 million from net operating losses, comprised of $72.7 million and $20.1 million of U.S. federal and state net operating losses, respectively, and $7.6 million of foreign net operating losses.

At June 30, 2016, the Company had U. S. federal operating loss carryforwards of $314.7 million that will begin to expire on June 30, 2024. At June 30, 2016, Company had state and local net operating loss carryforwards of $356.0 million that will begin to expire as follows: approximately $39.5 million at June 30, 2017, approximately $5.8 million at June 30, 2018, approximately $96.2 million during the period from 2019 to 2022, and approximately $214.5 million in 2023 and thereafter. An equivalent amount of federal and state taxable income would need to be generated in order to fully realize the U.S. federal and state net deferred tax assets before their expiration. In contrast to the U.S. Internal Revenue Code, many U.S. states do not allow the carryback of a net operating loss in any significant amount or have suspended the utilization of net operating losses for a specific period of time. As a result, in these states the Company’s net operating loss carryforwards are significantly higher than the federal net operating loss carryforward. To the extent that the Company does not generate sufficient state taxable income within the statutory carryforward periods to utilize the loss carryforwards in these states, the loss carryforwards will expire unused. The state and local net operating loss carryforwards have an effective tax rate of approximately 4.4%.

At June 30, 2016, the Company’s deferred tax assets, before valuation allowance, also included the following U.S. tax attributes with definitive lives as follows: foreign tax credits of $6.8 million that begin to expire in fiscal year 2017, federal research and development tax credits of $4.1 million that begin to expire in fiscal year 2021, and state research and development tax credits, net of federal tax benefit, of $0.8 million that begin to expire in fiscal year 2018. In addition, the Company had U.S. deferred tax assets with indefinite lives of $0.4 million related to alternative minimum tax credits, and $0.4 million related to state research and development tax credits as of June 30, 2016.

At June 30, 2016, the Company had foreign net operating loss carryforwards of approximately $36.6 million that will begin to expire in fiscal year 2017. The Company’s ability to use foreign net operating loss carryforwards is dependent on generating sufficient future taxable income prior to their expiration. As a result, an equivalent amount of foreign taxable income would need to be generated in order to fully realize the foreign net operating loss carryforwards. Due to the uncertainty of achieving sufficient taxable income in certain jurisdictions, and the near-term expiration of certain foreign net operating loss carryforwards, as of June 30, 2016, the Company has recorded valuation allowances of (i) $4.0 million against its Canada deferred tax assets, (ii) $1.7 million against its Australia deferred tax assets, (iii) $3.8 million against its Swiss deferred tax assets and (iv) $2.1 million against its Brazil deferred tax assets.

During fiscal 2015, the Company repatriated $12.4 million of undistributed foreign earnings from three of its foreign subsidiaries, including a $2.1 million liquidating dividend resulting from the closure of its Puerto Rico affiliate, and has provided a net tax provision of $0.3 million on the repatriation of such earnings. During the fourth quarter of fiscal 2015, the Company finalized an intercompany loan agreement between a foreign subsidiary, incorporated in Switzerland, and a U.S. subsidiary. Under the terms of the intercompany loan agreement, the foreign subsidiary loaned $42 million to the U.S. subsidiary. The intercompany loan is payable on or before June 30, 2020. For income tax purposes, the entire loan was included in computing taxable income in fiscals 2015 and 2016 as a foreign investment in U.S. property, but no tax provision was included as a result of

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the Company’s valuation allowance. The Company has accrued a net provision of $2.1 million for estimated deferred taxes on a portion of unremitted foreign earnings that may be considered for repatriation in the future. Except for the foregoing, the Company has not provided for taxes on approximately $263 million of undistributed earnings of foreign subsidiaries, as these earnings are deemed to be permanently reinvested. If in the future these earnings are repatriated to the United States, or if the Company determines such earnings will be remitted in the foreseeable future, additional tax provisions may be required. Due to complexities in the tax laws and the assumptions that would have to be made, it is not practicable to estimate the amounts of income tax provisions that may be required.

Deferred tax assets, before valuation allowance, relating to tax benefits of employee stock option awards have been reduced to reflect stock option exercises through the year ended June 30, 2016. Some exercises resulted in tax deductions in excess of previously recorded benefits based on the option value at the time of grant (“windfalls”). Although the additional tax benefit for the windfalls is reflected in net operating loss carryforwards, the additional tax benefit associated with the windfalls is not recognized for financial statement purposes until the deduction reduces taxes payable. Accordingly, windfall gross tax benefits of $32.5 million are not reflected in deferred tax assets. The deferred tax assets will be recognized with an offset to additional paid-in capital as the windfall reduces current taxes payable under the current guidance.

At June 30, 2016, the total amount of gross unrecognized tax benefits was $24.0 million. These unrecognized tax benefits could favorably affect the effective tax rate in a future period, if and to the extent recognized. The Company does not expect changes in the amount of unrecognized tax benefits to have a significant impact on its results of operations over the next 12 months.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits as of June 30, 2016, 2015 and 2014 was as follows:

	Year Ended June 30,
(Amounts in thousands)	2016	2015	2014
Beginning balance	$17,183	$13,220	$11,802
Additions based on tax positions related to the current year	3,478	2,732	3,003
Additions for tax positions of prior years	3,357	1,231	1,543
Reductions for tax positions of prior years	—	—	(1,585)
Reductions due to closure of tax audits	—	—	(1,543)
Gross balance	24,018	17,183	13,220
Interest and penalties	—	—	—
Ending balance	$24,018	$17,183	$13,220

The Company and its domestic subsidiaries file income tax returns with federal, state and local tax authorities within the United States. The year ended June 30, 2010, and subsequent fiscal years remain subject to examination for various state tax jurisdictions. The statute of limitations for the Company’s U.S. federal tax returns remains open for the year ended June 30, 2010 and subsequent fiscal years. The Company also files tax returns for its international affiliates in various foreign jurisdictions. The year ended June 30, 2011, and subsequent fiscal years remain subject to examination for various foreign jurisdictions.

The IRS began an examination of the Company’s U.S. federal tax returns for the years ended June 30, 2010 (“Fiscal 2010”), June 30, 2011 (“Fiscal 2011”), and June 30, 2012 (“Fiscal 2012”) during fiscal year 2014 and, in March 2016, issued an IRS letter 950-Z, known as a 30-day Letter, for Fiscal 2010, Fiscal 2011 and Fiscal 2012 relating to transfer pricing matters. In the 30-day Letter, the IRS proposes increases to the Company’s U.S. taxable income for Fiscal 2010, Fiscal 2011 and Fiscal 2012 in an amount totaling approximately $99 million. Although the Company has recorded valuation allowances of approximately $156 million against its U.S. deferred tax assets through June 30, 2016, the resolution of the 30-day Letter could be material to the Company’s deferred tax assets and potentially to its consolidated statements of operations in the period in which it is resolved, unless resolved favorably to the Company. The Company disagrees with the proposed adjustments and intends to vigorously contest them and pursue its available remedies. While any IRS examination contains an

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

element of uncertainty, based on current facts and circumstances, the Company believes the ultimate outcome of any protest, appeals or judicial process will not have a material adverse effect on the Company’s financial condition, business or prospects. In addition, if the examination is not resolved favorably, the Company has approximately $315 million of U.S. federal operating loss carryforwards through June 30, 2016, which would be available to offset any cash flow impact. It is reasonably possible that over the next twelve-month period the Company may experience an increase or decrease in its unrecognized tax benefits, but it is not possible to determine either the magnitude or range of any increase or decrease at this time.

The IRS began an examination of the Company’s U.S. federal tax returns for fiscal 2008 and fiscal 2009 during fiscal year 2011 and, in May 2013 issued an IRS Letter 950 (which we refer to as the “Prior 30-day Letter”) for fiscal 2008 and fiscal 2009 relating to transfer pricing matters. In the Prior 30-day Letter, the IRS proposed adjustments that would have increased the Company’s U.S. taxable income for fiscal 2008 and fiscal 2009 by approximately $29.1 million. The Company disagreed with the proposed adjustments and pursued the appeals process to contest the proposed adjustments. During fiscal 2014, the Company reached an agreement with the IRS whereby taxable income for fiscal 2008 and fiscal 2009 was increased by approximately $4.1 million in the aggregate, which resulted in income tax expense of approximately $1.5 million for the year ended June 30, 2014. The settlement did not impact the Company’s cash flows as the adjustment was offset by the utilization of operating loss carryforwards for U.S. federal and state purposes.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and related penalties in the provision for income taxes in the consolidated statement of operations, which is consistent with the recognition of these items in prior reporting periods. For fiscal 2016, there were no interest or penalties recorded due to the Company having sufficient net operating losses to offset any unrecognized tax benefits that were recorded.

NOTE 15.   Repurchases of Common Stock

The Company has an existing stock repurchase program pursuant to which the Company’s Board has authorized the repurchase of $120 million of common stock and that expires on November 30, 2016. There have been no share repurchases since December 2013. Since inception in November 2005, the Company has repurchased 4,517,309 shares of common stock on the open market under the stock repurchase program at an aggregate cost of $85.3 million, leaving approximately $34.7 million available for additional repurchases under the program. The acquisition of these shares was accounted for under the treasury method.

NOTE 16.   Stock Plans

At June 30, 2016, the Company had two active stock incentive plans for the benefit of eligible employees and non-employee directors, the 2010 Stock Award and Incentive Plan and the 2014 Non-Employee Director Stock Award Plan. In addition, as of June 30, 2016, stock options previously granted under the Company’s 2004 Stock Incentive Plan and 2004 Non-Employee Director Stock Option Plan (the “2004 Director Plan”) were still outstanding, and restricted stock units previously granted under the 2004 Stock Incentive Plan were still outstanding. The 2004 Stock Incentive Plan and the 2004 Director Plan have expired by their terms and no further awards will be granted under any of these two plans. All four plans were adopted by the Board and approved by the Company’s shareholders.

The 2010 Stock Award and Incentive Plan (the “2010 Plan”), as amended in 2015, authorizes the Company to grant awards with respect to a total of 5,350,000 shares of Common Stock, of which a maximum of 2,675,000 shares may be awarded as full value awards. A full value award is any award other than a stock option or stock appreciation right, which is settled by the issuance of shares. The stock options awarded under the 2010 Plan are exercisable at any time or in any installments as determined by the compensation committee of the Board at the time of grant and may be either incentive or non-qualified stock options under the Internal Revenue Code, as determined by the compensation committee. The exercise price for stock option grants cannot be lower than the closing price of the Common Stock on the date of grant. No option may be exercisable after the expiration of ten years from the date of grant. At June 30, 2016, 3,259,887 shares of Common Stock remained available for grant under the 2010 Plan, of which 1,583,027 shares can be issued as full value awards.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The 2014 Non-Employee Director Stock Award Plan (the “2014 Director Plan”) authorizes the Company to grant equity awards for up to 350,000 shares of Common Stock to the Company’s non-employee directors. Any stock options awarded under the 2014 Director Plan are exercisable at any time or in any installments as determined by the compensation committee of the Board at the time of grant. The exercise price for stock option grants cannot be lower than the closing price of the Common Stock on the date of grant. No option may be exercisable after the expiration of ten years from the date of grant. At June 30, 2016, 229,970 shares of Common Stock remained available for grant under the 2014 Director Plan.

Employee Stock Purchase Plan.   The Company’s 2011 Employee Stock Purchase Plan (the “2011 ESPP”) was approved by the Board in August 2011. The 2011 ESPP was approved by the Company’s shareholders at the Company’s 2011 annual shareholders meeting in November 2011, and became effective on December 1, 2011. The 2011 ESPP authorizes the issuance of up to 1,000,000 shares of Common Stock under which employees in certain countries are permitted to deposit after tax funds from their wages for purposes of purchasing Common Stock at a 15% discount from the lowest of the closing price of the Common Stock at either the start of the contribution period or the end of the contribution period. During the fourth quarter of fiscal 2014, the Company indefinitely suspended offerings under the ESPP following the May 30, 2014 purchase. At June 30, 2016, 819,881 shares of Common Stock remained available for purchase under the 2011 ESPP.

For the years ended June 30, 2016, 2015 and 2014, total share-based compensation expense charged against income for all stock plans was as follows:

	Year Ended June 30,
(Amounts in millions)	2016	2015	2014
Stock options	$1.9	$1.6	$1.6
Employee stock purchase plan	—	—	0.7
Restricted stock/restricted stock units	3.6	3.6	3.5
Total share-based compensation expense	$5.5	$5.2	$5.8
Tax benefit related to compensation cost	$1.4	$1.2	$2.0

As of June 30, 2016, there were approximately $8.6 million of unrecognized compensation costs related to non-vested share-based arrangements granted under the Company’s share-based compensation plans. These costs are expected to be recognized over a weighted-average period of approximately two years.

Stock Options

Year Ended June 30, 2016.   In August 2015 the Company granted to employees stock options to purchase 487,100 shares of Common Stock. The stock options are due to vest in equal thirds over a three-year period on dates that are two business days after the Company’s financial results for each of the fiscal years ending June 30, 2016, 2017 and 2018 are publicly announced, but, subject to certain exceptions, only if the person receiving the grant is still employed by the Company at the time of vesting. Also, in August 2015 the Company granted to certain employees stock options to purchase 426,300 shares of Common Stock as a special retention award. This special award of stock options will vest in full on the date that is two business days after the Company’s financial results for the fiscal year ending June 30, 2018, are publicly announced, but, subject to certain exceptions, only if the person receiving the grant is still employed by the Company at the time of vesting. The exercise price of all options granted in August 2015 is $9.63 per share, which was the closing price of the Common Stock on the effective date of grant. The weighted-average grant date fair value of stock options granted was $3.45 per share based on the Black-Scholes option pricing model. The options expire ten years from the date of grant.

Year Ended June 30, 2015.   In August 2014 the Company granted to employees stock options to purchase 222,400 shares of Common Stock. The stock options are due to vest in equal thirds over a three-year period on dates that are two business days after the Company’s financial results for each of the fiscal years ending June 30, 2015, 2016 and 2017 are publicly announced, but only if the person receiving the grant is still employed by the

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company at the time of vesting. The exercise price of those stock options is $17.26 per share, which was the closing price of the Common Stock on the effective date of grant. The weighted-average grant date fair value of stock options granted was $6.21 per share based on the Black-Scholes option pricing model. The options expire ten years from the date of grant.

On December 3, 2014, the date of the Company’s 2014 annual shareholders meeting, the Company granted stock options for an aggregate of 67,200 shares of Common Stock to seven non-employee directors under the 2014 Director Plan. All of the stock options granted on December 3, 2014, are exercisable three years from the date of grant if such persons continue to serve as a director until that date. The exercise price of those stock options is $17.46 per share, which was the closing price of the Common Stock on the date of grant. The weighted-average grant date fair value of options granted was $6.28 per share based on the Black-Scholes option pricing model. The options expire ten years from the date of grant.

Year Ended June 30, 2014.   In August 2013 the Company granted to employees stock options for 95,300 shares of Common Stock. The stock options are due to vest in equal thirds over a three-year period on dates that are two business days after the Company’s financial results for each of the fiscal years ending June 30, 2014, 2015 and 2016, are publicly announced, but only if the person receiving the grant is still employed by the Company at the time of vesting. The exercise price of those stock options is $35.00 per share, which was the closing price of the Common Stock on the effective date of grant. The weighted-average grant date fair value of options granted was $14.92 per share based on the Black-Scholes option pricing model. The options expire ten years from the date of grant.

On November 6, 2013, the date of the Company’s 2013 annual shareholders meeting, the Company granted stock options for an aggregate of 22,200 shares of Common Stock to six non-employee directors under the 2004 Director Plan. All of the stock options granted on November 6, 2013, are exercisable three years from the date of grant if such persons continue to serve as a director until that date. The exercise price of those stock options is $37.44 per share, which was the closing price of the Common Stock on the date of grant. The weighted-average grant date fair value of options granted was $16.11 per share based on the Black-Scholes option pricing model. The options expire ten years from the date of grant.

The option activities under the Company’s stock option plans are as follows:

	Year Ended June 30,
	2016		2015		2014
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Beginning outstanding options	1,459,317	$21.43	1,199,002	$22.73	1,439,403	$21.41
New grants	913,400	9.63	289,600	17.31	117,500	35.46
Exercised	—	—	—	—	(330,642)	20.27
Canceled/Expired	(468,350)	18.93	(29,285)	34.03	(27,259)	37.93
Ending outstanding options	1,904,367	16.38	1,459,317	$21.43	1,199,002	$22.73
Exercisable at end of period	933,494	21.21	1,067,045	20.86	981,494
Weighted average fair value per share of options granted during the year		$3.45		$6.23		$15.14
Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding as of June 30, 2016	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable as of June 30, 2016	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$ 9.32 – $17.00	1,104,967	7.2	$10.71	330,767	2.5	$13.24
$17.01 – $21.00	450,100	5.5	$18.11	282,764	3.8	$18.58
$21.01 – Over	349,300	4.0	$32.11	319,963	3.7	$31.78
	1,904,367	6.2	$16.38	933,494	3.3	$21.21

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The intrinsic value of a stock option is the amount by which the current market value of the underlying stock exceeds the exercise price of the option. The intrinsic value of stock options is as follows:

	Year Ended June 30,
(Amounts in millions)	2016	2015	2014
Stock options outstanding and exercisable at end of period	$0.5	$0.6	$3.5
Stock options exercised during fiscal year (based on average price during the period)	$—	$—	$5.1

The weighted-average grant-date fair value of options granted during the years ended June 30, 2016, 2015 and 2014, was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

	Year Ended June 30,
	2016	2015	2014
Expected dividend yield	0.00%	0.00%	0.00%
Expected price volatility	44.0%	44.0%	55.0%
Risk-free interest rate	1.56%	1.65-1.66%	0.97-1.32%
Expected life of options in years	4	4	4

Restricted Stock Units

Year Ended June 30, 2016.   In August 2015 the Company granted to employees 392,800 service-based restricted stock units. The service-based restricted stock units will vest in equal thirds over a three-year period on a date that is two business days after the Company’s financial results for each of the years ending June 30, 2016, 2017 and 2018 are publicly announced, but subject to certain exceptions, only if the person receiving the grant is still employed by the Company at the time of vesting. Also, in August 2015 the Company granted certain employees a special retention award of 101,800 service-based restricted stock units. This special award of service-based restricted stock units will vest in full on the date that is two business days after the Company’s financial results for the fiscal year ending June 30, 2018, are publicly announced, but, subject to certain exceptions, only if the person receiving the grant is still employed by the Company at the time of vesting. The fair value of all the service-based restricted stock units granted, including those granted as a special award, was $9.63 per share, equal to the closing price of the Company’s Common Stock on the date of grant. All the service-based restricted stock units, including those granted as a special award, are recorded as additional paid-in capital in shareholders’ equity as amortization occurs over the three-year vesting period.

In August 2015 the Company also granted 49,209 performance-based restricted stock units to the chief executive officer. The vesting of these performance-based restricted stock units is subject to both performance and service criteria. The fair value of the performance-based restricted stock units granted was $9.63 per share, equal to the closing price of the Company’s common stock on the date of grant. In December 2015, the Company granted an additional 54,391 performance-based restricted stock units to the chief executive officer. Although this grant was approved in August 2015, the issuance of the performance-based stock units was subject to shareholder approval at the Company’s 2015 annual shareholders meeting held on December 2, 2015 of a proposal to amend the 2010 Plan to increase the number of shares to be made available under the 2010 Plan. The fair value of the performance-based restricted stock units granted on December 2, 2015 was $10.52 per share, equal to the closing price of the Company’s common stock on the date of grant. The actual number of performance-based restricted stock units eligible for vesting for both the August 2015 and December 2015 grants is to be determined based on the Company’s achievement of specified financial targets for the fiscal year ending June 30, 2016 and can range from 25% to 200% of the target award. The number of performance-based restricted stock units that are determined to be eligible to vest based on the Company’s achievement of such performance criteria will then vest in three equal installments on the date that is two business days after the Company’s financial results for each of the years ending June 30, 2016, June 30, 2017 and June 30, 2018 are publicly announced, subject to the continued employment of the chief executive through the applicable vesting date (subject to certain exceptions). Based on the Company’s financial performance for the fiscal year ended June 30, 2016, a total of 75,628 shares issued under both grants were determined to be eligible for vesting.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 2, 2015, the date of the Company’s 2015 annual shareholders meeting, the Company granted 34,200 restricted stock units to six non-employee directors under the 2014 Director Plan. The restricted stock units vest three years from the date of grant if such persons continue to serve as a director until that date. The fair value of all of the restricted stock units granted was $10.52 per share, equal to the closing price of the Company’s common stock on the date of grant.

Year Ended June 30, 2015.   In August 2014, the Company granted to employees 169,300 service-based restricted stock units. The service-based restricted stock units will vest in equal thirds over a three-year period on a date that is two business days after the Company’s financial results for each of the years ending June 30, 2015, 2016 and 2017 are publicly announced, but only if the person receiving the grant is still employed by the Company at the time of vesting. The fair value of the service-based restricted stock units granted was $17.26 per share, equal to the closing price of the Company’s Common Stock on the date of grant. The service-based restricted stock units are recorded as additional paid-in capital in shareholders’ equity as amortization occurs over the three-year vesting period.

In August 2014, the Company also granted 57,800 performance-based restricted stock units to the chief executive officer. The vesting of these performance-based restricted stock units is subject to both performance and service criteria. The actual number of performance-based restricted stock units eligible for vesting was determined based on the Company’s achievement of specified financial targets for the fiscal year ending June 30, 2015. The number of performance-based restricted stock units that were determined to be eligible to vest based on the Company’s achievement of such performance criteria would then vest in three equal installments on the date that is two business days after the Company’s financial results for each of the years ending June 30, 2015, June 30, 2016 and June 30, 2017 are publicly announced, subject to the continued employment of the chief executive through the applicable vesting date. The fair value of the performance-based restricted stock units granted was $17.26 per share, equal to the closing price of the Company’s common stock on the date of grant. Based on the Company’s financial performance for the fiscal year ended June 30, 2015, 28,900 shares were determined to be eligible for vesting.

In December 2014, the Company granted to one employee 10,400 service-based restricted stock units. The service-based restricted stock units will vest in equal thirds over a three-year period on a date that is two business days after the Company’s financial results for each of the years ending June 30, 2015, 2016 and 2017 are publicly announced, but only if the person receiving the grant is still employed by the Company at the time of vesting. The fair value of the service-based restricted stock units granted was $17.46 per share, equal to the closing price of the Company’s Common Stock on the date of grant. The service-based restricted stock units are recorded as additional paid-in capital in shareholders’ equity as amortization occurs over the three-year vesting period.

Year Ended June 30, 2014.   In August 2013 the Company granted to employees 91,200 service-based restricted stock units. The service-based restricted stock units vest in equal thirds over a three-year period on the date that is two business days after the Company’s financial results for each of the years ending June 30, 2014, 2015 and 2016 are publicly announced, but only if the person receiving the grant is still employed by the Company at the time of vesting. Also, in August 2013 the Company granted an additional 98,600 service-based restricted stock units to certain employees as a special retention award. This special award of service-based restricted stock units will vest in equal thirds over a three-year period on a date that is two business days after the Company’s financial results for each of the years ending June 30, 2016, 2017 and 2018 are publicly announced, but only if the person receiving the grant is still employed by the Company at the time of vesting. The fair value of all of the service-based restricted stock units granted was $35.00 per share, equal to the closing price of the Company’s common stock on the date of grant. All of these restricted stock unit grants are recorded as additional paid-in capital in shareholders’ equity as amortization occurs over the applicable vesting period.

In August 2013, the Company also granted 28,500 performance-based restricted stock units to the chief executive officer. The vesting of these performance-based restricted stock units was subject to both performance and service criteria. The actual number of performance-based restricted stock units eligible for vesting was determined based on the Company’s achievement of specified earnings per share and revenue targets for the fiscal year ending June 30, 2014. The number of performance-based restricted stock units that were determined to be eligible to vest based on the Company’s achievement of such performance criteria would then vest in three

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

equal installments on the date that is two business days after the Company’s financial results for each of the years ending June 30, 2014, June 30, 2015 and June 30, 2016 are publicly announced, subject to the continued employment of the chief executive through the applicable vesting date. The fair value of the performance-based restricted stock units granted was $35.00 per share, equal to the closing price of the Company’s common stock on the date of grant. Based on the Company’s earnings per share and revenue results for the fiscal year ended June 30, 2014, none of these performance-based restricted stock units vested.

A summary of the Company’s restricted stock unit activity for the year ended June 30, 2016, is presented below:

Restricted Stock Units	Shares	Weighted Average Grant Date Fair Value
Non-vested at July 1, 2015	399,842	$25.01
Granted	632,400	$9.75
Vested	(114,136)	$26.10
Forfeited/Cancelled	(139,934)	$17.95
Non-vested at June 30, 2016	778,172	$13.72

NOTE 17.   Fair Value Measurements

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The accounting standards also have established a fair value hierarchy, which prioritizes the inputs to valuation techniques used in measuring fair value into three broad levels as follows:

Level 1 -	Quoted prices in active markets for identical assets or liabilities
Level 2 -	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly
Level 3 -	Unobservable inputs based on the Company’s own assumptions

At June 30, 2016 and 2015, the estimated fair value of the Company’s 7 3/8% Senior Notes was as follows:

(Amounts in thousands)	June 30, 2016	June 30, 2015
7 3/8% Senior Notes due March 2021 (Level 2)	$356,125	$284,375

The Company determined the estimated fair value amounts by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value, primarily due to the illiquid nature of the capital markets in which the 7 3/8% Senior Notes are traded. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

The Company’s derivative assets and liabilities are currently composed of foreign currency contracts. Fair values are based on market prices or determined using valuation models that use as their basis readily observable market data that is actively quoted and can be validated through external sources, including independent pricing services, brokers and market transactions.

The following table presents the fair value hierarchy for the Company’s financial assets and liabilities that were measured at fair value on a recurring basis as of June 30, 2016 and 2015:

	June 30, 2016		June 30, 2015
(Amounts in thousands)	Asset	Liability	Asset	Liability
Level 2	$564	$1,264	$767	$757
Total	$564	$1,264	$767	$757

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

See Note 18 for a discussion of the Company’s foreign currency contracts.

Accounting standards require non-financial assets and liabilities to be recognized at fair value subsequent to initial recognition when they are deemed to be other-than-temporarily impaired. In prior fiscal years, the Company recorded asset impairment charges to write-off the carrying values of the Justin Bieber, Nicki Minaj and BCBGMAXAZRIA licenses. As of June 30, 2016, other than the carrying values of these licenses, the Company did not have any non-financial assets and liabilities measured at fair value.

NOTE 18.   Derivative Financial Instruments

The Company operates in several foreign countries, which exposes it to market risk associated with foreign currency exchange rate fluctuations. The Company’s risk management policy is to enter into cash flow hedges to reduce a portion of the exposure of the Company’s foreign subsidiaries’ revenues to fluctuations in currency rates using foreign currency forward contracts. The Company also enters into cash flow hedges for a portion of its forecasted inventory purchases to reduce the exposure of its Canadian and Australian subsidiaries’ cost of sales to such fluctuations, as well as cash flow hedges for a portion of its subsidiaries’ forecasted Swiss franc operating costs. The principal currencies hedged are British pounds, Euros, Canadian dollars, Australian dollars and Swiss francs. The Company does not enter into derivative financial contracts for speculative or trading purposes.

The Company’s derivative financial instruments are recorded in the consolidated balance sheets at fair value determined using pricing models based on market prices or determined using valuation models that use as their basis readily observable market data that is actively quoted and can be validated through external sources, including independent pricing services, brokers and market transactions. Cash flows from derivative financial instruments are classified as cash flows from operating activities in the consolidated statements of cash flows.

Foreign currency contracts used to hedge forecasted revenues are designated as cash flow hedges. These contracts are used to hedge forecasted revenues generally over approximately 12 to 24 months. Changes to fair value of the foreign currency contracts are recorded as a component of accumulated other comprehensive (loss) income within shareholders’ equity to the extent such contracts are effective, and are recognized in net sales in the period in which the forecasted transaction affects earnings or the transactions are no longer probable of occurring. Changes to fair value of any contracts deemed to be ineffective would be recognized in earnings immediately. There were no amounts recorded in fiscal 2016, 2015, or 2014 relating to foreign currency contracts used to hedge forecasted revenues resulting from hedge ineffectiveness.

Foreign currency contracts used to hedge forecasted cost of sales or operating costs are designated as cash flow hedges. These contracts are used to hedge the forecasted cost of sales of the Company’s Canadian and Australian subsidiaries or forecasted operating costs of the Company’s Swiss subsidiaries generally over approximately 12 to 24 months. Changes to fair value of the foreign currency contracts are recorded as a component of accumulated other comprehensive (loss) income within shareholders’ equity, to the extent such contracts are effective, and are recognized in cost of sales or selling, general and administrative expenses in the period in which the forecasted transaction affects earnings or the transactions are no longer probable of occurring. Changes to fair value of any contracts deemed to be ineffective would be recognized in earnings immediately. There were no amounts recorded in fiscal 2016, 2015, or 2014 relating to foreign currency contracts used to hedge forecasted cost of sales or operating costs resulting from hedge ineffectiveness.

As of June 30, 2016, the Company had open foreign currency contracts that expire between July 31, 2016 and May 31, 2017, with notional amounts of (i) 16.1 million Euros and 3.2 million British pounds used to hedge forecasted foreign subsidiary revenues, (ii) 24.8 million Canadian dollars and 21.6 million Australian dollars used to hedge forecasted cost of sales, and (iii) 13.2 million Swiss francs used to hedge forecasted operating costs.

When appropriate, the Company also enters into and settles foreign currency contracts for Euros, British pounds, Canadian dollars and Australian dollars to reduce exposure of the Company’s foreign subsidiaries’ balance sheets to fluctuations in foreign currency rates. These contracts are used to hedge balance sheet exposure generally over one month and are settled before the end of the month in which they are entered into. Changes to fair value of the forward contracts are recognized in selling, general and administrative expense in the period in which the contracts expire. For the years ended June 30, 2016 and 2015, the Company recorded a credit of $1.3 million and $2.5 million, respectively, in selling, general and administrative expenses related to these

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

contracts. For the year ended June 30, 2014, the Company recorded a charge of $1.9 million in selling, general and administrative expenses related to these contracts. As of June 30, 2016, there were no such foreign currency contracts outstanding. There were no amounts recorded in fiscal 2016, 2015 and 2014 relating to foreign currency contracts to hedge subsidiary balance sheets resulting from hedge ineffectiveness.

The following tables illustrate the fair value of outstanding foreign currency contracts and the gains (losses) associated with the settlement of these contracts:

(Amounts in thousands)	Fair Value of Derivative Instruments Designated as Effective Hedges
Balance Sheet Location	June 30, 2016	June 30, 2015
Other assets	$564	$767
Other payables	$1,264	$757

Gain (Loss) Reclassified from Accumulated Other Comprehensive (Loss) Income into (Loss) Income, Net of Tax (Effective Portion)

	Year Ended June 30,
(Amounts in thousands)	2016	2015	2014
Currency Contracts – Sales(1)	$121	$2,664	$(1,311)
Currency Contracts – Cost of Sales(2)	827	668	88
Currency Contracts – Selling, General and Administrative Expenses(3)	(158)	(59)	513
Total(4)	$790	$3,273	$(710)
(1)	Recorded in net sales in the consolidated statements of operations.
(2)	Recorded in cost of sales in the consolidated statements of operations.
(3)	Recorded in selling, general and administrative expenses in the consolidated statements of operations.
(4)	Net of tax expense of $333 and $634 for the years ended June 30, 2016 and 2015, and net of tax benefit of $55 for the year ended June 30, 2014.

Net Loss Recognized in Other Comprehensive (Loss) Income on Derivatives, Net of Tax (Effective Portion)

	Year Ended June 30,
(Amounts in thousands)	2016	2015	2014
Currency Contracts - Sales	$720	$(1,492)	$(1,011)
Currency Contracts - Cost of Sales	(2,153)	(149)	(409)
Currency Contracts - Selling, General and Administrative Expenses	(61)	485	(630)
Total(1)	$(1,494)	$(1,156)	$(2,050)
(1)	Net of tax benefit of $339, $219 and $365 for the years ended June 30, 2016, 2015 and 2014, respectively.

NOTE 19.   New Accounting Standards

Improvements to Employee Share-Based Payment Accounting

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update 2016-9, Improvements to Employee Share-Based Payment Accounting, which is intended to simplify several aspects of the accounting for share-based payment award transactions. The updated standard involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The new

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

guidance is effective for the Company beginning July 1, 2017, including interim periods within that reporting period. The new guidance will be applied either retrospectively or prospectively depending on the particular topic of change, and early adoption is permitted. The Company is currently evaluating the impact of the new standard on its consolidated financial statements.

Leases

In February 2016, the FASB issued Accounting Standard Update 2016-2, Leases, which is intended to improve financial reporting about leasing transactions. The updated standard will require entities that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current GAAP, which requires only capital leases to be recognized on the balance sheet, the updated standard will require both types of leases to be recognized on the balance sheet. The new guidance is effective for the Company beginning July 1, 2019, including interim periods within that reporting period. The new standard is required to be applied retrospectively and early adoption is permitted. The Company is currently evaluating the impact of the new standard on its consolidated financial statements.

Balance Sheet Classification of Deferred Taxes

In November 2015, the FASB issued Accounting Standard Update 2015-17, Balance Sheet Classification of Deferred Taxes. Under current accounting, deferred taxes for each jurisdiction are presented as a net current asset or liability and net noncurrent asset or liability. This requires a jurisdiction-by-jurisdiction analysis generally based on the classification of the assets and liabilities to which the underlying temporary differences relate. The updated standard simplifies the presentation and requires that all deferred tax assets and liabilities be classified as noncurrent on the balance sheet. As a result, each jurisdiction will now only have one net noncurrent deferred tax asset or liability. The updated guidance does not change the existing requirement that prohibits companies from offsetting deferred tax liabilities from one jurisdiction against deferred tax assets of another jurisdiction. The new guidance is effective for the Company beginning July 1, 2017, including interim periods within that reporting period. The new guidance can be applied either prospectively or retrospectively, and early adoption is permitted. The adoption of this standard will not have a material impact on the Company’s consolidated financial statements as it only pertains to a change in the balance sheet presentation of deferred taxes.

Simplifying the Measurement of Inventory

In July 2015, the FASB issued Accounting Standard Update 2015-11, Simplifying the Measurement of Inventory, which changes the measurement principle for inventory from the lower of cost or market to the lower of cost and net realizable value. Replacing the concept of market with the single measurement of net realizable value is intended to create efficiencies for preparers of financial statements. The updated standard defines net realizable value as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The new guidance is effective for the Company beginning July 1, 2016, including interim periods within that reporting period. The new guidance must be applied on a prospective basis. The adoption of this standard will not have a material impact on the Company’s consolidated financial statements.

Simplifying the Presentation of Debt Issuance Costs

On April 7, 2015, the FASB issued Accounting Standard Update 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires all debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. Prior to the issuance of the updated standard, debt issuance costs were required to be presented in the balance sheet as an asset. The guidance in the updated standard is limited to the presentation of debt issuance costs. The updated standard does not affect the recognition and measurement of debt issuance costs, and the amortization of such costs will continue to be calculated using the interest method and be reported as interest

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

expense. The new guidance will require the Company to reclassify debt financing costs, currently recorded as assets, as a direct deduction from the carrying value of debt. The new guidance is effective for the Company beginning July 1, 2016, including interim periods within that reporting period. The new guidance is required to be applied retrospectively. The adoption of this standard will not have a material impact on the Company’s consolidated financial statements as it only pertains to a change in the balance sheet presentation of debt issuance costs.

Revenue From Contracts With Customers

In May 2014, the FASB and the International Accounting Standards Board jointly issued a converged standard, Topic 606, Revenue From Contracts With Customers. The new standard will require companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. The new standard also will result in enhanced disclosures about revenue, provide guidance for transactions that were not previously addressed comprehensively and improve guidance for multiple-element arrangements.

In May 2015, the FASB issued a proposal to amend certain aspects of the new revenue standard, specifically the guidance on identifying performance obligations and accounting for licenses of intellectual property. The amendments clarify the guidance on determining if the promises in a contract are “distinct” goods or services and therefore, should be accounted for separately. The FASB’s amendments also (1) clarify that entities are not required to identify promised goods or services that are immaterial in the context of the contract, and (2) allow entities to elect to account for shipping and handling activities that occur after the customer has obtained control of a good as a fulfillment cost rather than as an additional promised service.

Subsequently in July 2015, based on the comments received, discussions with various stakeholders, and potential forthcoming amendments to the new revenue standard, the FASB decided to delay the effective date of the new revenue standard by one year. The new standard is effective for the Company beginning July 1, 2018, including interim periods within that reporting period. The FASB also decided that companies could choose to adopt the new standard one year earlier which would have been the original effective date. The new standard is required to be applied retrospectively. The Company is currently evaluating the impact of the new standard on its consolidated financial statements.

NOTE 20.   Quarterly Data (Unaudited)

Condensed consolidated quarterly and interim information is as follows:

	Fiscal Quarter Ended
(Amounts in thousands except per share data)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Net sales	$192,651	$191,932	$316,199	$265,951
Gross profit(1)	92,006	84,225	143,928	109,506
Loss from operations(2)	(14,383)	(19,865)	3,001	(9,684)
Net loss attributable to Elizabeth Arden common shareholders(3)	(23,778)	(28,402)	(5,611)	(16,580)
Loss per common share attributable to Elizabeth Arden common shareholders:
Basic and Diluted(3)	$(0.79)	$(0.95)	$(0.19)	$(0.56)
(1)	For the year ended June 30, 2016, gross profit and loss from operations includes $6.5 million of inventory costs under our 2016 Business Transformation Program primarily related to the closing of our Brazilian affiliate, as well changes in certain distribution and customer arrangements.
(2)	In addition to the item above in Note 1, loss from operations includes:
•	$14.9 million in expenses under the 2016 Business Transformation Program, primarily comprised of severance and other employee-related expenses and related transition costs;

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	$0.5 million for the acceleration of depreciation expense for leasehold improvements related to leased space vacated under the 2016 Business Transformation Program; and
•	$2.0 million for costs incurred related to the pending Revlon Merger.
(3)	Net loss includes items discussed in Notes 1 and 2 above, as well as valuation allowances recorded as a non-cash charges to income tax expense, comprised of $14.6 million against the Company’s U.S. deferred tax assets and $3.9 million against the Company’s deferred taxes in certain foreign operations.

The breakout by fiscal quarter of the 2016 Business Transformation Program costs and expenses, and costs incurred related to the pending Revlon Merger, as listed in the footnotes above is as follows:

	Fiscal Quarter Ended
(Amounts in millions)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
2016 Business Transformation Program:
Inventory costs	$2.1	$0.5	$0.6	$3.3
Restructuring and related transition expenses	2.0	1.8	6.0	5.1
Depreciation expense related to vacated leased space	0.2	0.1	0.1	0.1
Revlon Merger transaction costs	2.0	—	—	—
Total	$6.3	$2.4	$6.7	$8.5
	Fiscal Quarter Ended
(Amounts in thousands except per share data)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Net sales(1)	$175,460	$191,653	$333,607	$270,378
Gross profit(2)	19,076	79,638	142,885	107,053
Loss from operations(3)	(96,113)	(27,372)	(48,115)	(17,525)
Net loss attributable to Elizabeth Arden common shareholders(4)	(108,691)	(35,061)	(56,778)	(45,796)
Loss per common share attributable to Elizabeth Arden common shareholders:
Basic and Diluted(4)	$(3.65)	$(1.18)	$(1.90)	$(1.54)
(1)	For the year ended June 30, 2015, net sales includes include $28.2 million of returns and markdowns under our 2014 Performance Improvement Plan primarily due to changes (i) our distribution strategy in China, (ii) pricing and distribution strategies for certain fragrance products, and (iii) other customer and distribution arrangements.
(2)	In addition to the returns and markdowns described above in Note 1 above, gross profit and loss from operations includes $53.2 million of inventory write-downs under our 2014 Performance Improvement Plan due primarily to changes in pricing and distribution strategies for certain fragrance products, and the discontinuation of certain products.
(3)	In addition to the items in Notes 1 and 2 above, loss from operations includes:
•	$13.2 million in expenses under the 2014 Performance Improvement Plan primarily comprised of $8.5 million of customer and vendor contract termination costs, $4.5 million of severance, other employee-related expenses and related transition costs associated with the reduction in global headcount positions, and $0.2 million in asset impairment charges;
•	$43.8 million in asset impairment charges primarily related to the write off of the Justin Bieber and Nicki Minaj licenses and other costs;

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	$2.4 million in expenses under the 2016 Business Transformation Program primarily comprised of $1.6 million of severance and other employee-related costs and approximately $0.8 million in lease termination costs; and
•	$0.2 million of debt extinguishment costs resulting from the December 2014 amendment to the Company’s Credit Facility.
(4)	Net loss includes items discussed in Notes 1, 2 and 3 above, as well as valuation allowances recorded as a non-cash charges to income tax expense, comprised of $51.9 million against the Company’s U.S. deferred tax assets and $6.9 million against the Company’s deferred taxes in certain foreign operations. Net loss also includes $20.2 million in accretion, recorded during the first quarter of fiscal 2015, for the change in redemption value related to the issuance of preferred stock

The breakout by fiscal quarter of the 2014 Performance Improvement Plan costs and expenses, product changeover costs and expenses, asset impairments, and restructuring and other expenses as listed in the footnotes above is as follows:

	Fiscal Quarter Ended
(Amounts in millions)	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
2014 Performance Improvement Plan:
Returns and markdowns	$13.2	$(0.3)	$12.6	$2.7
Inventory write-downs	48.3	0.3	4.6	—
Asset impairments and related charges	0.1	—	—	0.1
Restructuring and related transition expenses, and contract termination costs	4.1	0.2	5.4	3.3
Asset impairments	—	—	43.8	—
Restructuring expenses and lease termination costs	2.4
Debt extinguishment costs	—	—	0.2	—
Total	$68.1	$0.2	$66.6	$6.1

NOTE 21.   Segment Data and Related Information

Reportable operating segments, as defined by Codification Topic 280, Segment Reporting, include components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (the “Chief Executive”) in deciding how to allocate resources and in assessing performance. As a result of the similarities in the procurement, marketing and distribution processes for all of the Company’s products, much of the information provided in the consolidated financial statements is similar to, or the same as, that reviewed on a regular basis by the Chief Executive.

At June 30, 2016, the Company’s operations are organized into the following two operating segments, which also comprise the Company’s reportable segments:

•	North America - The North America segment sells the Company’s portfolio of owned, licensed and distributed brands, including the Elizabeth Arden products, to prestige retailers, mass retailers and distributors in the United States, Canada and Puerto Rico, and also includes the Company’s direct to consumer business, which is composed of the Elizabeth Arden branded retail outlet stores and the Company’s e-commerce business in North America. This segment also sells Elizabeth Arden products through the Red Door Spa beauty salons and spas which are owned and operated by a third party licensee in which the Company has a minority investment.
•	International - The International segment sells a portfolio of owned and licensed brands, including Elizabeth Arden products, to perfumeries, boutiques, department stores, travel retail outlets and distributors in approximately 120 countries outside of North America.

The Chief Executive evaluates segment profit based upon operating income, which represents earnings before income taxes, interest expense and depreciation and amortization charges. The accounting policies for

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

each of the reportable segments are the same as those described in Note 1- “General Information and Summary of Significant Accounting Policies.” The assets and liabilities of the Company are managed centrally and are reported internally in the same manner as the consolidated financial statements; thus, no additional information regarding assets and liabilities of the Company’s operating segments is produced for the Chief Executive or included herein.

Segment net sales and profit (loss) for the years ended June 30, 2015 and 2014, exclude returns and markdowns related to the 2014 Performance Improvement Plan. In addition, segment profit (loss) excludes depreciation and amortization, interest expense, debt extinguishment charges, and consolidation and elimination adjustments and unallocated corporate costs and expenses, which are shown in the table reconciling segment profit (loss) to consolidated (loss) income before income taxes. Included in unallocated corporate costs and expenses are (i) restructuring charges that are related to an announced plan, (ii) restructuring costs for corporate operations, (iii) costs and expenses related to the 2014 Performance Improvement Plan and the 2016 Business Transformation Program, including returns and markdowns, and (iv) costs related to the pending Revlon Merger. These expenses are recorded in unallocated corporate expenses as these items are centrally directed and controlled and are not included in internal measures of segment operating performance. The Company does not have any intersegment sales.

The following table is a comparative summary of the Company’s net sales and segment profit (loss) by operating segment for the fiscal years ending June 30, 2016, 2015 and 2014.

	Year Ended June 30,
(Amount in thousands)	2016	2015	2014
Segment Net Sales:
North America	$584,921	$606,599	$731,164
International	381,812	392,726	442,604
Total	$966,733	$999,325	$1,173,768
Reconciliation:
Segment Net Sales	$966,733	$999,325	$1,173,768
Less:
Unallocated sales returns and markdowns	—	28,227 (2)	9,464 (4)
Net Sales	$966,733	$971,098	$1,164,304
Segment Profit (Loss):
North America	$69,892	$40,633	$66,126
International	(43,690)	(40,553)	(34,972)
Total	$26,202	$80	$31,154
Reconciliation:
Segment Profit (Loss)	$26,202	$80	$31,154
Less:
Depreciation and Amortization	42,698	48,483	52,134
Interest Expense	29,905	29,626	25,825
Consolidation and Elimination Adjustments	965	(64)	(1,127)
Unallocated Corporate Costs and Expenses	23,470 (1)	141,025 (3)	44,686 (5)
(Loss) Income Before Income Taxes	$(70,836)	$(218,990)	$(90,364)
(1)	Amounts include $21.4 million in costs and expenses with respect to the Company’s 2016 Business Transformation Program, primarily comprised of $6.5 million of inventory costs related to the closing of the Company’s Brazilian affiliate, as well as changes in certain distribution and customer arrangements, and $14.9 million of severance and other employee-related expenses and related transition costs. In addition, fiscal 2016 amounts includes approximately $2.0 million for costs incurred related to the pending Revlon Merger.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)	Amounts represent $28.2 million of returns and markdowns under the Company’s 2014 Performance Improvement Plan primarily due to changes to (i) its distribution strategy in China, (ii) pricing and distribution strategies for certain fragrance products, and (iii) other customer and distribution arrangements.
(3)	In addition to the returns and markdowns described above in Note 2, amounts for the year ended June 30, 2015, include:
•	$66.4 million in costs and expenses under the 2014 Performance Improvement Plan comprised of $53.2 million of inventory write-downs under our 2014 Performance Improvement Plan primarily due to changes in pricing and distribution strategies for certain fragrance products and the discontinuation of certain products, $8.5 million of customer and vendor contract termination costs, $4.5 million of severance, other employee-related expenses and related transition costs associated with the reduction in global headcount positions, and $0.2 million in asset impairment charges;
•	$43.8 million in asset impairment charges primarily related to the write off of the Justin Bieber and Nicki Minaj licenses and other costs;
•	$2.4 million in expenses under the 2016 Business Transformation Program primarily comprised of $1.6 million of severance and other employee-related costs and approximately $0.8 million in lease termination costs; and
•	$0.2 million of debt extinguishment costs resulting from the December 2014 amendment to the Credit Facility.
(4)	Amounts represent $9.5 million of returns and markdowns under the 2014 Performance Improvement Plan related to the closing of the Company’s Puerto Rico affiliate, exiting of certain unprofitable doors, changes in customer relationships and non-renewal and expiration of certain fragrance license agreements.
(5)	In addition to the returns and markdowns described above in Note 4, amounts for the year ended June 30, 2014, include:
•	$46.4 million in costs and expenses under the 2014 Performance Improvement Plan comprised of $30.2 million of inventory write-downs under the 2014 Performance Improvement Plan due to the expiration, non-renewal and wind-down of fragrance license agreements and discontinuation of certain products, $9.7 million in asset impairments and related charges, primarily due to the non-renewal and expiration of fragrance license agreements, $6.0 million of severance and other employee-related expenses associated with the reduction in global headcount positions and $0.5 million of vendor contract termination costs;
•	$6.0 million of severance and other employee-related expenses and related transition costs incurred with respect to the Fall 2013 Staff Reduction; and
•	a credit of $17.2 million for the complete reversal of the remaining balance of the contingent liability for potential payments to Give Back Brands, LLC based on the Company’s determination during the second quarter of fiscal 2014 that it was not probable that the performance targets related to the Justin Bieber and Nicki Minaj licenses for fiscal years 2014 and 2015 would be met.

During the year ended June 30, 2016, the Company sold its products in approximately 120 countries outside the United States through its international affiliates and subsidiaries with operations headquartered in Geneva, Switzerland, and through third party distributors. The Company’s international operations are subject to certain risks, including political instability in certain regions of the world and diseases or other factors affecting customer purchasing patterns, economic and political consequences of terrorist attacks or the threat of such attacks and fluctuations in foreign exchange rates that could adversely affect its results of operations. See Item 1A – “Risk Factors.” The value of international assets is affected by fluctuations in foreign currency exchange rates. For a discussion of foreign currency translation, see Note 18.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s consolidated net sales by principal geographic areas and principal classes of products are summarized as follows:

	Year Ended June 30,
(Amounts in thousands)	2016	2015	2014
Net sales:
United States	$547,380	$556,418	$662,533
United Kingdom	65,643	58,628	66,155
Foreign (other than United Kingdom)	353,710	356,052	435,616
Total	$966,733	$971,098	$1,164,304
Classes of similar products (net sales):
Fragrance	$725,013	$736,804	$901,610
Skin care	191,341	183,176	203,833
Cosmetics	50,379	51,118	58,861
Total	$966,733	$971,098	$1,164,304

Information concerning consolidated long-lived assets for the U.S. and foreign operations is as follows:

	June 30,
(Amounts in thousands)	2016	2015
Long-lived assets
United States(1)	$303,443	$319,099
Foreign(2)	41,531	43,224
Total	$344,974	$362,323
(1)	Primarily exclusive brand licenses, trademarks and intangibles, net, and property and equipment, net.
(2)	Primarily property and equipment, net, and exclusive brand licenses, trademarks and intangibles, net.

Revlon Consumer Products Corporation

Offer to Exchange

$450,000,000 6.25% Senior Notes due 2024
(CUSIP Nos. 761519BE6 and U8000EAJ8)

for

$450,000,000 6.25% Senior Notes due 2024
(CUSIP No. 761519 BF3)
that have been registered under the Securities Act

PROSPECTUS

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers), a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.” In addition, until                , 2017, all dealers that effect transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers). This is in addition to the dealers’ obligation to deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) when acting as underwriters and with respect to their unsold allotments or subscriptions.

No person has been authorized to give any information or to make any representation other than those expressly contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

               , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Liability of Directors of Revlon Consumer Products Corporation

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), Article Sixth of the Restated Certificate of Incorporation of Revlon Consumer Products Corporation (“Products Corporation”) provides that no director of Products Corporation shall be personally liable to Products Corporation or its stockholders for monetary damages for any breach of his fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty to Products Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) pursuant to Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers of Products Corporation

Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such person’s conduct was unlawful. In actions or suits brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. A corporation may pay expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by or granted pursuant to Section 145 of the DGCL are not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in such capacity, and incurred or arising out of such persons’ status as such, whether or not the power to indemnify is provided by the statute.

Article Tenth of the Amended and Restated By-Laws of Products Corporation provides for indemnification of the officers and directors of Products Corporation to the fullest extent permitted by applicable law and allows

Products Corporation to purchase and maintain director and officer liability insurance on behalf of any person who is or was a director or officer of Products Corporation or such person who serves or served as a director, officer, employee or agent of another corporation, partnership or other enterprise at the request of Products Corporation.

Liability of Directors of the Guarantors

The Delaware Guarantors

Almay, Inc., Bari Cosmetics, Ltd., Beautyge Brands USA, Inc., Beautyge U.S.A., Inc., DF Enterprises, Inc., Elizabeth Arden (Financing) Inc., Elizabeth Arden International Holding, Inc., Elizabeth Arden Investments, LLC, Elizabeth Arden NM, LLC, Elizabeth Arden Travel Retail, Inc., Elizabeth Arden USC, LLC, FD Management, Inc., OPP Products, Inc., RDEN Management, Inc., Realistic Roux Professional Products Inc., Revlon Development Corp., Revlon Government Sales, Inc., Revlon International Corporation, Revlon Professional Holding Company LLC, RIROS Group Inc. and SinfulColors Inc. (collectively, the “Delaware Guarantors”) are organized under the laws of the state of Delaware.

Pursuant to Section 102(b)(7) of the DGCL:

1.	Article Sixth of the Certificates of Incorporation of Almay, Inc., Bari Cosmetics, Ltd., Beautyge Brands USA, Inc., OPP Products, Inc., Realistic Roux Professional Products Inc., Revlon Development Corp., RIROS Group Inc. and SinfulColors Inc. and Article Fifth of the Certificate of Incorporation of Revlon Government Sales, Inc. and Revlon International Corporation provide that no director shall be personally liable to the applicable corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for: (1) for any breach of the director’s duty of loyalty to the applicable corporation or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) pursuant to Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.
a.	Article Sixth of the Certificates of Incorporation of Bari Cosmetics, Ltd., OPP Products, Inc., Realistic Roux Professional Products Inc., Revlon Development Corp., RIROS Group Inc. and SinfulColors Inc. further provide that if the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the applicable corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.
2.	Article Eighth of the Certificate of Incorporation of Beautyge, U.S.A., Inc. and Article 9 of the Certificates of Incorporation of DF Enterprises, Inc., Elizabeth Arden (Financing), Inc., Elizabeth Arden International Holding, Inc., Elizabeth Arden Travel Retail, Inc., FD Management, Inc. and RDEN Management, Inc. provide that no director shall be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, as the same may be amended.

Pursuant to Section 18-1101(e) of the Delaware Liability Company Act (the “DLLCA”):

1.	Section 19 of the Limited Liability Company Agreements of Elizabeth Arden Investments, LLC, Elizabeth Arden NM, LLC and Elizabeth Arden USC, LLC provide that neither the member nor the officers (each, an “Indemnified Party”) of the applicable limited liability company shall be liable to the applicable limited liability company or to any other person or entity who has an interest in such company for any loss, damage or claim incurred by reason of any act or omission performed by or omitted by such Indemnified Party in good faith on behalf of the applicable limited liability company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by the corresponding Limited Liability Company Agreement, except that an Indemnified Party shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Party’s gross negligence or willful misconduct.
2.	The Limited Liability Company Agreement of Revlon Professional Holding Company LLC includes no comparable provisions limiting the liability of members or officers.

The New York Guarantors

Charles Revson Inc., North America Revsale Inc., RIROS Corporation and Roux Laboratories, Inc. (collectively, the “New York Guarantors”) are organized under the laws of the State of New York.

Pursuant to Section 402(b) of the New York Business Corporation Law (“NYBCL”):

1.	Article Sixth of the Certificate of Incorporation of Charles Revson Inc., Article Seventh of the Certificate of Incorporation of North America Revsale Inc. and Article Eighth of the Certificate of Incorporation of RIROS Corporation provide that the personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of Section 402(b) of the NYBCL.
2.	The Certificate of Incorporation of Roux Laboratories, Inc. includes no comparable provision limiting the liability of directors.

The California Guarantor

Creative Nail Design, Inc. is organized under the laws of the State of California.

Pursuant to Section 309 of the California Corporations Code (“CCC”), Article Fourth of the Articles of Incorporation of Creative Nail Design, Inc. provides that the liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Section 204 of the CCC limits the ability of a corporation to eliminate or limit the liability of directors as follows: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; (vi) under Section 310 of the CCC (pertaining to contracts in which a director has a material financial interest); or (vii) under Section 316 (where directors are subject to joint and several liability).

The Florida Guarantors

Elizabeth Arden, Inc. and Roux Properties Jacksonville, LLC are organized under the laws of Florida.

The Florida Business Corporation Act (“FBCA”) and the Florida Revised Limited Liability Company Act (“FRLLCA”), as applicable, generally provide that directors of a Florida corporation and managers of a Florida limited liability company are not personally liable for monetary damages to the corporation or limited liability company or any other person for any statement, vote, decision or failure to act regarding management or policy, unless the director or manager breached or failed to perform his or her duties as a director or manager and the director’s breach of or failure to perform those duties constitutes: (i) a violation of criminal law, unless the director or manager had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which the director or manager derived an improper personal benefit, either directly or indirectly; (iii) an unlawful distribution; (iv) in a proceeding by or in the right of the corporation or limited liability company or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or limited liability company (or a shareholder or member thereof), recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

The Illinois Guarantor

Art & Science, Ltd. is organized under the laws of Illinois. The Articles of Incorporation of Art & Science, Ltd. do not include any provision limiting the liability of directors.

Indemnification of Directors and Officers of the Guarantors

The provisions of the By-Laws of Products Corporation described above provide for indemnification for directors and officers of Products Corporation serving at the request of Products Corporation as director or officer of, or in other specified capacities in respect of, the Guarantors. In addition, the following indemnification provisions are applicable.

The Delaware Guarantors

The indemnification provisions of the DGCL described in “Indemnification of Directors and Officers of Products Corporation” above also relate to the directors and officers of each Delaware Guarantor that is a corporation.

Certificates of Incorporation.

1.	Article Sixth of the Certificate of Incorporation of Revlon Government Sales, Inc. provides that the corporation shall, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.
2.	Article 9 of the Certificates of Formation of DF Enterprises, Inc., Elizabeth Arden (Financing), Inc., Elizabeth Arden International Holding, Inc., Elizabeth Arden Travel Retail, Inc. and RDEN Management, Inc. provides that the applicable corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by the DGCL, as amended from time to time, or any successor provision of Delaware law.
3.	None of the other Delaware Guarantors that are corporations include comparable indemnity provisions in their respective certificates of incorporation.

Pursuant to Section 18-108 of the DLLCA, a Delaware limited liability company also may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Certificates of Formation.

By-Laws. Article X of the By-Laws of each Delaware Guarantor allows the applicable corporation to purchase and maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the applicable corporation or such person who serves or served as a director, officer, employee or agent of another corporation, partnership or other entity or enterprise at the request of the applicable corporation. Article X of the By-Laws of each Delaware Guarantor provides for indemnification of the officers and directors of the applicable corporation to the fullest extent permitted by applicable law.

The New York Guarantors

Section 722(a) of the NYBCL provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation, or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application, that the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

Section 723 of the NYBCL provides that an officer or director who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character set forth in Section 722 is entitled to indemnification as permitted in such section. Section 724 of the NYBCL permits a court to award the indemnification required by Section 722.

Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 402(b) of the NYBCL provides that a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for damages for any breach of duty in such capacity, except (i) liability of a director if a judgment or other final adjudication adverse to such director establishes that the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or (ii) liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the NYBCL.

The Certificates of Incorporation of Charles Revson Inc., North America Revsale Inc. and Roux Laboratories, Inc. provide that the personal liability of the directors is eliminated to the fullest extent permitted by Section 402(b) of the NYBCL. The Certificate of Incorporation of RIROS Corporation provides that the liability of any director and/or officer is limited to the fullest extent permitted by Section 402(b) of the NYBCL.

The By-Laws of each of the New York Guarantors contain provisions that provide for indemnification of its officers and directors in accordance with the NYBCL. The New York Guarantors are also each authorized under its By-Laws and the NYBCL to advance expenses incurred in defending a civil or criminal action or proceeding to a director or officer upon receipt of an undertaking by him to repay such expenses if it is ultimately determined that he is not entitled to indemnification.

Section 726 of the NYBCL permits, and the By-Laws of the New York Guarantors authorize, the purchase and maintenance of insurance to indemnify (1) the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the Sections of the NYBCL outlined above, (2) directors and officers in instances in which they may be indemnified by the corporation under such Sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under such Sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State superintendent of insurance, for a retention amount and for co-insurance.

The California Guarantor

Creative Nail Design, Inc. is organized under the laws of the State of California.

Section 317(b) of the CCC provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was a director or officer of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

Section 317(c) of the CCC provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 317(e) of the CCC provides that, except to the extent a director or officer has been successful on the merits in defense of a proceeding under subsections (b) and (c), any indemnification shall be made by the corporation only if authorized in the specific case, to the extent the director or officer has met the applicable standard of conduct set forth in subdivisions (b) or (c) or as otherwise set forth in the CCC.

Article Fifth of the Articles of Incorporation of Creative Nail Design, Inc. provides that the corporation may indemnify any person who is or was a director or officer of the corporation for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the directors or officers, or both, in excess of the indemnification otherwise permitted by Section 317 of the CCC, subject to the limits on such excess indemnification set forth in Section 204 of the CCC.

The By-Laws of Creative Nail Design, Inc. require the corporation to indemnify a director or officer of the corporation who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be, in or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The By-Laws of Creative Nail Design, Inc. also require the corporation to indemnify a director or officer who was or is a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be, in or not opposed to, the best interests of the corporation.

The By-Laws of Creative Nail Design, Inc. provide that indemnification be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in the By-Laws. Such determination shall be made: (i) if by the Board of Directors a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders (with the shares owned by the person to be indemnified not being entitled to vote thereon). To the extent a director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 317(i) of the CCC provides that a corporation may purchase and maintain insurance on behalf of a director of officer of the corporation against any liability asserted against or incurred by the director or officer in that capacity or arising out of the director’s or officer’s status as such, whether or not the corporation would have the power to indemnify the director or officer against that liability under this section.

The By-Laws of Creative Nail Design, Inc. provide that the corporation may purchase and maintain insurance on behalf of a person who is or was a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power or the obligation to indemnify such person against such liability under the By-Laws.

The Florida Guarantors

Elizabeth Arden, Inc. and Roux Properties Jacksonville, LLC (collectively, the “Florida Guarantors”) are organized under the laws of the State of Florida.

The FBCA and FRLLCA provide that a Florida corporation or limited liability company has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), because he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The FBCA and FRLLCA further provide that a Florida corporation or limited liability company has the power to indemnify any person who was or is a party to any proceeding by or in the right of the company to procure a judgment in its favor because that person is or was a director, officer, employee, member, manager, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, member, manager or agent of another corporation, limited liability company, partnership, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors of the corporation or the members or manager of the limited liability company, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification is authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification with regard to a proceeding by or in the right of the corporation is to be made in respect of any claim, issue or matter as to which such person has been found liable unless, and only to the extent that, the court in which the proceeding was brought, or any other court of competent jurisdiction, determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Elizabeth Arden, Inc.'s Second Amended and Restated By-Laws provide that the Company may indemnify all persons who are officers or directors of the corporation or serving at the request of the corporation in the position of a director, officer, trustee, partner, agent or employee of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent authorized under the FBCA. Similarly, the Operating Agreement of Roux Properties Jacksonville, LLC indemnifies the agents, directors, employees, managers, officers and representatives of the company to the fullest extent authorized under the FRLLCA.

The Illinois Guarantor

Art & Science, Ltd. is organized under the laws of Illinois.

Section 8.75 of the Illinois Business Corporation Act of 1983 (the “ILBCA”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding: (i) if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation.

Section 8.75(f) of the ILBCA further provides that the indemnification and advancement of expenses provided by or granted under Section 8.75 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

The By-Laws of Art & Science, Ltd. contain provisions that provide for indemnification of its officers and directors in accordance with the ILBCA. Art & Science, Ltd. is also authorized under the ILBCA and its By-Laws to advance expenses incurred in defending a civil or criminal action, suit or proceeding to a director or officer in advance of the final disposition of such action, suit or proceeding, as authorized by the Board of Directors in the specific case, upon a receipt of an undertaking by him or her to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified as provided in the ILBCA and the By-Laws of Art & Science, Ltd.

In addition, Section 8.75(g) of the ILBCA permits, and the By-Laws of Art & Science, Ltd. authorize, Art & Science, Ltd. to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 8.75 of the ILBCA or the By-Laws of Art & Science, Ltd.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
Exhibit Number	Description
3.1
Restated Certificate of Incorporation of Revlon Consumer Products Corporation, a Delaware corporation (“Products Corporation”), dated May 13, 2004 (incorporated by reference to Exhibit 3.1 to Products Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed with the SEC on May 17, 2004.

3.2
Amended and Restated By-Laws of Products Corporation dated as of May 1, 2009 (incorporated by reference to Exhibit 3.1 to Products Corporation’s Current Report on Form 8-K filed with the SEC on April 29, 2009).

3.3	Certificate of Incorporation of Almay, Inc., a Delaware corporation, dated as of July 1, 1993 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.4	By-Laws of Almay, Inc., dated as of July 6, 1993 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.5*	Articles of Incorporation of Art & Science, Ltd., an Illinois corporation, dated as of June 19, 1998, as amended August 7, 1998

3.6*	By-Laws of Art & Science, Ltd.

3.7
Certificate of Incorporation of Bari Cosmetics, Ltd., a Delaware corporation, dated as of June 12, 2012, as amended July 6, 2012 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.8	By-Laws of Bari Cosmetics, Ltd. (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.9*	Certificate of Incorporation of Beautyge Brands USA, Inc., a Delaware corporation, dated as of March 15, 1996, as amended December 9, 1996 and December 21, 2009.

3.10*	By-Laws of Beautyge Brands USA, Inc.

3.11*	Certificate of Incorporation of Beautyge U.S.A., Inc., a Delaware corporation, dated as of February 4, 2000, as amended February 29, 2000, March 22, 2000 and August 14, 2014.

3.12*	By-Laws of Beautyge U.S.A., Inc.

3.13
Restated Certificate of Incorporation of Charles Revson Inc., a New York corporation, dated as of February 20, 2002, as amended October 10, 2003 and January 26, 2016 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.14	By-Laws of Charles Revson Inc., dated as of December 15, 1993 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.15*	Restated Articles of Incorporation of Creative Nail Design, Inc., a California corporation, dated as of June 23, 1986, as amended August 15, 1988.

3.16*	By-Laws of Creative Nail Design, Inc.

3.17
Restated Certificate of Incorporation of North America Revsale Inc., a New York corporation, dated as of February 12, 2002, as amended October 14, 2003 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

Exhibit Number	Description
3.18	By-Laws of North America Revsale Inc., dated as of December 15, 1993 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.19
Certificate of Incorporation of OPP Products, Inc., a Delaware corporation, dated as of December 9, 2010 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.20	By-Laws of OPP Products, Inc. (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.21*	Certificate of Incorporation of Realistic Roux Professional Products Inc., a Delaware corporation, dated as of October 7, 2014.

3.22*	By-Laws of Realistic Roux Professional Products Inc.

3.23
Certificate of Incorporation of Revlon Development Corp., a Delaware corporation, dated as of November 1, 2002 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.24	By-Laws of Revlon Development Corp., dated as of November 12, 2002 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.25
Restated Certificate of Incorporation of Revlon Government Sales, Inc., a Delaware corporation, dated as of February 20, 2002 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.26	By-Laws of Revlon Government Sales, Inc. (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.27
Restated Certificate of Incorporation of Revlon International Corporation, a Delaware corporation, dated as of June 30, 2005 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.28	By-Laws of Revlon International Corporation, dated as of December 31, 1992 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.29*	Certificate of Formation of Revlon Professional Holding Company LLC, a Delaware limited liability company, dated as of March 2, 2000.

3.30*	Amended and Restated Limited Liability Company Agreement of Revlon Professional Holding Company LLC, dated as of March 30, 2000.

3.31
Certificate of Incorporation of RIROS Corporation, a New York corporation, dated as of October 28, 1993, as amended December 31, 1998 and October 14, 2013 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.32	By-Laws of RIROS Corporation, dated as of December 15, 1998 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.33
Certificate of Incorporation of RIROS Group Inc., a Delaware corporation, dated as of December 3, 1998 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.34	By-Laws of RIROS Group Inc., dated as of December 7, 1998 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

Exhibit Number	Description
3.35*	Certificate of Incorporation of Roux Laboratories, Inc., a New York corporation, dated as of January 28, 1946, as amended March 31, 1970, August 2, 1971, September 1, 1978 and June 4, 1992.

3.36*	By-Laws of Roux Laboratories, Inc., dated as of August 16, 1993.

3.37*	Certificate of Formation of Roux Properties Jacksonville, LLC, a Florida limited liability company, dated as of September 17, 2013.

3.38*	Operating Agreement of Roux Properties Jacksonville, LLC, dated as of September 17, 2013.

3.39
Certificate of Incorporation of SinfulColors, Inc., a Delaware corporation, dated as of December 9, 2010, as amended March 4, 2011 and April 18, 2012 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.40	By-Laws of SinfulColors, Inc. (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.41*	Certificate of Incorporation of DF Enterprises, Inc., a Delaware corporation, dated as of July 19, 2000.

3.42*	Bylaws of DF Enterprises, Inc.

3.43*	Second Amended and Restated Articles of Incorporation of Elizabeth Arden, Inc., a Florida corporation, dated as of September 7, 2016.

3.44*	Second Amended and Restated By-Laws of Elizabeth Arden, Inc., dated as of June 16, 2016.

3.45*	Certificate of Incorporation of Elizabeth Arden (Financing), Inc., a Delaware corporation, dated as of January 25, 2002.

3.46*	Bylaws of Elizabeth Arden (Financing), Inc.

3.47*	Certificate of Incorporation of Elizabeth Arden Travel Retail, Inc., a Delaware corporation, dated as of June 26, 2001, as amended August 7, 2002.

3.48*	By-Laws of Elizabeth Arden Travel Retail, Inc.

3.49*	Certificate of Incorporation of FD Management, Inc., a Delaware corporation, dated as of July 19, 2000.

3.50*	Bylaws of FD Management, Inc.

3.51*	Certificate of Incorporation of RDEN Management, Inc., a Delaware corporation, dated as of January 25, 2002.

3.52*	Bylaws of RDEN Management, Inc.

3.53*	Certificate of Incorporation of Elizabeth Arden International Holding, Inc., a Delaware corporation, dated as of November 16, 2000, as amended June 14, 2001.

3.54*	Bylaws of Elizabeth Arden International Holding, Inc.

3.55*	Certificate of Formation of Elizabeth Arden Investments, LLC, a Delaware limited liability company, dated as of August 28, 2012.

Exhibit Number	Description
3.56*	Limited Liability Company Agreement of Elizabeth Arden Investments, LLC, dated as of August 28, 2012.

3.57*	Certificate of Formation of Elizabeth Arden NM, LLC, a Delaware limited liability company, dated as of July 10, 2013.

3.58*	Limited Liability Company Agreement of Elizabeth Arden NM, LLC, dated as of July 10, 2013.

3.59*	Certificate of Formation of Elizabeth Arden USC, LLC, a Delaware limited liability company, dated as of June 27, 2013.

3.60*	Limited Liability Company Agreement of Elizabeth Arden USC, LLC, dated as of June 26, 2013.

4.1
Escrow Agreement, dated as of August 4 2016, by and among Revlon Escrow Corporation, U.S. Bank National Association, as trustee, and Citibank, N.A., as escrow agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on August 5, 2016 (the “August 2016 Form 8-K”)).

4.2	Indenture, dated as of August 4, 2016, by and among Revlon Escrow Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to the August 2016 Form 8-K).

4.3
First Supplemental Indenture, dated as of September 7, 2016, by and among Products Corporation, the guarantors party thereto and U.S. National Bank Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on September 9, 2016 (the “September 2016 Form 8-K”).

4.4
Registration Rights Agreement, dated as of August 4, 2016, by and among Revlon Escrow Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as representatives of the initial purchasers (incorporated by reference to Exhibit 4.3 to the August 2016 Form 8-K).

4.5
Joinder to the Registration Rights Agreement, dated as of September 7, 2016, by and among Products Corporation, the guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as representatives of the initial purchasers (incorporated by reference to Exhibit 4.2 to the September 2016 Form 8-K).

4.6
Indenture, dated as of February 8, 2013, among Products Corporation, certain subsidiaries of Products Corporation as guarantors thereto, and U.S. Bank National Association, as trustee, relating to Products Corporation’s 5.75% Senior Notes due 2021 (the “5.75% Senior Notes”) (incorporated by reference to Exhibit 4.3 to the Products Corporation Q1 2013 Form 10-Q).

4.7	Form of 5.75% Senior Notes (included in Exhibit 4.24) (incorporated by reference to Exhibit 4.4 to the Products Corporation Q1 2013 Form 10-Q).

4.8
Registration Rights Agreement, dated as of February 8, 2013, among Products Corporation, certain subsidiaries of Products Corporation and CGMI, as representative of the several initial purchasers of the 5.75% Senior Notes (incorporated by reference to Exhibit 4.5 to the Products Corporation Q1 2013 Form 10-Q).

4.9
Supplemental Indenture, dated as of February 8, 2013, among Products Corporation, Revlon, Inc. and certain subsidiaries of Products Corporation, as guarantors thereto, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.6 to the Products Corporation Q1 2013 Form 10-Q).

Exhibit Number	Description
4.10
Supplemental Indenture, dated as of January 21, 2014, among Products Corporation, Revlon, Inc. and certain subsidiaries of Products Corporation, as guarantors thereto, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.27 to the Products Corporation 2013 Form 10-K).

4.11
Third Supplemental Indenture, dated as of January 14, 2015, among Realistic Roux Professional Products Inc., Products Corporation, the Guarantors party thereto, and U.S Bank National Association (incorporated by reference to Exhibit 10.1 to Products Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, filed with the SEC on July 29, 2015 (the “Products Corporation Q2 2015 Form 10-Q”).

4.12
Fourth Supplemental Indenture, dated as of May 8, 2015, among RML, LLC, Products Corporation, the Guarantors defined in the Indenture, and U.S Bank National Association (incorporated by reference to Exhibit 10.2 to the Products Corporation Q2 2015 Form 10-Q).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to validity of the exchange notes and guarantees.

5.2*	Opinion of Akerman LLP as to validity of certain guarantees.

5.3*	Opinion of Lubin Olson & Niewiadomski LLP as to validity of certain guarantees.

5.4*	Opinion of Kirkland & Ellis LLP as to validity of certain guarantees.

10.1
Term Loan Agreement, dated as of September 7, 2016, by and among Products Corporation, Revlon, Inc. (solely for the purposes set forth therein), certain lenders party thereto and Citibank, N.A., as administrative agent and collateral agent (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on September 9, 2016)

10.2
Asset-Based Revolving Credit Agreement, dated as of September 7, 2016, by and among Products Corporation, certain local borrowing subsidiaries from time to time party thereto, Revlon, Inc. (solely for the purposes set forth therein), certain lenders and issuing lenders party thereto and Citibank, N.A., as administrative agent, collateral agent, issuing lender and swingline lender (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on September 9, 2016).

10.3
Term Loan Guarantee and Collateral Agreement, dated as of September 7, 2016, made by each of the signatories thereto in favor of Citibank, N.A., as collateral agent, for the benefit of the Secured Parties under the Term Loan Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on September 9, 2016).

10.4
Holdings Term Loan Guarantee and Pledge Agreement, dated as of September 7, 2016, made by Revlon, Inc. in favor of Citibank, N.A., as collateral agent, for the benefit of the Secured Parties under the Term Loan Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on September 9, 2016).

10.5
ABL Guarantee and Collateral Agreement, dated as of September 7, 2016, made by each of the signatories thereto in favor of Citibank, N.A., as collateral agent, for the benefit of the Secured Parties under the Asset-Based Revolving Credit Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on September 9, 2016).

Exhibit Number	Description
10.6
Holdings ABL Guarantee and Pledge Agreement, dated as of September 7, 2016, made by Revlon, Inc. in favor of Citibank, N.A., as collateral agent, for the benefit of the Secured Parties under the Asset-Based Revolving Credit Agreement (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on September 9, 2016).

10.7
ABL Intercreditor Agreement, dated as of September 7, 2016, among Citibank, N.A., as ABL Agent, Citibank, N.A., as Initial Term Loan Agent, Revlon, Inc., Products Corporation, each subsidiary listed therein or that becomes a party thereto and each Other Term Loan Agent from time to time party thereto (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on September 9, 2016).

10.8
Preferred Stock Repurchase and Warrant Cancellation Agreement, dated June 16, 2016, by and among Revlon, Inc., Products Corporation, RR Transaction Corp., Elizabeth Arden, Inc., Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on June 17, 2016 (the “June 2016 Form 8-K”)).

10.9
Support Agreement, dated June 16, 2016, by and among Revlon, Inc., Products Corporation, RR Transaction Corp., Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P. (incorporated by reference to Exhibit 10.2 to the June 2016 Form 8-K).

10.10	Support Agreement, dated June 16, 2016, by and among Revlon, Inc., Products Corporation, RR Transaction Corp. and E. Scott Beattie (incorporated by reference to Exhibit 10.3 to the June Form 8-K).

10.11
Employment Agreement, dated as of March 27, 2016, between Products Corporation and Fabian T. Garcia (incorporated by reference to Exhibit 10.1 to Revlon, Inc.’s Form 8-K filed with the SEC on March 28, 2016 (the “March 2016 Form 8-K”)).

10.12	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.2 to the March 2016 Form 8-K).

10.13	Revlon Amended and Restated Executive Incentive Compensation Plan, dated March 24, 2016 (incorporated by reference to Exhibit 10.3 to the March 2016 Form 8-K).

10.14
Employment Agreement, dated as of April 12, 2016, between Products Corporation and Juan R. Figuereo (incorporated by reference to Exhibit 10.1 to Revlon, Inc.’s Form 8-K filed with the SEC on March 4, 2016).

10.15
Transition and Separation Agreement and Release dated March 1, 2016 between Products Corporation and Lorenzo Delpani (incorporated by reference to Exhibit 10.1 to Revlon, Inc.’s Form 8-K filed with the SEC on March 4, 2016).

10.16
Amendment, dated April 21, 2016, to the Transition and Separation Agreement and Release between Products Corporation and Lorenzo Delpani (incorporated by reference to Exhibit 10.1 to Revlon, Inc.’s form 8-K filed with the SEC on April 22, 2016).

10.18
Administrative Letter Agreement in connection with the Amended and Restated Senior Subordinated Term Loan Agreement, dated as of April 30, 2012, by and among Products Corporation, as the borrower, MacAndrews & Forbes, as the initial lender and Citibank, N.A., as the administrative agent for the Old Non-Contributed Loan (incorporated by reference to Exhibit 10.2 to the Products Corporation May 1, 2012 Form 8-K).

Exhibit Number	Description
10.19
Tax Sharing Agreement, dated as of June 24, 1992, among MacAndrews & Forbes, Revlon, Inc., Products Corporation and certain subsidiaries of Products Corporation, as amended and restated as of January 1, 2001 (incorporated by reference to Exhibit 10.2 to Products Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the SEC on February 25, 2002).

10.20
Tax Sharing Agreement, dated as of March 26, 2004, by and among Revlon, Inc., Products Corporation and certain subsidiaries of Products Corporation (incorporated by reference to Exhibit 10.25 to Products Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 filed with the SEC on May 17, 2004).

10.21
Amended and Restated Employment Agreement, dated as of December 12, 2014, by and between Products Corporation and Lorenzo Delpani (incorporated by reference to Exhibit 10.9 to Revlon, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 12, 2015 (the “Revlon, Inc. 2014 Form 10-K”).

10.22	Employment Agreement, dated as of October 9, 2014, between Products Corporation and Gianni Pieraccioni (incorporated by reference to Exhibit 10.11 to the Revlon, Inc. 2014 Form 10-K).

10.23
First Amendment to Employment Agreement between Products Corporation and Gianni Pieraccioni, dated as of February 26, 2016 (incorporated by reference to Exhibit 10.7 to Revlon, Inc.’s Annual Report on Form 10-K filed for the fiscal year ended December 31, 2015 filed with the SEC on February 26, 2016.

10.24
Amended and Restated Employment Agreement, dated as of July 28, 2015, between Products Corporation and Roberto Simon (incorporated by reference to Exhibit 10.3 to Revlon, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 filed with the SEC on July 29, 2015).

10.25
Separation Agreement, dated as of November 3, 2015, between Products Corporation and Roberto Simon (incorporated by reference to Exhibit 10.1 to Revlon, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015 filed with the SEC on November 4, 2015).

10.26
Fourth Amended and Restated Revlon, Inc. Stock Plan (as amended, the “Stock Plan”) (incorporated by reference to Annex A to Revlon, Inc.’s Definitive Information Statement on Schedule 14C filed with the SEC on July 3, 2014).

10.27	Form of Restricted Stock Agreement under the Stock Plan (incorporated by reference to Exhibit 10.3 to the Revlon, Inc. Q3 2014 Form 10-Q).

10.28	Revlon Executive Incentive Compensation Plan (incorporated by reference to Annex C to Revlon, Inc.’s Annual Proxy Statement on Schedule 14A filed with the SEC on April 21, 2015).

10.29
Amended and Restated Revlon Pension Equalization Plan, amended and restated as of December 14, 1998 (the “PEP”) (incorporated by reference to Exhibit 10.15 to Revlon, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC on March 3, 1999).

10.30	Amendment to the PEP, dated as of May 28, 2009 (incorporated by reference to Exhibit 10.13 to the Revlon, Inc. 2009 Form 10-K).

10.31
Executive Supplemental Medical Expense Plan Summary, dated July 2000 (incorporated by reference to Exhibit 10.10 to Revlon, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 21, 2003).

Exhibit Number	Description
10.32
Benefit Plans Assumption Agreement, dated as of July 1, 1992, by and among Revlon Holdings, Revlon, Inc. and Products Corporation (incorporated by reference to Exhibit 10.25 to Products Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992 filed with the SEC on March 12, 1993).

10.33
Revlon Executive Severance Pay Plan (incorporated by reference to Exhibit 10.2 to Revlon, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 filed with the SEC on April 30, 2009).

12.1*	Statement regarding Computation of Ratios.

21.1*	List of Subsidiaries of Revlon Consumer Products Corporation.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).

23.4*	Consent of Akerman LLP (included in Exhibit 5.2 to this Registration Statement).

23.5*	Consent of Lubin Olson & Niewiadomski LLP (included in Exhibit 5.3 to this Registration Statement).

23.6*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.4 to this Registration Statement).

24.1*	Powers of Attorney (included on signature pages of this Part II).

25.1*	Statement of Eligibility on Form T-1 of Trustee.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Clients.

99.4*	Form of Letter to Registered Holders.

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase

101.DEF*	XBRL Taxonomy Extension Definition Linkbase

101.LAB*	XBRL Taxonomy Extension Label Linkbase

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase
*	Filed herewith

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 20, 2016.

REVLON CONSUMER PRODUCTS CORPORATION

By:	/s/ Michael T. Sheehan
	Name:	Michael T. Sheehan
	Title:	Senior Vice President, Deputy General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Mitra Hormozi or Michael T. Sheehan or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 20th day of October 2016.

Signature	Title

/s/ Ronald O. Perelman	Chairman of the Board of Directors
Ronald O. Perelman

/s/ Fabian T. Garcia	President, Chief Executive Officer and Director (Principal Executive Officer)
Fabian T. Garcia

/s/ Juan Figuereo	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Juan Figuereo

/s/ Siobhan Anderson	Senior Vice President, Chief Accounting Officer, Corporate Controller, Treasurer and Investor Relations (Principal Accounting Officer)
Siobhan Anderson

/s/ Alan S. Bernikow	Director
Alan S. Bernikow

/s/ Viet D. Dinh	Director
Viet D. Dinh

/s/ Barry F. Schwartz	Director
Barry F. Schwartz

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 20, 2016.

ALMAY, INC.
BARI COSMETICS, LTD.
CHARLES REVSON INC.
OPP PRODUCTS, INC.
REVLON DEVELOPMENT CORP.
REVLON GOVERNMENT SALES, INC.
REVLON INTERNATIONAL CORPORATION
RIROS CORPORATION
RIROS GROUP INC.
ROUX PROPERTIES JACKSONVILLE, LLC
SINFULCOLORS INC.
DF ENTERPRISES, INC.
ELIZABETH ARDEN (FINANCING), INC.
ELIZABETH ARDEN, INC.
ELIZABETH ARDEN INTERNATIONAL HOLDING, INC.
ELIZABETH ARDEN TRAVEL RETAIL, INC.
FD MANAGEMENT, INC.
RDEN MANAGEMENT, INC.

By:	/s/ Michael T. Sheehan
	Name:	Michael T. Sheehan
	Title:	Vice President and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Mitra Hormozi, Yossi Almani or Michael T. Sheehan or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 20th day of October 2016.

Signature	Title

/s/ Fabian T. Garcia	President (Principal Executive Officer)
Fabian T. Garcia

/s/ Juan Figuereo	Vice President (Principal Financial Officer)
Juan Figuereo

Signature	Title

/s/ Siobhan Anderson	Vice President, Treasurer and Controller (Principal Accounting Officer)
Siobhan Anderson

/s/ Mitra Hormozi	Director and Vice President
Mitra Hormozi

/s/ Michael T. Sheehan	Director, Vice President and Secretary
Michael T. Sheehan

/s/ Yossi Almani	Director, Vice President and Assistant Secretary
Yossi Almani

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 20, 2016.

ART & SCIENCE, LTD. BEAUTYGE BRANDS USA, INC. BEAUTYGE U.S.A., INC. CREATIVE NAIL DESIGN, INC. REALISTIC ROUX PROFESSIONAL PRODUCTS INC. ROUX LABORATORIES, INC.

By:	/s/ Michael T. Sheehan
	Name:	Michael T. Sheehan
	Title:	Vice President and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Mitra Hormozi, Yossi Almani or Michael T. Sheehan or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 20th day of October 2016.

Signature	Title

/s/ Sennen Pamich	President (Principal Executive Officer)
Sennen Pamich

/s/ Juan Figuereo	Vice President (Principal Financial Officer)
Juan Figuereo

/s/ Siobhan Anderson	Vice President and Controller (Principal Accounting Officer)
Siobhan Anderson

/s/ Mitra Hormozi	Director and Vice President
Mitra Hormozi

/s/ Michael T. Sheehan	Director, Vice President and Secretary
Michael T. Sheehan

/s/ Yossi Almani	Director, Vice President and Assistant Secretary
Yossi Almani

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 20, 2016.

NORTH AMERICA REVSALE INC.

By:	/s/ Michael T. Sheehan
	Name:	Michael T. Sheehan
	Title:	Vice President and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Mitra Hormozi, Yossi Almani or Michael T. Sheehan or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 20th day of October 2016.

Signature	Title

/s/ John Collier	President (Principal Executive Officer)
John Collier

/s/ Juan Figuereo	Vice President (Principal Financial Officer)
Juan Figuereo

/s/ Siobhan Anderson	Vice President, Treasurer and Controller (Principal Accounting Officer)
Siobhan Anderson

/s/ Mitra Hormozi	Director and Vice President
Mitra Hormozi

/s/ Michael T. Sheehan	Director, Vice President and Secretary
Michael T. Sheehan

/s/ Yossi Almani	Director, Vice President and Assistant Secretary
Yossi Almani

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 20, 2016.

REVLON PROFESSIONAL HOLDING COMPANY LLC

By:	/s/ Michael T. Sheehan
	Name:	Michael T. Sheehan
	Title:	Vice President and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Mitra Hormozi, Yossi Almani or Michael T. Sheehan or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 20th day of October 2016.

Signature	Title

/s/ Fabian Garcia	President (Principal Executive Officer)
Fabian Garcia

/s/ Juan Figuereo	Vice President (Principal Financial Officer)
Juan Figuereo

/s/ Siobhan Anderson	Vice President, Treasurer and Controller (Principal Accounting Officer)
Siobhan Anderson

/s/ Mitra Hormozi	Director and Vice President
Mitra Hormozi

/s/ Michael T. Sheehan	Director, Vice President and Secretary
Michael T. Sheehan

/s/ Steven Rosenthal	Director, Vice President and Assistant Secretary
Steven Rosenthal

/s/ Yossi Almani	Director, Vice President and Assistant Secretary
Yossi Almani

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 20, 2016.

ELIZABETH ARDEN INVESTMENTS, LLC ELIZABETH ARDEN NM, LLC ELIZABETH ARDEN USC, LLC

By:	ELIZABETH ARDEN, INC., the sole member
	Name:	Michael T. Sheehan
	Title:	Vice President and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Mitra Hormozi, Yossi Almani or Michael T. Sheehan or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 20th day of October 2016.

Signature	Title

/s/ Fabian Garcia	President (Principal Executive Officer)
Fabian Garcia

/s/ Juan Figuereo	Vice President (Principal Financial Officer)
Juan Figuereo

/s/ Siobhan Anderson	Vice President, Treasurer and Controller (Principal Accounting Officer)
Siobhan Anderson

EXHIBIT INDEX

Exhibit Number	Description
3.1
Restated Certificate of Incorporation of Revlon Consumer Products Corporation, a Delaware corporation (“Products Corporation”), dated May 13, 2004 (incorporated by reference to Exhibit 3.1 to Products Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed with the SEC on May 17, 2004.

3.2
Amended and Restated By-Laws of Products Corporation dated as of May 1, 2009 (incorporated by reference to Exhibit 3.1 to Products Corporation’s Current Report on Form 8-K filed with the SEC on April 29, 2009).

3.3	Certificate of Incorporation of Almay, Inc., a Delaware corporation, dated as of July 1, 1993 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.4	By-Laws of Almay, Inc., dated as of July 6, 1993 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.5*	Articles of Incorporation of Art & Science, Ltd., an Illinois corporation, dated as of June 19, 1998, as amended August 7, 1998

3.6*	By-Laws of Art & Science, Ltd.

3.7
Certificate of Incorporation of Bari Cosmetics, Ltd., a Delaware corporation, dated as of June 12, 2012, as amended July 6, 2012 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.8	By-Laws of Bari Cosmetics, Ltd. (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.9*	Certificate of Incorporation of Beautyge Brands USA, Inc., a Delaware corporation, dated as of March 15, 1996, as amended December 9, 1996 and December 21, 2009.

3.10*	By-Laws of Beautyge Brands USA, Inc.

3.11*	Certificate of Incorporation of Beautyge U.S.A., Inc., a Delaware corporation, dated as of February 4, 2000, as amended February 29, 2000, March 22, 2000 and August 14, 2014.

3.12*	By-Laws of Beautyge U.S.A., Inc.

3.13
Restated Certificate of Incorporation of Charles Revson Inc., a New York corporation, dated as of February 20, 2002, as amended October 10, 2003 and January 26, 2016 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.14	By-Laws of Charles Revson Inc., dated as of December 15, 1993 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.15*	Restated Articles of Incorporation of Creative Nail Design, Inc., a California corporation, dated as of June 23, 1986, as amended August 15, 1988.

3.16*	By-Laws of Creative Nail Design, Inc.

3.17
Restated Certificate of Incorporation of North America Revsale Inc., a New York corporation, dated as of February 12, 2002, as amended October 14, 2003 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

Exhibit Number	Description
3.18	By-Laws of North America Revsale Inc., dated as of December 15, 1993 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.19
Certificate of Incorporation of OPP Products, Inc., a Delaware corporation, dated as of December 9, 2010 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.20	By-Laws of OPP Products, Inc. (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.21*	Certificate of Incorporation of Realistic Roux Professional Products Inc., a Delaware corporation, dated as of October 7, 2014.

3.22*	By-Laws of Realistic Roux Professional Products Inc.

3.23
Certificate of Incorporation of Revlon Development Corp., a Delaware corporation, dated as of November 1, 2002 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.24	By-Laws of Revlon Development Corp., dated as of November 12, 2002 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.25
Restated Certificate of Incorporation of Revlon Government Sales, Inc., a Delaware corporation, dated as of February 20, 2002 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.26	By-Laws of Revlon Government Sales, Inc. (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.27
Restated Certificate of Incorporation of Revlon International Corporation, a Delaware corporation, dated as of June 30, 2005 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.28	By-Laws of Revlon International Corporation, dated as of December 31, 1992 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.29*	Certificate of Formation of Revlon Professional Holding Company LLC, a Delaware limited liability company, dated as of March 2, 2000.

3.30*	Amended and Restated Limited Liability Company Agreement of Revlon Professional Holding Company LLC, dated as of March 30, 2000.

3.31
Certificate of Incorporation of RIROS Corporation, a New York corporation, dated as of October 28, 1993, as amended December 31, 1998 and October 14, 2013 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.32	By-Laws of RIROS Corporation, dated as of December 15, 1998 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.33
Certificate of Incorporation of RIROS Group Inc., a Delaware corporation, dated as of December 3, 1998 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.34	By-Laws of RIROS Group Inc., dated as of December 7, 1998 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

Exhibit Number	Description
3.35*	Certificate of Incorporation of Roux Laboratories, Inc., a New York corporation, dated as of January 28, 1946, as amended March 31, 1970, August 2, 1971, September 1, 1978 and June 4, 1992.

3.36*	By-Laws of Roux Laboratories, Inc., dated as of August 16, 1993.

3.37*	Certificate of Formation of Roux Properties Jacksonville, LLC, a Florida limited liability company, dated as of September 17, 2013.

3.38*	Operating Agreement of Roux Properties Jacksonville, LLC, dated as of September 17, 2013.

3.39
Certificate of Incorporation of SinfulColors, Inc., a Delaware corporation, dated as of December 9, 2010, as amended March 4, 2011 and April 18, 2012 (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.40	By-Laws of SinfulColors, Inc. (incorporated by reference to Products Corporation’s Form S-4 filed with the SEC on May 20, 2013).

3.41*	Certificate of Incorporation of DF Enterprises, Inc., a Delaware corporation, dated as of July 19, 2000.

3.42*	Bylaws of DF Enterprises, Inc.

3.43*	Second Amended and Restated Articles of Incorporation of Elizabeth Arden, Inc., a Florida corporation, dated as of September 7, 2016.

3.44*	Second Amended and Restated By-Laws of Elizabeth Arden, Inc., dated as of June 16, 2016.

3.45*	Certificate of Incorporation of Elizabeth Arden (Financing), Inc., a Delaware corporation, dated as of January 25, 2002.

3.46*	Bylaws of Elizabeth Arden (Financing), Inc.

3.47*	Certificate of Incorporation of Elizabeth Arden Travel Retail, Inc., a Delaware corporation, dated as of June 26, 2001, as amended August 7, 2002.

3.48*	By-Laws of Elizabeth Arden Travel Retail, Inc.

3.49*	Certificate of Incorporation of FD Management, Inc., a Delaware corporation, dated as of July 19, 2000.

3.50*	Bylaws of FD Management, Inc.

3.51*	Certificate of Incorporation of RDEN Management, Inc., a Delaware corporation, dated as of January 25, 2002.

3.52*	Bylaws of RDEN Management, Inc.

3.53*	Certificate of Incorporation of Elizabeth Arden International Holding, Inc., a Delaware corporation, dated as of November 16, 2000, as amended June 14, 2001.

3.54*	Bylaws of Elizabeth Arden International Holding, Inc.

3.55*	Certificate of Formation of Elizabeth Arden Investments, LLC, a Delaware limited liability company, dated as of August 28, 2012.

Exhibit Number	Description
3.56*	Limited Liability Company Agreement of Elizabeth Arden Investments, LLC, dated as of August 28, 2012.

3.57*	Certificate of Formation of Elizabeth Arden NM, LLC, a Delaware limited liability company, dated as of July 10, 2013.

3.58*	Limited Liability Company Agreement of Elizabeth Arden NM, LLC, dated as of July 10, 2013.

3.59*	Certificate of Formation of Elizabeth Arden USC, LLC, a Delaware limited liability company, dated as of June 27, 2013.

3.60*	Limited Liability Company Agreement of Elizabeth Arden USC, LLC, dated as of June 26, 2013.

4.1
Escrow Agreement, dated as of August 4 2016, by and among Revlon Escrow Corporation, U.S. Bank National Association, as trustee, and Citibank, N.A., as escrow agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on August 5, 2016 (the “August 2016 Form 8-K”)).

4.2	Indenture, dated as of August 4, 2016, by and among Revlon Escrow Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to the August 2016 Form 8-K).

4.3
First Supplemental Indenture, dated as of September 7, 2016, by and among Products Corporation, the guarantors party thereto and U.S. National Bank Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on September 9, 2016 (the “September 2016 Form 8-K”).

4.4
Registration Rights Agreement, dated as of August 4, 2016, by and among Revlon Escrow Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as representatives of the initial purchasers (incorporated by reference to Exhibit 4.3 to the August 2016 Form 8-K).

4.5
Joinder to the Registration Rights Agreement, dated as of September 7, 2016, by and among Products Corporation, the guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as representatives of the initial purchasers (incorporated by reference to Exhibit 4.2 to the September 2016 Form 8-K).

4.6
Indenture, dated as of February 8, 2013, among Products Corporation, certain subsidiaries of Products Corporation as guarantors thereto, and U.S. Bank National Association, as trustee, relating to Products Corporation’s 5.75% Senior Notes due 2021 (the “5.75% Senior Notes”) (incorporated by reference to Exhibit 4.3 to the Products Corporation Q1 2013 Form 10-Q).

4.7	Form of 5.75% Senior Notes (included in Exhibit 4.24) (incorporated by reference to Exhibit 4.4 to the Products Corporation Q1 2013 Form 10-Q).

4.8
Registration Rights Agreement, dated as of February 8, 2013, among Products Corporation, certain subsidiaries of Products Corporation and CGMI, as representative of the several initial purchasers of the 5.75% Senior Notes (incorporated by reference to Exhibit 4.5 to the Products Corporation Q1 2013 Form 10-Q).

4.9
Supplemental Indenture, dated as of February 8, 2013, among Products Corporation, Revlon, Inc. and certain subsidiaries of Products Corporation, as guarantors thereto, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.6 to the Products Corporation Q1 2013 Form 10-Q).

Exhibit Number	Description
4.10
Supplemental Indenture, dated as of January 21, 2014, among Products Corporation, Revlon, Inc. and certain subsidiaries of Products Corporation, as guarantors thereto, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.27 to the Products Corporation 2013 Form 10-K).

4.11
Third Supplemental Indenture, dated as of January 14, 2015, among Realistic Roux Professional Products Inc., Products Corporation, the Guarantors party thereto, and U.S Bank National Association (incorporated by reference to Exhibit 10.1 to Products Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, filed with the SEC on July 29, 2015 (the “Products Corporation Q2 2015 Form 10-Q”).

4.12
Fourth Supplemental Indenture, dated as of May 8, 2015, among RML, LLC, Products Corporation, the Guarantors defined in the Indenture, and U.S Bank National Association (incorporated by reference to Exhibit 10.2 to the Products Corporation Q2 2015 Form 10-Q).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to validity of the exchange notes and guarantees.

5.2*	Opinion of Akerman LLP as to validity of certain guarantees.

5.3*	Opinion of Lubin Olson & Niewiadomski LLP as to validity of certain guarantees.

5.4*	Opinion of Kirkland & Ellis LLP as to validity of certain guarantees.

10.1
Term Loan Agreement, dated as of September 7, 2016, by and among Products Corporation, Revlon, Inc. (solely for the purposes set forth therein), certain lenders party thereto and Citibank, N.A., as administrative agent and collateral agent (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on September 9, 2016)

10.2
Asset-Based Revolving Credit Agreement, dated as of September 7, 2016, by and among Products Corporation, certain local borrowing subsidiaries from time to time party thereto, Revlon, Inc. (solely for the purposes set forth therein), certain lenders and issuing lenders party thereto and Citibank, N.A., as administrative agent, collateral agent, issuing lender and swingline lender (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on September 9, 2016).

10.3
Term Loan Guarantee and Collateral Agreement, dated as of September 7, 2016, made by each of the signatories thereto in favor of Citibank, N.A., as collateral agent, for the benefit of the Secured Parties under the Term Loan Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on September 9, 2016).

10.4
Holdings Term Loan Guarantee and Pledge Agreement, dated as of September 7, 2016, made by Revlon, Inc. in favor of Citibank, N.A., as collateral agent, for the benefit of the Secured Parties under the Term Loan Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on September 9, 2016).

10.5
ABL Guarantee and Collateral Agreement, dated as of September 7, 2016, made by each of the signatories thereto in favor of Citibank, N.A., as collateral agent, for the benefit of the Secured Parties under the Asset-Based Revolving Credit Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on September 9, 2016).

Exhibit Number	Description
10.6
Holdings ABL Guarantee and Pledge Agreement, dated as of September 7, 2016, made by Revlon, Inc. in favor of Citibank, N.A., as collateral agent, for the benefit of the Secured Parties under the Asset-Based Revolving Credit Agreement (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on September 9, 2016).

10.7
ABL Intercreditor Agreement, dated as of September 7, 2016, among Citibank, N.A., as ABL Agent, Citibank, N.A., as Initial Term Loan Agent, Revlon, Inc., Products Corporation, each subsidiary listed therein or that becomes a party thereto and each Other Term Loan Agent from time to time party thereto (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on September 9, 2016).

10.8
Preferred Stock Repurchase and Warrant Cancellation Agreement, dated June 16, 2016, by and among Revlon, Inc., Products Corporation, RR Transaction Corp., Elizabeth Arden, Inc., Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Revlon, Inc. filed with the SEC on June 17, 2016 (the “June 2016 Form 8-K”)).

10.9
Support Agreement, dated June 16, 2016, by and among Revlon, Inc., Products Corporation, RR Transaction Corp., Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P. (incorporated by reference to Exhibit 10.2 to the June 2016 Form 8-K).

10.10	Support Agreement, dated June 16, 2016, by and among Revlon, Inc., Products Corporation, RR Transaction Corp. and E. Scott Beattie (incorporated by reference to Exhibit 10.3 to the June Form 8-K).

10.11
Employment Agreement, dated as of March 27, 2016, between Products Corporation and Fabian T. Garcia (incorporated by reference to Exhibit 10.1 to Revlon, Inc.’s Form 8-K filed with the SEC on March 28, 2016 (the “March 2016 Form 8-K”)).

10.12	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.2 to the March 2016 Form 8-K).

10.13	Revlon Amended and Restated Executive Incentive Compensation Plan, dated March 24, 2016 (incorporated by reference to Exhibit 10.3 to the March 2016 Form 8-K).

10.14
Employment Agreement, dated as of April 12, 2016, between Products Corporation and Juan R. Figuereo (incorporated by reference to Exhibit 10.1 to Revlon, Inc.’s Form 8-K filed with the SEC on March 4, 2016).

10.15
Transition and Separation Agreement and Release dated March 1, 2016 between Products Corporation and Lorenzo Delpani (incorporated by reference to Exhibit 10.1 to Revlon, Inc.’s Form 8-K filed with the SEC on March 4, 2016).

10.16
Amendment, dated April 21, 2016, to the Transition and Separation Agreement and Release between Products Corporation and Lorenzo Delpani (incorporated by reference to Exhibit 10.1 to Revlon, Inc.’s form 8-K filed with the SEC on April 22, 2016).

10.18
Administrative Letter Agreement in connection with the Amended and Restated Senior Subordinated Term Loan Agreement, dated as of April 30, 2012, by and among Products Corporation, as the borrower, MacAndrews & Forbes, as the initial lender and Citibank, N.A., as the administrative agent for the Old Non-Contributed Loan (incorporated by reference to Exhibit 10.2 to the Products Corporation May 1, 2012 Form 8-K).

Exhibit Number	Description
10.19
Tax Sharing Agreement, dated as of June 24, 1992, among MacAndrews & Forbes, Revlon, Inc., Products Corporation and certain subsidiaries of Products Corporation, as amended and restated as of January 1, 2001 (incorporated by reference to Exhibit 10.2 to Products Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the SEC on February 25, 2002).

10.20
Tax Sharing Agreement, dated as of March 26, 2004, by and among Revlon, Inc., Products Corporation and certain subsidiaries of Products Corporation (incorporated by reference to Exhibit 10.25 to Products Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 filed with the SEC on May 17, 2004).

10.21
Amended and Restated Employment Agreement, dated as of December 12, 2014, by and between Products Corporation and Lorenzo Delpani (incorporated by reference to Exhibit 10.9 to Revlon, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 12, 2015 (the “Revlon, Inc. 2014 Form 10-K”).

10.22	Employment Agreement, dated as of October 9, 2014, between Products Corporation and Gianni Pieraccioni (incorporated by reference to Exhibit 10.11 to the Revlon, Inc. 2014 Form 10-K).

10.23
First Amendment to Employment Agreement between Products Corporation and Gianni Pieraccioni, dated as of February 26, 2016 (incorporated by reference to Exhibit 10.7 to Revlon, Inc.’s Annual Report on Form 10-K filed for the fiscal year ended December 31, 2015 filed with the SEC on February 26, 2016.

10.24
Amended and Restated Employment Agreement, dated as of July 28, 2015, between Products Corporation and Roberto Simon (incorporated by reference to Exhibit 10.3 to Revlon, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 filed with the SEC on July 29, 2015).

10.25
Separation Agreement, dated as of November 3, 2015, between Products Corporation and Roberto Simon (incorporated by reference to Exhibit 10.1 to Revlon, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015 filed with the SEC on November 4, 2015).

10.26
Fourth Amended and Restated Revlon, Inc. Stock Plan (as amended, the “Stock Plan”) (incorporated by reference to Annex A to Revlon, Inc.’s Definitive Information Statement on Schedule 14C filed with the SEC on July 3, 2014).

10.27	Form of Restricted Stock Agreement under the Stock Plan (incorporated by reference to Exhibit 10.3 to the Revlon, Inc. Q3 2014 Form 10-Q).

10.28	Revlon Executive Incentive Compensation Plan (incorporated by reference to Annex C to Revlon, Inc.’s Annual Proxy Statement on Schedule 14A filed with the SEC on April 21, 2015).

10.29
Amended and Restated Revlon Pension Equalization Plan, amended and restated as of December 14, 1998 (the “PEP”) (incorporated by reference to Exhibit 10.15 to Revlon, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC on March 3, 1999).

10.30	Amendment to the PEP, dated as of May 28, 2009 (incorporated by reference to Exhibit 10.13 to the Revlon, Inc. 2009 Form 10-K).

10.31
Executive Supplemental Medical Expense Plan Summary, dated July 2000 (incorporated by reference to Exhibit 10.10 to Revlon, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 21, 2003).

Exhibit Number	Description
10.32
Benefit Plans Assumption Agreement, dated as of July 1, 1992, by and among Revlon Holdings, Revlon, Inc. and Products Corporation (incorporated by reference to Exhibit 10.25 to Products Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 1992 filed with the SEC on March 12, 1993).

10.33
Revlon Executive Severance Pay Plan (incorporated by reference to Exhibit 10.2 to Revlon, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 filed with the SEC on April 30, 2009).

12.1*	Statement regarding Computation of Ratios.

21.1*	List of Subsidiaries of Revlon Consumer Products Corporation.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).

23.4*	Consent of Akerman LLP (included in Exhibit 5.2 to this Registration Statement).

23.5*	Consent of Lubin Olson & Niewiadomski LLP (included in Exhibit 5.3 to this Registration Statement).

23.6*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.4 to this Registration Statement).

24.1*	Powers of Attorney (included on signature pages of this Part II).

25.1*	Statement of Eligibility on Form T-1 of Trustee.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Clients.

99.4*	Form of Letter to Registered Holders.

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase

101.DEF*	XBRL Taxonomy Extension Definition Linkbase

101.LAB*	XBRL Taxonomy Extension Label Linkbase

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase
*	Filed herewith